Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-234614
and 234614-01

PROSPECTUS DATED JUNE 29, 2020

Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation

Limited Partnership Units of Brookfield Renewable Partners L.P.

(issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

This document is being furnished to you as a unitholder of Brookfield Renewable Partners L.P., which we refer to as BEP, in connection with the planned special distribution, which we refer to as the special distribution, by BEP to the holders of its non-voting limited partnership units, which we refer to as BEP units, of approximately 44.7 million class A exchangeable subordinate voting shares, which we refer to as BEPC exchangeable shares, of Brookfield Renewable Corporation, which we refer to as BEPC, a corporation incorporated under, and governed by, the laws of British Columbia. Each BEPC exchangeable share will be structured with the intention of providing an economic return equivalent to one BEP unit (subject to adjustment to reflect certain capital events). Each BEPC exchangeable share will be exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC). BEP may elect to satisfy its exchange obligation by acquiring such tendered BEPC exchangeable shares for an equivalent number of BEP units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEP). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. BEPC and BEP currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. It is expected that following completion of the special distribution each BEPC exchangeable share will receive identical dividends to the distributions paid on each BEP unit as more fully described in this document. BEP therefore expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and the combined business performance of BEP, BEPC and their respective subsidiaries as a whole, which we refer to throughout this document as the Brookfield Renewable group. BEPC’s initial operations will consist of renewable power assets in the United States, Brazil, and Colombia. Prior to the special distribution, BEPC will acquire certain of BEP’s subsidiaries that hold these assets (excluding a 10% interest in certain Brazilian and Colombian operations, which will continue to be held indirectly by BEP through its continued ownership of 10% of the common shares of BRP Bermuda Holdings I Limited, or LATAM Holdco). Following completion of the special distribution, BEPC will own and operate high-quality, long-life renewable power assets that sell electricity under contracts with creditworthy counterparties.

This document also relates to (i) the delivery of up to approximately 77.8 million BEP units to holders of BEPC exchangeable shares if BEPC or BEP elects to satisfy any exchange, redemption or acquisition of BEPC exchangeable shares by delivering BEP units pursuant to this document (including in connection with any liquidation, dissolution or winding up of BEPC) and (ii) the delivery by Brookfield Asset Management Inc., or BAM, as selling unitholder, of up to approximately 77.8 million BEP units to holders of BEPC exchangeable shares pursuant to the rights agreement between BAM and Wilmington Trust, National Association. BAM has agreed that, for up to seven years from the distribution date, in the event that BEPC or BEP has not satisfied an exchange of BEPC exchangeable shares in cash or by delivering BEP units, then BAM, as selling unitholder, will satisfy or cause to be satisfied by paying such cash amount or delivering such BEP units pursuant to this document. BEPC, BEP and BAM currently intend to satisfy any exchange, redemption or purchase of BEPC exchangeable shares, as applicable, through the delivery of BEP units.

On March 16, 2020, BEP, BEPC, Acquisition Sub, TerraForm Power and TerraForm Power NY Holdings, Inc. entered into an Agreement and Plan of Reorganization, or as it may be amended from time to time, the

Reorganization Agreement, pursuant to which BEP and BEPC have agreed to acquire all shares of Class A common stock, par value $0.01, of TerraForm Power not already owned by BEP and its affiliates, or the public TERP shares, on the terms and subject to the conditions set forth in the Reorganization Agreement, or the TERP acquisition. Pursuant to the Reorganization Agreement, each holder of public TERP shares will be entitled to receive for each public TERP share held by such holder as consideration a number of BEPC exchangeable shares equal to the adjusted exchange ratio or, at the election of such holder, BEP units, in each case as further adjusted to prevent dilution in accordance with the Reorganization Agreement plus any cash paid in lieu of fractional BEP units or BEPC exchangeable shares, as applicable. The adjusted exchange ratio will be determined by multiplying (x) 0.381 by (y) the sum of (i) the number (rounded, if necessary, to three decimal points) of BEPC exchangeable shares to be distributed with respect to each BEP unit upon the consummation of the special distribution and (ii) one. Because holders of BEP units are expected to receive one BEPC exchangeable share for every four BEP units in the special distribution, the adjusted exchange ratio is expected to be equal to 0.47625, in which case holders of public TERP shares will be entitled to receive 0.47625 of a BEPC exchangeable share or BEP unit per public TERP share. Holders of public TERP shares who do not make an election to receive BEP units will receive BEPC exchangeable shares. There is no limit on the number of shares of TERP common stock that may be exchanged for BEPC exchangeable shares or BEP units. The offer of BEPC exchangeable shares and BEP units in connection with the TERP acquisition will be made via a separate proxy statement/prospectus, and if successfully completed, is expected to close following the closing of the special distribution. However, the special distribution is not conditioned on the successful completion of the TERP acquisition.

The special distribution is not conditional on the completion of the TERP acquisition and will proceed in the event the TERP acquisition is not consummated. However, if all of the conditions to the TERP acquisition are satisfied, the intention is for the special distribution to close shortly following the TERP stockholders meeting and in any event on or about the business day prior to the completion of the TERP acquisition. In order to achieve this coordinated timing, the special distribution will be declared closer to the date of the TERP stockholders meeting, and the distribution record and payment date will be announced at that time.

BEP is a holding entity and its only substantial asset is its limited partnership interests in Brookfield Renewable Energy L.P., which we refer to as BRELP. Immediately prior to the special distribution, BEP will receive BEPC exchangeable shares through a distribution in specie by BRELP, which we refer to as the BRELP Distribution, of BEPC exchangeable shares to all the holders of its equity units (which does not include preferred partnership units). As a result of the BRELP Distribution, (i) BAM and its subsidiaries (other than entities within the Brookfield Renewable group), which we refer to as Brookfield, who has a current approximate 57% economic interest in BEP on a fully-exchanged basis, as indirect holder of redeemable partnership units of BRELP and the general partner interests in BRELP, will receive approximately 33.1 million BEPC exchangeable shares and (ii) BEP will receive approximately 44.7 million BEPC exchangeable shares, which it will subsequently distribute to unitholders of BEP pursuant to the special distribution. For the avoidance of doubt, this prospectus does not relate to an offering by Brookfield. Immediately following the special distribution, BEPC’s sole direct investment will be all of the issued and outstanding shares of BEP Subco Inc., which we refer to as Canada SubCo, which will indirectly hold a 90% interest in LATAM Holdco and a 100% interest in BEP Bermuda Holdings IV Limited, or Holdings IV, and Brookfield Power US Holding America Co., which we refer to as BPUSHA. Following the closing of the TERP acquisition, it is expected that BEPC will hold a 38% economic interest in TerraForm Power, assuming the TERP acquisition consideration consists solely of BEPC exchangeable shares. It is currently anticipated that immediately following the special distribution, (i) holders of BEP units (other than Brookfield and its affiliates) will hold approximately 42.8% of the issued and outstanding BEPC exchangeable shares (27.9% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares), (ii) Brookfield and its affiliates will hold approximately 57.2% of the issued and outstanding BEPC exchangeable shares (37.4% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares), and (iii) a subsidiary of BEP will own all of the issued and outstanding class B multiple voting shares, which we refer to as BEPC class B shares, which represent a 75% voting interest, and all of the issued and outstanding class C non-voting shares of BEPC, which we refer to as BEPC class C shares, which entitle BEP to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares and subject to the prior rights of holders of BEPC preferred shares. Holders of BEPC exchangeable shares are expected to hold an aggregate 25% voting interest in BEPC. Brookfield, through its ownership of BEPC exchangeable shares, will initially hold an approximate 14.3% voting interest in BEPC (9.3% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). Holders of BEPC exchangeable shares, excluding Brookfield, will initially hold an approximate 10.7% aggregate voting interest in BEPC (15.7% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). Together, Brookfield and Brookfield Renewable will hold an approximate 89.3% voting interest in BEPC (84.3% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). The holders of the BEPC exchangeable shares will be entitled to one vote for each BEPC exchangeable share held at all meetings of the shareholders of BEPC, except for meetings at which only holders of another specified class or series of shares of BEPC are entitled to vote separately as a class or series. The holders of the BEPC class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the BEPC exchangeable shares. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes. Holders of BEPC class C shares will have no voting rights. See “Description of BEPC Share Capital”.

Pursuant to the special distribution, holders of BEP units as of the record date for the special distribution, which we refer to as the distribution record date, will be entitled to receive one (1) BEPC exchangeable share for every four (4) BEP units held as of the distribution record date, provided that the special distribution will be subject to any applicable withholding tax and no holder will be entitled to receive any fractional interests in the BEPC exchangeable shares. BEP will publicly announce the distribution record date when the distribution record date has been determined. If all of the conditions to the TERP acquisition are satisfied, the distribution date for the special distribution, which we refer to as the distribution date, is expected to occur shortly following the TERP stockholders meeting and in any event on or about the business day prior to the completion of the TERP acquisition. Holders of BEP units who would otherwise be entitled to a fractional BEPC exchangeable share will receive a cash payment.

Holders of BEP units will not be required to pay for the BEPC exchangeable shares to be received upon completion of the special distribution or tender or surrender BEP units or take any other action in connection with the special distribution. Holders of BEP units are not being asked for a proxy in this document and are requested not to send a proxy in connection with this document. See “Questions and Answers Regarding the Special Distribution” for further details.

BEPC may, at any time and in its sole discretion, upon sixty (60) days’ prior written notice to holders of BEPC exchangeable shares, redeem all of the outstanding BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment to reflect certain capital events as described in more detail in this document). See “Description of BEPC Share Capital”.

In addition, wholly-owned subsidiaries of Brookfield will provide management services to BEPC pursuant to BEP’s existing Master Services Agreement, which we refer to as the BEP Master Services Agreement, which will be amended in connection with the completion of the special distribution. There will be no increase to the base management fee and incentive distribution fees currently paid by BEP to the Service Providers, though following completion of the special distribution, BEPC will be responsible for reimbursing BEP or its subsidiaries, as the case may be, for its proportionate share of the base management fee. See also “BEP and BEPC Relationship with Brookfield—Incentive Distributions”.

There is currently no public market for BEPC exchangeable shares. BEPC has applied to have the BEPC exchangeable shares listed on the New York Stock Exchange, or the NYSE, and the Toronto Stock Exchange, or the TSX, under the symbol “BEPC”. BEPC expects that trading of BEPC exchangeable shares will begin on a “when-issued” basis as early as one (1) trading day prior to the distribution record date and will continue up to and including the distribution date. “When-issued” trades generally settle within two (2) trading days after the distribution date. On or about the first trading day following the distribution date, any “when-issued” trading of BEPC exchangeable shares will end and “regular-way” trading will begin. The NYSE has conditionally authorized BEPC to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to BEPC fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to BEPC fulfilling all of the requirements of the TSX on or before September 21, 2020, including distribution of BEPC exchangeable shares to a minimum number of public shareholders.

In reviewing this document, you should carefully consider the matters described in the section entitled “Risk Factors ” beginning on page 41.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS INFORMATION IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities.

NOTICE TO INVESTORS

About this Document

In Canada, this document constitutes (i) a long-form prospectus of BEPC with respect to the BEPC exchangeable shares to be distributed in the special distribution and (ii) a short-form prospectus of BEP with respect to the BEP units to be issued or delivered in connection with the exchange, redemption or acquisition, if any, of BEPC exchangeable shares (including in connection with any liquidation, dissolution or winding up of BEPC). In the U.S., for purposes of the U.S. Securities Act, this document constitutes (i) a prospectus of BEPC with respect to the BEPC exchangeable shares to be distributed in the special distribution and (ii) a prospectus of BEP with respect to the BEP units to be issued or delivered in connection with the exchange, redemption or acquisition, if any, of BEPC exchangeable shares (including in connection with any liquidation, dissolution or winding up of BEPC).

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document, regardless of the time of delivery of this document. BEPC’s business, financial condition, results of operations and prospects could have changed since that date. BEPC expressly disclaims any duty to update this document, except as required by applicable law.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which, or from any person with respect to whom, it is unlawful to make any such offer in such jurisdiction.

FERC Restrictions

Some of BEPC’s U.S. operating subsidiaries are “public utilities” (as defined in the Federal Power Act, or “FPA”) and, therefore, subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission, or “FERC,” under the FPA. As a result, the FPA places certain restrictions and requirements on the transfer of an amount of BEPC’s voting securities sufficient to convey direct or indirect control over BEPC. See “Risk Factors—Risks Relating to the BEPC Exchangeable Shares”. As a result of the FPA and FERC’s regulations in respect of transfers of control, consistent with the requirements for blanket authorizations granted under or exemptions from FERC’s regulations, absent prior authorization by FERC, no investor will be permitted to receive an amount of BEPC exchangeable shares pursuant to the special distribution or TERP acquisition that would cause such investor and its affiliate and associate companies in aggregate to hold a 10% or more voting interest in BEPC.

Meaning of Certain References

Unless otherwise noted or the context otherwise requires, when used in this document, the term “BEPC” means Brookfield Renewable Corporation together with all of its subsidiaries. References to “Brookfield Renewable” mean BEP collectively with BRELP, the Holding Entities (but excluding BEPC) and the Operating Entities. References to “Brookfield Renewable group” mean, collectively, BEPC and Brookfield Renewable. Certain capitalized terms and phrases used in this document are defined in the “Glossary”. Words importing the singular number include the plural, and vice versa, and words importing any gender include all genders.

Unless otherwise noted or the context otherwise requires, the disclosure in this document assumes that (i) the special distribution has been completed and BEPC has acquired its operating subsidiaries from Brookfield Renewable, although BEPC will not acquire such subsidiaries until prior to the special distribution and (ii) the TERP acquisition has not been completed.

Historical Performance and Market Data

This document contains information relating to the Business as well as historical performance and market data for Brookfield Renewable and certain of its operating subsidiaries. When considering this data, you should bear in mind that historical results and market data may not be indicative of the future results that you should expect from BEPC or BEP.

Financial Information

The financial information contained or incorporated by reference in this document is presented in United States dollars and, with the exception of certain financial information relating to TerraForm Power and unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards, which we refer to as IFRS, as issued by the International Accounting Standards Board, or the IASB. The financial information relating to TerraForm Power contained or incorporated by reference herein has been prepared in accordance with U.S. generally accepted accounting principles, which we refer to as U.S. GAAP. Information prepared in accordance with IFRS may differ from financial information prepared in accordance with U.S. GAAP and therefore may not be comparable.

All figures are unaudited unless otherwise indicated. In this document, all references to “$” are to United States dollars, references to “C$” are to Canadian dollars, references to “R$” are to Brazilian real and references to “COP” are to Colombian pesos.

Use of Non-IFRS Measures

To measure performance, BEPC focuses on net income, an IFRS measure, as well as certain non-IFRS measures, including Funds from Operations, or FFO, and adjusted earnings before interest, taxes, depreciation, and amortization, or Adjusted EBITDA.

BEPC uses FFO to assess the performance of the business before the effects of certain cash items (e.g., acquisition costs and other typical non-recurring cash items) and certain non-cash items (e.g., deferred income taxes, depreciation, non-cash portion of non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, and other non-cash items) as these are not reflective of the performance of the underlying business. In this document, BEPC uses the revaluation approach in accordance with IAS 16, Property, Plant and Equipment, whereby depreciation is determined based on a revalued amount, thereby reducing comparability with BEPC’s peers who do not report under IFRS as issued by the IASB or who do not employ the revaluation approach to measuring property, plant and equipment. BEPC adds back deferred income taxes on the basis that it does not believe this item reflects the present value of the actual tax obligations that it expects to incur over its long-term investment horizon. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, BEPC’s definition of FFO may differ from the definition used by other organizations, as well as the definition of Funds from Operations used by the Real Property Association of Canada and the National Association of Real Estate Investment Trusts, Inc., or NAREIT, in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS.

BEPC uses Adjusted EBITDA to assess the performance of the Business before the effects of interest expense, income taxes, depreciation, management service costs, non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, distributions to preferred limited partners and other typical non-recurring items. BEPC adjusts for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. Adjusted EBITDA is therefore unlikely to be comparable to similar measures presented by other issuers and has limitations as an analytical tool.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the United States, Brazilian and Colombian Operations of BEP” for reconciliations of non-IFRS measures to the nearest IFRS measures.

Market Data and Industry Data

Market and industry data presented throughout, or incorporated by reference in, this document was obtained from third party sources, industry publications, and publicly available information, as well as industry and other data prepared by the Brookfield Renewable group on the basis of its collective knowledge of the Canadian, U.S. and international markets and economies (including estimates and assumptions relating to these markets and economies based on that knowledge). The Brookfield Renewable group believes that the market and economic data is accurate and that the estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness thereof. The accuracy and completeness of the market and economic data used throughout this document, or incorporated by reference herein, are not guaranteed and the Brookfield Renewable group does not make any representation as to the accuracy of such information. Although the Brookfield Renewable group believes it to be reliable, the Brookfield Renewable group has not independently verified any of the data from third party sources referred to or incorporated by reference in this document, analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic and other assumptions relied upon by such sources.

GLOSSARY

“Acquisition Sub” means 2252876 Alberta ULC, an unlimited liability corporation incorporated under the laws of Alberta and a wholly owned direct subsidiary of BEP;

“BAM” means Brookfield Asset Management Inc.;

“BAM Class A Shares” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“BCBCA” means the Business Corporations Act (British Columbia);

“BEP” means Brookfield Renewable Partners L.P.;

“BEPC” means Brookfield Renewable Corporation;

“BEPC articles” means the notice of articles and articles of BEPC;

“BEPC audit committee” means the audit committee of the BEPC board, as further described under “BEPC Governance—Corporate Governance Disclosure—Committees of the Board of Directors—BEPC Audit Committee”;

“BEPC board” means the board of directors of BEPC;

“BEPC class B shares” means the class B multiple voting shares in the capital of BEPC, as further described under “Description of BEPC Share Capital—BEPC Class B Shares”, and “BEPC class B share” means any one of them;

“BEPC class C shares” means the class C non-voting shares in the capital of BEPC, as further described under “Description of BEPC Share Capital—BEPC Class C Shares”, and “BEPC class C share” means any one of them;

“BEPC committees” means the BEPC audit committee and the BEPC nominating and governance committee;

“BEPC exchangeable shares” means the class A exchangeable subordinate voting shares in the capital of BEPC, as further described under “Description of BEPC’s Share Capital—BEPC Exchangeable Shares”, and “BEPC exchangeable share” means any one of them;

“BEPC nominating and governance committee” means the nominating and governance committee of the BEPC board, as further described under “BEPC Governance—Corporate Governance Disclosure—Committees of the Board of Directors—BEPC Nominating and Governance Committee”;

“BEPC notice” has the meaning ascribed thereto under “BEP and BEPC Relationship with Brookfield—Rights Agreement—Satisfaction of Secondary Exchange Rights”;

“BEPC pre-approval policy” means the written policy on auditor independence of the BEPC board;

“BEPC preferred shares” has the meaning ascribed thereto under “Description of BEPC Share Capital”;

“BEPC Voting Agreements” has the meaning ascribed thereto under “BEP and BEPC Relationship with Brookfield Renewable—BEPC Voting Agreements”;

“BEP Master Services Agreement” means the third amended and restated master services agreement dated as of May 11, 2020, among the Service Recipients, BRELP, Brookfield, the Service Providers and others, as amended;

“BEP Registration Rights Agreement” has the meaning ascribed thereto under “BEP and BEPC Relationship with Brookfield—BEP Registration Rights Agreement”;

“BEP’s Annual Report” means BEP’s annual report on Form 20-F for the fiscal year ended December 31, 2019, as amended (filed in Canada with the Canadian securities regulatory authorities in lieu of an annual information form), which includes BEP’s audited consolidated statements of financial position as of December 31, 2019 and December 31, 2018, and the related consolidated statements of income, comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2019, together with the reports thereon of the independent registered public accounting firm and management’s discussion and analysis of BEP as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019;

“BEP units” means BEP’s limited partnership units, and “BEP unit” means any one of them;

“BPUSHA” means Brookfield Power US Holding America Co.;

“BRELP” means Brookfield Renewable Energy L.P.;

“BRELP Class A Preferred Units” means the Class A preferred partnership units of BRELP;

“BRELP Distribution” means the distribution in specie by BRELP of BEPC exchangeable shares to all holders of its equity units (which does not include preferred partnership units) that occurs immediately prior to the special distribution;

“Brookfield” has the meaning ascribed thereto on the cover page of this document;

“Brookfield Accounts” means Brookfield and/or other Brookfield-sponsored vehicles, consortiums and/or partnerships (including private funds, joint ventures and similar arrangements);

“Brookfield Personnel” means the partners, members, shareholders, directors, officers and employees of Brookfield;

“Brookfield Relationship Agreement” means the amended and restated relationship agreement dated as of March 28, 2014, as amended from time to time, by, among others, BAM, BEP and BRELP;

“Brookfield Renewable” means BEP collectively with BRELP, the Holding Entities and the Operating Entities (but excluding BEPC);

“Brookfield Renewable group” means Brookfield Renewable, BEPC and their respective subsidiaries, including Acquisition Sub;

“Brookfield stockholders” means BBHC Orion Holdco L.P. and Orion U.S. Holdings 1 L.P., each an affiliate of Brookfield and a stockholder of TerraForm Power;

“Brookfield Trading Policy” has the meaning ascribed thereto under “BEPC Governance—Corporate Governance Disclosure—Personal Trading Policy”;

“BRPI” means Brookfield Renewable Power Inc.;

“BRPPE” means Brookfield Renewable Power Preferred Equity Inc.;

“Business” means the United States, Brazilian and Colombian operations of BEP to be acquired by BEPC immediately prior to the special distribution;

“Canada SubCo” means BEP Subco Inc.;

“cash bonus” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“CDS” means CDS Clearing and Depository Services Inc.;

“CEE Funds” means the Germany based asset manager that holds renewable energy funds targeting low risk renewable investments, which is a portfolio company of Brookfield;

“chair” means the chairperson of the BEPC board;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“collateral account” means the non-interest-bearing trust account established by Brookfield or its affiliates to be administered by the rights agent;

“combined company” means Brookfield Renewable group after giving effect to the TERP acquisition;

“conflicts management policy” has the meaning ascribed thereto under “BEP and BEPC Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties”;

“CRA” means the Canada Revenue Agency;

“customary rates” means the same or substantially similar services provided by Brookfield to one or more third parties;

“DGCL” means General Corporation Law of the State of Delaware;

“distribution date” has the meaning ascribed thereto on the cover page of this document;

“distribution record date” has the meaning ascribed thereto on the cover page of this document;

“DSU Allotment Price” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“DSUP” means the Deferred Share Unit Plan;

“DSUs” has the meaning ascribed thereto under “BEPC Executive Compensation—Cash Bonus and Long-Term Incentive Plans”;

“DTC” means the Depository Trust Company;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system at www.sec.gov;

“Equity Commitment Agreement” has the meaning ascribed thereto under “BEPC Relationship with Brookfield Renewable—Equity Commitment Agreement”;

“Escrow Company” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“Escrowed Shares” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“Escrowed Stock Plan” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“ESG” means environmental, social and governance;

“Ethics code” means the BEPC Code of Business Conduct and Ethics;

“Euro Holdco” means Brookfield BRP Europe Holdings (Bermuda) Limited;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“FERC” means the Federal Energy Regulatory Commission;

“FFO” means Funds from Operations;

“Finco” means Brookfield Renewable Partners ULC;

“forward-looking information” has the meaning ascribed thereto under “Special Note Regarding Forward-Looking Information”;

“FPA” means the Federal Power Act;

“Holding Entities” means LATAM Holdco, NA Holdco, Euro Holdco, Investco and any other direct or indirect wholly-owned subsidiary of BRELP created or acquired after the date of BRELP’s limited partnership agreement;

“Holdings IV” means BEP Bermuda Holdings IV Limited;

“HSS&E” has the meaning ascribed thereto under “BEPC Business—Operating Philosophy”;

“Hydro Holdings” means an entity that is entitled to appoint a majority of the board of directors of Isagen;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“Investco” means Brookfield Renewable Investments Limited;

“investing affiliate” has the meaning ascribed thereto under “BEP and BEPC Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties—Investments by the Investing Affiliate”;

“IRS” means the Internal Revenue Service;

“Isagen” means Isagen S.A. E.S.P.;

“LATAM Holdco” means BRP Bermuda Holdings I Limited;

“LIBOR” means the London Inter-bank Offered Rate;

“Licensing Agreement” has the meaning ascribed thereto under “BEP and BEPC Relationship with Brookfield—Licensing Agreement”;

“LTA” means long-term average;

“MI 61-101” means Canadian Multilateral Instrument 61-101—Protection of Minority Securityholders in Special Transactions;

“MRE” has the meaning ascribed thereto under “The BEPC Business—Current Operations—Brazil—Market Opportunity”;

“MSOP” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“NA HoldCo” means Brookfield BRP Holdings (Canada) Inc.;

“NASDAQ” means National Association of Securities Dealers Automated Quotations System;

“NEOs” means the named executive officers of BEPC;

“non-resident holder” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations—Taxation of Holders Not Resident in Canada”;

“non-U.S. unitholder” has the meaning ascribed thereto under “Material United States Federal Income Tax Considerations”;

“NYBCL” means Business Corporation Law of the State of New York;

“NYSE” means the New York Stock Exchange;

“Operating Entities” means the subsidiaries of the Holding Entities which, from time to time, directly or indirectly hold, or may in the future hold, operations or assets, including any of the assets or operations held through joint ventures, partnerships and consortium arrangements;

“operating performance compensation” means performance-based compensation;

“PFIC” has the meaning ascribed thereto under “Material United States Federal Income Tax Considerations—Consequences to U.S. Unitholders—Special Distribution of BEPC Exchangeable Shares”;

“PJM ISO” means PJM Interconnection, L.L.C.;

“Plan of Merger” means the agreement and plan of merger set forth in Exhibit B to the Reorganization Agreement;

“PPA” means a power purchase agreement, power guarantee agreement or similar long-term agreement between a seller and buyer of electrical power generation;

“preferred units” means BEP’s preferred limited partnership units;

“proposed amendments” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations”;

“PSG” means Brookfield’s Public Securities Group;

“public TERP shares” means the shares of issued and outstanding TERP common stock that are not owned by the Brookfield stockholders, and “public TERP share” means any one of them;

“PUHCA” means the Public Utility Holding Company Act of 2005;

“RDSP” means registered disability savings plan;

“reincorporation merger” means the first step of the TERP acquisition, in which TerraForm Power will merge with and into TerraForm Power NY Holdings Inc., with TerraForm Power NY Holdings, Inc. as the surviving corporation of such merger;

“Reorganization Agreement,” has the meaning ascribed thereto on the cover page of this document, a copy of which is filed as an exhibit to the registration statement of which this document forms a part;

“resident holder” has the meaning ascribed thereto under “Material Canadian Federal Income Tax Considerations—Taxation of Holders Resident in Canada”;

“RESP” means registered education savings plan;

“Restricted Shares” or “RS” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“Restricted Stock Plan” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“rights agent” means Wilmington Trust, National Association;

“Rights Agreement” has the meaning ascribed thereto under “BEP and BEPC Relationship with Brookfield—Rights Agreement”;

“RRIF” means registered retirement income fund;

“RRSP” means registered retirement savings plan;

“RSU Allotment Price” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“RSUP” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“RSUs” has the meaning ascribed thereto under “BEPC Executive Compensation”;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (United States);

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval at www.sedar.com;

“Service Providers” has the meaning ascribed thereto in the BEP Master Services Agreement;

“Service Recipients” has the meaning ascribed thereto in the BEP Master Services Agreement;

“SHPP” has the meaning ascribed thereto under “BEPC Business—Current Operations—Brazil”;

“special distribution” has the meaning ascribed thereto on the cover page of this document;

“Subordinated Credit Facilities” has the meaning ascribed thereto under “BEPC Relationship with Brookfield Renewable—Subordinated Credit Facilities”;

“Tax Act” means the Income Tax Act (Canada);

“TERP” or “TerraForm Power” means TerraForm Power, Inc. and, where the context requires, the entity surviving after the reincorporation merger;

“TERP acquisition” has the meaning ascribed thereto on the cover page of this document;

“TERP acquisition completion date” means the date on which the TERP acquisition is completed;

“TERP acquisition consideration” means the consideration, per public TERP share, to be received in the TERP acquisition by TERP stockholders (other than the Brookfield stockholders), equivalent to 0.381 of a BEPC exchangeable share or, at the election of the holder of such share, 0.381 of a BEP unit (in each case, subject to adjustment for the special distribution and subject to further adjustment to prevent dilution in accordance with the Reorganization Agreement as described in the section entitled “Proposed Acquisition of TerraForm Power, Inc.”) plus any cash paid in lieu of a fractional BEPC exchangeable share or BEP unit, as applicable;

“TERP common stock” means class A common stock, par value $0.01, of TerraForm Power;

“TERP stockholder meeting” means TERP’s 2020 Annual Meeting of Stockholders;

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code;

“TSX” means the Toronto Stock Exchange;

“Unaudited Pro Forma Financial Statements” means collectively or separately, as the context requires, BEPC’s unaudited condensed combined pro forma financial statements and BEP’s unaudited condensed combined pro forma financial statements;

“U.S. GAAP” means generally accepted accounting principles in the United States that the SEC has identified as having substantial authoritative support, as supplemented by Regulation S-X under the 1934 Act, as amended from time to time;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder; and

“U.S. unitholder” has the meaning ascribed thereto under “Material United States Federal Income Tax Considerations”.

QUESTIONS AND ANSWERS REGARDING THE SPECIAL DISTRIBUTION

The following questions and answers address briefly some questions you may have regarding the special distribution. These questions and answers may not address all questions that may be important to you as a holder of BEP units and these questions and answers should be read together with the more detailed information and financial data and statements contained elsewhere in this document. See “Glossary” for the definitions of the various defined terms used throughout this document.

Questions	Answers About the Special Distribution
Why is BEP distributing BEPC exchangeable shares to its unitholders?

BEP believes that certain investors in certain jurisdictions may be dissuaded from investing in BEP because of the tax reporting framework that results from investing in units of a Bermuda-exempted limited partnership. Creating BEPC, a corporation, and distributing BEPC exchangeable shares, which have been structured with the intention of providing an economic return equivalent to the BEP units, is intended to achieve the following objectives:

•  Provide investors that would not otherwise invest in BEP with an opportunity to gain access to BEP’s globally diversified portfolio of high-quality renewable power assets.

•  Provide investors with the flexibility to own, through the ownership of a BEPC exchangeable share, the economic equivalent of a BEP unit because of the ability to exchange into a BEP unit or its cash equivalent and the identical dividends that are expected to be paid on each BEPC exchangeable share.

•  Provide investors with a tax reporting framework that may be favored by investors in some jurisdictions over the tax reporting framework provided by an investment in BEP, which BEP believes will attract new investors who will benefit from investing in its business.

•  Create a company that BEP expects to be eligible for inclusion in several indices, which may be attractive to certain investors.

•  Provide the Brookfield Renewable group with a greater securityholder base, thereby creating enhanced liquidity for the Brookfield Renewable group’s securityholders.

•  Create a company that will provide the Brookfield Renewable group with the ability to access new capital pools.

The special distribution is being effected in a manner that BEP expects will not result in any adverse impact on Brookfield Renewable’s credit rating or its preference shareholders, preferred unitholders or debtholders.

See “The Special Distribution—Background to and Purpose of the Special Distribution” and “BEPC Relationship with Brookfield Renewable—Credit Support”. For additional information regarding Brookfield Renewable, see “Brookfield Renewable Partners L.P.”.

How will BEPC’s performance track to BEP’s performance?

Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit. BEP therefore expects that the market price of BEPC exchangeable shares will be significantly impacted by the combined business performance of the

Questions	Answers About the Special Distribution

Brookfield Renewable group as a whole and the market price of the BEP units in a manner that should result in the market price of the BEPC exchangeable shares tracking the market price of the BEP units. Following the special distribution, it is expected that dividends on BEPC exchangeable shares will be declared and paid at the same time as distributions are declared and paid on the BEP units and that dividends on each BEPC exchangeable share will be declared and paid in the same amount as are declared and paid on each BEP unit to provide holders of BEPC exchangeable shares with an economic return equivalent to holders of BEP units. BEPC expects to commence paying dividends on BEPC exchangeable shares on the first distribution payment date for the BEP units occurring after the distribution date for the special distribution. Additionally, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares.

Each BEPC exchangeable share will be exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC). BEP may elect to satisfy its exchange obligation by acquiring such tendered BEPC exchangeable shares for an equivalent number of BEP units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEP). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events” for a description of such capital events. BEPC and BEP currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. However, factors that BEP and BEPC may consider when determining whether to satisfy any exchange request for cash rather than BEP units include, without limitation, compliance with applicable securities laws, changes in law (including the Bermuda limited partnership laws), BEP’s and BEPC’s respective available consolidated liquidity, and any change in the tax consequences to BEP or BEPC or to a holder as a result of delivery of BEP units.

Do you intend to pay dividends on the BEPC exchangeable shares?

Yes. The board of directors of BEPC, or the board of directors of BEP, may declare dividends at their discretion. However, each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit and it is expected that dividends on the BEPC exchangeable shares will be declared and paid at the same time and in the same amount as distributions are declared and paid on each BEP unit. BEPC expects to commence paying dividends on BEPC exchangeable shares on the first distribution payment date for the BEP units occurring after the distribution date for the special distribution. Additionally, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. BEP pursues a

Questions	Answers About the Special Distribution

strategy which the Brookfield Renewable group expects will provide for highly stable, predictable cash flows sourced from predominantly hydroelectric, wind and solar assets ensuring a sustainable distribution yield. The Brookfield Renewable group’s objective is to pay a distribution that is sustainable on a long-term basis and targets a payout ratio of approximately 70% of Brookfield Renewable’s FFO.

Immediately following completion of the special distribution, the aggregate distribution received by a holder on its BEP units and BEPC exchangeable shares (assuming such holder did not dispose of its BEP units or BEPC exchangeable shares) will be the same as it would have received if the special distribution had not been made, with distributions on each BEP unit representing four-fifths (4/5ths) of such aggregate amount as a result of the one (1) for four (4) special distribution, and the dividends on each BEPC exchangeable share being identical to the distributions on each BEP unit after the special distribution. See also “BEPC Dividend Policy”.

For example, assuming a unitholder of BEP owns 40 BEP units prior to the special distribution, it would be entitled to receive an aggregate of $21.70 in distributions (based on a quarterly distribution amount per BEP unit of $0.5425) for the distribution period immediately prior to the special distribution. Based on the distribution ratio of one BEPC exchangeable share for four BEP units, the unitholder of BEP is expected to receive 10 BEPC exchangeable shares and therefore immediately after the special distribution the holder would own 50 securities (40 BEP units and 10 BEPC exchangeable shares). The holder will still receive an aggregate distribution of $21.70 (assuming the holder continues to own the 40 BEP units and 10 BEPC exchangeable shares), but that $21.70 would be divided among the 40 BEP units it owns and the 10 BEPC exchangeable shares it owns immediately after the special distribution. Therefore, while the aggregate distributions to be received by the holder for the distribution period immediately after the special distribution would remain the same (i.e., $21.70), the per BEP unit distribution amount/per share dividend amount would no longer be $0.5425 but rather $0.4340 per BEP unit and $0.4340 per BEPC exchangeable share. Therefore, the distribution/dividend amount per BEP unit/BEPC exchangeable share immediately post-closing will be identical (i.e., $0.4340), but on a per BEP unit/BEPC exchangeable share basis it will be reduced from the amount immediately pre-closing to take into account that there are more securities outstanding (50 rather than 40, in the above example) that will be entitled to receive distributions/dividends. This effect on the quarterly distribution level mirrors what would happen in the event of a stock split.

What will BEPC’s relationship with Brookfield be after the special distribution?

BEPC’s relationship with Brookfield will be substantially the same as Brookfield Renewable’s existing relationship with Brookfield. After the special distribution:

•  Brookfield will be BEPC’s largest investor and will, directly and indirectly, hold approximately 57.2% of BEPC exchangeable shares (37.4% assuming the TERP acquisition is completed and the TERP

Questions	Answers About the Special Distribution

acquisition consideration consists solely of BEPC exchangeable shares).

•  The Service Providers, being wholly-owned subsidiaries of Brookfield, will provide management and administrative services to BEPC pursuant to the BEP Master Services Agreement in exchange for a base management fee and incentive distributions. The BEP Master Services Agreement will continue in perpetuity until terminated in accordance with its terms.

•  During at least the first seven years after the distribution date, if BEPC or BEP has not satisfied its obligation under BEP’s notice of articles and articles, or the BEPC articles, to deliver the BEP unit amount or its cash equivalent amount upon an exchange request, Brookfield will satisfy or cause to be satisfied the obligation to deliver BEP units or cash on an exchange of the BEPC exchangeable shares.

•  If the TERP acquisition is completed, Brookfield and Brookfield Renewable intend to enter into voting agreements with a subsidiary of BEPC, giving BEPC voting control over the TERP common stock held by BEP and its affiliates.

For additional information, see “BEPC Management and the BEP Master Services Agreement—The BEP Master Services Agreement” and “BEP and BEPC Relationship with Brookfield”.

What will BEPC’s relationship with Brookfield Renewable be after the special distribution?

Brookfield Renewable, together with BEPC, comprise the Brookfield Renewable group, which will serve as the primary vehicle through which Brookfield will acquire renewable power assets on a global basis, subject to certain exceptions. After the special distribution:

•  Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit. BEPC therefore expects that the market price of BEPC exchangeable shares will be significantly impacted by the combined business performance of the Brookfield Renewable group as a whole and the market price of the BEP units in a manner that should result in the market price of the BEPC exchangeable shares tracking the market price of the BEP units.

•  Following the special distribution, it is expected that dividends on BEPC exchangeable shares will be declared and paid at the same time as distributions are declared and paid on the BEP units and that dividends on each BEPC exchangeable share will be declared and paid in the same amount as are declared and paid on each BEP unit to provide holders of BEPC exchangeable shares with an economic return equivalent to holders of BEP units. BEPC expects to commence paying dividends on BEPC exchangeable shares on the first distribution payment date for the BEP units occurring after the distribution date for the special distribution. Immediately following completion of the special distribution, the aggregate distribution received by a holder on its BEP units and BEPC exchangeable

Questions	Answers About the Special Distribution

    shares (assuming such holder did not dispose of its BEP units or BEPC exchangeable shares) will be the same as it would have received if the special distribution had not been made, with distributions on each BEP unit representing four-fifths (4/5ths) of such aggregate amount as a result of the one (1) for four (4) special distribution, and the dividends on each BEPC exchangeable share being identical to the distributions on each BEP unit after the special distribution.

•  Each BEPC exchangeable share will be exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC). BEP may elect to satisfy its exchange obligation by acquiring such tendered BEPC exchangeable shares for an equivalent number of BEP units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEP).

•  Brookfield Renewable will hold a 75% voting interest in BEPC through its holding of BEPC class B shares and will hold all of the BEPC class C shares, which entitle BEP to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares and subject to the prior rights of holders of BEPC preferred shares. Brookfield Renewable’s ownership of BEPC class C shares will entitle it to receive dividends as and when declared by the BEPC board, subject to the holders of the BEPC exchangeable shares and BEPC class B shares receiving the dividends to which they are entitled and the prior rights of holders of BEPC preferred shares.

•  Brookfield Renewable will provide BEPC with an equity commitment in the amount of $1 billion. In addition, BEPC expects to enter into two credit agreements with Brookfield Renewable, one as borrower and one as lender, each providing for a ten-year revolving credit facility to facilitate the movement of cash within the Brookfield Renewable group. Each credit facility will contemplate potential deposit arrangements pursuant to which the lender thereunder would, with the consent of the borrower, deposit funds on a demand basis to such borrower’s account at a reduced rate of interest.

•  BEPC expects that the BEPC board will mirror the board of the general partner of BEP, except that there will be one additional non-overlapping board member to assist BEPC with, among other things, resolving any conflicts of interest that may arise from its relationship with Brookfield Renewable. Eleazar de Carvalho Filho will initially serve as the non-overlapping member of the BEPC board. Mr. de Carvalho Filho has served on the board of directors of the general partner of BEP since November 2011 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, BEPC considers a related party transaction in which BEP is an interested party within the meaning of MI 61-101, Mr. de Carvalho Filho will not be

Questions	Answers About the Special Distribution

considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

•  If the TERP acquisition is completed, Brookfield and Brookfield Renewable intend to enter into voting agreements with a subsidiary of BEPC, giving BEPC voting control over the TERP common stock held by BEP and its affiliates.

For additional information, see “Description of BEPC Share Capital—BEPC Exchangeable Shares”, “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events,” and “BEPC Relationship with Brookfield Renewable”.

Will there be any significant shareholders of BEPC after the special distribution?

Yes. Brookfield Renewable will hold all of the BEPC class B shares, thereby giving Brookfield Renewable a 75% voting interest, and all of the BEPC class C shares, which entitle BEP to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares and subject to the prior rights of holders of BEPC preferred shares. In addition, Brookfield will, directly and indirectly, hold approximately 57.2% of BEPC exchangeable shares immediately upon completion of the special distribution as a result of BEPC exchangeable shares distributed to Brookfield in respect of the redeemable partnership units and general partner interests that it holds in BRELP, the BEP units and general partner interest that it holds in BEP (37.4% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). Together, Brookfield and Brookfield Renewable will hold an approximate 89.3% voting interest in BEPC (84.3% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). See “The Special Distribution—Background to and Purpose of the Special Distribution”.

How will the special distribution work?

Immediately prior to the special distribution, BRELP will complete the BRELP Distribution pursuant to which BEP will receive 44.7 million BEPC exchangeable shares. BEP will subsequently make a special distribution to holders of its equity units of these BEPC exchangeable shares. As a result of the special distribution, holders of BEP units will be entitled to receive one (1) BEPC exchangeable share for every four (4) BEP units held as of the distribution record date, provided that the special distribution will be subject to any applicable withholding tax and no holder will be entitled to receive any fractional interests in the BEPC exchangeable shares. Holders who would otherwise be entitled to a fractional BEPC exchangeable share will receive a cash payment. For additional information, see “The Special Distribution—Mechanics of the Special Distribution”.

The special distribution is, in effect, a stock split of the BEP units. As of the date of this document, there are approximately 308.7 million BEP units outstanding (assuming exchange of the redeemable partnership units of BRELP), which are expected to receive a cash distribution of $0.5425 per BEP unit in the next quarter, for a total of $167.5 million to

Questions	Answers About the Special Distribution

be paid. As a result of the special distribution of one (1) BEPC exchangeable share for every four (4) BEP units held:

•  a total of approximately 44.7 million BEPC exchangeable shares will be distributed to unitholders of BEP and 33.1 million BEPC exchangeable shares will be distributed to holders of redeemable partnership units and other equity units of BRELP;

•  the distribution level for each BEP unit will immediately be reduced to 4/5ths of the pre-special distribution level, or to $0.4340 per BEP unit in the next quarter, and this will be the same as the initial dividend level for a BEPC exchangeable share;

•  each holder of forty (40) BEP units before the special distribution will, after completion of the special distribution, own 50 securities (forty (40) BEP units and ten (10) BEPC exchangeable shares) and will be expected to receive, as would have been the case before the special distribution, an aggregate distribution of $21.70 in the next quarter (assuming the holder continues to own forty (40) BEP units and ten (10) BEPC exchangeable shares);

•  a holder who decides to exchange its BEPC exchangeable shares for BEP units will own fifty (50) BEP units in lieu of the forty (40) BEP units pre-distribution (and a holder who decides to sell the ten (10) BEPC exchangeable shares, will now have the cash value of those shares and 4/5ths of its initial investment in BEP);

•  the aggregate cash to be paid in distributions on the BEP units by BEP and BEPC (assuming exchange of the redeemable partnership units of BRELP) will be $167.5 million in the next quarter, which is identical to the amount that would have been paid if the special distribution were not affected; and

•  if all of the BEPC exchangeable shares are exchanged, there will be approximately 386 million BEP units outstanding (assuming exchange of the redeemable partnership units of BRELP), BEPC will be wholly-owned by BEP and there will more BEP units outstanding, each receiving a lower per BEP unit distribution than before the special distribution.

The distribution ratio is intended to cause a proportionate split of the market capitalization of BEP between the BEP units and the BEPC exchangeable shares based on the value of the Business to be transferred to BEPC relative to BEP’s market capitalization. The distribution ratio has been determined using the fair market value of the Business to be transferred by BEP to BEPC, the number of the BEP units outstanding (assuming exchange of the redeemable partnership units of BRELP), and the market capitalization of BEP. The fair market value of the Business to be transferred by BEP is determined by BEP’s management using commonly accepted valuation methodologies and the value of the BEPC exchangeable shares and BEP’s market capitalization is determined using the market price for the BEP units, each as of the most recent practicable date.

Questions	Answers About the Special Distribution
Holders of BEP’s preferred limited partnership units, which we refer to as the preferred units, and holders of TERP common stock, will not participate in this special distribution.

What is the TERP acquisition?

On March 16, 2020, BEP, BEPC, Acquisition Sub, TerraForm Power and TerraForm Power NY Holdings, Inc. entered into the Reorganization Agreement pursuant to which BEP and BEPC have agreed to acquire all of the public TERP shares on the terms and subject to the conditions set forth in the Reorganization Agreement. Pursuant to the Reorganization Agreement, each holder of public TERP shares will be entitled to receive for each public TERP share held by such holder as consideration a number of BEPC exchangeable shares equal to the adjusted exchange ratio or, at the election of such holder, BEP units, in each case as further adjusted to prevent dilution in accordance with the Reorganization Agreement plus any cash paid in lieu of fractional BEP units or BEPC exchangeable shares, as applicable. The adjusted exchange ratio will be determined by multiplying (x) 0.381 by (y) the sum of (i) the number (rounded, if necessary, to three decimal points) of BEPC exchangeable shares to be distributed with respect to each BEP unit upon the consummation of the special distribution and (ii) one. Because holders of BEP units are expected to receive one BEPC exchangeable share for every four BEP units in the special distribution, the adjusted exchange ratio is expected to be equal to 0.47625, in which case holders of public TERP shares will be entitled to receive 0.47625 of a BEPC exchangeable share or BEP unit per public TERP share. Holders of public TERP shares who do not make an election to receive BEP units will receive BEPC exchangeable shares. There is no limit on the number of shares of TERP common stock that may be exchanged for BEPC exchangeable shares or BEP units. The offer of BEPC exchangeable shares and BEP units in connection with the TERP acquisition will be made via a separate proxy statement/prospectus, and if successfully completed, is expected to close following the closing of the special distribution.

If the TERP acquisition is completed, Brookfield and Brookfield Renewable intend to enter into voting agreements with a subsidiary of BEPC, giving BEPC voting control over the TERP common stock held by BEP and its affiliates.

The TERP acquisition remains subject to the approval of a majority of TerraForm Power’s stockholders not affiliated with Brookfield Renewable and other customary approvals and closing conditions and there can be no assurance that the TERP acquisition will be consummated.

Will shareholders of TerraForm Power participate in the special distribution?

No. Pursuant to the terms of the Reorganization Agreement, each holder of the public TERP shares not electing to receive BEP units as consideration will receive BEPC exchangeable shares through the TERP acquisition rather than through the special distribution. However, it is currently anticipated that the TERP acquisition would close following the closing of the special distribution.

Questions	Answers About the Special Distribution

Is the special distribution conditional on the TERP acquisition?

No. The special distribution is not conditional on the TERP acquisition and will proceed in the event that the TERP acquisition is not consummated. However, if all of the conditions to the TERP acquisition are satisfied, the intention is for the special distribution to close shortly following the TERP stockholders meeting and in any event on or about the business day prior to the completion of the TERP acquisition. In order to achieve this coordinated timing, the special distribution will be declared closer to the date of the TERP stockholders meeting, and the distribution record and payment date will be announced at that time.

Has BEP set a record date for the special distribution?	No. When the special distribution is declared, BEP will publicly announce by press release the distribution record date and the distribution date.

If I am a holder of BEP units, what do I have to do to participate in the special distribution?

Nothing. You are not required to pay for the BEPC exchangeable shares that you will receive upon the special distribution or tender or surrender your BEP units or take any other action in connection with the special distribution. No vote of unitholders of BEP will be required for the special distribution. If you own BEP units as of the close of business on the distribution record date, a book-entry account statement reflecting your ownership of the BEPC exchangeable shares will be mailed to you, or your brokerage account will be credited for the BEPC exchangeable shares, on the distribution date.

Are there risks associated with owning the BEPC exchangeable shares or BEP units?

Yes, the Business and the ownership of BEPC exchangeable shares are subject to both general and specific risks and uncertainties. Owning BEP units also is subject to risks. For a discussion of factors you should consider, please see “Risk Factors”.

How will owning a BEPC exchangeable share be different from owning a BEP unit?

Each BEPC exchangeable share will be structured with the intention of providing an economic return equivalent to one BEP unit (subject to adjustment to reflect certain capital events), including identical dividends on a per share basis as are paid on each BEP unit. See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. BEPC and BEP currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. However, there are certain material differences between the rights of holders of BEPC exchangeable shares and holders of the BEP units under the governing documents of BEPC and BEP and applicable law, such as the right of holders of BEPC exchangeable shares to request an exchange of their BEPC exchangeable shares for an equivalent number of BEP units or its cash equivalent (the form of payment to be determined at the election of the Brookfield Renewable group) and the redemption right of BEPC. These material differences are described in the section entitled “Comparison of Rights of Holders of BEPC Exchangeable Shares and BEP Units”.

What are the key milestones associated with the special distribution?	The key milestones associated with the special distribution are as follows: • BEP will issue a press release declaring the special distribution and announcing the distribution record date.

Questions	Answers About the Special Distribution

•   It is expected that “when-issued” trading of BEPC exchangeable shares will commence as early as the trading day prior to the distribution record date.

•   It is expected that “due bill” and “ex-distribution” trading of BEP units will commence as early as the trading day prior to the distribution record date.

•   The TERP stockholder meeting will be held on July 29, 2020.

•   If all of the conditions to the TERP acquisition are satisfied, the distribution date for the special distribution is expected to occur shortly following the TERP stockholders meeting and in any event on or about the business day prior to the completion of the TERP acquisition.

•   Closing of the TERP acquisition will occur on or about the business day following the closing of the special distribution.

“When-issued” trading in the context of the special distribution refers to a sale or purchase made conditionally on or before the distribution date because the securities of the entity have not yet been distributed. If you own BEP units at the close of business on the distribution record date, you will be entitled to receive BEPC exchangeable shares in the special distribution. You may trade this entitlement to receive BEPC exchangeable shares, without BEP units you own, on the “when-issued” markets established by the NYSE and the TSX under the symbols “BEPC. WI” and “BEPC”, respectively. BEPC expects “when-issued” trades of BEPC exchangeable shares to settle within two (2) days after the distribution date.

“Due bill” trading in the context of the special distribution refers to a sale or purchase of BEP units that includes a sale or purchase of the entitlement to receive BEPC exchangeable shares in the special distribution. “Ex-distribution” trading in the context of the special distribution refers to a sale or purchase of BEP units that does not include a sale or purchase of the entitlement to receive BEPC exchangeable shares in the special distribution.

How many BEPC exchangeable shares will I receive?

You will be entitled to receive one (1) BEPC exchangeable share for every four (4) BEP units you hold as of the distribution record date. Based on the number of BEP units expected to be outstanding on the distribution record date, BEP expects to distribute to holders of BEP units (including Brookfield) approximately 44.7 million BEPC exchangeable shares. As a result of the BRELP Distribution, approximately 33.1 million BEPC exchangeable shares will be distributed to Brookfield on its indirectly owned redeemable partnership units of BRELP and general partner interests in BRELP and BEP. No holder will be entitled to receive any fractional interests in the BEPC exchangeable shares. Holders who would otherwise be entitled to a fractional BEPC exchangeable share will receive a cash payment. For additional information on the distribution, see “The Special Distribution—Mechanics of the Special Distribution”.

Questions	Answers About the Special Distribution
Holders of BEP’s preferred units and holders of TERP common stock will not receive any BEPC exchangeable shares pursuant to the special distribution.

Can BEP units be exchanged for BEPC exchangeable shares?

No, BEP units are not exchangeable. A unitholder of BEP who would like to acquire additional BEPC exchangeable shares would be required to acquire them in the market. However, BEPC or one of its affiliates may in the future consider, subject to market and other conditions, making an offer to unitholders of BEP to permit them to exchange their BEP units for BEPC exchangeable shares.

Is the special distribution taxable for Canadian federal income tax purposes?

In general, subject to the conditions and limitations set forth below under the heading “Material Canadian Federal Income Tax Considerations”, the special distribution will reduce the adjusted cost base of a resident holder’s interest in BEP and the special distribution should not be taxable to a non-resident holder for Canadian federal income tax purposes.

Unitholders of BEP who receive BEPC exchangeable shares pursuant to the special distribution should consult their own tax advisors having regard to their particular circumstances.

Is the special distribution taxable for United States federal income tax purposes?

In general, subject to the conditions and limitations set forth below under the heading “Material United States Federal Income Tax Considerations”, and based on representations made by the general partner of BEP and the general partner of BRELP, as of the date hereof, Torys LLP is of the opinion that each of BEP and BRELP should quality as an “investment partnership” within the meaning of the Code. If BEP and BRELP so qualify, then the special distribution of BEPC exchangeable shares to a U.S. unitholder that is an “eligible partner” (as defined below) will qualify as a non-taxable distribution of property for U.S. federal income tax purposes. However, the treatment of BEP and BRELP as investment partnerships is not free from doubt, as it depends on the highly factual determination that, for such U.S. federal income tax purposes, neither BEP nor BRELP has ever been engaged in a trade or business since the date of formation. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the positions described herein. Each U.S. unitholder should consult an independent tax advisor regarding the U.S. federal income tax consequences of the special distribution in light of such unitholder’s particular circumstances.

Where will I be able to trade the BEPC exchangeable shares?

There is currently no public market for BEPC exchangeable shares. BEPC has applied to have the BEPC exchangeable shares listed on the NYSE and the TSX, under the symbol “BEPC”. The NYSE has conditionally authorized BEPC to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to BEPC fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to BEPC fulfilling all of the requirements of the TSX on or before September 21, 2020, including distribution of BEPC exchangeable shares to a minimum number of public shareholders.

Questions	Answers About the Special Distribution

BEPC anticipates that trading in BEPC exchangeable shares will begin on a “when-issued” basis as early as one (1) trading day prior to the distribution record date and will continue up to and including the distribution date. “When-issued” trading in the context of a special distribution refers to a sale or purchase made conditionally on or before the distribution date because the securities of the entity have not yet been distributed.

How do I exchange the BEPC exchangeable shares I will receive into BEP units?

As a BEPC exchangeable shareholder, you will be entitled to exchange BEPC exchangeable shares for an equivalent number of BEP units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC) at any time. BEP may elect to satisfy BEPC’s exchange obligation by acquiring such tendered BEPC exchangeable shares for an equivalent number of BEP units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEP). BEPC and BEP currently intend to satisfy any exchange requests through the delivery of BEP units rather than cash. For additional information, see “Description of BEPC Share Capital—BEPC Exchangeable Shares” and “—Exchange by Holder—Adjustments to Reflect Certain Capital Events.” However, factors that BEP and BEPC may consider when determining whether to satisfy any exchange request for cash rather than BEP units include, without limitation, compliance with applicable securities laws, changes in law (including the Bermuda limited partnership laws), BEP’s and BEPC’s respective available consolidated liquidity, and any change in the tax consequences to BEP or BEPC or to a holder as a result of delivery of BEP units.

If you hold your BEP units and BEPC exchangeable shares through a broker, please contact your broker to request an exchange. If you are a registered holder and hold your BEP units and BEPC exchangeable shares in certificated form or in an account directly with the transfer agent, Computershare Inc., please contact the transfer agent to request an exchange.

An exchange of BEPC exchangeable shares for an equivalent number of BEP units or its cash equivalent may have tax consequences. See “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations”.

Will the number of BEP units I own or the distributions I receive change as a result of the special distribution?

No. The number of BEP units that you own will not change as a result of the special distribution. Immediately following completion of the special distribution, the aggregate distribution received by a holder on its BEP units and BEPC exchangeable shares (assuming such holder did not dispose of its BEP units or BEPC exchangeable shares) will be the same as it would have received if the special distribution had not been made, with distributions on each BEP unit representing four-fifths (4/5ths) of such aggregate amount as a result of the one (1) for four (4) special distribution, and the dividends on each BEPC exchangeable share being identical to the distributions on each BEP unit after the special distribution.

Questions	Answers About the Special Distribution

What will happen to the listing of the BEP units?	Nothing. The BEP units will continue to trade on the TSX under the symbol “BEP.UN” and on the NYSE under the symbol “BEP”.

Whom do I contact for information regarding BEPC and the special distribution?

Before the special distribution, you should direct inquiries relating to the special distribution to:

Brookfield Renewable Partners L.P.

73 Front Street, 5th Floor

Hamilton HM12, Bermuda

Attention: Jane Sheere

After the special distribution, you should direct inquiries relating to the BEPC exchangeable shares to:

Brookfield Renewable Corporation

250 Vesey Street, 15th Floor

New York NY 10281-1023

Attention: Investor Relations

Phone: 1-833-236-0278

Email: enquiries@brookfieldrenewable.com

After the special distribution, the transfer agent and registrar for the BEPC exchangeable shares will be:

Computershare Inc.

100 University Ave, 8th Floor

Toronto, ON M5J 2Y1

SUMMARY

This summary highlights selected information contained elsewhere in this document and in the documents incorporated herein by reference and does not contain all of the information you should know about the Brookfield Renewable group, the BEPC exchangeable shares and the BEP units. You should read this entire document carefully, especially the “Risk Factors” section and the more detailed information and financial data and statements contained elsewhere in this document and incorporated herein by reference. Some of the statements in this document constitute forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Information” for more information. Unless otherwise indicated or the context otherwise requires, the disclosure in this document assumes that the special distribution has been completed and BEPC have acquired its operating subsidiaries from Brookfield Renewable, although BEPC will not acquire such subsidiaries until prior to the special distribution. Unless otherwise specified, this document assumes that the TERP acquisition has not been completed. See “Glossary” for the definitions of the various defined terms used throughout this document.

Special Distribution Key Milestones

The key milestones associated with the special distribution are as follows:

•	BEP will issue a press release declaring the special distribution and announcing the distribution record date.

•	It is expected that “when-issued” trading of BEPC exchangeable shares will commence as early as the trading day prior to the distribution record date.

•	It is expected that “due bill” and “ex-distribution” trading of BEP units will commence as early as the trading day prior to the distribution record date.

•	The TERP stockholder meeting will be held on July 29, 2020.

•

If all of the conditions to the TERP acquisition are satisfied, the distribution date for the special distribution is expected to occur shortly following the TERP stockholders meeting and in any event on or about the business day prior to the completion of the TERP acquisition.

•	Closing of the TERP acquisition will occur on or about the business day following the closing of the special distribution.

“When-issued” trading in the context of the special distribution refers to a sale or purchase made conditionally on or before the distribution date because the securities of the entity have not yet been distributed. If you own BEP units at the close of business on the distribution record date, you will be entitled to receive BEPC exchangeable shares in the special distribution. You may trade this entitlement to receive BEPC exchangeable shares, without BEP units you own, on the “when-issued” markets established by the NYSE and the TSX under the symbols “BEPC. WI” and “BEPC”, respectively. BEPC expects “when-issued” trades of BEPC exchangeable shares to settle within two (2) days after the distribution date.

“Due bill” trading in the context of the special distribution refers to a sale or purchase of BEP units that includes a sale or purchase of the entitlement to receive BEPC exchangeable shares in the special distribution. “Ex-distribution” trading in the context of the special distribution refers to a sale or purchase of BEP units that does not include a sale or purchase of the entitlement to receive BEPC exchangeable shares in the special distribution.

The Business

BEPC is a controlled subsidiary of Brookfield Renewable, whose direct and indirect subsidiaries own and operate hydroelectric power, wind, solar and storage and ancillary assets in the United States and Brazil, and hydroelectric power assets in Colombia. Brookfield Renewable was established by Brookfield as a vehicle to own and operate high-quality renewable power assets globally, and collectively represents one of the largest pure-play public renewable businesses in the world. BEPC leverages Brookfield Renewable’s extensive operating experience to maintain and enhance the value of assets, grow cash flows on an annual basis and cultivate positive relations with local stakeholders.

BEPC’s current operations consist of approximately 8,327 MW of installed hydroelectric, wind, storage and ancillary capacity across Brazil, Colombia and the United States, with annualized long-term average generation on a consolidated basis of 33,153 GWh and on a proportionate basis of approximately 16,354 GWh, which exclude a 10% interest of LATAM Holdco that will be retained by Brookfield Renewable. BEPC also currently owns approximately 278 MW of solar assets which are under development in Brazil.

BEPC intends to generate a stable, predictable cash flow profile sourced from a portfolio of low operating cost, hydroelectric, wind and solar assets that sell electricity under contracts with creditworthy counterparties. As a controlled subsidiary of BEP, an integral part of BEPC’s strategy is to participate along with institutional investors in Brookfield-sponsored funds, consortia, joint ventures and other arrangements, that target acquisitions that suit BEPC’s profile.

Current Operations

Brazil

Including all technologies, BEPC owns 54 facilities with a total capacity of 1,271 MW located in 10 Brazilian states, representing approximately 60% of the country’s population, and BEPC has several projects in various stages of development, including several solar development projects. As such, BEPC believes its business in Brazil is well positioned to participate in a large and diversified economy with further developmental potential.

BEPC generally focuses on small hydroelectric power plants, or SHPPs, a category of hydroelectric power plant with less than 30 MW of capacity. Of BEPC’s concessions and authorizations, all but three have remaining terms of more than ten years.

In the Brazilian electricity market, energy is typically sold under long-term contracts to either load-serving distribution companies in the regulated market or smaller “free customers” in the free customer market. Approximately 49% of BEPC’s portfolio are with load-serving distribution companies in the regulated market and approximately 51% are with “free customers” in the free customer market. Commencing in 2020, “free customers” whose load is between 0.5 MW and 2 MW can only buy power from renewable sources. BEPC’s Brazilian portfolio has a weighted average (based on MW) remaining contract term of approximately nine years.

Market Opportunity

With the world’s fifth-largest population and eighth-largest economy, Brazil retains strong long-term growth potential despite near-term economic challenges. Electricity consumption has sustained an average annual growth rate of approximately 3.1% over the last 30 years, a trend which is likely to continue in the long-term given that per capita consumption is still less than one-fifth of per capita consumption in the United States. By 2029, Brazil’s energy planning agency projects that around 75,500 MW of new supply will be needed, while only approximately 14,000 MW of capacity is already contracted. Accordingly, BEPC expects Brazil will require over 6,000 MW of new supply annually to meet growing demand. In line with the government’s ten-year planning projections, the renewable power industry is growing, notably wind power and solar. Brazil has approximately 15,540 MW of installed wind capacity, with 6,380 MW under development. Solar PV power generation is also being developed and while current installed solar PV capacity is relatively small (2,897 MW), there are approximately 7,026 MW of solar PV capacity under development in Brazil.

BEPC believes there are two additional aspects of the Brazilian market that make its business compelling. First, the majority of BEPC hydroelectric facilities participate in the hydrological balancing pool administered by the government of Brazil, or the MRE, which significantly reduces the impact of variations in hydrology on BEPC’s cash flows. Second, SHPPs operate in a segment of the market that benefits from certain preferred economic and regulatory rights. Customers that purchase power from these plants benefit from a special discount for the use of the distribution system which, in turn, enables generators like BEPC, since 51% of BEPC’s portfolio is contracted with final consumers, to capture a portion of this discount through higher prices to end-user customers.

Colombia

The Brookfield Renewable group, together with its institutional partners, acquired Isagen in January 2016, which marked their entry into the Colombian market. A subsidiary of the Brookfield Renewable group is the general partner of and controls BEP that holds the consortium’s investment in Isagen. The Brookfield Renewable group consortium’s current interest in Isagen is 99.63% of which BEPC’s share is approximately 24.08%. The Brookfield Renewable group holds BEPC’s 24.08% interest through BRE Colombia Holdings Limited and BRE Colombia Co Invest I L.P., which are subsidiaries of BEP, and through an investment in Brookfield Infrastructure Fund III. Brookfield Infrastructure Fund III holds an additional 22.95% interest, and the Brookfield Renewable group consortium’s remaining 52.59% interest is held by third party co-investors. Public shareholders hold a 0.37% interest.

The consortium holds its interest in Isagen through an entity, which we refer to as Hydro Holdings, which is entitled to appoint a majority of the board of directors of Isagen. The general partner of Hydro Holdings will be a controlled subsidiary of BEPC. The Brookfield Renewable group is entitled to appoint a majority of Hydro Holdings’ board of directors, provided that BAM and its subsidiaries (including the Brookfield Renewable group) collectively are (i) the largest holder of Hydro Holdings’ limited partnership interests, and (ii) hold over 30% of Hydro Holdings’ limited partnership interests. BAM and its subsidiaries (including the Brookfield Renewable group) currently meet such ownership test.

Isagen is Colombia’s third-largest power generation company and owns and operates a 3,032 MW portfolio with an annual average generation of approximately 14,500 GWh. This portfolio accounts for approximately 18% of Colombia’s installed generating capacity and consists of six, largely reservoir-based, hydroelectric facilities and a 300 MW cogeneration plant. The hydroelectric assets include the largest reservoir by volume in Colombia and are collectively able to store approximately 26% of their annualized long-term average generation. Isagen’s portfolio also includes approximately 500 MW of medium to long-term development projects.

Isagen owns all of its power generating assets in perpetuity and currently holds requisite water usage and other rights in respect of each of its assets.

In Colombia, revenues are typically secured through one to five-year bilateral contracts with local distribution companies in the “regulated market”, and with large industrial users in the unregulated market. Isagen’s current long-term contracts’ average term is four years. These contracts reduce the exposure of both suppliers and end-users to price volatility in the spot market by fixing the price payable for given amount of committed energy. Isagen’s PPAs take this approach and its 2020 revenues are approximately 70% contracted.

Market Opportunity

Colombia is an investment-grade rated country based on ratings from multiple agencies. Real gross domestic product has grown at an average rate of approximately 4% per year, while growth in demand for electricity has averaged just under 3%. Over the long-term, BEPC and BEP anticipate that electricity demand growth will be approximately 2.5% per year reflecting BEP’s long-term view of gross domestic product growth and a view that per capita power consumption converges with neighboring countries. Power consumption of approximately 1,300 kWh per year in Colombia is well below that of most regional peers and only 10% of that in the U.S. As peak demand in Colombia is approximately 10 GW, with estimated growth at 2.5%, there will be approximately 250 MW of additional demand each year, which would require an additional 400 MW of generating capacity to maintain adequate reserves.

As of March 31, 2020, Colombia had total installed capacity of over 17 GW with hydro accounting for almost 70% of the supply mix and the remainder being supplied by natural gas, coal, and diesel. BEPC expects that meeting Colombia’s growing demand for firm energy will become more difficult over time as the recent problems with the construction and operation of the dam near Ituango has made large-scale hydro development more challenging (despite significant untapped hydro resources) and natural gas imports are increasingly required to meet domestic needs due to falling natural gas production in Colombia. BEPC believes it will be able to leverage BEPC’s underlying hydro business to help the country meet its energy needs by extending the duration of contracts with customers and participating in opportunistic development projects.

United States

BEPC is strategically focused on power markets in the Northeast, Mid-Atlantic, Southeast and California, with additional operations in Arizona and Minnesota. The majority of BEPC’s capacity in the United States is located in New York, Pennsylvania and New England. In New York, BEPC is one of the largest independent power producers with 74 hydroelectric facilities with an aggregate installed capacity of 711 MW. In Pennsylvania, BEPC has four hydroelectric facilities with an aggregate installed capacity of 742 MW. In New England, BEPC has 47 hydroelectric facilities and one pumped storage facility with an aggregate installed capacity of 1,274 MW.

A number of BEPC’s U.S. hydroelectric assets have water storage reservoirs that can collectively store approximately 2,500 GWh, or approximately 21% of their annualized long-term average generation. BEPC also benefits from a 50% joint-venture interest in a 600 MW hydroelectric pumped storage facility located in Massachusetts. Pumped storage is a form of hydroelectric power which allows energy to be stored by pumping water up into a reservoir, and then producing power by releasing the water when power prices are higher.

BEPC also owns seven wind farms located in California, New Hampshire and Arizona with an aggregate installed capacity of 434 MW. The California wind farms account for the majority of this capacity and are primarily located in the Tehachapi area, which has one of the most proven wind resources in the United States and is attractively located near the Los Angeles load center. BEPC also owns one combined cycle, natural gas-fired facility in Syracuse, New York, which sells its power output on a merchant basis and is predominantly used at times of peak demand.

BEPC’s rights to operate BEPC’s hydroelectric facilities in the United States are secured primarily through long-term licenses from the Federal Energy Regulatory Commission, which we refer to as FERC, the federal agency that regulates the licensing of substantially all hydroelectric power plants in the United States.

Market Opportunity

Over the last decade, the United States has maintained consistent, broad-based policy momentum to transition the country’s electricity production to cleaner generation and promote increased energy independence.

The United States is the world’s second largest wind market with approximately 90,000 MW of installed wind capacity as of 2018. One of the most significant drivers of renewable power growth in the United States has been the adoption of renewable portfolio standards targets in 29 states and the District of Columbia, with renewable mandates set to as high as 75% of the total supply mix by 2032 and a target of 100 percent carbon-free energy by 2045. In addition, growth has been driven by various government incentive programs and Fortune 100 companies supporting investment in new renewables.

The U.S. markets in which BEPC focuses cover approximately 70% of the U.S. population, and most have strong competitive wholesale markets and renewable portfolio standards targets, aging electricity infrastructure and/or pressure to retire coal generation, providing clear opportunities for sustained renewable generation growth.

Operating Philosophy

Like Brookfield Renewable, BEPC intends to employ a hands-on, operations-oriented, long-term owner’s approach to managing BEPC’s portfolio. BEPC believes this approach will enable it to maintain and, where possible, enhance the value of its assets by being able to quickly identify and manage technical, economic or stakeholder issues that may arise. Brookfield Renewable supports BEPC’s operators with a strong corporate team that provides oversight of the functions of BEPC and, among other things, establishes consistent policies for Business on compliance, information technology, health, safety and security, human resources, stakeholder relations, procurement, governance, anti-bribery and anti-corruption.

BEPC also benefits from the expertise of Brookfield, which provides strategic direction, corporate oversight, commercial and business development expertise, and oversees decisions regarding the funding and growth of BEPC’s and Brookfield Renewable’s business. BEPC believes this approach leads to a strong decision-making culture and long-term owner-oriented investment philosophy to build value.

BEPC Management

Similar to Brookfield Renewable, the Service Providers, being wholly-owned subsidiaries of Brookfield, will provide management services to BEPC pursuant to the BEP Master Services Agreement of Brookfield Renewable. Each of the members of the senior management team that is principally responsible for providing services to Brookfield Renewable has substantial operational and transactional origination and execution expertise, including Sachin Shah, who will serve as BEPC’s Chief Executive Officer, Wyatt Hartley, who will serve as BEPC’s Chief Financial Officer, Ruth Kent, who will serve as BEPC’s Chief Operating Officer and Jennifer Mazin, who will serve as BEPC’s General Counsel. See “BEPC Management and the BEP Master Services Agreement” for further details.

Stock Exchange Listing

BEPC has applied to have the BEPC exchangeable shares listed on the NYSE and the TSX, under the symbol “BEPC”. The NYSE has conditionally authorized BEPC to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to BEPC fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to BEPC fulfilling all of the requirements of the TSX on or before September 21, 2020, including distribution of BEPC exchangeable shares to a minimum number of public shareholders. BEPC expects that trading of BEPC exchangeable shares will begin on a “when-issued” basis as early as one (1) trading day prior to the distribution record date and will continue up to and including the distribution date. “When-issued” trades generally settle within two (2) trading days after the distribution date. On or about the first trading day following the distribution date, any “when-issued” trading of BEPC exchangeable shares will end and “regular-way” trading will begin.

The Special Distribution

The special distribution will entitle unitholders of BEP to receive one (1) BEPC exchangeable share for every four (4) BEP units held as of the distribution record date. BEP will publicly announce the distribution record date when the record date has been determined. If all of the conditions to the TERP acquisition are satisfied, the distribution date for the special distribution is expected to occur shortly following the TERP stockholders meeting and in any event on or about the business day prior to the completion of the TERP acquisition.

BEP believes that certain investors in certain jurisdictions may be dissuaded from investing in BEP because of the tax reporting framework that results from investing in BEP units of a Bermuda-exempted limited partnership. Creating BEPC, a corporation, and distributing BEPC exchangeable shares, with each share structured with the intention of providing an economic return equivalent to one BEP unit is intended to achieve the following objectives:

•	Provide investors that would not otherwise invest in BEP with an opportunity to gain access to BEP’s globally diversified portfolio of high-quality renewable power assets.

•

Provide investors with the flexibility to own, through the ownership of a BEPC exchangeable share of BEPC, the economic equivalent of a BEP unit because of the ability to exchange into a BEP unit or its cash equivalent and the identical dividends that are expected to be paid on each BEPC exchangeable share.

•

Provide investors with a tax reporting framework that may be favored by investors in some jurisdictions over the tax reporting framework provided by an investment in BEP, which BEP believes will attract new investors who will benefit from investing in BEP’s business.

•	Create a company that BEP expects to be eligible for inclusion in several indices, which may be attractive to certain investors.

•	Provide the Brookfield Renewable group with a greater securityholder base, thereby creating enhanced liquidity for the Brookfield Renewable group’s securityholders.

•	Create a company that will provide the Brookfield Renewable group with the ability to access new capital pools.

The special distribution is, in effect, a stock split of the BEP units. As of the date of this document, there are approximately 308.7 million BEP units outstanding (assuming exchange of the redeemable partnership units of BRELP), which are expected to receive a cash distribution of $0.5425 per BEP unit in the next quarter, for a total of $167.5 million to be paid. As a result of the special distribution of one (1) BEPC exchangeable share for every four (4) BEP units held:

•

a total of approximately 44.7 million BEPC exchangeable shares will be distributed to unitholders of BEP and 33.1 million BEPC exchangeable shares will be distributed to holders of redeemable partnership units and other equity units of BRELP;

•

the distribution level for each BEP unit will immediately be reduced to 4/5ths of the pre-special distribution level, or to $0.4340 per BEP unit in the next quarter, and this will be the same as the initial dividend level for a BEPC exchangeable share;

•

each holder of forty (40) BEP units before the special distribution will, after completion of the special distribution, own 50 securities (forty (40) BEP units and ten (10) BEPC exchangeable shares) and will be expected to receive, as would have been the case before the special distribution, an aggregate distribution of $21.70 in the next quarter (assuming the holder continues to own forty (40) BEP units and ten (10) BEPC exchangeable shares);

•

a holder who decides to exchange its BEPC exchangeable shares for BEP units will own fifty (50) BEP units in lieu of the forty (40) BEP units pre-distribution (and a holder who decides to sell the ten (10) BEPC exchangeable shares, will now have the cash value of those shares and 4/5ths of its initial investment in BEP);

•

the aggregate cash to be paid in distributions on the BEP units by BEP and BEPC (assuming exchange of the redeemable partnership units of BRELP) will be $167.5 million in the next quarter, which is identical to the amount that would have been paid if the special distribution were not effected; and

•

if all of the BEPC exchangeable shares are exchanged, there will be approximately 386 million BEP units outstanding (assuming exchange of the redeemable partnership units of BRELP), BEPC will be wholly-owned by BEP and there will more BEP units outstanding, each receiving a lower per BEP unit distribution than before the special distribution.

The special distribution is being effected in a manner that BEP expects will not result in any adverse impact on Brookfield Renewable’s credit rating or its preference shareholders, preferred unitholders, or debtholders. See “The Special Distribution—Background to and Purpose of the Special Distribution” and “BEPC Relationship with Brookfield Renewable—Credit Support” for further details. For additional information regarding Brookfield Renewable, see “Brookfield Renewable Partners L.P.”

Proposed Acquisition of TerraForm Power, Inc.

On March 16, 2020, BEP, BEPC, Acquisition Sub, TerraForm Power and TerraForm Power NY Holdings, Inc. entered into the Reorganization Agreement pursuant to which, subject to the terms and conditions of the Reorganization Agreement, TerraForm Power will merge into TerraForm Power NY Holdings, Inc. and the Brookfield Renewable group will acquire all of the public TERP shares. Pursuant to the Reorganization Agreement, each holder of public TERP shares will be entitled to receive for each public TERP share held by such holder as consideration a number of BEPC exchangeable shares equal to the adjusted exchange ratio or, at the election of such holder, BEP units, in each case as further adjusted to prevent dilution in accordance with the Reorganization Agreement plus any cash paid in lieu of fractional BEP units or BEPC exchangeable shares, as applicable. The adjusted exchange ratio will be determined by multiplying (x) 0.381 by (y) the sum of (i) the number (rounded, if necessary, to three decimal points) of BEPC exchangeable shares to be distributed with respect to each BEP unit upon the consummation of the special distribution and (ii) one. Because holders of BEP units are expected to receive one BEPC exchangeable share for every four BEP units in the special distribution, the adjusted exchange ratio is expected to be equal to 0.47625, in which case holders of public TERP shares will be entitled to receive 0.47625 of a BEPC exchangeable share or of a BEP unit per public TERP share. Holders of public TERP shares who do not make an election to receive BEP units will receive BEPC exchangeable shares. There is no limit on the number of shares of TERP common stock that may be exchanged for BEPC exchangeable shares or BEP units. The offer of BEPC exchangeable shares and BEP units in connection with the TERP acquisition will be made via a separate proxy statement/prospectus, and if successfully completed, is expected to close following the closing of the special distribution. Pursuant to the TERP acquisition, each outstanding restricted stock unit issued under TERP’s 2018 Amended and Restated Long-Term Incentive Plan will be converted into an award of the same type with respect to a number of BEPC exchangeable shares determined by multiplying the number of shares of class A common stock of TERP subject to each outstanding TERP restricted stock unit award by the adjusted exchange ratio.

Assuming the TERP acquisition consideration consists solely of BEPC exchangeable shares, up to an additional 41.6 million BEPC exchangeable shares (including BEPC exchangeable shares underlying the BEPC stock awards that are expected to be issued in exchange for the TERP restricted stock unit awards to be cancelled in the TERP acquisition) may be issued in connection with the TERP acquisition.

The special distribution is not conditional on the completion of the TERP acquisition. However, if all of the conditions to the TERP acquisition are satisfied, the intention is for the special distribution to close shortly following the TERP stockholders meeting and in any event on or about the business day prior to the completion of the TERP acquisition. In order to achieve this coordinated timing, the special distribution will be declared closer to the date of the TERP stockholders meeting, and the distribution record and payment date will be announced at that time.

Excluding the shares of TERP common stock owned by a subsidiary of BEP, Brookfield currently controls approximately 47% of TERP common stock on behalf of itself and its institutional partners, including BEP. The TERP common stock controlled by Brookfield is not being acquired in the TERP acquisition. Upon completion of the TERP acquisition, TerraForm Power will be controlled as to 47% by Brookfield and as to 53% by BEP (including through its ownership in BEPC), and BEP will have an indirect 67% economic interest. Concurrently with closing of the TERP acquisition, Brookfield and Brookfield Renewable intend to enter into voting agreements with a subsidiary of BEPC, giving BEPC voting control over the TERP common stock held by BEP and its affiliates. As a result, upon completion of the TERP acquisition, BEPC will control TerraForm Power and consolidate TerraForm Power from an accounting point of view.

Recent Developments

On March 11, 2020, the World Health Organization declared COVID-19 to be a pandemic. Actions taken globally in response to COVID-19 have significantly interrupted international business activities and contributed to significant volatility in the financial markets. The Brookfield Renewable group is currently monitoring the COVID-19 pandemic. The Brookfield Renewable group has implemented extra safety precautions with respect to its personnel, including remote working, as well as contingency plans with respect to its facilities. Given its assets constitute critical physical infrastructure and substantially all of its generation is sold in advance under contract, the Brookfield Renewable group has not experienced the material impact to its operations, financial condition, cash flows or financial performance that has been experienced by many other businesses. While the Brookfield Renewable group has experienced some supply chain delays and certain of its service providers are experiencing challenges, these developments have not had a material impact on the Brookfield Renewable group’s business to date. Based on the Brookfield Renewable group’s experience to date, it does not expect that its operations, financial condition, cash flows or financial performance will be materially impacted by COVID-19, and does not expect any material changes to its long-term strategies or to long-term demand for critical infrastructure assets such as renewable power as a result of the pandemic. For additional information on potential risks of the COVID-19 pandemic to its business, see “Risk Factors—Risks Relating to BEPC’s Operations and the Renewable Power Industry—Developments associated with the COVID-19 pandemic could have an adverse effect on the Brookfield Renewable group’s business”.

On April 3, 2020, a subsidiary of BEP issued C$350 million aggregate principal amount of medium-term notes, comprised of C$175 million ($124 million) aggregate amount of Series 11 Notes, due January 2029, with an effective interest rate of 3.57% and C$175 million ($124 million) aggregate principal amount of Series 12 Notes, due January 2030, with an effective interest rate of 3.62%.

On June 3, 2020, certain affiliates of BAM, which we refer to as the Selling Securityholders, completed a secondary offering of 10,236,000 BEP units on a bought deal basis to a syndicate of underwriters for distribution to the public. One of the Selling Securityholders has granted the underwriters an over-allotment option to purchase up to an additional 1,535,400 BEP units to be sold pursuant to the offering at the same offering price. The over-allotment option is exercisable for a period of 30 days from June 3, 2020.

Ownership and Organization Structure

Prior to the completion of the special distribution and the TERP acquisition, BEPC was an indirect subsidiary of BEP. The following diagram provides an illustration of the simplified corporate structure of Brookfield Renewable group and TerraForm Power immediately prior to completion of the special distribution and the TERP acquisition. All ownership is 100% unless otherwise indicated.

Brookfield Asset Management Inc. ("Brookfield") Ontario
Brookfield Renewable Power Inc. ("BRPI") Ontario
Brookfield Investments Corporation ("BIC") Ontario
BRP Bermuda GP Limited[1] ("BRELP General Partner") Bermuda
99.99% LP Interest
41.65% LP Interest[2]
22.60% LP Interest[2]
3.00% LP Interest[2]
Brookfield Renewable Partners Limited Bermuda
0.01% GP Interest
0.01% GP Interest
BREP Holding L.P.[1] ("BRELP GP LP") Bermuda
BROOKFIELD RENEWABLE PARTNERS L.P. ("BEP") Bermuda
Public (Preferred Unitholders)
0.85% GP Interest
57.50% LP Interest[2]
74.40% LP Interest[2]
Brookfield Renewable Energy L.P.[1] ("BRELP") Bermuda
Public (Holders of LP Units)
Holding Entities
Operating Entities
BRP Bermuda Holdings I Limited[3] ("LATAM Holdco") Bermuda
Brookfield BRP Holdings (Canada) Inc. ("NA Holdco") Ontario
30.7%
Orion US Holdings 1 L.P.[4] Bermuda
BBHC Orion Holdco L.P. Ontario
BEP Bermuda Holdings IV Limited ("Holdings IV") Bermuda
BRE Colombia Hydro Holdings L.P.[6] ("Hydro Holdings") Bermuda
Public (stockholders)
47%
15%
99.6%
38%
Brazilian Operating Entities
Brazilian Operating Entities
TerraForm Power, Inc.[5] ("TERP") Delaware
Isagen S.A. E.S.P.[7] ("Isagen") Colombia
Brookfield Renewable Corporation ("BEPC") British Columbia
Operating Entities
Brookfield Power US Holding America Co. ("BPUSHA") Delaware
BEP Subco Inc. ("Canada Subco") Ontario

(1)	Pursuant to a voting agreement, BRPI has agreed that certain voting rights with respect to BRELP General Partner, BRELP GP LP, and BRELP will be voted in accordance with the direction of BEP.
(2)

BRPI’s limited partnership interest in BRELP is redeemable for cash or exchangeable for BEP units in accordance with the redemption-exchange mechanism contained in BRELP’s limited partnership agreement, which could result in Brookfield, through its interests in BRPI and BIC, owning approximately 57% of BEP’s issued and outstanding BEP units on a fully-exchanged basis. On a fully-exchanged basis, public holders of BEP units own approximately 42.8% of BEP and BRPI will not hold any limited partnership units of BRELP. BRPI has granted the underwriters an over-allotment option to purchase up to an additional 1,535,400 BEP units in connection with the recently completed secondary offering of BEP units by certain affiliates of BAM. The over-allotment option is exercisable for a period of 30 days from June 3, 2020. See “Summary – Recent Developments.”

(3)

Brookfield has provided an aggregate of $5 million of working capital to LATAM Holdco through a subscription for preferred shares. In addition, BRPI holds special shares the redemption price of which is tied to the successful development of projects in Brazil.

(4)	Orion US Holdings 1 L.P. is controlled by Brookfield. Third party investors in Brookfield Infrastructure Fund III indirectly hold an approximate 69.3% interest in Orion US Holdings 1 L.P.
(5)

BEP holds an approximate 29% economic interest in TERP (through an approximate 14% interest owned through Orion US Holdings 1 L.P. and an approximate 15% interest owned through BBHC Orion Holdco L.P.). The remaining 38% interest is held by public TERP stockholders.

(6)

The Brookfield Renewable group holds its interest in Isagen through a consortium, which holds its interest in Isagen through Hydro Holdings. The consortium holds a 64.8% interest in Hydro Holdings (of which BEP’s share is approximately 24.1%), and third party investors hold a 35.2% interest in Hydro Holdings. The general partner of Hydro Holdings will be a controlled subsidiary of BEPC.

(7)

The Brookfield Renewable group consortium’s current interest in Isagen is 99.6% of which BEP’s share is approximately 24.1%. The Brookfield Renewable group holds BEP’s 24.1% interest through BRE Colombia Holdings Limited and BRE Colombia Co Invest I L.P., which are subsidiaries of BEP, and through an investment in Brookfield Infrastructure Fund III. Brookfield Infrastructure Fund III holds an additional 22.9% interest, and the Brookfield Renewable group consortium’s remaining 52.6% interest is held by third party co-investors. Public shareholders hold a 0.4% interest in Isagen.

The following diagram provides an illustration of the simplified corporate structure of the Brookfield Renewable group after completion of the special distribution and assumes that the TERP acquisition is completed and all public TERP shares are exchanged for BEPC exchangeable shares. All ownership is 100% unless otherwise indicated.

(1)

Pursuant to a voting agreement, BRPI has agreed that certain voting rights with respect to the general partner of BRELP General Partner, BRELP GP LP and BRELP will be voted in accordance with the direction of BEP.

(2)

BRPI’s limited partnership interest in BRELP is redeemable for cash or exchangeable for BEP units in accordance with the redemption-exchange mechanism contained in BRELP’s limited partnership agreement, which could result in Brookfield, through its interests in BRPI and BIC, owning approximately 57% of BEP’s issued and outstanding BEP units on a fully-exchanged basis. On a fully-exchanged basis, public holders of BEP units own approximately 42.8% of BEP and BRPI will not hold any limited partnership units of BRELP. BRPI has granted the underwriters an over-allotment option to purchase up to an additional 1,535,400 BEP units in connection with the recently completed secondary offering of BEP units by certain affiliates of BAM. The over-allotment option is exercisable for a period of 30 days from June 3, 2020. See “Summary – Recent Developments.”

(3)	Holders of BEPC exchangeable shares hold a 25% voting interest in BEPC. See “Description of BEPC Share Capital—Exchangeable Shares—Voting”.
(4)

Immediately following the special distribution, holders of BEP units, other than Brookfield and its affiliates, will hold approximately 42.8% of the issued and outstanding BEPC exchangeable shares (27.9% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares).

(5)

Brookfield and its affiliates will hold approximately 57.2% of the issued and outstanding BEPC exchangeable shares (37.4% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares).

(6)

Holders of the BEPC class B shares hold a 75% voting interest in BEPC. The BEPC class C shares are non-voting. Brookfield Renewable will hold all of the BEPC class B shares and BEPC class C shares upon completion of the special distribution. “Description of BEPC Share Capital—Class B Shares—Voting”.

(7)

Brookfield has provided an aggregate of $5 million of working capital to LATAM Holdco through a subscription for preferred shares. In addition, BRPI holds special shares, the redemption price of which is tied to the successful development of projects in Brazil.

(8)

This organizational chart reflects TERP’s ownership assuming that the TERP acquisition is completed and all public TERP shares are exchanged for BEPC exchangeable shares. Overall, BEP will hold an approximate 67% economic interest in TERP (comprised of an approximate 14% interest owned through its interest in Orion US Holdings 1 LP, an approximate 15% interest owned through BBHC Orion Holdco L.P. and through its ownership in BEPC). BEPC will hold an approximate 38% economic interest in TERP. If the TERP acquisition is completed, Brookfield and Brookfield Renewable intend to enter into voting agreements with a subsidiary of BEPC, giving BEPC voting control over the public TERP shares currently held by BEP and its affiliates. As a result, upon completion of the TERP acquisition, BEPC will control TERP and consolidate TERP from an accounting point of view.

(9)

Each holder of public TERP shares will be entitled to receive for each public TERP share held by such holder as consideration a number of BEPC exchangeable shares equal to the adjusted exchange ratio or, at the election of such holder, BEP units, in each case as further adjusted to prevent dilution in accordance with the Reorganization Agreement plus any cash paid in lieu of fractional BEP units or BEPC exchangeable shares, as applicable. The adjusted exchange ratio will be determined by multiplying (x) 0.381 by (y) the sum of (i) the number (rounded, if necessary, to three decimal points) of BEPC exchangeable shares to be distributed with respect to each BEP unit upon the consummation of the special distribution and (ii) one. Because holders of BEP units are expected to receive one BEPC exchangeable share for every four BEP units in the special distribution, the adjusted exchange ratio is expected to be equal to 0.47625, in which case holders of public TERP shares will be entitled to receive 0.47625 of a BEPC exchangeable share or BEP unit per public TERP share.

(10)

Assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares, public TERP stockholders will own an approximate 34.7% economic interest in BEPC. This percentage is subject to adjustment to the extent holders of public TERP shares elect to receive BEP units.

(11)

The Brookfield Renewable group holds its interest in Isagen through a consortium, which holds its interest in Isagen through Hydro Holdings. The consortium holds a 64.8% interest in Hydro Holdings (of which BEPC’s share is approximately 24.1%), and third party investors hold a 35.2% interest in Hydro Holdings. The general partner of Hydro Holdings will be a controlled subsidiary of BEPC.

(12)

The Brookfield Renewable group consortium’s current interest in Isagen is 99.6% of which BEPC’s share is approximately 24.1%. The Brookfield Renewable group holds BEPC’s 24.1% interest through BRE Colombia Holdings Limited and BRE Colombia Co Invest I L.P., which are subsidiaries of BEP, and through an investment in Brookfield Infrastructure Fund III. Brookfield Infrastructure Fund III holds an additional 22.9% interest, and the Brookfield Renewable group consortium’s remaining 52.6% interest is held by third party co-investors. Public shareholders hold a 0.4% interest.

BEP and BEPC Relationship with Brookfield

BEPC’s organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between BEPC and BEPC shareholders, on the one hand, and Brookfield and Brookfield Renewable, on the other hand. For example, BEPC expects that the BEPC board will mirror the board of the general partner of BEP, except that BEPC will add one additional non-overlapping board member to assist BEPC with, among other things, resolving any conflicts of interest that may arise from its relationship with Brookfield Renewable. Eleazar de Carvalho Filho will initially serve as the non-overlapping member of the BEPC board. Mr. de Carvalho Filho has served on the board of directors of the general partner of BEP since November 2011 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, BEPC considers a related party transaction in which BEP is an interested party within the meaning of MI 61-101, Mr. de Carvalho Filho will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. In certain instances, the interests of Brookfield or Brookfield Renewable may differ from the interests of BEPC and BEPC’s shareholders. Further, Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield rather than to BEPC and BEPC’s shareholders. See “BEP and BEPC Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties” below for more information.

BEPC Dividend Policy

The BEPC board may declare dividends at its discretion. However, each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit and it is expected that dividends on BEPC exchangeable shares will be declared and paid at the same time as distributions are declared and paid on the BEP units and that dividends on each BEPC exchangeable share will be declared and paid in the same amount as are declared and paid on each BEP unit to provide holders of BEPC exchangeable shares with an economic return equivalent to holders of BEP units. BEPC expects to commence paying dividends on BEPC exchangeable shares on the first distribution payment date for the BEP units occurring after the distribution date for the special distribution. Additionally, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. BEP pursues a strategy which the Brookfield Renewable group expects will provide for highly stable, predictable cash flows sourced from predominantly hydroelectric, wind and solar assets ensuring a sustainable distribution yield. The Brookfield Renewable group’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at approximately 70% of Brookfield Renewable’s FFO.

Participants in BEP’s distribution reinvestment plan will automatically receive the special distribution of BEPC exchangeable shares on the same basis as other unitholders of BEP provided, they continue to own such BEP units on the distribution record date. However, participants should be aware that BEPC does not currently anticipate establishing a similar dividend reinvestment plan for BEPC, and future dividends paid on BEPC exchangeable shares will be paid in cash and not reinvested.

BEPC Capital Structure

Each BEPC exchangeable share will be structured with the intention of providing an economic return equivalent to one BEP unit (subject to adjustment to reflect certain capital events), including identical dividends on a per share basis as are paid on each BEP unit, and will be exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC), as more fully described in this document. BEP may elect to satisfy its exchange obligation by acquiring such tendered BEPC exchangeable shares for an equivalent number of BEP units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Brookfield Renewable group). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. BEPC and BEP currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. BEP therefore expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and the combined business performance of the Brookfield Renewable group as a whole. However, there are certain material differences between the rights of holders of BEPC exchangeable shares and holders of the BEP units under the governing documents of BEPC and BEP and applicable law, such as the right of holders of BEPC exchangeable shares to request an exchange of their BEPC exchangeable shares for an equivalent number of BEP units or its cash equivalent (the form of payment to be determined at the election of the Brookfield Renewable group) and the redemption right of BEPC. These material differences are described in the section entitled “Comparison of Rights of Holders of BEPC Exchangeable Shares and BEP Units”. In making an investment decision relating to BEP’s securities, you should also carefully consult the documents prepared by BEP and described in the section of this document entitled “Brookfield Renewable Partners L.P.—Information Regarding the BEP Units”.

Further, the BEPC exchangeable shares will be held by public shareholders and Brookfield, and the BEPC class B shares and BEPC class C shares will be held by Brookfield Renewable. Dividends on each BEPC exchangeable share are expected to be declared and paid at the same time and in the same amount per share as distributions on each BEP unit. Brookfield Renewable’s ownership of BEPC class C shares will entitle it to receive dividends as and when declared by the BEPC board. The holders of the BEPC exchangeable shares will be entitled to one vote for each BEPC exchangeable share held at all meetings of BEPC’s shareholders, except for meetings at which only holders of another specified class or series of shares of BEPC are entitled to vote separately as a class or series. The holders of the BEPC class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the BEPC exchangeable shares. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes. Holders of BEPC class C shares will have no voting rights. See “Description of BEPC Share Capital”.

This prospectus constitutes a prospectus of BEP with respect to the delivery of BEP units to holders of BEPC exchangeable shares upon exchange, redemption or acquisition of the BEPC exchangeable shares as contemplated by BEPC’s articles and the Rights Agreement (including in connection with any liquidation, dissolution of winding up of BEPC). BEPC expects to commence paying dividends on the BEPC exchangeable shares on the first distribution payment date for the BEP units occurring after the distribution date for the special distribution.

Rights Agreement

Prior to the distribution date, Wilmington Trust, National Association, or the rights agent, and BAM will enter into a rights agreement, which we refer to as the Rights Agreement, pursuant to which BAM has agreed that, until the seventh anniversary of the distribution date (and as automatically renewed for successive periods of two years, unless BAM provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement) in the event that, on the applicable specified exchange date with respect to any BEPC exchangeable shares submitted for exchange, (i) BEPC has not satisfied its obligation under BEPC articles by delivering the BEP unit amount or its cash equivalent amount and (ii) Brookfield Renewable has not, upon its election in its sole and absolute discretion, acquired such exchanged BEPC exchangeable shares from the holder thereof and delivered the BEP unit amount, BAM will satisfy, or cause to be satisfied, the obligations pursuant to the BEPC articles to exchange such subject BEPC exchangeable shares for the BEP unit amount or its cash equivalent. The holders of BEPC exchangeable shares have a right to receive the BEP unit amount or its cash equivalent in such circumstances, which we refer to as the secondary exchange rights. BAM currently intends to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units. After the expiry of the Rights Agreement, holders of BEPC exchangeable shares will continue to have all of the rights provided for in the BEPC articles but will no longer be entitled to rely on the secondary exchange rights.

Management Fee and Incentive Distributions

BEPC, like Brookfield Renewable, will be externally managed by the Service Providers. In connection with the completion of the special distribution, the BEP Master Services Agreement will be amended to contemplate BEPC becoming a Service Recipient and receiving management services comparable to the services currently provided to Brookfield Renewable by the Service Providers. Pursuant to the BEP Master Services Agreement, in exchange for the management services provided to Brookfield Renewable by the Service Providers, Brookfield Renewable pays an annual management fee to the Service Providers of $20 million (adjusted annually for inflation at an inflation factor based on year over year United States consumer price index) plus 1.25% of the amount by which the market value of the Brookfield Renewable group exceeds an initial reference value. The base management fee is calculated and paid on a quarterly basis. For purposes of calculating the base management fee, the market value of the Brookfield Renewable group is equal to the aggregate value of all outstanding BEP units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including BEPC exchangeable shares) that are not held by Brookfield Renewable, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. BRP Bermuda GP Limited, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on BRELP units (other than BRELP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including BEPC, exceed specified target levels as set forth in BRELP’s limited partnership agreement. The value of the special distribution will not be included in the relevant quarterly incentive distribution calculation. There will be no increase to the base management fee and incentive distribution fees currently paid by Brookfield Renewable to the Service Providers, though following completion of the special distribution, BEPC will be responsible for reimbursing Brookfield Renewable for its proportionate share of the base management fee. BEPC’s proportionate share of the base management fee will be calculated on the basis of the value of BEPC’s business relative to that of BEP. See “BEP and BEPC Relationship with Brookfield—Incentive Distributions”.

For additional information, see “BEPC Management and the BEP Master Services Agreement”.

Summary of Material Canadian Federal Income Tax Considerations

In general, subject to the conditions and limitations set forth below under the heading “Material Canadian Federal Income Tax Considerations”, the special distribution will reduce the adjusted cost base of a resident holder’s interest in BEP and the special distribution should not be taxable to a non-resident holder for Canadian federal income tax purposes.

Unitholders of BEP who receive BEPC exchangeable shares pursuant to the special distribution should consult their own tax advisors having regard to their particular circumstances.

Summary of Material United States Federal Income Tax Considerations

In general, subject to the conditions and limitations set forth below under the heading “Material United States Federal Income Tax Considerations”, and based on representations made by the general partner of BEP and the general partner of BRELP, as of the date hereof, Torys LLP is of the opinion that each of BEP and BRELP should qualify as an “investment partnership” within the meaning of the Code. If BEP and BRELP so qualify, then the special distribution of BEPC exchangeable shares to a U.S. unitholder that is an “eligible partner” (as defined below) will qualify as a non-taxable distribution of property for U.S. federal income tax purposes. However, the treatment of BEP and BRELP as investment partnerships is not free from doubt, as it depends on the highly factual determination that, for such U.S. federal income tax purposes, neither BEP nor BRELP has ever been engaged in a trade or business since the date of formation. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the positions described herein. Each U.S. unitholder should consult an independent tax advisor regarding the U.S. federal income tax consequences of the special distribution in light of such unitholder’s particular circumstances.

Corporate Information

BEPC’s head office is at 250 Vesey Street, 15th Floor, New York NY 10281-1023 and BEPC’s registered office is at 1055 West Georgia Street, Suite 1500, P.O Box 11117, Vancouver, British Columbia V6E 4N7. BEPC’s telephone number is +1 (212) 417-7000.

Risk Factors

Ownership of BEPC exchangeable shares is subject to a number of risks of which you should be aware. For a discussion of factors you should consider, you are directed to the risks described under “Risk Factors”.

Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to the one BEP unit. BEP therefore expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and the combined business performance of the Brookfield Renewable group as a whole. See “Risk Factors” and the risk factors included in BEP’s Annual Report that BEP has incorporated herein by reference for a discussion of the risk factors applicable to Brookfield Renewable’s business and an investment in BEP units.

Summary of Selected Financial Information

The following tables present selected financial data for the Business and are derived from, and should be read in conjunction with, the audited combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019, and the unaudited interim condensed combined carve-out financial statements of the United States, Colombian and Brazilian operations of the partnership as at March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and March 31, 2019 and the notes thereto, which are included elsewhere in this document. The information included in this section should also be read in conjunction with BEPC’s and BEP’s Unaudited Pro Forma Financial Statements as at March 31, 2020 and for the three months ended March 31, 2020 and for each of the years in the three years ended December 31, 2019, included elsewhere in this document. Presentation of selected financial information as of December 31, 2016 and December 31, 2015 and for the fiscal periods ended December 31, 2016 and December 31, 2015 could not be provided without unreasonable effort or expense.

	Three months ended March 31		Year Ended December 31
(MILLIONS)	2020	2019	2019	2018	2017
Statement of Income Data
Revenues	$596	$617	$2,236	$2,164	$2,035
Other income	5	4	31	16	27
Direct operating costs	(213)	(204)	(801)	(816)	(832)
Management service costs	(20)	(15)	(82)	(56)	(60)
Interest expense	(91)	(95)	(381)	(402)	(438)
Share of earnings from equity accounted investments	1	3	12	17	5
Foreign exchange and unrealized financial instrument gain (loss)	35	7	9	(14)	(9)
Depreciation	(128)	(128)	(509)	(531)	(559)
Other	(6)	1	(21)	(48)	8

Income before income tax	179	190	494	330	177
Current income tax expense	(18)	(22)	(59)	(26)	(38)
Deferred income tax (expense) recovery	(10)	(17)	(10)	58	(76)

Net income	$151	$151	$425	$362	$63

Net income attributable to:
Participating non-controlling interests – in operating subsidiaries	$76	$84	$241	$286	$69
Parent company	$75	$67	$184	$76	$(6)

	March 31, 2020	December 31,
(MILLIONS)		2019	2018
Statement of Financial Position Data
Cash	$152	$67	$94
Total assets	22,097	24,338	23,368
Non-recourse borrowings	5,292	5,661	5,543
Equity
Participating non-controlling interests – in operating subsidiaries	6,202	6,994	6,613
Equity in net assets attributable to parent company	7,073	7,748	7,683

Total equity in net assets	$13,275	$14,742	$14,296

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information set forth or incorporated by reference in this document. If any of the following risks were actually to occur, BEPC’s business, financial condition and results of operations and the value of the BEPC exchangeable shares would likely suffer. Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit. BEPC therefore expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and the combined business performance of the Brookfield Renewable group as a whole. In addition to carefully considering the risks factors contained in this document and described below, you should carefully consider the risk factors applicable to Brookfield Renewable’s business and an investment in BEP units, which are incorporated by reference from BEP’s Annual Report. For additional information regarding Brookfield Renewable, see “Brookfield Renewable Partners L.P.” and “Where You Can Find More Information”.

Risks Relating to BEPC

Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit and therefore BEPC expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and the combined business performance of the Brookfield Renewable group as a whole.

Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit and, in addition to contemplating identical dividends to the distributions paid on the BEP units, each BEPC exchangeable share is exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Brookfield Renewable group). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. BEPC and BEP currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. As a result, the business operations of Brookfield Renewable, and the market price of the BEP units, are expected to have a significant impact on the market price of the BEPC exchangeable shares, which could be disproportionate in circumstances where the business operations and results of BEPC on a standalone basis are not indicative of such market trends. BEPC exchangeable shareholders will have no ability to control or influence the decisions or business of Brookfield Renewable. You should therefore also carefully consider the risk factors applicable to Brookfield Renewable’s business and an investment in BEP units, as described in BEP’s Annual Report, which is incorporated by reference in this document. For additional information regarding Brookfield Renewable, see “Brookfield Renewable Partners L.P.”

BEPC is a newly formed corporation with no separate operating history and the historical and pro forma financial information included herein does not reflect the financial condition or operating results BEPC would have achieved during the periods presented, and therefore may not be a reliable indicator of BEPC’s future financial performance.

BEPC was formed on September 9, 2019 and has only recently commenced its activities. Although BEPC’s assets and operating businesses have been under Brookfield Renewable’s control prior to the formation of BEPC, their combined results have not previously been reported on a stand-alone basis and the historical and pro forma financial statements included in this document may not be indicative of BEPC’s future financial condition or operating results and will make it difficult to assess BEPC’s ability to operate profitably and pay dividends to BEPC’s shareholders. BEPC has not yet acquired its assets and operating businesses from Brookfield Renewable and will do so prior to the special distribution. A failure by BEPC to acquire its assets and operating businesses from Brookfield Renewable would represent a material change from the business, assets, revenues and operations of BEPC presented in this document.

BEPC is a holding company and its material assets consist solely of interests in BEPC’s operating subsidiaries.

BEPC has no independent means of generating revenue. BEPC depends on distributions and other payments from BEPC’s operating businesses to provide BEPC with the funds necessary to meet its financial obligations. BEPC’s operating businesses are legally distinct from BEPC and some of them are or may become restricted in their ability to pay dividends and distributions or otherwise make funds available to BEPC pursuant to local law, regulatory requirements and their contractual agreements, including agreements governing their financing arrangements. BEPC’s operating businesses will generally be required to service their debt obligations before making distributions to BEPC.

A significant portion of BEPC’s assets is located in South America. Changes in regulatory, political, economic and social conditions in South America could adversely affect BEPC’s business, results of operations, financial condition and prospects.

BEPC’s financial performance may be negatively affected by regulatory, political, economic and social conditions in South American countries in which BEPC operations or projects are located. In many of these jurisdictions, BEPC is exposed to various risks such as potential renegotiation, nullification or forced modification of existing contracts, expropriation or nationalization of property, foreign exchange controls, changes in local laws, regulations and policies, political instability, bribery, extortion, corruption, civil strife, acts of war, guerilla activities and terrorism. BEPC also faces the risk of having to submit to the jurisdiction of a foreign court or arbitration panel or having to enforce a judgment against a sovereign nation within its own territory. Actual or potential political or social changes and changes in economic policy may undermine investor confidence, which may hamper investment and thereby reduce economic growth, and otherwise may adversely affect the economic and other conditions under which BEPC operates in ways that could have a materially negative effect on BEPC’s business.

Further, governments in South America may impose new taxes, raise existing taxes, reduce tax exemptions and benefits, request or force renegotiation of tax stabilization agreements or change the basis on which taxes are calculated in a manner that is unfavorable to BEPC. Governments that have committed to provide a stable taxation or regulatory environment may alter those commitments or shorten their duration. The imposition of or increase in such taxes or charges can significantly increase the risk profile and costs of operations in those jurisdictions. BEPC may also be subject to rising trends of resource nationalism in certain countries in which BEPC operates that can result in constraints on BEPC’s operations, increased taxation or even expropriations and nationalizations.

BEPC is expected to be a “foreign private issuer” under U.S. securities law. Therefore, BEPC will be exempt from requirements applicable to U.S. domestic registrants listed on the NYSE.

Although BEPC will be subject to the periodic reporting requirement of the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about BEPC than is regularly published by or about other companies in the United States. BEPC is exempt from certain other sections of the Exchange Act to which U.S. domestic issuers are subject, including the requirement to provide BEPC’s shareholders with information statements or proxy statements that comply with the Exchange Act. In addition, insiders and large shareholders of BEPC are not obligated to file reports under Section 16 of the Exchange Act, and BEPC and BEP will be permitted to follow certain home country corporate governance practices (being Bermuda and British Columbia for BEP and BEPC, respectively) instead of those otherwise required under the NYSE Listed Company Manual for domestic issuers. BEPC currently intends to follow the same corporate practices as would be applicable to U.S. domestic companies under the U.S. federal securities laws and NYSE corporate governance standards; however, as BEPC will be externally managed by the Service Providers pursuant to the BEP Master Services Agreement, BEPC will not have a compensation committee.

However, BEPC may in the future elect to follow BEPC’s home country law for certain of BEPC’s other corporate governance practices, as permitted by the rules of the NYSE, in which case BEPC’s shareholders would not be afforded the same protection as provided under NYSE corporate governance standards to U.S. domestic registrants. Following BEPC’s home country governance practices as opposed to the requirements that would otherwise apply to a U.S. domestic company listed on the NYSE may provide less protection than is accorded to investors of U.S. domestic issuers.

BEPC’s operations in the future may be different from BEPC’s current business.

Brookfield Renewable’s operations today include hydroelectric, wind and solar power generation (including the Business) and biomass power generation, cogeneration and storage businesses in North and South America, Europe and Asia Pacific. BEPC’s current operations consist of hydroelectric, wind, storage and ancillary power generation assets across Brazil, Colombia and the United States. BEPC may own interests in other renewable power operations, and BEPC may seek to divest of certain of BEPC’s existing operations in the future. In addition, pursuant to the Brookfield Relationship Agreement with Brookfield, Brookfield may (but is not required to) offer BEPC or Brookfield Renewable the opportunity to acquire: (i) an integrated utility even if a significant component of such utility’s operations consist of a non -renewable power generation operation or development, such as a power generation operation that uses coal or natural gas, (ii) a portfolio of power operations, even if a significant component of such portfolio’s operations consist of non-renewable power generation, or (iii) renewable power generation operations or developments that comprise part of a broader enterprise. The risks associated with the operations of Brookfield Renewable, or BEPC’s future operations, may differ from those associated with the Business.

The completion of new acquisitions can have the effect of significantly increasing the scale and scope of BEPC’s operations, including operations in new geographic areas and industry sectors, and the Service Providers may have difficulty managing these additional operations. In addition, acquisitions involve risks to BEPC’s business.

A key part of the Brookfield Renewable group’s strategy will involve seeking acquisition opportunities upon Brookfield’s recommendation and allocation of opportunities to BEPC. Acquisitions, such as the TERP acquisition, may increase the scale, scope and diversity of BEPC’s operating businesses. BEPC depends on the diligence and skill of Brookfield’s and BEPC’s professionals to effectively manage BEPC, integrating acquired businesses with BEPC’s existing operations. These individuals may have difficulty managing additional acquired businesses and may have other responsibilities within Brookfield’s asset management business. If any such acquired businesses are not effectively integrated and managed, BEPC’s existing business, financial condition and results of operations may be adversely affected.

Future acquisitions will likely involve some or all of the following risks, which could materially and adversely affect BEPC’s business, financial condition or results of operations: the difficulty of integrating the acquired operations and personnel into BEPC’s current operations; potential disruption of BEPC’s current operations; diversion of resources, including Brookfield’s time and attention; the difficulty of managing the growth of a larger organization; the risk of entering markets in which BEPC has little experience; the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprise; risk of environmental or other liabilities associated with the acquired business; and the risk of a change of control resulting from an acquisition triggering rights of third parties or government agencies under contracts with, or authorizations held by the operating business being acquired. While it is BEP’s practice to conduct extensive due diligence investigations into businesses being acquired, it is possible that due diligence may fail to uncover all material risks in the business being acquired, or to identify a change of control trigger in a material contract or authorization, or that a contractual counterparty or government agency may take a different view on the interpretation of such a provision to that taken by BEPC and BEP, thereby resulting in a dispute.

BEPC may acquire distressed companies and these acquisitions may subject BEPC and BEP to increased risks, including the incurrence of additional legal or other expenses.

As part of BEPC’s acquisition strategy, BEPC may acquire distressed companies. This could involve acquisitions of securities of companies in event-driven special situations, such as acquisitions, tender offers, bankruptcies, recapitalizations, spinoffs, corporate and financial restructurings, litigation or other liability impairments, turnarounds, management changes, consolidating industries and other catalyst-oriented situations. Acquisitions of this type involve substantial financial and business risks that can result in substantial or total losses. Among the problems involved in assessing and making acquisitions in troubled issuers is the fact that it frequently may be difficult to obtain information as to the condition of such issuer. If, during the diligence process, BEPC fails to identify issues specific to a company or the environment in which BEPC operates, BEPC may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that may result in other reporting losses.

As a consequence of BEPC’s role as an acquirer of distressed companies, BEPC may be subject to increased risk of incurring additional legal, indemnification or other expenses, even if BEPC is not named in any action. In distressed situations, litigation often follows when disgruntled shareholders, creditors and other parties seek to recover losses from poorly performing investments. The enhanced litigation risk for distressed companies is further elevated by the potential that Brookfield or BEPC may have controlling or influential positions in these companies.

Government policies providing incentives for renewable energy could change at any time.

Development of new renewable energy sources and the overall growth of the renewable energy industry has generally been supported by state or provincial, national, supranational and international policies. Some of BEPC’s projects benefit from such incentives. The attractiveness of renewable energy to purchasers of renewable assets, as well as the economic return available to project sponsors, is often enhanced by such incentives. Particularly in light of political changes in the United States and other jurisdictions in which BEPC currently or may in the future operate, there is a risk that regulations that provide incentives for renewable energy could change or expire in a manner that adversely impacts the market for renewables generally. Any political changes in the jurisdictions in which BEPC operates may impact the competitiveness of renewable energy generally and the economic value of certain of BEPC projects in particular.

BEPC uses leverage and such indebtedness may result in BEPC or BEPC’s operating businesses being subject to certain covenants that restrict BEPC’s ability to engage in certain types of activities or to make distributions to equity.

Many of BEPC’s operating subsidiaries have entered into or will enter into credit facilities or have incurred or will incur other forms of debt, including for acquisitions. The total quantum of exposure to debt within BEPC is significant, and BEPC may become more leveraged in the future.

Leveraged assets are more sensitive to declines in revenues, increases in expenses and interest rates, and adverse economic, market and industry developments. A leveraged company’s income and net assets also tend to increase or decrease at a greater rate than would otherwise be the case if money had not been borrowed. As a result, the risk of loss associated with a leveraged company, all other things being equal, is generally greater than for companies with comparatively less debt. In addition, the use of indebtedness in connection with an acquisition may give rise to negative tax consequences to certain investors. Leverage may also result in a requirement for short-term liquidity, which may force the sale of assets at times of low demand and/or prices for such assets. This may mean that BEPC is unable to realize fair value for the assets in a sale.

BEPC’s credit facilities also contains, and may contain in the future, covenants applicable to the relevant borrower and events of default. Covenants can relate to matters including limitations on financial indebtedness, dividends, acquisitions, or minimum amounts for interest coverage, adjusted EBITDA, cash flow or net worth. If an event of default occurs, or minimum covenant requirements are not satisfied, this can result in a requirement to immediately repay any drawn amounts or the imposition of other restrictions including a prohibition on the payment of distributions to equity.

Changes in BEPC’s credit ratings may have an adverse effect on BEPC’s financial position and ability to raise capital.

BEPC cannot assure you that any credit rating assigned to BEPC or any of BEPC’s operating subsidiaries or their debt securities or Brookfield Renewable will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. A lowering or withdrawal of such ratings may have an adverse effect on BEPC’s financial position and ability to raise capital.

BEPC is not, and does not intend to become, regulated as an investment company under the Investment Company Act of 1940, or the Investment Company Act (and similar legislation in other jurisdictions) and, if BEPC were deemed an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for BEPC to operate as contemplated.

The Investment Company Act (and similar legislation in other jurisdictions) provides certain protections to investors and imposes certain restrictions on companies that are required to be regulated as investment companies. Among other things, such rules limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities and impose certain governance requirements. BEPC has not been and does not intend to become regulated as an investment company and BEPC intends to conduct its activities so it will not be deemed to be an investment company under the Investment Company Act (and similar legislation in other jurisdictions). In order to ensure that BEPC is not deemed to be an investment company, BEPC may be required to materially restrict or limit the scope of BEPC’s operations or plans. BEPC will be limited in the types of acquisitions that it may make, and BEPC may need to modify its organizational structure or dispose of assets which BEPC would not otherwise dispose of. Moreover, if anything were to happen which would cause BEPC to be deemed an investment company under the Investment Company Act, it would be impractical for BEPC to operate as contemplated. Agreements and arrangements between and among BEPC and Brookfield would be impaired, the type and number of acquisitions that BEPC would be able to make as a principal would be limited and BEPC’s business, financial condition and results of operations would be materially adversely affected. Accordingly, BEPC would be required to take extraordinary steps to address the situation, such as the amendment or termination of the BEP Master Services Agreement, the restructuring of BEPC and BEPC’s operating subsidiaries, the amendment of BEPC’s governing documents or the dissolution of BEPC, any of which could materially adversely affect the value of BEPC exchangeable shares.

BEPC’s failure to maintain effective internal controls could have a material adverse effect on BEPC’s business in the future and the price of BEPC exchangeable shares.

As a public company, BEPC will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and stock exchange rules promulgated in response to the Sarbanes-Oxley Act. A number of BEPC’s current operating subsidiaries are and potential future acquisitions will be private companies and their systems of internal controls over financial reporting may be less developed as compared to public company requirements. Any failure to maintain adequate internal controls over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause material weaknesses or significant deficiencies in BEPC’s internal controls over financial reporting and could result in errors or misstatements in BEPC’s consolidated financial statements that could be material. If BEPC or its independent registered public accounting firm were to conclude that BEPC’s internal controls over financial reporting were not effective, investors could lose confidence in BEPC’S reported financial information and the price of BEPC exchangeable shares could decline. BEPC’S failure to achieve and maintain effective internal controls could have a material adverse effect on BEPC’s business, BEPC’s ability to access capital markets and investors’ perception of BEPC. In addition, material weaknesses in BEPC’s internal controls could require significant expense and management time to remediate.

Risks Relating to the BEPC Exchangeable Shares

BEPC may redeem the BEPC exchangeable shares at any time without the consent of the holders.

The BEPC board, in its sole discretion and for any reason, and without the consent of holders of BEPC exchangeable shares, may elect to redeem all of the then outstanding BEPC exchangeable shares at any time upon sixty (60) days’ prior written notice, including without limitation following the occurrence of any of the following redemption events: (i) the total number of BEPC exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the BEP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of BEP approve an acquisition of BEP by way of arrangement or amalgamation; (iv) unitholders of BEP approve a restructuring or other reorganization of BEP; (v) there is a sale of all or substantially all of BEP’ assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BEPC and BEPC’s shareholders, that may result in adverse tax consequences for BEPC or BEP’s shareholders; or (vii) the BEPC board, in its sole discretion, concludes that the unitholders of BEP or holders of BEPC exchangeable shares are adversely impacted by a fact, change or other circumstance relating to BEPC. For greater certainty, unitholders of BEP do not have the ability to vote on such redemption and the board’s decision to redeem all of the then outstanding BEPC exchangeable shares will be final. In addition, the holder of BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares, BEPC shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date. In the event of such redemption, holders of BEPC exchangeable shares will no longer own a direct interest in BEPC and will become unitholders of BEP, even if such holders desired to remain holders of BEPC exchangeable shares. Such redemption could occur at a time when the trading price of the BEPC exchangeable shares is greater than the trading price of the BEP units, in which case holders would receive BEP units with a lower trading price. See “Description of BEPC Share Capital—BEPC Exchangeable Shares—Redemption by Issuer”.

In the event that a BEPC exchangeable share held by a holder is redeemed by BEPC or exchanged by the holder, the holder will be considered to have disposed of such BEPC exchangeable share for Canadian income tax purposes. See “Material Canadian Federal Income Tax Considerations” for more information.

Holders of BEPC exchangeable shares do not have a right to elect whether to receive cash or BEP units upon a liquidation or exchange event. Rather, the Brookfield Renewable group has the right to make such election in its sole discretion.

In the event that (i) there is a liquidation, dissolution or winding up of BEPC or BEP, (ii) BEPC or BEP exercises its right to redeem (or cause the redemption of) all of the then outstanding BEPC exchangeable shares, or (iii) a holder of BEPC exchangeable shares requests an exchange of BEPC exchangeable shares, holders of BEPC exchangeable shares shall be entitled to receive one BEP unit per BEPC exchangeable share held (subject to adjustment to reflect certain capital events described in this document and certain other payment obligations in the case of a liquidation, dissolution or winding up of BEPC or BEP) or in the case of (i) and (iii), its cash equivalent. The form of payment will be determined at the election of the Brookfield Renewable group so a holder will not know whether cash or BEP units, as applicable, will be delivered in connection with any of the events described in clauses (i) and (iii) above. BEPC and BEP currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. See “Description of BEPC Share Capital—BEPC Exchangeable Shares”.

Any holder requesting an exchange of their BEPC exchangeable shares for which BEPC or BEP elects to provide BEP units in satisfaction of the exchange amount may experience a delay in receiving such BEP units, which may affect the value of the BEP units the holder receives in an exchange.

Each BEPC exchangeable share will be exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Brookfield Renewable group). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. In the event cash is used to satisfy an exchange request, the amount payable per BEPC exchangeable share will be equal to the NYSE closing price of one BEP unit on the date that the request for exchange is received by the transfer agent. As a result, any decrease in the value of the BEP units after that date will not affect the amount of cash received. However, any holder whose BEPC exchangeable shares are exchanged for BEP units will not receive such BEP units for up to ten (10) business days after the applicable request is received. During this period, the market price of BEP units may decrease. Any such decrease would affect the value of the BEP unit consideration to be received by the holder of BEPC exchangeable shares on the effective date of the exchange.

BEP will be required to maintain an effective registration statement in the United States in order to exchange any BEPC exchangeable shares for BEP units. If a registration statement with respect to the BEP units issuable upon any exchange, redemption or purchase of BEPC exchangeable shares (including in connection with any liquidation, dissolution or winding up of BEPC) is not current or is suspended for use by the SEC, no exchange or redemption of BEPC exchangeable shares for BEP units may be effected during such period.

The BEPC exchangeable shares may not trade at the same price as the BEP units.

Although the BEPC exchangeable shares are intended to provide an economic return that is equivalent to the BEP units, there can be no assurance that the market price of BEPC exchangeable shares will be equal to the market price of BEP units at any time. If BEPC redeems the BEPC exchangeable shares (which can be done without the consent of the holders) at a time when the trading price of the BEPC exchangeable shares is greater than the trading price of the BEP units, holders will receive BEP units with a lower trading price. Factors that could cause differences in such market prices may include:

•	perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

•	actual or perceived differences in distributions to holders of BEPC exchangeable shares versus holders of BEP units, including as a result of any legal prohibitions;

•	business developments or financial performance or other events or conditions that may be specific to only Brookfield Renewable or BEPC; and

•	difficulty in the exchange mechanics between BEPC exchangeable shares and BEP units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

If a sufficient amount of BEPC exchangeable shares are exchanged for BEP units, then the BEPC exchangeable shares may be de-listed.

Upon completion of the special distribution, the BEPC exchangeable shares are expected to commence trading on the NYSE and the TSX. However, if a sufficient amount of BEPC exchangeable shares are subsequently exchanged for BEP units , or BEPC exercises its redemption right at any time including if the total number of BEPC exchangeable shares decreases by 50% or more over any twelve-month period, BEPC may fail to meet the minimum listing requirements on the NYSE and the TSX, and the NYSE or the TSX may take steps to de-list the BEPC exchangeable shares. Though holders of BEPC exchangeable shares will still be entitled to exchange each such share at any time for one BEP unit (subject to adjustment to reflect certain capital events described in this document), or its cash equivalent (the form of payment to be determined at the election of the

Brookfield Renewable group), a de-listing of the BEPC exchangeable shares would have a significant adverse effect on the liquidity of the BEPC exchangeable shares, and holders thereof may not be able to exit their investments in the market on favorable terms.

The BEPC exchangeable shares have never been publicly traded and an active and liquid trading market for BEPC exchangeable shares may not develop.

There has not been a market for BEPC exchangeable shares and BEPC cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market for BEPC exchangeable shares or, if such a market develops, whether it will be maintained. BEPC cannot predict the effects on the price of BEPC exchangeable shares if a liquid and active trading market for BEPC exchangeable shares does not develop. In addition, if such a market does not develop, relatively small sales of BEPC exchangeable shares may have a significant negative impact on the price of BEPC exchangeable shares. A number of factors, principally factors relating to BEPC but also including factors specific to Brookfield Renewable and its business, financial condition and liquidity, economic and financial market conditions, interest rates, availability of capital and financing sources, volatility levels and other factors could lead to a decline in the value of BEPC exchangeable shares and a lack of liquidity in any market for BEPC exchangeable shares.

The market price of the BEPC exchangeable shares and BEP units may be volatile, and holders of BEPC exchangeable shares and/or BEP units may lose a significant portion of their investment due to drops in the market price of BEPC exchangeable shares and/or BEP units.

The market price of the BEPC exchangeable shares and the BEP units may be volatile and holders of such securities may not be able to resell their securities at or above the implied price at which they acquired such securities due to fluctuations in the market price of such securities, including changes in market price caused by factors unrelated to BEPC or Brookfield Renewable’s operating performance or prospects. Specific factors that may have a significant effect on the market price of the BEPC exchangeable shares and the BEP units:

•

changes in stock market analyst recommendations or earnings estimates regarding the BEPC exchangeable shares or BEP units, other companies and partnerships that are comparable to BEPC or Brookfield Renewable or are in the industries that they serve;

•	with respect to the BEPC exchangeable shares, changes in the market price of the BEP units, and vice versa;

•	actual or anticipated fluctuations in BEPC and BEP’s operating results or future prospects;

•	reactions to public announcements by BEPC and Brookfield Renewable;

•	strategic actions taken by BEPC or Brookfield Renewable;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from pandemic, war, incidents of terrorism and responses to such events; and

•	sales of such securities by BEPC, Brookfield Renewable or significant stockholders.

Exchanges of BEPC exchangeable shares for BEP units may negatively affect the market price of the BEP units, and additional issuances of BEPC exchangeable shares would be dilutive to the BEP units.

Each BEPC exchangeable share will be exchangeable by the holder thereof for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Brookfield Renewable group). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. If the Brookfield Renewable group elects to deliver BEP units in satisfaction of any such exchange request, a significant number of additional BEP units may be issued from time to time which could have a negative impact on the market price for BEP units. Additionally, any BEPC exchangeable shares issued by BEPC in the future will also be exchangeable for BEP units, and, accordingly, any future exchanges satisfied by the delivery of BEP units would dilute the percentage interest of existing holders of the BEP units and may reduce the market price of the BEP units.

BEPC or BEP may issue additional shares or BEP units in the future, including in lieu of incurring indebtedness, which may dilute holders of BEPC’s and BEP’s equity securities. BEPC or BEP may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to BEPC’s and BEP’s equity holders.

Subject to the terms of any of BEPC’s securities then outstanding, BEPC may issue additional securities, including BEPC exchangeable shares, BEPC class B shares, BEPC class C shares, preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as the BEPC board may determine. Subject to the terms of any of BEPC’s securities then outstanding, the BEPC board will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in BEPC’s profits, losses and dividends, any rights to receive BEPC’s assets upon BEPC’s dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BEPC’s securities then outstanding, the BEPC board may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the BEPC exchangeable shares.

Similarly, under BEP’s limited partnership agreement, subject to the terms of any preferred units then outstanding, BEP’s general partner may issue additional partnership securities, including BEP units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of BEP’s general partner may determine. Subject to the terms of any of BEP securities then outstanding, the board of BEP’s general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in BEP’s profits, losses and dividends, any rights to receive BEP’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BEP securities then outstanding, the board of BEP’s general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the BEP units.

The sale or issuance of a substantial number of BEPC exchangeable shares, the BEP units or other equity securities of BEPC or BEP in the public markets (and including in connection with the TERP acquisition), or the perception that such sales or issuances could occur, could depress the market price of BEPC exchangeable shares and impair BEPC’s ability to raise capital through the sale of additional BEPC exchangeable shares. BEPC cannot predict the effect that future sales or issuances of BEPC exchangeable shares, BEP units or other equity securities would have on the market price of BEPC exchangeable shares. Subject to the terms of any of BEPC’s securities then outstanding, holders of BEPC exchangeable shares will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.

BEPC cannot assure you that it will be able to pay dividends equal to the levels currently paid by BEP and holders of BEPC exchangeable shares may not receive dividends equal to the distributions paid on the BEP units and, accordingly, may not receive the intended economic equivalence of those securities.

The BEPC exchangeable shares are intended to provide an economic return per BEPC exchangeable share equivalent to one BEP unit (subject to adjustment to reflect certain capital events). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. Pursuant to the equity commitment, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. However, dividends are at the discretion of the BEPC board of directors and unforeseen circumstances (including legal prohibitions) may prevent the same dividends from being paid on each security. Accordingly, there can be no assurance that dividends and distributions will be identical for each BEPC exchangeable share and BEP unit, respectively, in the future, which may impact the market price of these securities. Dividends on BEPC exchangeable shares may not equal the levels currently paid by BEP for various reasons, including, but not limited to, the following:

•	BEPC may not have enough unrestricted funds to pay such dividends due to changes in BEPC’s cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future dividends will be dependent on then-existing conditions, including BEPC’s financial conditions, earnings, legal requirements, including limitations under British Columbia law, restrictions on BEPC’s borrowing agreements that limit its ability to pay dividends and other factors BEPC deems relevant; and

•	BEPC may desire to retain cash to improve BEPC’s credit profile or for other reasons.

Non-U.S. shareholders will be subject to foreign currency risk associated with BEPC’s dividends.

A significant number of BEPC’s shareholders will reside in countries where the U.S. dollar is not the functional currency. BEP’s dividends are denominated in U.S. dollars but are settled in the local currency of the shareholder receiving the dividend. For each non-U.S. shareholder, the value received in the local currency from the dividend will be determined based on the exchange rate between the U.S. dollar and the applicable local currency at the time of payment. As such, if the U.S. dollar depreciates significantly against the local currency of the non-U.S. shareholder, the value received by such shareholder in its local currency will be adversely affected.

U.S. investors in BEPC’s exchangeable shares may find it difficult or impossible to enforce service of process and enforcement of judgments against BEPC and the BEPC board and the Service Providers.

BEPC was established under the laws of the Province of British Columbia, Canada, and a significant number of BEPC’s subsidiaries are organized in jurisdictions outside of the United States. In addition, BEPC’s executive officers and the experts identified in this document are located outside of the United States. Certain of BEPC’s directors and officers and the Service Providers reside outside of the United States. A substantial portion of BEPC’s assets are, and the assets of BEPC’s directors and officers and the Service Providers and the experts identified in this document may be located outside of the United States. It may not be possible for investors to effect service of process within the United States upon BEPC’s directors and officers and the Service Providers or the experts identified in this document. It may also not be possible to enforce against BEPC, the experts identified in this document, or BEPC’s directors and officers and the Service Providers, judgments obtained in U.S. courts predicated upon the civil liability provisions of applicable securities law in the United States.

As a result of the FPA and FERC’s regulations in respect of transfers of control, absent prior authorization by FERC, an investor in BEPC will generally not be permitted to obtain a direct and/or indirect voting interest of 10% or more in BEPC, and a violation of this limitation could result in civil or criminal penalties under the FPA and possible further sanctions imposed by FERC under the FPA.

Some of BEPC’s U.S. operating subsidiaries are “public utilities” (as defined in the FPA) and, therefore, subject to FERC’s jurisdiction under the FPA. As a result, the FPA requires BEPC to (i) obtain prior authorization from FERC to transfer an amount of issued and outstanding voting securities sufficient to convey direct or indirect control over any of BEPC’s public utility subsidiaries or (ii) qualify for a blanket authorization granted under or an exemption from FERC’s regulations in respect of transfers of control.

Similar restrictions apply to purchasers of BEPC exchangeable shares who are a “holding company” under the Public Utility Holding Company Act of 2005, or “PUHCA,” in a holding company system that includes a transmitting utility or an electric utility, or an “electric holding company” regardless of whether BEPC exchangeable shares are received pursuant to the special distribution, the TERP acquisition, subsequent offerings, in open market transactions or otherwise. A purchaser of BEPC exchangeable shares would be a “holding company” under the PUHCA and an electric holding company if the purchaser acquired direct or indirect control over BEPC exchangeable shares which would give such purchaser a 10% or more voting interest in BEPC or if FERC otherwise determined that the purchaser could directly or indirectly exercise control over BEPC’s management or policies (e.g., as a result of contractual board or approval rights). Under the PUHCA, a “public-utility company” is defined to include an “electric utility company,” which is any company that owns or operates facilities used for the generation, transmission or distribution of electric energy for sale. Accordingly, absent prior authorization by FERC or a general increase to the applicable percentage ownership under a blanket authorization, for the purposes of sell-side transactions by BEPC and buy-side transactions involving purchasers of BEPC exchangeable shares that are electric holding companies, no purchaser can acquire such number of BEPC exchangeable shares that would give such purchaser a 10% or more voting interest in BEPC. A violation of these regulations by BEPC, as seller, or an investor, as a purchaser of BEPC exchangeable shares, could subject the party in violation to civil or criminal penalties under the FPA, including civil penalties of up to $1 million per day per violation and other possible sanctions imposed by FERC under the FPA.

As a result of the FPA and FERC’s regulations in respect of transfers of control, and consistent with the requirements for blanket authorizations granted thereunder or exemptions therefrom, absent prior authorization by FERC, whether BEPC exchangeable shares are received pursuant to the special distribution, the TERP acquisition, subsequent offerings, in open market transactions or otherwise, no investor will be permitted to receive or purchase such number of BEPC exchangeable shares that would cause such investor and its affiliate and associate companies to collectively hold a 10% or more voting interest in BEPC. Additionally, investors should manage their investment in BEPC in a manner consistent with FERC’s regulations in respect of obtaining direct or indirect “control” of BEPC. Accordingly, following the completion of the special distribution, absent prior authorization by FERC, investors in BEPC exchangeable shares that are electric holding companies are advised not to acquire such number of BEPC exchangeable shares that would give such investor a 10% or more voting interest in BEPC.

The BEPC articles and BEP’s limited partnership agreement provide (or will provide) that the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. This choice of forum provision could limit BEPC’s shareholders and BEP’s unitholders ability to obtain a favorable judicial forum for disputes with directors, officers or employees.

The BEPC articles provide, and BEP’s limited partnership agreement will be amended on the closing of the special distribution to provide, that, unless BEPC or BEP consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of these provisions, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act, which already provides that such federal district courts have exclusive jurisdictions over such suits. Additionally, investors cannot waive BEPC and BEP’s compliance with federal securities laws of the United States and the rules and regulations thereunder.

The choice of forum provision contained (or that will be contained) in BEPC’s articles and BEP’s limited partnership agreement may limit a BEPC shareholder’s or BEP unitholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with BEPC, BEP or their directors, officers or other employees, which may discourage such lawsuits against BEP, BEPC and their directors, officers and other employees. However, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in recent legal proceedings, and it is possible that a court in the relevant jurisdictions with respect to BEP and BEPC could find the choice of forum provision contained (or that will be contained) in BEPC’s articles and BEP’s limited partnership agreement to be inapplicable or unenforceable. While the Delaware Supreme Court ruled in March 2020 that U.S. federal forum selection provisions purporting to require claims under the U.S. Securities Act be brought in a U.S. federal court are “facially valid” under Delaware law, there can be no assurance that the courts in Canada (including in the Province of British Columbia) and Bermuda, and other courts within the United States, reach a similar determination regarding the choice of forum provision contained (or that will be contained) in BEPC’s articles and BEP’s limited partnership agreement. If the relevant court were to find the choice of forum provision contained (or that will be contained) in BEPC’s articles or BEP’s limited partnership agreement to be inapplicable or unenforceable in an action, BEP and BEPC may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect their business, financial condition and operating results.

The BEPC exchangeable shares are not BEP units and will not be treated as BEP units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers.

BEP units and BEPC exchangeable shares are not securities of the same class. As a result, holders of BEPC exchangeable shares will not be entitled to participate in an offer or bid made to acquire BEP units, and holders of BEP units will not be entitled to participate in an offer or bid made to acquire BEPC exchangeable shares. In the event of a takeover bid for BEP units, a holder of BEPC exchangeable shares who would like to participate would be required to tender his or her BEPC exchangeable shares for exchange, in order to receive a BEP unit, or the cash equivalent, at the election of the Brookfield Renewable group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the BEP units at a price in excess of the market price of the BEP units and a comparable offer is not made for the BEPC exchangeable shares, then the conversion factor for the BEPC exchangeable shares may be adjusted. See “Description of BEPC Share Capital — BEPC Exchangeable Shares — Exchange by Holder — Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.

The Rights Agreement may terminate on the seventh anniversary of the distribution date.

The Rights Agreement will automatically renew for successive periods of two years following the seventh anniversary of the distribution date, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement or the Rights Agreement is otherwise terminated pursuant to its terms. Consequently, after such date, holders of BEPC exchangeable shares may no longer have the benefit of protections provided for by the Rights Agreement and will be reliant on the rights provided for in the BEPC articles. In the event that BEPC or BEP fails to satisfy a request for exchange after the expiry of the Rights Agreement, a tendering holder will not be entitled to rely on the secondary exchange rights. See “Description of BEPC Share Capital — Exchange by Holder” and “Relationship with Brookfield — Rights Agreement”.

Risks Relating to the TERP acquisition

Failure to complete the TERP acquisition could negatively impact the stock prices and the future business and financial results of BEP and BEPC.

The completion of the TERP acquisition is subject to a number of conditions, including, among other things, the affirmative vote of a majority of outstanding shares of TERP common stock entitled to vote that are not owned, directly or indirectly, by BEP and its affiliates. If the TERP acquisition is not completed, the ongoing businesses of BEP and BEPC may be adversely affected and BEP and BEPC will be subject to several risks, including the following:

•	having to pay certain costs relating to the proposed TERP acquisition, such as legal, accounting, financial advisor, filing, printing and mailing fees;

•

under the Reorganization Agreement, each of BEP and BEPC being subject to certain restrictions on the conduct of its business outside of the ordinary course, which may adversely affect its ability to execute certain business strategies; and

•	the focus of management of each of the companies on the TERP acquisition instead of on pursuing other opportunities that could be beneficial to the companies;

in each case, without realizing any of the benefits of having the TERP acquisition completed. In addition, if the TERP acquisition is not completed, BEP and/or BEPC may experience negative reactions from the financial markets and from their respective customers and employees. If the TERP acquisition is not completed, BEP and BEPC cannot assure their respective unitholders or shareholders that these risks will not materialize and will not adversely affect the business, financial results and unit or stock prices of BEP or BEPC.

The TERP acquisition may be subject to litigation, which could delay the TERP acquisition and prevent the TERP acquisition from being completed.

BEP, BEPC and TerraForm Power may in the future be party to legal proceedings and claims related to the TERP acquisition. Legal challenges to the TERP acquisition could result in an injunction, preventing or delaying the completion of the TERP acquisition.

The TERP acquisition is subject to the receipt of numerous approvals, including from TERP stockholders. Failure to obtain these approvals would prevent the completion of the TERP acquisition.

In addition to the required regulatory clearances and the applicable TERP stockholder approvals, the TERP acquisition is subject to a number of other conditions beyond BEP’s, BEPC’s and TerraForm Power’s control that may prevent, delay or otherwise materially adversely affect its completion. BEP, BEPC and TerraForm Power cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the TERP acquisition for a significant period of time or prevent it from occurring at all.

The Reorganization Agreement subjects BEP, BEPC and TerraForm Power to restrictions on their respective business activities prior to completion of the TERP acquisition.

The Reorganization Agreement obligates BEP, BEPC and TerraForm Power to generally operate their respective businesses in the ordinary course in all material respects consistent with past practice prior to completion of the TERP acquisition and, subject to certain exceptions, to refrain from certain actions during that time. These restrictions could prevent BEP, BEPC and TerraForm Power from pursuing attractive business opportunities that arise prior to the completion of the TERP acquisition and are outside the ordinary course of business.

The TERP acquisition and the integration of TerraForm Power will involve substantial costs.

BEP, BEPC and TerraForm Power have incurred and expect to continue to incur substantial costs and expenses relating directly to the TERP acquisition, including fees and expenses payable to financial advisors, other professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. The Brookfield Renewable group is also expected to incur substantial expenses in connection with the integration of TerraForm Power’s business, policies, procedures, operations, technologies and systems. There are many systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance, and there are a number of factors that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, exceed the savings that the Brookfield Renewable group expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the TERP acquisition.

Following the TERP acquisition, the combined company may be unable to integrate successfully the businesses of TerraForm Power and realize the anticipated benefits of the TERP acquisition.

The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of TerraForm Power. The combined company may fail to realize some or all of the anticipated benefits of the TERP acquisition if the integration process takes longer than expected or is costlier than expected. Potential difficulties the combined company may encounter in the integration process include the following:

•

the inability to successfully combine the businesses of BEPC and TerraForm Power in a manner that permits the combined company to achieve the cost savings and other benefits anticipated to result from the TERP acquisition, which would result in the anticipated benefits of the transaction not being realized partly or wholly in the time frame currently anticipated or at all;

•	complexities associated with managing the combined businesses;

•	integrating personnel from the two companies;

•	creation of uniform standards, controls, procedures, policies and information systems;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the TERP acquisition; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the TERP acquisition and integrating TerraForm Power’s operations.

The market price of BEP units or the BEPC exchangeable shares may decline in the future as a result of the TERP acquisition.

The market price of BEP units and/or BEPC exchangeable shares may decline in the future as a result of the TERP acquisition for a number of reasons, including the unsuccessful integration of BEPC and TerraForm Power (including for the reasons set forth in the preceding risk factor) or the failure of BEPC to achieve the perceived benefits of the transaction, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts. These factors are, to some extent, beyond the control of BEP or BEPC.

The future results of the Brookfield Renewable group may suffer if the combined company does not effectively manage its expanded operations following the TERP acquisition.

Following the TERP acquisition, the size of the business of the combined company will increase, and the combined company may continue to expand its operations through additional acquisitions or other strategic transactions. The Brookfield Renewable group’s future success depends, in part, upon its ability to manage its expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected economies of scale, cost savings, and other benefits currently anticipated from the TERP acquisition or anticipated from any additional acquisitions or strategic transactions.

This document includes unaudited pro forma financial information which is preliminary and the actual results of operations, cash flows and financial position after the special distribution and the TERP acquisition may differ materially.

This document includes unaudited pro forma financial information which is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the special distribution and TERP acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that

BEP and BEPC will experience after the completion of the special distribution and the TERP acquisition. The unaudited pro forma adjustments are based upon the best available information and certain assumptions that BEP, BEPC and TerraForm Power believe to be reasonable. See “Unaudited Pro Forma Financial Statements”.

Risks Relating to BEPC’s Operations and the Renewable Power Industry

Changes to hydrology at BEPC’s hydroelectric facilities, wind conditions at BEPC’s wind energy facilities, irradiance at BEPC’s solar facilities or weather conditions generally, as a result of climate change or otherwise, at any of BEPC’s facilities could materially adversely affect the volume of electricity generated.

The revenues generated by BEPC’s facilities are correlated to the amount of electricity generated, which in turn is dependent upon available water flows and upon wind, irradiance and weather conditions generally. Hydrology, wind, irradiance and weather conditions have natural variations from season to season and from year to year and may also change permanently because of climate change or other factors.

If one or more of BEPC’s generation facilities were to be subject in the future to flooding, extreme weather conditions (including severe droughts), fires, natural disasters, or if unexpected geological or other adverse physical conditions were to develop at any of BEPC’s generation facilities, the generation capacity of that facility could be significantly reduced or eliminated. For example, BEPC’s hydroelectric facilities depend on the availability of water flows within the watersheds in which BEPC operates and could be materially impacted by changes to hydrology patterns, such as droughts. In the event of severe flooding, BEPC’s hydrology facilities may be damaged. Wind energy and solar energy are highly dependent on weather conditions and, in particular, on wind conditions and irradiance, respectively. The profitability of a wind farm depends not only on observed wind conditions at the site, which are inherently variable, but also on whether observed wind conditions are consistent with assumptions made during the project development phase or when a given project was acquired. Similarly, projections of solar resources depend on assumptions about weather patterns, shading and irradiance, which are inherently uncertain and may not be consistent with actual conditions at the site. A sustained decline in water flow at BEPC’s hydroelectric facilities or in wind conditions at BEPC’s wind energy facilities could lead to a material adverse change in the volume of electricity generated, revenues and cash flow.

Climate change may increase the frequency and severity of severe weather conditions and may have the long-term effect of changing weather patterns, which could result in more frequent and severe disruptions to BEPC’s generation facilities. In addition, customers’ energy needs generally vary with weather conditions, primarily temperature and humidity. To the extent weather conditions are affected by climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of changing weather conditions, which could adversely affect BEPC’s business, results of operations and cash flows.

Supply and demand in the energy market is volatile and such volatility could have an adverse impact on electricity prices and a material adverse effect on BEPC’s assets, liabilities, business, financial condition, results of operations and cash flow.

A portion of BEPC’s revenues are tied, either directly or indirectly, to the wholesale market price for electricity in the markets in which BEPC operates. Wholesale market electricity prices are impacted by a number of factors including: the price of fuel (for example, natural gas) that is used to generate electricity; the management of generation and the amount of excess generating capacity relative to load in a particular market; the cost of controlling emissions of pollution, including the cost of emitting carbon dioxide; the structure of the electricity market; and weather conditions (such as extremely hot or cold weather) that impact electrical load. More generally, there is uncertainty surrounding the trend in electricity demand growth, which is influenced by: macroeconomic conditions; absolute and relative energy prices; and energy conservation and demand-side management. Correspondingly, from a supply perspective, there are uncertainties associated with the timing of generating plant retirements—in part driven by environmental regulations—and with the scale, pace and structure of replacement capacity, again reflecting a complex interaction of economic and political pressures and environmental preferences. This volatility and uncertainty in the power market generally, including the non-renewable power market, could have a material adverse effect on BEPC’s assets, liabilities, business, financial condition, results of operations and cash flow.

As BEPC’s contracts expire, it may not be able to replace them with agreements on similar terms.

Certain PPAs in BEPC’s portfolio will be subject to re-contracting in the future. If the price of electricity in power markets is declining at the time of such re-contracting, it may impact BEPC’s ability to re-negotiate or replace these contracts on terms that are acceptable to BEPC, or at all. In addition, a concentrated pool of potential buyers for electricity generated by BEPC’S renewable energy facilities in certain jurisdictions may restrict BEPC’s ability to negotiate favorable terms under new PPAs or existing PPAs that are subject to re-contracting. BEPC cannot provide any assurance that it will be able to re-negotiate or replace these contracts once they expire, and even if it is able to do so, BEPC cannot provide any assurance that it will be able to obtain the same prices or terms it currently receives. If BEPC is unable to re-negotiate or replace these contracts, or unable to secure prices at least equal to the current prices it receives, its business, financial condition, results of operation and prospects could be adversely affected.

Increases in water rental costs (or similar fees) or changes to the regulation of water supply may impose additional obligations on BEPC.

Water rights are generally owned or controlled by governments that reserve the right to control water levels or impose water-use requirements as a condition of license renewal that differ from those arrangements in place today. BEPC is required to pay taxes, make rental payments or pay similar fees for use of water and related rights once BEPC’s hydroelectric projects are in commercial operation. Significant increases in water rental costs or similar fees or changes in the way that governments regulate water supply could, if imposed at a material number of BEPC assets in BEPC’s portfolio, have a material adverse effect on BEPC’s assets, liabilities, business, financial condition, results of operations and cash flow.

Advances in technology could impair or eliminate the competitive advantage of BEPC projects.

Technology related to the production of renewable power and conventional power generation are continually advancing, resulting in a gradual decline in the cost of producing electricity. If advances in technology further reduce the cost of producing power, the competitive advantage of BEPC’s existing projects may be significantly impaired or eliminated and BEPC’s assets, liabilities, business, financial condition, results of operations and cash flow could be materially and adversely affected as a result.

The amount of uncontracted generation in BEPC’s portfolio may increase.

As at March 31, 2020, approximately 72% of the Brookfield Renewable group’s generation (on a proportionate basis) was contracted over the following five years under long-term, fixed price contracts with creditworthy counterparties. In 2018 and 2019, approximately 90% of the Brookfield Renewable group’s generation (on a proportionate basis) was contracted in each of those calendar years. The portion of the Brookfield Renewable group’s portfolio that is uncontracted may increase over time which would increase BEPC’s exposure to variability in power prices, which could, in certain circumstances, have an adverse effect on BEPC’s business, financial condition, results of operations and cash flows.

There are general industry risks associated with the power markets in which BEPC operates.

BEPC’s operating subsidiaries currently operate in power markets in the United States and South America, each of which is affected by competition, price, supply of and demand for power, the location of import/export transmission lines and overall political, economic and social conditions and policies. BEPC’s operations are also concentrated in three countries, and accordingly are exposed to country-specific risks (such as weather conditions, local economic conditions or political/regulatory environments) that could disproportionately affect them. A general and extended decline in the North American or South American economies, or in the economies of the Brazil, Colombia and the United States, or sustained conservation efforts to reduce electricity consumption, could have the effect of reducing demand for electricity and could thereby have an adverse effect on BEPC’s business, financial condition, results of operations and cash flows.

The MRE could be terminated or changed or BEPC’s reference amount revised downward.

In Brazil, hydroelectric power generators have access to the MRE, which seeks to stabilize hydrology by assuring that all participant plants in the MRE receive a reference amount of electricity, approximating long-term average regardless of the actual volume of energy generated. Substantially all BEPC’s assets in Brazil are part of that pool. In cases of nationwide drought, when the pool as a whole is in shortfall relative to the long-term average, an asset can expect to share the nationwide shortfall pro-rata with the rest of the pool. In addition, specific rules provide the minimum percentages of the reference amount of electricity that must be actually generated each year for assuring participation in the MRE. The energy reference amount is assessed yearly according to the criteria of such regulation and can be adjusted positively or negatively. For example, the energy reference amount of plants with installed capacity above 50 MW is assessed every five years, and can be adjusted positively or negatively. For plants with installed capacity of 50 MW or lower, the energy reference amount is assessed annually and is subject to similar adjustments. The regulations establishing the assessments of energy reference amounts for plants with installed capacity of 50 MW or lower were challenged by certain energy producers in Brazil and are currently suspended. If BEPC’s reference amount is revised, BEPC’S share of the balancing pool could be reduced. If the MRE is terminated or changed, BEPC’s financial results would be more exposed to variations in hydrology at certain hydroelectric facilities in Brazil. In either case, this could have an adverse effect on BEPC’s results of operations and cash flows.

BEPC’s operations are highly regulated and may be exposed to increased regulation, which could result in additional costs to BEPC.

BEPC’s generation assets are subject to extensive regulation by various government agencies and regulatory bodies in different countries at the federal, regional, state, provincial and local level. As legal requirements frequently change and are subject to interpretation and discretion, BEPC may be unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Any new law, rule or regulation could require additional expenditure to achieve or maintain compliance or could adversely impact BEPC’s ability to generate and deliver energy. Also, operations that are not currently regulated may become subject to regulation, which could result in additional cost to its business. Further, changes in wholesale market structures or rules, such as generation curtailment requirements or limitations to access the power grid, could have a material adverse effect on BEPC’s ability to generate revenues from BEPC facilities. For example, in North America, many of BEPC’s assets are subject to the operating and market-setting rules determined by independent system operators. These independent system operators could introduce rules that adversely impact BEPC operations. With an increasing global focus and public sensitivity to environmental sustainability and environmental regulation becoming more stringent, BEPC could also be subject to increasing environmental related responsibilities and more onerous permitting requirements. These changes may result in increased costs to BEPC’s operations.

A significant portion of BEPC’s current operations and related assets are subject to foreign laws and regulations, and it may pursue acquisitions in new markets that are subject to foreign laws or regulations that are more onerous or uncertain than the laws and regulations BEPC is currently subject to.

A significant portion of BEPC’s current operations and related assets are in Brazil and Colombia, and BEPC may pursue acquisitions in new foreign markets that are regulated by foreign governments and regulatory authorities and subject to foreign laws. Foreign laws or regulations may not provide for the same type of legal certainty and rights in connection with their contractual relationships in such countries as are afforded to projects in, for example, the United States, which may adversely affect their ability to receive revenues or enforce their rights in connection with their foreign operations. In addition, the laws and regulations of some countries may limit BEPC’s ability to hold a majority interest in some of the projects that it may develop or acquire, thus limiting its ability to control the development, construction and operation of such projects. Any existing or new operations may be subject to significant political, economic and financial risks, which vary by country, and may include: (i) changes in government policies, including protectionist policies, or personnel; (ii) changes in general economic conditions; (iii) restrictions on currency transfer or convertibility; (iv) changes in labor relations; (v) political instability and civil unrest; (vi) regulatory or other changes in the local electricity market; (vii) less developed or efficient financial markets than in North America; (viii) the absence of uniform accounting, auditing and financial reporting standards, practices and disclosure requirements; (ix) less government supervision and regulation; (x) a less developed legal or regulatory environment; (xi) heightened exposure to corruption risk; (xii) political hostility to investments by foreign investors; (xiii) less publicly available information in respect of companies; (xiv) adversely higher or lower rates of inflation; (xv) higher transaction costs; (xvi) difficulty in enforcing contractual obligations, breach or repudiation of important contractual undertakings by governmental entities and expropriation and confiscation of assets and facilities for less than fair market value; and (xvii) fewer investor protections.

There is a risk that BEPC concessions and licenses will not be renewed.

BEPC holds concessions and licenses and it has rights to operate its facilities which generally include rights to the land and water required for power generation and which are subject to renewal at the end of their terms. BEPC generally expects that its concessions and licenses will be renewed. However, if it is not granted renewal rights, or if its concessions or licenses are renewed subject to conditions which impose additional costs or impose additional restrictions such as setting a price ceiling for energy sales, BEPC’s profitability and operational activity could be adversely impacted.

BEPC’s use and enjoyment of real property rights for its wind and solar renewable energy facilities may be adversely affected by the rights of lienholders and leaseholders that are superior to those of the grantors of those real property rights to BEPC.

Wind and solar renewable energy facilities generally are and are likely to be located on land occupied by the facility pursuant to long-term easements and leases. The ownership interests in the land subject to these easements and leases may be subject to mortgages securing loans or other liens (such as tax liens) and other easement and lease rights of third parties (such as leases of oil or mineral rights) that were created prior to the facility’s easements and leases. As a result, the facility’s rights under these easements or leases may be subject, and subordinate, to the rights of those third parties. Although BEPC takes certain measures to protect itself against these risks, such measures may, however, be inadequate to protect BEPC against all risk of loss of its rights to use the land on which its wind and solar renewable energy facilities are located, which could have an adverse effect on BEPC’s business, financial condition and results of operations.

The cost of operating BEPC plants could increase for reasons beyond its control.

While BEPC currently maintains an appropriate and competitive cost position, there is a risk that increases in its cost structure that are beyond its control could materially adversely impact its financial performance. Examples of such costs include compliance with new conditions imposed during a relicensing process, municipal property taxes, water rental fees and the cost of procuring materials and services required for its maintenance activities.

BEPC may fail to comply with the conditions in, or may not be able to maintain, its governmental permits.

BEPC’s generation assets and construction projects are, and any assets which it may acquire will be, required to comply with numerous supranational, federal, regional, state, provincial and local statutory and regulatory standards and to maintain numerous licenses, permits and governmental approvals required for operation. Some of the licenses, permits and governmental approvals that have been issued to BEPC operations contain conditions and restrictions, or may have limited terms. If BEPC fails to satisfy the conditions or comply with the restrictions imposed by its licenses, permits and governmental approvals, or the restrictions imposed by any statutory or regulatory requirements, BEPC may become subject to regulatory enforcement or be subject to fines, penalties or additional costs or revocation of regulatory approvals, permits or licenses. In addition, if BEPC is not able to renew, maintain or obtain all necessary licenses, permits and governmental approvals required for the continued operation or further development of its projects, the operation or development of its assets may be limited or suspended. BEPC’s failure to renew, maintain or obtain all necessary licenses, permits or governmental approvals may have a material adverse effect on its assets, liabilities, business, financial condition, results of operations and cash flow.

BEPC may experience equipment failure, including failures relating to wind turbines and solar panels.

BEPC generation assets may not continue to perform as they have in the past and there is a risk of equipment failure due to wear and tear, latent defect, design error, operator error or early obsolescence, among other things, which could have a material adverse effect on its assets, liabilities, business, financial condition, results of operations and cash flow. Wind turbines and solar panels have shorter lifespans than hydroelectric assets. Spare parts for wind turbines and solar panels and key pieces of equipment may be difficult to acquire as a result of a limited number of suppliers of solar panels, modules, turbines, towers and other system components and equipment associated with wind and solar power plants. Any resulting delay in replacing equipment could result in significant delays in returning facilities to full operation, which could adversely impact BEPC’s business and financial condition. Equipment failure at BEPC generation assets could also result in significant personal injury or loss of life, damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in BEPC being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties.

The occurrence of dam failures could result in a loss of generating capacity and damage to the environment, third parties or the public, which could require BEPC to expend significant amounts of capital and other resources and expose BEPC to significant liability.

The occurrence of dam failures at any of BEPC hydroelectric generating stations or the occurrence of dam failures at other generating stations or dams operated by third parties whether upstream or downstream of its hydroelectric generating stations could result in a loss of generating capacity until the failure has been repaired. If the failure is at one of BEPC’s facilities, repairing such failure could require BEPC to expend significant amounts of capital and other resources. Such failures could result in damage to the environment or damages and harm to third parties or the public, which could expose BEPC to significant liability. A dam failure at a generating station or dam operated by a third party could result in new and potentially onerous regulations that could impact BEPC facilities. Any such new regulations could require material capital expenditures to maintain compliance and BEPC’s financial position could be adversely affected.

BEPC may be exposed to force majeure events.

The occurrence of a significant event that disrupts the ability of BEPC generation assets to produce or sell power for an extended period, including events which preclude customers from purchasing electricity, could have a material adverse effect on its assets, liabilities, business, financial condition, results of operations and cash flow. In addition, force majeure events affecting its assets could result in damage to the environment or harm to third parties or the public, which could expose BEPC to significant liability. BEPC generation assets could be exposed to severe weather conditions, natural disasters and potentially catastrophic events. An assault or an act of malicious destruction, cyber-attacks, sabotage or terrorism committed on BEPC generation assets could also disrupt its ability to generate or sell power. In certain cases, there is the potential that some events may not excuse BEPC from performing its obligations pursuant to agreements with third parties and therefore may expose BEPC to liability. In addition, many of BEPC generation assets are located in remote areas which may make access for repair of damage difficult.

Developments associated with the COVID-19 pandemic could have an adverse effect on the Brookfield Renewable group’s business.

The rapid spread of the COVID-19 virus, which was declared by the World Health Organization to be a pandemic on March 11, 2020, and actions taken globally in response to COVID-19, have significantly disrupted international business activities. In addition, the Brookfield Renewable group’s business relies, to a certain extent, on free movement of goods, services, and capital from around the world, which has been significantly restricted as a result of COVID-19. For example, we have experienced some supply chain delays and certain of our service providers are experiencing challenges. The Brookfield Renewable group has implemented a response plan to maintain its operations despite the outbreak of the virus, including extra safety precautions with respect to our personnel and contingency plans with respect to our facilities. However, the Brookfield Renewable group may experience direct or indirect impacts from the pandemic, including delays in development or construction activities in its business and has some risk that its contract counterparties could fail to meet their obligations.

To date, the Brookfield Renewable group has not experienced the material impact to its operations, financial condition, cash flows or financial performance that has been experienced by many other businesses. However, given the ongoing and dynamic nature of the circumstances surrounding COVID-19, it is difficult to predict how significant the impact of COVID-19, including any responses to it, will be on the global economy and the business of the Brookfield Renewable group or for how long any disruptions are likely to continue. The extent of such impact will depend on future developments, which are highly uncertain, rapidly evolving and difficult to predict, including new information which may emerge concerning the severity of COVID-19 and additional actions which may be taken to contain COVID-19. Such developments could have an adverse effect on the Brookfield Renewable group’s assets, liabilities, business, financial condition, results of operations and cash flow.

BEPC may be exposed to uninsurable losses and may become subject to higher insurance premiums.

While BEPC maintains certain insurance coverage, such insurance may not continue to be offered on an economically feasible basis, may not cover all events that could give rise to a loss or claim involving BEPC’s assets or operations, and may not cover all of its assets. If BEPC’s insurance coverage is insufficient and it is forced to bear such losses or claims, its financial position could be materially and adversely affected. In addition, BEPC participates in certain shared insurance arrangements with Brookfield, allowing BEPC to benefit from lower premiums and other economies of scale. In particular, BEPC shares third party excess liability, crime, employee dishonesty, director and officer, and errors and omissions insurance coverage. Under such shared policies, claim limits may also be shared between BEPC and Brookfield meaning that any claim by one insured party in a given year reduces the amount that each other insured party can claim. Consequently, there is a risk that BEPC’s ability to claim in a given year could be eroded by claims made by Brookfield affiliates who are also covered by a shared policy but that are not part of BEPC, which could have an adverse effect on BEPC’s financial position. BEPC’s insurance policies may cover losses as a result of certain types of natural disasters or sabotage, among other things, but such coverage is not always available in the insurance market on commercially reasonable terms and is often capped at predetermined limits that may not be adequate. BEPC’s insurance policies are subject to review by its insurers and may not be renewed on similar or favorable terms or at all.

BEPC is subject to foreign currency risk, which may adversely affect the performance of its operations and its ability to manage such risk depends, in part, on BEPC’s ability to implement an effective hedging strategy.

A substantial portion of BEPC’s current operations are in countries where the U.S. dollar is not the functional currency. These operations pay distributions in currencies other than the U.S. dollar, which BEPC must convert to U.S. dollars prior to making such distributions. A significant depreciation in the value of such foreign currencies, including the Brazilian real and the Colombia peso, measures introduced by foreign governments to control inflation or deflation, currency exchange or export controls may have a material adverse effect on BEPC’s business, financial condition, results of operations and cash flows. When managing BEPC’s exposure to currency risks, BEPC uses foreign currency forward contracts and other strategies to mitigate currency risk and there can be no assurances that these strategies will be successful.

The ability to deliver electricity to BEPC’s various counterparties requires the availability of and access to interconnection facilities and transmission systems.

BEPC’s ability to sell electricity is impacted by the availability of, and access to, the various transmission systems to deliver power to its contractual delivery point and the arrangements and facilities for interconnecting the generation projects to the transmission systems. The absence of this availability and access, BEPC’s inability to obtain reasonable terms and conditions for interconnection and transmission agreements, the operational failure or decommissioning of existing interconnection facilities or transmission facilities, the lack of adequate capacity on such interconnection or transmission facilities, curtailment as a result of transmission facility downtime, or the failure of any relevant jurisdiction to expand transmission facilities, may have a material adverse effect on BEPC’s ability to deliver electricity to its various counterparties or the requirement of counterparties to accept and pay for energy delivery, which could materially and adversely affect BEPC’s assets, liabilities, business, financial condition, results of operations and cash flow.

BEPC’s operations are exposed to health, safety, security and environmental risks.

The ownership, construction and operation of BEPC generation assets carry an inherent risk of liability related to health, safety, security and the environment, including the risk of government-imposed orders to remedy unsafe conditions and/or to remediate or otherwise address environmental contamination or damage. BEPC could also be exposed to potential penalties for contravention of health, safety, security and environmental laws and potential civil liability. In the ordinary course of business, BEPC incurs capital and operating expenditures to comply with health, safety, security and environmental laws, to obtain and comply with licenses, permits and other approvals and to assess and manage related risks. The cost of compliance with these laws (and any future laws or amendments enacted) may increase over time and result in additional material expenditures. BEPC may become subject to government orders, investigations, inquiries or other proceedings (including civil claims) relating to health, safety, security and environmental matters as a result of which its operations may be limited or suspended. The occurrence of any of these events or any changes, additions to or more rigorous enforcement of health, safety, security and environmental laws could have a material and adverse impact on operations and result in additional material expenditures. Additional environmental, health and safety issues relating to presently known or unknown matters may require unanticipated expenditures, or result in fines, penalties or other consequences (including changes to operations) that may be material and adverse to BEPC’s business and results of operations.

BEPC may be involved in disputes, governmental and regulatory investigations and possible litigation.

In the normal course of BEPC operations, BEPC is involved in various legal actions that could expose it to liability for damages and potential negative publicity associated with such legal actions. The outcome with respect to outstanding, pending or future actions cannot be predicted with certainty and may be adverse to BEPC and as a result could have a material adverse effect on BEPC’s assets, liabilities, business, financial condition, results of operations, cash flow and reputation. BEPC and its affiliates are subject to governmental or regulatory investigations from time to time. Governmental and regulatory investigations, regardless of its outcome, are generally costly, divert management attention, and have the potential to damage BEPC’s reputation. The unfavorable resolution of any governmental or regulatory investigation could result in criminal liability, fines, penalties or other monetary or non-monetary remedies and could materially affect BEPC’s business or results of operations.

Counterparties to BEPC contracts may not fulfill its obligations.

If, for any reason, any of the purchasers of power under BEPC PPAs, are unable or unwilling to fulfill its contractual obligations under the relevant PPA or if they refuse to accept delivery of power pursuant to the relevant PPA, BEPC’s assets, liabilities, business, financial condition, results of operations and cash flow could be materially and adversely affected as BEPC may not be able to replace the agreement with an agreement on equivalent terms and conditions. External events, such as a severe economic downturn, could impair the ability of some counterparties to the PPAs or some customers to pay for electricity received. In addition, inadequate performance by counterparties to operation and maintenance contracts related to certain of its assets or investments may increase the risk of operational or mechanical failures of such facilities.

Seeking to enforce a contract through the courts may take significant amounts of time and expense with no certainty of success.

BEPC’s business could be adversely affected if it is required to enforce contracts through the courts and it is unsuccessful or incurs significant amounts of time and expenses seeking to do so. High litigation costs and long delays make resolving commercial disputes in court time consuming and expensive. Such costs can be difficult to calculate with certainty. In addition, in certain jurisdictions in which BEPC currently conducts business or may seek to conduct business in the future, there can be uncertainty regarding the interpretation and application of laws and regulations relating to the enforceability of contractual rights.

The operation of BEPC generating facilities could be affected by local communities.

BEPC may become impacted by the interests of local communities and stakeholders, including in some cases, Indigenous peoples, that affect the operation of its facilities. Certain of these communities may have or may develop interests or objectives which are different from or even in conflict with its objectives, including the use of BEPC’s project lands and waterways near BEPC facilities. Any such differences could have a negative impact on the successful operation of BEPC facilities. As well, disputes surrounding, and settlements of, Indigenous land claims regarding lands on or near BEPC generating assets could interfere with operations and/or result in additional operating costs or restrictions, as well as adversely impact the use and enjoyment of BEPC’s real property rights with respect to its generating assets.

The Brookfield Renewable group may suffer a significant loss resulting from fraud, bribery, corruption, other illegal acts, inadequate or failed internal processes or systems, or from external events.

The Brookfield Renewable group may suffer a significant loss resulting from fraud, bribery, corruption, other illegal acts, inadequate or failed internal processes or systems, or from external events, such as security threats affecting its ability to operate. The Brookfield Renewable group operates in multiple jurisdictions and it is possible that its operations will expand into new jurisdictions. Doing business in multiple jurisdictions requires the Brookfield Renewable group to comply with the laws and regulations of the U.S. government as well as those of various non-U.S. jurisdictions. These laws and regulations may apply to BEPC, BEPC’s Service Provider, BEPC’s subsidiaries, individual directors, officers, employees and third-party agents. In particular, BEPC’s non-U.S. operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act of 1977, as amended, or the FCPA. The FCPA, among other things, prohibits companies and their officers, directors, employees and third-party agents acting on their behalf from corruptly offering, promising, authorizing or providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. BEPC and its officers, directors, employees and third-party agents regularly deal with government bodies and government owned and controlled businesses, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. Also, as BEPC makes acquisitions, it may expose itself to the FCPA or other corruption related risks if its due diligence processes are unable to uncover or detect violations of applicable anti-corruption laws.

BEPC relies on its infrastructure, controls, systems and personnel, as well as central groups focusing on enterprise-wide management of specific operational risks such as fraud, trading, outsourcing, and business disruption, to manage the risk of illegal and corrupt acts or failed systems. BEPC also relies on its employees and certain third parties to comply with its policies and processes as well as applicable laws. Specific programs, policies, standards, methodologies and training have been developed to support the management of these risks and, as BEPC expands into new markets and makes new investments, it updates and implements its programs, policies, standards, methodologies and training to address the risks that it perceives. The failure to adequately identify or manage these risks could result in direct or indirect financial loss, regulatory censure and/or harm to the reputation of BEPC. The acquisition of businesses with weak internal controls to manage the risk of illegal or corrupt acts may create additional risk of financial loss, regulatory censure and/or harm to the reputation of BEPC. In addition, programs, policies, standards, methodologies and training, no matter how well designed, do not provide absolute assurance of effectiveness.

BEPC relies on computerized business systems, which could expose BEPC to cyber-attacks.

BEPC’s business relies on information technology. In addition, its business relies upon telecommunication services to remotely monitor and control BEPC’s assets and interface with regulatory agencies, wholesale power markets and customers. The information and embedded systems of key business partners, including suppliers of the information technology systems on which they rely, and regulatory agencies are also important to its operations. In light of this, BEPC may be subject to cyber security risks or other breaches of information technology security intended to obtain unauthorized access to BEPC proprietary information and that of its business partners, destroy data or disable, degrade, or sabotage these systems through the introduction of computer viruses, fraudulent emails, cyber attacks and other means, and such breaches could originate from a variety of sources including BEPC’s own employees or unknown third parties. There can be no assurance that measures implemented to protect the integrity of these systems will provide adequate protection, and any such breach of BEPC’s information technology could go undetected for an extended period of time. A breach of BEPC’s cyber security measures or the failure or malfunction of any of its computerized business systems, associated backup or data storage systems could cause BEPC to suffer a disruption in one or more parts of its business and experience, among other things, financial loss, a loss of business opportunities, misappropriation or unauthorized release of confidential or personal information, damage to its systems and those with whom it does business, violation of privacy and other laws, litigation, regulatory penalties and remediation and restoration costs as well as increased costs to maintain its systems. Cyber-security breaches or failures of BEPC’s information technology systems could have a material adverse effect on BEPC’s business operations, financial reporting, financial condition and results of operations, and result in reputational damage.

There can be no guarantee that newly developed technologies that BEPC invests in will perform as anticipated.

BEPC may invest in and use newly developed, less proven, technologies in its development projects or in maintaining or enhancing its existing assets. There is no guarantee that such new technologies will perform as anticipated. The failure of a new technology to perform as anticipated may materially and adversely affect the profitability of a particular development project or existing asset.

Performance of BEPC operating entities may be harmed by future labor disruptions and economically unfavorable collective bargaining agreements.

Certain of BEPC subsidiaries are parties to collective agreements that expire periodically and those subsidiaries may not be able to renew its collective agreements without a labor disruption or without agreeing to significant increases in cost. In the event of a labor disruption such as a strike or lock-out, the ability of BEPC generation assets to generate electricity may be impaired and its results from operations and cash flow could be materially and adversely affected.

Some of the Brookfield Renewable group’s transactions and current operations are structured as joint ventures, partnerships and consortium arrangements, including its interest in Isagen, and the Brookfield Renewable group intends to continue to operate in this manner in the future, which may reduce Brookfield’s and the Brookfield Renewable group’s influence over the Brookfield Renewable group’s operating subsidiaries and may subject the Brookfield Renewable group to additional obligations.

Some of the Brookfield Renewable group’s transactions and current operations are structured as joint ventures, partnerships and consortium arrangements, including its interest in Isagen. An integral part of the Brookfield Renewable group’s strategy is to participate with institutional investors in Brookfield-sponsored or co-sponsored consortiums for single asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships that target acquisitions that suit the Brookfield Renewable group’s profile. These arrangements are driven by the magnitude of capital required to complete acquisitions of generating assets, strategic partnering arrangements to access operating expertise, and other industrywide trends that the Brookfield Renewable group believes will continue. Such arrangements involve risks not present where a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or otherwise fail to fund its share of required capital contributions. Additionally, partners or co-venturers might at any time have economic or other business interests or goals different from the Brookfield Renewable group and Brookfield.

While the Brookfield Renewable group’s strategy is to structure these arrangements to afford the Brookfield Renewable group certain protective rights in relation to operating and financing activities, joint ventures, partnerships and consortium investments may provide for a reduced level of influence over an acquired company because governance rights are shared with others. Accordingly, decisions relating to the underlying operations and financing activities, including decisions relating to the management and operation, the investment of capital within the arrangement, and the timing and nature of any exit, will be made by a majority or supermajority vote of the investors or by separate agreements that are reached with respect to individual decisions. For example, although BEPC owns a controlling stake in Brookfield Renewable’s interest in Isagen, the arrangements in place with Brookfield Renewable consortium partners require that certain actions with respect to their investment in Isagen and the Brookfield Renewable group’s influence over business operations require supermajority approval of the consortium. In addition, the Brookfield Renewable group’s ability to continue to exercise control over Isagen depends on Brookfield (including the Brookfield Renewable group) meeting certain ownership thresholds in the entity entitled to appoint the Isagen board of directors. See “BEPC Business–Current Operations–Colombia”. As a further example, when the Brookfield Renewable group participates with institutional investors in Brookfield-sponsored or co-sponsored consortiums for asset acquisitions and as a partner in or alongside Brookfield-sponsored or co-sponsored partnerships, there is often a finite term to the investment or a date after which partners are granted liquidity rights, which may lead to the investment being sold prior to the date the Brookfield Renewable group would otherwise choose. In addition, such operations may be subject to the risk that other investors may make business, financial or management decisions with which the Brookfield Renewable group does not agree, or the management of the applicable company may take risks or otherwise act in a manner that does not serve the Brookfield Renewable group’s interests. Because the Brookfield Renewable group may have a reduced level of influence over such operations, the Brookfield Renewable group may not be able to realize some or all of the benefits that it believes will be created from the Brookfield Renewable group’s and Brookfield’s involvement. If any of the foregoing were to occur, the Brookfield Renewable group’s business, financial condition and results of operations could suffer as a result.

In addition, because some of the Brookfield Renewable group’s transactions and current operations are structured as joint ventures, partnerships or consortium arrangements, including its interest in Isagen, the sale or transfer of interests in some of the Brookfield Renewable group’s operations are or may be subject to rights of first refusal or first offer, tag along rights or drag along rights and some agreements provide for buy-sell or similar arrangements. Such rights may be triggered at a time when the Brookfield Renewable group may not want them to be exercised and such rights may inhibit the Brookfield Renewable group’s ability to sell its interest in an entity within the Brookfield Renewable group’s desired time frame or on any other desired basis.

Risks Relating to BEPC’s Relationship with Brookfield and Brookfield Renewable

Brookfield exercises substantial influence over the Brookfield Renewable group and it is highly dependent on the Service Providers.

Brookfield will, directly and indirectly, hold approximately 57.2% of BEPC exchangeable shares immediately upon completion of the special distribution (37.4% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). In addition, Brookfield Renewable, which itself is controlled by Brookfield, holds all of the issued and outstanding BEPC class B shares, having a 75% voting interest, and BEPC class C shares. Through their ownership of BEPC exchangeable shares and BEPC class B shares, Brookfield and Brookfield Renewable will collectively hold an approximate 89.3% voting interest in BEPC (84.3% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). As a result, Brookfield is able to control the appointment and removal of BEPC directors and the directors of BEP’s general partner and, accordingly, exercise substantial influence over the Brookfield Renewable group. In addition, the Service Providers, which include wholly-owned subsidiaries of Brookfield, provide management and administration services to the Brookfield Renewable group pursuant to the BEP Master Services Agreement. With the exception of the Brookfield Renewable group’s operating subsidiaries, the Brookfield Renewable group generally does not have any employees and depends on the management and administration services provided by the Service Providers. The partners, members, shareholders, directors, officers and employees of Brookfield, or Brookfield Personnel, and support staff that provide services to the Brookfield Renewable group are not required to have as its primary responsibility the management and administration of the Brookfield Renewable group or to act exclusively for the Brookfield Renewable group. Any failure to effectively manage the Brookfield Renewable group’s current operations or to implement its strategy could have a material adverse effect on the Brookfield Renewable group’s business, financial condition and results of operations.

Brookfield has no obligation to source acquisition opportunities for the Brookfield Renewable group and the Brookfield Renewable group may not have access to all renewable power acquisitions that Brookfield identifies.

The Brookfield Renewable group’s ability to grow through acquisitions depends on Brookfield’s ability to identify and present the Brookfield Renewable group with acquisition opportunities. Brookfield established the Brookfield Renewable group to hold and acquire, directly or indirectly, renewable power generating operations and development projects on a global basis. However, Brookfield’s obligations to the Brookfield Renewable group under the BEP Master Services Agreement and the Brookfield Relationship Agreement are subject to a number of exceptions and Brookfield has no obligation to source acquisition opportunities specifically for the Brookfield Renewable group. In addition, Brookfield has not agreed to commit any minimum level of dedicated resources to the Brookfield Renewable group for the pursuit of renewable power-related acquisitions. Currently, pursuant to a relationship agreement between TerraForm Power and Brookfield, Brookfield has, subject to certain exceptions, designated TerraForm Power (of which Brookfield Renewable currently owns approximately 30%) as its primary vehicle for the acquisition of operating solar and wind assets in North America and Western Europe. However, this relationship agreement is expected to be terminated upon completion of the TERP acquisition. There are a number of factors which could materially and adversely impact the extent to which suitable acquisition opportunities are made available by Brookfield, for example:

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it is an integral part of Brookfield’s (and the Brookfield Renewable group) strategy to pursue the acquisition or development of renewable power assets through consortium arrangements with institutional investors, strategic partners and/or financial sponsors and to form partnerships (including private funds, joint ventures and similar arrangements) to pursue such acquisitions on a specialized or global basis. Although Brookfield has agreed that it will not enter any such arrangements that are suitable for the Brookfield Renewable group without giving the Brookfield Renewable group an opportunity to participate in them, there is no minimum level of participation to which the Brookfield Renewable group will be entitled;

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the same professionals within Brookfield’s organization that are involved in sourcing and executing acquisitions that are suitable for the Brookfield Renewable group are responsible for sourcing and executing opportunities for the vehicles, consortiums and partnerships referred to above, as well as having other responsibilities within Brookfield’s broader asset management business. Limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for BEPC;

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Brookfield will only recommend acquisition opportunities that it believes are suitable and appropriate for the Brookfield Renewable group. The Brookfield Renewable group’s focus is on assets where it believes that its operations-oriented approach can be deployed to create value. Accordingly, opportunities where Brookfield cannot play an active role in influencing the underlying assets may not be consistent with the Brookfield Renewable group’s acquisition strategy and, therefore, may not be suitable for the Brookfield Renewable group, even though it may be attractive from a purely financial perspective. Legal, regulatory, tax and other commercial considerations will likewise be an important consideration in determining whether an opportunity is suitable and/or appropriate for the Brookfield Renewable group and will limit its ability to participate in certain acquisitions; and

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in addition to structural limitations, the question of whether a particular acquisition is suitable and/or appropriate is highly subjective and is dependent on a number of portfolio construction and management factors including the Brookfield Renewable group’s liquidity position at the relevant time, the expected risk return profile of the opportunity, its fit with the balance of its investments and related operations, other opportunities that the Brookfield Renewable group may be pursuing or otherwise considering at the relevant time, Brookfield Renewable’s interest in preserving capital in order to secure other opportunities and/or to meet other obligations, and other factors. If Brookfield determines that an opportunity is not suitable or appropriate for BEPC, it may still pursue such opportunity on its own behalf, on behalf of Brookfield Renewable or on behalf of a Brookfield-sponsored vehicle, partnership or consortium.

In making determinations about acquisition opportunities and investments, consortium arrangements or partnerships, Brookfield may be influenced by factors that result in a misalignment or conflict of interest and may take the interests of others into account, as well as BEPC’s own interests and the interests of Brookfield Renewable.

Among others, BEPC may pursue acquisition opportunities indirectly through investments in Brookfield-sponsored vehicles, consortiums and partnerships or directly (including by investing alongside such vehicles, consortiums and partnerships). Any references to BEPC’s acquisitions, investments, assets, expenses, portfolio companies or other terms should be understood to mean such items held, incurred or undertaken directly by BEPC or indirectly by BEPC through its investment in such Brookfield-sponsored vehicles, consortiums and partnerships.

The departure of some or all of Brookfield’s professionals could prevent BEPC and Brookfield Renewable from achieving their objectives.

The Brookfield Renewable group depends on the diligence, skill and business contacts of Brookfield’s professionals and the information and opportunities they generate during the normal course of their activities. The Brookfield Renewable group’s future success will depend on the continued service of these individuals, who are not obligated to remain employed with Brookfield. Brookfield has experienced departures of key professionals in the past and may do so in the future, and the Brookfield Renewable group cannot predict the impact that any such departures will have on the Brookfield Renewable group’s ability to achieve its objectives. The departure of a significant number of Brookfield’s professionals for any reason, or the failure to appoint qualified or effective successors in the event of such departures, could have a material adverse effect on the Brookfield Renewable group’s ability to achieve its objectives. The BEP Master Services Agreement does not require Brookfield to maintain the employment of any of its professionals or to cause any particular professionals to provide services to BEPC or on the Brookfield Renewable group’s behalf.

Brookfield’s and Brookfield Renewable’s ownership position of BEPC entitles them to a significant percentage of BEPC dividends, and Brookfield may increase its ownership relative to other shareholders.

Brookfield will own, directly and indirectly, approximately 57.2% of BEPC exchangeable shares (37.4% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares), entitling it to the same dividends that other BEPC exchangeable shareholders will receive. In addition, Brookfield Renewable will own all of the issued and outstanding BEPC class B shares, which represent a 75% voting interest and all of the issued and outstanding BEPC class C shares which entitle BEP to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares and subject to the prior rights of holders of BEPC preferred shares. Together, Brookfield and Brookfield Renewable will hold an approximate 89.3% voting interest in BEPC (84.3% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). Brookfield Renewable’s ownership of BEPC class C shares will entitle it to receive dividends as and when declared by the BEPC board. Accordingly, Brookfield and Brookfield Renewable’s ownership position of BEPC exchangeable shares and BEPC class C shares allows them to receive a substantial percentage of BEPC dividends. In addition, Brookfield may increase its ownership position in BEPC. Brookfield may purchase additional BEPC exchangeable shares in the open market or pursuant to a private placement, which may result in Brookfield increasing its ownership of BEPC exchangeable shares relative to other shareholders, which could reduce the amount of cash available for distribution to public shareholders.

None of British Columbia corporate law, the BEP Master Services Agreement and BEPC’s other arrangements with Brookfield impose on Brookfield any fiduciary duties to act in the best interests of BEPC shareholders or unitholders.

None of British Columbia corporate law, the BEP Master Services Agreement and BEPC’s other arrangements with Brookfield impose on Brookfield any duty (statutory or otherwise) to act in the best interests of the Service Recipients, nor do they impose other duties that are fiduciary in nature.

BEPC’s organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of BEPC or the best interests of BEPC shareholders.

BEPC’s organizational and ownership structure involves a number of relationships that may give rise to conflicts of interest between BEPC and BEPC shareholders, on the one hand, and Brookfield and Brookfield Renewable, on the other hand. For example, BEPC expects that the BEPC board will mirror the board of the general partner of BEP, except that prior to the completion of the special distribution, BEPC will add one additional non-overlapping board member to assist BEPC with, among other things, resolving any conflicts of interest that may arise from its relationship with Brookfield Renewable. Mr. Carvalho Filho will initially serve as the non-overlapping member of BEPC’s board of directors. Mr. Carvalho Filho has served on the board of directors of the general partner of BEP since April 22, 2013 and will resign from such board of directors prior to the special distribution. In certain instances, the interests of Brookfield or Brookfield Renewable may differ from the interests of BEPC and BEPC shareholders, including with respect to the types of acquisitions made, the timing and amount of dividends by BEPC, the reinvestment of returns generated by BEPC’S operations, the use of leverage when making acquisitions and the appointment of outside advisors and service providers. Further, Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield rather than to BEPC and BEPC shareholders.

It is expected that Brookfield will, directly and indirectly, hold approximately 57.2% of BEPC exchangeable shares immediately upon completion of the special distribution (37.4% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). In accordance with the BEPC articles, the holders of the BEPC class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the BEPC exchangeable shares (which carry one vote per BEPC exchangeable share), and except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes. Brookfield Renewable, which itself is controlled by Brookfield, will hold all of the issued and outstanding BEPC class B shares, having a 75% voting interest in BEPC, and BEPC class C shares, which entitle BEP to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares, subject to the prior rights of holders of any BEPC preferred shares. As a result, Brookfield is able to control the election and removal of BEPC directors and the directors of BEP’s general partner and, accordingly, exercises substantial influence over the Brookfield Renewable group.

In addition, the Service Providers, being wholly-owned subsidiaries of Brookfield, will provide management services to BEPC pursuant to the BEP Master Services Agreement. Pursuant to the BEP Master Services Agreement, in exchange for the management services provided to the Brookfield Renewable group by the Service Providers, Brookfield Renewable pays an annual base management fee to the Service Providers of $20 million (adjusted annually for inflation at an inflation factor based on year-over-year United States consumer price index) plus 1.25% of the amount by which the market value of the Brookfield Renewable group exceeds an initial reference value. The base management fee is calculated and paid on a quarterly basis. BEPC will reimburse Brookfield Renewable for its proportionate share of such fee. BEPC’s proportionate share of the base management fee will be calculated on the basis of the value of BEPC’s business relative to that of BEP. For purposes of calculating the base management fee, the market value of Brookfield Renewable is equal to the aggregate value of all outstanding BEP units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including BEPC exchangeable shares) that are not held by Brookfield Renewable, plus all outstanding third-party debt with recourse to a Service Recipient, less all cash held by such entities. BRP Bermuda GP Limited, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on BRELP units (other than BRELP Class A Preferred Units) as well as economically equivalent securities, such as the BEPC exchangeable shares, of the other Service Recipients exceed specified target levels as set forth in BRELP’s limited partnership agreement. This relationship may give rise to conflicts of interest between BEPC and BEPC shareholders, on the one hand, and Brookfield, on the other, as Brookfield’s interests may differ from the interests of Brookfield Renewable, BEPC or BEPC shareholders.

Brookfield Renewable’s arrangements with Brookfield, which will apply to BEPC, were negotiated in the context of an affiliated relationship and may contain terms that are less favorable than those which otherwise might have been obtained from unrelated parties.

The terms of Brookfield Renewable’s arrangements with Brookfield, that will apply to BEPC, were effectively determined by Brookfield. These terms, including terms relating to compensation, contractual or fiduciary duties, conflicts of interest and Brookfield’s ability to engage in outside activities, including activities that compete with BEPC, BEPC’s activities and limitations on liability and indemnification, may be less favorable than otherwise might have resulted if the negotiations had involved unrelated parties.

The liability of the Service Providers is limited under BEPC’s arrangements with them and BEPC and the other Service Recipients, including Brookfield Renewable, have agreed to indemnify the Service Providers against claims that they may face in connection with such arrangements, which may lead them to assume greater risks when making decisions relating to BEPC than they otherwise would if acting solely for their own account.

Under the BEP Master Services Agreement, the Service Providers have not assumed any responsibility other than to provide or arrange for the provision of the services described in the BEP Master Services Agreement in good faith and will not be responsible for any action that BEPC takes in following or declining to follow their advice or recommendations. The liability of the Service Providers under the BEP Master Services Agreement is limited to the fullest extent permitted by law to conduct involving bad faith, fraud or willful misconduct or, in the case of a criminal matter, action that was known to have been unlawful, except that the Service Providers are also liable for liabilities arising from gross negligence. In addition, BEPC and the other Service Recipients, including

Brookfield Renewable, have agreed to indemnify the Service Providers to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses incurred by an indemnified person or threatened in connection with BEPC’s operations, investments and activities or in respect of or arising from the BEP Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the conduct in respect of which such persons have liability as described above. These protections may result in the Service Providers tolerating greater risks when making decisions than otherwise would be the case, including when determining whether to use leverage in connection with acquisitions. The indemnification arrangements to which the Service Providers are a party may also give rise to legal claims for indemnification that are adverse to BEPC and BEPC shareholders.

The role and ownership of Brookfield may change.

The Brookfield Renewable group’s arrangements with Brookfield does not require Brookfield to maintain any ownership level in the Brookfield Renewable group, and Brookfield may sell the BEP units or BEPC exchangeable shares that it holds in BEP or BEPC, respectively. Brookfield may sell or transfer all or part of its interests in the Service Providers without the approval of the Brookfield Renewable group, which could result in changes to the management of the Brookfield Renewable group and its current growth strategy. Additionally, the Brookfield Renewable group cannot predict with any certainty the effect that any changes in ownership level of Brookfield of the Brookfield Renewable group would have on the trading price of BEPC exchangeable shares, the BEP units or the Brookfield Renewable group’s ability to raise capital or make investments in the future. As a result, the future of the Brookfield Renewable group would be uncertain and its business, financial condition and results of operations may suffer.

BEPC is not entitled to terminate the BEP Master Services Agreement. Only the general partner of BEP may terminate the BEP Master Services Agreement, and it may be unable or unwilling to do so.

BEPC is not entitled to terminate the BEP Master Services Agreement. Only the general partner of BEP may terminate the BEP Master Services Agreement, and it may be unable or unwilling to do so. The BEP Master Services Agreement provides that the Service Recipients may terminate the agreement only if: the Service Providers default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to the Service Providers; the Service Providers engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to BEPC; the Service Providers are grossly negligent in the performance of their duties under the agreement and such negligence results in material harm to the Service Recipients; or upon the happening of certain events relating to the bankruptcy or insolvency of the Service Providers. The BEP Master Services Agreement cannot be terminated for any other reason, including if the Service Providers or Brookfield experience a change of control or due solely to the poor performance or under-performance of the Brookfield Renewable group’s operations or assets, and the agreement continues in perpetuity, until terminated in accordance with its terms. Because the general partner of BEP is an affiliate of Brookfield, it may be unwilling to terminate the BEP Master Services Agreement, even in the case of a default. If the Service Providers’ performance does not meet the expectations of investors, and the general partner of BEP is unable or unwilling to terminate the BEP Master Services Agreement, the Brookfield Renewable group is not entitled to terminate the agreement and the market price of BEPC exchangeable shares or the BEP units could suffer. Furthermore, the termination of the BEP Master Services Agreement would terminate the Brookfield Renewable group’s rights under the Brookfield Relationship Agreement and the Licensing Agreement. See “BEP and BEPC Relationship with Brookfield—Brookfield Relationship Agreement” and “BEP and BEPC Relationship with Brookfield—Licensing Agreement” for more details.

BEPC guarantees certain debt obligations of Brookfield Renewable, which may adversely affect BEPC’s financial health and make BEPC more vulnerable to adverse economic conditions.

An indirect wholly-owned subsidiary of BEPC is expected to fully and unconditionally guarantee certain unsecured debt securities and preferred securities issued by Brookfield Renewable, as well as Brookfield Renewable’s obligations under, certain credit facilities, thereby causing BEPC to become liable for such obligations. In light of the guarantees, BEPC is exposed to the credit risk of Brookfield Renewable. If Brookfield Renewable is unable or fails to pay any of its indebtedness in respect of which BEPC has provided a guarantee, BEPC may be required to pay all amounts due under such indebtedness, which may affect BEPC’s financial health and make BEPC more vulnerable to adverse economic conditions. See “BEPC Relationship with Brookfield Renewable—Credit Support” for more details.

Risks Relating to Taxation

The exchange of BEPC exchangeable shares for BEP units may result in the U.S. federal income taxation of any gain realized by a U.S. unitholder.

Depending on the facts and circumstances, a U.S. unitholder’s exchange of BEPC exchangeable shares for BEP units may result in the U.S. federal income taxation of any gain realized by such U.S. unitholder. In general, a U.S. unitholder exchanging BEPC exchangeable shares for BEP units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of BEP units by BAM pursuant to the Rights Agreement or (ii) if the exchange request is satisfied by the delivery of BEP units by BEPC and the exchange is, within the meaning of Section 302(b) of the Code, in “complete termination” of the U.S. unitholder’s equity interest in BEPC, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend”, applying certain constructive ownership rules that take into account not only the BEPC exchangeable shares and other equity interests in BEPC actually owned but also other equity interests in BEPC treated as constructively owned by such U.S. unitholder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of BEP units by BEPC is not treated as a sale or exchange under the foregoing rules, then it will be treated as a distribution equal to the amount of cash and the fair market value of property received (such as BEP units), taxable under the rules generally applicable to distributions on stock of a corporation.

In general, if BEP satisfies an exchange request by delivering BEP units to a U.S. unitholder pursuant to BEP’s exercise of the BEP call right, then the U.S. unitholder’s exchange of BEPC exchangeable shares for BEP units will qualify as tax-free under Section 721(a) of the Code, unless, at the time of such exchange, BEP (i) is a publicly traded partnership treated as a corporation or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the Code. In the case described in (i) or (ii) of the preceding sentence, a U.S. unitholder may recognize gain upon the exchange. The general partner of BEP believes that BEP will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the shareholders’ rights in the event of the liquidation or dissolution of BEPC (or BEP) and the terms of the BEPC exchangeable shares, which are intended to provide an economic return equivalent to the economic return on BEP units (including identical distributions), and taking into account the expected relative values of BEP’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of BEP currently expects that a U.S. unitholder’s exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the Code. Accordingly, the general partner of BEP currently expects a U.S. unitholder’s exchange of BEPC exchangeable shares for BEP units pursuant to BEP’s exercise of the BEP call right to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of BEP, and no assurance can be provided as to the position, if any, taken by the general partner of BEP with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by BEP.

In addition, based on the highly factual nature of such future exchange, and taking into account that many of the relevant facts and circumstances are not within the control of BEP, Torys LLP has rendered no opinion with respect to whether any such future exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right will qualify as tax-free under Section 721(a) of the Code. If Section 721(a) of the Code does not apply, then a U.S. unitholder who exchanges BEPC exchangeable shares for BEP units pursuant to BEP’s exercise of the BEP call right will be treated as if such holder had sold in a taxable transaction such holder’s BEPC exchangeable shares to BEP for cash in an amount equal to the value of the BEP units received.

Even if a U.S. unitholder’s transfer of BEPC exchangeable shares in exchange for BEP units pursuant to BEP’s exercise of the BEP call right qualifies as tax-free under Section 721(a) of the Code, such U.S. unitholder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. Under Section 737 of the Code, such U.S. unitholder could be required to recognize built-in gain if BEP were to distribute any BEP property other than money (or, in certain circumstances, BEPC exchangeable shares) to such former holder of BEPC exchangeable shares within seven years of exercise of the BEP call right. Under Section 707(a) of the Code, such U.S. unitholder could be required to recognize built-in gain if BEP were to make distributions (other than “operating cash flow distributions”, unless another exception were to apply) to such U.S. unitholder within two years of exercise of the BEP call right. If a distribution to a U.S. unitholder within two years of the transfer of BEPC exchangeable shares in exchange for BEP units is treated as part of a deemed sale transaction under Section 707(a) of the Code, such U.S. unitholder will recognize gain or loss in the year of the transfer of BEPC exchangeable shares in exchange for BEP units, and, if such U.S. unitholder has already filed a tax return for such year, such unitholder may be required to file an amended return. In such a case, the U.S. unitholder may also be required to report some amount of imputed interest income.

For a more complete discussion of the U.S. federal income tax consequences of the exchange of BEPC exchangeable shares for BEP units, see “Material United States Federal Income Tax Considerations—Consequences to U.S. Unitholders—Ownership and Disposition of BEPC Exchangeable Shares” below. The U.S. federal income tax consequences of exchanging BEPC exchangeable shares for BEP units are complex, and each U.S. unitholder should consult an independent tax advisor regarding such consequences in light of such unitholder’s particular circumstances.

Distributions on BEPC exchangeable shares made to non-U.S. unitholders may be subject to U.S. withholding tax if Section 871(m) of the Code applies.

Distributions on BEPC exchangeable shares made to non-U.S. unitholders and proceeds from the sale or other disposition of BEPC exchangeable shares by non-U.S. unitholders generally will not be subject to U.S. federal income tax. Upon the completion of the TERP acquisition, however, BRELP is expected to own stock of a U.S. corporation directly, in which case U.S. withholding tax may apply to any portion of a distribution made on BEPC exchangeable shares that is treated as a deemed dividend under Section 871(m) of the Code. Specifically, a 30% withholding tax generally applies to deemed dividend amounts (“dividend equivalents”) with respect to certain contractual arrangements held by non-U.S. persons which reference any interest in an entity if that interest could give rise to a U.S.-source dividend. Under Treasury Regulations promulgated under the Code, a Section 871(m) transaction is treated as directly referencing the assets of a partnership that holds significant investments in certain securities (such as stock of a U.S. corporation). BEP indirectly holds stock of a U.S. corporation through BRELP, and the BEPC exchangeable shares are intended to be structured so that distributions are identical to distributions on BEP units. Accordingly, the contractual arrangements relating to the BEPC exchangeable shares could be subject to Section 871(m) of the Code, as discussed below.

Whether U.S. withholding tax applies with respect to a Section 871(m) transaction depends, in part, on whether it is classified for purposes of Section 871(m) of the Code as a “simple” contract or “complex” contract. No direct authority addresses whether the contractual arrangements relating to the BEPC exchangeable shares constitute a simple contract or a complex contract. In the absence of direct authority, Torys LLP has rendered no opinion regarding the classification of the contractual arrangements relating to the BEPC exchangeable shares as a simple contract or a complex contract for purposes of Section 871(m) of the Code and the Treasury Regulations thereunder. BEPC intends to take the position and believes that such contractual arrangements do not constitute a simple contract. In such case, under Treasury Regulations, as modified by an IRS Notice, such contractual arrangements should not be subject to Section 871(m) of the Code before January 1, 2023, and no portion of a distribution made on BEPC exchangeable shares before such date should be subject to U.S. withholding tax by reason of treatment as a dividend equivalent under Section 871(m). For distributions made on BEPC exchangeable shares on or after January 1, 2023, Section 871(m) of the Code will apply if the contractual arrangements relating to the BEPC exchangeable shares meet a “substantial equivalence” test. If this is the case, BEPC expects to withhold U.S. federal income tax, generally at a rate of 30%, on any portion of a distribution on BEPC exchangeable shares that is treated as a dividend equivalent and paid on or after January 1, 2023.

This 30% withholding tax may be reduced or eliminated under the Code or an applicable income tax treaty, provided that the non-U.S. unitholder properly certifies its eligibility by providing an IRS Form W-8. If, notwithstanding the foregoing, BEPC is unable to accurately or timely determine the tax status of a non-U.S. unitholder for purposes of establishing whether reduced rates of withholding apply, then U.S. withholding tax at a rate of 30% may apply to any portion of a distribution on BEPC exchangeable shares that is treated as a dividend equivalent under Section 871(m) of the Code. A dividend equivalent may also be subject to a 30% withholding tax under the Foreign Account Tax Compliance (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act of 2010, unless a non-U.S. unitholder properly certifies its FATCA status on IRS Form W-8 or other applicable form and satisfies any additional requirements under FATCA.

Notwithstanding the foregoing, BEPC’s position that the contractual arrangements relating to the BEPC exchangeable shares do not constitute a simple contract does not bind the IRS. The Treasury Regulations under Section 871(m) of the Code require complex determinations with respect to contractual arrangements linked to U.S. equities, and the application of these regulations to the BEPC exchangeable shares is uncertain. Accordingly, the IRS could challenge BEPC’s position and assert that the contractual arrangements relating to the BEPC exchangeable shares constitute a simple contract, in which case U.S. withholding tax currently would apply, generally at a rate of 30% (subject to reduction or elimination under the Code or an applicable income tax treaty), to that portion, if any, of a distribution on BEPC exchangeable shares that is treated as referencing a U.S.-source dividend paid to BEP or BRELP. Each non-U.S. unitholder should consult an independent tax advisor regarding the implications of Section 871(m) of the Code and FATCA for the ownership of BEPC exchangeable shares with respect to such unitholder’s particular circumstances.

For a more complete discussion of the U.S. federal income tax consequences to non-U.S. unitholders of owning BEPC exchangeable shares, see “Material United States Federal Income Tax Considerations—Consequences to Non-U.S. Unitholders—Ownership and Disposition of BEPC Exchangeable Shares” below. The U.S. federal income tax consequences of owning BEPC exchangeable shares are complex, and each non-U.S. unitholder should consult an independent tax advisor regarding such consequences in light of such unitholder’s particular circumstances.

The transaction steps whereby BEPC acquires its assets, including certain steps related to the TERP acquisition, may result in certain adverse U.S. federal income tax consequences for U.S. unitholders.

The transaction steps whereby BEPC acquires its assets, including certain steps related to the TERP acquisition (collectively, the “BEPC formation steps”), may result in certain adverse U.S. federal income tax consequences for U.S. unitholders. These adverse consequences relate to BRELP’s acquisition of BEPC exchangeable shares pursuant to the BEPC formation steps in taxable transactions. As a result of the taxable transactions, a U.S. unitholder may be allocated taxable income or gain that is not matched by cash distributions from BEP. In such case, a U.S. unitholder would need to satisfy any resulting tax liability from such unitholder’s own funds.

For a more complete discussion of the U.S. federal income tax consequences to U.S. unitholders of the BEPC formation steps, see “Material United States Federal Income Tax Considerations—Consequences to U.S. Unitholders—Special Distribution of BEPC Exchangeable Shares—Consequences Relating to the Formation of BEPC” below. Each U.S. unitholder is urged to consult an independent tax advisor regarding such consequences in light of such unitholder’s particular circumstances.

Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.

If BEPC ceases to qualify as a “mutual fund corporation” under the Tax Act, the income tax considerations described under the heading “Material Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.

In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of BEPC will not be changed in a manner that adversely affects the shareholders of BEPC, or that such tax laws will not be administered in a way that is less advantageous to BEPC or the shareholders of BEPC.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This document contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information may relate to the Brookfield Renewable group’s outlook and anticipated events or results and may include information regarding the financial position, business strategy, growth strategy, budgets, operations, financial results, taxes, dividends, distributions, plans and objectives of the Brookfield Renewable group, including as may relate to the TERP acquisition. Particularly, information regarding future results, performance, achievements, prospects or opportunities of the Brookfield Renewable group or the Canadian, U.S. or international markets is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”.

Discussions containing forward-looking information may be found, among other places, under “Risk Factors”, “BEP and BEPC Capitalization”, “BEPC Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the United States, Brazilian and Colombian Operations of BEP”.

The forward-looking statements are based on BEPC’s beliefs, assumptions and expectations of BEPC’s future performance, taking into account all information currently available to BEPC. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to BEPC or within its control. If a change occurs, BEPC’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors, among others, which are discussed in greater detail in the “Risk Factors” section of this document, could cause BEPC’s actual results to vary from its forward-looking statements:

•	BEPC’s lack of operating history;

•

changes to hydrology at BEPC’s hydroelectric facilities, to wind conditions at BEPC wind energy facilities, to irradiance at BEPC’s solar facilities or to weather generally, as a result of climate change or otherwise, at any of the BEPC facilities;

•	volatility in supply and demand in the energy markets;

•	BEPC’s inability to re-negotiate or replace expiring PPAs on similar terms;

•	increases in water rental costs (or similar fees) or changes to the regulation of water supply;

•	advances in technology that impair or eliminate the competitive advantage of BEPC projects;

•	an increase in the amount of uncontracted generation in BEPC’s portfolio;

•	industry risks relating to the power markets in which BEPC operates;

•	the termination of, or a change to, the MRE balancing pool in Brazil;

•	increased regulation of BEPC operations;

•	concessions and licenses expiring and not being renewed or replaced on similar terms;

•	BEPC real property rights for wind and solar renewable energy facilities being adversely affected by the rights of lienholders and leaseholders that are superior to those granted to BEPC;

•	increases in the cost of operating BEPC facilities;

•	BEPC’s failure to comply with conditions in, or its inability to maintain, governmental permits;

•	equipment failures;

•	dam failures and the costs and potential liabilities associated with such failures;

•	force majeure events;

•	uninsurable losses and higher insurance premiums;

•	changes to laws, rules or regulations that impact BEPC or BEPC’s businesses;

•	availability and access to interconnection facilities and transmission systems;

•	health, safety, security and environmental risks;

•	changes to general economic and political conditions in the markets in which the Brookfield Renewable group operates;

•	counterparties to BEPC contracts not fulfilling its obligations;

•	the time and expense of enforcing contracts against non-performing counter-parties and the uncertainty of success;

•	fraud, bribery, corruption, other illegal acts or inadequate or failed internal processes or systems;

•	BEPC’s reliance on computerized business systems, which could expose it to cyber-attacks;

•	newly developed technologies in which BEPC invests not performing as anticipated;

•	fluctuations in the returns and values of securities in BEPC’s investment portfolio;

•	fluctuations in interest rates;

•	BEPC’s inability to finance its operations due to the status of the capital markets;

•	operating and financial restrictions imposed on BEPC by its loan, debt and security agreements;

•	an inability to obtain financing or a downgrade in BEPC’s credit ratings;

•	adverse changes in currency exchange rates and BEPC’s inability to effectively manage foreign currency exposure;

•	BEPC’s inability to identify sufficient investment opportunities and complete transactions, including the TERP acquisition;

•	uncertainties as to whether TerraForm Power’s stockholders not affiliated with Brookfield Renewable will approve any transaction;

•	uncertainties as to whether the other conditions to the TERP acquisition will be satisfied or satisfied on the anticipated schedule;

•	the growth of BEPC’s portfolio and BEPC’s inability to realize the expected benefits of its transactions or acquisitions, including the TERP acquisition;

•	BEPC’s inability to develop greenfield projects or find new sites suitable for the development of greenfield projects;

•

delays, cost overruns and other problems associated with the construction and operation of generating facilities and risks associated with the arrangements BEPC enters into with communities and joint venture partners;

•	Brookfield’s election not to source acquisition opportunities the Brookfield Renewable group and BEPC and BEP’s lack of access to all renewable power acquisitions that Brookfield identifies;

•	BEPC does not have control over all of its operations or investments;

•	political instability or changes in government policy;

•	foreign laws or regulation to which BEPC becomes subject as a result of future acquisitions in new markets;

•	changes to government policies that provide incentives for renewable energy;

•	BEPC is not subject to the same disclosure requirements as a U.S. domestic issuer;

•	the incurrence of debt at multiple levels within BEPC’s organizational structure;

•	being deemed an “investment company” under the Investment Company Act;

•	the effectiveness of BEPC’s internal controls over financial reporting;

•	BEPC’s dependence on Brookfield and Brookfield Renewable and Brookfield’s significant influence over BEPC;

•	the departure of some or all of Brookfield’s key professionals;

•	BEPC’s lack of independent means of generating revenue;

•	changes in how Brookfield or Brookfield Renewable elects to hold ownership interests in BEPC;

•	Brookfield acting in a way that is not in the best interests of BEPC;

•	the severity, duration and spread of the COVID-19 outbreak, as well as the direct and indirect impacts that the virus may have;

•	broader impact of climate change;

•	failure of BEPC’s systems technology;

•	involvement in disputes, governmental and regulatory investigations and litigation;

•	any changes in the market price of the BEP units; and

•	the redemption of BEPC exchangeable shares by BEPC at any time or upon notice from the holder of BEPC class B shares.

These statements and other forward-looking information are based on opinions, assumptions and estimates made by BEPC and BEP in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors that they believe are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Accordingly, readers should not place undue reliance on forward-looking information. BEPC and BEP do not undertake to update any forward-looking information contained herein, except as required by applicable securities laws.

THE SPECIAL DISTRIBUTION

Background to and Purpose of the Special Distribution

BEP is a leading global renewable power company that owns and operates high-quality hydroelectric, wind, solar and biomass power, cogeneration and storage assets in North and South America, Europe and Asia Pacific and represents one of the largest, public pure play renewable businesses globally. BEP is focused on leveraging its extensive operating experience to maintain and enhance the value of assets, grow cash flows on an annual basis and cultivate positive relations with local stakeholders. Because each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit, BEP expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and the combined business performance of the Brookfield Renewable group as a whole.

BEP believes that certain investors in certain jurisdictions may be dissuaded from investing in BEP because of the tax reporting framework that results from investing in BEP units of a Bermuda-exempted limited partnership. Creating BEPC, a corporation, and distributing BEPC exchangeable shares, which have been structured with the intention of providing an economic return equivalent to the BEP units, is intended to achieve the following objectives:

•	Provide investors that would not otherwise invest in BEP with an opportunity to gain access to BEP’s globally diversified portfolio of high-quality renewable power assets.

Provide investors with the flexibility to own, through the ownership of a BEPC exchangeable share, the economic equivalent of a BEP unit because of the ability to exchange into a BEP unit and the identical dividends that are expected to be paid on each BEPC exchangeable share.

•

Provide investors with a tax reporting framework that may be favored by investors in some jurisdictions over the tax reporting framework provided by an investment in BEP, which BEP believes will attract new investors who will benefit from investing in its business.

•	Create a company that BEP expects to be eligible for inclusion in several indices, which may be attractive to certain investors.

•	Provide the Brookfield Renewable group with a greater securityholder base, thereby creating enhanced liquidity for the Brookfield Renewable group’s securityholders.

•	Create a company that will provide the Brookfield Renewable group with the ability to access new capital pools.

The special distribution is being effected in a manner that BEP expects will not result in any adverse impact on Brookfield Renewable’s credit rating or its preference shareholders, preferred unitholders or debtholders. See “BEPC Relationship with Brookfield Renewable—Credit Support” for further details.

Transactions Occurring Prior to the Special Distribution

TIMING	TRANSACTION
After the distribution record date and prior to the special distribution

The BEPC articles will be amended to provide for, among other share classes as described in “Description of BEPC Share Capital”, the BEPC exchangeable shares, BEPC class B shares and BEPC class C shares.

BRELP will transfer its interest in LATAM Holdco (excluding a 10% interest, which will be retained by BEP), and 100% of its interests in BPUSHA and Holdings IV to BEPC in consideration for approximately 77.8 million BEPC exchangeable shares and approximately 126.4 million BEPC class C shares, such shares constituting all of the issued and outstanding BEPC exchangeable shares and BEPC class C shares.

On the same date as and immediately prior to the special distribution

BRELP will declare the BRELP Distribution pursuant to which all of its holders of equity units (excluding preferred partnership units) will receive one BEPC exchangeable share for every four equity units, for an aggregate of approximately 77.8 million BEPC exchangeable shares. The BRELP Distribution is being made proportionately to BRELP unitholders’ equity interests. The holders of equity units of BRELP include:

•  Brookfield Renewable Power Inc. receiving approximately 31.6 million BEPC exchangeable shares;

•  Brookfield Energy Marketing LP receiving approximately 830,000 BEPC exchangeable shares;

TIMING	TRANSACTION

•  BEP receiving approximately 44.7 million BEPC exchangeable shares; and

•  BREP Holding L.P. receiving approximately 663,000 BEPC exchangeable shares.

The 44.7 million BEPC exchangeable shares received by BEP will be distributed to holders of BEP units through the special distribution.

Mechanics of the Special Distribution

BEP is a holding entity and its only substantial asset is its limited partnership interests in BRELP. Prior to the special distribution, BEP will receive BEPC exchangeable shares though a special distribution by BRELP of the BEPC exchangeable shares to all the holders of its equity units (which does not include preferred partnership units), including Brookfield who has a current approximate 57% economic interest in BEP including through its ownership of redeemable partnership units of BRELP will also receive BEPC exchangeable shares through the BRELP Distribution.

As a result of the special distribution, holders of BEP units will be entitled to receive one (1) BEPC exchangeable share (less any BEPC exchangeable shares withheld to satisfy withholding tax obligations) for every four (4) BEP units held as of the distribution record date. Because each BEPC exchangeable share is structured with the intention of providing an economic return equivalent to one BEP unit, including identical dividends on a per share basis as are paid on each BEP unit, BEPC expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and combined business performance of the Brookfield Renewable group as a whole. Each BEPC exchangeable share will be exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEPC). BEP may elect to satisfy its exchange obligation by acquiring such tendered BEPC exchangeable shares for an equivalent number of BEP units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEP). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. BEPC and BEP currently intend to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units rather than cash. However, factors that BEP and BEPC may consider when determining whether to satisfy any exchange request for cash rather than BEP units include, without limitation, compliance with applicable securities laws, changes in law (including the Bermuda limited partnership laws), BEP’s and BEPC’s respective available consolidated liquidity, and any change in the tax consequences to BEP or BEPC or to a holder as a result of delivery of BEP units.

Based on approximately 179 million BEP units that BEP expects to be outstanding on the distribution record date for the special distribution, BEP intends to make a special distribution to holders of BEP units (including Brookfield) of approximately 44.7 million BEPC exchangeable shares. An additional approximate 33.1 million BEPC exchangeable shares will be distributed to Brookfield on the redeemable partnership units that it holds in BRELP and the general partner interests that it holds in BEP and BRELP.

Holders of BEP units as of the distribution record date will not be required to take any action in connection with the special distribution, and no vote of unitholders of BEP will be required to approve the special distribution. If a holder owns BEP units as of the close of business on the distribution record date, a book-entry account statement reflecting the holder’s ownership of the BEPC exchangeable shares will be mailed to the holder, or the holder’s brokerage account will be credited for the BEPC exchangeable shares, on the distribution date. The number of BEP units that a holder owns will not change as a result of the special distribution. However, immediately following completion of the special distribution, the aggregate distribution received by a holder on its BEP units and BEPC exchangeable shares (assuming such holder did not dispose of its BEP units or BEPC exchangeable shares) will be the same as it would have received if the special distribution had not been made, with distributions on each BEP unit representing four-fifths (4/5ths) of such aggregate amount as a result of the one (1) for four (4) special distribution, and the dividends on each BEPC exchangeable share being identical to the distributions on each BEP unit after the special distribution.

For example, assuming a unitholder of BEP owns 40 BEP units prior to the special distribution, it would be entitled to receive an aggregate of $21.70 in distributions (based on a quarterly distribution amount per BEP unit of $0.5425) for the distribution period immediately prior to the special distribution. Based on the distribution ratio of one BEPC exchangeable share for four BEP units, the unitholder of BEP is expected to receive 10 BEPC exchangeable shares and therefore immediately after the special distribution the holder would own 50 securities (40 BEP units and 10 BEPC exchangeable shares). The holder will still receive an aggregate distribution of $21.70 (assuming the holder continues to own the 40 BEP units and 10 BEPC exchangeable shares), but that $21.70 would be divided among the 40 BEP units it owns and the 10 BEPC exchangeable shares it owns immediately after the special distribution. Therefore, while the aggregate distributions to be received by the holder for the distribution period immediately after the special distribution would remain the same (i.e., $21.70), the per BEP unit distribution amount/per share dividend amount would no longer be $0.5425 but rather $0.4340 per BEP unit and $0.4340 per BEPC exchangeable share. Therefore, the distribution/dividend amount per BEP unit/BEPC exchangeable share immediately post-closing will be identical (i.e., $0.4340), but on a per BEP unit/BEPC exchangeable share basis it will be reduced from the amount immediately pre-closing to take into account that there are more securities outstanding (50 rather than 40, in the above example) that will be entitled to receive distributions/dividends. This effect on the quarterly distribution level mirrors what would happen in the event of a stock split.

The BEP units will continue to be traded on the NYSE under the symbol “BEP” and on the TSX under the symbol “BEP.UN”. No holder will be entitled to receive any fractional interests in the BEPC exchangeable shares. Holders who would otherwise be entitled to a fractional BEPC exchangeable share will receive a cash payment. BEP will use the volume-weighted average of the trading price of the BEPC exchangeable shares for the five (5) trading days immediately following the special distribution date to determine the value of the BEPC exchangeable shares for the purpose of calculating the cash payable in lieu of any fractional interests.

Holders of BEP’s preferred units and holders of TERP common stock will not participate in the special distribution and will not receive any BEPC exchangeable shares as a direct result of the special distribution.

Transaction Agreements

Prior to the special distribution, BEPC will acquire its operating subsidiaries from Brookfield Renewable (excluding a 10% interest, which will continue to be held indirectly by BEP) pursuant to securities purchase agreements and other agreements. These transfer agreements will each contain customary representations and warranties and related indemnities to BEPC from Brookfield Renewable, including representations and warranties concerning: (i) organization and good standing; (ii) authorization, execution, delivery and enforceability of the agreement and all agreements executed in connection therewith; and (iii) title to the securities being transferred to BEPC. The transfer agreements will not contain representations and warranties or indemnities relating to the underlying assets and operations.

In connection with the reorganization that results in the transfer of the Business to BEPC, Brookfield Renewable will receive BEPC exchangeable shares and BEPC class C shares. The determination to transfer the hydroelectric, wind, storage and ancillary power assets in the United States, Brazil and Colombia from Brookfield Renewable to BEPC was based on the size of such businesses and related regulatory, financial, legal and tax considerations. The distribution ratio is intended to cause a proportionate split of the market capitalization of BEP between the BEP units and the BEPC exchangeable shares based on the value of the Business to be transferred to BEPC relative to BEP’s market capitalization. The distribution ratio has been determined using the fair market value of the Business to be transferred by BEP to BEPC, the number of the BEP units outstanding (assuming exchange of the redeemable partnership units of BRELP), and the market capitalization of BEP. The fair market value of the Business to be transferred by BEP is determined by BEP’s management using commonly accepted valuation methodologies and the value of the BEPC exchangeable shares and BEP’s market capitalization is determined using the market price for the BEP units, each as of the most recent practicable date.

BEPC and Brookfield Renewable have determined that it is desirable for BEPC to have control over certain of the entities through which BEPC holds its interest in its operating subsidiaries. Accordingly, BEPC will enter into a voting agreement to provide BEPC with voting rights over such entities. See “BEPC Relationship with Brookfield Renewable—BEPC Voting Agreements”.

Trading of BEPC Exchangeable Shares

BEPC anticipates that trading in BEPC exchangeable shares will begin on a “when-issued” basis as early as one (1) trading day prior to the distribution record date for the special distribution and continue up to and including the distribution date. “When-issued” trading in the context of the special distribution refers to a sale or purchase made conditionally on or before the distribution date because the securities of the entity have not yet been distributed. If a unitholder owns BEP units at the close of business on the distribution record date, that unitholder will be entitled to receive BEPC exchangeable shares in the special distribution. Such unitholder may trade this entitlement to receive BEPC exchangeable shares, without BEP units owned, on the “when-issued” markets established by the NYSE and the TSX under the symbols “BEPC.WI” and “BEPC”, respectively. BEPC expects “when-issued” trades of BEPC exchangeable shares to settle within two (2) days after the distribution date. On the first trading day following the distribution date, BEPC expects that “when-issued” trading of BEPC exchangeable shares will end and “regular-way” trading will begin.

BEPC also anticipates that, as early as one (1) trading day prior to the distribution record date and continuing up to and including the distribution date, there will be two markets in BEP units: a “due bill” market and an “ex-distribution” market. BEP units that trade on the due bill market will trade with an entitlement to receive BEPC exchangeable shares in the special distribution. BEP units that trade on the ex-distribution market will trade without an entitlement to receive BEPC exchangeable shares in the special distribution. Therefore, if a unitholder sells BEP units in the due bill market up to and including the distribution date, this means selling one’s right to receive BEPC exchangeable shares in the special distribution. However, if a unitholder owns BEP units at the close of business on the distribution record date and sells those BEP units on the ex-distribution market up to and including the distribution date, such unitholder will still receive BEPC exchangeable shares that they would otherwise be entitled to receive in the special distribution.

BEPC has applied to have the BEPC exchangeable shares listed on the NYSE and the TSX, under the symbol “BEPC”. The NYSE has conditionally authorized BEPC to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to BEPC fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to BEPC fulfilling all of the requirements of the TSX on or before September 21, 2020, including distribution of BEPC exchangeable shares to a minimum number of public shareholders. BEPC expects that trading of BEPC exchangeable shares will commence on the first trading day following the distribution date.

PROPOSED ACQUISITION OF TERRAFORM POWER, INC.

On March 16, 2020, BEP, BEPC, Acquisition Sub, TerraForm Power and TerraForm Power NY Holdings, Inc. entered into the Reorganization Agreement pursuant to which, subject to the terms and conditions of the Reorganization Agreement, TerraForm Power will merge into TerraForm Power NY Holdings, Inc. and the Brookfield Renewable group will acquire all of the public TERP shares through a series of transactions. Pursuant to the Reorganization Agreement, each holder of public TERP shares will be entitled to receive for each public TERP share held by such holder as consideration a number of BEPC exchangeable shares equal to the adjusted exchange ratio or, at the election of such holder, BEP units, in each case as further adjusted to prevent dilution in accordance with the Reorganization Agreement plus any cash paid in lieu of fractional BEP units or BEPC exchangeable shares, as applicable. The adjusted exchange ratio will be determined by multiplying (x) 0.381 by (y) the sum of (i) the number (rounded, if necessary, to three decimal points) of BEPC exchangeable shares to be distributed with respect to each BEP unit upon the consummation of the special distribution and (ii) one. Because holders of BEP units are expected to receive one BEPC exchangeable share for every four BEP units in the special distribution, the adjusted exchange ratio is expected to be equal to 0.47625, in which case holders of public TERP shares will be entitled to receive 0.47625 of a BEPC exchangeable share or of a BEP unit per public TERP share. Holders of public TERP shares who do not make an election to receive BEP units will receive BEPC exchangeable shares. There is no limit on the number of shares of TERP common stock that may be exchanged for BEPC exchangeable shares or BEP units. The offer of BEPC exchangeable shares and BEP units in connection with the TERP acquisition will be made via a separate proxy statement/prospectus, and if successfully completed, is expected to close following the closing of the special distribution. Pursuant to the TERP acquisition, each outstanding restricted stock unit issued under TERP’s 2018 Amended and Restated Long-Term Incentive Plan will be converted into an award of the same type with respect to a number of BEPC exchangeable shares determined by multiplying the number of shares of class A common stock of TERP subject to each outstanding TERP restricted stock unit award by the adjusted exchange ratio.

Assuming the TERP acquisition consideration consists solely of BEPC exchangeable shares, up to an additional 41.6 million BEPC exchangeable shares (including BEPC exchangeable shares underlying the BEPC stock awards that are expected to be issued in exchange for the TERP restricted stock unit awards to be cancelled in the TERP acquisition) may be issued in connection with the TERP acquisition.

The special distribution is not conditional on the completion of the TERP acquisition. However, if all of the conditions to the TERP acquisition are satisfied, the intention is for the special distribution to close shortly following the TERP stockholders meeting and in any event on or about the business day prior to the completion of the TERP acquisition. In order to achieve this coordinated timing, the special distribution will be declared closer to the date of the TERP stockholders meeting, and the distribution record and payment date will be announced at that time.

Excluding the shares of TERP common stock owned by a subsidiary of BEP, Brookfield currently controls approximately 47% of TERP common stock on behalf of itself and its institutional partners, including BEP. The TERP common stock controlled by BEP and its affiliates is not being acquired in the TERP acquisition. Upon completion of the TERP acquisition, TerraForm Power will be controlled as to 47% by Brookfield and as to 53% by BEP (including through its ownership in BEPC), and BEP will have an indirect 67% economic interest. Concurrently with closing of the TERP acquisition, Brookfield and Brookfield Renewable intend to enter into voting agreements with a subsidiary of BEPC, giving BEPC voting control over the TERP common stock held by BEP and its affiliates. As a result, upon completion of the TERP acquisition, BEPC will control TerraForm Power and consolidate TerraForm Power from an accounting point of view.

USE OF PROCEEDS

Neither BEPC, BEP nor Brookfield, as selling unitholder, will receive any proceeds from the transactions described in this document.

BEPC DIVIDEND POLICY

The BEPC board may declare dividends at its discretion. However, each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit and it is expected that dividends on BEPC exchangeable shares will be declared and paid at the same time as distributions are declared and paid on the BEP units and that dividends on each BEPC exchangeable share will be declared and paid in the same amount as are declared and paid on each BEP unit to provide holders of BEPC exchangeable shares with an economic return equivalent to holders of BEP units. BEPC expects to commence paying dividends on BEPC exchangeable shares on the first distribution payment date for the BEP units occurring after the distribution date for the special distribution. Additionally, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares. BEP pursues a strategy which the Brookfield Renewable group expects will provide for highly stable, predictable cash flows sourced from predominantly long-life hydroelectric assets ensuring a sustainable distribution yield. The Brookfield Renewable group’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at approximately 70% of Brookfield Renewable’s FFO.

Participants in BEP’s distribution reinvestment plan will automatically receive the special distribution of BEPC exchangeable shares on the same basis as other unitholders of BEP, provided they continue to own such BEP units on the distribution record date. However, participants should be aware that BEPC does not currently anticipate establishing a similar dividend reinvestment plan for BEPC, and future dividends paid on BEPC exchangeable shares will be paid in cash and not reinvested.

See “Brookfield Renewable Partners L.P.—Distribution Policy and Distribution History” for further information on BEP’s distribution policy and Brookfield Renewable’s distribution history for the last two years. Future distributions by Brookfield Renewable will be at the discretion of the board of directors of its general partner, and dividends on the BEPC exchangeable shares also will be made at the discretion of the BEPC board of directors, and while Brookfield Renewable expects future distributions to be made in accordance with its distribution policy, there can be no assurance that Brookfield Renewable or BEPC will make comparable distributions or dividends in the future or at all. Further, immediately following completion of the special distribution, the aggregate distribution received by a holder on its BEP units and BEPC exchangeable shares (assuming such holder did not dispose of its BEP units or BEPC exchangeable shares) will be the same as it would have received if the special distribution had not been made, with distributions on each BEP unit representing four-fifths (4/5ths) of such aggregate amount as a result of the one (1) for four (4) special distribution, and the dividends on each BEPC exchangeable share being identical to the distributions on each BEP unit after the special distribution. See “Risk Factors”. BEPC cannot assure investors that it will be able to pay dividends equal to the levels currently paid by BEP and holders of BEPC exchangeable shares may not receive dividends equal to the distributions paid on the BEP units and, accordingly, may not receive the intended economic equivalence of those securities.

After completion of the special distribution, BEPC does not expect there to be any material restrictions (contractual or otherwise) on its ability or the ability of its subsidiaries to declare or pay dividends.

LISTING OF BEPC EXCHANGEABLE SHARES AND BEP UNITS

BEPC has applied to have the BEPC exchangeable shares listed on the NYSE and the TSX, under the symbol “BEPC”. BEP has also applied to list the BEP units issued in connection with an exchange, redemption or repurchase of the BEPC exchangeable shares on the TSX and the NYSE. The NYSE has conditionally authorized BEPC to list on the NYSE and the TSX has conditionally approved the listing of these securities. Listing on the NYSE is subject to BEPC fulfilling all of the requirements of the NYSE, and listing on the TSX is subject to BEPC fulfilling all of the requirements of the TSX on or before September 21, 2020, including distribution of BEPC exchangeable shares to a minimum number of public shareholders.

The BEP units are listed for trading under the symbol “BEP.UN” on the TSX and “BEP” on the NYSE.

BEP AND BEPC CAPITALIZATION

BEPC Capitalization

The following table sets forth BEPC’s cash and capitalization as at March 31, 2020 on an actual basis and on a pro forma basis to give effect to the special distribution, the TERP acquisition, as well as the other transactions referred to in the BEPC Unaudited Pro Forma Financial Statements included elsewhere in this document, as though they had occurred on March 31, 2020. Pro forma adjustments for the TERP acquisition have been prepared with the assumption that the TERP acquisition will be settled entirely with the issuance of BEPC exchangeable shares in exchange for the public TERP shares.

This information should be read in conjunction with the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the United States, Brazilian and Colombian Operations of BEP”, the “Brookfield Renewable Corporation Unaudited Pro Forma Financial Statements” and the unaudited interim condensed combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP as at March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and March 31, 2019 included elsewhere in this document.

The BEPC exchangeable shares are exchangeable at the option of the holder. Accordingly, the BEPC exchangeable shares have been presented as a financial liability and therefore excluded from the total equity in net assets in the pro forma capitalization.

	March 31, 2020
(MILLIONS)	Actual(1)	BEPC special distribution pro forma(2)	TERP acquisition pro forma(3)
Cash and cash equivalents	$—	$152	$401
Liabilities
BEPC exchangeable shares(4)	—	2,611	3,999
Non-recourse borrowings(5)	—	5,324	12,122

Total Liabilities	—	7,935	16,121

Equity in net assets
Non-controlling interests:
Participating non-controlling interest – in operating subsidiaries	—	6,202	8,148
Participating non-controlling interest – in a holding company	—	216	216

Total non-controlling interests	—	6,418	8,364
Equity in net assets attributable to parent company(6)	—	4,241	4,044

Total equity in net assets	—	10,659	12,408

Total capitalization	$—	$18,594	$28,529

(1)	Brookfield Renewable Corporation was formed on September 9, 2019.
(2)

Our BEPC Distribution pro forma total equity of approximately $10.7 billion as of March 31, 2020 is comprised of (a) participating non-controlling interest in operating subsidiaries in the amount of approximately $6.2 billion, (b) the participating non-controlling interest in a holding subsidiary held by Brookfield Renewable in the amount of approximately $216 million, and (c) the BEPC class C shares held by Brookfield Renewable in the amount of approximately $4.2 billion received as partial consideration for the net assets contributed.

(3)	The TERP acquisition pro forma total equity of approximately $12.4 billion as of March 31, 2020 is comprised of (a) participating non-controlling interest in operating subsidiaries in the amount of approximately $8.1 billion, (b) the participating non-controlling interest in a holding subsidiary held by Brookfield Renewable in the amount of approximately $216 million, and (c) the BEPC class C shares held by Brookfield Renewable in the amount of approximately $4.0 billion received as partial consideration for the net assets contributed.

(4)

Assumes approximately 77.8 million of BEPC exchangeable shares and 110 BEPC Class B shares in aggregate will be issued in the special distribution and an additional 41.4 million of exchangeable shares will be issued in the TERP acquisition.

(5)	Non-recourse borrowings exclude deferred financing fees and unamortized premiums.
(6)	Reflects approximately 126.4 million BEPC class C shares expected to be distributed to Brookfield Renewable in the special distribution.

BEP Capitalization

The following table sets forth the consolidated capitalization of BEP as at March 31, 2020. The table below should be read together with the detailed information and financial statements of BEP and TERP included or incorporated by reference in this document, including the financial statements of BEP and TERP contained in the Annual Report.

This information should be read in conjunction with the information under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the United States, Brazilian and Colombian Operations of BEP”, the “Brookfield Renewable Partners L.P. Unaudited Pro Forma Financial Statements” and the unaudited interim condensed combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP as at March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and March 31, 2019 included elsewhere in this document.

The effect of the special distribution on BEP’s financial statements will be such that the BEPC exchangeable shares issued by BEPC will be classified as non-controlling interests within the consolidated financial statements of BEP on the basis that these BEPC exchangeable shares represent equity in a subsidiary not attributable, directly or indirectly, to the parent, being BEP. Consequently, partnership capital attributed to limited partners’ equity, non-controlling interest—redeemable/exchangeable partnership units held by Brookfield and the general partnership interest in a holding subsidiary held by Brookfield, will be reduced by $809 million, $587 million, and $12 million, respectively, as at the effective date of the special distribution with a corresponding increase in the amount of non-controlling interest attributable to the BEPC exchangeable shares.

The effect of the TERP acquisition on BEP’s financial statements will be such that the public TERP shares will be acquired in exchange for BEPC exchangeable shares or BEP units. The consolidated capitalization of BEP has been calculated below with the assumption that all holders of public TERP shares will elect to receive BEPC exchangeable shares. Consequently, partnership capital attributed to limited partners’ equity, non-controlling interest—redeemable/exchangeable units held by Brookfield, the general partnership interest in a holding subsidiary held by Brookfield and the BEPC exchangeable shares, will be increased by $180 million, $131 million, $2 million, and $866 million, respectively, and the participating non-controlling interests—in operating subsidiaries, will increase by $1,076 million, as at the effective date of the TERP acquisition with a corresponding increase to the consolidated net assets of BEP.

The effect of the special distribution and the TERP acquisition on the consolidated financial statements of BEP relating to partnership capital, net income attributable to the unitholders and non-controlling interest attributable to BEPC exchangeable shares, and basic and diluted earnings per unit attributable to limited partners is as follows:

(MILLIONS) As at March 31, 2020	Actual	As adjusted for the BEPC Special Distribution	As adjusted for the special distribution and the TERP acquisition
Cash and cash equivalents	$294	$294	$543
Liabilities
Medium term notes(1)	1,672	1,672	1,672
Non-recourse borrowings(1)	8,324	8,324	15,122

Total Borrowings	9,996	9,996	16,794
Equity
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	7,760	7,760	8,836
General partnership interest in a holding subsidiary held by Brookfield	60	48	50
Participating non-controlling interests – in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	2,923	2,336	2,467
Participating non-controlling interest – BEPC	—	1,403	2,269
Preferred equity	551	551	551
Preferred limited partners’ equity	1,028	1,028	1,028
Limited partners’ equity	4,035	3,226	3,406

Total Equity	16,357	16,352	18,607

Total Capitalization	$26,353	$26,348	$35,401

(1)	Medium Term notes and non-recourse borrowings exclude deferred financing fees and unamortized premiums.

(MILLIONS, EXCEPT PER UNIT AMOUNTS) For the three months ended March 31, 2020	Actual	As adjusted for the BEPC Special Distribution	As adjusted for the special distribution and the TERP acquisition
Net income	$120	$120	$63
Net income attributable to:
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	83	83	65
General partnership interest in a holding subsidiary held by Brookfield	—	—	—
Participating non-controlling interests – in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	8	6	(6)
Participating non-controlling interest – BEPC	—	4	(6)
Preferred equity	7	7	7
Preferred limited partners’ equity	12	12	12
Limited partners’ equity	10	8	(9)

	$120	$120	$63

Basic and diluted earnings per BEP Unit	$0.06	$0.04	$(0.05)

(MILLIONS, EXCEPT PER UNIT AMOUNTS) For the year ended December 31, 2019	Actual	As adjusted for the BEPC Special Distribution	As adjusted for the special distribution and the TERP acquisition
Net income	$273	$273	$96
Net income attributable to:
Non-controlling interests
Participating non-controlling interests – in operating subsidiaries	262	262	196
General partnership interest in a holding subsidiary held by Brookfield	—	—	(1)
Participating non-controlling interests – in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	(25)	(20)	(51)
Participating non-controlling interest – BEPC	—	(12)	(47)
Preferred equity	26	26	26
Preferred limited partners’ equity	44	44	44
Limited partners’ equity	(34)	(27)	(71)

	$273	$273	$96

Basic and diluted earnings per BEP Unit	$(0.19)	$(0.15)	$(0.40)

PRIOR SALES

On September 9, 2019, BEPC issued one common share to Brookfield Renewable in exchange for $100.

CORPORATE STRUCTURE

BEPC was incorporated under the Business Corporations Act (British Columbia), or the BCBCA, on September 9, 2019. BEPC’s head office is located at 250 Vesey Street, 15th Floor, New York NY 10281-1023 and BEPC’s registered office is located at 1055 West Georgia Street, Suite 1500, P.O Box 11117, Vancouver, British Columbia V6E 4N7. As illustrated in the following organizational chart, unitholders of BEP other than Brookfield and its affiliates will hold approximately 42.8% of the issued and outstanding BEPC exchangeable shares (27.9% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares), and Brookfield and its affiliates will hold approximately 57.2% of the issued and outstanding BEPC exchangeable shares (37.4% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). Assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares, holders of public TERP shares will hold approximately 34.7% of the issued and the outstanding BEPC exchangeable shares. NA Holdco, an indirect subsidiary of BEP, will own all of the issued and outstanding BEPC class B shares which represent a 75% voting interest in BEPC, and all of the issued and outstanding BEPC class C shares, which entitle BEP to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares and subject to the prior rights of holders of BEPC preferred shares. Holders of BEPC exchangeable shares are expected to hold an aggregate 25% voting interest in BEPC. Brookfield, through its ownership of BEPC exchangeable shares, will initially hold an approximate 14.3% voting interest in BEPC. Holders of BEPC exchangeable shares, excluding Brookfield, will initially hold an approximate 10.7% aggregate voting interest in BEPC. Together, Brookfield and Brookfield Renewable will hold an approximate 89.3% voting interest in BEPC (84.3% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares).

Prior to the completion of the special distribution and the TERP acquisition, BEPC was an indirect subsidiary of BEP. The following diagram provides an illustration of the simplified corporate structure of Brookfield Renewable group and TerraForm Power immediately prior to completion of the special distribution and the TERP acquisition. All ownership is 100% unless otherwise indicated.

(1)	Pursuant to a voting agreement, BRPI has agreed that certain voting rights with respect to BRELP General Partner, BRELP GP LP, and BRELP will be voted in accordance with the direction of BEP.

(2)

BRPI’s limited partnership interest in BRELP is redeemable for cash or exchangeable for BEP units in accordance with the redemption-exchange mechanism contained in BRELP’s limited partnership agreement, which could result in Brookfield, through its interests in BRPI and BIC, owning approximately 57% of BEP’s issued and outstanding BEP units on a fully-exchanged basis. On a fully-exchanged basis, public holders of BEP units own approximately 42.8% of BEP and BRPI will not hold any limited partnership units of BRELP. BRPI has granted the underwriters an over-allotment option to purchase up to an additional 1,535,400 BEP units in connection with the recently completed secondary offering of BEP units by certain affiliates of BAM. The over-allotment option is exercisable for a period of 30 days from June 3, 2020. See “Summary – Recent Developments.”

(3)

Brookfield has provided an aggregate of $5 million of working capital to LATAM Holdco through a subscription for preferred shares. In addition, BRPI holds special shares the redemption price of which is tied to the successful development of projects in Brazil.

(4)	Orion US Holdings 1 L.P. is controlled by Brookfield. Third party investors in Brookfield Infrastructure Fund III indirectly hold an approximate 69.3% interest in Orion US Holdings 1 L.P.
(5)

BEP holds an approximate 29% economic interest in TERP (through an approximate 14% interest owned through Orion US Holdings 1 L.P. and an approximate 15% interest owned through BBHC Orion Holdco L.P.). The remaining 38% interest is held by public TERP stockholders.

(6)

The Brookfield Renewable group holds its interest in Isagen through a consortium, which holds its interest in Isagen through Hydro Holdings. The consortium holds a 64.8% interest in Hydro Holdings (of which BEP’s share is approximately 24.1%), and third party investors hold a 35.2% interest in Hydro Holdings. The general partner of Hydro Holdings will be a controlled subsidiary of BEPC.

(7)

The Brookfield Renewable group consortium’s current interest in Isagen is 99.6% of which BEP’s share is approximately 24.1%. The Brookfield Renewable group holds BEP’s 24.1% interest through BRE Colombia Holdings Limited and BRE Colombia Co Invest I L.P., which are subsidiaries of BEP, and through an investment in Brookfield Infrastructure Fund III. Brookfield Infrastructure Fund III holds an additional 22.9% interest, and the Brookfield Renewable group consortium’s remaining 52.6% interest is held by third party co-investors. Public shareholders hold a 0.4% interest in Isagen.

The following diagram provides an illustration of the simplified corporate structure of the Brookfield Renewable group after completion of the special distribution and assumes that the TERP acquisition is completed and all public TERP shares are exchanged for BEPC exchangeable shares. All ownership is 100% unless otherwise indicated.

(1)

Pursuant to a voting agreement, BRPI has agreed that certain voting rights with respect to the general partner of BRELP General Partner, BRELP GP LP and BRELP will be voted in accordance with the direction of BEP.

(2)	BRPI’s limited partnership interest in BRELP is redeemable for cash or exchangeable for BEP units in accordance with the redemption-exchange mechanism contained in BRELP’s limited partnership agreement, which could result in Brookfield, through its interests in BRPI and BIC, owning approximately 57% of BEP’s issued and outstanding BEP units on a fully-exchanged basis. On a fully-exchanged basis, public holders of BEP units own approximately 42.8% of BEP and BRPI will not hold any limited partnership units of BRELP. BRPI has granted the underwriters an over-allotment option to purchase up to an additional 1,535,400 BEP units in connection with the recently completed secondary offering of BEP units by certain affiliates of BAM. The over-allotment option is exercisable for a period of 30 days from June 3, 2020. See “Summary – Recent Developments.”

(3)	Holders of BEPC exchangeable shares hold a 25% voting interest in BEPC. See “Description of BEPC Share Capital—Exchangeable Shares—Voting”.
(4)

Immediately following the special distribution, holders of BEP units, other than Brookfield and its affiliates, will hold approximately 42.8% of the issued and outstanding BEPC exchangeable shares (27.9% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares).

(5)

Brookfield and its affiliates will hold approximately 57.2% of the issued and outstanding BEPC exchangeable shares (37.4% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares).

(6)

Holders of the BEPC class B shares hold a 75% voting interest in BEPC. The BEPC class C shares are non-voting. Brookfield Renewable will hold all of the BEPC class B shares and BEPC class C shares upon completion of the special distribution. “Description of BEPC Share Capital—BEPC Class B Shares—Voting”.

(7)

Brookfield has provided an aggregate of $5 million of working capital to LATAM Holdco through a subscription for preferred shares. In addition, BRPI holds special shares, the redemption price of which is tied to the successful development of projects in Brazil.

(8)

This organizational chart reflects TERP’s ownership assuming that the TERP acquisition is completed and all public TERP shares are exchanged for BEPC exchangeable shares. Overall, BEP will hold an approximate 67% economic interest in TERP (comprised of an approximate 14% interest owned through its interest in Orion US Holdings 1 LP, an approximate 15% interest owned through BBHC Orion Holdco L.P. and through its ownership in BEPC). BEPC will hold an approximate 38% economic interest in TERP. If the TERP acquisition is completed, Brookfield and Brookfield Renewable intend to enter into voting agreements with a subsidiary of BEPC, giving BEPC voting control over the public TERP shares currently held by BEP and its affiliates. As a result, upon completion of the TERP acquisition, BEPC will control TERP and consolidate TERP from an accounting point of view.

(9)

Each holder of public TERP shares will be entitled to receive for each public TERP share held by such holder as consideration a number of BEPC exchangeable shares equal to the adjusted exchange ratio or, at the election of such holder, BEP units, in each case as further adjusted to prevent dilution in accordance with the Reorganization Agreement plus any cash paid in lieu of fractional BEP units or BEPC exchangeable shares, as applicable. The adjusted exchange ratio will be determined by multiplying (x) 0.381 by (y) the sum of (i) the number (rounded, if necessary, to three decimal points) of BEPC exchangeable shares to be distributed with respect to each BEP unit upon the consummation of the special distribution and (ii) one. Because holders of BEP units are expected to receive one BEPC exchangeable share for every four BEP units in the special distribution, the adjusted exchange ratio is expected to be equal to 0.47625, in which case holders of public TERP shares will be entitled to receive 0.47625 of a BEPC exchangeable share or BEP unit per public TERP share.

(10)

Assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares, public TERP stockholders will own an approximate 34.7% economic interest in BEPC. This percentage is subject to adjustment to the extent holders of public TERP shares elect to receive BEP units.

(11)

The Brookfield Renewable group holds its interest in Isagen through a consortium, which holds its interest in Isagen through Hydro Holdings. The consortium holds a 64.8% interest in Hydro Holdings (of which BEPC’s share is approximately 24.1%), and third party investors hold a 35.2% interest in Hydro Holdings. The general partner of Hydro Holdings will be a controlled subsidiary of BEPC.

(12)

The Brookfield Renewable group consortium’s current interest in Isagen is 99.6% of which BEPC’s share is approximately 24.1%. The Brookfield Renewable group holds BEPC’s 24.1% interest through BRE Colombia Holdings Limited and BRE Colombia Co Invest I L.P., which are subsidiaries of BEP, and through an investment in Brookfield Infrastructure Fund III. Brookfield Infrastructure Fund III holds an additional 22.9% interest, and the Brookfield Renewable group consortium’s remaining 52.6% interest is held by third party co-investors. Public shareholders hold a 0.4% interest.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Financial Statements for BEPC

These Unaudited Pro Forma Financial Statements of BEPC have been prepared to illustrate the effects of the following transactions (collectively, the “BEPC Transactions”):

•	The issuance of BEPC exchangeable shares and BEPC class C shares in connection with the transfer of the Business.

•	the delivery of BEPC exchangeable shares to holders of equity units of BRELP (which does not include preferred partnership units) through the BRELP Distribution;

•	the delivery of BEPC exchangeable shares to the holders of equity units of BEP (which does not include preferred partnership units) through the special distribution;

•

the execution of the voting agreements whereby certain indirect subsidiaries of BAM will transfer the power to vote their respective shares held in TERP to BEPC, which we refer to as the “Common Control Acquisition”; and

•

the TERP acquisition, whereby BEPC will acquire the 38% interest in TERP not currently owned by BEP and its affiliates and assuming that no TERP stockholders will elect to receive BEP units and all unaffiliated TERP stockholders will receive their consideration in the form of BEPC exchangeable shares.

Prior to the completion of the special distribution, BEPC expects to enter into the Subordinated Credit Facilities, each providing for a ten-year $1.75 billion revolving credit facility to permit the movement of cash within the Brookfield Renewable group. It is expected that no amounts will be drawn under these credit facilities as of the date of the special distribution. In addition, BEP will provide to BEPC an equity commitment in the amount of $1 billion which may be called upon by BEPC in exchange for the issuance of BEPC class C shares to BEP. The rationale for the Subordinated Credit Facilities and the equity commitment is to provide BEPC with access to debt financing and equity capital on an as-needed basis and to maximize BEPC’s flexibility.

It is currently anticipated that immediately following the special distribution, (i) holders of BEP units will hold approximately 42.8% of the issued and outstanding BEPC exchangeable shares, (ii) Brookfield and its affiliates will hold 57.2% of the issued and outstanding BEPC exchangeable shares, and (iii) a subsidiary of BEP will own all of BEPC’s issued and outstanding BEPC class B shares which represents a 75% voting interest, and all of the issued and outstanding BEPC class C shares. Together, Brookfield and BEP will hold an approximate 89.3% aggregate voting interest in BEPC (84.3% assuming all of the public TERP shares are exchanged for BEPC exchangeable shares in the TERP acquisition).

The Common Control Acquisition will be accounted for as a transaction between entities under common control as a result of BAM being the controlling shareholder of each of BEPC and TERP. In the Common Control Acquisition, the net assets of BEPC will be combined with those of TERP at their historical carrying amounts in BAM’s consolidated financial statements and the companies are presented on a combined basis for historical periods that they were under common control. The historical operating results of BEPC will be restated as if the Common Control Acquisition occurred on October 17, 2017, the date on which BAM acquired control of TERP. The Unaudited Pro Forma Financial Statements reflect this presentation for the years presented.

The information in these Unaudited Pro Forma Condensed Combined Statements of Operating Results for the three months ended March 31, 2020 and for each of the years in the three-year period ended December 31, 2019 give effect to the Common Control Acquisition as if it occurred on October 17, 2017. The information in these Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2020 gives further effect to the special distribution and TERP acquisition as if they had been consummated on March 31, 2020. The information in these Unaudited Pro Forma Condensed Combined Statements of Operating Results for

the three months ended March 31, 2020 and for the year ended December 31, 2019 gives further effect to the special distribution and the TERP acquisition as if they had been consummated on January 1, 2019. All financial data in these Unaudited Pro Forma Financial Statements is presented in U.S. dollars and has been prepared using accounting policies that are consistent with IFRS as issued by the IASB. These Unaudited Pro Forma Financial

Statements have been derived by the application of pro forma adjustments to the financial statements of BEPC and the audited combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP included elsewhere in this document, to give effect to the BEPC Transactions for the relevant periods. For the purposes of these Unaudited Pro Forma Financial Statements, the consolidated financial statements of TERP for the relevant periods presented have been reconciled to IFRS and BEPC’s accounting policies for material accounting policy differences based on available information.

The historical financial information has been adjusted in these Unaudited Pro Forma Financial Statements to give effect to pro forma adjustments that are (1) directly attributable to the BEPC Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operating Results, expected to have a continuing impact on the combined results of the Business. The Unaudited Pro Forma Financial Statements are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to these Unaudited Pro Forma Financial Statements provide a detailed discussion of how such adjustments were derived and presented in these Unaudited Pro Forma Financial Statements. During 2020, financial markets have been negatively impacted by the novel Coronavirus or COVID-19, which has resulted in economic uncertainty. BEPC is not able to predict or forecast the extent or duration of the economic uncertainty, and consequently, it is difficult to reliably measure the potential impact of this uncertainty on future financial results. These Unaudited Pro Forma Financial Statements and the notes thereto should be read together with ‘‘BEP and BEPC Capitalization”, “Selected Historical Financial Information of the United States, Brazilian and Colombian Operations of BEP”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the United States, Brazilian and Colombian Operations of BEP”, the audited combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP as at December 31, 2019 and 2018 and for each of the years in the three years ended December 31, 2019, the unaudited combined carve-out financial statements of the United States, Colombia and Brazilian operations of BEP as at March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and 2019, the financial statements of BEPC as at and for the period ending December 31, 2019 and related notes thereto, and the unaudited financial statements of BEPC as at and for the three-month period ending March 31, 2020 and related notes thereto, included elsewhere in this document, and TERP’s audited consolidated financial statements and the notes thereto as of December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019, and TERP’s unaudited consolidated financial statements and the notes thereto as of March 31, 2020 and December 31, 2019 and for each of the three month periods ended March 31, 2020 and 2019, which are incorporated by reference into this document. These Unaudited Pro Forma Financial Statements have been prepared for illustrative purposes only and are not necessarily indicative of BEPC’s financial position or results of operations had the BEPC Transactions for which we are giving pro forma effect occurred on the dates or for the periods indicated, nor is such pro forma financial information necessarily indicative of the results to be expected for any future period. A number of factors may affect BEPC’s results.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

(MILLIONS) As at March 31, 2020	BEPC	United States, Colombian and Brazilian operations	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	TERP acquisition	BEPC Transactions Pro Forma
	(1a)	(1b)	(3)	(5)				(2)	(1c)	(4)
Assets
Current assets
Cash and cash equivalents	$—	$152	$—	$—	$152	$249	$—	$—	$249	$—	$401
Restricted cash	—	156	—	—	156	43	—	—	43	—	199
Accounts receivable, net	—	—	—	—	—	191	(191)	—	—	—	—
Trade receivables and other current assets	—	363	—	—	363	—	277	—	277	—	640
Financial instrument assets	—	65	—	—	65	—	23	—	23	—	88
Due from related parties	—	154	—	—	154	2	—	—	2	—	156
Prepaid expenses	—	—	—	—	—	17	(17)	—	—	—	—
Derivative assets, current	—	—	—	—	—	23	(23)	—	—	—	—
Deposit on acquisitions	—	—	—	—	—	13	(13)	—	—	—	—
Other current assets	—	—	—	—	—	56	(56)	—	—	—	—

	—	890	—	—	890	594	—	—	594	—	1,484
Financial instrument assets	—	12	—	—	12	—	50	—	50	—	62
Equity-accounted investments	—	339	—	—	339	—	12	—	12	—	351
Property, plant and equipment, at fair value	—	20,157	—	—	20,157	—	7,760	3,052	10,812	—	30,969
Renewable energy facilities, net	—	—	—	—	—	7,760	(7,760)	—	—	—	—
Intangible assets, net	—	—	—	—	—	1,921	(234)	(1,687)	—	—	—
Goodwill	—	662	—	—	662	168	—	—	168	—	830
Restricted cash	—	—	—	—	—	98	(98)	—	—	—	—
Derivative assets	—	—	—	—	—	50	(50)	—	—	—	—
Deferred income tax assets	—	3	—	1	4	—	—	1	1	—	5
Other long-term assets	—	34	—	—	34	44	320	(14)	350	—	384

Total assets	$—	$22,097	$—	$1	$22,098	$10,635	$—	$1,352	$11,987	$—	$34,085

Unaudited Pro Forma Condensed Combined Statement of Financial Position (Continued)

(MILLIONS) As at March 31, 2020	BEPC	United States, Colombian and Brazilian operations	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	TERP acquisition	BEPC Transactions Pro Forma
	(1a)	(1b)	(3)	(5)				(2)	(1c)	(4)
Liabilities
Current liabilities
Current portion of long-term debt	$—	$—	$—	$—	$—	$476	$(476)	$—	$—	$—	$—
Accounts payable and accrued liabilities	—	260	—	6	266	189	—	—	189	—	455
Financial instrument liabilities	—	16	—	—	16	—	63	78	141	—	157
Due to related parties	—	186	—	—	186	13	—	—	13	—	199
Derivative liabilities, current	—	—	—	—	—	63	(63)	—	—	—	—
Non-recourse borrowings	—	155	—	—	155	—	476	6	482	—	637
BEPC exchangeable shares	—	—	2,611	—	2,611	—	—	—	—	1,388	3,999

	—	617	2,611	6	3,234	741	—	84	825	1,388	5,447
Long-term debt	—	—	—	—	—	6,287	(6,287)	—	—	—	—
Operating lease obligations	—	—	—	—	—	287	(287)	—	—	—	—
Asset retirement obligations	—	—	—	—	—	315	(315)	—	—	—	—
Derivative liabilities	—	—	—	—	—	242	(242)	—	—	—	—
Financial instrument liabilities	—	11	—	—	11	—	250	320	570	—	581
Due to related parties	—	—	—	—	—	—	—	—	—	—	—
Non-recourse borrowings	—	5,137	—	—	5,137	—	6,287	43	6,330	—	11,467
Deferred income tax liabilities	—	2,794	—	—	2,794	198	—	85	283	—	3,077
Other long-term liabilities	—	263	—	—	263	103	602	137	842	—	1,105

Unaudited Pro Forma Condensed Combined Statement of Financial Position (Continued)

(MILLIONS) As at March 31, 2020	BEPC	United States, Colombian and Brazilian operations	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	TERP acquisition	BEPC Transactions Pro Forma
	(1a)	(1b)	(3)	(5)				(2)	(1c)	(4)
Equity
Redeemable non-controlling interests	—	—	—	—	—	8	(8)	—	—	—	—
Stockholder’s equity:
Class A common stock	—	—	—	—	—	2	(2)	—	—	—	—
Additional paid-in capital	—	—	—	—	—	2,481	(2,481)	—	—	—	—
accumulated deficit	—	—	—	—	—	(563)	563	—	—	—	—
Accumulated other comprehensive income	—	—	—	—	—	(17)	17	—	—	—	—
Treasury stock	—	—	—	—	—	(15)	15	—	—	—	—
Non-controlling interests	—	—	—	—	—	566	(566)	—	—	—	—

Total stockholders’ equity	—	—	—	—	—	2,454	(2,454)	—	—	—	—
Non-controlling interests:
Participating non-controlling interests—in operating subsidiaries	—	6,202	—	—	6,202	—	2,454	683	3,137	(1,191)	8,148
Participating non-controlling interests—in a holding company	—	—	216	—	216	—	—	—	—	—	216
Equity in net assets attributable to parent company	—	7,073	(2,827)	(5)	4,241	—	—	—	—	(197)	4,044

Total equity in net assets	—	13,275	(2,611)	(5)	10,659	2,454	—	683	3,137	(1,388)	12,408

Total liabilities and equity in net assets	$—	$22,097	$—	$1	$22,098	$10,635	$—	$1,352	$11,987	$—	$34,085

Unaudited Pro Forma Condensed Combined Statement of Operating Results

(MILLIONS) Three months ended March 31, 2020	BEPC	United States, Colombian and Brazilian operations	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	TERP acquisition	BEPC Transactions Pro Forma
	(1a)	(1b)	(3)	(5)				(2)	(1c)	(4)
Revenues	$—	$596	$—	$—	$596	$—	$247	$10	$257	$—	$853
Operating revenues, net	—	—	—	—	—	247	(247)	—	—	—	—
Other income	—	5	—	—	5	—	7	—	7	—	12
Direct operating costs	—	(213)	—	—	(213)	—	(66)	—	(66)	—	(279)
Operating costs and expenses:
Cost of operations	—	—	—	—	—	(58)	58	—	—	—	—
General and administrative expenses	—	—	—	—	—	(26)	26	—	—	—	—
General and administrative expenses—affiliate	—	—	—	—	—	(10)	10	—	—	—	—
Acquisition costs	—	—	—	—	—	—	—	—	—	—	—
Acquisition costs—affiliate	—	—	—	—	—	(1)	1	—	—	—	—
Depreciation, accretion and amortization expense	—	—	—	—	—	(122)	122	—	—	—	—
Management service costs	—	(20)	—	—	(20)	—	(9)	—	(9)	—	(29)
Interest expense—borrowings	—	(91)	—	—	(91)	—	(77)	—	(77)	—	(168)
Share of earnings from equity-accounted investments	—	1	—	—	1	—	—	—	—	—	1
Foreign exchange and unrealized financial instrument gain (loss)	—	35	—	—	35	—	(20)	—	(20)	—	15
Depreciations	—	(128)	—	—	(128)	—	(138)	(11)	(149)	—	(277)
Other	—	(6)	—	—	(6)	—	13	2	15	—	9
Other expenses (income):
Interest expense, net	—	—	—	—	—	(78)	78	—	—	—	—
Loss on modification and extinguishment of debt, net	—	—	—	—	—	(4)	4	—	—	—	—
Gain on foreign currency exchange, net	—	—	—	—	—	5	(5)	—	—	—	—
Gain on sale of renewable energy facilities	—	—	—	—	—	—	—	—	—	—	—
Other income, net	—	—	—	—	—	4	(4)	—	—	—	—

Unaudited Pro Forma Condensed Combined Statement of Operating Results (Continued)

(MILLIONS) Three months ended March 31, 2020	BEPC	United States, Colombian and Brazilian operations	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	TERP acquisition	BEPC Transactions Pro Forma
	(1a)	(1b)	(3)	(5)				(2)	(1c)	(4)
Income tax expense
Current	—	(18)	—	—	(18)	—	—	(1)	(1)	—	(19)
Deferred	—	(10)	—	—	(10)	—	(24)	(5)	(29)	—	(39)
Income tax (expense) benefit	—	—	—	—	—	(24)	24	—	—	—	—

	—	(28)	—	—	(28)	(24)	—	(6)	(30)	—	(58)

Net income	$—	$151	$—	$—	$151	$(67)	$—	$(5)	$(72)	$—	$79

Net income attributable to:
Redeemable non-controlling interests	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Non-controlling interests	—	—	—	—	—	(12)	12	—	—	—	—
Class A common stockholders	—	—	—	—	—	(55)	55	—	—	—	—
Non-controlling interests
Participating noncontrolling interests—in operating subsidiaries	—	76	—	—	76	—	(67)	(5)	(72)	27	31
Participating non-controlling interests—in a holding company	—	—	4	—	4	—	—	—	—	—	4
Parent company	—	75	(4)	—	71	—	—	—	—	(27)	44

	$—	$151	$—	$—	$151	$(67)	$—	$(5)	$(72)	$—	$79

Unaudited Pro Forma Condensed Combined Statement of Operating Results

(MILLIONS) Year ended December 31, 2019	BEPC	United States, Colombian and Brazilian operations	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	TERP acquisition	BEPC Transactions Pro Forma
	(1a)	(1b)	(3)	(5)				(2)	(1c)	(4)
Revenues	$—	$2,236	$—	$—	$2,236	$—	$941	$50	$991	$—	$3,227
Operating revenues, net	—	—	—	—	—	941	(941)	—	—	—	—
Other income	—	31	—	—	31	—	48	—	48	—	79
Direct operating costs	—	(801)	—	—	(801)	—	(252)	—	(252)	—	(1,053)
Operating costs and expenses:
Cost of operations	—	—	—	—	—	(280)	280	—	—	—	—
General and administrative expenses	—	—	—	—	—	(81)	81	—	—	—	—
General and administrative expenses—affiliate	—	—	—	—	—	(28)	28	—	—	—	—
Acquisition costs	—	—	—	—	—	(4)	4	—	—	—	—
Acquisition costs—affiliate	—	—	—	—	—	(1)	1	—	—	—	—
Depreciation, accretion and amortization expense	—	—	—	—	—	(434)	434	—	—	—	—
Management service costs	—	(82)	—	—	(82)	—	(27)	—	(27)	—	(109)
Interest expense—borrowings	—	(381)	—	—	(381)	—	(290)	(29)	(319)	—	(700)
Share of earnings from equity-accounted investments	—	12	—	—	12	—	—	—	—	—	12
Foreign exchange and unrealized financial instrument gain (loss)	—	9	—	—	9	—	(39)	—	(39)	—	(30)
Depreciations	—	(509)	—	—	(509)	—	(423)	(69)	(492)	—	(1,001)
Other	—	(21)	—	—	(21)	—	(153)	49	(104)	—	(125)
Other expenses (income):
Interest expense, net	—	—	—	—	—	(298)	298	—	—	—	—
Loss on modification and extinguishment of debt, net	—	—	—	—	—	(27)	27	—	—	—	—
Gain on foreign currency exchange, net	—	—	—	—	—	13	(13)	—	—	—	—

Unaudited Pro Forma Condensed Combined Statement of Operating Results (Continued)

(MILLIONS) Year ended December 31, 2019	BEPC	United States, Colombian and Brazilian operations	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	TERP acquisition	BEPC Transactions Pro Forma
	(1a)	(1b)	(3)	(5)				(2)	(1c)	(4)
Gain on sale of renewable energy facilities	—	—	—	—	—	2	(2)	—	—	—	—
Other income, net	—	—	—	—	—	2	(2)	—	—	—	—
Income tax expense
Current	—	(59)	—	—	(59)	—	7	(12)	(5)	—	(64)
Deferred	—	(10)	—	—	(10)	—	(19)	25	6	—	(4)
Income tax (expense) benefit	—	—	—	—	—	(12)	12	—	—	—	—

	—	(69)	—	—	(69)	(12)	—	13	1	—	(68)

Net income	$—	$425	$—	$—	$425	$(207)	$—	$14	$(193)	$—	$232

Net income attributable to:
Redeemable non-controlling interests	$—	$—	$—	$—	$—	$(12)	$12	$—	$—	$—	$—
Non-controlling interests	—	—	—	—	—	(46)	46	—	—	—	—
Class A common stockholders	—	—	—	—	—	(149)	149	—	—	—	—
Non-controlling interests
Participating noncontrolling interests—in operating subsidiaries	—	241	—	—	241	—	(207)	14	(193)	71	119
Participating non-controlling interests—in a holding company	—	—	12	—	12	—	—	—	—		12
Parent company	—	184	(12)	—	172	—	—	—	—	(71)	101

	$—	$425	$—	$—	$425	$(207)	$—	$14	$(193)	$—	$232

Unaudited Pro Forma Condensed Combined Statement of Operating Results (Continued)

(MILLIONS) Year ended December 31, 2018	BEPC	United States, Colombian and Brazilian Operations	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	BEPC Pro Forma
	(1a)	(1b)			(2)	(1c)
Revenues	$—	$2,164	$—	$767	$48	$815	$2,979
Operating revenues, net	—		767	(767)	—
Other income	—	16	—	25	—	25	41
Direct operating costs	—	(816)	—	(240)	3	(237)	(1,053)
Operating costs and expenses:
Cost of operations	—	—	(221)	221	—	—	—
Cost of operations—affiliate	—	—	—	—	—	—	—
General and administrative expenses	—	—	(88)	88	—	—	—
General and administrative expenses—affiliate	—	—	(16)	16	—	—	—
Acquisition costs	—	—	(8)	8	—	—	—
Acquisition costs—affiliate	—	—	(7)	7	—	—	—
Impairment of renewable energy facilities	—	—	(15)	15	—	—	—
Depreciation, accretion and amortization expense	—	—	(342)	342	—	—	—
Management service costs	—	(56)	—	(15)	—	(15)	(71)
Interest expense—borrowings	—	(402)	—	(257)	(11)	(268)	(670)
Share of earnings from equity-accounted investments	—	17	—	—	—	—	17
Foreign exchange and unrealized financial instrument gain (loss)	—	(14)	—	(1)	—	(1)	(15)
Depreciations	—	(531)	—	(335)	(2)	(337)	(868)
Other	—	(48)	—	(109)	63	(46)	(94)
Other expenses (income):
Interest expense, net	—	—	(249)	249	—	—	—
Loss on modification and extinguishment of debt, net	—	—	(1)	1	—	—	—
Gain on foreign currency exchange, net	—	—	11	(11)	—	—	—
Other income, net	—	—	4	(4)	—	—	—
Income tax expense
Current	—	(26)	—	(4)	2	(2)	(28)
Deferred	—	58	—	16	282	298	356
Income tax (expense) benefit	—	—	12	(12)	—	—	—

	—	32	12	—	284	296	328

Net income	$—	$362	$(153)	$—	$385	$232	$594

Unaudited Pro Forma Condensed Combined Statement of Operating Results (Continued)

(MILLIONS) Year ended December 31, 2018	BEPC	United States, Colombian and Brazilian Operations	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	BEPC Pro Forma
	(1a)	(1b)			(2)	(1c)
Net income attributable to:
Redeemable non-controlling interests	$—	$—	$9	$(9)	$—	$—	$—
Non-controlling interests	—	—	(175)	175	—	—	—
Class A common stockholders	—	—	13	(13)	—	—	—
Non-controlling interests
Participating non-controlling interests—in operating subsidiaries	—	286	—	(153)	385	232	518
Participating non-controlling interests—in a holding company	—	—	—	—	—	—	—
Parent company	—	76	—	—	—	—	76

Net income	$—	$362	$(153)	$—	$385	$232	$594

Unaudited Pro Forma Condensed Combined Statement of Operating Results (Continued)

(MILLIONS) Year ended December 31, 2017	BEPC	United States, Colombian and Brazilian Operations	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	BEPC Pro Forma
	(1a)	(1b)			(2)	(1c)
Revenues	$—	$2,035	$—	$135	$12	$147	$2,182
Operating revenues, net	—	—	135	(135)	—	—	—
Other income	—	27	—			—	27
Direct operating costs	—	(832)	—	(41)	(4)	(45)	(877)
Operating costs and expenses:
Cost of operations	—	—	(37)	37	—	—	—
Cost of operations—affiliate	—	—	(3)	3	—	—	—
General and administrative expenses	—	—	(12)	12	—	—	—
General and administrative expenses—affiliate	—	—	(6)	6	—	—	—
Depreciation, accretion and amortization expense	—	—	(59)	59	—	—	—
Management service costs	—	(60)	—	(3)	—	(3)	(63)
Interest expense—borrowings	—	(438)	—	(51)	(1)	(52)	(490)
Share of earnings from equity-accounted investments	—	5	—	—	—	—	5
Foreign exchange and unrealized financial instrument gain (loss)	—	(9)	—	(7)	—	(7)	(16)
Depreciations	—	(559)	—	(59)	(7)	(66)	(625)
Other	—	8	—	(90)	44	(46)	(38)
Other expenses (income):
Interest expense, net	—	—	(52)	52	—	—	—
Loss on modification and extinguishment of debt, net	—	—	(81)	81	—	—	—
Loss on investments and receivables—affiliate	—	—	(2)	2	—	—	—
Other income, net	—	—	—	—	—	—	—
Income tax expense
Current	—	(38)	—	10	(10)	—	(38)
Deferred	—	(76)	—	7	11	18	(58)
Income tax (expense) benefit	—	—	18	(18)	—	—	—

	—	(114)	18	(1)	1	18	(96)

Net income	—	$63	$(99)	$—	$45	$(54)	$9

Unaudited Pro Forma Condensed Combined Statement of Operating Results (Continued)

(MILLIONS) Year ended December 31, 2017	BEPC	United States, Colombian and Brazilian Operations	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	BEPC Pro Forma
	(1a)	(1b)			(2)	(1c)
Net income attributable to:
Redeemable non-controlling interests	$—	$—	$(7)	$7	$—	$—	$—
Non-controlling interests	—	—	(21)	21	—	—	—
Class A common stockholders	—	—	(71)	71	—	—	—
Non-controlling interests
Participating noncontrolling interests—in operating subsidiaries	—	69	—	(99)	45	(54)	15
Participating non-controlling interests—in a holding company	—	—	—	—	—	—	—
Parent company	—	(6)	—	—	—	—	(6)

Net income	$—	$63	$(99)	$—	$45	$(54)	$9

NOTES TO THE UNAUDITED

PRO FORMA FINANCIAL STATEMENTS OF BEPC

(1)	Historical Results

a.	BEPC

BEPC was formed on September 9, 2019 by a subsidiary of BEP, which contributed one hundred dollars on formation. The Unaudited Pro Forma Financial Statements are derived in part from the financial statements of BEPC included elsewhere in this document.

b.	United States, Colombian and Brazilian operations of BEP

These Unaudited Pro Forma Financial Statements are derived in part from the combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP included elsewhere in this document. Brookfield Renewable will contribute the Business to BEPC. This contribution will be valued based on Brookfield Renewable’s book value on the date of contribution, as the transfer of these assets to BEPC is considered to be a transaction between entities under common control.

c.	Historical TerraForm Power, Inc.

Simultaneous to the completion of the acquisition by the Brookfield Renewable group of the 38% interest in TerraForm Power not already held by BEP and its affiliates through the TERP acquisition, BEPC will enter into voting agreements with BEP and certain indirect subsidiaries of Brookfield to transfer the power to vote their respective shares held in TerraForm Power (or its successor entity) to BEPC. As a result, BEPC will control and consolidate Terraform Power upon completion of the TERP acquisition.

These Unaudited Pro Forma Financial Statements are derived in part from the financial statements of TerraForm Power, which have been reconciled to IFRS. This contribution will be valued based on Brookfield’s book value on the date of contribution, as the transfer of control of these assets to BEPC is considered to be a transaction between entities under common control.

(2)	IFRS adjustments

The accounting policies used in the preparation of these Unaudited Pro Forma Financial Statements are those that are set out in the audited combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP included elsewhere in this document.

All financial data in these Unaudited Pro Forma Financial Statements are presented in millions of U.S. dollars.

While BEPC prepares its financial statements consistent with IFRS, TERP’s financial data have been prepared on a basis consistent with U.S. GAAP. Consequently, the consolidated financial statements for TERP as at and for the three months ended March 31, 2020, and for each of the years in the three years ended December 31, 2019 have been reconciled to IFRS from U.S. GAAP for material accounting policy differences.

Material differences in accounting policies for the historical period presented resulting in adjustments to TERP’s results reported under U.S. GAAP include the following:

•

Under the revaluation model, property, plant, and equipment are measured at fair value subsequent to initial recognition on the consolidated statement of financial position. Increases in the fair value of the property, plant and equipment are recorded in revaluation surplus within the statement of other comprehensive income. Decreases in the fair value of property, plant and equipment are recorded in other comprehensive income, to the extent that surplus exists, and to the income statement thereafter.

•

Similarly, certain revenue contracts that are capitalized as intangible assets under U.S. GAAP are included in the revaluation of property, plant and equipment on the basis that a ‘legal linkage’ could be established between the revenue contract and the power-generating facility such that the revenue contract would be unable to be satisfied with anything except the physical delivery of electricity and/or other services from the associated power-generating facility.

•

The equity in net assets of TERP that is attributable to partners in a tax equity structure that is presented as non-controlling interest under U.S. GAAP is classified as a liability under IFRS and measured at fair value subsequent to initial recognition on the consolidated statements of financial position. Changes to the fair value of the liability are recorded in the income statement.

•

Differences in the valuation of asset retirement obligations under U.S. GAAP and IFRS arise due to the differences in treatment of changes in cost estimates and discount rates associated with asset retirement obligations.

•	Differences in the valuation of certain other assets and liabilities due to the application of IFRS acquisition accounting when the TERP business was acquired by BAM.

•	Deferred tax provisions are adjusted to reflect the differences in the carrying value of assets and liabilities under IFRS with taxable temporary differences and deductible temporary differences.

(3)	Share capital

Prior to the special distribution, BEPC will acquire certain of BEP’s subsidiaries which hold renewable power assets in the United States, Brazil and Colombia, which excludes a 10% interest in BEP’s current interest in certain Brazilian and Colombian operations, which will be retained by a subsidiary of BEP through its ownership of 10% of the common shares of LATAM Holdco. The 10% portion of the Business retained by a subsidiary of BEP is presented as “Participating non-controlling interests – in a holding company” in BEPC’s Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2020.

Immediately after the transfer of the Business, BEPC’s capital structure will be comprised of BEPC exchangeable shares, BEPC class B shares and BEPC class C shares. BEPC exchangeable shares will be exchangeable at the option of the holder at any time at a price equal to the market price of a BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP). BEPC will have the option to satisfy the exchange either by delivering a BEP Unit or the cash equivalent. BEPC class B shares and BEPC class C shares will be redeemable for cash in an amount equal to the market price of a BEP unit. Due to the exchange feature of the BEPC exchangeable shares and the redemption feature of the BEPC class B shares, the BEPC exchangeable shares and BEPC class B shares will be classified as financial liabilities in these Unaudited Pro Forma Financial Statements. BEPC class C shares, as the most subordinated class of all common shares, will be classified as equity instruments.

Valuation of the liabilities associated with the BEPC exchangeable shares and BEPC class B shares will be based on the market value of BEP units for which they are exchangeable into, with remeasurement gains or losses recognized in BEPC’s Combined Statements of Operating Results. The valuation of the liability in the BEPC Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2020 was estimated based on the VWAP price for the last five business days ending March 31, 2020, of $41.93, adjusted for the pro forma effect of the special distribution, and assuming that approximately 77.8 million of BEPC exchangeable shares and BEPC Class B shares in aggregate will be issued. The impact of the remeasurement gains or losses has not been reflected in these Unaudited Pro Forma Financial Statements. An increase or a decrease in the per share fair market value of the BEPC exchangeable shares and BEPC class B shares by 10% is expected to decrease or increase, respectively, net income by approximately $261 million for the three months ended March 31, 2020, on a pre-tax basis.

(4)	TERP acquisition

Following the completion of the special distribution, BEP and BEPC will acquire the 38% economic interest in TERP not already held by BEP and its affiliates. BEPC will enter into voting agreements with certain indirect subsidiaries of BAM and BEP to transfer the power to vote their respective shares held in TERP (or its successor entity) to BEPC. As a result, BEPC (and BEP) will indirectly control and consolidate TERP upon completion of the TERP acquisition.

These Unaudited Pro Forma Financial Statements as at and for the three months ended March 31, 2020 and the year ended December 31, 2019 have been prepared with the assumption that the TERP acquisition will be settled entirely with the issuance of BEPC exchangeable shares.

The following table illustrates the impact to the equity of BEPC in the BEPC Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2020 for each scenario provided below concerning the TERP shareholders’ elections to receive their consideration in the form of BEPC exchangeable shares or BEP units. In each case, the table below assumes that the special distribution has been completed and no BEPC exchangeable shares received by holders of the BEP units have been exchanged for BEP units.

(MILLIONS)	100% elect BEPC exchangeable shares	50% elect BEPC exchangeable shares
Liabilities
BEPC exchangeable shares	$3,999	$3,305
Equity
Participating non-controlling interests—in operating subsidiaries	$8,148	$8,743
Participating non-controlling interests—in a holding company	216	216
Equity in net assets attributable to parent company	4,044	4,143

Total Equity	$12,408	$13,102

The following table illustrates the impact to the net income attributable to non-controlling interests and the parent company of BEPC in the BEPC Unaudited Pro Forma Condensed Combined Statement of Operating Results for the three months ended March 31, 2020 for each scenario provided concerning the TERP stockholders’ elections to receive their consideration in the form of BEPC exchangeable shares or BEP units. In each case, the table below assumes that the special distribution has been completed and no BEPC exchangeable shares received by holders of the BEP units have been exchanged for BEP units.

(MILLIONS)	100% elect BEPC exchangeable shares	50% elect BEPC exchangeable shares
Net income attributable to:
Non-controlling interests:
Participating non-controlling interests—in operating subsidiaries	$31	$18
Participating non-controlling interests—in a holding company	4	4
Parent company	44	57

Net Income	$79	$79

The following table illustrates the impact to the net income attributable to non-controlling interests and the parent company of BEPC in the BEPC Unaudited Pro Forma Condensed Combined Statement of Operating Results for the year ended December 31, 2019 for each scenario provided concerning the TERP stockholders’ elections to receive their consideration in the form of BEPC exchangeable shares or BEP units. In each case, the table below assumes that the special distribution has been completed and no BEPC exchangeable shares received by holders of the BEP units have been exchanged for BEP units.

(MILLIONS)	100% elect BEPC exchangeable shares	50% elect BEPC exchangeable shares
Net income attributable to:
Non-controlling interests:
Participating non-controlling interests—in operating subsidiaries	$119	$84
Participating non-controlling interests—in a holding company	12	12
Parent company	101	136

Net Income	$232	$232

The impact of the remeasurement gains or losses on the BEPC exchangeable shares issued in the TERP acquisition have not been reflected in these Unaudited Pro Forma Financial Statements. An increase or a decrease by 10% in the per share fair market value of the BEPC exchangeable shares issued in the TERP acquisition is expected to decrease or increase, respectively, net income by approximately $139 million for the three months ended March 31, 2020, on a pre-tax basis. The fluctuation in net income is estimated based on the VWAP price for the last five business days ending March 31, 2020 of $41.93, adjusted for the pro forma effect of the special distribution, and assuming that approximately 41.4 million of BEPC exchangeable shares will be issued in the TERP acquisition (based on the adjusted exchange ratio).

(5)	Transaction fees

The pro forma adjustments include provisions for transaction fees associated with the special distribution and the transfer of the Business to BEPC. As the transaction costs are non-recurring, the transaction costs of $6 million are recorded in equity.

The adjustment to reflect the tax effects of the transaction fees is calculated at the average statutory rates in effect in each relevant jurisdiction for the periods presented. The impact of the pro forma adjustments has the effect of increasing deductible temporary differences.

(6)	Earnings per share

Earnings per share have not been presented as all the classes of BEPC’s share capital do not represent “ordinary shares” under IAS 33 Earnings per share.

Unaudited Pro Forma Financial Statements for BEP

These Unaudited Pro Forma Financial Statements of BEP have been prepared to illustrate the effects of the following transactions (collectively, the “BEP Transactions”):

•

as a result of the special distribution and the BRELP distribution, the delivery of one (1) BEPC exchangeable share for every four (4) BEP units, BRELP redeemable partnership units and general partnership interests in BEP and BRELP;

•

the execution of voting agreements whereby certain indirect subsidiaries of BAM will transfer the power to vote their respective shares held in TERP to BEPC, which we refer to as the “Common Control Acquisition”; and

•

the TERP acquisition, whereby BEPC will acquire the 38% economic interest in TERP not currently owned by BEP and its affiliates and assuming that no TERP stockholder will elect to receive BEP units and all unaffiliated TERP stockholders will receive their consideration in the form of BEPC exchangeable shares.

On March 16, 2020, BEP entered into the Reorganization Agreement to acquire all of the public TERP shares.

Each holder of public TERP shares will be entitled to receive for each public TERP share held by such holder as consideration 0.381 BEPC exchangeable shares or, at the election of such holder, 0.381 of a BEP unit, in each case as adjusted for the special distribution plus any cash paid in lieu of fractional BEP units or BEPC exchangeable shares, as applicable. As described in the notes, these Unaudited Pro Forma Financial Statements have been prepared assuming all public TERP stockholders elect to receive BEPC exchangeable shares.

Upon completion of the BEP Transactions, TERP will be controlled as to 47% by BAM and as to 53% by BEP (including through BEP’s ownership in BEPC), and BAM and BEP intend to enter into voting agreements with BEPC, giving BEPC voting control over the BAM and BEP controlled shares of TERP (and its successor) common stock. As a result, upon completion of the BEP Transactions, BEPC (and therefore BEP) will control TERP and consolidate it from an accounting point of view.

The Common Control Acquisition will be accounted for as a transaction between entities under common control as a result of BAM being the controlling shareholder of each of BEP and TERP. In the Common Control Acquisition, the net assets of BEP will be combined with those of TERP at their historical carrying amounts in BAM’s consolidated financial statements and the companies are presented on a combined basis for historical periods that they were under common control. The historical operating results of BEP will be restated as if the Common Control Acquisition occurred on October 17, 2017, the date on which BAM acquired control of TERP. The Unaudited Pro Forma Financial Statements reflect this presentation for the years presented.

These Unaudited Pro Forma Financial Statements are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the BEP Transactions had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. Additionally, these Unaudited Pro Forma Financial Statements do not give effect to revenue synergies, operating efficiencies or cost savings that may be achieved with respect of the BEP Transactions. Actual results may differ materially from the assumptions within the accompanying Unaudited Pro Forma Financial Statements. During 2020, financial markets have been negatively impacted by the novel Coronavirus or COVID-19, which has resulted in economic uncertainty. BEP is not able to predict or forecast the extent or duration of the economic uncertainty, and consequently, it is difficult to reliably measure the potential impact of this uncertainty on future financial results.

The information in the Unaudited Pro Forma Condensed Combined Statement of Operating Results for the three months ended March 31, 2020, and for each of the years in the three-year period ended December 31, 2019 give effect to the Common Control Acquisition as if it occurred on October 17, 2017. The information in the Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2020 gives further effect to the special distribution and the TERP acquisition as if they had been consummated on March 31, 2020. The information in the Unaudited Pro Forma Condensed Combined Statements of Operating Results for the three months ended March 31, 2020 and for the year ended December 31, 2019 gives further effect to the special distribution and the TERP acquisition as if they had been consummated on January 1, 2019. All financial data in the Unaudited Pro Forma Financial Statements is presented in U.S. dollars and has been prepared using accounting policies that are consistent with IFRS as issued by the IASB. These Unaudited Pro Forma Financial Statements have been derived by the application of pro forma adjustments to the financial statements of BEP included elsewhere in this document, to give effect to the BEP Transactions for the relevant periods. For the purposes of the Unaudited Pro Forma Financial Statements, the consolidated financial statements of TERP for the relevant periods presented have been reconciled to IFRS and BEP’s accounting policies for material accounting policy differences based on available information.

The historical financial information has been adjusted in the Unaudited Pro Forma Financial Statements to give effect to pro forma adjustments that are (1) directly attributable to the BEP Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operating Results, expected to have a continuing impact on the combined results of BEP. The Unaudited Pro Forma Financial Statements are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the Unaudited Pro Forma Financial Statements provide a detailed discussion of how such adjustments were derived and presented in the Unaudited Pro Forma Financial Statements.

These Unaudited Pro Forma Financial Statements and the notes thereto should be read together with ‘‘BEP and BEPC Capitalization”, “Selected Historical Financial Information of the United States, Brazilian and Colombian Operations of BEP”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the United States, Brazilian and Colombian Operations of BEP”, BEP’s audited consolidated financial statements and notes thereto contained in BEP’s Annual Report, BEP’s unaudited interim consolidated financial statements and notes thereto contained in BEP’s interim report for the quarter ended March 31, 2020, TERP’s audited consolidated financial statements and the notes thereto as of December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019, and TERP’s unaudited consolidated financial statements and the notes thereto as of March 31, 2020 and December 31, 2019 and for the three month periods ended March 31, 2020 and 2019, which are incorporated by reference into this document.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

(MILLIONS) As at March 31, 2020	BEP	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	Reversal of equity- accounted investment	TERP acquisition	Transactions pro forma
		(3)	(6)				(2)		(5)	(4)
Assets
Current assets
Cash and cash equivalents	$294	$—	$—	$294	$249	$—	$—	$249	$—	$—	$543
Restricted cash	219	—	—	219	43	—	—	43	—	—	262
Accounts receivable, net	—	—	—	—	191	(191)	—	—	—	—	—
Trade receivables and other current assets	645	—	—	645	—	277	—	277	—	—	922
Financial instrument assets	126	—	—	126	—	23	—	23	—	—	149
Due from related parties	90	—	—	90	2	—	—	2	—	—	92
Prepaid expenses	—	—	—	—	17	(17)	—	—	—	—	—
Derivative assets, current	—	—	—	—	23	(23)	—	—	—	—	—
Deposit on acquisitions	—	—	—	—	13	(13)	—	—	—	—	—
Other current assets	—	—	—	—	56	(56)	—	—	—	—	—
Assets held for sale	190	—	—	190	—	—	—	—	—	—	190

	1,564	—	—	1,564	594	—	—	594	—	—	2,158
Financial instrument assets	188	—	—	188	—	50	—	50	—	—	238
Equity-accounted investments	1,791	—	—	1,791	—	12	—	12	(928)	—	875
Property, plant and equipment, at fair value	27,873	—	—	27,873	—	7,760	3,052	10,812	—	—	38,685
Renewable energy facilities, net	—	—	—	—	7,760	(7,760)	—	—	—	—	—
Intangible assets, net	—	—	—	—	1,921	(234)	(1,687)	—	—	—	—
Goodwill	662	—	—	662	168	—	—	168	—	—	830
Restricted cash	—	—	—	—	98	(98)	—	—	—	—	—
Derivative assets	—	—	—	—	50	(50)	—	—	—	—	—
Deferred income tax assets	123	—	1	124	—	—	1	1	46	—	171
Other long-term assets	462	—	—	462	44	320	(14)	350	—	—	812

Total assets	$32,663	$—	$1	$32,664	$10,635	$—	$1,352	$11,987	$(882)	$—	$43,769

Unaudited Pro Forma Condensed Combined Statement of Financial Position (Continued)

(MILLIONS) As at March 31, 2020	BEP	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	Reversal of equity- accounted investment	TERP acquisition	Transactions pro forma
		(3)	(6)				(2)		(5)	(4)
Liabilities
Current liabilities
Current portion of long-term debt	$—	$—	$—	$—	$476	$(476)	$—	$—	$—	$—	$—
Accounts payable and accrued liabilities	530	—	6	536	189	—	—	189	—	—	725
Financial instrument liabilities	142	—	—	142	—	63	78	141	—	—	283
Due to related parties	142	—	—	142	13	—	—	13	—	—	155
Derivative liabilities, current	—	—	—	—	63	(63)	—	—	—	—	—
Corporate borrowings	100	—	—	100	—	—	—	—	—	—	100
Non-recourse borrowings	580	—	—	580	—	476	6	482	—	—	1,062
Liabilities directly associated with assets held for sale	95	—	—	95	—	—	—	—	—	—	95

	1,589	—	6	1,595	741	—	84	825	—	—	2,420
Long-term debt	—	—	—	—	6,287	(6,287)	—	—	—	—	—
Operating lease obligations	—	—	—	—	287	(287)	—	—	—	—	—
Asset retirement obligations	—	—	—	—	315	(315)	—	—	—	—	—
Derivative liabilities	—	—	—	—	242	(242)	—	—	—	—	—
Financial instrument liabilities	54	—	—	54	—	250	320	570	—	—	624
Corporate borrowings	1,902	—	—	1,902	—	—	—	—	—	—	1,902
Non-recourse borrowings	7,689	—	—	7,689	—	6,287	43	6,330	—	—	14,019
Deferred income tax liabilities	4,095	—	—	4,095	198	—	85	283	—	—	4,378
Other long-term liabilities	977	—	—	977	103	602	137	842	—	—	1,819
Equity
Redeemable non-controlling interests	—	—	—	—	8	(8)	—	—	—	—	—

Unaudited Pro Forma Condensed Combined Statement of Financial Position (Continued)

(MILLIONS) As at March 31, 2020	BEP	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	Reversal of equity- accounted investment	TERP acquisition	Transactions pro forma
		(3)	(6)				(2)		(5)	(4)
Stockholders’ equity:
Class A common stock	—	—	—	—	2	(2)	—	—	—	—	—
Additional paid-in capital	—	—	—	—	2,481	(2,481)	—	—	—	—	—
Accumulated deficit	—	—	—	—	(563)	563	—	—	—	—	—
Accumulated other comprehensive income	—	—	—	—	(17)	17	—	—	—	—	—
Treasury stock	—	—	—	—	(15)	15	—	—	—	—	—
Non-controlling interests	—	—	—	—	566	(566)	—	—	—	—	—

Total stockholders’ equity	—	—	—	—	2,454	(2,454)	—	—	—	—	—
Non-controlling interests:
Participating non-controlling interests—in operating subsidiaries	7,760	—	—	7,760	—	1,907	332	2,239	—	(1,163)	8,836
General partnership interest in a holding subsidiary held by Brookfield	60	(12)	—	48	—	5	3	8	(8)	2	50
Participating non-controlling interests—in a holding subsidiary—Redeemable/Exchangeable units held by Brookfield	2,923	(585)	(2)	2,336	—	228	146	374	(367)	124	2,467
Participating non-controlling interests—in BEPC	—	1,404	(1)	1,403	—	—	—	—	—	866	2,269
Preferred equity	551	—	—	551	—	—	—	—	—	—	551
Preferred limited partners’ equity	1,028	—	—	1,028	—	—	—	—	—	—	1,028
Limited partners’ equity	4,035	(807)	(2)	3,226	—	314	202	516	(507)	171	3,406

Total equity	$16,357	$—	$(5)	$16,352	$2,454	$—	$683	$3,137	$(882)	$—	$18,607

Total liabilities and equity	$32,663	$—	$1	$32,664	$10,635	$—	$1,352	$11,987	$(882)	$—	$43,769

Unaudited Pro Forma Condensed Combined Statement of Operations

(MILLIONS) Three months ended March 31, 2020	BEP	Share capital	Transaction fees	Special Distribution	TERP (US GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP IFRS	Reversal of equity- accounted investment	TERP acquisition	Transaction pro forma
	(1)	(1)	(2)			(3)	(4)
Revenues	$792	$—	$—	$792	$—	$247	$10	$257	$—	$—	$1,049
Operating revenues. net	—	—	—	—	247	(247)	—	—	—	—	—
Other income	10	—	—	10	—	7	—	7	—	—	17
Direct operating costs	(261)	—	—	(261)	—	(66)	—	(66)	—	—	(327)
Operating costs and expenses:
Cost of operations	—	—	—	—	(58)	58	—	—	—	—	—
Cost of operations—affiliate	—	—	—	—	—	—	—	—	—	—	—
General and administrative expenses	—	—	—	—	(26)	26	—	—	—	—	—
General and administrative expenses—affiliate	—	—	—	—	(10)	10	—	—	—	—	—
Acquisition costs	—	—	—	—	—	—	—	—	—	—	—
Acquisition costs—affiliate	—	—	—	—	(1)	1	—	—	—	—	—
Impairment of renewable energy facilities	—	—	—	—	—	—	—	—	—	—	—
Depreciation, accretion and amortization expense	—	—	—	—	(122)	122	—	—	—	—	—
Management service costs	(31)	—	—	(31)	—	(9)	—	(9)	—	—	(40)
Interest expense—borrowings	(162)	—	—	(162)	—	(77)	—	(77)	—	—	(239)
Share of earnings from equity-accounted investments	(16)	—	—	(16)	—	—	—	—	18	—	2
Foreign exchange and unrealized financial instrument loss	20	—		20	—	(20)	—	(20)	—	—	—
Depreciation	(206)	—		(206)	—	(138)	(11)	(149)	—	—	(355)
Other	(8)	—	—	(8)	—	13	2	15	—	—	7
Other expenses (income):
Interest expense, net	—	—	—	—	(78)	78	—	—	—	—	—
Loss on modification and extinguishment of debt, net	—	—		—	(4)	4	—	—	—	—	—
Gain on foreign currency exchange, net	—	—	—	—	5	(5)	—	—	—	—	—
Gain on sale of renewable energy facilities	—	—	—	—	—	—	—	—	—	—	—
Other income, net	—	—	—	—	4	(4)	—	—	—	—	—
Income tax recovery (expense):
Current	(19)	—	—	(19)	—	—	(1)	(1)	—	—	(20)
Deferred	1	—	—	1	—	(24)	(5)	(29)	(3)	—	(31)
Income tax (expense) benefit	—	—	—	—	(24)	24	—	—	—	—	—

	$(18)	$—	$—	$(18)	$(24)	$—	$(6)	$(30)	$(3)	$—	$(51)

Net income	$120	$—	$—	$120	$(67)	$—	$(5)	$(72)	$15	$—	$63

Unaudited Pro Forma Condensed Combined Statement of Operations

(MILLIONS, EXCEPT PER UNIT DATA) Three months ended March 31, 2020	BEP	Share capital	Transaction fees	Special Distribution	TERP (US GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP IFRS	Reversal of equity- accounted investment	TERP acquisition	Transaction pro forma
Net income attributable to:
Redeemable non-controlling interests	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Non-controlling interests	—	—	—	—	(12)	12	—	—	—	—	—
Class A common stockholders	—	—	—	—	(55)	55	—	—	—	—	—
Non-controlling interests:
Participating non-controlling interests—in operating subsidiaries	83	—	—	83	—	(51)	8	(43)	—	25	65
General partnership interest in a holding subsidiary held by Brookfield	—	—	—	—	—	—	—	—	—	—	—
Participating non-controlling interests—in a holding subsidiary—Redeemable/Exchangeable units held by Brookfield	8	(2)	—	6	—	(7)	(5)	(12)	6	(6)	(6)
Participating non-controlling interests – BEPC	—	4	—	4	—	—	—	—	—	(10)	(6)
Preferred equity	7	—	—	7	—	—	—	—	—	—	7
Preferred limited partners’ equity	12	—	—	12	—	—	—	—	—	—	12
Limited partners’ equity	10	(2)	—	8	—	(9)	(8)	(17)	9	(9)	(9)

Net Income	$120	$—	$—	$120	$(67)	$—	$(5)	$(72)	$15	$—	$63

Earnings per BEP unit
Weighted-average number BEP units outstanding (7)	179.0	179.0	—	179.0	—	179.0	179.0	179.0	179.0	179.0	179.0
Basic and diluted earnings per BEP unit	$0.06	$(0.02)	$—	$0.04	$—	$(0.05)	$(0.04)	$(0.09)	$0.05	$(0.05)	$(0.05)

Unaudited Pro Forma Condensed Combined Statement of Operations

(MILLIONS) Year ended December 31, 2019	BEP	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	Reversal of equity- accounted investment	TERP acquisition	Transactions pro forma
		(3)	(6)				(2)		(5)	(4)
Revenues	$2,980	$—	$—	$2,980	$—	$941	$50	$991	$—	$—	$3,971
Operating revenues. net	—	—	—	—	941	(941)	—	—	—	—	—
Other income	57	—	—	57	—	48	—	48	—	—	105
Direct operating costs	(1,012)	—	—	(1,012)	—	(252)	—	(252)	—	—	(1,264)
Operating costs and expenses:
Cost of operations	—	—	—	—	(280)	280	—	—	—	—	—
Cost of operations—affiliate	—	—	—	—	—	—	—	—	—	—	—
General and administrative expenses	—	—	—	—	(81)	81	—	—	—	—	—
General and administrative expenses—affiliate	—	—	—	—	(28)	28	—	—	—	—	—
Acquisition costs	—	—	—	—	(4)	4	—	—	—	—	—
Acquisition costs—affiliate	—	—	—	—	(1)	1	—	—	—	—	—
Depreciation, accretion and amortization expense	—	—	—	—	(434)	434	—	—	—	—	—
Management service costs	(108)	—	—	(108)	—	(27)	—	(27)	—	—	(135)
Interest expense—borrowings	(682)	—	—	(682)	—	(290)	(29)	(319)	—	—	(1,001)
Share of earnings from equity-accounted investments	11	—	—	11	—	—	—	—	18	—	29
Foreign exchange and unrealized financial instrument loss	(33)	—	—	(33)	—	(39)	—	(39)	—	—	(72)
Depreciation	(798)	—	—	(798)	—	(423)	(69)	(492)	—	—	(1,290)
Other	(91)	—	—	(91)	—	(153)	49	(104)	—	—	(195)
Other expenses (income):
Interest expense, net	—	—	—	—	(298)	298	—	—	—	—	—
Loss on modification and extinguishment of debt, net	—	—	—	—	(27)	27	—	—	—	—	—
Gain on foreign currency exchange, net	—	—	—	—	13	(13)	—	—	—	—	—
Gain on sale of renewable energy facilities	—	—	—	—	2	(2)	—	—	—	—	—
Other income, net	—	—	—	—	2	(2)	—	—	—	—	—
Income tax recovery (expense)							—
Current	(65)	—	—	(65)	—	7	(12)	(5)	—	—	(70)
Deferred	14	—	—	14	—	(19)	25	6	(2)	—	18
Income tax (expense) benefit	—	—	—	—	(12)	12	—	—	—	—	—

	$(51)	$—	$—	$(51)	$(12)	$—	$13	$1	$(2)	$—	$(52)

Net income	$273	$—	$—	$273	$(207)	$—	$14	$(193)	$16	$—	$96

Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

(MILLIONS) Year ended December 31, 2019	BEP	Share capital	Transaction fees	Special Distribution	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	Reversal of equity- accounted investment	TERP acquisition	Transactions pro forma
		(3)	(6)				(2)		(5)	(4)
Net income attributable to:
Redeemable non-controlling interests	$—	$—	$—	$—	$(12)	$12	$—	$—	$—	$—	$—
Non-controlling interests	—	—	—	—	(46)	46	—	—	—	—	—
Class A common stockholders	—	—	—	—	(149)	149	—	—	—	—	—
Non-controlling interests:
Participating non-controlling interests—in operating subsidiaries	262	—	—	262	—	(164)	26	(138)	—	72	196
General partnership interest in a holding subsidiary held by Brookfield	—	—	—	—	—	—	—	—	—	(1)	(1)
Participating non-controlling interests—in a holding subsidiary—Redeemable/Exchangeable units held by Brookfield	(25)	5	—	(20)	—	(18)	(5)	(23)	7	(15)	(51)
Participating non-controlling interests—BEPC	—	(12)	—	(12)	—	—	—	—	—	(35)	(47)
Preferred equity	26	—	—	26	—	—	—	—	—	—	26
Preferred limited partners’ equity	44	—	—	44	—	—	—	—	—	—	44
Limited partners’ equity	(34)	7	—	(27)	—	(25)	(7)	(32)	9	(21)	(71)

Net Income	$273	$—	$—	$273	$(207)	$—	$14	$(193)	$16	$—	$96

Earnings per BEP unit
Weighted-average number of BEP units outstanding (7)	178.9	178.9	—	178.9	—	178.9	178.9	178.9	178.9	178.9	178.9
Basic and diluted earnings per BEP unit	$(0.19)	$0.04	$—	$(0.15)	$—	$(0.14)	$(0.04)	$(0.18)	$0.05	$(0.12)	$(0.40)

Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

(MILLIONS, EXCEPT PER UNIT DATA) Year ended December 31, 2018	BEP	TERP (U.S. GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	Reversal of equity- accounted investment	Transactions pro forma
				(2)		(4)
Revenues	$2,982	$—	$767	$48	$815	$—	$3,797
Operating revenues. net	—	767	(767)	—	—	—	—
Other income	50	—	25	—	25	—	75
Direct operating costs	(1,036)	—	(240)	3	(237)	—	(1,273)
Operating costs and expenses:
Cost of operations	—	(221)	221	—	—	—	—
Cost of operations—affiliate	—	—	—	—	—	—	—
General and administrative expenses	—	(88)	88	—	—	—	—
General and administrative expenses—affiliate	—	(16)	16	—	—	—	—
Acquisition costs	—	(8)	8	—	—	—	—
Acquisition costs—affiliate	—	(7)	7	—	—	—	—
Impairment of renewable energy facilities	—	(15)	15	—	—	—	—
Depreciation, accretion and amortization expense	—	(342)	342	—	—	—	—
Management service costs	(80)	—	(15)	—	(15)	—	(95)
Interest expense—borrowings	(705)	—	(257)	(11)	(268)	—	(973)
Share of earnings from equity-accounted investments	68	—	—	—	—	(39)	29
Foreign exchange and unrealized financial instrument gain (loss)	(34)	—	(1)	—	(1)	—	(35)
Depreciation	(819)	—	(335)	(2)	(337)	—	(1,156)
Other	(82)	—	(109)	63	(46)	—	(128)
Other expenses (income):
Interest expense, net	—	(249)	249	—	—	—	—
Loss on modification and extinguishment of debt, net	—	(1)	1	—	—	—	—
Gain on foreign currency exchange, net	—	11	(11)	—	—	—	—
Gain on sale of renewable energy facilities	—	—	—	—	—	—	—
Other income, net	—	4	(4)	—	—	—	—
Income tax recovery (expense)
Current	(30)	—	(4)	2	(2)	—	(32)
Deferred	89	—	16	282	298	5	392
Income tax (expense) benefit	—	12	(12)	—	—	—	—

	59	12	—	284	296	5	360
Net income	$403	$(153)	$—	$385	$232	$(34)	$601

Net income attributable to:
Redeemable non-controlling interests	$—	$9	$(9)	$—	$—	$—	$—
Non-controlling interests	—	(175)	175	—	—	—	—
Class A common stockholders	—	13	(13)	—	—	—	—
Non-controlling interests:
Participating non-controlling interests – in operating subsidiaries	297	—	(156)	322	166	—	463
General partnership interest in a holding subsidiary held by Brookfield	1	—	—	—	—	—	1
Participating non-controlling interests – in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	17	—	1	27	28	(14)	31
Preferred equity	26	—	—	—	—	—	26
Preferred limited partners’ equity	38	—	—	—	—	—	38
Limited partners’ equity	24	—	2	36	38	(20)	42

Net Income	$403	$(153)	$—	$385	$232	$(34)	$601

Earnings per BEP unit
Weighted-average number of BEP units outstanding (7)	180.2	—	180.2	180.2	180.2	180.2	180.2
Basic and diluted earnings per BEP unit	$0.13	$—	$0.01	$0.20	$0.21	$(0.11)	$0.23

Unaudited Pro Forma Condensed Combined Statement of Operations (Continued)

(MILLIONS, EXCEPT PER UNIT DATA) Year ended December 31, 2017	BEP	TERP (US GAAP)	Reclassification to conform presentation	IFRS Adjustments	TERP (IFRS)	Reversal of equity- accounted investment		Transactions pro forma
				(2)		(4)
Revenues	$2,625	$—	$135	$12	$147	$—		$2,772
Operating revenues. net	—	135	(135)		—	—		—
Other income	47	—			—	—		47
Direct operating costs	(978)	—	(41)	(4)	(45)	—		(1,023)
Operating costs and expenses:
Cost of operations	—	(37)	37		—	—		—
Cost of operations—affiliate	—	(3)	3		—	—		—
General and administrative expenses	—	(12)	12		—	—		—
General and administrative expenses—affiliate	—	(6)	6		—	—		—
Depreciation, accretion and amortization expense	—	(59)	59		—	—		—
Management service costs	(82)	—	(3)	—	(3)	—		(85)
Interest expense—borrowings	(632)	—	(51)	(1)	(52)	—		(684)
Share of earnings from equity-accounted investments	2	—	—	—	—	9		11
Foreign exchange and unrealized financial instrument gain (loss)	(46)	—	(7)	—	(7)	—		(53)
Depreciation	(782)	—	(59)	(7)	(66)	—		(848)
Other	(15)	—	(90)	44	(46)	—		(61)
Other expenses (income):
Interest expense, net	—	(52)	52		—	—		—
Loss on modification and extinguishment of debt, net	—	(81)	81		—	—		—
Loss on investments and receivables—affiliate	—	(2)	2		—	—		—
Income tax recovery (expense)
Current	(39)	—	10	(10)	—	—		(39)
Deferred	(49)	—	7	11	18	—		(31)
Income tax (expense) benefit	—	18	(18)		—	—		—

	(88)	18	(1)	1	18		—	(70)

Net income	$51	$(99)	$—	$45	$(54)	$9		$6

Net income attributable to:
Redeemable non-controlling interests	$—	$(7)	$7	$—	$—	$—		$—
Non-controlling interests	—	(21)	21	—	—	—		—
Class A common stockholders	—	(71)	71	—	—	—		—
Non-controlling interests:
Participating non-controlling interests – in operating subsidiaries	53	$—	$(88)	$43	$(45)	$—		$8
General partnership interest in a holding subsidiary held by Brookfield	(1)	—	—	—	—	—		(1)
Participating non-controlling interests – in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	(23)	—	(5)	1	(4)	4		(23)
Preferred equity	26	—	—	—	—	—		26
Preferred limited partners’ equity	28	—	—	—	—	—		28
Limited partners’ equity	(32)	$—	$(6)	$1	$(5)	$5		(32)

Net Income	$51	$(99)	$—	$45	$(54)	$9		$6

Earnings per BEP unit
Weighted-average number of BEP units outstanding (7)	173.5	—	173.5	173.5	173.5	173.5		173.5
Basic and diluted earnings per BEP unit	$(0.18)	$—	$(0.03)	$0.01	$(0.03)	$0.03		$(0.18)

NOTES TO THE UNAUDITED PRO FORMA

FINANCIAL STATEMENTS OF BEP

(1)	BASIS OF PRESENTATION

The information in the Unaudited Pro Forma Condensed Combined Statement of Operating Results for the three months ended March 31, 2020 and for each of the years in the three-year period ended December 31, 2019 give effect to the Common Control Acquisition as if it occurred on October 17, 2017, the first day upon which BAM, the common parent of BEP and TERP, acquired control of TERP. The information in the Unaudited Pro Forma Condensed Combined Statement of Financial Position and Statement of Operating Results as of and for the three months ended March 31, 2020 and Statement of Operating Results for the year ended December 31, 2019 gives further effect to the special distribution and the TERP acquisition as if they had been consummated on March 31, 2020 and January 1, 2019, respectively.

As of March 31, 2020, BAM controlled BEP through ownership of the general partner and directed the vote of approximately 62% of the TERP shares. Therefore, in the Common Control Acquisition, the net assets of TERP will be combined with those of BEP at their historical carrying amounts in the consolidated accounts of BAM and the companies are presented on a combined basis for historical periods because they were under common control for all periods presented. The Unaudited Pro Forma Financial Statements reflect this presentation for all periods presented.

(2)	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in the preparation of these Unaudited Pro Forma Financial Statements are those that are set out in the BEP’s consolidated financial statements included in BEP’s Annual Report.

All financial data in these Unaudited Pro Forma Financial Statements are presented in millions of U.S. dollars.

While BEP prepares its financial statements under IFRS, TERP’s financial statements have been prepared under U.S. GAAP. Consequently, the consolidated financial statements for TERP have been reconciled to IFRS from U.S. GAAP for material accounting policy differences.

Material differences in accounting policies for the historical period presented resulting in adjustments to TERP’s results reported under U.S. GAAP include the following:

•

Under the revaluation model, property, plant, and equipment are measured at fair value subsequent to initial recognition on the consolidated statement of financial position. Increases in the fair value of the property, plant and equipment are recorded in revaluation surplus within the statement of other comprehensive income. Decreases in the fair value of property, plant and equipment are recorded in other comprehensive income, to the extent that surplus exists, and to the income statement thereafter.

•

Similarly, certain revenue contracts that are capitalized as intangible assets under U.S. GAAP are included in the revaluation of property, plant and equipment on the basis that a ‘legal linkage’ could be established between the revenue contract and the power-generating facility such that the revenue contract would be unable to be satisfied with anything except the physical delivery of electricity and/or other services from the associated power-generating facility.

•

The equity in net assets of TERP that is attributable to partners in a tax equity structure that is presented as non-controlling interest under U.S. GAAP is classified as a liability under IFRS and measured at fair value subsequent to initial recognition on the consolidated statements of financial position. Changes to the fair value of the liability are recorded in the income statement.

•

Differences in the valuation of asset retirement obligations under U.S. GAAP and IFRS arise due to the differences in treatment of changes in cost estimates and discount rates associated with asset retirement obligations.

•	Differences in the valuation of certain other assets and liabilities due to the application of IFRS acquisition accounting when the TERP business was acquired by BAM.

•	Deferred tax provisions are adjusted to reflect the differences in the carrying value of assets and liabilities under IFRS with taxable temporary differences and deductible temporary differences.

(3)	SHARE CAPITAL

Prior to the special distribution, BEPC will acquire certain of BEP’s subsidiaries which hold the Business, which excludes a 10% interest in certain Brazilian and Colombian operations which will be retained by a subsidiary of BEP through its ownership of 10% of the common shares of LATAM Holdco. The 10% portion of the Business retained by a subsidiary of BEP is presented as “Participating non-controlling interests—in a holding company” in BEPC’s Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2020.

Immediately after the transfer of the Business, BEPC’s capital structure will be comprised of BEPC exchangeable shares, BEPC class B shares and BEPC class C shares. BEPC exchangeable shares will be exchangeable at the option of the holder at any time at a price equal to the market price of a BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP). BEPC will have the option to satisfy the exchange either by delivering a BEP unit or the cash equivalent. The special distribution will result in the issuance of 77.8 million BEPC exchangeable shares. BEPC Class B shares and BEPC class C shares will be held by BEP.

BEP may elect to satisfy the BEPC exchange obligation by acquiring such tendered BEPC exchangeable shares for an equivalent number of BEP units (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BEP). The effect of the special distribution on BEP’s financial statements will be such that the BEPC exchangeable shares will be classified as non-controlling interests within the consolidated financial statements of BEP on the basis that these BEPC exchangeable shares represent equity in a subsidiary not attributable, directly or indirectly, to the parent, being BEP.

(4)	TERP ACQUISITION

Following completion of the special distribution, BEPC is expected to acquire the 38% economic interest in TERP not already held by BEP and its affiliates. BEPC will enter into voting agreements with certain indirect subsidiaries of Brookfield and BEP to transfer the power to vote their respective shares held in TERP (or its successor entity) to BEPC. As a result, BEP (and BEPC) will indirectly control and consolidate TERP upon completion of the TERP acquisition.

The Unaudited Pro Forma Financial Statements as at and for the three months ended March 31, 2020, and for the year ended December 31, 2019 have been prepared with the assumption that the TERP acquisition will be settled entirely with the issuance of BEPC exchangeable shares.

The following table illustrates the impact to the equity of BEP in the Unaudited Pro Forma Condensed Combined Statement of Financial Position as at March 31, 2020 for each scenario provided below concerning the TERP stockholders’ elections to receive their consideration in the form of BEPC exchangeable shares or BEP units. In each case, the table below assumes that the special distribution has been completed and no BEPC exchangeable shares received by holders of BEP units have been exchanged for BEP units.

(MILLIONS)	100% elect BEPC exchangeable shares	50% elect BEPC exchangeable shares	0% elect BEPC exchangeable shares
Equity
Non-controlling interests:
Participating non-controlling interests—in operating subsidiaries	$8,836	$8,836	$8,836
General partnership interest in a holding subsidiary held by Brookfield	50	50	50
Participating non-controlling interests – in a holding subsidiary—Redeemable/Exchangeable units held by Brookfield	2,467	2,467	2,467
Participating non-controlling interests—BEPC	2,269	1,875	1,480
Preferred equity	551	551	551
Preferred limited partners’ equity	1,028	1,028	1,028
Limited partners’ equity	3,406	3,800	4,195

Total equity	$18,607	$18,607	$18,607

The following table illustrates the impact to the net income attributable to non-controlling interests and owners of BEP in the Unaudited Pro Forma Condensed Combined Statement of Operating Results for the three months ended March 31, 2020 for each scenario provided concerning the TERP stockholders’ election to receive their consideration in the form of BEPC exchangeable shares or BEP units. In each case, the table below assumes that the special distribution has been completed and no BEPC exchangeable shares received by holders of BEP units have been exchanged for BEP units.

(MILLIONS)	100% elect BEPC exchangeable shares	50% elect BEPC exchangeable shares	0% elect BEPC exchangeable shares
Net income attributable to:
Non-controlling interests:
Participating non-controlling interests—in operating subsidiaries	$65	$65	$65
General partnership interest in a holding subsidiary held by Brookfield	—	—	—
Participating non-controlling interests—in a holding subsidiary – Redeemable/Exchangeable units held by Brookfield	(6)	(6)	(6)
Participating non-controlling interests – BEPC	(6)	(5)	(4)
Preferred equity	7	7	7
Preferred limited partners’ equity	12	12	12
Limited partners’ equity	(9)	(10)	(11)

Net income	$63	$63	$63

The following table illustrates the impact to the net income attributable to non-controlling interests and owners of BEP in the Unaudited Pro Forma Condensed Combined Statement of Operating Results for the year ended December 31, 2019 for each scenario provided concerning the TERP stockholders’ election to receive their consideration in the form of BEPC exchangeable shares or BEP units. In each case, the table below assumes that the special distribution has been completed and no BEPC exchangeable shares received by holders of BEP units have been exchanged for BEP units.

(MILLIONS)	100% elect BEPC exchangeable shares	50% elect BEPC exchangeable shares	0% elect BEPC exchangeable shares
Net income attributable to:
Non-controlling interests:
Participating non-controlling interests—in operating subsidiaries	$196	$196	$196
General partnership interest in a holding subsidiary held by Brookfield	(1)	(1)	(1)
Participating non-controlling interests—in a holding subsidiary—Redeemable/Exchangeable units held by Brookfield	(51)	(51)	(51)
Participating non-controlling interests—BEPC	(47)	(39)	(31)
Preferred equity	26	26	26
Preferred limited partners’ equity	44	44	44
Limited partners’ equity	(71)	(79)	(87)

Net income	$96	$96	$96

(5)	REVERSAL OF EQUITY-ACCOUNTED INVESTMENT

As a result of the Common Control Acquisition, BEP’s investment in TERP will be consolidated and the previously recognized equity-accounted investment will be reversed and the deferred tax provisions are adjusted to reflect the investment on a consolidated basis.

(6)	TRANSACTION FEES

The pro forma adjustments include provisions for transaction fees associated with the special distribution and the transfer of the Business to BEPC. As the transaction costs are non-recurring, the transaction costs of $6 million are recorded in equity.

The adjustment to reflect the tax effects of the transaction fees is calculated at the average statutory rates in effect in each relevant jurisdiction for the periods presented. The impact of the pro forma adjustments has the effect of increasing deductible temporary differences.

(7)	EARNINGS PER SHARE

The weighted average number of BEP units used in the computation of pro forma adjusted basic and diluted earnings per BEP unit is unchanged because there will be no incremental BEP units issued in the special distribution and the pro forma financial statements assume all of the public TERP stockholders will elect to receive BEPC exchangeable shares in the TERP acquisition.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE UNITED STATES, BRAZILIAN AND COLOMBIAN OPERATIONS OF BEP

The following tables present selected financial data for the Business and are derived from, and should be read in conjunction with, the audited combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019, and the unaudited interim condensed combined carve-out financial statements of the United States, Colombian and Brazilian operations of the partnership as at March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and March 31, 2019 and the notes thereto, which are included elsewhere in this document. The information included in this section should also be read in conjunction with BEPC’s and BEP’s Unaudited Pro Forma Financial Statements as at March 31, 2020 and for the three months ended March 31, 2020 and for each of the years in the three years ended December 31, 2019, included elsewhere in this document. Presentation of selected financial information as of December 31, 2016 and December 31, 2015 and for the fiscal periods ended December 31, 2016 and December 31, 2015 could not be provided without unreasonable effort or expense.

	Three months ended March 31		Year Ended December 31
(MILLIONS)	2020	2019	2019	2018	2017
Statement of Income Data
Revenues	$596	$617	$2,236	$2,164	$2,035
Other income	5	4	31	16	27
Direct operating costs	(213)	(204)	(801)	(816)	(832)
Management service costs	(20)	(15)	(82)	(56)	(60)
Interest expense	(91)	(95)	(381)	(402)	(438)
Share of earnings from equity accounted investments	1	3	12	17	5
Foreign exchange and unrealized financial instrument gain (loss)	35	7	9	(14)	(9)
Depreciation	(128)	(128)	(509)	(531)	(559)
Other	(6)	1	(21)	(48)	8

Income before income tax	179	190	494	330	177
Current income tax expense	(18)	(22)	(59)	(26)	(38)
Deferred income tax (expense) recovery	(10)	(17)	(10)	58	(76)

Net income	$151	$151	$425	$362	$63

Net income attributable to:
Participating non-controlling interests—in operating subsidiaries	$76	$84	$241	$286	$69
Parent company	$75	$67	$184	$76	$(6)

		December 31,
(MILLIONS)	March 31, 2020	2019	2018
Statement of Financial Position Data
Cash	$152	$67	$94
Total assets	22,097	24,338	23,368
Non-recourse borrowings	5,292	5,661	5,543
Equity
Participating non-controlling interests – in operating subsidiaries	6,202	6,994	6,613
Equity in net assets attributable to parent company	7,073	7,748	7,683

Total equity in net assets	$13,275	$14,742	$14,296

BEPC BUSINESS

Overview of BEPC Business

BEPC is a controlled subsidiary of Brookfield Renewable, and whose direct and indirect subsidiaries own and operate hydroelectric power, wind, solar, storage and ancillary assets in the United States and Brazil, and hydroelectric power assets in Colombia. Brookfield Renewable was established by Brookfield as a vehicle to own and operate high-quality renewable power assets globally, and collectively represents one of the largest pure-play public renewable businesses in the world. BEPC leverages Brookfield Renewable group’s extensive operating experience to maintain and enhance the value of assets, grow cash flows on an annual basis and cultivate positive relations with local stakeholders.

BEPC’s current operations consist of approximately 8,327 MW of installed hydroelectric, wind, storage and ancillary capacity across Brazil, Colombia and the United States, with annualized long-term average generation on a consolidated basis of 33,153 GWh and on a proportionate basis of approximately 16,354 GWh, which excludes a 10% interest of LATAM Holdco that will be retained by Brookfield Renewable. BEPC also currently owns approximately 278 MW of solar assets which are under development in Brazil.

BEPC intends to generate a stable, predictable cash flow profile sourced from a portfolio of low operating cost, hydroelectric, wind and solar assets that sell electricity under contracts with creditworthy counterparties. As a controlled subsidiary of BEP, an integral part of BEPC’s strategy is to participate along with institutional investors in Brookfield-sponsored funds, consortia, joint ventures and other arrangements, that target acquisitions that suits BEPC’s profile.

The table below outlines BEPC’s hydroelectric and wind power asset portfolio as at March 31, 2020:

	River Systems	Facilities	Capacity (MW)	LTA Generation(1) (GWh)	Storage Capacity (GWh)
Hydroelectric
United States	30	136	2,885	11,982	2,523
Colombia	6	6	2,732	14,485	3,703
Brazil	27	44	946	4,924	—

	63	186	6,563	31,391	6,226

Wind
United States	—	7	434	1,113	—
Brazil	—	5	150	649	—

	—	12	584	1,762	—

Storage	1	2	600	—	1,095
Other	—	6	580	—	—

Total	64	206	8,327	33,153	7,321

(1)

Long-term average, or LTA, generation is calculated based on BEPC’s portfolio as at March 31, 2020, reflecting all facilities on a consolidated and an annualized basis from the beginning of the year, regardless of the acquisition, disposition or commercial operation date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the of the United States, Brazilian and Colombian Operations of BEP—Presentation to Stakeholders and Performance Measurement—Presentation to Public Stakeholders—Actual and Long-term Average Generation” for an explanation on BEPC’s methodology in computing LTA generation.

The following table presents the annualized LTA generation of BEPC’s portfolio as at March 31, 2020 on a consolidated and on a proportionate basis:

	Q1	Q2	Q3	Q4	Total
CONSOLIDATED LTA GENERATION (GWh)(1)
Hydroelectric
United States	3,407	3,474	2,175	2,926	11,982
Colombia	3,315	3,614	3,502	4,054	14,485
Brazil	1,215	1,228	1,241	1,240	4,924

Total	7,937	8,316	6,918	8,220	31,391
Wind
United States	251	372	271	219	1,113
Brazil	116	140	216	177	649

	367	512	487	396	1,762

Total	8,304	8,828	7,405	8,616	33,153

PROPORTIONATE LTA GENERATION (GWh)(2)(3)
Hydroelectric
United States	2,227	2,361	1,468	1,953	8,009
Colombia	798	870	843	978	3,489
Brazil	988	998	1,009	1,009	4,004

Total	4,013	4,229	3,320	3,940	15,502
Wind
United States	128	204	140	110	582
Brazil	48	58	90	74	270

	176	262	230	184	852

Total	4,189	4,491	3,550	4,124	16,354

(1)

LTA generation is calculated on a consolidated and an annualized basis from the beginning of the year, regardless of the acquisition or commercial operation date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the United States, Brazilian and Colombian Operations of BEP—Presentation to Stakeholders and Performance Measurement—Presentation to Public Stakeholders—Actual and Long-term Average Generation” for an explanation on BEPC’s methodology in computing LTA generation.

(2)

LTA generation is calculated in this table on a proportionate and an annualized basis from the beginning of the year, regardless of the acquisition or commercial operation date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the United States, Brazilian and Colombian Operations of BEP—Presentation to Stakeholders and Performance Measurement—Presentation to Public Stakeholders—Actual and Long-term Average Generation” for an explanation on the calculation and relevance of proportionate information and BEPC’s methodology in computing LTA generation on a proportionate basis.

(3)	Proportionate LTA generation excludes a 10% interest in LATAM Holdco that will be retained by Brookfield Renewable and interests owned by other investors and owners.

The electricity generated by BEPC facilities is dependent upon available water flows and upon wind and weather conditions generally. Hydrology, wind and weather conditions have natural variations from season to season and from year to year and may also change permanently because of climate change or other factors. See “Risk Factors—Risks Related to BEPC Operations and the Renewable Power Industry—Changes to hydrology at BEPC hydroelectric facilities, wind conditions at BEPC wind energy facilities, or weather conditions generally, as a result of climate change or otherwise, at any of BEPC’s facilities could materially adversely affect the volume of electricity generated.”

Current Operations

Brazil

Including all technologies BEPC owns 54 facilities with a total capacity of 1,271 MW located in 10 Brazilian states, representing approximately 60% of the country’s population, and BEPC has several projects in various stages of development, including several solar development projects. As such, BEPC believes its business in Brazil is well positioned to participate in a large and diversified economy with further developmental potential.

BEPC generally focus on small hydroelectric power plants, or SHPPs, a category of hydroelectric power plant with less than 30 MW of capacity. Of BEPC’s concessions and authorizations, all but three have remaining terms of more than ten years.

In the Brazilian electricity market, energy is typically sold under long-term contracts to either load-serving distribution companies in the regulated market or smaller “free customers” in the free customer market. Approximately 49% of BEPC’s portfolio are with load-serving distribution companies in the regulated market and approximately 51% are with “free customers” in the free customer market. Commencing in 2020, “free customers” whose load is between 0.5 MW and 2 MW can only buy power from renewable sources. BEPC’s Brazilian portfolio has a weighted average (based on MW) remaining contract term of approximately nine years.

Market Opportunity

With the world’s fifth-largest population and eighth-largest economy, Brazil retains strong long-term growth potential despite the near-term economic challenges. Electricity consumption has sustained an average annual growth rate of approximately 3.1% over the last 30 years, a trend which is likely to continue in the long-term given that per capita consumption is still less than one-fifth of per capita consumption in the United States. By 2029, Brazil’s energy planning agency projects that around 75,500 MW of new supply will be needed, while only approximately 14,000 MW of capacity is already contracted. Accordingly, BEPC expects Brazil will require over 6,000 MW of new supply annually to meet growing demand. In line with the government’s ten-year planning projections, the renewable power industry is growing, notably wind power and solar. Brazil has approximately 15,540 MW of installed wind capacity, with 6,380 MW under development. Solar PV power generation is also being developed and while current installed solar PV capacity is relatively small (2,897 MW), there are approximately 7,026 MW of solar PV capacity under development in Brazil.

BEPC believes there are two additional aspects of the Brazilian market that makes its business compelling. First, the majority of its hydroelectric facilities participate in the hydrological balancing pool administered by the government of Brazil, or the MRE, which significantly reduces the impact of variations in hydrology on BEPC’s cash flows. Second, SHPPs operate in a segment of the market that benefits from certain preferred economic and regulatory rights. Customers that purchase power from these plants benefit from a special discount for the use of the distribution system which, in turn, enables generators like BEPC, since 51% of its portfolio is contracted with final consumers, to capture a portion of this discount through higher prices to end-user customers.

Colombia

The Brookfield Renewable group, together with its institutional partners, acquired Isagen in January 2016, which marked the Brookfield Renewable group’s entry into the Colombian market. A subsidiary of the Brookfield Renewable group is the general partner of and controls the entity that holds the consortium’s 99.63% interest in Isagen. The Brookfield Renewable group’s consortium’s current economic interest in Isagen is 99.63% of which BEPC’s share is approximately 24.08%.

The consortium holds its interest in Isagen through Hydro Holdings, which is entitled to appoint a majority of the board of directors of Isagen. The general partner of Hydro Holdings will be a controlled subsidiary of the Brookfield Renewable group. The Brookfield Renewable group is entitled to appoint a majority of Hydro

Holdings’ board of directors, provided that BAM and its subsidiaries (including the Brookfield Renewable group) collectively are (i) the largest holder of Hydro Holdings’ limited partnership interests, and (ii) hold over 30% of Hydro Holdings’ limited partnership interests (the “Ownership Test”). BAM and its subsidiaries (including the Brookfield Renewable group) currently meet the Ownership Test.

Isagen is Colombia’s third-largest power generation company and owns and operates a 3,032 MW portfolio with an annual long-term average generation of approximately 14,500 GWh. This portfolio accounts for approximately 18% of Colombia’s installed generating capacity and consists of six, largely reservoir-based, hydroelectric facilities and a 300 MW cogeneration plant. The hydroelectric assets include the largest reservoir by volume in Colombia and are collectively able to store approximately 26% of their annualized long-term average generation. Isagen’s portfolio also includes approximately 500 MW of medium to long-term development projects.

Isagen owns all of its power generating assets in perpetuity and currently holds requisite water usage and other rights in respect of each of its assets.

In Colombia, revenues are typically secured through one to five-year bilateral contracts with local distribution companies in the “regulated market”, and with large industrial users in the unregulated market. Isagen’s current long-term contracts’ average term is four years. These contracts reduce the exposure of both suppliers and end-users to price volatility in the spot market by fixing the price payable for given amount of committed energy. Isagen’s PPAs take this approach and its 2020 revenues were approximately 70% contracted.

Market Opportunity

Colombia is an investment-grade rated country based on ratings from multiple agencies. Real gross domestic product has grown at an average rate of approximately 4% per year, while growth in demand for electricity has averaged just under 3%. Over the long-term, the Brookfield Renewable group anticipates that electricity demand growth will be approximately 2.5% per year reflecting their long-term view of gross domestic product growth and a view that per capita power consumption converges with neighboring countries. Power consumption of approximately 1,300 kWh per year in Colombia is well below that of most regional peers and only 10% of that in the U.S. As peak demand in Colombia is approximately 10 GW, with estimated growth at 2.5%, there will be approximately 250 MW of additional demand each year, which would require an additional 400 MW of generating capacity to maintain adequate reserves.

As of March 31, 2020, Colombia had total installed capacity of over 17 GW with hydro accounting for almost 70% of the supply mix and the remainder being supplied by natural gas, coal, and diesel. The Brookfield Renewable group expects that meeting Colombia’s growing demand for firm energy will become more difficult over time as the recent problems with the construction and operation of the dam near Ituango has made large-scale hydro development more challenging (despite significant untapped hydro resources) and natural gas imports are increasingly required to meet domestic needs due to falling natural gas production in Colombia. The Brookfield Renewable group believes it will be able to leverage its underlying hydro business to help the country meet its energy needs by extending the duration of contracts with customers and participating in opportunistic development projects.

United States

BEPC is strategically focused on power markets in the Northeast, Mid-Atlantic, Southeast and California, with additional operations in Arizona and Minnesota. The majority of BEPC’s capacity in the United States is located in New York, Pennsylvania and New England. In New York, BEPC is one of the largest independent power producers with 74 hydroelectric facilities with an aggregate installed capacity of 711 MW. In Pennsylvania, BEPC has four hydroelectric facilities with an aggregate installed capacity of 742 MW. In New England, BEPC has 47 hydroelectric facilities and one pumped storage facility with an aggregate installed capacity of 1,274 MW.

A number of BEPC’s U.S. hydroelectric assets have water storage reservoirs that can collectively store approximately 2,500 GWh, or approximately 21% of their annualized long-term average generation. BEPC also benefits from a 50% joint-venture interest in a 600 MW hydroelectric pumped storage facility located in Massachusetts. Pumped storage is a form of hydroelectric power which allows energy to be stored by pumping water up into a reservoir, and then producing power by releasing the water when power prices are higher.

BEPC also owns seven wind farms located in California, New Hampshire and Arizona with an aggregate installed capacity of 434 MW. The California wind farms account for the majority of this capacity and are primarily located in the Tehachapi area, which has one of the most proven wind resources in the United States and is attractively located near the Los Angeles load center. BEPC also owns one combined cycle, natural gas-fired facility in Syracuse, New York, which sells its power output on a merchant basis and is predominantly used at times of peak demand.

BEPC’s rights to operate its hydroelectric facilities in the United States are secured primarily through long-term licenses from FERC, the federal agency that regulates the licensing of substantially all hydroelectric power plants in the United States.

Market Opportunity

Over the last decade, the United States has maintained consistent, broad-based policy momentum to transition the country’s electricity production to cleaner generation and promote increased energy independence. The United States is the world’s second largest wind market with approximately 90,000 MW of installed wind capacity as of 2018. One of the most significant drivers of renewable power growth in the United States has been the adoption of renewable portfolio standards targets in 29 states and the District of Columbia, with renewable mandates set to as high as 75% of the total supply mix by 2032 and a target of 100 percent carbon-free energy by 2045. In addition, growth has been driven by various government incentive programs and Fortune 100 companies supporting investment in new renewables.

The U.S. markets in which BEPC focuses cover approximately 70% of the U.S. population, and most have strong competitive wholesale markets and renewable portfolio standards targets, aging electricity infrastructure and/or pressure to retire coal generation, providing clear opportunities for sustained renewable generation growth.

Operating Philosophy

Like Brookfield Renewable, BEPC intends to employ a hands-on, operations-oriented, long-term owner’s approach to managing its portfolio. BEPC believes this approach will enable BEPC to maintain and, where possible, enhance the value of its assets by being able to quickly identify and manage technical, economic or stakeholder issues that may arise. Brookfield Renewable supports BEPC’s operators with a strong corporate team that provides oversight of the functions of BEPC and, among other things, establishes consistent policies for the Business on compliance, information technology, health, safety and security, human resources, stakeholder relations and procurement.

BEPC also benefits from the expertise of Brookfield, which provides strategic direction, corporate oversight, commercial and business development expertise, and oversees decisions regarding the funding and growth of BEPC and Brookfield Renewable’s business. BEPC believes this approach leads to a strong decision-making culture and long-term owner-oriented investment philosophy to build value.

Capital Expenditures

BEPC’s principal capital expenditures relate to the construction and maintenance of hydroelectric facilities. The table below summarizes the amounts invested in capital expenditures for the periods presented.

US$ Millions	For the three months ended March 31		For the year ended December 31,
	2020	2019	2019	2018	2017
	$21	$22	$141	$171	$226

These capital expenditures have been financed with working capital generated and retained within BEPC’s business. There were no material divestitures within the periods presented above and there are no material divestitures currently in progress.

BEPC’s Competitive Strengths

High quality assets with hydroelectric focus. Hydroelectric power currently comprises most of BEPC’s portfolio and is the highest value renewable asset class as one of the longest life, lowest-cost and most environmentally-preferred forms of power generation. Hydroelectric plants generally have high cash margins, storage capacity with the capability to produce power at all hours of the day, and the ability to sell multiple products in the market including energy, capacity and ancillaries. With BEPC’s scale and the quality of its assets, it is competitively positioned relative to other power generators in Brazil, Colombia and the United States, providing significant scarcity value to its investors.

Stable and high-quality cash flows with attractive long-term value for shareholders. BEPC intends to maintain a highly stable, predictable cash flow profile sourced from a portfolio of low operating cost, hydroelectric, wind and solar assets that sell electricity under long-term, fixed price contracts with creditworthy counterparties. As at March 31, 2020, approximately 95% of BEPC’s proportionate generation output in 2020 is contracted to public power authorities, load-serving utilities, industrial users or to Brookfield. As at March 31, 2020, BEPC’s PPAs in Brazil, Colombia and the United States have a weighted average (based on MW) remaining duration of 13 years, on a proportionate basis, providing long-term cash flow visibility.

Strong financial profile and conservative financing strategy. As a controlled subsidiary of BEP, BEPC benefits from Brookfield Renewable’s robust balance sheet, strong investment grade rating, and access to global capital markets to ensure cash flow resiliency through the cycle. BEPC’s approach to financing is to raise the majority of its debt in the form of asset-specific, non-recourse borrowings at a subsidiary level with no financial maintenance covenants.

Leading operating expertise. The Brookfield Renewable group has over 3,000 experienced operators and over 140 power marketing experts that are located across the globe to help optimize the performance and maximize the returns of all its assets, including the assets forming part of BEPC’s portfolio of hydroelectric assets in Brazil and Colombia and hydroelectric, wind and solar assets in the United States. Brookfield Renewable’s expertise in operating and managing power generation facilities spans over 100 years and includes full operating, development and power marketing capabilities. BEPC will also leverage its relationship with Brookfield, which it believes provides a unique competitive advantage considering Brookfield’s strong reputation in the energy marketing, asset management, infrastructure and global real estate industries.

Attractive distribution profile. BEPC pursues a strategy which it expects will provide for highly stable, predictable cash flows sourced from predominantly long-life hydroelectric assets ensuring a sustainable distribution yield. It is expected that dividends on BEPC exchangeable shares will be declared at the same time and in the same amount as distributions are made on the BEP units, with a view to providing holders of BEPC exchangeable shares with an economic return equivalent to holders of such BEP units. See “Dividend Policy”.

BEPC Growth Opportunity

BEPC believes that demand for renewable energy continues to grow around the world due to its positive environmental profile, the benefits of supply diversification and its increasing cost-competitiveness with traditional energy supply. By the end of 2018, global installed renewable power capacity exceeded 2,300 GW. Total investment in new “clean energy” facilities in 2018 has been estimated at around $300 billion. From 2013 to 2018, an average of approximately 150 GW of new renewable generation capacity has been added each year.

BEPC believes that strong continuing growth in renewable power generation will be driven by the following:

Renewable energy is an increasingly cost-effective way of diversifying fuel risk. Improvements in technology and economies of scale continue to reduce the costs of renewable power, enhancing its position as a cost competitive complement to gas-fired generation and as a means to meeting increasingly stringent environmental standards. While natural gas continues to make major gains in generation market share, BEPC expects that utilities will increasingly seek to limit exposure to potential fuel cost volatility by looking to renewable technologies that offer stable price terms, particularly hydroelectric energy.

Consistent policy and supportive regulation. Regulatory support for the development of renewable power resources typically includes renewable portfolio standards (requiring electricity distributors to obtain a minimum percentage of its power from renewable energy resources by specified target dates) and tax incentives or direct subsidies.

Mainstream recognition of climate change risk and serious commitment to action. Global support for de-carbonization—and by implication the further promotion of renewable technologies—was reinforced in December 2015 as 197 countries agreed at the COP21 Conference in Paris to develop national strategies consistent with limiting the increase in global temperature by 2050 to less than two degrees Celsius above pre-industrial levels. The Paris Agreement has been ratified by over 120 countries, including Brazil and Colombia, although the United States has withdrawn from the Paris Agreement.

Supportive growth environment. As a controlled subsidiary of BEP, an integral part of BEPC’s strategy is to participate along with institutional investors in Brookfield-sponsored funds, joint ventures and other arrangements, that target acquisitions that suit BEPC’s profile. BEPC believes that the current environment offers attractive opportunities to invest in renewable power acquisitions or developments, including in Brazil, Colombia and the United States that BEPC expects will allow BEPC to deploy capital, on an accretive basis, in the following ways:

•

Privatizations. BEPC believes that governments, including in Brazil, Colombia and the United States, will continue to engage the private sector in providing funding solutions for infrastructure requirements which could increasingly involve sales of existing assets. The Brookfield Renewable group’s proven operating track record and ability to partner with local pension funds and institutional investors positions BEPC well to participate in such opportunities.

•

Asset monetization and divestitures. Significant renewable power generation capacity is owned by industrial companies, smaller independent power producers, private equity investors and foreign companies. These types of owners sell renewable power assets either because power generation is not their core business, their investment horizons are shorter, or a particular market ceases to be strategic. In addition, some large independent power producers may seek, or be forced, to sell assets to bolster their balance sheets. Certain capital constrained or distressed companies may also seek to sell assets.

•

Development cycle divestitures. Renewable power assets are often developed or built by smaller developers or construction companies who, in BEPC’s experience, seek to capture returns at the development stage of a project or who have insufficient capital to develop such projects. Because of the Brookfield Renewable group’s extensive project development expertise, BEPC is well positioned to evaluate these sorts of assets and therefore have been, and believes it will continue to be, a logical acquirer of, or partner in, such projects, including in Brazil, Colombia and the United States.

Competition

BEPC’s main competition in the Brazilian, Colombian and U.S. electricity markets in which it operates are coal, nuclear, oil and natural gas electricity generators as well as other renewable energy suppliers who use hydro, wind, geothermal and solar PV technologies. The market price of commodities, such as natural gas and coal, are important drivers of energy pricing and competition in most energy markets, including in Brazil, Colombia and the United States.

Intellectual Property

Pursuant to a licensing agreement, Brookfield has granted the Brookfield Renewable group a non-exclusive, royalty-free license to use the name “Brookfield” and the Brookfield logo in connection with marketing activities. Other than under this license, which is limited to marketing activities, BEPC does not otherwise have a legal right to the “Brookfield” name and the Brookfield logo. Brookfield may terminate this licensing agreement immediately upon termination of the BEP Master Services Agreement and it may be terminated in the circumstances described under “BEP and BEPC Relationship with Brookfield—Licensing Agreement”.

Governmental, Legal and Arbitration Proceedings

BEPC has not been and are not currently subject to any material governmental, legal or arbitration proceedings which may have or have had a significant impact on its financial position or profitability nor is it aware of any such proceedings that are pending or threatened.

BEPC may occasionally be named as a party in various claims and legal proceedings which arise during the normal course of its business.

Employees and Offices

BEPC’s principal head office is located in New York, New York with BEPC operations being carried out in Brazil, Colombia and the United States. BEPC’s registered office is located in British Columbia, Canada.

BEPC does not employ the individuals who provide management services to BEPC under the BEP Master Services Agreement, including the individuals who serve as the Chief Executive Officer and Chief Financial Officer of the general partner of BEP. The personnel that carry out these activities are employees of Brookfield, and their services are provided to the Brookfield Renewable group, including for the benefit of BEPC, under the BEP Master Services Agreement. For a discussion of the individuals from Brookfield’s management team that are involved in BEPC’s renewable power business, see “BEPC Management and the BEP Master Services Agreement”.

BEPC leases the principal office of its Brazil business, which is located in Rio de Janeiro. This office oversees its operations in Brazil, with approximately 511 employees as of March 31, 2020. BEPC’s Brazilian National System Control Center is located in Rio de Janeiro and allows for the remote monitoring and control of nearly all of BEPC’s hydroelectric assets in the country. All of BEPC’s employees in Brazil are covered by collective bargaining agreements. BEPC has experienced positive relations with its unionized work force in Brazil.

BEPC leases the principal office of its Colombian business, which is located in Medellín. As of March 31, 2020, BEPC’s Colombia business employs approximately 580 full time employees, of which approximately 84.3% are covered by collective bargaining agreements. BEPC has experienced positive relations with its unionized work force in Colombia.

BEPC’s principal office in the United States is located in New York, New York. BEPC’s U.S. National System Control Center is located in Marlborough, Massachusetts and allows for the remote monitoring and control of nearly all of BEPC’s assets in the country. As of March 31, 2020, BEPC’s U.S. business employs approximately 670 people, approximately 35% of whom are covered by collective agreements. BEPC has experienced positive relations with its unionized workforce in the United States.

Environmental, Social and Governance Management

The Brookfield Renewable group is an owner and operator of a diversified portfolio of high-quality assets that produce electricity from renewable resources. The assets that Brookfield group invests in are long term in nature and affect the lives of thousands of employees, their families and the communities in which the Brookfield Renewable group operates. The Brookfield Renewable group believes that strong environmental, social and governance, or ESG, practices benefit the environment, their employees, stakeholders, and investors while also significantly boosting the potential for improving profitability, mitigating risk, and creating opportunities for growth. Accordingly, ESG management is a key consideration in the way the Brookfield Renewable group conducts its business.

The Brookfield Renewable group’s goal is to be responsible stewards of its resources and a good corporate citizen. The Brookfield Renewable group’s long-term owner-operator approach to business means that in many cases, the Brookfield Renewable group is well positioned to be a positive influence and take active measures to implement effective ESG programs. The Brookfield Renewable group has adopted written environmental policies that include frameworks for oversight, compliance, audits and best practices both within the operations of the Operating Entities and the global Brookfield group. The Brookfield Renewable group maintains an HSS&E Steering Committee, consisting of, among others, the Chief Executive Officer of the Service Provider and the Chief Executive Officer of each operating business, and requires all employees, contractors, agents and others involved in their operations to comply with the Brookfield Renewable group’s established HSS&E practices. The Brookfield Renewable group also empowers its employees to detect and address safety issues through industry leading health and safety training and the Brookfield Renewable group’s safe work observation program, which encourages employees to identify and report safety concerns or incidents.

The Brookfield Renewable group maintains high governance standards across its organization, key elements of which include the Brookfield Renewable group’s code of conduct, anti-bribery and corruption policy, a whistleblower hotline, and supporting controls and procedures. The Brookfield Renewable group’s governance standards are designed to meet or exceed the requirements in any jurisdiction in which it operates. The Brookfield Renewable group’s efforts to build a responsible business are underpinned by the Brookfield Renewable group’s ESG practices and its commitment to ethical conduct.

The Brookfield Renewable group recognizes that it is important to effectively communicate its ESG initiatives to its investors, because it increasingly influences their decisions. For example, an increasing number of investors consider ESG ratings when purchasing BEP units and may consider such ratings when purchasing BEPC exchangeable shares. As such, the Brookfield Renewable group has published its inaugural ESG report to further enhance its transparency surrounding how it embeds environmental, social and governance principles into its operations.

The Brookfield Renewable group’s assets are predominantly hydroelectric and represent one of the most environmentally preferred forms of power generation. The Brookfield Renewable group may benefit from future environmental regulations under consideration to encourage the use of clean energy technologies and regulate emissions of greenhouse gases to address climate change.

The Brookfield Renewable group continues to conduct an inventory of its scope 1 and 2 greenhouse gas emissions measurement for the Brookfield Renewable group’s global businesses. In 2019, the Brookfield Renewable group also began measuring its scope 3 emissions, which include air travel.

The Brookfield Renewable group is committed to developing its people and investing in them by creating opportunities across the Brookfield Renewable group’s business. As part of the Brookfield Renewable group’s commitment to its employees, it focuses on diversity, competitive wages and inclusive hiring practices.

The Brookfield Renewable group is an active contributor in the communities where it conducts business through philanthropic initiatives, but more importantly, through the Brookfield Renewable group’s approach to ESG factors that impact it. The Brookfield Renewable group seeks to have transparent and well-established relationships with local stakeholder groups and the communities in which the Brookfield Renewable group operates, which it believes is a key element of successfully operating and developing renewable power facilities. The Brookfield Renewable group consults and works proactively with local stakeholders and communities potentially affected by the operations of its Operating Entities to ensure that its interests, safety and well-being are appropriately integrated into Brookfield Renewable group’s decision making. The Brookfield Renewable group also seeks to empower employees to participate in and use its resources to give back to communities in which the Brookfield Renewable group operates.

The Brookfield Renewable group considers ESG factors throughout the investment process. During due diligence, the Brookfield Renewable group utilizes its operating and underwriting expertise to identify ESG factors in acquisition targets and uncover opportunities to add value by mitigating risk and capitalizing on opportunities post-investment and incorporate these into the potential return analysis. Factors considered include bribery and corruption risks, health and safety risks, ethical considerations, environmental matters as well as energy efficiency improvements. After acquiring or investing in an asset, the Brookfield Renewable group’s investment teams create a tailored integration plan that, among other things, includes material ESG-related priorities and seeks to actively manage ESG risks and opportunities.

The Brookfield Renewable group is proud of the commitment it has made to ESG management. The initiatives the Brookfield Renewable group undertakes and the investments it makes in building its business are guided by Brookfield Renewable’s core set of values around sustainable development and ESG, as it creates a culture and organization that it believes can be successful today and in the future.

Emerging Markets Operations

Brookfield and its predecessor corporations have been invested in Brazil for over 100 years and re-entered the Brazilian renewable power market in 2003. Brookfield Renewable entered the Colombian market in 2016 with its acquisition of Isagen. The Brookfield Renewable group and Brookfield employ a number of key practices in managing the various risks associated with the emerging markets in which they operate, including Brazil and Colombia. These practices include the following:

Oversight of Subsidiaries. Brookfield Renewable’s corporate structure has been designed to ensure that Brookfield Renewable controls, or has an appropriate measure of direct oversight over, the operations of the operating entities in Brazil and Colombia. As direct or indirect subsidiaries of the Brookfield Renewable group, BEP will directly or indirectly control the appointment of a sufficient number of the directors to ensure control over its subsidiaries.

Transfer of Funds. Since the subsidiaries operating in Brazil and Colombia are controlled by the Brookfield Renewable group, the Brookfield Renewable group is able to determine if and when funds are distributed. The Brookfield Renewable group maintains internal policies and systems which allows it to monitor the activities of its subsidiaries. In practice, funds are transferred by foreign subsidiaries to the Brookfield Renewable group pursuant to a variety of methods.

Local Management. Local management is appointed by the Brookfield Renewable group. In addition, from time to time, an operating entity is staffed and managed by several personnel seconded from the Brookfield Renewable group or Brookfield to subsidiaries in Brazil or Colombia and who become resident in the local jurisdiction, which ensures a degree of oversight and control in the day-to-day operations which would not be present in a passive investment.

Internal Audit. As part of the Brookfield Renewable group’s internal audit plan, each year the Brookfield Renewable group’s internal auditor conducts an on-site internal audit with respect to specific matters as instructed by its audit committee. The audit report is reviewed and discussed by the audit committee.

Strategic Direction. The board of directors of the general partner of BEP is responsible for the overall stewardship of the Brookfield Renewable group and, as such, supervises the management of the business and affairs of the Brookfield Renewable group. Going forward, the board of directors of the general partner of BEP and BEPC board of directors will be responsible for reviewing the strategic business plans and corporate objectives, and approving acquisitions, dispositions, investments, capital expenditures and other transactions and matters that are thought to be material to BEP and BEPC, respectively.

In addition to the above practices, many of Brookfield Renewable’s directors and Brookfield’s directors and executive officers have acquired experience conducting business in Brazil and Colombia. The board of directors of the general partner of BEP is, and the BEPC board will be, composed of directors residing in Canada, the United States, Bermuda, Brazil and the United Kingdom who have experience with various international issuers. In addition, Brookfield has a global presence and an international network of corporate and regional offices that allows it to work with local management and oversee the operations of the Brookfield Renewable group’s subsidiaries in Brazil, Colombia and elsewhere in the world.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE UNITED STATES, BRAZILIAN AND COLOMBIAN OPERATIONS OF BEP

This Management’s Discussion and Analysis covers the financial position as of December 31, 2019 and December 31, 2018 and results of operations for the years ended December 31, 2019, 2018, and 2017 which are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and the interim financial position as of March 31, 2020 and December 31, 2019 and interim results of operations for the three months ended March 31, 2020 and March 31, 2019 prepared in accordance with International Accounting Standard IAS 34, Interim Financial Reporting. The information in this Management’s Discussion and Analysis should be read in conjunction with the audited combined carve-out financial statements of the Brazilian, Colombian and United States operations of BEP as of December 31, 2019 and December 31, 2018 and each of the years in the three years ended December 31, 2019 and unaudited interim condensed combined carve-out financial statements as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and March 31, 2019, in each case contained elsewhere in this document.

Prior to completing the special distribution, BEPC will acquire the Business from certain of BEP’s subsidiaries (excluding BEP’s existing ownership in the Colombian operations and certain of the Brazilian operations, which will constitute an 10% interest post-closing). Brookfield Renewable directly and indirectly controlled the Business prior to the special distribution and will continue to control BEPC subsequent to the special distribution through its interests in BEPC. Accordingly, BEPC and its financial position and results of operations have been reflected using Brookfield Renewable’s carrying values prior to the special distribution.

To reflect the continuity of interests, this Management’s Discussion and Analysis provides comparative information of the Business for the periods prior to the special distribution, as previously reported by Brookfield Renewable.

The assets, liabilities and results of operations of the Business have not previously been reported on a stand-alone basis and therefore the historical financial statements of the Business as of December 31, 2019 and December 31, 2018 and each of the years in the three years ended December 31, 2019 and unaudited interim condensed combined carve-out financial statements as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and 2019 contained elsewhere in this document may not be indicative of future financial condition or operating results. The financial statements include the assets, liabilities, revenues, expenses and cash flows of the Business, including non-controlling interests therein, which reflect the ownership interests of other parties.

The principal operating subsidiaries of the Business generally maintain their own independent management and infrastructure. However, certain resources for oversight of operations and associated overhead are incurred by BEP. These costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on BEP’s management’s best estimate of costs attributable to the Business.

BEPC is a Canadian corporation incorporated under, and governed by, the laws of British Colombia. BEPC was established by Brookfield Renewable to be an alternative investment vehicle for investors who prefer owning securities through a corporate structure. While BEPC’s operations are located in the United States, Colombia and Brazil, shareholders will, on economic terms, have exposure to all regions BEP operates in as a result of the exchange feature attaching to the BEPC’s exchangeable shares, whereby BEPC will have the option to meet the exchange request by delivering cash or BEP units.

Brookfield Renewable targets a total return of 12% to 15% per annum on the assets that it owns, measured over the long-term. The Brookfield Renewable group intends to generate this return from the in-place cash flows from its operations plus growth through investments in upgrades and expansions to its asset base, as well as acquisitions.

For a description of operational and segmented information of the Business and for a description of the non-IFRS financial measures used to explain financial results presented herein, see “Presentation to Stakeholders and Performance Measurement”. For a reconciliation of the non-IFRS financial measures to the most comparable IFRS financial measures, see “Financial Performance Review on Segment Information—Reconciliation of non-IFRS measures” and “Selected Quarterly Information—Reconciliation of non-IFRS measures”. This Management’s Discussion and Analysis contains forward-looking information within the meaning of U.S. and Canadian securities laws. See section “Special Note Regarding Forward-Looking Information” for cautionary statements regarding forward-looking statements and the use of non-IFRS measures.

All dollar references, unless otherwise stated, are in millions of U.S. dollars. References to $, R$ and COP are to U.S. dollars, Brazilian reais and Colombian pesos, respectively.

Each BEPC exchangeable share has been structured with the intention of providing an economic return equivalent to one BEP unit. BEP therefore expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and the combined business performance of the Brookfield Renewable group as a whole.

FINANCIAL PERFORMANCE REVIEW ON COMBINED CARVE-OUT INFORMATION

Comparison of Three Months Ended March 31, 2020 and 2019

The following table reflects key financial data for the three months ended March 31:

	Three months ended March 31
(MILLIONS, EXCEPT AS NOTED)	2020	2019
Revenues	$596	$617
Direct operating costs	(213)	(204)
Management service costs	(20)	(15)
Interest expense	(91)	(95)
Foreign exchange and unrealized financial instrument gain	35	7
Depreciation	(128)	(128)
Income tax expense	(28)	(39)
Net income attributable to parent company	75	67

Variance Analysis for the Three Months Ended March 31, 2020 and 2019

Revenues totaling $596 million represents a decrease of $21 million over the prior year. On a same store, constant currency basis, revenues increased $14 million, primarily due to higher average realized revenue per MWh which benefited from inflation indexation, re-contracting initiatives and favorable generation mix. Recently acquired and commissioned facilities contributed 48 GWh and $1 million to revenues.

The strengthening of the U.S. dollar relative to the prior period against the Brazilian reais and Colombian peso reduced revenues by approximately $36 million, which was partially offset by a $15 million favorable foreign exchange impact on operating, interest and depreciation expenses for the quarter.

Direct operating costs totaling $213 million represents an increase of $9 million over the prior year due to cost-saving initiatives across the Business and the impact of foreign exchange movements noted above being more than offset by higher power purchases in Colombia, which are passed through to customers, and additional costs due to growth from recently commissioned facilities.

Management service costs totaling $20 million represents an increase of $5 million over the prior year due to the growth of the Business.

Interest expense totaling $91 million represents a decrease of $4 million over the prior year due to the benefit of recent refinancing activities that reduced our average cost of borrowing and the foreign exchange movements noted above.

Income tax expense of $28 million represents a decrease of $11 million due primarily to a decrease in net income before income taxes due to the above noted items.

Net income attributable to the parent company totaling $75 million represents an increase of $8 million over the prior year due to the above noted items.

Comparison of Years Ended December 31, 2019, 2018 and 2017

The following table reflects key financial data for the years ended December 31:

(MILLIONS, EXCEPT AS NOTED)	2019	2018	2017
Revenues	$2,236	$2,164	$2,035
Direct operating costs	(801)	(816)	(832)
Management service costs	(82)	(56)	(60)
Interest expense	(381)	(402)	(438)
Foreign exchange and unrealized financial instrument gain (loss)	9	(14)	(9)
Depreciation	(509)	(531)	(559)
Income tax (expense) recovery	(69)	32	(114)
Net income attributable to parent company	184	76	(6)

Variance Analysis for the Years Ended December 31, 2019 and 2018

Revenues of the Business totaling $2,236 million for the year ended December 31, 2019 represented an increase of $72 million over the prior year. The increase was primarily attributable to higher average realized prices attributable to the inflation indexation of our contracts, commercial contracting initiatives and higher market prices on uncontracted volumes, which together contributed $127 million to revenues. Higher generation contributed a $38 million increase in revenues relative to the prior year due to above average hydrology conditions, primarily in the United States. Recently commissioned facilities contributed $8 million to revenues.

The strengthening of the U.S. dollar relative to the prior year reduced revenues by $101 million, which was partially offset by a favorable foreign exchange impact on operating, interest and depreciation expenses for the year.

Direct operating costs totaling $801 million in 2019 represents a decrease of $15 million over the prior year driven by cost-savings realized across our businesses and the impact of the favorable foreign exchange impact noted above. The above noted decreases in operating costs were partially offset by higher energy purchases at the Colombian operations of the Business.

Management service costs totaling $82 million in 2019 represents an increase of $26 million over the prior year due to the growth of the Business.

Interest expense – borrowings totaling $381 million in 2019 represents a decrease of $21 million over the prior year due to the benefit of recent refinancing activities that reduced the average cost of borrowing of the Business and the benefit of foreign exchange movements noted above.

Income tax expense of $69 million in 2019 represents an increase of $101 million as the prior year benefited from a significant deferred tax recovery in our Colombian business as a result of the tax legislation that was passed at the end of 2018.

Net income attributable to the parent company of $184 million in 2019 represents an increase of $108 million compared to the prior year due to the above noted items.

Variance Analysis for the Years Ended December 31, 2018 and 2017

Revenues of the Business totaling $2,164 million for the year ended December 31, 2018 represents an increase of $129 million over the prior year. The increase was primarily attributable to higher average realized prices attributable to the inflation indexation of contracts, commercial contracting initiatives and higher market prices on uncontracted volumes, which together contributed $149 million to revenues. Higher generation contributed a $24 million increase in revenues relative to the prior year due to above average hydrology conditions, primarily in the United States. Recently commissioned facilities contributed $9 million to revenues.

The strengthening of the U.S. dollar relative to the prior year reduced revenues by $53 million, which was partially offset by a favorable foreign exchange impact on operating, interest and depreciation expenses for the year.

Direct operating costs totaling $816 million in 2018 represents a decrease of $16 million over the prior year driven by cost-savings realized across our businesses and the impact of the favorable foreign exchange impact noted above. The above noted decreases in operating costs were partially offset by higher energy purchases at the Colombian and Brazilian operations of the Business.

Interest expense – borrowings totaling $402 million in 2018 represents a decrease of $36 million over the prior year due to the benefit of recent refinancing activities that reduced the average cost of borrowing of the Business and the benefit of foreign exchange movements noted above.

The income tax recovery of $32 million in 2018 represents an increase of $146 million over the prior year. The income tax recovery in 2018 was attributable to the above noted change in tax legislation in Colombia that was effective at the end of 2018.

Net income attributable to the parent company of $76 million in 2018 represents an increase of $82 million compared to the prior year due to the above noted items.

ADDITIONAL COMBINED CARVE-OUT FINANCIAL INFORMATION

SUMMARY COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION

The following table provides a summary of the key line items of the combined statements of financial position of the Business as at March 31, 2020, December 31, 2019, and December 31, 2018:

(MILLIONS)	March 31, 2020	December 31, 2019	December 31, 2018
Current assets	$890	$811	$889
Property, plant and equipment	20,157	22,306	21,269
Total assets	22,097	24,338	23,368
Non-recourse borrowings	5,292	5,661	5,543
Deferred income tax liabilities	2,794	3,139	2,872
Total equity in net assets	13,275	14,742	14,296
Total liabilities and equity in net assets	$22,097	$24,338	$23,368

The statements of financial position reflect the stable nature of the Business.

Property, plant and equipment

Property, plant and equipment totaled $20.2 billion as at March 31, 2020 compared to $22.3 billion as at December 31, 2019. The $2.1 billion decrease was primarily attributable to the impact of foreign exchange due to the strengthening of the U.S. dollar, which decreased property, plant and equipment by $2,069 million and depreciation expense associated with property, plant and equipment of $128 million. The decrease was partially offset by the acquisition of 278 MW of development solar assets in Brazil and continued investments in the development of other power generating assets and sustaining capital expenditures, which increased property, plant and equipment by $48 million in aggregate.

Property, plant and equipment totaled $22.3 billion as at December 31, 2019 compared to $21.3 billion as at December 31, 2018. The $1 billion increase was primarily attributable to a $1.48 billion increase in the fair value of annual revaluation of property, plant and equipment which recognized the benefit of lower discount rates, the continued successful implementation of cost savings and revenue enhancing initiatives described in further detail in Note 8 of the audited annual combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019. The capitalized additions relating to the sustaining capital expenditures of the hydroelectric businesses and the ongoing construction of development projects increased property, plant and equipment of the Business by $160 million. Upon adoption of IFRS 16 on January 1, 2019, the Business recognized $75 million of capitalized lease arrangements. These increases were partially offset by depreciation expense associated with property, plant and equipment of $509 million and the devaluation of the Brazilian real and the Colombian peso against the U.S. dollar, which resulted in a decrease to property, plant and equipment of $158 million.

RELATED PARTY TRANSACTIONS

The Business’s related party transactions are in the normal course of business, are recorded at the exchange amount, and are primarily with Brookfield Renewable and Brookfield. See “Relationship with Brookfield”.

Since inception, BEP has had a Master Services Agreement with the Service Provider. The Master Services Agreement will be amended in connection with the completion of the special distribution to include BEPC as a service recipient.

The Business sells electricity to Brookfield through long-term PPAs, or provides fixed price guarantees to provide contracted cash flow and reduces the Business’s exposure to electricity prices in deregulated power markets.

In addition, Brookfield Renewable and the Business have executed other agreements that are described in Note 19 – Related party transactions in the audited annual combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019.

The following table reflects the related party agreements and transactions in the unaudited interim condensed combined carve-out statements of income for the three months ended March 31:

	Three months ended March 31
(MILLIONS)	2020	2019
Revenues
Power purchase and revenue agreements	$126	$105
Direct operating costs
Energy purchases	$(3)	$(2)
Energy marketing & other services	(6)	(9)
Insurance expense	(5)	(5)

	$(14)	$(16)
Management service costs
Management service agreement	$(20)	$(15)

(1)

Insurance services are paid to a subsidiary of Brookfield that brokers external insurance providers on behalf of Brookfield Renewable. The fees paid to the subsidiary of Brookfield for the three months ended March 31, 2020 were less than $1 million (2019: less than $1 million).

The following table reflects the related party agreements and transactions in the combined carve-out statements of income, for the years ended December 31:

(MILLIONS)	2019	2018	2017
Revenues
Power purchase and revenue agreements	$387	$300	$319
Direct operating costs
Energy purchases	$(10)	$(11)	$(13)
Energy marketing & other services	(26)	(39)	(34)
Insurance expense(1)	(18)	(17)	(15)

	$(54)	$(67)	$(62)
Interest expense
Interest expense – borrowings	$(2)	$(4)	$(11)
Management service costs
Management service agreement	$(82)	$(56)	$(60)

(1)

Insurance services are paid to a subsidiary of Brookfield that brokers external insurance providers on behalf of Brookfield Renewable. The fees paid to the subsidiary of Brookfield for the year ended December 31, 2019 were $1 million (2018: less than $1 million).

The following table reflects the impact of the related party agreements and transactions on the combined carve-out statements of financial position as at:

(MILLIONS)	Related party	March 31, 2020	December 31, 2019	December 31, 2018
Current assets
Due from related parties
Amounts due from	Brookfield	$26	$20	$2
	Brookfield Renewable	120	155	273
	Equity-accounted investments and other	8	6	6

		$154	$181	$281
Non-current assets
Due from related parties
Amounts due from	Equity-accounted investments and other	$1	$7	$3

Current liabilities
Due to related parties
Amounts due to	Brookfield	$10	$10	$8
	Brookfield Renewable	172	177	87
	Equity-accounted investments and other	4	2	4

		$186	$189	$99
Non-current liabilities
Due to related parties
Amounts due to	Equity-accounted investment and other	$1	$2	$—

Current assets

Amounts due from Brookfield Renewable are non-interest bearing, unsecured and due on demand.

Current liabilities

Amounts due to Brookfield Renewable are non-interest bearing, unsecured and payable on demand.

FINANCIAL PERFORMANCE REVIEW ON SEGMENT INFORMATION

SEGMENTED DISCLOSURES

Segmented information is prepared on the same basis that Brookfield Renewable’s chief operating decision maker, which we refer to as “CODM”, manages the Business, evaluates financial results, and makes key operating decisions. See “Presentation to Stakeholders and Performance Measurement” for information on segments and an explanation on the calculation and relevance of proportionate information.

PROPORTIONATE RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2019

The following table reflects the generation and summary financial figures on a proportionate basis for the three months ended March 31:

	(GWh)		(MILLIONS)
	Actual Generation		Revenues		Adjusted EBITDA		Funds From Operations		Net Income
	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
Hydroelectric
United States	2,619	2,612	$186	$178	$128	$126	$89	$91	$43	$45
Brazil	1,227	1,090	61	65	47	49	39	38	26	15
Colombia	709	765	60	62	35	38	19	21	17	17

	4,555	4,467	307	305	210	213	147	150	86	77
Wind
United States	96	86	10	9	5	4	1	—	(7)	$(7)
Brazil	23	34	2	3	1	2	1	1	(1)	(1)

	119	120	12	12	6	6	2	1	(8)	(8)
Storage & Other	56	74	12	17	6	7	3	4	(3)	(2)

Total	4,730	4,661	$331	$334	$222	$226	$152	$155	$75	$67

HYDROELECTRIC OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for hydroelectric operations of the Business for the three months ended March 31:

(MILLIONS, EXCEPT AS NOTED)	2020	2019
Generation (GWh) – actual	4,555	4,467
Revenue	$307	$305
Other income	4	3
Direct operating costs	(101)	(95)

Adjusted EBITDA	210	213
Management service fees	(19)	(14)
Interest expense	(36)	(40)
Current income taxes	(8)	(9)

Funds From Operations	147	150
Depreciation	(61)	(63)
Deferred taxes and other	—	(10)

Net income	$86	$77

The following table presents the proportionate results by geography for hydroelectric operations of the Business for the for the three months ended March 31:

	Actual Generation (GWh)		Average revenue per MWh		Adjusted EBITDA		Funds From Operations		Net Income
(MILLIONS, EXCEPT AS NOTED)	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
United States	2,619	2,612	$71	$68	$128	$126	$89	$91	$43	$45
Brazil	1,227	1,090	50	59	47	49	39	38	26	15
Colombia	709	765	84	81	35	38	19	21	17	17

Total	4,555	4,467	$68	$68	$210	$213	$147	$150	$86	$77

United States

Funds From Operations for the three months ended March 31, 2020 totaled $89 million versus $91 million in the prior year as it benefited from strong generation and strong average realized revenue per MWh, which benefited from inflation indexation and generation mix. This was more than offset by higher management service fees due to the growth of the business.

Net income attributable to shareholders for the three months ended March 31, 2020 decreased $2 million due to the above noted decrease to Funds From Operations.

Brazil

Funds From Operations for the three months ended March 31, 2020 totaled $39 million versus $38 million in the prior year. On a local currency basis, Funds From Operations increased by 21% due to stronger generation. Average realized prices were in line with prior year as higher contracted pricing as a result of inflation indexation and re-contracting initiatives was offset by the impact of lower spot prices realized on volumes generated that were above long-term average levels. The increase was partially offset by the weakening of the Brazilian reais versus the U.S. dollar.

Net income attributable to shareholders for the three months ended March 31, 2020 increased $11 million over the prior year driven by the above noted increase in Funds From Operations and unrealized hedging gains on energy contracts.

Colombia

Funds From Operations for the three months ended March 31, 2020 totaled $19 million versus $21 million in the prior year. On a local currency basis, Funds From Operations increased 2% due to our cost-reduction initiatives and a 13% increase in average revenue per MWh as a result of inflation indexation, re-contracting initiatives and favorable market prices realized on our uncontracted volumes, which were impacted by low system-wide hydrology (69% of long-term average). The increase was partially offset by the weakening of the Colombian peso versus the U.S. dollar.

Net income attributable to shareholders for the three months ended March 31, 2020 totaled $17 million, consistent with prior year as the above noted decrease in Funds From Operations was fully offset by unrealized foreign exchange hedging gains.

WIND OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for wind operations of the Business for the three months ended March 31:

(MILLIONS, EXCEPT AS NOTED)	2020	2019
Generation (GWh) – actual	119	120
Revenue	$12	$12
Direct operating costs	(6)	(6)

Adjusted EBITDA	6	6
Management service fees	(1)	(1)
Interest expense	(3)	(4)

Funds From Operations	$2	$1
Depreciation	(11)	(10)
Deferred taxes and other	1	1

Net income	$(8)	$(8)

The following table presents the proportionate results by geography for wind operations of the Business for the three months ended March 31:

	Actual Generation (GWh)		Average revenue per MWh		Adjusted EBITDA		Funds From Operations		Net Income (loss)
(MILLIONS, EXCEPT AS NOTED)	2020	2019	2020	2019	2020	2019	2020	2019	2020	2019
United States	96	86	$100	$105	$5	$4	$1	$—	$(7)	$(7)
Brazil	23	34	72	88	1	2	1	1	(1)	(1)

Total	119	120	$94	$100	$6	$6	$2	$1	$(8)	$(8)

United States

Funds From Operations for the three months ended March 31, 2020 increased by $1 million from the prior year primarily due to higher generation relative to the prior year, partially offset by lower average revenue per MWh due to generation mix.

Net loss attributable to shareholders for the three months ended March 31, 2020 totaled $7 million, consistent with prior year.

Brazil

Funds From Operations for the three months ended March 31, 2020 totaled $1 million, consistent with prior year.

Net loss attributable to shareholders for the three months ended March 31, 2020 totaled $1 million, consistent with prior year.

STORAGE AND OTHER OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for storage and other operations of the Business for the three months ended March 31:

(MILLIONS, EXCEPT AS NOTED)	2020	2019
Generation (GWh) – actual	56	74
Revenue	$12	$17
Other income	—	—
Direct operating costs	(6)	(10)

Adjusted EBITDA	6	7
Management service fees	—	—
Interest expense	(3)	(3)
Current income taxes	—	—

Funds From Operations	3	4
Depreciation	(5)	(6)
Deferred taxes and other	(1)	—

Net income	$(3)	$(2)

Funds From Operations and net loss attributable to shareholders for the three months ended March 31, 2020 at the storage & other businesses of $3 million and $3 million, respectively, was in-line with prior year.

PROPORTIONATE RESULTS FOR THE YEAR ENDED DECEMBER 31, 2019 and 2018

The following table reflects the generation and summary financial figures on a proportionate basis for the year ended December 31:

	(GWh)		(MILLIONS)
	Actual Generation		Revenues		Adjusted EBITDA		Funds From Operations		Net Income
	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Hydroelectric
United States	8,830	8,245	$613	$558	$396	$348	$251	$207	$82	$26
Brazil	3,707	3,633	234	251	181	173	142	136	74	(17)
Colombia	3,096	3,364	237	216	144	126	75	69	45	67

	15,633	15,242	1,084	1,025	721	647	468	412	201	76
Wind
United States	409	433	46	49	28	31	10	15	(12)	(10)
Brazil	238	250	14	21	10	18	5	12	(1)	7

	647	683	60	70	38	49	15	27	(13)	(3)
Storage & Other	374	519	64	71	30	37	18	24	(4)	3

Total	16,654	16,444	$1,208	$1,166	$789	$733	$501	$463	$184	$76

HYDROELECTRIC OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for hydroelectric operations of the Business for the year ended December 31:

(MILLIONS, EXCEPT AS NOTED)	2019	2018
Generation (GWh) – actual	15,633	15,242
Revenue	$1,084	$1,025
Other income	22	9
Direct operating costs	(385)	(387)

Adjusted EBITDA	721	647
Management service fees	(75)	(51)
Interest expense	(154)	(170)
Current income taxes	(24)	(14)

Funds From Operations	$468	$412
Depreciation	(251)	(293)
Deferred taxes and other	(16)	(43)

Net income	$201	$76

The following table presents the proportionate results by geography for hydroelectric operations of the Business for the year ended December 31:

	Actual Generation (GWh)		Average revenue per MWh		Adjusted EBITDA		Funds From Operations		Net Income
(MILLIONS, EXCEPT AS NOTED)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
United States	8,830	8,245	$70	$69	$396	$348	$251	$207	$82	$26
Brazil	3,707	3,633	63	67	181	173	142	136	74	(17)
Colombia	3,096	3,364	77	64	144	126	75	69	45	67

Total	15,633	15,242	$69	$67	$721	$647	$468	$412	$201	$76

United States

Funds From Operations in 2019 totaled $251 million compared to $207 million in the prior year as a result of higher generation due to strong hydrology conditions in the United States (7% above prior year). This was partially offset by higher management service fees of $15 million due to the growth of the business.

Net income attributable to shareholders in 2019 increased $56 million over the prior year due to the above noted increase in Funds From Operations.

Brazil

Funds From Operations in 2019 totaled $142 million compared to $136 million in the prior year. On a local currency basis, Funds From Operations increased 13% versus the prior year due to the benefit of higher same store generation, a positive ruling reaffirming the historical generation of the facilities of the Business, and growth of the Business’s portfolio through development projects that contributed 63 GWh and $2 million to Funds from Operations. These increases were partially offset by the weakening of the Brazilian reais versus the U.S. dollar.

Net income attributable to shareholders in 2019 totaled $74 million compared to a $17 million net loss in the prior year. The increase in net income was due to the above noted increase in Funds From Operations and lower depreciation expense due to the weakening of the Brazilian reais versus the U.S. dollar.

Colombia

Funds From Operations for the year ended December 31, 2019 totaled $75 million compared to $69 million in the prior year as the Business benefited from cost-reduction initiatives and a 20% increase in revenue per MWh due to inflation indexation of the Business’s contracts and re-contracting efforts which were partially offset by generation that was 8% lower than the prior year as water was stored in anticipation of higher pricing in the upcoming dry season, as well as higher management fees due to the growth of the business.

Net income attributable to shareholders in 2019 decreased by $22 million over the prior year as the above noted increase in Funds From Operations was more than offset by the impact of a deferred tax recovery as a result of new tax legislation that benefited the prior year.

WIND OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for wind operations of the Business for the year ended December 31:

(MILLIONS, EXCEPT AS NOTED)	2019	2018
Generation (GWh) – actual	647	683
Revenue	$60	$70
Other income	—	1
Direct operating costs	(22)	(22)

Adjusted EBITDA	38	49
Management service fees	(6)	(4)
Interest expense	(16)	(17)
Current income taxes	(1)	(1)

Funds From Operations	$15	$27
Depreciation	(37)	(35)
Deferred taxes and other	9	5

Net income	$(13)	$(3)

The following table presents the proportionate results by geography for wind operations of the Business for the year ended December 31:

	Actual Generation (GWh)		Average revenue per MWh		Adjusted EBITDA		Funds From Operations		Net Income (loss)
(MILLIONS, EXCEPT AS NOTED)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
United States	409	433	$114	$112	$28	$31	$10	$15	$(12)	$(10)
Brazil	238	250	58	83	10	18	5	12	(1)	7

Total	647	683	$93	$101	$38	$49	$15	$27	$(13)	$(3)

United States

Funds From Operations in 2019 was $10 million compared to $15 million in the prior year as generation was 6% lower than the prior year.

Net loss attributable to shareholders in 2019 totaled $12 million compared to $10 million in the prior year due to the above noted decrease in Funds From Operations.

Brazil

Funds From Operations in 2019 totaled $5 million compared to $12 million in the prior year as a result of lower average realized prices due to a commercial initiative that benefited the prior year and the weakening of the Brazilian reais versus the U.S. dollar.

Net loss attributable to shareholders in 2019 was $1 million compared to net income of $7 million in the prior year due to the above noted decrease in Funds From Operations.

STORAGE AND OTHER OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for storage and other operations of the Business for the year ended December 31:

(MILLIONS, EXCEPT AS NOTED)	2019	2018
Generation (GWh) – actual	374	519
Revenue	$64	$71
Other income	—	(3)
Direct operating costs	(34)	(31)

Adjusted EBITDA	30	37
Management service fees	(1)	(1)
Interest expense	(10)	(12)
Current income taxes	(1)	—

Funds From Operations	$18	$24
Depreciation	(20)	(23)
Deferred taxes and other	(2)	2

Net income	$(4)	$3

Funds From Operations of the storage and other operations of the Business in 2019 totaled $18 million compared to $24 million in the prior year due to lower realized capacity prices in the northeast United States and lower generation at the biomass facilities in Brazil.

Net loss attributable to shareholders in 2019 totaled $4 million compared to net income of $3 million in the prior year due to the above noted decrease in Funds From Operations.

PROPORTIONATE RESULTS FOR THE YEAR ENDED DECEMBER 31, 2018 and 2017

The following table reflects the generation and summary financial figures on a proportionate basis for the year ended December 31:

	(GWh)		(MILLIONS)
	Actual Generation		Revenues		Adjusted EBITDA		Funds From Operations		Net Income
	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
Hydroelectric
United States	8,245	8,030	$558	$566	$348	$342	$207	$190	$26	$(29)
Brazil	3,633	3,426	251	258	173	186	136	143	(17)	(2)
Colombia	3,364	3,683	216	192	126	99	69	35	67	10

	15,242	15,139	1,025	1,016	647	627	412	368	76	(21)
Wind
United States	433	427	49	47	31	31	15	14	(10)	21
Brazil	250	278	21	25	18	21	12	13	7	7

	683	705	70	72	49	52	27	27	(3)	28
Storage & Other	519	290	71	53	37	23	24	9	3	(13)

Total	16,444	16,134	$1,166	$1,141	$733	$702	$463	$404	$76	$(6)

HYDROELECTRIC OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for hydroelectric operations of the Business for the year ended December 31:

(MILLIONS, EXCEPT AS NOTED)	2018	2017
Generation (GWh) – actual	15,242	15,139
Revenue	$1,025	$1,016
Other income	9	12
Direct operating costs	(387)	(401)

Adjusted EBITDA	647	627
Management service fees	(51)	(55)
Interest expense	(170)	(188)
Current income taxes	(14)	(16)

Funds From Operations	$412	$368
Depreciation	(293)	(300)
Deferred taxes and other	(43)	(89)

Net income	$76	$(21)

The following table presents the proportionate results by geography for hydroelectric operations of the Business for the year ended December 31:

	Actual Generation (GWh)		Average revenue per MWh		Adjusted EBITDA		Funds From Operations		Net Income
(MILLIONS, EXCEPT AS NOTED)	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
United States	8,245	8,030	$69	$70	$348	$342	$207	$190	$26	$(29)
Brazil	3,633	3,426	67	75	173	186	136	143	(17)	(2)
Colombia	3,364	3,683	64	47	126	99	69	35	67	10

Total	15,242	15,139	$67	$67	$647	$627	$412	$368	$76	$(21)

United States

Funds From Operations in 2018 totaled $207 million compared to $190 million in the prior year. The increase was attributable to the benefit of a 3% increase in generation relative to the prior year, partially offset by a decrease in average revenue per MWh due to the impact of generation mix (generation was highest on lower price contracts).

Net income attributable to shareholders in 2018 totaled $26 million compared to net loss of $29 million in the prior year. The increase was attributable to the above noted increase to Funds From Operations and savings on deferred income expense as the prior year was impacted by a one-time expense attributable to the U.S. tax reform passed at the end of 2017.

Brazil

Funds From Operations in 2018 totaled $136 million compared to $143 million in the prior year. On a local currency basis, Funds From Operations increased by 4% versus the prior year due to the benefit of higher same-store generation and contribution from development projects. These benefits were more than offset by the weakening of the Brazilian reais versus the U.S. dollar.

Net loss attributable to shareholders in 2018 totaled $17 million compared to $2 million in the prior year. The decrease was primarily attributable to the above noted decrease to Funds From Operations.

Colombia

Funds From Operations in 2018 totaled $69 million compared to $35 million in the prior year as the Business benefited from cost-reduction initiatives and a 23% increase in revenue per MWh due to inflation indexation of contracts and re-contracting efforts were partially offset by generation that was 9% lower than the prior year due to the storing of water in anticipation of higher pricing in the upcoming dry season.

Net income attributable to shareholders in 2018 increased $57 million over the prior year due to the above noted increase in Funds From Operations and a deferred tax recovery resulting from the tax legislation that was passed at the end of 2018.

WIND OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for wind operations of the Business for the year ended December 31:

(MILLIONS, EXCEPT AS NOTED)	2018	2017
Generation (GWh) – actual	683	705
Revenue	$70	$72
Other income	1	1
Direct operating costs	(22)	(21)

Adjusted EBITDA	49	52
Interest expense	(17)	(20)
Current income taxes	(1)	(1)

Funds From Operations	$27	$27
Depreciation	(35)	(32)
Deferred taxes and other	5	33

Net income	$(3)	$28

The following table presents the proportionate results by geography for wind operations of the Business for the year ended December 31:

	Actual Generation (GWh)		Average revenue per MWh		Adjusted EBITDA		Funds From Operations		Net Income (loss)
(MILLIONS, EXCEPT AS NOTED)	2018	2017	2018	2017	2018	2017	2018	2017	2018	2017
United States	433	427	$112	$111	$31	$31	$15	$14	$(10)	$21
Brazil	250	278	83	91	18	21	12	13	7	7

Total	683	705	$101	$103	$49	$52	$27	$27	$(3)	$28

United States

Funds From Operations in 2018 totaled $15 million compared to $14 million for the year ended December 31, 2017. The Business’s portfolio performed in line with the prior year.

Net loss attributable to shareholders in 2018 totaled $10 million compared to net income of $21 million in the prior year as the above noted increase in Funds From Operations was more than offset by the impact of a deferred tax recovery as a result of new tax legislation that benefited the prior year.

Brazil

Funds From Operations in 2018 totaled $12 million compared to $13 million in the prior year due to lower generation as the prior year benefited from above average wind conditions and the weakening of the Brazilian reais versus the U.S. dollar, partially offset by lower interest expense due to capital structure optimization.

Net income attributable to shareholders in 2018 was in line with the prior year.

STORAGE AND OTHER OPERATIONS ON PROPORTIONATE BASIS

The following table presents the proportionate results for storage and other operations of the Business for the year ended December 31:

(MILLIONS, EXCEPT AS NOTED)	2018	2017
Generation (GWh) – actual	519	290
Revenue	$71	$53
Other income	(3)	1
Direct operating costs	(31)	(31)

Adjusted EBITDA	37	23
Interest expense	(12)	(13)

Funds From Operations	$24	$9
Depreciation	(23)	(21)
Deferred taxes and other	2	(1)

Net income	$3	$(13)

Funds From Operations and Net income attributable to shareholders at the pumped storage and biomass operations of the Business increased $15 million and $16 million, respectively, in 2018 due to improved performance at the facility in New England supported by improved capacity pricing and generation.

RECONCILIATION OF NON-IFRS MEASURES

The following table reflects Adjusted EBITDA, Funds From Operations and provides reconciliation to net income for the three months ended March 31, 2020.

	Attributable to Parent Company							Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
	Hydroelectric			Wind		Storage & Other	Total
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil
Revenue	$186	$61	$60	$10	$2	$12	$331	$(12)	$277	$596
Other income	—	3	1	—	—	—	4	—	1	5
Direct operating costs	(58)	(17)	(26)	(5)	(1)	(6)	(113)	5	(105)	(213)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	7	—	7

Adjusted EBITDA	128	47	35	5	1	6	222	—	173
Management service fees	(12)	(2)	(5)	(1)	—	—	(20)	—	—	(20)
Interest expense	(25)	(4)	(7)	(3)	—	(3)	(42)	2	(51)	(91)
Current income taxes	(2)	(2)	(4)	—	—	—	(8)	—	(10)	(18)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(2)	—	(2)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—	—	(112)	(112)

Funds From Operations	89	39	19	1	1	3	152	—	—
Depreciation	(36)	(19)	(6)	(9)	(2)	(5)	(77)	3	(54)	(128)
Unrealized foreign exchange and financial instrument gain	4	8	5	—	—	(1)	16	1	18	35
Deferred income tax recovery	(11)	2	(1)	1	—	—	(9)	—	(1)	(10)
Other	(3)	(4)	—	—	—	—	(7)	—	1	(6)
Share of earnings from equity-accounted investments	—	—	—	—	—	—	—	(4)	—	(4)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	36	36

Net income attributable to parent company	$43	$26	$17	$(7)	$(1)	$(3)	$75	$—	$—	$75

(1)

Share of earnings from equity-investments of $1 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $76 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table reflects Adjusted EBITDA, Funds From Operations and provides reconciliation to net income for the three months ended March 31, 2019.

	Attributable to Parent Company							Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
	Hydroelectric			Wind		Storage & Other	Total
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil
Revenue	$178	$65	$62	$9	$3	$17	$334	$(14)	$297	$617
Other income	2	1	—	—	—	—	3	—	1	4
Direct operating costs	(54)	(17)	(24)	(5)	(1)	(10)	(111)	5	(98)	(204)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	9	—	9

Adjusted EBITDA	126	49	38	4	2	7	226	—	200
Management service fees	(7)	(2)	(5)	(1)	—	—	(15)	—	—	(15)
Interest expense	(26)	(6)	(8)	(3)	(1)	(3)	(47)	3	(51)	(95)
Current income taxes	(2)	(3)	(4)	—	—	—	(9)	—	(13)	(22)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(3)	—	(3)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—	—	(136)	(136)

Funds From Operations	91	38	21	—	1	4	155	—	—
Depreciation	(36)	(22)	(5)	(8)	(2)	(6)	(79)	3	(52)	(128)
Unrealized foreign exchange and financial instrument gain	2	(1)	2	—	—	—	3	—	4	7
Deferred income tax recovery	(11)	1	(2)	1	—	—	(11)	—	(6)	(17)
Other	(1)	(1)	1	—	—	—	(1)	—	2	1
Share of earnings from equity-accounted investments	—	—	—	—	—	—	—	(3)	—	(3)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	52	52

Net income attributable to parent company	$45	$15	$17	$(7)	$(1)	$(2)	$67	$—	$—	$67

(1)

Share of earnings from equity-investments of $3 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $84 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table reflects Adjusted EBITDA, Funds From Operations and provides reconciliation to net income for the year ended December 31, 2019.

	Attributable to Parent Company							Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
	Hydroelectric			Wind		Storage & Other	Total
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil
Revenue	$613	$234	$237	$46	$14	$64	$1,208	$(52)	$1,080	$2,236
Other income	3	19	—	—	—	—	22	(1)	10	31
Direct operating costs	(220)	(72)	(93)	(18)	(4)	(34)	(441)	21	(381)	(801)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	32	—	32

Adjusted EBITDA	396	181	144	28	10	30	789	—	709
Management service fees	(41)	(8)	(26)	(5)	(1)	(1)	(82)	—	—	(82)
Interest expense	(100)	(20)	(34)	(13)	(3)	(10)	(180)	10	(211)	(381)
Current income taxes	(4)	(11)	(9)	—	(1)	(1)	(26)	—	(33)	(59)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(10)	—	(10)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—	—	(465)	(465)

Funds From Operations	251	142	75	10	5	18	501	—	—
Depreciation	(147)	(83)	(21)	(31)	(6)	(20)	(308)	10	(211)	(509)
Foreign exchange and unrealized financial instrument loss	(5)	19	(2)	—	—	—	12	—	(3)	9
Deferred income tax recovery	(2)	3	(5)	5	—	—	1	—	(11)	(10)
Other	(15)	(7)	(2)	4	—	(2)	(22)	—	1	(21)
Share of earnings from equity accounted investments	—	—	—	—	—	—	—	(10)	—	(10)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	224	224

Net income attributable to parent company	$82	$74	$45	$(12)	$(1)	$(4)	$184	$—	$—	$184

(1)

Share of earnings from equity-investments of $12 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $241 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table reflects Adjusted EBITDA, Funds From Operations and provides reconciliation to net income for the year ended December 31, 2018.

	Attributable to Parent Company							Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
	Hydroelectric			Wind		Storage & Other	Total
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil
Revenue	$558	$251	$216	$49	$21	$71	$1,166	$(58)	$1,056	$2,164
Other income	2	3	4	—	1	(3)	7	—	9	16
Direct operating costs	(212)	(81)	(94)	(18)	(4)	(31)	(440)	21	(397)	(816)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	37	—	37

Adjusted EBITDA	348	173	126	31	18	37	733	—	668
Management service fees	(26)	(7)	(18)	(3)	(1)	(1)	(56)	—	—	(56)
Interest expense	(111)	(22)	(37)	(13)	(4)	(12)	(199)	11	(214)	(402)
Current income taxes	(4)	(8)	(2)	—	(1)	—	(15)	—	(11)	(26)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(11)	—	(11)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—	—	(443)	(443)

Funds From Operations	207	136	69	15	12	24	463	—	—
Depreciation	(139)	(136)	(18)	(29)	(6)	(23)	(351)	10	(190)	(531)
Foreign exchange and unrealized financial instrument loss	—	(17)	7	—	—	1	(9)	(1)	(4)	(14)
Deferred income tax recovery	(24)	2	18	2	—	—	(2)	—	60	58
Other	(18)	(2)	(9)	2	1	1	(25)	—	(23)	(48)
Share of earnings from equity accounted investments	—	—	—	—	—	—	—	(9)	—	(9)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	157	157

Net income attributable to parent company	$26	$(17)	$67	$(10)	$7	$3	$76	$—	$—	$76

(1)

Share of earnings from equity-investments of $17 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $286 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table reflects Adjusted EBITDA, Funds From Operations and provides reconciliation to net income for the year ended December 31, 2017.

	Attributable to Parent Company							Contribution from equity- accounted investments	Attributable to non-controlling interests	As per IFRS financials(1)
	Hydroelectric			Wind		Storage & Other	Total
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil
Revenue	$566	$258	$192	$47	$25	$53	$1,141	$(44)	$938	$2,035
Other income	—	9	3	—	1	1	14	—	13	27
Direct operating costs	(224)	(81)	(96)	(16)	(5)	(31)	(453)	19	(398)	(832)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	25	—	25

Adjusted EBITDA	342	186	99	31	21	23	702	—	553
Management service fees	(30)	(8)	(17)	(3)	(1)	(1)	(60)	—	—	(60)
Interest expense	(122)	(24)	(42)	(14)	(6)	(13)	(221)	12	(229)	(438)
Current income taxes	—	(11)	(5)	—	(1)	—	(17)	—	(21)	(38)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(12)	—	(12)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—		(303)	(303)

Funds From Operations	190	143	35	14	13	9	404	—	—
Depreciation	(133)	(141)	(26)	(26)	(6)	(21)	(353)	9	(215)	(559)
Foreign exchange and unrealized financial instrument loss	(3)	—	4	—	—	1	2	(1)	(10)	(9)
Deferred income tax recovery	(74)	2	(10)	30	—	—	(52)	—	(24)	(76)
Other	(9)	(6)	7	3	—	(2)	(7)	—	15	8
Share of earnings from equity accounted investments	—	—	—	—	—	—	—	(8)	—	(8)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—		234	234

Net income attributable to parent company	$(29)	$(2)	$10	$21	$7	$(13)	$(6)	$—	$—	$(6)

(1)

Share of earnings from equity-investments of $5 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $69 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

LIQUIDITY AND CAPITAL RESOURCES

AVAILABLE LIQUIDITY

The nature of the asset base and the quality of the associated cash flows of the Business enable the maintenance of a stable and low-cost capital structure. Management attempts to maintain sufficient financial liquidity at all times so that BEPC will be able to participate in attractive opportunities as they arise, better withstand sudden adverse changes in economic circumstances and maintain distributions to shareholders. The principal sources of liquidity for the Business are cash flows from operations, capital recycling, access to public and private capital markets and access to group-wide liquidity. From time to time, subsidiaries may be subject to limitations on their ability to declare and pay dividends. However, no significant limitations existed at March 31, 2020, December 31, 2019 and December 31, 2018.

The following table summarizes the available liquidity:

(MILLIONS)	March 31, 2020	December 31, 2019	December 31, 2018
Cash and cash equivalents	$152	$67	$94
Authorized credit facilities(1)	1,750	1,750	1,750

	1,902	1,817	1,844
Available portion of subsidiary credit facilities	173	174	73
Brookfield Renewable group liquidity	934	704	57

Available liquidity	$3,009	$2,695	$1,974

(1)

Prior to the completion of the special distribution, BEPC expects to enter into the Subordinated Credit Facilities, each providing for a $1,750 million revolving credit facility, corresponding with BEP’s authorized corporate revolving credit facility. This is to facilitate the movement of cash within the Brookfield Renewable group. The Brookfield Renewable group expects that no amounts will be drawn under these credit facilities as of the date of the special distribution.

At March 31, 2020, the Business’s liquidity is sufficient to meet its present requirements. The Business’s assets are financed principally at the operating company level with non-recourse debt that generally has long-term maturities and few restrictive covenants.

DIVIDEND POLICY

The BEPC board may declare dividends at its discretion. However, the BEPC exchangeable shares have been structured with the intention of providing an economic return equivalent to the BEP units and it is expected that dividends on the BEPC exchangeable shares will be declared at the same time and in the same amount as distributions made on the BEP units to provide holders of the BEPC exchangeable shares with an economic return equivalent to holders of the BEP units. In the event dividends are not declared and paid concurrently with a distribution on the BEP units, then the undeclared or unpaid amount of such BEPC exchangeable share dividend will accrue and accumulate. BEP’s distributions are underpinned by stable, highly regulated and contracted cash flows generated from operations. BEP’s objective is to pay a distribution that is sustainable on a long-term basis and has set its target payout ratio at approximately 70% of Brookfield Renewable’s Funds From Operations.

The board of directors of the general partners of BEP approved a 5% increase in its annual distribution to $2.17 per BEP unit, or $0.5425 per BEP unit quarterly, starting with the distribution paid in March 2020. This increase reflects the forecasted contribution from Brookfield Renewable group’s recently commissioned capital projects, as well as the expected cash yield on recent acquisitions. BEP targets a 5% to 9% annual distribution growth in light of growth it foresees in its operations. Immediately following completion of the special distribution, the distribution level on the BEP units will be reduced to be four-fifths (4/5ths) of the pre-closing distribution level as a result of the one (1) for four (4) special distribution, and the dividend level on the BEPC exchangeable shares will be one-fifth (1/5th) of the pre-closing distribution level, with the result that the aggregate distribution received by holders on their BEP units and BEPC exchangeable shares will be the same as they would have received if the special distribution had not been made.

BORROWINGS

The composition of debt obligations, overall maturity profile, and average interest rates associated with the borrowings and credit facilities of the Business on a proportionate basis is presented in the following table:

	March 31, 2020			December 31, 2019			December 31, 2018
	Weighted-average			Weighted-average			Weighted-average
(MILLIONS, EXCEPT AS NOTED)	Interest rate	Term (years)	Total	Interest rate	Term (years)	Total	Interest rate	Term (years)	Total
Proportionate non-recourse borrowings
Hydroelectric	5.8%	9	$2,396	5.9%	9	$2,506	6.2%	10	$2,425
Wind	5.6%	10	227	5.8%	10	238	6.1%	11	254
Storage & other	4.9%	6	167	5.0%	6	174	5.0%	7	191

	5.8%	9	2,790	6.0%	8	2,918	6.0%	10	2,870
Proportionate unamortized financing fees, net of unamortized premiums			(20)			(21)			(24)

			2,770			2,897			2,846
Equity-accounted borrowings			(167)			(168)			(185)
Non-controlling interests			2,689			2,932			2,882

As per IFRS Statements			$5,292			$5,661			$5,543

The following table summarizes the undiscounted principal repayments and scheduled amortization of the Business on a proportionate basis as at March 31, 2020:

(MILLIONS)	2020	2021	2022	2023	2024	Thereafter	Total
Debt principal repayments
Non-recourse borrowings
Credit facilities	—	—	—	50	—	—	50
Hydro	—	—	215	115	77	1,417	1,824
Wind	—	—	—	30	—	—	30
Storage and other	—	—	—	—	—	152	152

	—	—	215	195	77	1,569	2,056
Amortizing debt principal repayments
Non-recourse borrowings
Hydro	30	35	45	39	46	327	522
Wind	10	14	23	12	18	120	197
Storage and other	2	3	2	3	4	1	15

	42	52	70	54	68	448	734

Total	42	52	285	249	145	2,017	2,790

The following table summarizes the undiscounted principal repayments and scheduled amortization of the Business on a consolidated basis as at March 31, 2020:

(MILLIONS)	2020	2021	2022	2023	2024	Thereafter	Total
Non-recourse borrowings
Hydroelectric	$107	$86	$528	$419	$351	$3,326	$4,817
Wind	25	29	72	57	34	290	507

	$132	$115	$600	$476	$385	$3,616	$5,324

The following table summarizes the undiscounted principal repayments and scheduled amortization of the Business on a proportionate basis as at December 31, 2019:

(MILLIONS)	2020	2021	2022	2023	2024	Thereafter	Total
Debt principal repayments
Non-recourse borrowings
Credit facilities	—	—	—	—	50	—	50
Hydro	—	—	215	139	83	1,438	1,875
Wind	—	—	9	30	—	—	39
Storage and other	—	—	—	—	—	152	152

	—	—	224	169	133	1,590	2,116
Amortizing debt principal repayments
Non-recourse borrowings
Hydro	36	40	52	44	50	359	581
Wind	14	14	14	13	19	125	199
Storage and other	3	3	3	4	5	4	22

	53	57	69	61	74	488	802

Total	53	57	293	230	207	2,078	2,918

Interest payable(1)
Non-recourse borrowings
Hydro	148	146	134	125	115	505	1,173
Wind	13	12	11	10	8	33	87
Storage and other	8	8	6	8	9	6	45

Total	169	166	151	143	132	544	1,305

(1)

Represents aggregate interest payable expected to be paid over the entire term of the obligations, if held to maturity. Variable rate interest payments have been calculated based on estimated interest rates.

The following table summarizes the undiscounted principal repayments and scheduled amortization of the Business on a consolidated basis as at December 31, 2019:

(MILLIONS)	2020	2021	2022	2023	2024	Thereafter	Total
Non-recourse borrowings
Hydroelectric	$122	$100	$554	$490	$381	$3,506	$5,153
Wind	32	31	73	59	36	299	530
Storage and other	1	1	1	1	1	9	14

	$155	$132	$628	$550	$418	$3,814	$5,697

Management remains focused on refinancing near-term facilities on acceptable terms and maintaining a manageable maturity ladder. Management does not anticipate material issues in addressing the borrowings through 2024 on acceptable terms and will do so opportunistically based on the prevailing interest rate environment.

Proportionate debt is presented to assist investors in understanding the capital structure of the underlying investments of the Business that are consolidated in its financial statements but are not wholly-owned. When used in conjunction with Funds from Operations, proportionate debt is expected to provide useful information as to how the Business has financed its businesses at the asset-level. The only difference between consolidated debt presented under IFRS and proportionate debt is the adjustment to remove the share of debt of consolidated investments not attributable to the Business and the adjustment to include share of debt attributable to the equity-accounted investments of the Business. Management utilizes proportionate debt in understanding the capital structure of the underlying investments that are consolidated in its financial statements but are not wholly-owned. Proportionate debt provides useful information as to how the Business has financed its businesses at the asset-level and provides a view into the return on the capital that it invests at a given degree of leverage.

CASH FLOWS

Three month periods ended March 31, 2020 and 2019

The following table summarizes the key items in the condensed combined carve-out statements of cash flows for the three months ended March 31, 2020 and 2019:

	Three months ended March 31
(MILLIONS)	2020	2019
Cash flow provided by (used in):
Operating activities	$251	$296
Financing activities	(96)	(215)
Investing activities	(60)	(73)
Foreign exchange loss on cash	(10)	1

Increase (decrease) in cash and cash equivalents	$85	$9

Operating Activities

Cash flows provided by operating activities totaled $251 million and $296 million for the three months ended March 31, 2020 and 2019, respectively, reflecting the strong performance of our business during both periods.

The net change in working capital balances shown in the condensed combined carve-out statements of cash flows is comprised of the following:

	Three months ended March 31
(MILLIONS)	2020	2019
Trade receivables and other current assets	$(16)	$(11)
Accounts payable and accrued liabilities	(3)	14
Other assets and liabilities	(4)	(10)

	$(23)	$(7)

Financing Activities

Cash flows used in financing activities totaled $96 million for the three months ended March 31, 2020. During the period, repayment of related party borrowings and distributions paid to non–controlling interests and the parent company totaled $195 million were partly offset by capital contributions from non-controlling interest and the parent company of $55 million to support growth, as well as proceeds from project financings, net of repayments, of $44 million as the Business’s capital structure is further optimized.

Cash flows used in financing activities totaled $215 million for the three months ended March 31, 2019. During the period, distributions paid to non-controlling interests and the parent company totaled $98 million and $55 million. Repayments of related party borrowings totaled $69 million. These were partially offset by proceeds from project financings, net of repayments, of $7 million.

Investing Activities

Cash flows used in investing activities totaled $60 million and $73 million for the three months ended March 31, 2020 and 2019, respectively. The investing activities include the Business’s continued investment in property, plant and equipment of $21 million and $22 million for the respective corresponding periods.

Years ended December 31, 2019, 2018 and 2017

The following table summarizes the key items in the combined carve-out statements of cash flows for the years ended December 31, 2019, 2018 and 2017:

(MILLIONS)	2019	2018	2017
Cash flow provided by (used in):
Operating activities	$961	$981	$513
Financing activities	(848)	(844)	(362)
Investing activities	(138)	(171)	(209)
Foreign exchange loss on cash	(2)	(6)	—

Decrease in cash and cash equivalents	$(27)	$(40)	$(58)

Operating Activities

Cash flows provided by operating activities for the year ended December 31, 2019 totaled $961 million compared to $981 million for the year ended December 31, 2018. Cash flows from operating activities were relatively unchanged from the prior year as strong performance of our business, as reflected by a year-on-year increase in Funds From Operations, was offset by the impact of working capital changes and a reduction in payments received from related parties.

Cash flows provided by operating activities for the year ended December 31, 2018 totaled $981 million compared to $513 million for the year ended December 31, 2017. The increase in cash flows from operating activities of $468 million was driven by growth and the strong operating performance of our business, as reflected by higher Funds From Operations compared to the prior year, as well as positive changes in related party balances.

The net change in working capital balances shown in the combined carve-out statements of cash flows is comprised of the following:

(MILLIONS)	2019	2018	2017
Trade receivables and other current assets	$(18)	$(45)	$(31)
Accounts payable and accrued liabilities	(12)	39	(31)
Other assets and liabilities	(18)	(8)	38

	$(48)	$(14)	$(24)

Financing Activities

Cash flow used in financing activities for the year ended December 31, 2019 totaled $848 million. During the year, distributions paid to non-controlling interests and the parent company totaled $482 million and $628 million. This was partially offset by related party borrowings of $122 million and proceeds from project financings, net of repayments, of $138 million as the Business further optimized the capital structure.

Cash flow used in financing activities for the year ended December 31, 2018 totaled $844 million. During the year, distributions paid to non-controlling interests and the parent company totaled $365 million and $495 million. Repayments of related party borrowings totaled $185 million. These were partially offset by capital contributions from the Business’s parent company of $229 million to support growth.

Cash flow used in financing activities for the year ended 2017 totaled $362 million. During the year, distributions paid to non-controlling interests and the parent company totaled $368 million and $269 million, respectively. This was partially offset by capital contributions from the Business’s parent company and non-controlling interest of $105 million and $61 million, respectively, to support growth, as well as related party borrowings of $115 million.

Investing Activities

Cash flows used in investing activities for the year ended December 31, 2019 totaled $138 million (2018: $171 million and 2017: $209 million). The investing activities primarily relate to its continued investment in property, plant and equipment, including growth capital expenditures relating to its development projects in Brazil, totaling $141 million for the year ended December 31, 2019 (2018: $171 million and 2017: $226 million).

CONTRACTUAL OBLIGATIONS

See Note 18 – Commitments, contingencies and guarantees in the audited combined carve-out financial statements and Note 16 – Commitments, contingencies and guarantees in the unaudited condensed combined carve-out financial statements, in each case included elsewhere in this prospectus, for further details on the following:

•	Commitments – Water, land, and dam usage agreements, and agreements and conditions on committed acquisitions of operating portfolios and development projects;

•	Contingencies – Legal proceedings, arbitrations and actions arising in the normal course of business, and providing for letters of credit; and

•	Guarantees – Nature of all the indemnification undertakings.

OFF-STATEMENT OF FINANCIAL POSITION ARRANGEMENTS

The Business does not have any off-statement of financial position arrangements that have or are reasonably likely to have a material current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Prior to the completion of the special distribution, LATAM Holdco and Canada SubCo, each a direct and indirect wholly-owned subsidiary of the Business, will fully and unconditionally guarantee (i) medium term notes issued and payable by Brookfield Renewable Partners ULC, a finance subsidiary of Brookfield Renewable, (ii) the senior preferred shares of Brookfield Renewable Power Preferred Equity Inc., (iii) certain preferred units of Brookfield Renewable, and (iv) the obligations of Brookfield Renewable under its bilateral credit facilities.

CRITICAL ESTIMATES AND ACCOUNTING POLICIES

CRITICAL ESTIMATES AND CRITICAL JUDGEMENTS IN APPLYING ACCOUNTING POLICIES

The audited annual combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019 are prepared in accordance with IFRS as issued by the IASB, and the unaudited condensed combined carve-out financial statements of the United States, Colombian and Brazilian operations of BEP as at March 31, 2020 and December 31, 2019 and for the three month period ended March 31, 2020 and 2019 are prepared in accordance with IAS 34, Interim Financial Reporting, which requires the use of estimates and judgements in reporting assets, liabilities, revenues, expenses and contingencies. In the judgement of management, none of the estimates outlined in Note 2 – Basis of preparation and significant accounting policies in the audited combined carve-out financial statements are considered critical accounting estimates with the exception of the estimates related to the valuation of property, plant and equipment and the related deferred income tax liabilities. These assumptions include estimates of future electricity prices, discount rates, expected long-term average generation, inflation rates, terminal year and operating and capital costs, the amount, the timing and the income tax rates of future income tax provisions. Estimates also include determination of accruals, purchase price allocations, useful lives, asset valuations, asset impairment testing, deferred tax liabilities, decommissioning retirement obligations and those relevant to the defined benefit pension and non-pension benefit plans. Estimates are based on historical experience, current trends and various other assumptions that are believed to be reasonable under the circumstances.

In making estimates, management relies on external information and observable conditions where possible, supplemented by internal analysis, as required. These estimates have been applied in a manner consistent with that in the prior year and there are no known trends, commitments, events or uncertainties that management believes will materially affect the methodology or assumptions utilized in this Management’s Discussion and Analysis. These estimates are impacted by, among other things, future power prices, movements in interest rates, foreign exchange volatility and other factors, some of which are highly uncertain, as described in the “Risk Factors” section of this document. The interrelated nature of these factors prevents the qualification of the overall impact of these movements on the Business’s financial statements in a meaningful way. These sources of estimation uncertainty relate in varying degrees to substantially all asset and liability account balances. Actual results could differ from those estimates.

CRITICAL ESTIMATES

The Business makes estimates and assumptions that affect the carrying value of assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of income and other comprehensive income for the year. Actual results could differ from these estimates. The estimates and assumptions that are critical to the determination of the amounts reported in the audited combined carve-out financial statements relate to the following:

(i)     Property, plant and equipment

The fair value of the Business’s property, plant and equipment is calculated using estimates and assumptions about future electricity prices from renewable sources, anticipated long-term average generation, estimated operating and capital expenditures, future inflation rates and discount rates, as described in Note 8 – Property, plant and equipment, at fair value in the Business’s audited combined carve-out financial statements. Judgment is involved in determining the appropriate estimates and assumptions in the valuation of the Business’s property, plant and equipment. See Note 2(o)(i) – Critical judgements in applying accounting policies – Property, plant and equipment in the audited combined carve-out financial statements of the Business for further details.

Estimates of useful lives and residual values are used in determining depreciation. To ensure the accuracy of useful lives and residual values, these estimates are reviewed on an annual basis.

(ii)     Deferred income taxes

The audited combined carve-out financial statements include estimates and assumptions for determining the future tax rates applicable to subsidiaries and identifying the temporary differences that relate to each subsidiary. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply during the year when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the audited combined carve-out statements of financial position dates. Operating plans and forecasts are used to estimate when the temporary difference will reverse.

CRITICAL JUDGEMENTS IN APPLYING ACCOUNTING POLICIES

The following are the critical judgements that have been made in applying the accounting policies used in the audited combined carve-out financial statements and that have the most significant effect on the amounts in the audited combined carve-out financial statements:

(i)     Preparation of combined carve-out financial statements

These audited combined carve-out financial statements present the financial position, results of operations and cash flows of the Business. Judgment is required in determining what assets, liabilities and transactions are recognized in the audited combined carve-out financial statements as pertaining to the Business’s operations.

(ii)     Property, plant and equipment

The accounting policy relating to the Business’s property, plant and equipment is described in Note 2(k) – Property, plant and equipment and revaluation method in the audited combined carve-out financial statements of the Business. In applying this policy, judgement is used in determining whether certain costs are additions to the carrying amount of the property, plant and equipment as opposed to repairs and maintenance. If an asset has been developed, judgement is required to identify the point at which the asset is capable of being used as intended and to identify the directly attributable costs to be included in the carrying value of the development asset. The useful lives of property, plant and equipment are determined by independent engineers periodically with an annual review by management.

Annually, the Business determines the fair value of its property, plant and equipment using a methodology that it has judged to be reasonable. The methodology is generally a 20-year discounted cash flow model. 20 years is the period considered reasonable as the Business has 20-year capital plans, and it believes a reasonable third party would be indifferent between extending the cash flows further in the model versus using a discounted terminal value. The methodology for wind and storage & other assets is to align the model length with the expected remaining useful life of the subject assets.

The valuation model incorporates future cash flows from long-term power purchase agreements that are in place where it is determined that the power purchase agreements are linked specifically to the related power generating assets. With respect to estimated future generation that does not incorporate long-term power purchase agreement pricing, the cash flow model uses estimates of future electricity prices using broker quotes from independent sources for the years in which there is a liquid market. The valuation of power generating assets not linked to long-term power purchase agreements also requires the development of a long-term estimate of future electricity prices. In this regard the valuation model uses a discount to the all-in cost of construction with a reasonable return, to secure energy from a new renewable resource with a similar generation profile to the asset being valued as the benchmark that will establish the market price for electricity for renewable resources.

The Business’s long-term view is anchored to the cost of securing new energy from renewable sources to meet future demand growth by the year 2026 to 2035 in the United States, 2027 in Colombia and 2023 in Brazil. The year of new entry is viewed as the point when generators must build additional capacity to maintain system reliability and provide an adequate level of reserve generation with the retirement of older coal fired plants and rising environmental compliance costs in the United States, and overall increasing demand in Colombia and Brazil. For the United States business, the Business has estimated a discount to these new-build renewable asset prices to determine renewable electricity prices for hydroelectric and wind facilities. In Brazil and Colombia, the estimate of future electricity prices is based on an approach using a forecast of the all-in cost of development.

Terminal values are included in the valuation of hydroelectric assets in the United States and Colombia. For the hydroelectric assets in Brazil, cash flows have been included based on the duration of the authorization or useful life of a concession asset with consideration of a one-time 30-year renewal on qualifying hydroelectric assets.

Discount rates are determined each year by considering the current interest rates, average market cost of capital as well as the price risk and the geographical location of the operational facilities as judged by management. Inflation rates are also determined by considering the current inflation rates and the expectations of future rates by economists. Operating costs are based on long-term budgets escalated for inflation. Each operational facility has a 20-year capital plan that it follows to ensure the maximum life of its assets is achieved. Foreign exchange rates are forecasted by using the spot rates and the available forward rates, extrapolated beyond the period available. The inputs described above to the discounted cash flow model require management to consider facts, trends and plans in making its judgements as to what derives a reasonable fair value of its property, plant and equipment.

(iii)     Deferred income taxes

The accounting policy relating to the Business’s income taxes is described in Note 2(l) – Income taxes in the audited combined carve-out financial statements of the Business. In applying this policy, judgements are made in determining the probability of whether deductions, tax credits and tax losses can be utilized.

NEW ACCOUNTING STANDARDS

Changes to IFRS for the three-years ended December 31, 2019

(i)     IFRS 15—Revenue from contracts from customers

The Business has adopted IFRS 15 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. The new standard replaces the majority of existing IFRS requirements on revenue recognition including IAS 18, Revenue, IAS 11, Construction Contracts and related interpretations. The core principle of the standard is to recognize revenue to depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The standard has prescribed a five-step model to apply the principles which requires the identification of a contract with a customer, the identification of performance obligations with the contract, determination of the transaction price, the allocation of the transaction price to the performance obligations and the recognition of revenue when performance obligations have been satisfied. The standard also specifies how to account for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract as well as requiring more informative and relevant disclosures. IFRS 15 applies to nearly all contracts with customers, unless covered by another standard, such as leases, financial instruments and insurance contracts.

The pattern and timing of revenue recognition under the new standard is consistent with prior practice. There were no adjustments recognized on the adoption of IFRS 15.

(ii)     IFRS 9—Financial instruments

The Business adopted IFRS 9 as issued by the IASB in 2014, which provides more reliable and relevant information for users to assess the amounts, timing and uncertainty of future cash flows. The new accounting policies were applied retrospectively from January 1, 2018 and, in accordance with the transitional provisions in IFRS 9, comparative figures were not restated. The adoption of IFRS 9 did not result in any material transition adjustments being recognized as at January 1, 2018.

IFRS 9 replaces certain provisions of IAS 39 that relate to the recognition, classification and measurement of financial assets and financial liabilities; derecognition of financial instruments; impairment of financial assets; and hedge accounting. IFRS 9 also significantly amends other standards dealing with financial instruments such as IFRS 7, Financial Instruments: Disclosures.

(iii)     IFRS 3—Business Combinations

In October 2018, the IASB issued an amendment to IFRS 3 Business Combinations, effective for annual periods beginning on or after January 1, 2020 with early adoption permitted. The amendment clarifies that a business must include, at minimum, an input and a substantive process that together contribute to the ability to create outputs and assists companies in determining whether an acquisition is a business combination or an acquisition of a group of assets by providing supplemental guidance for assessing whether an acquired process is substantive. The Business has decided to early adopt the amendments to IFRS 3 effective January 1, 2019 and shall apply the amended standard in assessing business combinations on a prospective basis. For acquisitions that are determined to be acquisitions of assets as opposed to business combinations, the Business will allocate the transaction price and transaction costs to the individual identified assets acquired and liabilities assumed on the basis of their relative fair values, and no goodwill will be recognized. Acquisitions that continue to meet the definition of a business combination will be accounted for under the acquisition method, without any changes to the Business’ accounting policy.

(iv)     IFRS 9—Financial Instruments and IFRS 7—Financial Instruments: Disclosures

The Business adopted Interest Rate Benchmark Reform—Amendments to IFRS 9, and IFRS 7, issued in September 2019, (“IBOR Amendments”) effective October 1, 2019 in advance of its mandatory effective date. The IBOR Amendments have been applied retrospectively to hedging relationships existing at October 1, 2019 or were designated subsequently, and to the amount accumulated in the cash flow hedge reserve at that date. The IBOR Amendments provide temporary relief from applying specific hedge accounting requirements to an entity’s hedging relationships which are directly affected by IBOR reform. The reliefs have the effect that IBOR reform should not generally cause hedge accounting to terminate. In assessing whether a hedge is expected to be highly effective on a forward-looking basis, the entity assumes the interest rate benchmark on which the cash flows of the derivative which hedges borrowings is not altered by IBOR reform. These reliefs cease to apply to a hedged item or hedging instrument as applicable at the earlier of (i) when the uncertainty arising from IBOR reform is no longer present with respect to the timing and amount of the interest rate benchmark based future cash flows, and (ii) when the hedging relationship is discontinued. No impact is expected since these amendments enable the Business to continue hedge accounting for hedging relationships which have been previously designated.

It is currently expected that Secured Overnight Financing Rate (“SOFR”) will replace US$ LIBOR. All of these are expected to become effective prior to December 31, 2021. The Business is currently finalizing and implementing its transition plan to address the impact and effect changes will have as a result of amendments to the contractual terms of IBOR referenced floating-rate borrowings, interest rate swaps, and interest rate caps, and updating hedge designations.

(v)     IFRS 16—Leases

The Business adopted IFRS 16 using the modified retrospective approach, under which the cumulative effect of initial application was recognized in retained earnings on January 1, 2019.

Definition of a lease

Previously, the Business determined at contract inception whether an arrangement is or contains a lease under IFRIC 4. Under IFRS 16, the Business assesses whether a contract is or contains a lease based on the definition of a lease, as explained in Note 2(b) in the audited annual combined carve-out financial statements of the Business as at December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019.

The Business elected to apply the practical expedient to grandfather the Business’s assessment of which transactions are leases. The Business applied IFRS 16 only to contracts that were previously identified as leases. Contracts that were not identified as leases under IAS 17 and IFRIC 4 were not reassessed to determine whether there is a lease. Therefore, the definition of a lease under IFRS 16 was applied only to contracts entered into or changed on or after January 1, 2019.

Leases classified as operating leases under IAS 17

Lease liabilities were measured at the present value of the remaining lease payments, discounted at the Business’ incremental borrowing rate as at January 1, 2019. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

The Business used the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than twelve months of lease term; and

Excluded initial direct costs from measuring the right-of-use assets at the date of initial application.

Leases classified as finance leases under IAS 17

For leases that were classified as finance leases under IAS 17, the carrying amount of the right-of-use asset and the lease liability at January 1, 2019 are determined at the carrying amount of the lease asset and lease liability under IAS 17 immediately before that date.

Impacts on financial statements

The Business recognized an additional $75 million of right-of-use assets and $81.6 million of lease liabilities, recognizing the difference in equity to reflect changes under IFRS 16.

When measuring lease liabilities, the Business discounted lease payments using its incremental borrowing rate at January 1, 2019. The weighted-average rate applied was 6.3%.

Changes to IFRS in 2020

There have been no new changes to IFRS with an impact on the Business in 2020.

FUTURE CHANGES IN ACCOUNTING POLICIES

There are currently no future changes to IFRS with potential impact on the Business.

SUBSEQUENT EVENTS

At the beginning of May, the Business exercised the option to buy out the lease on its 192 MW hydroelectric facility in Louisiana for $560 million ($420 million net to the Business). The transaction is expected to close in 2020.

PRESENTATION TO STAKEHOLDERS AND PERFORMANCE MEASUREMENT

PRESENTATION TO PUBLIC STAKEHOLDERS

Actual Generation

For assets acquired, disposed or reaching commercial operation during the year, reported generation is calculated from the acquisition, disposition or commercial operation date and is not annualized. As it relates to Colombia only, generation includes both hydroelectric and cogeneration facilities. “Other” includes generation from the United States cogeneration and Brazil biomass.

United States hydroelectric long-term average is the expected average level of generation based on the results of a simulation based on historical inflow data performed over a period of typically 30 years. Colombia hydroelectric long-term average is the expected average level of generation based on the results of a simulation based on historical inflow data performed over a period of typically 20 years. Hydroelectric assets located in Brazil benefit from a market framework which levelizes generation risk across producers. Wind long-term average is the expected average level of generation based on the results of simulated historical wind speed data performed over a period of typically 10 years.

Management compares actual generation levels against the long-term average to highlight the impact of an important factor that affects the variability of business results. In the short-term, management recognizes that hydrology conditions will vary from one period to the next; however, over time, management expects its facilities will continue to produce in line with their long-term averages, which have proven to be reliable indicators of performance.

The risk of a generation shortfall of the Business in Brazil continues to be minimized by participation in a hydrological balancing pool administered by the federal government of Brazil. This program mitigates hydrology risk by assuring that all participants receive, at any particular point in time, an assured energy amount, irrespective of the actual volume of energy generated. The program reallocates energy, transferring surplus energy from those who generated an excess to those who generate less than their assured energy, up to the total generation within the pool. Periodically, low precipitation across the entire country’s system could result in a temporary reduction of generation available for sale. During these periods, BEP expects that a higher proportion of thermal generation would be needed to balance supply and demand in the country, potentially leading to higher overall spot market prices.

Generation from the United States pumped storage and cogeneration facilities of the Business are highly dependent on market price conditions rather than the generating capacity of the facilities. Generation from the biomass facilities of the Business are dependent on the amount of sugar cane harvested in a given year. For these reasons, management does not consider a long-term average for these facilities.

PERFORMANCE MEASUREMENT

Segment Information

The Business’s operations are segmented by – 1) hydroelectric, 2) wind and 3) storage & other (pumped storage, cogeneration and biomass)—with hydroelectric and wind further segmented by geography (i.e., United States, Colombia and Brazil). This best reflects the way in which the CODM reviews results, manages operations and allocates resources. The Colombia segment aggregates the financial results of its hydroelectric and cogeneration facilities.

The Business reports its results in accordance with these segments and presents prior period segmented information in a consistent manner. See Note 4—Segmented information in the audited combined carve-out financial statements and unaudited condensed combined carve-out financial statements of the Business.

One of the primary business objectives of the Business is to generate stable and growing cash flows while minimizing risk for the benefit of all stakeholders. Management monitors performance of the Business in this regard through three key metrics – i) Net Income (Loss), ii) Adjusted EBITDA, and iii) Funds From Operations.

It is important to highlight that Adjusted EBITDA and Funds From Operations do not have any standardized meaning prescribed by IFRS and therefore are unlikely to be comparable to similar measures presented by other companies and have limitations as analytical tools. Additional information is provided below on how management determines Adjusted EBITDA and Funds From Operations. A reconciliation to Net income (loss) is also provided. See “Financial Performance Review on Segment Information”.

Proportionate Information

Reporting to the CODM on the measures utilized to assess performance and allocate resources has been provided on a proportionate basis. Information on a proportionate basis reflects the Business’s share from facilities which it accounts for using consolidation and the equity method whereby the Business either controls or exercises significant influence or joint control over the investment, respectively. Proportionate information provides an investor perspective that the CODM considers important when performing internal analyses and making strategic and operating decisions. The CODM also believes that providing proportionate information helps investors understand the impacts of decisions made by management and financial results allocable to investors.

Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Tables reconciling IFRS data with data presented on a proportionate basis have been disclosed. Segment revenues, other income, direct operating costs, interest expense, depreciation, current and deferred income taxes, and other are items that will differ from results presented in accordance with IFRS as these items (1) include the Business’s proportionate share of earnings from equity-accounted investments attributable to each of the above-noted items, and (2) exclude the proportionate share of earnings (loss) of consolidated investments not held by the Business apportioned to each of the above-noted items.

The presentation of proportionate results has limitations as an analytical tool, including the following:

•

The amounts shown on the individual line items were derived by applying overall economic ownership interest percentage and do not necessarily represent legal claim to the assets and liabilities, or the revenues and expenses; and

•	Other companies may calculate proportionate results differently.

Because of these limitations, the proportionate financial information of the Business should not be considered in isolation or as a substitute for the financial statements of the Business as reported under IFRS.

The Business does not control those entities that have not been consolidated and as such, have been presented as equity-accounted investments in its financial statements. The presentation of the assets and liabilities and revenues and expenses do not represent the Business’s legal claim to such items, and the removal of financial statement amounts that are attributable to non-controlling interests does not extinguish the Business’s legal claims or exposures to such items.

Unless the context indicates or requires otherwise, information with respect to the MW attributable to Brookfield Renewable’s facilities, including development assets, is presented on a consolidated basis, including with respect to facilities whereby Brookfield Renewable either controls or jointly controls the applicable facility.

Net Income (Loss)

Net income (loss) is calculated in accordance with IFRS.

Net income (loss) is an important measure of profitability, in particular because it has a standardized meaning under IFRS. The presentation of net income (loss) on an IFRS basis for the Business will often lead to the recognition of a loss even though the underlying cash flows generated by the assets are supported by strong margins and stable, long-term power purchase agreements. The primary reason for this is that accounting rules require the Business to recognize a significantly higher level of depreciation for its assets than is required to be reinvested in the business as sustaining capital expenditures.

Adjusted EBITDA

Adjusted EBITDA is a non-IFRS measure used by investors to analyze the operating performance of companies.

The Business uses Adjusted EBITDA to assess the performance of the Business before the effects of interest expense, income taxes, depreciation, management service costs, non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, distributions to preferred limited partners and other typical non-recurring items. The Business adjusts for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance.

The Business believes that presentation of this measure will enhance an investor’s ability to evaluate its financial and operating performance on an allocable basis.

Funds From Operations

Funds From Operations is a non-IFRS measure used by investors to analyze net earnings from operations without the effects of certain volatile items that generally have no current financial impact or items not directly related to the performance of the Business.

The Business uses Funds From Operations to assess the performance of the Business before the effects of certain cash items (e.g., acquisition costs and other typical non-recurring cash items) and certain non-cash items (e.g., deferred income taxes, depreciation, non-cash portion of non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments, and other non-cash items) as these are not reflective of the performance of the underlying business. In the combined carve-out financial statements of the Business, the revaluation approach is used in accordance with IAS 16, Property, Plant and Equipment, whereby depreciation is determined based on a revalued amount, thereby reducing comparability with peers who do not report under IFRS as issued by the IASB or who do not employ the revaluation approach to measuring property, plant and equipment. Management adds back deferred income taxes on the basis that they do not believe this item reflects the present value of the actual tax obligations that they expect the Business to incur over the long-term investment horizon of the Business.

The Business believes that analysis and presentation of Funds From Operations on this basis will enhance an investor’s understanding of the performance of the Business. Funds From Operations is not a substitute measure of performance for earnings per share and does not represent amounts available for distribution.

Funds From Operations is not intended to be representative of cash provided by operating activities or results of operations determined in accordance with IFRS. Furthermore, this measure is not used by the CODM to assess the Business’s liquidity.

Proportionate Debt

Proportionate debt is presented based on the proportionate share of borrowings obligations relating to the investments of the Business in various portfolio businesses. The proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Proportionate debt measures are provided because management believes it assists investors and analysts in estimating the overall performance and understanding the leverage pertaining specifically to the Business’s share of its invested capital in a given investment. When used in conjunction with proportionate Adjusted EBITDA, proportionate debt is expected to provide useful information as to how the Business has financed its businesses at the asset-level. Management believes that the proportionate presentation, when read in conjunction with the Business’s reported results under IFRS, including consolidated debt, provides a more meaningful assessment of how the operations of the Business are performing and capital is being managed. The presentation of proportionate debt has limitations as an analytical tool, including the following:

•

Proportionate debt amounts do not represent the consolidated obligation for debt underlying a consolidated investment. If an individual project does not generate sufficient cash flows to service the entire amount of its debt payments, management may determine, in their discretion, to pay the shortfall through an equity injection to avoid defaulting on the obligation. Such a shortfall may not be apparent from or may not equal the difference between aggregate proportionate Adjusted EBITDA for all of the portfolio investments of the Business and aggregate proportionate debt for all of the portfolio investments of the Business; and

•	Other companies may calculate proportionate debt differently.

Because of these limitations, the proportionate financial information of the Business should not be considered in isolation or as a substitute for the financial statements of the Business as reported under IFRS.

BEPC GOVERNANCE

The BEPC Board of Directors

The following table presents certain information concerning the board of directors of BEPC:

Name and Municipality of Residence(1)	Age	Position	Independent	Principal Occupation
Jeffrey Blidner(2)(3) Ontario, Canada	71	Chair	No	Vice Chair of BAM.; Chief Executive Officer of Brookfield’s Private Funds Group; Chairman of the general partner of BEP; chairman of the general partner of Brookfield Business Partners L.P.; director of the general partner of Brookfield Property Partners L.P., the general partner of Brookfield Infrastructure Partners L.P. and Canary Wharf; proposed director of Brookfield Infrastructure Corporation

Eleazar de Carvalho Filho(2)(4)(7) Sao Paulo, Brazil	62	Director	Yes	Director of the general partner of BEP; Founder of Virtus BR Partners; Founder of Sinfonia Consultoriae Participações; director of TechnipFMC plc, Grupo Pão de Açúcar, Cnova N.V. and Oi S.A.

Nancy Dorn(2)(5) Georgia, United States	61	Director	Yes	Director of the general partner of BEP

Stephen Westwell(2) London, United Kingdom	61	Director	Yes	Director of the general partner of BEP, Sasol Pty Limited and Control Risks Pty Ltd.

David Mann(2)(4)(5)(6) Nova Scotia, Canada	80	Director	Yes	Director of the general partner of BEP; director of NewGrowth Corp. and Allbanc Split Corp II

Lou Maroun(2) Warwick, Bermuda	69	Director	Yes	Director of the general partner of BEP; director of the general partner of Brookfield Property Partners L.P.; Chairman of Sigma Real Estate Advisors/Sigma Capital Corporation and director and chairman of Summit Industrial Income REIT

Patricia Zuccotti(2)(4) Washington, United States	72	Director	Yes	Director of the general partner of BEP and Brookfield Business Partners L.P.

(1)	The business address for each of the directors is 73 Front Street, Hamilton, HM 12, Bermuda.
(2)

Has agreed to serve on the BEPC board and will be appointed to the BEPC board after the date of this document but prior to completion of the special distribution and the TERP acquisition. As such, will not be liable as a director for any misrepresentations in this document for the purposes of Canadian securities laws (for which only the current directors have liability).

(3)	Expected to serve as chair of the BEPC board.
(4)

Expected to serve as a member of the BEPC audit committee. Patricia Zuccotti is expected to serve as the chair of the BEPC audit committee and will be the BEPC audit committee financial expert. Each proposed member of the BEPC audit committee is financially literate.

(5)	Expected to serve as a member of the BEPC nominating and governance committee. David Mann is expected to serve as the chair of the BEPC nominating and governance committee.

(6)	Expected to serve as lead independent director.
(7)

Expected to serve as the non-overlapping board member of BEPC to assist BEPC with, among other things, resolving any conflicts of interest that may arise from its relationship with Brookfield Renewable. Mr. de Carvalho de Filho has served on the board of directors of the general partner of BEP since November 2011 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, BEPC considers a related party transaction in which BEP is an interested party within the meaning of MI 61-101, Mr. de Carvalho de Filho will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

On March 16, 2019, the board of directors of BEPC met to approve the TERP acquisition. There have been no other board meetings since the formation of BEPC in September 2019.

Current BEPC Directors

Set forth below is biographical information for BEPC’s current directors, each of whom is expected to resign from the BEPC board immediately prior to completion of the special distribution.

Jennifer Mazin. Ms. Mazin is General Counsel of the Service Provider and a Managing Partner of Brookfield. Ms. Mazin provides oversight of the Brookfield Renewable group’s legal matters on a global basis, including transactional matters, corporate governance and public disclosure. Jennifer received her Bachelor of Arts from the University of Western Ontario and her law degree from the University of Toronto. She is called to the bars of the State of New York and the Province of Ontario.

Wyatt Hartley. Mr. Hartley is the Chief Financial Officer of the Service Provider and a Managing Director of Brookfield. He directs all capital markets activities, accounting, financial reporting, treasury, taxation and investor relations of the Brookfield Renewable group on a global basis. Mr. Hartley holds a Bachelor of Science from Queen’s University and is a member of the Chartered Professional Accountants of Canada (CPA, CA).

Douglas Christie. Mr. Christie is a Managing Director of Brookfield. Mr. Christie oversees the tax function for the Brookfield Renewable group on a global basis. Mr. Christie holds a Master of Taxation from the University of Waterloo, a Master of Business Administration from Sir Wilfrid Laurier University and a Bachelor of Engineering from McGill University.

BEPC Director Nominees

Prior to the completion of the special distribution, the BEPC board will be expanded to seven (7) members, a majority of whom will be independent under applicable law and the regulations of the securities exchanges on which BEPC exchangeable shares will be listed. BEPC expects that the BEPC board will mirror the board of the general partner of BEP, except that prior to the completion of the special distribution, BEPC will add one additional non-overlapping board member to assist BEPC with, among other things, resolving any conflicts of interest that may arise from its relationship with Brookfield Renewable. Eleazar de Carvalho Filho will initially serve as the non-overlapping member of the BEPC board. Mr. de Carvalho Filho has served on the board of directors of the general partner of BEP since November 2011 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, BEPC considers a related party transaction in which BEP is an interested party within the meaning of MI 61-101, Mr. de Carvalho Filho will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. In addition to the non-overlapping board member, members of the BEPC board are expected to include Jeffrey Blidner, Nancy Dorn, Stephen Westwell, David Mann, Lou Maroun and Patricia Zuccotti, with Mr. Blidner serving as chair of the BEPC board, Mr. Mann as lead independent director and chair of the BEPC nominating and governance committee.

Set forth below is biographical information for these proposed directors.

Jeffrey Blidner. Mr. Blidner is the Chair of the board of directors of the general partner of BEP. Mr. Blidner is a Vice Chairman of BAM and is responsible for Brookfield’s private client business. Mr. Blidner is Chief Executive Officer of Brookfield’s Private Funds Group, Chairman of the general partner of Brookfield Renewable Partners L.P. and Chairman of the general partner of Brookfield Business Partners L.P. He also serves as a Director of Brookfield, the general partner of Brookfield Infrastructure Partners L.P., the general partner of Brookfield Property Partners L.P. and Canary Wharf. Prior to joining Brookfield in 2000, Mr. Blidner was a senior partner at a Canadian law firm. Mr. Blidner’s practice focused on merchant banking transactions, public offerings, mergers and acquisitions, management buy-outs and private equity transactions. Mr. Blidner received his LLB from Osgoode Hall Law School and was called to the Bar in Ontario as a Gold Medalist. Mr. Blidner is not considered an independent director because of his role at Brookfield.

Eleazar de Carvalho Filho. Mr. de Carvalho Filho is a director of the general partner of BEP. Mr. de Carvalho Filho is a founding partner of Virtus BR Partners, an independent advisory company. He was formerly the President and Managing Director of the Brazilian National Development Bank and has served as the Chief Executive Officer of Unibanco Investment Bank. Mr. de Carvalho Filho served as the non-executive Chairman of BHP Billiton Brazil (2006-2011) and served on the board of directors of Petrobras, Eletrobrás and Vale, among others. Mr. de Carvalho Filho is currently a director of Cnova N.V. He is also a director and audit committee member of TechnipFMC plc (formerly FMC Technologies, Inc.) and Grupo Pão de Açúcar. In January 2018, Mr. de Carvalho Filho was named to the transitional board of directors of Oi S.A., a large Brazilian company, and in September 2018, was elected as a director for a two-year term and was also elected Chairman of the board. Mr. de Carvalho Filho is the President of the Board of Trustees of the Brazilian Symphony Orchestra. Mr. de Carvalho Filho holds a Master of Arts in International Relations from The Johns Hopkins University in Washington, D.C. and a Bachelor of Arts with a major in Economics from New York University.

Nancy Dorn. Ms. Dorn is a director of the general partner of BEP. Ms. Dorn is a retired corporate executive and U.S. government official now serving on several private sector, governmental and non-profit boards. Ms. Dorn retired from the General Electric Company in 2017 after serving for 14 years as the leader of the company’s government affairs and policy group. Prior to her career at GE, she served in a number of high-ranking positions in the U.S. Government, including Deputy Director of the Office of Management and Budget under President George W. Bush and Assistant Secretary of the Army (Civil Works) under President George H.W. Bush. She also worked in the Reagan Administration as Special Assistant to the President and in the State and Defense Departments. Ms. Dorn also serves on the Board of Governors of the Argonne National Laboratory and on the Saint Simons Island Land Trust in Saint Simons, Georgia. Ms. Dorn is a graduate of Baylor University.

Stephen Westwell. Mr. Westwell is a director of the general partner of BEP. Mr. Westwell was formerly the Chief Executive Officer of EFR Group BV, a European fuel distributor and retailer (2015—2016) and the Chief Executive Officer of Silver Ridge Power Inc., a global solar power company (2013-2014). Mr. Westwell held various management and executive positions for BP plc in South Africa, the United States and the United Kingdom (1988-2007). These executive positions included Chief Executive Officer for BP Solar and Chief Executive Officer for BP Alternative Energy. He served as Group Chief of Staff and member of BP Plc’s executive management team in the United Kingdom (2008-2011). Mr. Westwell also worked for Eskom Holdings Limited, the South African power utility, in several operational capacities. Mr. Westwell is currently a Director and Member of the Audit Committee, the Safety, Social and Ethics Committee, the Capital Investment Committee and is Chairman of the Digital, Information Management and Hedging Committee of Sasol Pty Limited, a global oil and chemical company. He is a Director and Chairman of the Audit Committee of Control Risks Pty Ltd., a specialist global risk consultancy. Mr. Westwell holds a Bachelor of Science, Engineering from the University of Natal, a Master of Business Administration from the University of Cape Town and a Master of Science in Management from Stanford University.

David Mann. Mr. Mann is the lead independent director of the general partner of BEP. Mr. Mann formerly served as President and Chief Executive Officer of Nova Scotia Power Inc. (1996-2004) and Vice Chairman (2004-2005) and President and Chief Executive Officer (1998-2004) of Emera Inc., a TSX-listed energy and services company that invests in electrical generation, transmission and distribution. Mr. Mann is a Corporate Director and prior to January 1, 2016, served as Counsel at the law firm Cox & Palmer. He has over 30 years of experience in the practice of corporate and commercial law, with a particular emphasis on corporate finance and public utility regulation. He retired as Chairman of Logistec Corporation in 2016 and he retired as director of NewGrowth Corp. in 2019. He is also the Chairman of Allbanc Split Corp II. Mr. Mann holds a Bachelor of Commerce and a Bachelor of Laws from Dalhousie University and a Master of Laws from the University of London.

Lou Maroun. Mr. Maroun is a director of the general partner of BEP. Mr. Maroun was formerly the Executive Chairman of ING Real Estate Canada, and held executive positions in a number of real estate companies where he was responsible for overseeing operations, real estate transactions, asset and property management, as well as many other related functions. Mr. Maroun is a director of Brookfield Property Partners L.P. where he is a member of the Audit Committee and the Chair of the Governance and Nominating Committee. Mr. Maroun is also Chairman of Sigma Real Estate Advisors and Sigma Capital Corporation and is on the board of directors and is Chairman of Summit Industrial Income REIT. Mr. Maroun graduated from the University of New Brunswick in 1972 with a Bachelor’s degree, majoring in psychology, followed by a series of post graduate studies in finance and mortgage underwriting. In January of 2007, Mr. Maroun was elected a Fellow of the Royal Institute of Chartered Surveyors.

Patricia Zuccotti. Ms. Zuccotti is a director of BEP’s general partner. Ms. Zuccotti was formerly Senior Vice President, Chief Accounting Officer and Controller of Expedia, Inc. (2005-2011). Prior to joining Expedia, Ms. Zuccotti was the Director, Enterprise Risk Services of Deloitte & Touche LLP (2003-2005). Ms. Zuccotti is a director of Brookfield Business Partners L.P. where she is the Chair of the Audit Committee. Ms. Zuccotti is a Certified Public Accountant (inactive) and received her Master of Business Administration, majoring in accounting and finance, from the University of Washington and a Bachelor of Arts, majoring in political science, from Trinity College.

Board Structure, Practices and Committees

The structure, practices and committees of the BEPC board, including matters relating to the size, independence and composition of the BEPC board, the election and removal of directors, requirements relating to board action and the powers delegated to the BEPC board committees, are intended to mirror the practices of BEP and are governed by the BEPC articles and policies adopted by the BEPC board. The BEPC board is responsible for exercising the management, control, power and authority of BEPC except as required by applicable law or the BEPC articles. The following is a summary of certain provisions of the BEPC articles and policies that affect BEPC’s governance.

Size, Independence and Composition of the BEPC Board

The BEPC board is expected to be set at seven (7) directors. The BEPC board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the shareholders of BEPC and subject to the BEPC articles. At least three (3) directors and at least a majority of the directors holding office must be independent of BEPC and Brookfield, as determined by the full BEPC board using the standards for independence established by the NYSE. BEPC expects that the BEPC board will mirror the board of the general partner of BEP, except that BEPC will add one additional non-overlapping board member to assist BEPC with, among other things, resolving conflicts of interest, if any, that may arise from its relationship with Brookfield Renewable. Eleazar de Carvalho Filho will initially serve as the non-overlapping member of BEPC’s board of directors. Mr. Carvolho FIlho has served on the board of directors of the general partner of BEP since April 22, 2013 and will resign from such board of directors prior to the special distribution.

If the death, resignation or removal of an independent director results in the BEPC board consisting of less than a majority of independent directors, the vacancy must be filled promptly. Pending the filling of such vacancy, the BEPC board may temporarily consist of less than a majority of independent directors and those directors who do not meet the standards for independence may continue to hold office.

Election and Removal of Directors

The BEPC board is elected by the shareholders of BEPC and each of BEPC’s current directors will serve until the close of the next annual meeting of shareholders of BEPC or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the BEPC board may be filled and additional directors may be added by a resolution of the shareholders of BEPC or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of BEPC. A director will be automatically removed from the BEPC board if he or she becomes bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director. Brookfield Renewable, through its ownership of BEPC class B shares, will have a 75% voting interest in BEPC and will be able to control the election and removal of directors serving on the BEPC board. See “Risk Factors—Risks Relating to BEPC’s Relationship with Brookfield and Brookfield Renewable—Brookfield exercises substantial influence over the Brookfield Renewable group and it is highly dependent on the Service Providers”.

Term Limits and Board Renewal

The BEPC nominating and governance committee reviews and assesses the qualifications of candidates to join the BEPC board with the goal, among other things, of reflecting a balance between the experience that comes with longevity of service on the BEPC board and the need for renewal and fresh perspectives.

The BEPC board does not have a mandatory age for the retirement of directors and there are no term limits nor any other mechanisms in place that operate to compel board turnover. While BEPC believes that mandatory retirement ages, director term limits and other board turnover mechanisms are overly prescriptive, periodically adding new voices to the BEPC board can help BEPC adapt to a changing business environment.

As such, the BEPC nominating and governance committee reviews the composition of the BEPC board on a regular basis in relation to approved director criteria and skill requirements and recommends changes as appropriate.

Board Diversity Policy

BEPC has a board diversity policy. The diversity policy is informed by BEPC’s and BEP’s deep roots in many global jurisdictions and the belief that the BEPC board should reflect a diversity of backgrounds relevant to its strategic priorities. This includes factors such as diversity of business expertise and international experience, in addition to geographic and gender diversity.

All board of director appointments will be based solely on merit, having due regard for the benefits of diversity, so that each nominee possesses the necessary skills, knowledge and experience to serve effectively as a director. Therefore, in the director identification and selection process, gender diversity influences succession planning and is one criterion in adding new members to the BEPC board. BEPC appreciates the benefits of leveraging a range of diverse talents and perspectives and is committed to pursuing the spirit and letter of the diversity policy. The BEPC nominating and governance committee is responsible for overseeing the implementation of the diversity policy and for monitoring progress towards achieving its objectives. The BEPC board is expected to have seven (7) directors. Of the seven (7) proposed directors, six (6) are independent and two (2) are female (both of whom are independent directors). Accordingly, 29% of BEPC’s proposed directors are women and women represent 33% of such independent directors. The diversity policy does not set any formal targets on diversity for directors at this time, because of the current need for geographic diversity of directors and the emphasis on subject matter expertise.

Action by the BEPC Board of Directors

The BEPC board may take action in a duly convened meeting at which a quorum is present or by a written resolution signed by all directors then holding office. The BEPC board will hold a minimum of four meetings per year. When action is to be taken at a meeting of the BEPC board, the affirmative vote of a majority of the votes cast is required for any action to be taken.

Transactions Requiring Approval by Independent Directors

BEPC’s independent directors have approved a conflicts management policy which addresses the approval and other requirements for transactions in which there is greater potential for a conflict of interest to arise. These transactions include:

•	any material amendment to the BEP Master Services Agreement;

•

any material service agreement or other arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by the BEP Master Services Agreement;

•	acquisitions by BEPC from, and dispositions by BEPC to, Brookfield;

•	approval of the protocol governing the allocation of employees between BEPC and the Service Providers;

•	any other material transaction involving BEPC and Brookfield; and

•	termination of, or any determinations regarding indemnification under, the BEP Master Services Agreement.

BEPC’s conflicts management policy requires certain transactions including those described above to be approved by a majority of BEPC’s independent directors. Pursuant to BEPC’s conflicts management policy, independent directors may grant approvals for any such transactions in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby.

Transactions in which a Director has an Interest

A director who directly or indirectly has an interest in a contract, transaction or arrangement with BEPC or certain of BEPC’s affiliates is required to disclose the nature of his or her interest to the full BEPC board. Such disclosure may take the form of a general notice given to the BEPC board to the effect that the director has an interest in a specified company or firm and is to be regarded as interested in any contract, transaction or arrangement which may after the date of the notice be made with that company or firm or its affiliates. A director may participate in any meeting called to discuss or any vote called to approve the transaction in which the director has an interest and any transaction approved by the BEPC board will not be void or voidable solely because the director was present at or participates in the meeting in which the approval was given provided that the BEPC board or a board committee authorizes the transaction in good faith after the director’s interest has been disclosed or the transaction is fair to BEPC at the time it is approved.

Transactions Requiring Shareholder Approval

Shareholders have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable corporate laws, securities laws, stock exchanges rules, and the BEPC articles.

Service Contracts

There are no service contracts with directors that provide benefits upon termination of office or services.

Corporate Governance Disclosure

The BEPC board encourages sound corporate governance practices designed to promote the well-being and ongoing development of BEPC, including advancing the best interests of BEPC.

The BEPC board is of the view that its corporate governance policies and practices, outlined below, are comprehensive and consistent with the guidelines for corporate governance adopted by Canadian securities administrators. The BEPC board is also of the view that these policies and practices are consistent with the requirements of the NYSE and the applicable provisions under the Sarbanes-Oxley Act.

Board of Directors

Mandate of the Board of Directors

The BEPC board oversees the management of BEPC’s affairs directly and through two existing standing committees. The responsibilities of the BEPC board and each committee are set out in written charters, which are reviewed and approved annually.

In fulfilling its mandate, the BEPC board is, among other things, responsible for the following:

•	assessing the principal risks of BEPC’s business and reviewing, approving and monitoring the systems in place to manage these risks;

•	reviewing and approving the reports issued to shareholders of, including annual and interim financial statements; and

•	promoting the effective operation of the BEPC board.

The BEPC board’s mandate is attached as Annex A to this document.

Meetings of the Board of Directors

The BEPC board meets at least four times each year, with additional meetings held to consider specific items of business or as deemed necessary. Meeting frequency and agenda items may change depending on the opportunities or risks faced by BEPC. The BEPC board is responsible for its agenda. Prior to each board meeting, the chair of the BEPC board discusses agenda items for the meeting with Brookfield. At all quarterly meetings, the independent directors hold meetings without the presence of management and the directors that are not independent.

Size and Composition of the Board of Directors

The BEPC board is expected to be set at seven (7) directors. See “BEPC Governance—Size, Independence and Composition of the BEPC Board of Directors”.

Independent Directors

At least three directors and at least a majority of the directors holding office must be independent of BEP’s general partner and Brookfield, as determined by the BEPC board using the standards for independence established under applicable securities laws. See “BEPC Governance—Size, Independence and Composition of the BEPC Board of Directors”.

See “BEPC Governance—The BEPC Board of Directors” for a table describing the independence status of BEPC directors.

The Chair of the BEPC board is Jeffrey Blidner, who is not an independent director. However, each of the BEPC committees is fully comprised of independent directors and the BEPC board has a lead independent director, David Mann. In addition, special committees of independent directors may be formed from time to time to review particular matters or transactions. The BEPC board encourages regular open dialogue between the independent directors and the Chair to discuss matters raised by independent directors.

At all quarterly meetings, the independent directors hold meetings without the presence of management and the directors that are not independent. The BEPC board has also adopted the conflicts management policies to govern its practices in circumstances in which conflicts of interest with Brookfield may arise. See “BEPC Governance—Transactions Requiring Approval by Independent Directors” and “ — Transactions in Which a Director Has an Interest”, and “BEP and BEPC Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties”.

Other Directorships

The following director nominees of BEPC are also directors of other reporting issuers (or the equivalent in foreign jurisdictions) in addition to BEPC and the general partner of BEP:

•	Jeffrey Blidner: BAM, and the general partner of each of Brookfield Property Partners L.P., Brookfield Business Partners L.P., and Brookfield Infrastructure Partners L.P.

•	Eleazar de Carvalho Filho: TechnipFMC plc, Grupo Pão de Açúcar; Cnova N.V. and Oi S.A.

•	Stephen Westwell: Sasol Ltd.

•	David Mann: NewGrowth Corp. and Allbanc Split Corp. II

•	Lou Maroun: Summit II REIT and the general partner of Brookfield Property Partners L.P.

•	Patricia Zuccotti: the general partner of Brookfield Business Partners L.P.

Director Orientation and Education

New directors of BEPC are provided with comprehensive information about BEPC and its affiliates. Arrangements are made for specific briefing sessions from appropriate senior personnel to help new directors better understand BEPC’s strategies and operations. They also participate in the continuing education measures discussed below.

The BEPC board receives annual operating plans for each of BEPC’s strategic business units and more detailed presentations on particular strategies. Existing directors are invited to join the orientation sessions for new directors as a refresher. The directors are also invited to participate in guided tours of BEPC’s various operational facilities. They have the opportunity to meet and participate in work sessions with management to obtain insight into the operations of BEPC and its affiliates. Directors are regularly briefed to help better understand industry-related issues such as accounting rule changes, transaction activity, capital markets initiatives, significant regulatory developments, as well as trends in corporate governance.

Director Expectations

The BEPC board has adopted a Charter of Expectations for Directors, which sets out the expectations in regard to personal and professional competencies, BEPC exchangeable share and/or BEP unit ownership, meeting attendance, conflicts of interest, changes of circumstance and resignation events.

Directors are expected to identify in advance any potential conflict of interest regarding a matter coming before the BEPC board or its committees, bring these to the attention of the BEPC board or committee chair and refrain from voting on such matters. Directors are also expected to submit their resignations to the Chair of the BEPC board if they become unable to attend at least 75% of the BEPC board’s regularly scheduled meetings or if they become involved in a legal dispute, regulatory or similar proceedings, take on new responsibilities or experience other changes in personal or professional circumstances that could adversely impact BEPC or their ability to serve as director. Further information on director BEPC exchangeable share and/or BEP unit ownership requirements is set out in “BEPC Governance—Director Share Ownership Requirements”.

Committees of the Board of Directors

The BEPC board believes that its committees assist in the effective functioning of the BEPC board and help ensure that the views of independent directors are effectively represented.

The BEPC board has two committees:

•	the BEPC audit committee; and

•	the BEPC nominating and governance committee.

The responsibilities of these committees are set out in written charters, which are reviewed and approved annually by the BEPC board. Special committees may be formed from time to time as required to review particular matters or transactions. BEPC will not have a compensation committee as compensation will be determined by Brookfield, as employer of the personnel who carry out the management and activities of BEPC’s renewable power business. While the BEPC board retains overall responsibility for corporate governance matters, the BEPC audit committee and the BEPC nominating and governance committee each have specific responsibilities for certain aspects of corporate governance, in addition to its other responsibilities as described below.

BEPC Audit Committee

The BEPC board is required to establish and maintain at all times an audit committee that operates pursuant to a written charter. The audit committee is required to consist solely of independent directors and each member must be financially literate and there will be at least one member designated as an audit committee financial expert. Collectively, the BEPC audit committee has the education and experience to fulfill the responsibilities outlined in the BEPC audit committee charter. The education and past experience of each BEPC audit committee member that is relevant to the performance of his or her responsibilities as a BEPC audit committee member can be found in the biographical information about the applicable member under “—The BEPC Board of Directors”. BEPC Audit committee members may not serve on more than two other public company audit committees, except with the prior approval of the BEPC board. The BEPC audit committee is responsible for assisting and advising the BEPC board with matters relating to:

•	BEPC’s accounting and financial reporting processes;

•	the integrity and audits of BEPC’s financial statements;

•	BEPC’s compliance with legal and regulatory requirements; and

•	the qualifications, performance and independence of BEPC’s independent accountants.

The audit committee is also responsible for engaging BEPC’s independent accountants, reviewing the plans and results of each audit engagement with BEPC’s independent accountants, approving professional services provided by BEPC’s independent accountants, considering the range of audit and non-audit fees charged by BEPC’s independent accountants and reviewing the adequacy of BEPC’s internal accounting controls.

The BEPC board has adopted a written policy on auditor independence, which we refer to as the BEPC pre-approval policy. Under the BEPC pre-approval policy, except in very limited circumstances, all audit and permitted non-audit services are required to be pre-approved by the BEPC audit committee. The BEPC pre-approval policy prohibits the auditors from providing the following types of non-audit services:

•	bookkeeping or other services related to BEPC’s accounting records or financial statements;

•	appraisal or valuation services or fairness opinions;

•	actuarial services;

•	management functions or human resources;

•	legal services and expert services unrelated to the audit;

•	internal audit outsourcing;

•	financial information systems design and implementation; and

•	certain tax services.

The BEPC pre-approval policy permits the auditors to provide other types of non-audit services, but only if approved in advance by the BEPC audit committee, subject to limited exceptions. The BEPC pre-approval policy also addresses issues relating to the disclosure of fees paid to the auditors.

The BEPC audit committee will consist solely of independent directors, each of whom are persons determined by BEPC to be financially literate within the meaning of National Instrument 52-110—Audit Committees. Each of the BEPC audit committee members has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by BEPC’s financial statements.

The BEPC audit committee’s charter is attached as Annex B to this document.

BEPC Nominating and Governance Committee

The BEPC board is required to establish and maintain at all times a nominating and governance committee that operates pursuant to a written charter. The nominating and governance committee is required to consist of a majority of independent directors.

The BEPC nominating and governance committee is responsible for recommending the appointment by the BEPC board of a person to the office of director and for recommending a slate of nominees for election as directors by shareholders. The BEPC nominating and governance committee is also responsible for assisting and advising the BEPC board with respect to matters relating to the general operation of the BEPC board, BEPC’s governance and the performance of the BEPC board, individual directors and the Service Providers. The BEPC nominating and governance committee must also assess the size and composition of the BEPC board and its committees, review the effectiveness of the BEPC Board’s relations with the Service Providers. The BEPC nominating and governance committee annually reviews the performance of the BEPC board and its committees and the individual contribution of directors through a self-survey.

As BEP holds approximately 75% of the votes to elect the directors of BEPC, the directors consult with BEP and Brookfield to identify and assess the credentials of appropriate individuals with the skills, knowledge, experience and talents needed to act as an independent member of the board of directors, including the need for the BEPC board as a whole to have a diversity of perspectives. Brookfield maintains an “evergreen” list of potential independent board members to ensure that outstanding candidates with the needed skills can be quickly identified to fill planned or unplanned vacancies. Candidates from that list and any other candidates familiar to Brookfield or BEPC are assessed to ensure the BEPC board has the appropriate mix of talent, quality, skills and other requirements necessary to promote sound governance and board effectiveness. Individuals who meet those requirements are recommended by Brookfield to the BEPC nominating and governance committee for its review as potential candidates for nomination to the BEPC board. The BEPC nominating and governance committee also recommends to the BEPC board the appointment of an independent director as the lead independent director where the Chair of the BEPC board is not independent.

The BEPC nominating and governance committee is also responsible for reviewing and making recommendations to the BEPC board concerning the remuneration of BEPC’s directors and committee members.

On recommendation of the BEPC nominating and governance committee, the BEPC board will set compensation of the directors by seeking to ensure that the compensation reflects the responsibilities and risks involved in being a director and aligns the interests of the directors with the best interests of BEPC and its shareholders. Compensation of the directors will be periodically assessed by the BEPC nominating and governance committee and the BEPC board to ensure that it is competitive in the marketplace and fair in relation to the scope of the duties and responsibilities of the directors.

BEPC does not have any executive officers. As the Service Providers manage BEPC pursuant to the BEP Master Services Agreement, the compensation of BEPC’s core senior management team is determined by Brookfield. The BEPC nominating and governance committee is responsible for supervising any changes in the fees to be paid pursuant to the BEP Master Services Agreement. See “Management and the Management Services Agreement—BEPC Management” and “Management and the Management Services Agreement—About Brookfield”.

The BEPC nominating and governance committee is responsible for approving the appointment by the sitting directors of a person to the office of director and for recommending a slate of nominees for election as directors by shareholders of BEPC. The BEPC nominating and governance committee is also responsible for assisting and advising the BEPC board with respect to matters relating to the general operation of the BEPC board, the governance of BEPC and the performance of its board and individual directors. The BEPC nominating and governance committee is also responsible for reviewing and making recommendations to the BEPC board concerning the remuneration of directors and committee members and supervising any changes in the fees to be paid pursuant to the BEP Master Services Agreement.

Board of Directors, Committees and Director Evaluation

The BEPC board believes that a regular and formal process of evaluation improves the performance of the BEPC board as a whole, its committees and individual directors. Each year, a survey is sent to directors regarding the effectiveness of the BEPC board and its committees, inviting comments and suggestions on areas for improvement. The results of this survey are reviewed by the BEPC nominating and governance committee, which makes recommendations to the BEPC board as required. Each director also receives a list of questions for completing a self-assessment. The chair of the BEPC board also holds private interviews with each director annually to discuss the operations of the BEPC board and its committees and to provide any feedback on the individual director’s contributions.

Board of Directors and Management Responsibilities

The BEPC board has not developed written position descriptions for the chair of the board, the role of lead independent director or the chair of any of the committees of the BEPC board. However, each chair takes responsibility for ensuring the BEPC board or committee, as applicable, addresses the matters within its written charter. The lead independent director similarly takes responsibility for promoting and safeguarding the independence of the independent directors.

The BEPC board has not developed a written position description for any members of BEPC’s core senior management team. Similar to Brookfield Renewable, the services of BEPC’s core senior management team will be provided by the Service Providers pursuant to the BEP Master Services Agreement.

Code of Business Conduct and Ethics

The BEPC board has adopted a Code of Business Conduct and Ethics, which we refer to as the BEPC Ethics code, a copy of which will be filed on BEPC’s SEDAR profile at www.sedar.com and EDGAR profile at www.sec.gov. The BEPC Ethics code provides guidelines to ensure that all employees, including BEPC’s directors, respect the Brookfield Renewable group’s commitment to conducting business relationships with respect, openness and integrity. Management provides regular instructions and updates to the BEPC Ethics code to BEPC’s employees, as appropriate, and has provided training and e-learning tools to support the understanding of the BEPC Ethics code throughout the organization. Employees may report activities which they feel are not consistent with the spirit and intent of the BEPC Ethics code through a hotline or through a designated ethics reporting website (in each case on an anonymous basis), or alternatively, to designated members of management. Monitoring of calls and of the ethics reporting website is managed by an independent third party called Navex. The BEPC audit committee is to be notified of any significant reports of activities that are not consistent with the BEPC Ethics code by Brookfield’s internal auditor. If the BEPC audit committee considers it appropriate, it will notify the BEPC nominating and governance committee and/or the BEPC board of such reports. The BEPC board has not granted any waivers of the BEPC Ethics code to date.

The BEPC board promotes the highest ethical business conduct. The BEPC board has taken measures to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or BEPC’s core senior management team has a material interest. Any director with a material interest in a transaction declares his or her interest and refrains from voting on such matter. Significant related party transactions, if any, are reviewed and approved by an independent committee made up of independent directors who may be advised by independent counsel and independent advisors.

Personal Trading Policy

Brookfield has adopted a personal trading policy, which we refer to as the Brookfield Trading Policy, that applies to the directors and employees of Brookfield and its controlled public affiliates, in BEP and BEPC. The Brookfield Trading Policy sets forth basis guidelines for trading in the securities of Brookfield, BEP and BEPC and prohibits trading on the basis of material non-public information. The Brookfield Trading Policy features “blackout” periods during which insiders and other persons who are subject to the policy are prohibited from trading in the securities of Brookfield, BEP and BEPC. Regular trading blackout periods will generally commence at the close of business on the last business day of a quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results. BEPC intends to adopt a personal trading policy substantially similar to the Brookfield Trading Policy that will apply to the directors and officers of BEPC and BEPC subsidiaries.

Indemnification and Limitations on Liability

Articles

Subject to the BCBCA, under the BEPC articles, BEPC is required to indemnify each individual (each an “eligible party”) who is or was a director or officer of BEPC and each individual who is or was a director or officer of an affiliate of BEPC and such individual’s heirs and legal personal representatives against all judgments, penalties and fines to which such person is or may be liable, and BEPC must, after the final disposition of a proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.

Subject to any restrictions in the BCBCA, BEPC may agree to indemnify and may indemnify any person (including an eligible party) against judgments, penalties and fines and pay expenses incurred in connection with the performance of services by that person for BEPC.

Insurance

BEPC has the benefit of insurance coverage under which the directors of BEPC are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors by reason of any acts or omissions covered under the policy in their respective capacities as directors of BEPC, including certain liabilities under securities laws.

Compensation

Except for the non-overlapping director, the directors of BEPC also serve as directors of the general partner of BEP. Such overlapping directors will receive an annual retainer of $15,000 for their service on the BEPC board and committees, and reimbursement of expenses incurred in attending meetings. In addition, those directors receive an annual retainer of $125,000 for serving on the board of the general partner of BEP. The chair of the audit committee of the general partner of BEP receives an additional $20,000 per year, the chair of the nominating and governance committee of the general partner of BEP receives an additional $10,000 per year and the lead independent director of the general partner of BEP receives an additional $10,000 per year for serving in such positions. Directors who are not independent due to their employment with Brookfield receive no fees for their services on the board of BEPC or the general partner of BEP.

The non-overlapping director who will not serve as a director of the general partner of BEP will receive an annual retainer of $125,000 for his or her service on the BEPC board and committees, and reimbursement of expenses incurred in attending meetings.

In coordination with BEP, the BEPC nominating and governance committee periodically reviews board compensation in relation to its peers and other similarly-sized companies and is responsible for approving changes in compensation for non-employee directors.

BEPC does not have any employees, other than employees of its operating subsidiaries. Brookfield Renewable has entered into a BEP Master Services Agreement with the Service Providers pursuant to which the Service Providers provide or arranges for other service providers to provide day-to-day management and administrative services for Brookfield Renewable and the other Service Recipients. The BEP Master Services Agreement will be amended to contemplate BEPC receiving management services comparable to the services currently provided to Brookfield Renewable by the Service Providers. For additional information, see “BEPC Management and the BEP Master Services Agreement”.

Members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates will be drawn upon to fulfill obligations under the BEP Master Services Agreement. However, these individuals will not be compensated by BEPC. Instead, they will continue to be compensated by Brookfield.

Director Share Ownership Requirements

BEPC believes that the directors of BEPC can better represent its shareholders if they have economic exposure to BEPC themselves. BEPC expects that directors of BEPC hold sufficient BEPC exchangeable shares and/or BEP units such that the acquisition costs of BEPC exchangeable shares or BEP units held by such directors is equal to at least two times their aggregate annual retainer, for serving as a director of BEPC or the general partner of BEP, as applicable, as determined by the BEPC board from time to time. Directors of BEPC are required to meet this requirement within five years of their date of appointment.

Management Diversity

BEPC is externally managed by the Service Providers, and accordingly, BEPC does not evaluate, determine or make any hiring or promotion decisions for the Service Providers. The Service Providers make hiring and promotion decisions based solely on merit, so that each officer and employee possess the necessary skills, knowledge and experience to do his or her job. The Service Providers are committed to workplace diversity, including but not limited to, providing opportunities and support to promote success for female employees and promoting diversity of gender, culture, geography, and skills. The Service Providers appreciate the benefits of leveraging a range of diverse talents and perspectives and they actively support the development and advancement of a diverse group of employees capable of achieving management roles, including executive officer positions. The Service Providers do not have targets for the representation of women in executive officer positions because such targets do not accurately reflect the full range of factors considered in hiring or promoting executive officers.

BEPC MANAGEMENT AND THE BEP MASTER SERVICES AGREEMENT

BEPC Management

The Service Providers, wholly-owned subsidiaries of Brookfield, currently provide management services to Brookfield Renewable pursuant to the BEP Master Services Agreement. Members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates are drawn upon to fulfill the Service Providers’ obligations to provide Brookfield Renewable with management services under the BEP Master Services Agreement.

Pursuant to the BEP Master Services Agreement, in exchange for the management services provided to the Brookfield Renewable group by the Service Providers, Brookfield Renewable pays an annual management fee to the Service Providers of $20 million (adjusted annually for inflation at an inflation factor based on year-over-year United States consumer price index) plus 1.25% of the amount by which the market value of the Brookfield Renewable group exceeds an initial reference value. The base management fee is calculated and paid on a quarterly basis. For purposes of calculating the base management fee, the market value of the Brookfield Renewable group is equal to the aggregate value of all outstanding BEP units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including BEPC exchangeable shares) that are not held by Brookfield Renewable, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. BRP Bermuda GP Limited L.P., a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on BRELP units (other than BRELP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including BEPC, exceed specified target levels as set forth in BRELP’s limited partnership agreement.

BEPC, like Brookfield Renewable, will be externally managed by the Service Providers. The BEP Master Services Agreement will be amended to contemplate BEPC receiving management services comparable to the services currently provided to Brookfield Renewable by the Service Providers. There will be no increase to the base management fee and incentive distribution fees currently paid by Brookfield Renewable to the Service Providers, though BEPC will be responsible for reimbursing Brookfield Renewable for its proportionate share of the base management fee. BEPC’s proportionate share of the base management fee will be calculated on the basis of the value of BEPC’s business relative to that of BEP.

About Brookfield

BEPC will not have any employees, other than employees of its operating subsidiaries. Instead, similar to Brookfield Renewable, members of Brookfield’s senior management and other individuals from Brookfield’s global affiliates will be drawn upon to fulfil the Service Providers’ obligations under the BEP Master Services Agreement. Brookfield is a leading global alternative asset manager with over $515 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. Brookfield is co-listed on the NYSE and the TSX under the symbol “BAM” and “BAM.A”, respectively.

Brookfield’s strategy, which is part of BEPC’s strategy as well, is to combine best-in-class operating platforms and best-in-class transaction execution capabilities to acquire businesses and actively manage them to achieve superior returns on a long-term basis. Brookfield’s operations-oriented approach comprises the following attributes:

•

Business Development Capability. Brookfield’s operating platforms have intimate knowledge of its respective markets. Additionally, Brookfield has a network of very senior relationships within its industry sectors. As a result, Brookfield believes it is well-positioned to proactively identify and originate transactions.

•	Operational Expertise. Brookfield’s operating platforms are responsible for enhancing performance of their respective businesses. In particular, Brookfield has considerable experience in executing operational turnaround and operational value add initiatives within its business, focused on increasing operating margins by improving efficiency. This can be achieved by the application of best-in-class operating expertise and scale to identify opportunities to reduce operating costs while maintaining quality. In addition, Brookfield looks for opportunities to deploy capital to increase output and/or reduce costs as well as to put in place appropriate maintenance programs to reduce costs and preserve asset values over their life cycle.

•

Industry Insight. Brookfield’s operating platforms enable it to develop fundamental views on the factors that impact key value drivers. Brookfield utilizes this knowledge to ensure it takes advantage of the most current operating and financing practices, as well as to make acquisition and divestiture decisions.

•

Contrarian Thinking. Brookfield recognizes that superior returns often requires contrarian thinking. By combining deep restructuring and expertise with operational turnaround capability, Brookfield endeavors to be a leader in each of its major operating areas, not through the size of its operating platforms but through the quality of its people and operations. Brookfield believes that its long-term commitment to building best-in-class operations will enable it to attract and retain high-quality personnel, which will, in turn, increase performance.

Once an operating platform within a sector is established, it will typically be scalable. This enables the pursuit of follow-on acquisitions that generally can be acquired and integrated into the operational platform with lower incremental cost, thereby enhancing returns.

Brookfield’s corporate group provides its operating platforms with access to transaction execution capability. Brookfield’s corporate group has in-depth mergers and acquisitions, corporate finance, accounting, tax and financial structuring expertise across a number of industries.

The following table presents certain information concerning the NEOs who will be principally responsible for BEPC’s operations and their positions with the Service Providers as of the date of this document.

Name	Age	Years of Experience in industry or role	Years at Brookfield	Current Position with the Service Provider
Sachin Shah	43	21	18	Chief Executive Officer
Wyatt Hartley	39	14	10	Chief Financial Officer
Ruth Kent	46	21	6	Chief Operating Officer
Jennifer Mazin	46	21	6	General Counsel

Each member of this team has substantial deal origination and execution expertise, having put together numerous consortiums, partnerships and joint ventures for large complex transactions. Members of this team have also been integral in building and developing Brookfield’s renewable power operations. Set forth below is biographical information for Mr. Shah, Mr. Hartley, Ms. Kent and Ms. Mazin:

Sachin Shah. Mr. Shah is the Chief Executive Officer of the Service Provider and a Managing Partner of Brookfield. Mr. Shah has oversight of the Brookfield Renewable group’s growth and capitalization, on a global basis. Mr. Shah received a Bachelor of Commerce degree from the University of Toronto and is a member of the Chartered Professional Accountants of Canada (CPA, CA).

Wyatt Hartley. Mr. Hartley is the Chief Financial Officer of the Service Provider and a Managing Director of Brookfield. He directs all capital markets activities, accounting, financial reporting, treasury, taxation and investor relations of the Brookfield Renewable group on a global basis. Mr. Hartley holds a Bachelor of Science from Queen’s University and is a member of the Chartered Professional Accountants of Canada (CPA, CA).

Ruth Kent. Ms. Kent is the Chief Operating Officer of the Service Provider and a Managing Partner of Brookfield. Ms. Kent has oversight of the Brookfield Renewable group’s renewable power operations and the execution of its commercial strategies. Ms. Kent holds a Master of Business Administration degree from Henley Management College and is a qualified accountant.

Jennifer Mazin. Ms. Mazin is General Counsel of the Service Provider and a Managing Partner of Brookfield. Ms. Mazin provides oversight of the Brookfield Renewable group’s legal matters on a global basis, including transactional matters, corporate governance and public disclosure. Ms. Mazin received her Bachelor of Arts from the University of Western Ontario and her law degree from the University of Toronto. She is called to the bars of the State of New York and the Province of Ontario.

The BEP Master Services Agreement

BEPC, like Brookfield Renewable, will be externally managed by the Service Providers. The BEP Master Services Agreement will be amended to contemplate the Service Providers providing oversight of the Business and providing the services of senior officers to BEPC for a management service fee, comparable to the services currently provided to Brookfield Renewable by the Service Providers. There will be no increase to the base management fee and incentive distribution fees currently paid by Brookfield Renewable to the Service Providers, though BEPC will be responsible for reimbursing Brookfield Renewable for its proportionate share of the base management fee. BEPC’s proportionate share of the base management fee will be calculated on the basis of the value of BEPC’s business relative to that of BEP. See also “BEP and BEPC Relationship with Brookfield—Incentive Distributions”.

The following is a summary of certain provisions of the BEP Master Services Agreement and is qualified in its entirety by reference to all of the provisions of the agreement. Because this description is only a summary of the BEP Master Services Agreement, it does not necessarily contain all of the information that an investor may find useful. BEPC therefore urges investors to review the BEP Master Services Agreement in its entirety. The BEP Master Services Agreement is, and the amended BEP Master Services Agreement will be, available electronically on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

Appointment of the Service Providers and Services Rendered

Under the BEP Master Services Agreement, the Service Recipients have appointed the Service Providers, as the service providers, to provide the following services, or arrange for their provision by an appropriate service provider:

•

causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

•	providing overall strategic advice to the Holding Entities including advising with respect to the expansion of its business into new markets;

•	establishing and maintaining or supervising the establishment and maintenance of books and records;

•

identifying, evaluating and recommending to the Service Recipients acquisitions or dispositions from time to time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

•

recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

•	causing or supervising the preparation and implementation of any operating plan, capital expenditure plan or marketing plan;

•	recommending to the Service Recipients suitable candidates to serve on the boards of directors or their equivalents of the operating entities;

•	making recommendations with respect to the exercise of any voting rights to which the Service Recipients are entitled in respect of the Operating Entities;

•	making recommendations with respect to the payment of dividends by the Holding Entities or other distributions by the Service Recipients, including distributions by BEPC to shareholders of BEPC;

•

monitoring and/or oversight of the applicable Service Recipient’s accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, and managing litigation in which a Service Recipient is sued or commencing litigation after consulting with, and subject to the approval of, the relevant board of directors or its equivalent;

•

attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of a Service Recipient, subject to approval by the relevant board of directors or its equivalent;

•	supervising the timely calculation and payment of taxes payable, and the filing of all tax returns due, by each Service Recipient;

•

causing the Service Recipients’ annual consolidated financial statements, quarterly interim financial statements and other public disclosure to be: (i) prepared in accordance with generally accepted accounting principles or other applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation; and (ii) submitted to the relevant board of directors or its equivalent for its prior approval;

•

making recommendations in relation to and effecting the entry into insurance of each Service Recipient’s assets, together with other insurances against other risks, including directors and officers insurance as the relevant service provider and the relevant board of directors or its equivalent may from time to time agree;

•	arranging for individuals to carry out the functions of the principal executive, accounting and financial officers for BEP only for purposes of applicable securities laws;

•	providing individuals to act as senior officers of Service Recipients as agreed from time to time, subject to the approval of the relevant board of directors or its equivalent;

•	advising the Service Recipients regarding the maintenance of compliance with applicable laws and other obligations; and

•	providing all such other services as may from time to time be agreed with the Service Recipients that are reasonably related to the Service Recipient’s day-to-day operations.

The Service Providers’ activities are subject to the supervision of the BEPC board of directors and of the equivalent governing bodies of each of the other Service Recipients, as applicable. The relevant governing body remains responsible for all investment and divestment decisions made by the Service Recipient.

Any Service Provider may, from time to time, appoint an affiliate of Brookfield to act as a new Service Provider under the BEP Master Services Agreement, effective upon the execution of a joinder agreement by the new Service Provider.

Management Fee

Pursuant to the BEP Master Services Agreement, in exchange for the management services provided to the Brookfield Renewable group by the Service Providers, Brookfield Renewable pays an annual management fee to the Service Providers of $20 million (adjusted annually for inflation at an inflation factor based on year-over-year United States consumer price index) plus 1.25% of the amount by which the market value of the Brookfield Renewable group exceeds an initial reference value. The base management fee is calculated and paid on a quarterly basis. For purposes of calculating the base management fee, the market value of Brookfield Renewable is equal to the aggregate value of all outstanding BEP units on a fully-diluted basis, preferred units and securities of the other Service Recipients (including BEPC exchangeable shares) that are not held by Brookfield Renewable, plus all outstanding third party debt with recourse to a Service Recipient, less all cash held by such entities. BRP Bermuda GP Limited, a subsidiary of Brookfield, also receives incentive distributions based on the amount by which quarterly distributions on BRELP units (other than BRELP Class A Preferred Units), as well as economically equivalent securities of the other Service Recipients, including BEPC, exceed specified target levels as set forth in BRELP’s limited partnership agreement, which specified target levels will be amended in connection with the special distribution. The value of the special distribution will not be included in the relevant quarterly incentive distribution calculation.

The table below sets forth the management fees for the years ended December 31, 2019, 2018 and 2017, respectively, all of which were paid by BRELP.

	For the year ended December 31,
$ MILLIONS	2019	2018	2017
Base management fee	$108	$80	$82

To the extent that under any other arrangement BEPC is obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of BEPC’s capital that is comparable to the base management fee, the base management fee payable for each quarter in respect thereof will be reduced on a dollar-for-dollar basis by BEPC’s proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter.

Reimbursement of Expenses and Certain Taxes

The Service Recipients, including BEPC, also reimburse the Service Providers for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services. However, the Service Recipients are not required to reimburse the Service Providers for the salaries and other remuneration of their management, personnel or support staff who carry out any services or functions for such Service Recipients or overhead for such persons.

The relevant Service Recipient is required to pay the Service Providers for all other out-of-pocket fees, costs and expenses incurred in connection with the provision of the services including those of any third party and to reimburse the Service Providers for any such fees, costs and expenses. Such out-of-pocket fees, costs and expenses include, among other things, (i) fees, costs and expenses relating to any debt or equity financing; (ii) out-of-pocket fees, costs and expenses incurred in connection with the general administration of any Service Recipient; (iii) taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient; (iv) amounts owed under indemnification, contribution or similar arrangements; (v) fees, costs and expenses relating to BEPC’s financial reporting, regulatory filings and investor relations and the fees, costs and expenses of agents, advisors and other persons who provide services to or on behalf of a Service Recipient; and (vi) any other fees, costs and expenses incurred by the Service Providers that are reasonably necessary for the performance by the Service Providers of their duties and functions under the BEP Master Services Agreement.

In addition, the Service Recipients are required to pay all fees, expenses and costs incurred in connection with the investigation, acquisition, holding or disposal of any acquisition that is made or that is proposed to be made by one of more of the Service Recipients. Where the acquisition or proposed acquisition involves a joint acquisition that is made alongside one or more other persons, the Service Providers will be required to allocate such fees, costs and expenses in proportion to the notional amount of the acquisition made (or that would have been made in the case of an unconsummated acquisition) among all joint investors. Such additional fees, expenses and costs represent out-of-pocket costs associated with investment activities that are undertaken pursuant to the BEP Master Services Agreement.

The Service Recipients are also required to pay or reimburse the Service Providers for all sales, use, value added, withholding or other taxes or customs duties or other governmental charges levied or imposed by reason of the BEP Master Services Agreement or any agreement it contemplates, other than income taxes, corporation taxes, capital taxes or other similar taxes payable by the Service Providers, which are personal to the Service Providers.

Termination

The BEP Master Services Agreement has no fixed term. However, the Service Recipients, including BEPC, may terminate the BEP Master Services Agreement effective upon written notice of termination to the Service Providers if any of the following occurs:

•

the Service Providers default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Recipients and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to the Service Providers;

•	the Service Providers engage in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

•	the Service Providers are grossly negligent in the performance of their duties under the agreement and such gross negligence results in material harm to the Service Recipients; or

•	certain events relating to the bankruptcy or insolvency of the Service Providers.

The Service Recipients have no right to terminate for any other reason, including if the Service Providers or Brookfield experiences a change of control. The general partner of BEP may only terminate the BEP Master Services Agreement on behalf of the Service Recipients with the prior unanimous approval of the general partner of BEP’s independent directors.

The BEP Master Services Agreement expressly provides that the agreement may not be terminated by the Service Recipients due solely to the poor performance or the underperformance of any of BEPC’s operations.

The Service Providers may terminate the BEP Master Services Agreement effective upon written notice of termination to BEPC if any Service Recipient defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to the Service Providers and the default continues unremedied for a period of sixty (60) days after written notice of the breach is given to the Service Recipients. The Service Providers may also terminate the BEP Master Services Agreement upon the occurrence of certain events relating to the bankruptcy or insolvency of any Service Recipient.

If the BEP Master Services Agreement is terminated, the Licensing Agreement, the Brookfield Relationship Agreement and any of Brookfield’s obligations under the Brookfield Relationship Agreement would also terminate. See “BEP and BEPC Relationship with Brookfield—Licensing Agreement” and “BEP and BEPC Relationship with Brookfield—Brookfield Relationship Agreement” for further details.

Indemnification and Limitations on Liability

Under the BEP Master Services Agreement, the Service Providers have not assumed and will not assume any responsibility other than to provide or arrange for the provision of the services called for under such agreement in good faith and will not be responsible for any action that the Service Recipients take in following or declining to follow the advice or recommendations of the Service Providers. The Service Providers have agreed to indemnify each of the Service Recipients and its affiliates, and its directors, officers, agents, members, partners, shareholders, employees and other representatives to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) resulting from the Service Providers’ bad faith, fraud, willful misconduct, gross negligence and, in the case of a criminal matter, conduct undertaken with the knowledge that the conduct was unlawful. The maximum amount of the aggregate liability of the Service Providers and their affiliates, the directors, officers, employees, contractors, agents, advisors and other representatives of the Service Providers and their affiliates, will be equal to the amounts previously paid in respect of services pursuant to the BEP Master Services Agreement or any other agreement or arrangement contemplated by the BEP Master Services Agreement in the two most recent calendar years by the Service Recipients. The Service Recipients have also agreed to indemnify each of the Service Providers, Brookfield and their directors, officers, agents, subcontractors, delegates, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with their respective businesses, investments and activities or in respect of or arising from the BEP Master Services Agreement or the services provided by the Service Providers, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the BEP Master Services Agreement, the indemnified persons will not be liable to the Service Recipients to the fullest extent permitted by law, except for conduct that involved bad faith, fraud, willful misconduct, gross negligence, or in the case of a criminal matter, conduct that the indemnified person knew to have been unlawful.

Outside Activities

The BEP Master Services Agreement does not prohibit the Service Providers or their affiliates from pursuing other business activities or providing services to third parties that compete directly or indirectly with BEPC.

BEPC EXECUTIVE COMPENSATION

Compensation Philosophy of Brookfield

BEPC’s NEOs are employees of the Service Providers and comprise the core senior management team of the Service Providers dedicated to BEP and BEPC. They perform functions for BEPC that would make them NEOs of BEPC. Brookfield, and not the Brookfield Renewable group, determines the compensation of its employees and the executives and senior managers of its subsidiaries, which includes the Service Providers. Brookfield has adopted an approach to compensation that is intended to foster an entrepreneurial environment that encourages management to consider the risks associated with the decisions they make and take actions that will create long-term sustainable cash flow growth and will improve long-term shareholder value.

Compensation Elements Paid by Brookfield

The primary elements of total compensation paid by Brookfield to the NEOs include base salary, annual management incentive plan awards, or cash bonus, and participation in long-term incentive plans. Total annual compensation awarded to senior executives, including the NEOs, generally does not change significantly from year to year. This practice recognizes that rewarding short-term performance would not necessarily be consistent with Brookfield’s focus of long-term value creation. A significant amount of annual compensation for these executives is represented by awards pursuant to long-term incentive plans which vest over time, in order for the executives to increase their ownership interest in class A limited voting shares of Brookfield, or the Brookfield Class A Shares. Total compensation for executives who are at earlier stages in their careers also include awards pursuant to long-term incentive plans but tends to include a larger percentage of their total compensation in the form of base salary and cash bonus awards in recognition of their personal needs and to be competitive in terms of total compensation. Changes in total compensation from year to year may vary more for these executives as they take on increasing responsibility. As executives progress within Brookfield, they have the opportunity to reinvest their cash bonus into deferred share units under the Deferred Share Unit Plan, or DSUP, or Restricted Shares, or restricted shares, under the Restricted Stock Plan of Brookfield, or the restricted stock plan, thereby enabling them to increase their ownership interests. In addition, notwithstanding the fact that regular total compensation for individuals may not change significantly year over year, management may request that the compensation committee of Brookfield, or Brookfield’s compensation committee, grant special compensation awards to executives who have demonstrated a clear ability to take on additional responsibilities and have consistently performed at an exceptional level. These special awards are granted in the form of options to acquire BAM Class A Shares, Restricted Shares or Escrowed Shares (each as described below).

The Brookfield Renewable group has no control over the form or amount of the compensation paid by Brookfield to the NEOs and participation in long-term incentive plans is not allocated to or payable by the Brookfield Renewable group.

Base Salaries

Base salaries of the NEOs are determined and approved by Brookfield. Base salaries tend to remain fairly constant from one year to another unless the scope and responsibility of a position has changed. Base salaries deliver the only form of fixed compensation for the NEOs and are not intended to be the most significant component of their compensation.

Cash Bonus and Long-Term Incentive Plans

Given the NEO’s focus on long-term decision making, the impact of which is difficult to assess in the short-term, Brookfield believes that a heavy emphasis on annual incentives and a formulaic calculation based on specific operational or individual targets may not appropriately reflect their long-term objectives. Accordingly, the cash bonus and compensation under long-term incentive plans are determined primarily through an evaluation of the progress made in executing the company’s strategy and the performance of the business as a whole. Significant contributions to the business strategy of Brookfield are also considered.

The level of cash bonus and long-term incentive compensation granted to each NEO is discretionary. While no specific weight is given to the achievement of any individual objective, consideration is given to their performance and the achievement of objectives that are set at the beginning of the year with Brookfield’s Chief Executive Officer. These pertain, in part, to the performance of the company’s Funds From Operations, capital improvement programs, operational expenditures, environment, health and safety programs, growth of its portfolio, financing activities, as well as sound management and governance practices.

Brookfield’s long-term incentive plans are intended to enable participants to create wealth through increases in the value of BAM Class A Shares. The purpose of these arrangements is to align the interests of Brookfield’s shareholders and management and to motivate executives to improve Brookfield’s and the Brookfield Renewable group’s long-term financial success, measured in terms of enhanced shareholder value over the long-term. These compensation arrangements are intended to ensure that Brookfield is able to attract and retain executives: total compensation is competitive with Brookfield’s peers and enables Brookfield to attract new executives while the vesting of awards encourages executives to remain with Brookfield.

Brookfield has four long-term incentive plans in which NEOs of BEPC participate. They are described below in more detail:

1.

Management Share Option Plan, which we refer to as the MSOP. The MSOP govern the granting to executives of options to purchase BAM Class A Shares at a fixed price. The options typically vest as to 20% per year commencing on the first anniversary of the date of the award and are exercisable over a ten-year period. The MSOP are administered by the board of directors of BAM. Options are typically granted to the NEOs in late February or early March of each year as part of the annual compensation review. BAM’s compensation committee has a specific written mandate to review and approve executive compensation. BAM’s compensation committee makes recommendations to the board of directors of BAM with respect to the proposed allocation of options to the NEOs based, in part, upon the recommendations of the Chief Executive Officer of the Service Providers. The board of directors of BAM must then give its final approval.

The number of options granted to NEOs is determined based on the scope of their roles and responsibilities and their success in achieving Brookfield Renewable’s objectives. Consideration is also given to the number and value of previous grants of options. Since the annual option awards are generally made during a blackout period, the effective grant date for such options is set six business days after the end of the blackout period. The exercise price for such options is the volume-weighted average trading price for BAM Class A Shares on the NYSE for the five business days preceding the effective grant date.

2.

Deferred Share Unit Plan. The DSUP provides for the issuance of deferred share units (“DSUs”) of Brookfield, the value of which are equal to the value of a Brookfield Class A Share. DSUs vest over periods of up to five years, with the exception of DSUs awarded in lieu of a Cash Bonus which vest immediately. DSUs can only be redeemed for cash upon cessation of employment through retirement, resignation, termination or death. The DSUP is administered by Brookfield’s compensation committee.

DSUs are issued based on the value of BAM Class A Shares at the time of the award (the “DSU Allotment Price”). In the case of DSUs acquired through the reinvestment of cash bonus awards, the DSU Allotment Price is equal to the exercise price for options granted at the same time as described above. Holders of DSUs will be allotted additional DSUs as dividends are paid on BAM Class A Shares on the same basis as if the dividends were reinvested pursuant to BAM’s dividend reinvestment plan. These additional DSUs are subject to the same vesting provisions as the underlying DSUs. The redemption value of DSUs will be equivalent to the market value of an equivalent number of BAM Class A Shares on the cessation of employment with Brookfield.

3.

Restricted Stock Plans. BAM has a restricted stock plan and an escrowed stock plan. These plans were established to provide Brookfield and its executives with alternatives to BAM’s existing plans which would allow executives to increase their share ownership. Restricted shares (“Restricted Shares” or “RS”) have the advantage of allowing executives to become BAM shareholders, receive dividends, and to have full ownership of the shares after the restriction period ends. Vested and unvested Restricted Shares must be held until the vesting date (or in certain jurisdictions until the fifth anniversary of the award date). Holders of Restricted Shares receive dividends that are paid on the BAM Class A Shares in the form of cash, unless otherwise elected.

The escrowed stock plan governs the award of non-voting common shares (“Escrowed Shares”) of one or more private companies (each an “Escrow Company”) to executives or other individuals designated by BAM’s compensation committee. Each Escrow Company is capitalized with common shares and preferred shares issued to BAM for cash proceeds. Each Escrow Company uses its cash resources to directly and indirectly purchase BAM Class A Shares. Dividends paid to each Escrow Company on the BAM Class A Shares acquired by the Escrow Company will be used to pay dividends on the preferred shares which are held by BAM. The BAM Class A Shares acquired by an Escrow Company will not be voted.

Escrowed Shares typically vest 20% each year commencing on the date of the first anniversary of the award date and must generally be held until the fifth anniversary of the award date. Each holder may exchange Escrowed Shares for BAM Class A Shares issued from treasury of BAM no more than 10 years, from the award date. The value of BAM Class A Shares issued to a holder on an exchange is equal to the increase in value of the BAM Class A Shares held by the applicable Escrow Company.

4.

Restricted Share Unit Plan. The Restricted Share Unit Plan (“RSUP”) provides for the issuance of restricted share units (“RSUs”), the value of which are equal to the increase in market value of a Brookfield Class A Share over the market value as at the date of issuance (the “RSU Allotment Price”). The RSUP is administered by BAM’s compensation committee. RSUs vest over five years.

RSUs can only be redeemed for cash upon cessation of employment through retirement, resignation, termination or death. RSUs are not adjusted for regular dividends paid on BAM Class A Shares. The redemption value of RSUs is equal to the difference between the market value of an equivalent number of BAM Class A Shares on the date employment with Brookfield ceases and the original RSU Allotment Price for such RSUs.

In limited circumstances, senior executives were awarded RSUs as additional compensation subject to limits approved by BAM’s board of directors. No RSUs have been awarded since February 2005.

Summary of Compensation

The following table sets out information concerning the compensation earned by, paid to or awarded to the NEOs during the year ended December 31, 2019, during which time the NEOs provided services to Brookfield Renewable and which is indicative of the compensation expected to be earned by the NEOs when BEPC becomes a public company. The NEOs are employed by Brookfield and their services are provided to BEPC pursuant to the BEP Master Services Agreement. BEPC is not responsible for determining or paying their compensation.

The NEOs are all employed by Brookfield and their services are provided to BEPC pursuant to the BEP Master Services Agreement. BEPC is not responsible for determining or paying their compensation. For the purpose of full disclosure, the following table presents the compensation for the NEOs for the period from January 1, 2019 to December 31, 2019 and for the previous two years. The NEOs are all remunerated in Canadian dollars. In order to provide for comparability with BEPC’s financial statements, which are reported in U.S. dollars, all Canadian dollar compensation amounts listed in the Summary Compensation Table have been converted to U.S. dollars at the average Bloomberg mid-market exchange rate for 2019 of C$1.00 = US$0.7358, unless otherwise noted.

Summary Compensation Table

Name and Principal Position	Year	Annual Base Salary	Non-equity Incentive Plan Compensation	Share-based Awards			Options- based Awards		All Other Compensation (f)(g)	Total Annual Compensation
			Annual Cash Bonus (a)	Deferred Share Units (DSUs) (a)(b)	Restricted Shares (a)(c)	Escrowed Shares (d)	Options (e)	Pension Value
		($)	($)	($)	($)	($)	($)		($)	($)
Sachin Shah	2019	452,280	226,140	226,140	—	12,134,000	—	—	30,047	13,068,607
Chief Executive Officer of the Service Provider	2018	452,280	—	452,280	—	2,870,000	—	—	26,157	3,800,717
	2017	452,280	226,140	226,140	—	3,766,000	—	—	41,351	4,711,911

Wyatt Hartley	2019	248,754	248,754	—	—	—	196,435	—	17,695	711,638
Chief Financial Officer of the Service Provider	2018	226,140	169,605	—	—	—	105,042	—	15,835	516,622
	2017	195,988	140,207	—	—	—	86,618	—	14,908	437,721

Ruth Kent	2019	319,029	319,029	—	—	—	45,082	210,910	19,894	913,943
Chief Operating Officer of the Service Provider	2018	263,059	263,059	—	—	—	37,454	178,417	19,419	761,408
	2017	223,880	167,910	—	—	—	74,244	133,646	18,988	618,669

Name and Principal Position	Year	Annual Base Salary	Non-equity Incentive Plan Compensation	Share-based Awards			Options- based Awards		All Other Compensation (f)(g)	Total Annual Compensation
			Annual Cash Bonus (a)	Deferred Share Units (DSUs) (a)(b)	Restricted Shares (a)(c)	Escrowed Shares (d)	Options (e)	Pension Value
		($)	($)	($)	($)	($)	($)		($)	($)
Jennifer Mazin	2019	395,745	118,724	—	277,022	—	74,493	—	24,449	890,431
General Counsel of the Service Provider	2018	339,210	203,526	—	135,684	—	82,369	—	20,923	781,712
	2017	316,396	158,298	—	346,748	—	320,110	—	20,754	1,162,506

F. Mitchell Davidson (h)	2019	600,000	600,000	—	—	—	107,822	—	19,802	1,327,624
Chief Executive Officer, U.S. Operations	2018	600,000	600,000	—	—	—	112,361	—	12,578	1,324,939

(a)	Some of the NEOs have elected to reinvest a portion of their annual cash bonus in Brookfield and receive it in share-based awards (DSUs or Restricted Shares).
(b)

Reflects DSUs issued in lieu of a cash incentive, at the election of the individual. DSU awards in this column for 2019 were awarded effective on February 24, 2020. The value in this column reflects the entire value of the incentive awarded converted to U.S. dollars at the exchange rate of C$1.00 = US$0.7538. The number of DSUs awarded was based on a price of US$67.8193, the volume-weighted average price of the Class A Shares on the NYSE for the five days preceding the award date.

(c)

The Restricted Share awards in the column for 2019 were awarded effective on February 24, 2020. The value in this column reflects the value of the incentive awarded converted to U.S. dollars at the exchange rate of C$1.00 = US$0.7538. The number of Restricted Shares awarded was based on a price of US$67.8193, the volume-weighted average price of the Class A Shares on the NYSE for the five days preceding the award date.

(d)

The amount for 2019 reflects the annual grants of Escrowed Shares for Mr. Shah awarded on December 13, 2019 and February 24, 2020. In addition, Mr. Shah received a special grant of Escrowed Shares on September 23, 2019. The value awarded under the Escrowed Stock Plan for annual grants is determined by the board of directors of BAM and considers the stock market price of the Class A Shares at the time of the award and the potential increase in value based on the parameters below for each of the grants. This value, for the annual grants, has been discounted by 25% to reflect the five-year vesting and the applicable mandatory hold period:

Escrowed Shares	23-Sept-19	13-Dec-19	24-Feb-20
Hold Period (years)	10	7.5	7.5
Volatility	18.1%	16.6%	17%
Risk-Free Rate	1.7%	1.8%	1.4%
Dividend Yield	1.7%	1.6%	1.5%

(e)

The amounts for 2019 reflect annual grants of options to our NEOs awarded on December 13, 2019 and February 24, 2020. The value awarded under the MSOP for annual grants is determined by the board of directors of BAM and considers the stock market price of the Class A Shares at the time of the award and the potential increase in value based on the parameters below for each of the grants. This value, for the annual grants, has been discounted by 25% to reflect the five-year vesting and the applicable mandatory hold period.

Options	13-Dec-19	24-Feb-20
Hold Period (years)	7.5	7.5
Volatility	16.6%	17%
Risk-Free Rate	1.8%	1.4%
Dividend Yield	1.6%	1.5%

(f)	These amounts include annual retirement savings contributions, participation in an executive group benefits program, and vehicle benefits.
(g)

The figures in this column do not reflect cash bonuses received, RSs, DSUs or TSU shares awarded in respect of the spinoff of Trisura Group Ltd. (TSU) on the basis that these amounts and awards are in respect of share-based compensation awarded in prior years. On June 22, 2017, Brookfield spun off TSU and paid a special dividend of one TSU share for every 170 Class A Shares of Brookfield held. In recognition of the resultant decrease in the intrinsic value of options issued under Brookfield’s MSOP plans, RSUs issued under its RSU plan and RSs issued under its RS plan, the board of directors of Brookfield approved a special cash bonus based on the value of the dividend. Senior executives, including some of the NEOs, received this bonus in the form of additional DSUs, or additional RSs for NEOs participating in the Dividend Reinvestment Plan, based on the five-day volume weighted average price of the Class A Shares for the period ending June 28, 2017. Participants in the Escrowed Stock Plan, including some of the NEOs, were awarded a special dividend in the form of TSU shares. The following table shows the number of RSs, DSUs and TSU shares awarded, as well as the amount of cash bonuses received, and the total value of the awards.

Name	RS (#)	DSUs (#)	TSU Shares (#)	Cash ($)	Value ($)
Sachin Shah	—	396	9,410	116,237	332,354
Wyatt Hartley	—	—	—	7,315	7,315
Jennifer Mazin	12	5	—	13,365	14,006

(h)	Mr. Davidson joined Brookfield when he was named Chief Executive Officer, U.S. Operations in May 2018.

Option Based Awards and Share-Based Awards at December 31, 2019

	Option Awards Vested and Unvested		Restricted Share Units (RSU) Awards Vested and Unvested		Restricted Shares			Share-Based Awards Escrowed Shares			Deferred Share Units (DSUs)
	Number of Securities Underlying Unexercised Options (#)	Market Value of Unexercised Options(a) ($)	Number of Securities Underlying Outstanding RSUs (#)	Market Value of Outstanding in-the-money RSUs ($)	Number of Unvested RS (#)	Market Value of Unvested RS(b) ($)	Market Value of Vested RS(b) ($)	Number of Unvested ES (#)	Market Value of Unvested ES(c) ($)	Market Value of Vested ES(c) ($)	Number of Unvested DSUs (#)	Market Value of Unvested DSUs(d) ($)	Market Value of Vested DSUs(d) ($)
Sachin Shah	—	—	—	—	—	—	—	3,100,000	35,150,244	24,297,576	—	—	9,442,868
Wyatt Hartley	125,800	2,614,869	—	—	—	—	—	—	—	—	—	—	—
Ruth Kent	20,325	328,847	—	—	—	—	—	—	—	—	—	—	—
Jennifer Mazin	205,725	4,000,884	—	—	2,003	115,677	493,588	—	—	—	—	—	97,003
F. Mitchell Davidson	19,575	265,735	—	—	—	—	—	—	—	—	—	—	—

(a)

The market value of the options is the amount by which the value of the Class A Shares at the date shown exceeded the exercise price of the options. All values are calculated using the closing price of a Class A Share on December 31, 2019 on the TSX and on the NYSE, as applicable. The closing price of a Class A Share on the TSX on December 31, 2019 was US$57.80 (C$75.03 converted to U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7699) and US$57.80 on the NYSE, as applicable.

(b)

The market value is calculated as the number of Restricted Shares multiplied by the closing price of a Class A Share on December 31, 2019. The closing price of a Class A Share on the TSX on December 31, 2019 was US$57.80 (C$75.03 converted into US dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7699) and on the NYSE on December 31, 2019 was US$57.80. The TSX or NYSE closing price on December 31, 2019 is used according to the currency in which the Restricted Shares were originally awarded.

(c)	The value of the Escrowed Shares is equal to the value of the Class A Shares held by the Escrow Company less the net liabilities and preferred share obligations of the Escrow Company.
(d)

The market value is calculated as the number of vested DSUs multiplied by the closing price of a Class A Share on December 31, 2019. The closing price of a Class A Share on the TSX on December 31, 2019 was US$57.80 (C$75.03 converted into US dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7699) and on the NYSE on December 31, 2019 was US$57.80. The TSX or NYSE closing price on December 31, 2019 is used according to the currency in which the DSUs were originally awarded.

Outstanding Option Based Awards and Restricted Share Units at December 31, 2019

	Option-based Awards				Restricted Share Units (RSUs)
Name and principal position	Number of securities underlying unexercised options (#)	Options exercise price ($)	Options expiration date	Market value of unexercised options (a) ($)	Number of Securities Underlying RSUs (#)	Issuance price ($)	Market value of outstanding RSUs ($)
Wyatt Hartley	15,000	$20.88	February 28, 2022	$553,800	—	—	—
	11,250	$25.2134	February 25, 2023	$366,599	—	—	—
	11,250	$26.7667	February 24, 2024	$349,125	—	—	—
	10,500	$36.3242	February 23, 2025	$225,496	—	—	—
	10,000	$33.75	November 22, 2025	$240,500	—	—	—
	1,200	$30.5859	February 22, 2026	$32,657	—	—	—
	15,200	$36.8821	February 16, 2027	$317,952	—	—	—
	16,100	$40.3892	February 25, 2028	$280,314	—	—	—
	18,300	$44.2248	February 25, 2029	$248,426
	17,000	$57.9634	December 13, 2029	$0

	125,800			$2,614,869

Ruth Kent	13,800	$40.3892	February 25, 2028	$240,269	—	—	—
	6,525	$44.2248	February 25, 2029	$88,578	—	—	—

	20,325			$328,847	—	—	—

Jennifer Mazin	22,500	$36.3242	February 23, 2025	$483,206	—	—	—
	23,250	$33.75	November 22, 2025	$559,163	—	—	—
	22,750	$30.5859	February 22, 2026	$619,121	—	—	—
	53,000	$36.8821	February 16, 2027	$1,108,649	—	—	—
	34,500	$40.3892	February 25, 2028	$600,673	—	—	—
	25,000	$40.3892	February 25, 2028	$435,270	—	—	—
	14,350	$44.2248	February 25, 2029	$194,804
	10,375	$57.9634	December 13, 2029	$0

	205,725			$4,000,884

F. Mitchell Davidson	19,575	$44.2248	February 25, 2029	$265,735	—	—	—

	19,575			$265,735

(a)

The market value of the options is the amount by which the value of the Class A Shares at the date shown exceeded the exercise price of the options. All values are calculated using the closing price of a Class A Share on December 31, 2019 on the TSX and on the NYSE, as applicable. The closing price of a Class A Share on the TSX on December 31, 2019 was US$57.80 (C$75.03 converted to U.S. dollars at the Bloomberg mid-market exchange rate on that day of C$1.00 = US$0.7699) and US$57.80 on the NYSE, as applicable.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table shows the value of all option, share-based awards, and non-equity plan compensation which vested during 2019.

	Value Vested During 2019(a)				Non-equity incentive plan compensation – Value earned during the year ($)
Named Executive Officer	Options(b) ($)	DSUs(c) ($)	Restricted Shares(d) ($)	Escrowed Shares ($)
Sachin Shah	—	455,524	—	3,548,884	226,140
Wyatt Hartley	116,947	—	—	—	248,754
Ruth Kent	12,201	—	—	—	118,724
Jennifer Mazin	276,718	—	79,001	—	319,029
F. Mitchell Davidson	—	—	—	—	600,000

(a)

All values are calculated using the closing price of a BAM Class A Share on the vesting date on the TSX and on the NYSE, as applicable. Canadian dollar amounts are converted into U.S. dollars using the average Bloomberg mid-market exchange rate for 2019 of C$1.00=US$0.7538.

(b)	Values represent the amount by which the value of BAM Class A Shares exceeded the exercise price on the day the options vested.
(c)	Values in this column represent the value of DSUs vested in 2019, including DSUs awarded on February 25, 2019 in lieu of the cash bonus related to performance in 2018.
(d)	Values in this column represent the value of Restricted Shares vested in 2019, including Restricted Shares awarded on February 25, 2019 in lieu of the cash bonus related to performance in 2018.

Pension and Retirement Benefits

With the exception of Ruth Kent, BEP’s NEOs do not participate in a registered defined benefit plan or any other post-retirement supplementary compensation plans. Ruth Kent participates in a defined benefit pension plan sponsored by Brookfield Renewable Ireland Holdings Limited. The defined benefit pension plan provides employees, upon their normal retirement age of 65 years (or at any age between 60 and 65), a gratuity at the point of retirement and a pension payable for the retiree’s life. Pensionable remuneration is salary at the date of retirement (averaged over 3 years if there is a change in grade) plus pensionable allowances averaged over any 3 consecutive years of the last 10 years. An additional amount of gratuity and pension is also provided from the plan reflecting the excess of Brookfield salary growth over the statutory revaluation applicable on an employee’s retained entitlements under the Bord Gais Eireann (BGE) Superannuation scheme earned prior to joining Brookfield. Ms. Kent has participated in the defined benefit pension plan since July 1, 2014 and continues to accrue benefits under the plan. She had 6.42 years of prior service in the BGE scheme when she was hired in Brookfield Renewable as part of the acquisition of the Bord Gáis wind energy business.

The NEOs based in Canada (other than Ruth Kent) receive an annual contribution from Brookfield to their registered retirement savings plans equal to 4.5% of their base salary, subject to an annual RRSP contribution limit established by the Canada Revenue Agency.

Mr. Davidson participates in a 401 (k) savings plan. Through the 401(k)-company matching contribution program, participants will receive an amount equal to two times their contributions, up to a maximum of 2.5% of their eligible pay, subject to limits set by the Internal Revenue Service.

The following table provides information on Ruth Kent’s participation in the defined benefit pension plan:

		Annual benefits payable
Name	Number of years credited service at December 31, 2019	At December 31, 2019	At age 62.5	Opening present value of defined benefit obligation at December 31, 2018	Compensatory change	Non-compensatory change	Closing present value of defined benefit obligation at December 31, 2019
	(#)	($)	($)	($)	($)	($)	($)
Ruth Kent	5.5	Pension: 41,530 One-time gratuity: 130,858	Pension: 115,970 One time gratuity: 373,320	516,448	210,910	112,549	839,906

Note: Amounts have been converted to U.S. dollars at the average Bloomberg mid-market exchange rate for 2019 of C$1.00 = US$1.1194.

(a)	A discount rate of 1.75% per annum as of December 31, 2019, and 2.50% per annum as of December 31, 2018 was used.
(b)	Pension increases were assumed to be 0% per annum as of December 31, 2019 and December 31, 2018.
(c)	Mortality Table: As at December 31, 2019, a proxy for the “year of birth” table based on the 100% SNP “amounts” series table with CMI_2016_M 1.5% projections was used.

As at December 31, 2018, a proxy for the “year of birth” tabled based on the 108% S2P “amounts” series table with CMI_2013_M 1.5% projections was used.

(d)	NRA: any age from 60-65 – 62.5 was assumed for the table above.

Termination and Change of Control Benefits

There are no employment contracts between the NEOs and the Brookfield Renewable group. None of the NEOs have any termination, change of control arrangement or other compensatory plan, contract or arrangement with Brookfield Renewable.

While the NEOs participate in BAM’s long-term incentive plans, the Brookfield Renewable group does not reimburse the Service Providers for such participation and has no obligations under these plans to the NEOs in the event of a change of control or a termination of their employment.

BEP AND BEPC RELATIONSHIP WITH BROOKFIELD

Brookfield Asset Management

Brookfield is a leading global alternative asset manager with over $515 billion of assets under management across real estate, renewable power, infrastructure and private equity. Brookfield offers a range of public and private investment products and services. Brookfield is listed on the NYSE under the symbol “BAM” and on the TSX under the symbol “BAM.A”.

Brookfield believes its operating experience is an essential differentiating factor in its past ability to generate significant risk-adjusted returns. In addition, Brookfield has demonstrated particular expertise in sourcing and executing large-scale, multifaceted transactions across a wide spectrum of sectors and geographies.

As a global alternative asset manager, Brookfield brings a strong and proven corporate platform supporting legal, tax, operations oversight, investor reporting, portfolio administration and other client services functions.

Brookfield’s management team is multi-disciplinary, comprising investment and operations professionals, each with significant expertise in evaluating and executing acquisition opportunities on behalf of itself and institutional investors.

BEPC believes that its ongoing relationship with Brookfield provides BEPC and Brookfield Renewable with a unique competitive advantage as well as access to opportunities that would otherwise not be available to BEPC. BEPC describes below these relationships as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from its relationship with Brookfield.

Brookfield Relationship Agreement

The Brookfield Renewable group, BRELP, the Service Providers, Brookfield and others have entered into a relationship agreement, which we refer to as the Brookfield Relationship Agreement, which governs aspects of the relationship among them. BEPC, being a controlled subsidiary of BEP, is automatically entitled to the benefits and subject to certain obligations under the Brookfield Relationship Agreement. Pursuant to the Brookfield Relationship Agreement, Brookfield has agreed that the Brookfield Renewable group will serve as its primary (though not exclusive) vehicle through which it will, directly or indirectly, acquire renewable power assets on a global basis. The Brookfield Renewable group’s acquisition strategy focuses on large scale transactions, for which it believes there is less competition and where Brookfield has sufficient influence or control so that Brookfield’s operations-oriented approach can be deployed to create value. An integral part of the Brookfield Renewable group’s strategy is to participate with institutional investors in Brookfield sponsored or co-sponsored consortiums or funds for acquisitions that fit the Brookfield Renewable group’s strategy. Brookfield has a strong track record of leading such consortiums and funds and actively manages underlying assets to improve performance. Currently, Brookfield manages the Brookfield Americas Infrastructure Fund, a $2.7 billion infrastructure fund focused on the Americas, Brookfield Infrastructure Fund II, a $7 billion global infrastructure fund, Brookfield Infrastructure Fund III, a $14 billion global infrastructure fund, Brookfield Infrastructure Fund IV, an approximately $20 billion global infrastructure fund and Brookfield Infrastructure Debt Fund, an infrastructure fund focused on credit investments. Brookfield is the fund manager and typically invests approximately 25% to 50% of the capital required for a transaction alongside its institutional investors. It is currently intended that future renewable power acquisitions identified by Brookfield may be funded with commitments pursuant to Brookfield sponsored funds and Brookfield Renewable would fund Brookfield’s participation where renewable power investments are made by such funds. Brookfield’s commitment to the Brookfield Renewable group and the Brookfield Renewable group’s ability to take advantage of opportunities is subject to a number of inherent limitations such as the Brookfield Renewable group’s financial capacity, the suitability of the acquisition in terms of the underlying asset characteristics and its fit with the Brookfield Renewable group’s strategy, limitations arising from the tax and regulatory regimes that govern the Brookfield Renewable group’s affairs and certain other restrictions. See above under “Risk Factors—Risks Relating to BEPC’s Relationship with Brookfield and Brookfield Renewable”.

Brookfield’s commitment to the Brookfield Renewable group and its ability to take advantage of opportunities is subject to a number of inherent limitations such as the Brookfield Renewable group’s financial capacity, the suitability of the acquisition in terms of the underlying asset characteristics and its fit with the Brookfield Renewable group’s strategy, limitations arising from the tax and regulatory regimes that govern its affairs and certain other restrictions. See above under “Risk Factors — Risks Relating to BEPC’s Relationship with Brookfield and Brookfield Renewable”.

Under the terms of the Brookfield Relationship Agreement, the Brookfield Renewable group acknowledges and agrees that, subject to providing the opportunity to participate on the basis described above, Brookfield (including its directors, officers, agents, members, partners, shareholders and employees) is able to pursue other business activities and provide services to third parties that compete directly or indirectly with the Brookfield Renewable group. In addition, Brookfield has established or advised, and may continue to establish or advise, other entities that rely on the diligence, skill and business contacts of Brookfield’s professionals and the information and acquisition opportunities they generate during the normal course of their activities. The Brookfield Renewable group acknowledges and agrees that some of these entities may have objectives that overlap with the Brookfield Renewable group’s objectives or may acquire renewable power assets or businesses that could be considered appropriate acquisitions for the Brookfield Renewable group, and that Brookfield may have greater financial incentives to assist those other entities over BEPC. Due to the foregoing, the Brookfield Renewable group expects to compete from time to time with Brookfield or other third parties for access to the benefits that it expects to realize from Brookfield’s involvement in its business.

Members of Brookfield carry on a diverse range of businesses worldwide, including the development, ownership and/or management of power, transmission and other infrastructure assets, and investing and advising on investing in any of the foregoing or loans, debt instruments and other securities with underlying infrastructure collateral or exposure including renewable power generation operations or developments, both as principal and through other public companies that are affiliates of Brookfield or through private investment vehicles and accounts established or managed by affiliates of Brookfield that are separate from the Brookfield Renewable group, and Brookfield will not be obligated to provide the Brookfield Renewable group with any opportunities in these sectors. Except as explicitly provided in the Brookfield Relationship Agreement, the Brookfield Relationship Agreement will not in any way limit or restrict members of Brookfield from carrying on their respective business. In the event of the termination of the BEP Master Services Agreement, the Brookfield Relationship Agreement would also terminate, including Brookfield’s commitments to provide the Brookfield Renewable group with acquisition opportunities, as described above. BEPC is not entitled to terminate the BEP Master Services Agreement or the Brookfield Relationship Agreement.

Pursuant to the Brookfield Relationship Agreement, Brookfield has also agreed that any voting rights with respect to any operating entity that are held by entities over which it has control will be:

•	voted in favor of the election of a director (or its equivalent) approved by the entity through which BEPC’s interest in the relevant entity is held;

•	withheld from voting for (or voted against, if applicable) the election of a director (or its equivalent) not approved by the entity through which BEPC’s interest in the relevant entity is held; and

•

voted in accordance with the direction of the entity through which BEPC’s interest in the relevant entity is held with respect to the approval or rejection of the following matters relating to the operating entity, as applicable: (i) any sale of all or substantially all of its assets; (ii) any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control; (iii) any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; (iv) any issuance of shares, units or other securities, including debt securities; or (v) any commitment or agreement to do any of the foregoing.

For these purposes, the relevant entity may maintain, from time to time, an approved slate of nominees or provide direction with respect to the approval or rejection of any matter in the form of general guidelines, policies or procedures in which case no further approval or direction will be required. Any such general guidelines, policies or procedures may be modified by the relevant entity in its discretion.

Under the Brookfield Relationship Agreement, Brookfield Renewable has agreed that none of Brookfield or the Service Providers, nor any director, officer, agent, member, partner, shareholder or employee of Brookfield or the Service Providers, will be liable to BEPC for any claims, liabilities, losses, damages, costs or expenses (including legal fees) arising in connection with the business, investments and activities in respect of or arising from the Brookfield Relationship Agreement. The maximum amount of the aggregate liability of Brookfield, or of any director, officer, employee, contractor, agent, advisor or other representative of Brookfield, will be equal to the amounts previously paid in the two most recent calendar years by the Service Recipients pursuant to the BEP Master Services Agreement.

Management Services

As disclosed elsewhere in this document, the Service Providers currently provide to Brookfield Renewable, and are expected to provide to BEPC, management services pursuant to the BEP Master Services Agreement. See “BEPC Management and the BEP Master Services Agreement”. In addition, Brookfield and its affiliates also provide management services to certain of the Brookfield Renewable group’s operating subsidiaries. To the extent that under these or any other arrangements the Brookfield Renewable group is obligated to pay a base management fee (directly or indirectly through an equivalent arrangement) to the Service Providers (or any affiliate) on a portion of the Brookfield Renewable group’s capital that is comparable to the base management fee, the base management fee payable for each quarter in respect thereof will be reduced on a dollar-for-dollar basis by the Brookfield Renewable group’s proportionate share of the comparable base management fee (or equivalent amount) under such other arrangement for that quarter.

Other Services and Arrangements

Brookfield may provide to BEPC services which are outside the scope of the BEP Master Services Agreement under arrangements that are on market terms and conditions and pursuant to which Brookfield will receive fees. The services provided under these arrangements include financial advisory, operations and maintenance, development, operations management and other services. Pursuant to BEPC’s conflict of interest guidelines, those arrangements may require prior approval by a majority of the independent directors, which may be granted in the form of general guidelines, policies or procedures. See below under “BEP and BEPC Relationship with Brookfield—Conflicts of Interest and Fiduciary Duties”.

Rights Agreement

BAM will, on or prior to the completion of the special distribution, enter into the Rights Agreement with the rights agent pursuant to which BAM has agreed that, for a period of seven years after the distribution date (and as will be automatically renewed for successive periods of two years, unless BAM provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement), upon an exchange of BEPC exchangeable shares, if BEPC has not satisfied its obligation under the BEPC articles by delivering the BEP unit amount or its cash equivalent amount and BEP has not, upon its election in its sole and absolute discretion, acquired such exchanged BEPC exchangeable shares from the holder thereof and delivered the BEP unit amount, BAM will satisfy, or cause to be satisfy, the obligations pursuant to the BEPC articles to exchange such BEPC exchangeable shares for the BEP unit amount or its cash equivalent. BAM currently intends to satisfy any exchange requests on the BEPC exchangeable shares through the delivery of BEP units. The BEP Master Services Agreement will be amended to provide that, so long as BAM is a party to the Rights Agreement, BAM shall have a consent right prior to the issuance by BEPC of any BEPC exchangeable shares, subject to certain exceptions. The summary that follows assumes that the Rights Agreement has been entered into.

Appointment of Rights Agent; Term. The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of the BEPC exchangeable shares. Pursuant to and subject to the terms and conditions set forth in the BEPC articles, a holder of BEPC exchangeable shares may request to exchange each BEPC exchangeable share, or subject BEPC exchangeable share, for one BEP unit per BEPC exchangeable share held (subject to adjustment to reflect certain capital events or its cash equivalent (the form of payment to be determined at the election of the Brookfield Renewable group. See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events” below)). Upon receipt of a notice of exchange, BEPC shall, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent, or the specified exchange date, deliver to the tendering holder of BEPC exchangeable shares, such BEP unit or cash amount. Pursuant to the Rights Agreement, BAM has agreed that, in the event that, on the applicable specified exchange date with respect to any subject BEPC exchangeable shares, (i) BEPC has not satisfied its obligation under the BEPC articles by delivering the BEP unit or cash amount and (ii) BEP has not, upon its election in its sole and absolute discretion, acquired such subject BEPC exchangeable share from the holder thereof and delivered the BEP unit or cash amount, BAM will satisfy, or cause to be satisfied, the obligations pursuant to the BEPC articles to exchange such subject BEPC exchangeable shares for the BEP unit amount or the cash amount. The holders of BEPC exchangeable shares have a right to receive the BEP unit amount or the cash amount in such circumstances, which we refer to as the secondary exchange rights.

The secondary exchange rights are a part of the terms of the BEPC exchangeable shares and may not be evidenced, transferred or assigned separate or apart from the BEPC exchangeable shares. The obligations of the rights agent under the Rights Agreement will become effective on the distribution date.

This Rights Agreement will automatically renew for successive periods of two years following the seventh anniversary of the distribution date, unless BAM provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement or otherwise terminated pursuant to its terms as described below.

As of the date of the Rights Agreement, BAM will represent and warrant that BAM has the financial capacity to pay and perform its obligations under the Rights Agreement.

Satisfaction of Secondary Exchange Rights. In accordance with the Rights Agreement, BAM has agreed to satisfy, or cause to be satisfied, the obligations with respect to the secondary exchange rights contained in the BEPC articles. The rights agent has agreed to establish a collateral account, and BAM will contribute an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the rights agent to exchange subject BEPC exchangeable shares for the cash amount or the BEP unit amount in accordance with the Rights Agreement.

In accordance with the BEPC articles, BEPC is required to deliver a notice, which we refer to as the BEPC notice, to the rights agent and BAM on the specified exchange date if the conditions to the exercise of the secondary exchange rights with respect to any subject BEPC exchangeable shares have been satisfied. The BEPC notice must set forth the BEP unit amount and the cash amount for such subject BEPC exchangeable shares and any necessary wire transfer or other delivery instructions. BAM may provide notice to the rights agent by the business day immediately following receipt of the BEPC notice, providing that BAM has elected, in BAM’s sole discretion, to fund the cash amount. If the rights agent has not received such signed written notice from BAM, the rights agent must exchange the subject BEPC exchangeable shares for a number of BEP units held in the collateral account equal to the BEP unit amount and promptly, and in any event within two (2) business days, deliver such BEP units from the collateral account to the holder of the subject BEPC exchangeable shares. If there are not enough BEP units in the collateral account to satisfy the BEP unit amount with respect to one or more of such subject BEPC exchangeable shares, the rights agent will exchange such subject BEPC exchangeable shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the subject BEPC exchangeable shares.

If the holder of the subject BEPC exchangeable shares has not received the BEP units amount or the cash amount by the specified exchange date, the holder of subject BEPC exchangeable shares may deliver, or cause to be delivered, a notice, which we refer to as the exchanging BEPC shareholder notice, to the rights agent and BAM. The exchanging BEPC shareholder notice must set forth the number of such subject BEPC exchangeable shares and any necessary wire transfer or other delivery instructions and be in a format that is acceptable to the rights agent. As promptly as practicable and in any event on or prior to the next business day immediately following receipt of the exchanging BEPC shareholder notice, BAM will provide notice to the rights agent (i) setting forth the BEP unit amount and the cash amount for such subject BEPC exchangeable shares and (ii) either (a) providing that BAM has elected, in BAM’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject BEPC exchangeable share. BAM is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the secondary exchange right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by BAM, the exchanging BEPC shareholder notice and the subject BEPC exchangeable shares, the rights agent will exchange such subject BEPC exchangeable shares for the BEP unit amount from the collateral account or, if there are not enough BEP units in the collateral account, for the cash amount from the collateral account.

With respect to any exchange of subject BEPC exchangeable shares, BAM may elect to instruct the rights agent to exchange the subject BEPC exchangeable shares for the cash amount. If BAM makes such an election and there is not a sufficient amount of cash in the collateral account, BAM must deposit the required amount into the collateral account simultaneously with such election.

In connection with the exercise by a holder of the secondary exchange right with respect to any subject BEPC exchangeable shares held through the Depository Trust Company, which we refer to as DTC, or another depositary, such holder will deliver to the rights agent such subject BEPC exchangeable shares pursuant to DTC’s or such other depositary’s applicable procedures. In addition, such holder will deliver to the rights agent via e-mail on the business day prior to delivery of such subject BEPC exchangeable shares a copy of the exchanging BEPC shareholder notice, if applicable.

Receipt of Subject BEPC Exchangeable Shares; Withholding. Holders of subject BEPC exchangeable shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject BEPC exchangeable shares, the holder of such subject BEPC exchangeable shares will not be entitled to exercise its secondary exchange rights with respect to such shares. Each holder of subject BEPC exchangeable shares will pay to BAM the amount of any tax withholding due upon the exchange of such shares and, in the event BAM elects to acquire some or all of the subject BEPC exchangeable shares in exchange for the cash amount, will authorize BAM to retain a portion of the cash amount to satisfy tax withholding obligations. If BAM elects to acquire some or all of the subject BEPC exchangeable shares in exchange for the BEP unit amount, BAM may elect to either satisfy the amount of any tax withholding by retaining BEP units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by BAM, which amounts will be treated as a loan by BAM to the holder of the subject BEPC exchangeable shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.

BEP Units Record Date. Each former holder of subject BEPC exchangeable shares who receives the BEP unit amount will be deemed to have become the owner of the BEP units as of the date upon which such subject BEPC exchangeable shares are duly surrendered in accordance with the Rights Agreement.

Collateral Account. BAM or its affiliates will establish one or more non-interest -bearing trust accounts to be administered by the rights agent, which we refer to as the collateral account(s). At all times on and after the date of issuance of any BEPC exchangeable shares by BEPC, BAM will ensure that the aggregate of (i) the BEP units in the collateral account plus the number of BEP units issuable upon conversion or redemption of BEP unit convertibles, or the collateral account BEP unit balance, and (ii) the number of BEP units equal to the aggregate amount of cash in the collateral account divided by the value of a BEP unit, or the collateral cash balance and, together with the collateral account BEP unit balance, the collateral account balance, will at all times be equal to or exceed the number of BEP units that is equal to the product of the total number of BEPC exchangeable shares outstanding (excluding those owned by BAM or its affiliates) multiplied by the conversion factor in accordance with the BEPC articles, or the required collateral account balance.

If the collateral account balance is at any time less than the required collateral account balance, BAM will, within two (2) business days, deposit or cause to be deposited into the collateral account either (i) a number of BEP units or any security convertible into or redeemable for BEP units (other than BEPC exchangeable shares), or the BEP unit convertibles, or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a BEP unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by BAM or its affiliates, and must either be satisfied directly by BAM or such affiliates or will be deemed to reduce the collateral account balance. BAM must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to the BEPC articles.

BAM and its affiliates will not be entitled to withdraw any BEP unit or BEP unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to the BEPC articles or a decrease in the number of BEPC exchangeable shares outstanding (excluding BEPC exchangeable shares held by BAM or its affiliates) or (ii) upon the deposit by BAM or its affiliates in the collateral account of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the BEP units withdrawn or the number of BEP unit convertibles that are convertible into or redeemable for such BEP units.

If the collateral account contains any amount of cash in lieu of BEP units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account BEP unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a BEP unit, or the required collateral account cash balance. If at any time the collateral account cash balance is less than the required collateral account cash balance, BAM will within two (2) business days deposit or cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.

BAM and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of BEP units or BEP unit convertibles.

Registration of BEP Units. BAM has agreed that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the BEP units in the collateral account, including BEP units issuable from time to time upon conversion of or redemption for BEP unit convertibles, and the transfer of such BEP units from the collateral account to a holder of subject BEPC exchangeable shares, BAM will deposit or cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all BEP units (including BEP units issuable from time to time upon conversion of or redemption for BEP unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the BEP units in the collateral account, including BEP units issuable from time to time upon conversion of or redemption for BEP unit convertibles, and the transfer of such BEP units from the collateral account to a holder of subject BEPC exchangeable shares, are registered under an effective shelf registration statement.

Termination or Amendment. The Rights Agreement will terminate automatically on the earliest of (i) the date on which there are no BEPC exchangeable shares outstanding, other than BEPC exchangeable shares owned by BAM or its affiliates, (ii) written notice of termination at least 60 days prior to the expiry of the applicable term, or (iii) the affirmative consent or vote of holders of at least two-thirds (2⁄3rds) of the outstanding BEPC exchangeable shares not held by Brookfield, BEP or their controlled affiliates, voting as a class, and the approval of a majority of the independent directors of BEPC. BAM may not, without the affirmative vote of holders of at least two-thirds (2⁄3rds) of the outstanding BEPC exchangeable shares not held by BAM, voting as a class, and the approval of a majority of the independent directors of BEPC, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement. Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by BAM, BEP or their affiliates, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors. After the termination of the Rights Agreement, holders of BEPC exchangeable shares will continue to have all of the rights provided for in the BEPC articles but will no longer be entitled to rely on the secondary exchange rights.

BEP Registration Rights Agreement

BEPC, BEP and BAM will enter into a registration rights agreement, which we refer to as the BEP Registration Rights Agreement, comparable to the registration rights agreement existing between BAM and BEP. Under the BEP Registration Rights Agreement , BEPC will agree that, upon the request of BAM, BEPC will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any of BEPC exchangeable shares held by BAM. In the BEP Registration Rights Agreement, BEPC will agree to pay expenses in connection with such registration and sales and will indemnify BAM for material misstatements or omissions in the registration statement.

Incentive Distributions

Brookfield’s general partner interest in BRELP, through its indirect wholly-owned subsidiary BRP Bermuda GP Limited’s, entitles it to incentive distribution rights that are based on the amount by which quarterly distributions on BRELP’s units (including securities such as BEPC exchangeable shares that are the economic equivalent of a BEP unit, but excluding BRELP’s class A preferred units) exceed specified target levels. To the extent distributions on BRELP’s units (including securities such as BEPC exchangeable shares that are the economic equivalent of a BEP unit, but excluding BRELP’s class A preferred units) exceed $0.375 per quarter, the incentive distribution rights entitle BREP Holding L.P. to 15% of incremental distributions above this threshold. To the extent that distributions on BRELP’s units (including securities such as BEPC exchangeable shares that are the economic equivalent of a BEP unit, but excluding BRELP’s class A preferred units) exceed $0.4225 per quarter, the incentive distribution rights entitle BREP Holding L.P. to 25% of incremental distributions above this threshold. BRP Bermuda GP Limited may elect to reinvest any of the incentive distributions from its general partner interest in additional redeemable partnership units. The above thresholds of $0.375 and $0.4225 will be reduced on the completion of the special distribution to give effect to the special distribution, to $0.300 and $0.338. To the extent that Brookfield Renewable or BEPC pays to Brookfield any comparable performance or incentive distribution, the amount of any future incentive distributions will be reduced in an equitable manner to avoid duplication of distributions. The value of the special distribution will not be included in the relevant quarterly incentive distribution calculation.

There will be no increase to the base management fee and incentive distribution fees currently paid by BEP to the Service Providers, though BEPC will be responsible for reimbursing BEP or its subsidiaries, as the case may be, for its proportionate share of the base management fee. BEPC’s proportionate share of the base management fee will be calculated on the basis of the value of BEPC’s business relative to that of BEP.

Indemnification Arrangements

Subject to certain limitations, Brookfield and its directors, officers, agents, members, partners, shareholders and employees generally benefit from indemnification provisions and limitations on liability that are included in the BEPC articles and other arrangements with Brookfield. See “BEPC Management and the BEP Master Services Agreement—The BEP Master Services Agreement—Indemnification and Limitations on Liability” and “BEPC Governance—Indemnification and Limitations on Liability”.

Brazil Development Projects

Brookfield Renewable indirectly acquired a number of early stage development projects in Brazil from Brookfield in November 2011. To further align interests and incentivize continued development success with respect to these specific projects, Brookfield received no upfront proceeds for the transfer of these projects, but is entitled to receive on commercial operation or sale of the projects, in each case if developed or sold in the 25 years following the acquisition, up to 100% of the development costs that it contributed to each project and 50% of the fair market value of the projects in excess of a priority return on each party’s invested capital. These amounts will only be payable on projects upon substantial completion or sale of the project. Fair market value means BEPC’s and Brookfield Renewable’s, as applicable, pro rata percentage of the fair market value of a development project, as determined by the Service Provider and the independent directors of NA Holdco, on the date on which substantial completion of the development project has been achieved, or, if earlier, the date that the project is sold. With respect to these Brazil development projects, Brookfield subscribed for special shares which contain a redemption feature that provides for the reimbursement of expenses as well as the sharing of the fair market value of a given project. These development projects will be transferred to BEPC as part of the reorganization that results in the transfer of the Business to BEPC.

Licensing Agreement

BEPC is automatically entitled to the benefits and certain obligations under the Licensing Agreement that Brookfield Renewable has entered into with Brookfield, by virtue of the fact that BEPC is a controlled subsidiary of BEP. Pursuant to the Licensing Agreement, Brookfield has granted a non-exclusive, royalty-free license to use the name “Brookfield” and the Brookfield logo. Other than under this limited license, BEPC does not have a legal right to the “Brookfield” name and the Brookfield logo on a global basis.

The Licensing Agreement may be terminated by Brookfield Renewable upon thirty (30) days’ prior written notice if Brookfield defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of thirty (30) days after written notice of termination of the breach is given to Brookfield. Brookfield may terminate the Licensing Agreement effective immediately upon termination of the BEP Master Services Agreement or with respect to any licensee upon thirty (30) days’ prior written notice of termination if any of the following occurs:

•

the licensee defaults in the performance of any material term, condition or agreement contained in the agreement and the default continues for a period of thirty (30) days after written notice of termination of the breach is given to the licensee;

•	the licensee assigns, sublicenses, pledges, mortgages or otherwise encumbers the intellectual property rights granted to it pursuant to the Licensing Agreement;

•	certain events relating to a bankruptcy or insolvency of the licensee; or

•	the licensee ceases to be an affiliate of Brookfield.

A termination of the Licensing Agreement with respect to one or more licensees will not affect the validity or enforceability of the agreement with respect to any other licensee.

Conflicts of Interest and Fiduciary Duties

The Brookfield Renewable group maintains a conflicts protocol and guidelines, which we refer to as the conflicts management policies, for addressing conflicts and potential conflicts and for providing guidelines for the completion of certain transactions. The conflicts management policies recognize the benefit to the Brookfield Renewable group of its relationship with Brookfield and it intends to seek to maximize the benefits from this relationship. The conflicts management policies provide that conflicts be resolved based on the principles of transparency and that transactions that are carried out, be carried out at an arm’s length basis, with validation of terms as arm’s length being based upon actual participation of arm’s length third party participants such as co-investors whenever possible, or otherwise through objective, independent professional advice or other satisfactory evidence of market terms.

The conflicts management policies focus on addressing the principal activities that may give rise to potential conflicts of interest, including the Brookfield Renewable group’s investment activities and acquisitions and its participation in Brookfield-sponsored vehicles, consortiums and/or partnerships (including private funds, joint ventures and similar arrangements), which we refer to as Brookfield Accounts, together with any management or service arrangements entered into in connection therewith or the ongoing operations of the underlying Operating Entities, and transactions with Brookfield and Brookfield Accounts. The conflicts management policies may be amended from time to time at the discretion and with the approval of the board of directors of the general partner of BEP.

In addition, the conflicts management policies provide that acquisitions that are carried out jointly by the Brookfield Renewable group and Brookfield, or in the context of a Brookfield Account that they participate in, be carried out on the basis that the consideration paid by the Brookfield Renewable group be no more, on a per share or proportionate basis, than the consideration paid by Brookfield or other participants, as applicable. The conflicts management policies also provide that any fees or carried interest payable in respect of the Brookfield Renewable group’s proportionate investment, or in respect of an acquisition made solely by the Brookfield Renewable group, must be credited in the manner contemplated by the BEP Master Services Agreement and BRELP’s limited partnership agreement, where applicable, or that such fees or carried interest must either have been negotiated with another arm’s-length participant or otherwise demonstrated to be on market terms. The conflicts management policies also provide that in transactions involving (i) an acquisition by the Brookfield Renewable group of an asset from Brookfield, or (ii) the purchase by the Brookfield Renewable group and Brookfield of different assets, a fairness opinion or a valuation or appraisal by a qualified expert be obtained, confirming that the consideration paid by the Brookfield Renewable group is fair from a financial point of view. These requirements are in addition to any disclosure, approval and valuation requirements that may arise under applicable law.

With respect to transactions in which there is greater potential for a conflict of interest to arise, the general partner of BEP may be required to seek the prior approval of BEPC’s independent directors and/or the directors of the general partners of BEP that are independent from Brookfield pursuant to the conflicts management policies that have been approved by the independent directors from time to time. These transactions include:

•	subject to certain exceptions, acquisitions by the Brookfield Renewable group from, and dispositions by the Brookfield Renewable group to, Brookfield and Brookfield Accounts;

•	acquisitions whereby the Brookfield Renewable group and Brookfield are purchasing different assets as part of a single transaction;

•	investing in a private Brookfield sponsored-fund, consortium or partnership;

•	the dissolution of BEP or BRELP;

•	any material amendment to the BEP Master Services Agreement, the Brookfield Relationship Agreement, BRELP’s limited partnership agreement or BEP’s limited partnership agreement;

•

subject to certain exceptions, any material service agreement or other arrangement pursuant to which Brookfield will be paid a fee, or other consideration other than any agreement or arrangement contemplated by the BEP Master Services Agreement;

•

determinations regarding the payment of fees in BEP units or limited partnership units of BRELP or the deferral of the incentive distribution. See “BEP and BEPC Relationship with Brookfield—Incentive Distributions”;

•

termination of, or any determinations regarding indemnification under, the BEP Master Services Agreement or determinations regarding indemnification under BRELP’s limited partnership agreement or BEP’s limited partnership agreement; and

•	subject to certain exceptions, other material transactions involving BEPC and Brookfield.

Pursuant to the conflicts management policies, independent directors may grant prior approvals for any of these transactions in the form of general guidelines, policies or procedures in which case no further special approval will be required in connection with a particular transaction or matter permitted thereby, provided such transactions or matters are conducted in accordance with the pre-approved guidelines, policies or procedures.

In certain circumstances, these transactions may be related party transactions for the purposes of, and subject to certain requirements of, Canadian Multilateral Instrument 61-101—Protection of Minority Securityholders in Special Transactions, or MI 61-101. MI 61-101 provides a number of circumstances in which a transaction between an issuer and a related party may be subject to valuation and minority approval requirements. An exemption from such requirements is available when the fair market value of the transaction is not more than 25% of the market capitalization of the issuer. BEP has been granted exemptive relief from the requirements of MI 61-101 that, subject to certain conditions, permits it to be exempt from the minority approval and valuation requirements for transactions that would have a value of less than 25% of BEP’s market capitalization, if Brookfield’s indirect equity interest in BEP, which is held in the form of redeemable partnership units, is included in the calculation of BEP’s market capitalization. As a result, the 25% threshold, above which the minority approval and valuation requirements apply, is increased to include the approximately 41.7% indirect interest in BEP held by Brookfield in the form of redeemable partnership units. BEP has also been granted relief from the requirements of MI 61-101 for any related party transactions of BEP with BEPC or any of BEPC’s subsidiaries, and BEPC has been granted relief from the requirements of MI 61-101 for any related party transactions of BEPC with BEP or any of BEP’s subsidiaries.

The Brookfield Renewable group’s organizational, ownership and management structure and strategy involve a number of aspects and relationships that may give rise to conflicts of interest between the Brookfield Renewable group and the Brookfield Renewable group’s securityholders, on the one hand, and Brookfield and/or other Brookfield-sponsored vehicles, consortiums and/or partnerships (including private funds, joint ventures and similar arrangements), or Brookfield Accounts, on the other hand. The discussion below sets out certain of the conflicts of interest that may arise, but does not purport to be a complete list or explanation of all such potential conflicts of interest. Dealing with conflicts of interest is complex, and it is not possible to predict all of the types of conflicts that may arise. While Brookfield acts in good faith to resolve all potential conflicts in a manner that is fair and balanced taking into account the facts and circumstances known to it at the time, there can be no assurance that any recommendation or determination made by Brookfield will be most beneficial or favorable to the Brookfield Renewable group or would not have been different if additional information were available to it. Potential conflicts of interest generally will be resolved in accordance with the principles summarized herein and in accordance with conflicts management policies in respect of transactions with Brookfield and its subsidiaries adopted, which we refer to as collectively, the conflicts management policy, that have been approved by the directors of BEPC that are independent of Brookfield, and the directors of BEP’s general partner that are independent from Brookfield. The conflicts management policy was put in place in recognition of the benefit to the Brookfield Renewable group of its relationship with Brookfield and it intends to seek to maximize the benefits from this relationship. The conflicts management policy generally provides for potential conflicts to be resolved on the basis of transparency and, where required pursuant to the policy, third party validation and approvals. The conflicts management policy focuses on addressing the principal activities that may give rise to potential conflicts of interests, including the Brookfield Renewable group’s investment activities, the Brookfield Renewable group’s participation in Brookfield Accounts, transactions with Brookfield (and Brookfield Accounts), and engagements of Brookfield affiliates (or of the Brookfield Renewable group by Brookfield Accounts), including engagements for operational services entered into between underlying operating entities.

As described elsewhere herein, the Brookfield Renewable group may pursue acquisition opportunities in various ways, including indirectly through investments in Brookfield Accounts or directly by investing alongside Brookfield Accounts. Any references in this section to the Brookfield Renewable group’s acquisitions, investments, assets, expenses, Operating Entities or other terms should be understood to mean such items undertaken, incurred or held directly by the Brookfield Renewable group or indirectly by the Brookfield Renewable group through its investment in one or more Brookfield Accounts.

Allocation of Investment Opportunities. In recommending acquisition opportunities, Brookfield has significant discretion to determine the suitability and/or appropriateness of opportunities for the Brookfield Renewable group and to allocate such opportunities among the Brookfield Renewable group, Brookfield, Brookfield Accounts, and/or third parties as it deems appropriate. Brookfield and Brookfield Accounts have

(and future Brookfield Accounts may in the future have) investment mandates that overlap with the Brookfield Renewable group’s investment mandate, including TerraForm Power, the CEE Funds, and other Brookfield Accounts that invest in renewable power assets and in which the Brookfield Renewable group generally expects to be a significant investor. In addition, Brookfield has provided, and may in the future provide (without notice to shareholders of the Brookfield Renewable group), priority rights with respect to certain investment opportunities, including all or a select geographic, industry or other subset of opportunities, to certain Brookfield Accounts (but not to the Brookfield Renewable group) or to other persons pursuant to contractual or other arrangements. For example, pursuant to a relationship agreement between TerraForm Power and Brookfield, Brookfield has, subject to certain exceptions, designated TerraForm Power (of which Brookfield Renewable owns approximately 30%) as its primary vehicle for the acquisition of operating solar and wind assets in North America and Western Europe. However, this relationship agreement is expected to be terminated upon completion of the TERP acquisition. In addition, the CEE Funds (in which Brookfield Renewable does not own an interest) has a mandate that targets low risk renewable power investments with lower target returns than the Brookfield Renewable group. As well, Brookfield Accounts with real estate or infrastructure focused investment mandates generally have been (and will in the future be) given priority with respect to investment opportunities that are suitable and appropriate for them. As a result, Brookfield Accounts may compete with, or have priority over, the Brookfield Renewable group in respect of investment opportunities, and opportunities that would otherwise be suitable for the Brookfield Renewable group may not be made available to the Brookfield Renewable group, the Brookfield Renewable group may receive a smaller allocation of such opportunities than would otherwise have been the case, or the Brookfield Renewable group may receive an allocation of such opportunities on different terms than Brookfield or Brookfield Accounts (which may be less favorable than otherwise would have been the case).

The question of whether a particular opportunity is suitable and/or appropriate for the Brookfield Renewable group, and, to the extent it is, the amount of such opportunity to be allocated to the Brookfield Renewable group, is highly subjective and will be made in Brookfield’s discretion based on various portfolio construction and management factors, including: (i) the size, nature and type of the opportunity (including the expected risk-return profile of the investment, expected holding period and its fit with the balance of the Brookfield Renewable group’s investments and related operations); (ii) the amount of capital available for investment; (iii) principles of diversification of assets (including whether the Brookfield Renewable group will participate in the opportunity through the Brookfield Renewable group’s investment in Brookfield Accounts); (iv) the nature and extent of involvement in the transaction and the sourcing of the transaction by the Brookfield investment professionals that manage the Brookfield Renewable group; (v) the nature of potential acquirers upon disposition; (vi) the Brookfield Renewable group’s expected future capacity; (vii) cash and liquidity needs (including the Brookfield Renewable group’s interest in preserving capital in order to secure other opportunities and/or to meet other obligations); (viii) the availability of other appropriate or similar investment opportunities (including other opportunities that the Brookfield Renewable group may be pursuing or otherwise considering at the relevant time); and (ix) other considerations deemed relevant by Brookfield (including legal, regulatory, tax, timing and similar considerations). If Brookfield determines that an opportunity is not suitable or appropriate for the Brookfield Renewable group, it may still pursue such opportunity on its own behalf or on behalf of one or more Brookfield Accounts. As a result, there may be differences in the overall performance of the Brookfield Renewable group, Brookfield and Brookfield Accounts that have overlapping investment mandates.

In allocating investment opportunities among the Brookfield Renewable group, Brookfield and Brookfield Accounts (including Brookfield Accounts that have investment mandates that overlap with that of the Brookfield Renewable group), Brookfield will face certain potential conflicts of interest between the interests of the Brookfield Renewable group, its interests and the interests of Brookfield Accounts. These potential conflicts may be exacerbated in situations where Brookfield has larger interests in Brookfield Accounts than its interest in the Brookfield Renewable group, where Brookfield is entitled to higher fees from Brookfield Accounts than from the Brookfield Renewable group, where portfolio managers making an allocation decision are entitled to performance-based compensation from Brookfield or a Brookfield Account, or where there are capacity constraints with respect to a particular strategy or opportunity as a result of, for example, position limits and/or regulatory reporting obligations applicable to Brookfield. In addition, as an investment changes over time, additional conflicts of interest may arise, including as a result of earlier investment allocation decisions. Brookfield will make investment allocation decisions taking into account the Brookfield Renewable group’s, Brookfield’s and Brookfield Accounts’ investment mandates and interests.

Allocation of Broken-Deal Expenses. The Brookfield Renewable group will incur expenses with respect to the consideration and pursuit of transactions that are not ultimately consummated, referred to as broken-deal expenses, including through its investments in Brookfield Accounts. Examples of broken-deal expenses include (i) research costs, (ii) fees and expenses of legal, financial, tax, accounting, consulting or other advisors (including Brookfield) in connection with conducting due diligence or otherwise pursuing a particular non-consummated transaction, (iii) fees and expenses in connection with arranging financing for a particular non-consummated transaction, (iv) travel costs, (v) deposits or down payments that are forfeited in connection with, or amounts paid as a penalty for, a particular non-consummated transaction and (vi) other expenses incurred in connection with activities related to a particular non-consummated transaction. Broken-deal expenses generally will be allocated among the Brookfield Renewable group, Brookfield and Brookfield Accounts in the manner that Brookfield determines to be fair and equitable, which may be pro rata or on a different basis.

Co-Investment Opportunities and Expenses. Because of the scale of renewable power acquisitions, the Brookfield Renewable group may offer portions of certain acquisition opportunities for co-investment. In addition, because the Brookfield Renewable group’s strategy includes completing acquisitions through Brookfield Accounts, the Brookfield Renewable group will likely make co-investments with Brookfield and Brookfield Accounts. Decisions regarding whether and to which parties to offer co-investment opportunities are made by Brookfield and may be based on a number of factors, including portfolio construction, strategic or other considerations, taking into account the specific facts and circumstances relating to each potential co-investment opportunity. As a result, from time to time, the Brookfield Renewable group may offer (or receive from Brookfield Accounts) larger or smaller portions of co-investment opportunities than would otherwise have been the case or no portion of certain opportunities.

In the Brookfield Renewable group’s capacity as a co-investor, the Brookfield Renewable group will typically bear its pro rata share of fees, costs and expenses related to the discovery, investigation, development, acquisition or consummation, ownership, maintenance, monitoring, hedging and disposition of the Brookfield Renewable group’s co-investments and the Brookfield Renewable group may be required to pay the Brookfield Renewable group’s pro rata share of fees, costs and expenses related to potential investments that are not consummated, such as broken deal expenses (including “reverse” breakup fees). Notwithstanding the foregoing, certain potential co-investors may not agree to pay or otherwise bear fees, costs and expenses related to unconsummated co-investments. In addition, in certain circumstances, potential co-investors may not bear such fees, costs and expenses, including because they have not yet been identified (or their anticipated allocation has not yet been identified) as of the time such potential investment ceases to be pursued, are not yet committed to such potential investment or are not contractually required to bear such fees, costs and expenses. In those events, such fees, costs and expenses will (i) be considered Brookfield Renewable operating expenses and be borne by the Brookfield Renewable group (in connection with co-investment opportunities that the Brookfield Renewable group offered) or (ii) be considered operating expenses of, and be borne by, the Brookfield Account (in connection with co-investments offered by the Brookfield Account), a pro-rata portion of which will be borne by the Brookfield Renewable group through the Brookfield Renewable group’s investment in the Brookfield Account.

Other Activities of Brookfield Renewable Group Investment Personnel. The same professionals within Brookfield’s organization who are involved in sourcing and executing acquisitions that are suitable for the Brookfield Renewable group are responsible for sourcing and executing opportunities for the Brookfield Accounts as well as having other responsibilities within Brookfield’s broader asset management business. Limits on the availability of such individuals will likewise result in a limitation on the availability of acquisition opportunities for the Brookfield Renewable group, and such individuals’ broader responsibilities could conflict with their responsibilities to the Brookfield Renewable group.

Investments by Brookfield Personnel. Brookfield Personnel may generally buy and sell securities or other investments for their own or their family members’ accounts (including through Brookfield Accounts). Positions may be taken by such Brookfield Personnel that are the same, different from, or made at different times than positions taken directly or indirectly for the Brookfield Renewable group. To reduce the possibility of (i) potential conflicts between the Brookfield Renewable group’s investment activities and those of Brookfield Personnel and (ii) the Brookfield Renewable group being materially adversely affected by Brookfield Personnel’s personal trading activities, Brookfield has established policies and procedures relating to personal securities trading. To this end, Brookfield Personnel that participate in managing the Brookfield Renewable group’s investment activities are generally restricted from engaging in personal trading activities (unless such activities are conducted through accounts over which the personnel have no influence or control), and other personnel generally must pre-clear proposed personal trades. In addition, Brookfield’s policies include prohibitions on insider trading, front running, trading in securities that are on Brookfield’s restricted trading list, trading in securities that are subject to a black-out period and other restrictions.

Investments by the Investing Affiliate. Certain Brookfield executives own a substantial majority of an entity that makes investments for its own account, which we refer to as the investing affiliate. The investing affiliate’s activities are managed separately from the Brookfield Renewable group’s (or any Brookfield Account’s) activities. There is no formal informational barrier between the investing affiliate and the rest of Brookfield. Brookfield has adopted protocols designed to ensure that the investing affiliate’s activities do not materially adversely affect the Brookfield Renewable group’s (and Brookfield Accounts’) activities and to ensure that potential conflicts are resolved in a manner pursuant to which the Brookfield Renewable group’s (and Brookfield Accounts’) interests are, to the extent feasible, prioritized relative to the investing affiliate’s.

Warehousing Investments. Where Brookfield has made an acquisition, it may transfer it to the Brookfield Renewable group at a later date at cost, plus a pre-agreed interest rate, after the assets have been developed or the Brookfield Renewable group has obtained sufficient financing. Similarly, the Brookfield Renewable group may warehouse one or more investments for a Brookfield Account in which the Brookfield Renewable group is invested and generally transfer the warehoused investment to the applicable Brookfield Account at cost, plus a pre-agreed interest rate, once the Brookfield Account has raised sufficient capital, including financing, to support the acquisition. In the event the applicable Brookfield Account does not obtain sufficient financing to purchase the warehoused investment and the Brookfield Renewable group cannot find another buyer for the investment, the Brookfield Renewable group may be forced to retain the investment, the value of which may have increased or declined.

Transacting with Brookfield. When permitted by applicable law and subject to and in accordance with BEPC’s and BEP’s conflicts policy, the Brookfield Renewable group may buy investments from or sell investments to Brookfield and/or Brookfield Accounts. Such transactions generally will require the approval of the independent directors of BEPC and/or the directors of the general partner of BEP that are independent of Brookfield and, in connection with transactions with a Brookfield Account, the advisory committee of the applicable Brookfield Account.

Terms of an Investment by BEPC May Benefit or Disadvantage Brookfield or a Brookfield Account. In making certain decisions with regard to a potential investment by the Brookfield Renewable group (or by a Brookfield Account in which the Brookfield Renewable group is invested), Brookfield could face certain conflicts of interest between the interests of the Brookfield Renewable group (or the Brookfield Account), on the one hand, and the interests of Brookfield, the investing affiliate or a Brookfield Account that has already made a related investment, on the other hand. Similarly, a prospective investment by Brookfield or a Brookfield Account may present a conflict of interest with respect to an investment by the Brookfield Renewable group. Subject to applicable law and BEPC’s and BEP’s conflicts policy, Brookfield may cause the Brookfield Renewable group to invest in securities, bank loans or other obligations of companies affiliated with or advised by Brookfield or in which Brookfield, the investing affiliate or a Brookfield Account has an equity, debt or other interest, or to engage in investment transactions that may result in Brookfield, the investing affiliate or a Brookfield Account getting an economic benefit, being relieved of obligations or divested of investments. For example, the Brookfield Renewable group may make a debt or equity investment in an entity which is expected to use the proceeds of such investment to repay loans from Brookfield or a Brookfield Account. Depending on the circumstance, Brookfield or such Brookfield Account might benefit if the Brookfield Renewable group invested more money, thus providing sufficient funds to repay Brookfield or the Brookfield Account, or it might benefit if the loans remained outstanding and Brookfield or such Brookfield Account continued to receive payment under the existing loans, if the loans were on attractive terms (including an attractive interest rate) from the perspective of Brookfield or such Brookfield Account. Alternatively, Brookfield or a Brookfield Account might be in the position of making an investment that could be used to repay loans from the Brookfield Renewable group, which would present the opposite conflict. Similarly, such conflicts might also be present in other situations. For example, in certain circumstances, the Brookfield Renewable group may pursue a take-private, asset purchase or other material transaction with an issuer in which Brookfield, the investing affiliate or a Brookfield Account is invested, which may result in a benefit to Brookfield, the investing affiliate or the Brookfield Account. In situations where the Brookfield Renewable group’s activities may enhance Brookfield’s, the investing affiliate’s or a Brookfield Account’s profitability, Brookfield may take its own, the investing affiliate’s or the Brookfield Account’s interests into consideration in connection with actions it takes on the Brookfield Renewable group’s behalf.

Investments with Related Parties. In certain circumstances, the Brookfield Renewable group will participate in investments that involve Brookfield or Brookfield Accounts in equity or debt positions within a transaction. For example, Brookfield or Brookfield Accounts may: (i) enter into a joint transaction with the Brookfield Renewable group; (ii) be borrowers of certain investments or lenders in respect of the Brookfield Renewable group; or (iii) hold debt positions (either junior or senior to the Brookfield Renewable group’s positions) or other interests in an investment’s capital stock. The interests of Brookfield or Brookfield Accounts in such investments may differ from the Brookfield Renewable group’s interests and also may have been acquired at different times, at different prices and/or subject to different terms and conditions. As a result of these differences, Brookfield or Brookfield Accounts may manage such interests in a way that is different from the Brookfield Renewable group’s (including, for example, by investing in different portions of an issuer’s capital structure, investing in the same portion but on different terms, obtaining exposure to the investment using different types of securities or instruments, voting securities in a different manner, and/or acquiring or disposing of its interests at different times than the Brookfield Renewable group). In connection with the foregoing, Brookfield or Brookfield Accounts may pursue or enforce rights or activities, or refrain from pursuing or enforcing rights or activities, with respect to a particular investment in which the Brookfield Renewable group has invested, even though such actions or inaction could adversely affect the Brookfield Renewable group. For example, if an issuer in which the Brookfield Renewable group has an investment and in which Brookfield or a Brookfield Account also has an investment, but at a different portion of the capital structure, becomes distressed or defaults on its obligations, Brookfield will have conflicting loyalties between its duties to the Brookfield Renewable group and to itself or to the Brookfield Account. In such a situation Brookfield, acting on behalf of itself or a Brookfield Account, may seek a liquidation, reorganization or restructuring of the issuer that may have an adverse effect on the Brookfield Renewable group’s holdings in the same issuer, and the Brookfield Renewable group’s transactions may be effected at prices or terms that may be less favorable than would otherwise have been the case (or vice versa). In addition, in the event that Brookfield or Brookfield Accounts hold voting securities of an issuer in which the Brookfield Renewable group holds loans, bonds, or other credit-related securities, Brookfield or such Brookfield Accounts may have the right to vote on certain matters that have an adverse effect on the positions held by the Brookfield Renewable group. Furthermore, to the extent that Brookfield or a Brookfield Account has holdings in the same issuer as the Brookfield Renewable group, Brookfield may be incentivized to take its interests or the interests of such

Brookfield Account into consideration in connection with actions it takes on behalf of the Brookfield Renewable group, even though taking such interests into account could adversely affect the Brookfield Renewable group.

In addition, the Brookfield Renewable group and Brookfield or a Brookfield Account may jointly acquire a portfolio of assets and thereafter divide up the assets. In this circumstance, Brookfield will determine the purchase price associated with each asset, which price may not represent the price the Brookfield Renewable group would have paid if it had acquired only the assets the Brookfield Renewable group ultimately retains. Furthermore, the Brookfield Renewable group and Brookfield or a Brookfield Account may jointly enter into a binding agreement to acquire an investment. If Brookfield or such Brookfield Account is unable to consummate such investment, the Brookfield Renewable group may be subject to additional liabilities, including the potential loss of any deposit or the obligation to fund the entire investment. In addition, the Brookfield Renewable group may provide for the repayment of indebtedness and/or the satisfaction of guarantees on behalf of a Brookfield Account in connection with investments made by such Brookfield Account alongside BEPC. Likewise, a Brookfield Account in which the Brookfield Renewable group is invested may provide for the repayment of indebtedness and/or the satisfaction of guarantees on behalf of co-investment vehicles in connection with investments made by such vehicles alongside the Brookfield Account. In such circumstances, certain investors will benefit from such provision for repayment of indebtedness and/or the satisfaction of guarantees even though those investors are not providing the same level of credit support as the Brookfield Renewable group (or the Brookfield Account, as applicable). In the event the Brookfield Account (or a co-invest vehicle) does not satisfy its share of any payment in respect of any such borrowing, the Brookfield Renewable group (or the Brookfield Account in which the Brookfield Renewable group is invested, as applicable) will be contractually obligated to satisfy its share even if the Brookfield Renewable group (or the Brookfield Account) does not have recourse against the investor(s) benefiting from such support.

Subject to Brookfield policies, information barriers and applicable legal restrictions, other parts of Brookfield may (but are under no obligation to) refer investment opportunities to the Brookfield Renewable group, including investments in issuers in which Brookfield Accounts have existing investments. Referrals of such related investments give rise to potential conflicts of interest, including that an investment by the Brookfield Renewable group may benefit such Brookfield Accounts.

In situations in which the Brookfield Renewable group invests alongside Brookfield or a Brookfield Account, conflicts of interest will potentially arise with respect to the nature and timing of the initial investment and purchase price, the allocation of control rights, strategic objectives, timing of transactions, such as the disposition of all or part of an investment, or resolution of a liability in connection with an investment. These conflicts may result from various factors, including investments in different levels of the capital structure, different measurements of control, different risk profiles, different rights with respect to disposition alternatives, different investment horizons and different target rates of return.

As a result of the various conflicts and related issues described above, the Brookfield Renewable group could sustain losses during periods where Brookfield or a Brookfield Account achieve profits generally or with respect to particular holdings, or could achieve lower profits or higher losses than would have been the case had the conflicts described above not existed.

Pursuit of Investment Opportunities by Certain Non-Controlled Affiliates. Certain companies with which Brookfield may technically be affiliated (i) are controlled, in whole or in part, by persons other than Brookfield, including, for example, joint ventures or similar arrangements with third parties where Brookfield does not have complete control; (ii) are separated from Brookfield pursuant to an information barrier; or (iii) do not coordinate or consult with Brookfield with respect to investment decisions, or together, non-controlled affiliates. Such non-controlled affiliates may have investment mandates that overlap with the Brookfield Renewable group’s investment mandate and conflicts may arise therefrom. For example, the possibility exists that such non-controlled affiliates or investment vehicles managed by such non-controlled affiliates could pursue investment opportunities which are suitable for the Brookfield

Renewable group, but which are not made available to the Brookfield Renewable group since such non-controlled affiliates do not consult with and/or are not wholly controlled by Brookfield. Similarly, certain of Brookfield’s investment activities are managed independently of, and carried out without any reference to the management of the Brookfield Renewable group. In certain instances, there are information barriers in place pursuant to which investment operations are managed independently of each other and information is not generally shared relating to such activities.

Arrangements with Brookfield. The Brookfield Renewable group’s relationship with Brookfield involves a number of arrangements, including the BEP Master Services Agreement and the Brookfield Relationship Agreement, pursuant to which Brookfield provides various services, including access to financing arrangements and acquisition opportunities. Certain of these arrangements were effectively determined by Brookfield in the context of BEPC’s formation, and therefore may contain terms that are less favorable than those which otherwise might have been negotiated between unrelated parties. Circumstances may arise in which these arrangements will need to be amended or new arrangements will need to be entered into, and conflicts of interest between the Brookfield Renewable group and Brookfield may arise in negotiating such new or amended arrangements. Furthermore, Brookfield is generally entitled to share in the returns generated by the Brookfield Renewable group’s operations, which could create an incentive for it to assume greater risks when making decisions than it otherwise would in the absence of such arrangements. In addition, the Brookfield Renewable group’s investment in Brookfield Accounts may provide Brookfield with certain ancillary benefits, such as satisfying Brookfield’s commitment to invest in such accounts (which Brookfield would otherwise need to satisfy from different sources) and assisting Brookfield in marketing the Brookfield Accounts.

Fees for Services. The Brookfield Renewable group (or portfolio companies that the Brookfield Renewable group is directly or indirectly invested in) may be retained to perform certain services to Brookfield, Brookfield Accounts and/or companies and assets they are invested in that would otherwise be provided by third parties. To the extent the Brookfield Renewable group provides such services, the Brookfield Renewable group will generally be compensated (a) at rates for the relevant services that do not exceed the rates that Brookfield reasonably believes to be customarily charged (at such time) for similar services by (i) persons engaged in the same or substantially similar activities or (ii) Brookfield in its provision of the same or substantially similar services to one or more third parties, or the customary rates; provided that, if customary rates are not able to be determined, such services may be provided at cost (including an allocable share of internal costs), (b) at such other rates for the relevant services approved by the independent directors of BEPC and/or the directors of the general partner of BEP that are independent of Brookfield. In determining customary rates, Brookfield will seek to determine what one or more comparable service providers who are engaged in the same or substantially similar activities as Brookfield charge in the ordinary course for similar services at the time of determination. While Brookfield will determine in good faith what rates it believes are customary for such services at such time, there will likely be variances in the marketplace based on an array of factors that affect service providers and the prices of their services, including loss leader pricing strategies or other marketing practices, integration efficiencies, geographic market differences and the quality of the services provided. Brookfield will make a good faith determination as to what it believes to be the customary rate at such time, and may base its determination on one or more factors, including market knowledge, prices charged by competitors, prices charged by Brookfield to one or more third parties, a third party valuation agent, commodity or other price forecasting, prices required in order to meet certain regulatory requirements or qualify for particular governmental programs or other subjective and objective metrics. However, there can be no assurances that the rates charged by the Brookfield Renewable group will not be less than those charged by certain similarly-situated service providers in any given circumstance. If the market rate for any service increases such that it is greater than the rate charged by the Brookfield Renewable group, then the Brookfield Renewable group may be obligated to continue to provide the applicable service at a below-market rate.

In the ordinary course, Brookfield employees are hired or retained by, or seconded or otherwise allocated to (in whole or in part), the Brookfield Renewable group and/or portfolio companies that the Brookfield

Renewable group is directly or indirectly invested in for performance of operating services or roles that in the normal course are expected to be carried out by the Brookfield Renewable group’s (or the relevant portfolio company’s) personnel. In connection with any such arrangement, all or a portion of the compensation and overhead expenses relating to such employees (including base salaries, benefits and incentive compensation (which may include long-term incentive awards of equity or options for equity in Brookfield), among other things) will directly or indirectly be borne by the Brookfield Renewable group or the applicable portfolio companies. The compensation and overhead expenses relating to such employees generally will be within the market compensation range for the roles filled in the relevant market based on one or more of the following: (i) market compensation studies or guidance provided by third parties; (ii) recent market hires made by the relevant portfolio company for comparable positions; (iii) the employee’s peers at Brookfield and the portfolio company; and/or (iv) specific compensation reviews conducted by compensation consultants. For these purposes, given how certain compensation arrangements are structured and valued (particularly various forms of incentive compensation that vest over time and whose value upon payment is based on estimates) and how overhead expenses are generally allocated, in each case requiring certain judgments and assumptions, there can be no assurance that portfolio companies (and indirectly the Brookfield Renewable group) will not bear higher costs than they would have had such expenses been valued, allocated or charged differently.

Brookfield and its personnel will receive certain intangible and/or other benefits and/or perquisites arising or resulting from their activities on behalf of the Brookfield Renewable group and/or portfolio companies in which the Brookfield Renewable group is (directly or indirectly) invested which will not reduce fees or other expenses or otherwise be shared with the Brookfield Renewable group and/or the Brookfield Renewable group’s portfolio companies. For example, airline travel and hotel stays incurred as direct or indirect expenses of BEPC and/or portfolio companies in which the Brookfield Renewable group is (directly or indirectly) invested may result in “miles” or “points” or credit in loyalty/status programs, and such benefits and/or amounts will, whether or not de minimis or difficult to value, enure exclusively to Brookfield and/or such personnel (and not the Brookfield Renewable group and/or the Brookfield Renewable group’s portfolio companies) even though the cost of the underlying service is borne by directly or indirectly by the Brookfield Renewable group and/or the Brookfield Renewable group’s portfolio companies. In addition, Brookfield may make available certain discount programs to its employees as a result of Brookfield’s relationship with a portfolio company, such as “friends and family” and similar discounts.

Brookfield Investments in Companies. Brookfield (or Brookfield Accounts) will from time to time make equity or other investments in companies or businesses that provide services to or otherwise contract with the Brookfield Renewable group, Brookfield Accounts in which the Brookfield Renewable group is invested or the Brookfield Renewable group’s direct or indirect portfolio companies. In particular, Brookfield has in the past entered into, and expects to continue to enter into, relationships with companies in technology and other sectors and industries in which Brookfield has broad expertise and knowledge, whereby Brookfield acquires an equity or other interest in such companies that may, in turn, transact with the Brookfield Renewable group, Brookfield Accounts in which the Brookfield Renewable group is invested or the Brookfield Renewable group’s direct or indirect portfolio companies. For example, Brookfield (through an investment program referred to as Brookfield Ventures) invests in emerging technology companies that develop and offer technology products that are expected to be of relevance to the Brookfield Renewable group, Brookfield Accounts in which the Brookfield Renewable group is invested or the Brookfield Renewable group’s direct or indirect portfolio companies (as well as third party companies). In connection with such relationships, Brookfield may, and often will, refer, introduce or otherwise facilitate transactions between such companies and the Brookfield Renewable group, Brookfield Accounts in which the Brookfield Renewable group is invested or the Brookfield Renewable group’s direct or indirect portfolio companies, which may, and often will, result in benefits to Brookfield, including via increased profitability of the relevant company, as well as financial incentives and/or milestones which benefit Brookfield (including through increased equity allotments), which may be significant. Such financial incentives that enure to or benefit Brookfield pose an incentive for Brookfield to cause the Brookfield Renewable group,

Brookfield Accounts in which the Brookfield Renewable group is invested or the Brookfield Renewable group’s direct or indirect portfolio companies to enter into such transactions that may or may not have otherwise been entered into. Financial incentives derived from relationships with such companies will generally not be shared with the Brookfield Renewable group. Furthermore, such transactions are likely to contribute to the development of expertise, reputational benefits and/or the development of new products or services by Brookfield and/or the companies or businesses that Brookfield is invested in, which Brookfield will seek to capitalize on to generate additional benefits that are likely to enure solely to Brookfield and not to the Brookfield Renewable group. For the avoidance of doubt, any of the arrangements and/ or benefits described in this paragraph will not require notice to, or the consent of, the Brookfield Renewable group’s securityholders.

Sharing of Services. In certain circumstances, in order to create efficiencies and optimize performance, one or more of the Brookfield Renewable group’s investments, portfolio companies or assets may determine to share the operational, legal, financial, back-office or other resources of another of the Brookfield Renewable group’s investments, portfolio companies or assets, or of an investment, portfolio company or asset of Brookfield or a Brookfield Account. In connection therewith, the costs and expenses related to such services will be allocated among the relevant entities on a basis that Brookfield determines in good faith is fair and equitable.

Affiliated Transactions. In the ordinary course of business, certain of the Brookfield Renewable group’s investments may receive services from, or participate in transactions or other arrangements with, portfolio companies invested in by Brookfield or Brookfield Accounts in which the Brookfield Renewable group is not invested. Such transactions and/or arrangements may not have been entered into but for the affiliation or relationship with Brookfield and, in certain cases, may replace transactions and/or arrangements with third parties. For example, one of the Brookfield Renewable group’s investee companies may be a tenant of or may contract to acquire power from a portfolio company of Brookfield or a Brookfield Account. These transactions and/or arrangements are expected to be entered into on an arm’s length basis at customary rates in accordance with BEPC and BEP’s conflicts policy. In addition, certain such engagements may involve performance-based compensation, or operating performance compensation, payable to certain management members of the applicable operating affiliate providing the service. The cost of such operating performance compensation and any other related fees and expenses in connection with services provided by the operating affiliate will be borne entirely by the Brookfield Renewable group or the investee company receiving the service (and indirectly by the Brookfield Renewable group based on its direct or indirect interest in such investee company). For the avoidance of doubt, Brookfield or the operating affiliate may subcontract with third parties for the provision of the services Brookfield or the operating affiliate was engaged to provide.

While such transactions and/or arrangements have the potential for inherent conflicts of interest, Brookfield believes that the Brookfield Renewable group’s access to Brookfield and its and Brookfield Accounts’ portfolio companies enhances the Brookfield Renewable group’s capabilities and is an integral part of its operations. These transactions and/or arrangements will not require the consent of the Brookfield Renewable group’s securityholders.

Information Sharing. Because of the extensive scope of Brookfield’s activities, Brookfield often has or obtains information that can be utilized by Brookfield across multiple strategies. For example, information Brookfield has or acquires through its management of Brookfield Accounts or its own investing activities may be used by Brookfield to identify or evaluate potential investments for the Brookfield Renewable group. Conversely, information Brookfield has or acquires in connection with the Brookfield Renewable group’s activities may be used for the benefit of Brookfield or Brookfield Accounts (and, for the avoidance of doubt, Brookfield will have no duty (contractual, fiduciary or otherwise) to keep such information confidential from, or not to use such information in connection with the investment activities of, itself or Brookfield Accounts). Brookfield may trade, or may cause Brookfield Accounts to trade, on the basis of information it has or obtained through the Brookfield Renewable group’s investment and operations activities. In some cases, this trading may result in Brookfield or a Brookfield Account taking a position that is different from, and potentially adverse to, a position taken by the Brookfield Renewable group, or may result in Brookfield or a Brookfield Account benefiting from the Brookfield Renewable group’s investment activities. Brookfield has implemented policies and procedures to mitigate potential conflicts of interest and address certain regulatory requirements and contractual restrictions with respect to communication and information sharing. Such policies and procedures may reduce synergies across Brookfield’s various activities, which could negatively affect Brookfield’s or the Brookfield Renewable group’s ability to pursue attractive investment opportunities that would otherwise be available to Brookfield or the Brookfield Renewable group if such policies and procedures were not implemented. From time to time, such policies and procedures may result in the Brookfield Renewable group, Brookfield or Brookfield Accounts having reduced investment opportunities or investment flexibility, or may otherwise restrict the Brookfield Renewable group, Brookfield or Brookfield Accounts in their activities with respect to such information.

Regardless of the existence of information barriers, Brookfield will not have any obligation or other duty to make available for the Brookfield Renewable group’s benefit any information regarding Brookfield’s trading activities, strategies or views, or the activities, strategies or views used for other Brookfield Accounts. Furthermore, to the extent that Brookfield has access to analysis, models and/or information developed by Brookfield and its personnel, Brookfield will not be under any obligation or other duty to effect transactions on behalf of the Brookfield Renewable group in accordance with such analysis and models. In the event Brookfield elects not to share certain information with the Brookfield Renewable group, the Brookfield Renewable group may make investment decisions that differ from those it would have made if Brookfield had provided such information, which may be disadvantageous to the Brookfield Renewable group.

Material Non-Public Information; Trading Restrictions. From time to time, the Brookfield Renewable group’s ability to buy or sell certain securities may be restricted by applicable securities laws, regulatory requirements, information held by Brookfield, contractual obligations applicable to Brookfield, and potential reputational risks relating to the Brookfield Renewable group, Brookfield or Brookfield Accounts (including Brookfield’s internal policies designed to comply with these and similar requirements). Brookfield might not engage in transactions or other activities for, or enforce certain rights in favor of, BEPC due to Brookfield’s activities outside the Brookfield Renewable group and regulatory requirements, policies, and reputational risk assessments.

Brookfield may possess material, non-public information about a company that would limit the Brookfield Renewable group’s ability to buy and sell securities related to that company (or, potentially, to other companies). For example, Brookfield Personnel take seats on boards of directors of, or have board of directors observer rights with respect to, portfolio companies in which Brookfield invests (including on the Brookfield Renewable group’s behalf). In such situations, Brookfield may be limited and/or restricted in its ability to trade in the securities of the company (or other companies about which the company has material non-public information). This may adversely affect the Brookfield Renewable group’s ability to make and/or dispose of certain investments.

Furthermore, as a result of applicable regulations, in certain circumstances, the Brookfield Renewable group’s position in an investment may be aggregated with a position held by Brookfield (including parts of Brookfield that are separated by an information barrier) and Brookfield Accounts. This could require the Brookfield Renewable group, together with such other Brookfield parties, to make certain disclosure filings or could otherwise restrict the Brookfield Renewable group’s activities with respect to such investment.

Client and Other Relationships. Brookfield is permitted to pursue other business activities (including through portfolio companies that it and Brookfield Accounts invest in) and provide services to third parties that compete directly with the Brookfield Renewable group’s business and activities without providing the Brookfield Renewable group with an opportunity to participate, which could result in the allocation of Brookfield’s resources, personnel and acquisition opportunities to others who compete with the Brookfield Renewable group. In addition, certain portfolio companies in which the Brookfield Renewable group, Brookfield and/or Brookfield Accounts are invested in may provide investment banking and other advisory services to third parties with respect to assets in which the Brookfield Renewable group may be invested or seeking to invest. The interests of such portfolio companies in such circumstances may conflict with (and potentially be adverse to) the Brookfield

Renewable group’s interests, and the Brookfield Renewable group may compete with such portfolio companies (and their third party clients) in pursuing certain investments. Brookfield generally implements policies and procedures (including, for example, information barriers) to mitigate potential conflicts of interest and address certain regulatory requirements relating to these potential circumstances.

Limited Liability of Brookfield. The liability of Brookfield and its directors is limited under the Brookfield Renewable group’s arrangements with them, and the Brookfield Renewable group has agreed to indemnify Brookfield and its directors against claims, liabilities, losses, damages, costs or expenses which they may face in connection with those arrangements, which may lead them to assume greater risks when making decisions than they otherwise would if such decisions were being made solely for their own account, or may give rise to legal claims for indemnification that are adverse to the interests of the Brookfield Renewable group’s securityholders.

Valuation of Brookfield Renewable Group Investments. Brookfield performs certain valuation services related to the Brookfield Renewable group’s securities and assets. Brookfield performs such services in accordance with its valuation policies. From time to time, Brookfield may value a similar or identical asset differently for the Brookfield Renewable group than for itself or a Brookfield Account, including because the Brookfield Renewable group, Brookfield and Brookfield Accounts are subject to different valuation guidelines pursuant to the Brookfield Renewable group’s and its respective governing agreements (e.g., in connection with differing applicable regulatory restrictions), different third party vendors are hired to perform valuation functions for BEPC, Brookfield or the Brookfield Accounts, or otherwise. In addition, Brookfield faces a conflict with respect to valuations generally because of their effect on Brookfield’s fees and other compensation.

Brookfield Public Securities Group. Brookfield is an active participant, as agent and principal, in the global fixed income, currency, commodity, equities and other markets. Certain of Brookfield’s investment activities are managed independently of, and carried out without any reference to, the management of the Brookfield Renewable group. For example, Brookfield may invest, trade or make a market in the equity, debt or other interests of the Brookfield Renewable group’s portfolio companies without regard to the impact on the Brookfield Renewable group of such activities. In particular, Brookfield’s Public Securities Group, or PSG, manages investment funds and accounts that invest in public debt and equity markets. There is currently an information barrier in place pursuant to which PSG manages its investment operations independently of other parts of Brookfield and does not generally share information relating to such activities. As a result, PSG will not share investment opportunities that may otherwise be suitable for the Brookfield Renewable group with the Brookfield Renewable group, and the Brookfield Renewable group will have no rights with respect to such opportunities. In addition, in certain circumstances, funds and/or accounts managed by PSG may hold an interest in one of the Brookfield Renewable group’s investments and, as a result of different investment objectives and views, PSG may manage such interests in a way that is different from the Brookfield Renewable group (including, for example, by investing in different portions of an issuer’s capital structure, short selling securities, voting securities in a different manner, and/or selling its interests at different times than the Brookfield Renewable group). As a result of the information sharing barrier, the Brookfield Renewable group’s investment team may not be aware of, and may not have the ability to manage, such conflicts. Brookfield may decide at any time, and without notice to shareholders of the Brookfield Renewable group, to remove or modify such information barrier. In the event that the information barrier is removed or modified, Brookfield may be subject to certain protocols, obligations and restrictions in managing the Brookfield Renewable group, including, for example, conflicts-management protocols, aggregated regulatory reporting obligations and certain potential investment-related restrictions.

Third Party Service Providers. The Brookfield Renewable group’s service providers or service providers of the Brookfield Renewable group’s portfolio companies (including deal sourcers, consultants, lenders, brokers, accountants, attorneys and outside directors) may be (or their affiliates may be) shareholders and/or sources of investment opportunities and counterparties therein, or may otherwise participate in transactions or other arrangements with the Brookfield Renewable group and/or Brookfield or Brookfield Accounts. These factors may influence Brookfield in deciding whether to select such a service provider. Notwithstanding the foregoing, Brookfield will only select a service provider to the extent Brookfield determines that doing so is appropriate for the Brookfield Renewable group given all surrounding facts and circumstances and is consistent with Brookfield’s responsibilities under applicable law, provided that, for the avoidance of doubt, Brookfield often will not seek out the lowest-cost option when engaging such service providers as other factors or considerations typically prevail over cost.

The Brookfield Renewable group’s service providers may charge different rates to different recipients based on the specific services provided, the personnel providing the services, or other factors. As a result, the rates paid with respect to these service providers by the Brookfield Renewable group, on the one hand, may be more or less favorable than the rates paid by Brookfield or Brookfield Accounts, on the other hand. Brookfield or Brookfield Accounts may hold investments in companies that provide services to entities in which the Brookfield Renewable group invests generally, and, subject to applicable law, Brookfield may refer or introduce such companies’ services to entities that have issued securities held by the Brookfield Renewable group.

Advisors. Brookfield may engage or retain strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals who are not employees or affiliates of Brookfield (which may include former Brookfield employees as well as current and former executive officers of Brookfield portfolio companies) and who are expected, from time to time, to receive payments from, or allocations or performance-based compensation with respect to, the Brookfield Renewable group’s portfolio companies (as well as from the Brookfield Renewable group, Brookfield or Brookfield Accounts in which the Brookfield Renewable group is invested). In such circumstances, such payments from, or allocations or performance-based compensation with respect to, the Brookfield Renewable group’s direct and indirect portfolio companies and/or the Brookfield Renewable group or Brookfield Accounts in which the Brookfield Renewable group is invested may be treated as expenses of the Brookfield Renewable group or such Brookfield Accounts. These strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals (which may include certain former Brookfield employees) may be offered the ability to co-invest alongside the Brookfield Renewable group, including in those investments in which they are involved (and for which they may be entitled to receive performance-based compensation, which will reduce the Brookfield Renewable group’s returns), or otherwise participate in equity plans for management of a portfolio company. In certain cases, these persons may have certain attributes of Brookfield “employees” (e.g., they may have dedicated offices at Brookfield and/or participate in certain benefit arrangements typically reserved for Brookfield employees) even though they are not considered Brookfield employees, affiliates or personnel. Brookfield expects, where applicable, to allocate the costs of such personnel to the applicable portfolio companies, to the Brookfield Renewable group and/or to Brookfield Accounts in which the Brookfield Renewable group is invested. Payments or allocations to Brookfield’s strategic advisors, senior advisors, operating partners, executive advisors, consultants and other similar professionals can be expected to increase the overall costs and expenses borne indirectly by shareholders. There can be no assurance that any of the strategic advisors, senior advisors, operating partners, executive advisors, consultants and/or other professionals will continue to serve in such roles and/or continue their arrangements with Brookfield and/or any portfolio companies or Brookfield Accounts.

Diverse Interests. The various types of investors in and beneficiaries of the Brookfield Renewable group, including Brookfield, may have conflicting investment, tax and other interests with respect to their interests. When considering a potential investment for the Brookfield Renewable group, Brookfield will generally consider the Brookfield Renewable group’s investment objectives, not the investment objectives of any particular investor or beneficiary. Brookfield may make decisions, including with respect to tax or other reporting positions, from time to time that may be more beneficial to one type of investor or beneficiary than another, or to Brookfield than to investors or beneficiaries unaffiliated with Brookfield. Brookfield reserves the right on behalf of itself and its affiliates to take actions adverse to the Brookfield Renewable group or other Brookfield Accounts in these circumstances, including withholding amounts to pay actual or potential tax liabilities.

Furthermore, the Brookfield Renewable group and any entities with which the Brookfield Renewable group co-invests may have conflicting investment, tax and other interests with respect to the investments the Brookfield Renewable group makes directly or indirectly. Conflicts of interest may arise in connection with the structure of the investments or decisions made by Brookfield which may be more beneficial for another investing entity and its partners, on the one hand, than for the Brookfield Renewable group and the

Brookfield Renewable group’s securityholders, on the other hand (or vice versa) (for instance, the manner in which investments are structured, financed and/or harvested may produce tax results that are favorable to an investing entity targeted to non-U.S. investors, but not to the Brookfield Renewable group (or vice versa), or are favorable to a taxable investor, as compared to a tax-exempt investor (or vice versa)).

Reputational Considerations. Given the nature of its broader platform, Brookfield has an interest in preserving its reputation, including with respect to certain of its affiliates, and in certain circumstances, such reputational considerations may conflict with the Brookfield Renewable group’s interests. The directors of BEPC, the directors of BEP’s general partner or Brookfield may make decisions on the Brookfield Renewable group’s behalf for reputational reasons that may not be directly aligned with the interests of the Brookfield Renewable group’s securityholders or consistent with the determination the directors of BEPC, the directors of BEP’s general partner or Brookfield otherwise would have made absent its interest in Brookfield’s broader reputation. For example, Brookfield may limit transactions and activities on the Brookfield Renewable group’s behalf for reputational or other reasons, including where Brookfield is providing (or may provide) advice or services to an entity involved in such activity or transaction, where a Brookfield Account is or may be engaged in the same or a related activity or transaction to that being considered on the Brookfield Renewable group’s behalf, where a Brookfield Account has an interest in an entity involved in such activity or transaction, or where such activity or transaction on behalf of or in respect of the Brookfield Renewable group could affect the directors of BEPC, the directors of BEP’s general partner, Brookfield, Brookfield Accounts or their activities.

Possible Future Activities. Brookfield may expand the range of services that it provides over time. Except as provided herein, Brookfield will not be restricted in the scope of its business or in the performance of any services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest, and whether or not such conflicts are described herein. Brookfield has, and will continue to develop, relationships with a significant number of companies, financial sponsors and their senior managers, including relationships with companies that may hold or may have held investments similar to those intended to be made by the Brookfield Renewable group. These companies may themselves represent appropriate investment opportunities for the Brookfield Renewable group or may compete with the Brookfield Renewable group for investment opportunities.

Excess Funds Liquidity Arrangement with Related Parties. The Brookfield Renewable group has an arrangement in place with Brookfield pursuant to which it lends the Brookfield Renewable group excess funds from time to time. This arrangement is intended to enhance the use of excess funds between the Brookfield Renewable group and Brookfield when Brookfield has excess funds and the Brookfield Renewable group has a business need for the capital (including, without limitation, to fund operating or investment activities and/or to pay down higher cost capital), providing (i) to Brookfield, a higher rate of return on the funds than it otherwise would be able to achieve in the market and (ii) to the Brookfield Renewable group, a lower cost of funds than it otherwise would be able to obtain in the market.

Brookfield, in its capacity as the Service Provider, determines when it is appropriate for the Brookfield Renewable group to borrow excess funds from Brookfield. Brookfield has similar arrangements, including arrangements pursuant to which other Brookfield affiliates lend excess funds to Brookfield from time to time, with other affiliates for whom it serves in one or more capacities, including (among others) promoter, principal investor and investment manager. It is therefore possible that, from time to time and to the extent that Brookfield determines this to be in the best interests of the parties, funds that are placed on deposit with Brookfield by other Brookfield affiliates will, in the discretion of Brookfield on a case-by-case basis, be lent on to the Brookfield Renewable group. Because the interest rates charged are reflective of the credit ratings of the applicable borrowers, any loans by Brookfield to its affiliates, including the Brookfield Renewable group (as applicable), generally will be at higher interest rates than the rates then applicable to any balances deposited with Brookfield by other Brookfield affiliates. These differentials are approved according to protocols described below. Accordingly, Brookfield also benefits from these arrangements and will earn a profit as a result of the differential in lending rates.

Amounts the Brookfield Renewable group borrows from Brookfield pursuant to this arrangement generally are repayable at any time upon either side’s request, and Brookfield generally ensures that the borrower has sufficient available capital from another source in order meet potential repayment demands. As noted above, Brookfield determines the interest rate to be applied to loaned amounts taking into account each party’s credit rating and the interest rate that would otherwise be available to it in similar transactions on an arm’s length basis with unrelated parties.

See above under “Risk Factors—Risks Relating to BEPC’s Relationship with Brookfield and Brookfield Renewable—BEPC’s organizational and ownership structure may create significant conflicts of interest that may be resolved in a manner that is not in the best interests of BEPC or the best interests of the BEPC shareholders”.

BEPC RELATIONSHIP WITH BROOKFIELD RENEWABLE

BEP believes that certain investors in certain jurisdictions may be dissuaded from investing in BEP because of the tax reporting framework that results from investing in BEP units of a Bermuda-exempted limited partnership. Creating BEPC, a corporation, and distributing BEPC exchangeable shares, with each BEPC exchangeable share having been structured with the intention of providing an economic return equivalent to one BEP unit, is intended to achieve the following objectives:

•	Provide investors that would not otherwise invest in BEP with an opportunity to gain access to BEP’s globally diversified portfolio of high-quality renewable power assets.

•

Provide investors with the flexibility to own, through the ownership of a BEPC exchangeable share, the economic equivalent of a BEP unit because of the ability to exchange into a BEP unit or its cash equivalent and the identical dividends that are expected to be paid on each BEPC exchangeable share.

•

Provide investors with a tax reporting framework that may be favored by investors in some jurisdictions over the tax reporting framework provided by an investment in BEP, which BEP believes will attract new investors who will benefit from investing in BEP’s business.

•	Create a company that BEP expects to be eligible for inclusion in several indices, which may be attractive to certain investors.

•	Provide the Brookfield Renewable group with a greater securityholder base, thereby creating enhanced liquidity for the Brookfield Renewable group’s securityholders.

•	Create a company that will provide the Brookfield Renewable group with the ability to access new capital pools.

Each BEPC exchangeable share will be structured with the intention of providing an economic return equivalent to one BEP unit (subject to adjustment to reflect certain capital events), including identical dividends on a per share basis as are paid on each BEP unit, and will be exchangeable at the option of the holder for one BEP unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of the Brookfield Renewable group). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. BEP therefore expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and the combined business performance of the Brookfield Renewable group as a whole. Brookfield Renewable will hold a 75% voting interest in BEPC through its holding of BEPC class B shares and will own all of the BEPC class C shares, which entitle BEP to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares and subject to the prior rights of holders of BEPC preferred shares.

In order to effect the special distribution, BEPC will acquire its Business from Brookfield Renewable. In addition, the following agreements and arrangements are being entered into between BEPC and Brookfield Renewable to create BEPC, while keeping it as a part of the Brookfield Renewable group.

Credit Support

As described elsewhere in this document, the special distribution is being effected in a manner that BEP expects will not result in any adverse impact on Brookfield Renewable’s credit rating or its preference shareholders, preferred unitholders or debtholders. BEP expects that certain subsidiaries of BEPC will fully and unconditionally guarantee (i) any all present and future unsecured debt securities issued by Brookfield Renewable Partners ULC, which we refer to as Finco, in each case as to payment of principal, premium (if any) and interest when and as the same will become due and payable under or in respect of the trust indenture under which such securities are issued, (ii) the all present and future senior preferred shares of Brookfield Renewable Power Preferred Equity Inc., or BRPPE, as to the payment of dividends when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BRPPE, (iii) from time to time, certain of BEP’s preferred units, as to payment of distributions when due, the payment of amounts due on redemption and the payment of amounts due on the liquidation, dissolution or winding up of BEP, and (iv) the obligations of under all present and future bilateral credit facilities established for the benefit of the Brookfield Renewable group.

Subscription Agreement

BEPC will enter into subscription agreements with BEP from time to time, pursuant to which BEPC will subscribe for such number of BEP units necessary to satisfy its obligations in respect of requests for exchange made by BEPC exchangeable shareholders, as and when they arise, or a redemption of BEPC exchangeable shares by BEPC, in each case at a price per BEP unit equal to the NYSE closing price of one BEP unit on the date that the applicable request for exchange is received by BEPC’s transfer agent, or the NYSE closing price of one BEP unit on the trading day immediately preceding the announcement of a redemption, as the case may be.

Subordinated Credit Facilities

Prior to the completion of the special distribution, BEPC expects to enter into two credit agreements with Brookfield Renewable, one as borrower and one as lender, which we refer to as the Subordinated Credit Facilities, each providing for a ten-year revolving $1.75 billion credit facility to facilitate the movement of cash within the Brookfield Renewable group. One credit facility will permit BEPC to borrow up to $1.75 billion from Brookfield Renewable and the other will constitute an operating credit facility that will permit Brookfield Renewable to borrow up to $1.75 billion from BEPC. The Brookfield Renewable group expects that no amounts will be drawn under the Subordinated Credit Facilities as of the date of the special distribution.

The Subordinated Credit Facilities will be available in U.S. or Canadian dollars, and advances will be made by way of LIBOR, base rate, bankers’ acceptance rate or prime rate loans. In addition, each credit facility will contemplate potential deposit arrangements pursuant to which the lender thereunder would, with the consent of a borrower, deposit funds on a demand basis to such borrower’s account at a reduced rate of interest.

Any amendment, modification or waiver to such credit agreements that would reasonably be expected to adversely impact the applicable borrower’s ability to use the applicable credit facility for the purpose of making distributions to BEPC, and as a result, the economic equivalence of a BEPC exchangeable share with a BEP unit, requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield or its affiliates, voting as a class or, in the event that there is more than one non-overlapping director, the approval of a majority of such non-overlapping directors.

Equity Commitment Agreement

Brookfield Renewable will provide to BEPC an equity commitment in the amount of $1 billion pursuant to an equity commitment agreement, or the Equity Commitment Agreement. The equity commitment may be called by BEPC in exchange for the issuance of a number of BEPC class C shares to Brookfield Renewable, corresponding to the amount of the equity commitment called divided by the volume-weighted average of the trading price for one BEPC exchangeable share on the principal stock exchange on which BEPC exchangeable shares are listed for the five (5) days immediately preceding the date of the call. The equity commitment will be available in minimum amounts of $10 million and the amount available under the equity commitment will be reduced permanently by the amount so called. Before funds may be called on the equity commitment, a number of conditions precedent must be met, including that Brookfield Renewable continues to control BEPC and has the ability to elect a majority of the BEPC board.

Pursuant to the Equity Commitment Agreement, BEP will also covenant and agree that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares.

Any amendment, modification or waiver to the Equity Commitment Agreement that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield or its affiliates, voting as a class or, in the event that there is more than one non-overlapping director, the approval of a majority of such non-overlapping directors. The equity commitment will terminate in the event that all of the outstanding BEPC exchangeable shares are held by Brookfield, BEP, or their controlled affiliates.

The rationale for the equity commitment is to provide BEPC with access to equity capital on an as-needed basis and to maximize BEPC’s flexibility. As discussed above, BEPC will also enter into the Subordinated Credit Facilities with Brookfield Renewable for purposes of providing BEPC and Brookfield Renewable with access to debt financing on an as-needed basis and to maximize BEPC’s flexibility. BEPC may also establish credit facilities with one or more arm’s length banks. BEPC intends to use the liquidity provided by the equity commitment and the Subordinated Credit Facilities for working capital purposes, and it may use the proceeds from the equity commitment to fund growth capital investments and acquisitions. The determination of which of these sources of funding BEPC will access in any particular situation will be a matter of optimizing needs and opportunities at that time.

BEPC Voting Agreements

BEPC and Brookfield Renewable have determined that it is desirable for BEPC to have control over certain of BEP’s entities through which Brookfield Renewable hold its interest in its operating subsidiaries. Accordingly, prior to the special distribution, BEPC will enter into voting agreements, which we refer to as the BEPC Voting Agreements, to provide BEPC with voting rights over such entities. Concurrently with closing of the TERP acquisition, Brookfield and Brookfield Renewable also intend to enter into voting agreements with a subsidiary of BEPC, giving BEPC voting control over shares of TERP common stock held by BEP and its affiliates.

Pursuant to the BEPC Voting Agreements, voting rights with respect to any of the applicable entities will be voted in accordance with the direction of BEPC with respect to certain matters, including: (i) the election of directors; (ii) any sale of all or substantially all of its assets; (iii) any merger, amalgamation, consolidation, business combination or other material corporate transaction, except in connection with any internal reorganization that does not result in a change of control; (iv) any plan or proposal for a complete or partial liquidation or dissolution, or any reorganization or any case, proceeding or action seeking relief under any existing laws or future laws relating to bankruptcy or insolvency; (v) any amendment to its governing documents; or (vi) any commitment or agreement to do any of the foregoing.

Conflicts of Interest

In order to effect the special distribution, BEPC will acquire its Business from Brookfield Renewable. In addition, as described above, a number of agreements and arrangements described above are being entered into between BEPC and Brookfield Renewable to create BEPC, while keeping it as a part of the Brookfield

Renewable group. Given the Brookfield Renewable group’s ownership structure, the rationale for the formation of BEPC and because each BEPC exchangeable share will be structured with the intention of providing an economic return equivalent to one BEP unit, the Brookfield Renewable group expects that the interests of BEPC and Brookfield Renewable will typically be aligned.

However, conflicts of interest might arise between BEPC, on the one hand, and Brookfield Renewable, on the other hand. In order to assist BEPC in addressing such conflicts, the BEPC board is expected to include a non-overlapping director. Eleazar de Carvalho Filho will initially serve as the non-overlapping member of the BEPC board. Mr. de Carvalho Filho has served on the board of directors of the general partner of BEP since November 2011 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, BEPC considers a related party transaction in which BEP is an interested party within the meaning of MI 61-101, Mr. de Carvalho Filho will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction. As with conflicts between BEPC and Brookfield, potential conflicts will be approached in a manner that (i) is fair and balanced taking into account the facts and circumstances known at the time, (ii) complies with applicable law, including, for example, independent approvals and advice or validation, if required in the circumstances (iii) supports and reinforces BEPC’s ownership structure, the rationale for the formation of BEPC and the economic equivalence between the BEPC exchangeable shares and BEP units. BEPC and BEP will not generally consider it a conflict for BEPC and Brookfield Renewable to form part of the Brookfield Renewable group, including participating in acquisitions together, or to complete transactions contemplated by the agreements entered into prior to closing.

DESCRIPTION OF BEPC SHARE CAPITAL

BEPC’s authorized share capital will consist of (i) an unlimited number of BEPC exchangeable shares; (ii) an unlimited number of BEPC class B shares; (iii) an unlimited number of BEPC class C shares; (iv) an unlimited number of exchangeable senior preferred shares (issuable in series); and (v) an unlimited number of class B junior preferred shares (issuable in series), which, together with the exchangeable senior preferred shares, we refer to as the BEPC preferred shares.

Upon completion of the special distribution, approximately 77.8 million BEPC exchangeable shares, (119.4 million BEPC exchangeable shares assuming all of the public TERP shares are exchanged for BEPC exchangeable shares in the TERP acquisition), 110 BEPC class B shares, approximately 126.4 million class BEPC C shares and no BEPC preferred shares will be issued and outstanding. Brookfield Renewable will hold all of the BEPC class B shares, having a 75% voting interest, and BEPC class C shares, which entitle BEP to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares and subject to the prior rights of holders of BEPC preferred shares. In addition, Brookfield will, directly and indirectly, hold approximately 57.2% of BEPC exchangeable shares immediately upon completion of the special distribution (37.4% assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares) as a result of BEPC exchangeable shares distributed to Brookfield in respect of the general partner and the redeemable partnership units that it holds in BRELP and the BEP units that it holds in BEP and the special general partner interest that it holds in BEP.

BEPC Exchangeable Shares

The following description of BEPC exchangeable shares sets forth certain general terms and provisions of BEPC exchangeable shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of the BEPC articles. Through the rights and governance structures described in this document, each BEPC exchangeable share is intended to provide its holder with an economic return that is equivalent to that of a BEP unit. Consequently, BEP expects that the market price of BEPC exchangeable shares will be significantly impacted by the market price of the BEP units and the combined business performance of the Brookfield Renewable group as a whole.

Voting

Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of BEPC exchangeable shares will be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of BEPC. Each holder of BEPC exchangeable shares will be entitled to cast one vote for each BEPC exchangeable share held at the distribution record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes.

Holders of BEPC exchangeable shares will hold an aggregate 25% voting interest in BEPC.

Dividends

The holders of BEPC exchangeable shares will be entitled to receive dividends as and when declared by the BEPC board subject to the special rights of the holders of all classes and series of the BEPC preferred shares and any other shares ranking senior to the BEPC exchangeable shares with respect to priority in payment of dividends. It is expected that each BEPC exchangeable share will receive identical dividends to the distributions paid on each BEP unit. BEPC expects to commence paying dividends on BEPC exchangeable shares on the first distribution payment date for the BEP units occurring after the distribution date for the special distribution. Additionally, pursuant to the Equity Commitment Agreement, BEP has agreed that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares.

Subject to the prior rights of holders of all classes and series of BEPC preferred shares at the time outstanding having prior rights as to dividends, and in preference to the BEPC class C shares, each BEPC exchangeable share will entitle its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on a BEP unit multiplied by (ii) the conversion factor (which initially shall be one, subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) determined in accordance with the BEPC articles and in effect on the date of declaration of such dividend, which we refer to as the BEPC exchangeable dividend. See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. The record and payment dates for the dividends on the BEPC exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the BEP units.

If the full amount of a BEPC exchangeable dividend is not declared and paid concurrently with a distribution on the BEP units, then the undeclared or unpaid amount of such BEPC exchangeable dividend shall accrue and accumulate (without interest), whether or not BEPC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such BEPC exchangeable dividend has been declared or authorized. Any BEPC exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable, which we refer to as unpaid accrued dividends. All BEPC exchangeable dividends shall be paid prior and in preference to any dividends or distributions on BEPC class B or BEPC class C shares. The holders of BEPC exchangeable shares shall not be entitled to any dividends from BEPC other than the BEPC exchangeable dividends.

Exchange by Holder

At any time after the distribution date, holders of BEPC exchangeable shares shall have the right to exchange all or a portion of their BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of the Brookfield Renewable group). In the event BEP ceases to be a publicly listed entity, the value of a BEP unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a BEP unit would receive upon the liquidation of BEP and sale of its assets in accordance with the terms of its partnership agreement. Holders of BEPC exchangeable shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of BEPC exchangeable shares that are registered holders must contact the transfer agent and follow the process described below.

Each holder of BEPC exchangeable shares who wishes to exchange one or more of his or her BEPC exchangeable shares for BEP units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BEPC’s transfer agent. Upon receipt of a notice of exchange, BEPC shall, within ten (10) business days after the date that the notice of exchange is received by BEPC’s transfer agent, deliver to the tendering holder of BEPC exchangeable shares, in accordance with instructions set forth in the notice of exchange, one BEP unit per BEPC exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of the Brookfield Renewable group). Upon completion of the exchange of any BEPC exchangeable shares as described herein, the holder of BEPC exchangeable shares who has exchanged its BEPC exchangeable shares will have no further right, with respect to any BEPC exchangeable shares so exchanged, to receive any dividends on BEPC exchangeable shares with a record date on or after the date on which such BEPC exchangeable shares are exchanged. Unitholders of BEP are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Notwithstanding the paragraph above, when a notice of exchange has been delivered to each of BEPC and BEP and, until such time as the Rights Agreement is terminated, Brookfield, by the transfer agent on behalf of a tendering holder of BEPC exchangeable shares, BEPC will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and BEP a written notification of their receipt of such notice of exchange setting forth the identity of the holder of BEPC exchangeable shares who wishes to exchange such BEPC exchangeable shares and the number of BEPC exchangeable shares to be exchanged. BEP may elect to satisfy its exchange obligation by acquiring all of the tendered BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by BEPC or BEP as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of the Brookfield Renewable group). If BEP elects to satisfy its exchange obligation, it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to BEPC and Brookfield of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BEPC’s transfer agent by delivering to such holder of BEPC exchangeable shares the BEP units or its cash equivalent. Unitholders of BEP are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

In the event that a tendering holder of BEPC exchangeable shares has not received the number of BEP units or its cash equivalent (the form of payment to be determined by BEPC or BEP in each of their sole discretion) in satisfaction of the tendered BEPC exchangeable shares, then such tendering holder of BEPC exchangeable shares will be entitled to receive the equivalent of such cash amount or BEP units amount from BAM pursuant to the Rights Agreement. In this scenario, the tendered BEPC exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or BEP units amount from a collateral account of BAM administered by the rights agent. See the section entitled “BEP and BEPC Relationship with

Brookfield—Rights Agreement” for a further description of the Rights Agreement. BEP will agree to indemnify BAM, in its capacity as selling securityholder, for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any BEP units delivered by BAM pursuant to the Rights Agreement.

No Fractional BEP units. No fractional BEP units will be issued or delivered upon exchange of BEPC exchangeable shares. In lieu of any fractional BEP units to which the tendering holder of BEPC exchangeable shares would otherwise be entitled at the Brookfield Renewable group’s election, the Brookfield Renewable group will pay an amount in cash equal to the BEP unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a BEP unit.

Conversion of Tendered BEPC Exchangeable Shares. Brookfield Renewable will be entitled at any time to have any or all BEPC exchangeable shares acquired by Brookfield Renewable converted into BEPC class C shares on a one-for-one basis. With each acquisition by BEP of BEPC exchangeable shares and/or the election by BEP to convert these acquired shares to BEPC class C shares, BEP’s indirect ownership interest in BEPC will increase.

Adjustments to Reflect Certain Capital Events. The conversion factor (which initially shall be one) will be subject to adjustment in accordance with the BEPC articles to reflect certain capital events, including (i) if BEP and/or BEPC declares or pays a distribution to its unitholders consisting wholly or partly of BEP units or a dividend to its shareholders in BEPC exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if BEP and/or BEPC splits, subdivides, reverse-splits or combines its outstanding BEP units or BEPC exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if BEP and/or BEPC distributes any rights, options or warrants to all or substantially all holders of its BEP units or BEPC exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire BEP units or BEPC exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for BEP units or BEPC exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if BEP distributes to all or substantially all holders of BEP units evidences of its indebtedness or assets (including securities) or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities, but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BEPC; or (v) if BEP or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the BEP units (but excluding for all purposes any exchange or tender offer to exchange BEP units for BEPC exchangeable shares or any other security economically equivalent to BEP units), to the extent that the cash and value of any other consideration included in the payment per BEP unit exceeds certain thresholds.

Redemption by Issuer

The BEPC board will have the right upon sixty (60) days’ prior written notice to holders of BEPC exchangeable shares to redeem all of the then outstanding BEPC exchangeable shares at any time and for any reason, in its sole direction and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of BEPC exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the BEP units in a take-over bid (as defined by applicable securities law); (iii) unitholders of BEP approve an acquisition of BEP by way of arrangement or amalgamation; (iv) unitholders of BEP approve a restructuring or other reorganization of BEP; (v) there is a sale of all or substantially all of BEP’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BEPC and the shareholders of BEPC, that may result in adverse tax consequences for BEPC or the shareholders of BEPC; or (vii) the BEPC board, in its sole discretion, concludes that the unitholders of BEP or holders of BEPC exchangeable shares are adversely impacted by a fact, change or other circumstance relating to BEPC. For greater certainty, unitholders of BEP do not have the ability to vote on such redemption and the BEPC board’s decision to redeem all of the then outstanding BEPC exchangeable shares will be final. In addition, the holder of

BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares, BEPC shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of BEPC exchangeable shares shall be entitled to receive pursuant to such redemption one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “ —Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any.

Notwithstanding the foregoing, upon any redemption event, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”). BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, and subject to the prior rights of holders of all classes and series of BEPC preferred shares and any other class of shares of BEPC ranking in priority or ratably with the BEPC exchangeable shares and after the payment in full to any holder of BEPC exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BEPC class C shares that has submitted a notice of Class C retraction at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up), the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BEPC). If, upon any such liquidation, dissolution or winding up, the assets of BEPC are insufficient to make such payment in full, then the assets of BEPC will be distributed among the holders of BEPC exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BEPC, BEP may elect to acquire all of the outstanding BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEPC. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Automatic Redemption upon Liquidation of BEP

Upon any liquidation, dissolution or winding up of BEP, including where substantially concurrent with a liquidation, dissolution or winding up of BEPC, all of the then outstanding BEPC exchangeable shares may be automatically redeemed by BEPC, in its sole absolute and discretion, on the day prior to the liquidation, dissolution or winding up of BEP. In such case each holder of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BEPC).

Notwithstanding the foregoing, upon any such redemption, BEP may elect to acquire all of the outstanding BEPC exchangeable shares in exchange for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus all unpaid accrued dividends, if any. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEP. BEP unitholders are not entitled to vote on BEP’s exercise of the overriding call right described in the preceding sentences.

Conversion to BEPC Class C Shares

At any time after the distribution date, BEP, or any of its controlled subsidiaries, will be entitled to convert each held BEPC exchangeable share to a BEPC class C share on a one-for-one basis.

Book-Based System

The BEPC exchangeable shares may be represented in the form of one or more fully registered share certificates held by, or on behalf of, CDS Clearing and Depository Services Inc., or CDS, or DTC, as applicable, as custodian of such certificates for the participants of CDS or DTC, registered in the name of CDS or DTC or their respective nominee, and registration of ownership and transfers of the BEPC exchangeable shares may be effected through the book-based system administered by CDS or DTC, as applicable.

Treatment of BEPC exchangeable shares in Connection with a Takeover Bid, Issuer Bid or Tender Offer

The BEPC exchangeable shares are not BEP units and will not be treated as BEP units for purposes of the application of applicable Canadian and U.S. rules relating to takeover bids, issuer bids and tender offers. BEP units and BEPC exchangeable shares are not securities of the same class. As a result, holders of BEPC exchangeable shares will not be entitled to participate in an offer or bid made to acquire BEP units, unless such offer is extended to holders of BEPC exchangeable shares and holders of BEP units will not be entitled to participate in an offer or bid made to acquire BEPC exchangeable shares, unless such offer is extended to holders of BEP units. In the event of a takeover bid for BEP units, a holder of BEPC exchangeable shares who would like to participate would be required to tender his or her BEPC exchangeable shares for exchange, in order to receive a BEP unit, or the cash equivalent, at the election of the Brookfield Renewable group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the BEP units at a price in excess of the market price of the BEP units and a comparable offer is not made for the BEPC exchangeable shares, then the conversion factor for the BEPC exchangeable shares may be adjusted. See “Description of BEPC Share Capital — BEPC Exchangeable Shares — Exchange by Holder — Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.

Approval Rights

Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors.

Transfer Restrictions

No holder of BEPC exchangeable shares shall transfer to any Person such number of BEPC exchangeable shares such that, after giving effect to the transfer, the transferee, together with its affiliates, would hold a direct and/or indirect interest in voting securities carrying 10% or more of the voting rights attached to all voting securities of BEPC without the prior approval of the Federal Energy Regulatory Commission, to the extent required.

Choice of Forum for U.S. Securities Act Claims

The BEPC articles provide that unless BEPC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of this provision, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

BEPC Class B Shares

The following description of BEPC class B shares sets forth certain general terms and provisions of BEPC class B shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.

Voting

Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of BEPC class B shares will be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of BEPC. Each holder of BEPC class B shares will be entitled to cast a number of votes per BEPC class B share equal to: (i) the number that is three times the number of BEPC exchangeable shares then issued and outstanding divided by (ii) the number of BEPC class B shares then issued and outstanding. The effect of the foregoing is that the holders of the BEPC class B shares will be entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the BEPC exchangeable shares. Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares will vote together and not as separate classes.

Dividends

Except as provided in the following sentence, the holders of BEPC class B shares will not be entitled to receive dividends. In the event a dividend is declared and paid on the BEPC exchangeable shares consisting of BEPC exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the BEPC class B shares consisting of BEPC class B shares.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, subject to the prior rights of holders of all classes and series of BEPC preferred shares and after the payment in full of the amount due to the holders of BEPC exchangeable shares described under the section entitled “Description of BEPC Share Capital—BEPC Exchangeable Shares—Liquidation”, the holders of BEPC class B shares shall be entitled to be paid out of the assets of BEPC an amount in cash per BEPC class B share equal to the value of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) based on the NYSE closing price on the trading day immediately preceding announcement of such liquidation, dissolution or winding up.

Redemption by Holder

At any time after the distribution date, holders of BEPC class B shares shall have the right to tender all or a portion of their BEPC class B shares for cash for each BEPC class B share equal to the NYSE closing price of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, BEPC will have thirty (30) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The BEPC class B shares may only be transferred to BEP or persons controlled by BEP.

BEPC Class C Shares

The following description of BEPC class C shares sets forth certain general terms and provisions of BEPC class C shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.

Voting

Except as otherwise expressly provided in the BEPC articles or as required by law, each holder of a BEPC class C share shall be entitled to notice of, and to attend, any meetings of shareholders of BEPC, but shall not otherwise be entitled to vote at any such meetings.

Dividends

The holders of BEPC class C shares will be entitled to receive dividends as and when declared by the BEPC board subject to the special rights of the holders of all classes and series of the BEPC preferred shares, BEPC exchangeable shares any other shares ranking senior to the BEPC class C shares with respect to priority in payment of dividends.

Subject to the prior rights of holders of all classes and series of BEPC preferred shares and the BEPC exchangeable shares at the time outstanding having prior rights as to dividends, each BEPC class C share will entitle its holder to dividends as and when declared by the BEPC board, which we refer to as the BEPC class C dividend. The record and payment dates for the dividends or other distributions upon the BEPC class C shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for the dividends or other distributions upon the BEP units.

In the event a dividend is declared and paid on the BEPC exchangeable shares consisting of BEPC exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the BEPC class C shares consisting of BEPC class C shares.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, subject to the prior rights of holders of BEPC preferred shares and after the payment in full of the amount due to the holders of BEPC exchangeable shares described under the section entitled “Description of BEPC Share Capital—BEPC Exchangeable Shares—Liquidation” and the holders of BEPC class B shares described under the section entitled “Description of BEPC Share Capital—BEPC Class B Shares—Liquidation”, the remaining assets and property of BEPC will be distributed among the holders of BEPC class C shares.

Redemption by Holder

At any time after the distribution date, holders of BEPC class C shares shall have the right to tender all or a portion of their BEPC class C shares for cash in an amount for each BEPC class C share equal to the NYSE closing price of one BEP unit (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”)

on the date of the request for redemption. Upon receipt of a request for redemption, BEPC will have ten (10) days to deliver the cash amount to the exchanging holder.

Restrictions on Transfer

The BEPC class C shares may only be transferred to BEP or persons controlled by BEP.

BEPC Preferred Shares

The following description of BEPC preferred shares sets forth certain general terms and provisions of class A senior preferred shares and class B junior preferred shares. The approval of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class, is required prior to issuing any class A senior preferred shares or class B junior preferred shares to Brookfield or BEP or any of their affiliates. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the BEPC articles.

Priority

Each series of class A senior preferred shares will rank on a parity with every other series of class A senior preferred shares with respect to dividends and return of capital, and each series of class B junior preferred shares will rank on a parity with every other series of class B junior preferred shares with respect to dividends and return of capital. The BEPC preferred shares shall be entitled to a preference over the BEPC exchangeable shares, the BEPC class B shares, the BEPC class C shares and any other shares ranking junior to the BEPC preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of BEPC, whether voluntary or involuntary, or any other distribution of the assets of BEPC among the shareholders of BEPC for the specific purpose of winding up BEPC’s affairs. The class A senior preferred shares shall be entitled to preference over the class B junior preferred shares for all such matters.

Directors’ Right to Issue in One or More Series

The BEPC preferred shares may be issued at any time and from time to time in one or more series. Before any shares of a series are issued, the BEPC board shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in the BEPC articles or in applicable law, determine the designation, rights, privileges, restrictions and conditions to be attached to the BEPC preferred shares as the case may be, of such series.

Voting

Except as hereinafter referred to or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of BEPC preferred shares, the holders of such BEPC preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of shareholders of BEPC.

Amendment with Approval of Holder of BEPC Preferred Shares

The rights, privileges, restrictions and conditions attached to the BEPC preferred shares as a class may be added to, changed or removed but only with the approval of the holders of such class of BEPC preferred shares given as hereinafter specified and subject to applicable law.

Approval of Holders of BEPC Preferred Shares

The approval of the holders of a class of BEPC preferred shares to add to, change or remove any right, privilege, restriction or condition attaching to such class of BEPC preferred shares as a class or in respect of any other matter requiring the consent of the holders of such class of BEPC preferred shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of such class of BEPC preferred shares or passed by the affirmative vote of at least two-thirds (2/3rds) of the votes cast at a meeting of the holders of such class of BEPC preferred shares duly called for that purpose.

The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time required by applicable law as in force at the time of the meeting and those, if any, prescribed by the BEPC articles with respect to meetings of shareholders. On every poll taken at every meeting of the holders of a class of BEPC preferred shares as a class, or at any joint meeting of the holders of two or more series of a class of BEPC preferred shares, each holder of such class of BEPC preferred shares entitled to vote thereat shall have one vote in respect of each such BEPC preferred share held.

COMPARISON OF RIGHTS OF HOLDERS OF BEPC EXCHANGEABLE SHARES AND BEP UNITS

BEPC is a corporation existing under British Columbia law. BEP is an exempted limited partnership existing under Bermuda law. The rights of holders of BEPC exchangeable shares will be governed by the BCBCA and the BEPC articles. The rights of holders of the BEP units are governed by BEP’s limited partnership agreement and certain provisions of Bermuda law.

The following comparison is a summary of certain material differences between the rights of holders of BEPC exchangeable shares and holders of the BEP units under the governing documents of BEPC and BEP and the applicable laws noted above. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the BCBCA; (ii) the Bermuda Limited Partnership Act 1883, the Bermuda Exempted Partnerships Act 1992 and the Bermuda Partnership Act 1902; (iii) the BEPC articles; (iv) BEP’s limited partnership agreement; and (v) the bye-laws of BEP’s general partner.

This section does not include a complete description of all of the differences between the rights of holders of BEPC exchangeable shares and holders of the BEP units, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of British Columbia law and Bermuda law, as well as the governing documents of each of BEPC and BEP, each as amended, restated, supplemented or otherwise modified from time to time, copies of which are available, without charge, to any person, including any beneficial owner of BEP units to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information”.

	BEPC EXCHANGEABLE SHARES	BEP UNITS
Corporate Governance	BEPC is a corporation formed under the laws of the Province of British Columbia. The rights of holders of BEPC exchangeable shares will be governed by the BCBCA and the BEPC articles.

BEP is a Bermuda-exempted limited partnership registered under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992. BEP’s limited partnership agreement provides for the management and control of BEP by a general partner, BEP’s general partner.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

Authorized Capital

BEPC is authorized to issue an unlimited number of: (i) BEPC exchangeable shares; (ii) BEPC class B shares; (iii) BEPC class C shares; (iv) class A senior preferred shares, issuable in series, and (v) class B junior preferred shares, issuable in series. All BEPC exchangeable shares, BEPC class B shares, BEPC class C shares, class A senior preferred shares and class B junior preferred shares will be issued without par value. The number of authorized BEPC exchangeable shares can be changed in accordance with the BEPC articles or, if the BEPC articles are silent, by special resolution, in accordance with s. 54(3)(c) of the BCBCA.

Subject to the BEPC articles, including the terms of the shares then outstanding, the BEPC board has broad rights to issue additional shares (including new classes of shares and options, rights, warrants, and appreciation rights relating to such shares) for any purpose, at any time and on such terms and conditions as it may determine without the approval of any shareholders. Any additional shares may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of shares) as may be determined by the BEPC board in its sole discretion.

BEP’s interests consist of the general partner unit, which represents the general partnership interest, the BEP units and the preferred units, representing limited partnership interests in BEP, and any additional partnership interests representing limited partnership interests that it may issue in the future.

BEP’s general partner has broad rights to cause BEP to issue additional partnership interests and may cause BEP to issue additional partnership interests (including new classes of partnership interests and options, rights, warrants and appreciation rights relating to such interests) for any partnership purpose, at any time and on such terms and conditions as it may determine without the approval of any limited partners, subject to the terms of any preferred units then outstanding. Any additional partnership interests may be issued in one or more classes, or one or more series of classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of partnership interests) as may be determined by BEP’s general partner in its sole discretion, all without the approval of BEP’s limited partners.

Any amendment or modification that would reasonably be expected to impact the economic equivalence of a BEPC exchangeable share with a BEP unit requires the affirmative vote of holders of a majority of the outstanding BEPC exchangeable shares not held by Brookfield, voting as a class or, in the event that there is more than one non-overlapping director of BEPC, the approval of a majority of such non-overlapping directors.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

Voting Rights

Except as otherwise expressly provided in the BEPC articles or as required by law, the holders of BEPC exchangeable shares and BEPC class B shares, will vote together and not as separate classes. Each holder of a BEPC exchangeable share will be entitled to cast one vote per BEPC exchangeable share on all matters submitted to a vote. On each such matter, the holders of BEPC class B shares will be entitled to cast a number of votes per BEPC class B share equal to three times the number of BEPC exchangeable shares issued and outstanding divided by the number of BEPC class B shares then issued and outstanding. As Brookfield Renewable will hold all of the BEPC class B shares, it will hold 75% of the votes eligible to be cast on all matters where the BEPC exchangeable shares and BEPC class B shares vote together.

At any time that no BEPC exchangeable shares are outstanding and for any vote held only in respect of the BEPC class B shares, the holder of the BEPC class B shares will be entitled to cast one vote per BEPC class B share. Quorum for the transaction of business at a meeting of shareholders is at least two shareholders who, whether present in person or represented by proxy, in the aggregate, hold at least 25% of the votes attached to the shares entitled to be voted at the meeting. If there is only one shareholder entitled to vote at a meeting of shareholders, the quorum will be one holder of BEPC class B shares.

Limited partners are not entitled to vote on matters relating to BEP, although holders of BEP units are entitled to consent to certain matters with respect to certain amendments to BEP’s limited partnership agreement and certain matters with respect to the withdrawal of BEP’s general partner. Each BEP unit entitles the holder thereof to one vote for the purposes of any approvals of holders of BEP units. In addition to their rights under BEP’s limited partnership agreement, limited partners have consent rights with respect to certain fundamental matters and on any other matters that require their approval in accordance with applicable securities laws and stock exchange rules.

Size of Board

The BEPC board is expected to be set at seven (7) directors. The BEPC board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of BEPC’s shareholders and subject to the BEPC articles. BEPC expects that the BEPC board will mirror the board of directors of the general partner of BEP, except for one additional non-overlapping director to

BEP’s general partner board is currently set at seven (7) directors, but is expected to be set at six (6) directors following the expected resignation of Eleazar de Carvalho Filho prior to the special distribution. The board may consist of between three (3) and eleven (11) directors or such other number of directors as may be determined from time to time by a resolution of the shareholders of BEP’s general partner and subject to

	BEPC EXCHANGEABLE SHARES	BEP UNITS

assist BEPC with, among other things, resolving any conflicts that may arise from its relationship with Brookfield Renewable. Eleazar de Carvalho Filho will initially serve as the non-overlapping member of the BEPC board. Mr. de Carvalho Filho has served on the board of directors of the general partner of BEP since November 2011 and will resign from such board of directors prior to the special distribution. If in the 12 months following the special distribution, BEPC considers a related party transaction in which BEP is an interested party within the meaning of MI 61-101, Mr. de Carvalho Filho will not be considered an independent director under MI 61-101 for purposes of serving on a special committee to consider such transaction.

At least three (3) directors and at least a majority of the directors holding office must be independent of BEPC, as determined by the full board using the standards for independence established by the NYSE.

its bye-laws. At least three (3) directors and at least a majority of the directors holding office must be independent of BEP’s general partner and Brookfield, as determined by the full board of directors using the standards of independence established by NYSE.

Election and Removal of Directors

The BEPC board is elected by the shareholders of BEPC and each of BEPC’s current directors will serve until immediately before the election or appointment of directors at the next annual meeting of shareholders of BEPC or his or her death, resignation or removal from office, whichever occurs first. Vacancies on the BEPC board may be filled and additional directors may be added by a resolution of BEPC’s shareholders or a vote of the directors then in office. A director may be removed from office by a special resolution duly passed by BEPC’s shareholders or a resolution of the directors if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of BEPC and does not promptly resign. A director will be automatically removed from the BEPC board if he or she becomes

BEP’s general partner’s board of directors was elected by its shareholder and each of its current directors will serve until the close of the next annual meeting of shareholders of BEP’s general partner or his or her death, resignation or removal from office, whichever occurs first. Vacancies on BEP’s general partner’s board of directors may be filled and additional directors may be added by a resolution of the shareholders of BEP’s general partner or a vote of the directors then in office. A director may be removed from office by a resolution duly passed by the shareholders of BEP’s general partner or, if the director has been absent without leave from three consecutive meetings of the board of directors, by a written resolution requesting resignation signed by all other directors then holding office. A director will be automatically removed from the board of directors if he or she becomes

	BEPC EXCHANGEABLE SHARES	BEP UNITS
	bankrupt, insolvent or suspends payments to his or her creditors or becomes disqualified by law from acting as a director pursuant to the BCBCA.	bankrupt, insolvent or suspends payments to his or her creditors or becomes prohibited by law from acting as a director.

Process to Amend the Governing Instruments

BEPC may from time to time amend, modify or repeal any provision contained in the BEPC articles in a manner authorized by the BCBCA.

Under the BCBCA, alteration of the notice of articles generally requires authorization by either court order, by a two-thirds (2/3rds) vote of all voting shares or by the methods specified in the BEPC articles. Certain alterations to matters such as changes to company name or address or a change in directors will not require authorization by the above-mentioned methods. Specific alterations such as those of a nature affecting a particular class or series in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

Amendments to BEP’s limited partnership agreement may be proposed only by or with the consent of BEP’s general partner. To adopt a proposed amendment, other than the amendments that do not require limited partner approval discussed below, BEP’s general partner must seek approval of a majority of outstanding BEP units required to approve the amendment, either by way of a meeting of the limited partners to consider and vote upon the proposed amendment or by written approval.

Under the BCBCA, BEPC may resolve to alter the BEPC articles by the type of resolution specified in the BCBCA, if not specified in the BCBCA, by the type of resolution specified in the BEPC articles or if neither the BCBCA or the BEPC articles specify the type of resolution, by a two-thirds (2/3rds) vote of all voting shares; provided however, if such alteration would prejudice or interfere with the rights of a particular class or series, such class or series must consent by special resolution to the alteration, whether or not such class or series otherwise carries the right to vote.

No amendment may be made that would: (i) enlarge the obligations of any limited partner without its consent, except any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests may be approved by at least a majority of the type or class of partnership interests so affected; or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by BEP to, BEP’s general partner or any of its affiliates without the consent of BEP’s general partner, which may be given or withheld in its sole discretion. The provision of BEP’s limited partnership agreement preventing the amendments

BEPC EXCHANGEABLE SHARES	BEP UNITS
having the effects described in clauses (i) and (ii) above can be amended upon the approval of the holders of at least 90% of the outstanding BEP units.

Subject to applicable law, BEP’s general partner may generally make amendments to BEP’s limited partnership agreement without the approval of any limited partner to reflect: (i) a change in the name of BEP, the location of its registered office or its registered agent; (ii) the admission, substitution or withdrawal of partners in accordance with BEP’s limited partnership agreement; (iii) a change that BEP’s general partner determines is reasonable and necessary or appropriate for BEP to qualify or to continue its qualification as an exempted limited partnership under the laws of Bermuda or a partnership in which the limited partners have limited liability under the laws of any jurisdiction or is necessary or advisable in the opinion of BEP’s general partner to ensure that BEP will not be treated as an association taxable as a corporation or otherwise taxed as an entity for tax purposes; (iv) an amendment that BEP’s general partner determines to be necessary or appropriate to address certain changes in tax regulations, legislation or interpretation; (v) an amendment that is necessary, in the opinion of BEP’s counsel, to prevent BEP or BEP’s general partner or its directors or officers, from in any manner being subjected to the provisions of the Investment Company Act, or similar legislation in other jurisdictions; (vi) subject to the terms of any preferred units then outstanding, an amendment that BEP’s general partner determines in its sole discretion to be necessary or appropriate for the creation, authorization or issuance of any class or series of partnership interests or

BEPC EXCHANGEABLE SHARES	BEP UNITS

options, rights, warrants or appreciation rights relating to partnership securities; (vii) any amendment expressly permitted in BEP’s limited partnership agreement to be made by BEP’s general partner acting alone; (viii) any amendment that BEP’s general partner determines in its sole discretion to be necessary or appropriate to reflect and account for the formation by BEP of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by BEP’s limited partnership agreement; (ix) a change in BEP’s fiscal year and related changes; or (x) any other amendments substantially similar to any of the matters described in (i) through (ix) above.

In addition, BEP’s general partner may make amendments to BEP’s limited partnership agreement without the approval of any limited partner if those amendments, in the discretion of BEP’s general partner: (i) do not adversely affect BEP’s limited partners considered as a whole (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect; (ii) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any governmental agency or judicial authority; (iii) are necessary or appropriate to facilitate the trading of the BEP units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the BEP units are or will be listed for trading; (iv) are necessary or appropriate for any action taken by BEP’s general partner relating to splits or combinations of BEP units under the provisions of BEP’s limited partnership agreement; or (v) are required to effect the intent of the provisions of the

BEPC EXCHANGEABLE SHARES	BEP UNITS
Combination Agreement (as defined in BEP’s limited partnership agreement), BEP’s limited partnership agreement or are otherwise contemplated by BEP’s limited partnership agreement.

BEP’s general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described in the preceding two paragraphs should occur. No other amendments to BEP’s limited partnership agreement will become effective without the approval of holders of at least 90% of the BEP units, unless BEP obtains an opinion of counsel to the effect that the amendment will not (i) cause BEP to be treated as an association taxable as a corporation or otherwise taxable as an entity for tax purposes (provided that for U.S. tax purposes BEP’s general partner has not made the election described below under the section entitled “Qualification”), or (ii) affect the limited liability under the Bermuda Limited Partnership Act 1883 of any of BEP’s limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of at least a majority of the outstanding partnership interests of the class so affected.

In addition, any amendment that reduces the voting percentage required to take any action must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting requirement sought to be reduced.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

Special Meetings of the Shareholders

A special meeting of the shareholders for any purpose or purposes may be called only by the BEPC board on a date not less than twenty-one (21) days nor more than two (2) months after the sending of the notice of the meeting to each shareholder of record entitled to vote at such meeting.

BEP’s general partner may call special meetings of the limited partners at a time and place outside of Canada determined by BEP’s general partner on a date not less than ten (10) days nor more than sixty (60) days after the mailing of notice of the meeting. The limited partners do not have the ability to call a special meeting. Only holders of record on the date set by BEP’s general partner (which may not be less than ten (10) nor more than sixty (60) days before the meeting) are entitled to notice of any meeting.

Written Consent in Lieu of Meeting

Under the BCBCA, generally, shareholder action without a meeting may only be taken by consent resolution of the shareholders entitled to vote on the resolution: with a written consent executed by shareholders holding two-thirds (2/3rds) of the shares that carry the right to vote at general meetings being effective to approve an action requiring an ordinary resolution; or with a written consent executed by all shareholders that carry the right to vote at general meetings or by all of the shareholders holding shares of the applicable class or series of shares, as the case may be, being effective to approve an action requiring a special resolution or an exceptional resolution.

Written consents may be solicited only by or on behalf of BEP’s general partner. Any such consent solicitation may specify that any written consents must be returned to BEP within the time period, which may not be less than twenty (20) days, specified by BEP’s general partner.

For purposes of determining holders of partnership interests entitled to provide consents to any action described above, BEP’s general partner may set a record date, which may be not less than ten (10) nor more than sixty (60) days before the date by which record holders are requested in writing by BEP’s general partner to provide such consents. Only those holders of partnership interests on the record date established by BEP’s general partner will be entitled to provide consents with respect to matters as to which a consent right applies.

Limitation of Liability and Indemnification of Directors and Officers

No director will be personally liable to BEPC or its shareholders for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted under the BCBCA. Under the BCBCA, no provision in the BEPC articles or other contract relieves a director or officer from (i) the duty to act in accordance with the BCBCA and the regulations, or (ii) liability that by virtue of any

Under BEP’s limited partnership agreement, BEP is required to indemnify to the fullest extent permitted by law BEP’s general partner and any of its affiliates (and their respective officers, directors, agents, shareholders, partners, members and employees), any person who serves on a governing body of a holding entity or operating entity of BEP and any other person designated by BEP’s general partner as an indemnified

BEPC EXCHANGEABLE SHARES	BEP UNITS

enactment or rule of law or equity would otherwise attach to that director or officer in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to BEPC.

person, in each case, against all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BEP’s investments and activities or by reason of their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under BEP’s limited partnership agreement: (i) the liability of such persons has been limited to the fullest extent permitted by law, except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors of BEP’s general partner will not constitute a breach of BEP’s limited partnership agreement or any duties stated or implied by law or equity, including fiduciary duties. BEP’s limited partnership agreement requires BEP to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

To the fullest extent permitted by law, BEPC will indemnify any present or former director or officer of BEPC (or a person serving as a director or officer of another corporation that is or was an affiliate BEPC), who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action while acting in such capacity, for all liability and loss suffered

BEP’s general partner’s bye-laws provide that, as permitted by the laws of Bermuda, it will pay or reimburse an indemnified person’s expenses in advance of a final disposition of a proceeding for which indemnification is sought.

Under BEP’s general partner’s bye-laws, BEP’s general partner is required to indemnify, to the fullest

BEPC EXCHANGEABLE SHARES	BEP UNITS

(including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred.

Subject to the BCBCA, BEPC may agree to indemnify and may indemnify any person who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action relating to the performance of services of such person for BEPC, for all liability and loss suffered (including, without limitation, any judgments, fines, or penalties and amounts paid in settlement) and expenses (including attorneys’ fees and disbursements), actually and reasonably incurred.

BEPC may enter into agreements with any such person to provide such indemnification. The right to indemnification includes the right to be paid by BEPC the expenses (including attorneys’ fees) incurred by such person in defending any such proceeding in advance of its final disposition, such that the advances are paid by BEPC within sixty (60) days after the receipt by BEPC of a statement or statements from the claimant requesting such advance or advances from time to time (and subject to filing a written request for indemnification pursuant to the BEPC articles).

BEPC will not indemnify any present or former director or officer of BEPC for acts of bad faith, fraud, willful misfeasance, gross negligence, knowing violation of law or reckless disregard of the director’s duties or for any act for which indemnification is specifically prohibited under the BCBCA.

extent permitted by law, its affiliates, directors, officers, resident representatives, shareholders, employees or any of its subsidiaries and certain others against any and all losses, claims, damages, liabilities, costs or expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, incurred by an indemnified person in connection with BEP’s investments and activities or in respect of or arising from their holding such positions, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under BEP’s general partner’s bye-laws: (i) the liability of such persons has been limited to the fullest extent permitted by law and except to the extent that their conduct involves bad faith, fraud or willful misconduct, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful; and (ii) any matter that is approved by the independent directors will not constitute a breach of any duties stated or implied by law or equity, including fiduciary duties. BEP’s general partner’s bye-laws require it to advance funds to pay the expenses of an indemnified person in connection with a matter in which indemnification may be sought until it is determined that the indemnified person is not entitled to indemnification.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

Dividends and Distributions

Pursuant to the BEPC articles and subject to the prior rights of holders of all classes and series of BEPC preferred shares at the time outstanding having prior rights as to dividends, each BEPC exchangeable share will entitle its holder to the BEPC exchangeable dividend, in a cash amount equal in value to (i) the amount of any distribution made on a BEP unit multiplied by (ii) the conversion factor determined in accordance with the BEPC articles and in effect on the date of declaration of such dividend (which conversion factor will initially be one, subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP).

See “Description of BEPC Share Capital —Exchange by Holder—Adjustments to Reflect Certain Capital Events”. The record and payment dates for the dividends upon the BEPC exchangeable shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for distributions on the BEP units.

If the full amount of a BEPC exchangeable dividend is not declared and paid concurrent with a distribution on the BEP units, then the undeclared or unpaid amount of such BEPC exchangeable dividend shall accrue and accumulate (without interest), whether or not BEPC has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been declared or authorized. Any BEPC exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid BEPC exchangeable dividends due which remain payable, which we refer to as unpaid accrued dividends.

Distributions to partners of BEP will be made in accordance with their Percentage Interests (as defined in BEP’s limited partnership agreement) only as determined by the general partner in its sole discretion in accordance with BEP’s limited partnership agreement. However, the general partner will not be permitted to cause BEP to make a distribution if BEP does not have sufficient cash on hand to make the distribution, the distribution would render BEP insolvent, or if, in the opinion of the general partner, the distribution would leave BEP with insufficient funds to meet any future or contingent obligations, or the distribution would contravene applicable laws.

Subject to the terms of any preferred units outstanding, the general partner has sole authority to determine whether BEP will make distributions and the amount and timing of these distributions.

BEP has a distribution reinvestment plan for holders of its BEP units who are resident in Canada and the United States. Holders of BEP units who are not resident in Canada or the United States may participate in the distribution reinvestment plan provided that there are not any laws or governmental regulations that may limit or prohibit them from doing so.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

All BEPC exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the BEPC class C shares. Share dividends, if any, paid on the BEPC exchangeable shares and BEPC class C shares will be declared contemporaneously and paid at the same time in equal numbers of additional shares of the same class and series such that share dividends will be paid in BEPC exchangeable shares, to holders of the BEPC exchangeable shares, and in BEPC class C shares to holders of the BEPC class C shares.

The holders of BEPC exchangeable shares shall not be entitled to any dividends from BEPC other than the BEPC exchangeable dividends.

Exchange by Holder

At any time after the distribution date, holders of BEPC exchangeable shares shall have the right to exchange all or a portion of their BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) or its cash equivalent based on the NYSE closing price of one BEP unit on the date of the request for exchange (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BEPC). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”.

BEP may elect to satisfy BEPC’s exchange obligation by acquiring all of the tendered BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) or its cash equivalent based on the NYSE closing price of one BEP unit on the date that the request for exchange is received by BEPC’s transfer agent (or if not a trading day, the next trading day

N/A.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BEP). See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”.

Redemption by Issuer

The BEPC board will have the right upon sixty (60) days’ prior written notice to holders of BEPC exchangeable shares to redeem all of the then outstanding BEPC exchangeable shares at any time and for any reason, in its sole discretion, subject to applicable law, including without limitation following the occurrence of certain redemption events described in “Description of BEPC Share Capital—BEPC Exchangeable Shares—Redemption by Issuer”. In addition, the holder of BEPC class B shares may deliver a notice to BEPC specifying a redemption date upon which BEPC shall redeem all of the then outstanding BEPC exchangeable shares, and upon sixty (60) days’ prior written notice from BEPC to holders of the BEPC exchangeable shares and without the consent of holders of BEPC exchangeable shares, BEPC shall be required to redeem all of the then outstanding BEPC exchangeable shares on such redemption date, subject to applicable law.

Upon any such redemption event, the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) plus all unpaid accrued dividends, if any. See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”.

Upon any liquidation, dissolution or winding up of BEP, including where substantially concurrent with a liquidation, dissolution or winding up of BEPC, all of the then outstanding BEPC

N/A.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

exchangeable shares may be automatically redeemed by BEPC, in its sole and absolute discretion on the day prior to the liquidation, dissolution or winding up of BEP. In such case each holder of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BEPC) plus all unpaid accrued dividends. See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”.

Qualification	N/A.

If BEP’s general partner determines in its sole discretion that it is no longer in BEP’s best interests to continue as a partnership for U.S. federal income tax purposes, BEP’s general partner may elect to treat BEP as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

Liquidation

Upon any liquidation, dissolution or winding up of BEPC, and subject to the prior rights of holders of BEPC preferred shares and any other class of shares of BEPC ranking in priority or ratably with the BEPC exchangeable shares and after the payment in full to (i) any holder of BEPC exchangeable shares that has submitted a notice of the exercise of the exchange rights described above or any holder of BEPC class C shares that has submitted a notice of Class C retraction at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the BEPC class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid accrued dividends,

BEP will terminate upon the earlier to occur of: (i) the date on which all of BEP’s assets have been disposed of or otherwise realized by BEP and the proceeds of such disposals or realizations have been distributed to partners; (ii) the service of notice by BEP’s general partner, with the special approval of a majority of its independent directors, that in its opinion the coming into force of any law, regulation or binding authority renders illegal or impracticable the continuation of BEP; and (iii) at the election of BEP’s general partner, if BEP, as determined by BEP’s general partner, is required to register as an “investment company” under the Investment Company Act or similar legislation in other jurisdictions.

BEPC EXCHANGEABLE SHARES	BEP UNITS

the holders of BEPC exchangeable shares shall be entitled to one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP described in this document) or its cash equivalent based on the NYSE closing price of one BEP unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BEPC). If, upon any such liquidation, dissolution or winding up, the assets of BEPC are insufficient to make such payment in full, then the assets of BEPC will be distributed among the holders of BEPC exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

BEP will be dissolved upon the withdrawal of BEP’s general partner as the general partner of BEP (unless a successor entity becomes the general partner pursuant to BEP’s limited partnership agreement) or the date on which any court of competent jurisdiction enters a decree of judicial dissolution of BEP or an order to wind-up or liquidate BEP’s general partner without the appointment of a successor in compliance with BEP’s limited partnership agreement. BEP will be reconstituted and continue without dissolution if within thirty (30) days of the date of dissolution (and provided a notice of dissolution has not been filed with the Bermuda Monetary Authority), a successor general partner executes a transfer deed pursuant to which the new general partner assumes the rights and undertakes the obligations of the general partner, but only if BEP receives an opinion of counsel that the admission of the new general partner will not result in the loss of limited liability of any limited partner.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BEPC, BEP may elect to acquire all of the outstanding BEPC exchangeable shares for one BEP unit per BEPC exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by BEPC or BEP) plus all unpaid accrued dividends, if any. See “Description of BEPC Share Capital—Exchange by Holder—Adjustments to Reflect Certain Capital Events”. The acquisition by BEP of all the outstanding BEPC exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BEPC.

Upon BEP’s dissolution, unless BEP is continued as a new limited partnership, the liquidator authorized to wind-up BEP’s affairs will, acting with all of the powers of BEP’s general partner that the liquidator deems necessary or appropriate in its judgment, liquidate BEP’s assets and apply the proceeds of the liquidation first, to discharge BEP’s liabilities as provided in its limited partnership agreement and by law, then to the preferred units up to the amount of the liquidation entitlement of the preferred units, and thereafter to the partners pro rata according to the percentages of their respective partnership interests as of a record date selected by the liquidator.

The liquidator may defer liquidation of BEP’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that an

	BEPC EXCHANGEABLE SHARES	BEP UNITS
immediate sale or distribution of all or some of BEP’s assets would be impractical or would cause undue loss to the partners.

Conversion	At any time after the distribution date, BEP, or any of its controlled subsidiaries, will be entitled to convert each held exchangeable share to a BEPC class C share on a one-for-one basis.	N/A.

Fiduciary Duties

The directors of BEPC have three principal responsibilities under the BCBCA and the BEPC articles, being (i) the duty to manage, (ii) the fiduciary duty, which is to act honestly and in good faith with a view to the best interests of BEPC, and (iii) the duty of care, which is to exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances.

A general partner is required to act in good faith and in a manner which it reasonably believes to be in the best interests of a partnership. BEP’s limited partnership agreement contains various express provisions that modify, waive and/or limit the fiduciary duties that might otherwise be owed to BEP and the limited partners. These modifications inter alia restrict the remedies available for actions that might otherwise constitute a breach of fiduciary duty and permit the general partner of BEP to take into account the interests of third parties, including Brookfield, when resolving conflicts of interest.

Protection of Shareholders

Under the BCBCA, pursuant to the oppression remedy, any holder of BEPC exchangeable shares may apply to court for an order where the affairs of BEPC are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner that is oppressive to one or more shareholders, or where there has been some act of BEPC that is unfairly prejudicial to one or more of the shareholders. Under the BCBCA, pursuant to the derivative action remedy, a shareholder (including a beneficial shareholder) may bring an action in the name of and on behalf of BEPC to enforce a right, duty or obligation owed to BEPC that could be enforced by BEPC itself or to obtain damages for any such breach of right, duty or obligation.

There is no oppression remedy or derivative action remedy available under the Bermuda Limited Partnership Act 1883 and the Bermuda Exempted Partnerships Act 1992.

Furthermore, BEP’s limited partnership agreement also stipulates that unless otherwise determined by the general partner of BEP, a Person (as defined in the limited partnership agreement) shall not have pre-emptive, preferential or other similar rights in respect to the issuance of a BEP unit.

	BEPC EXCHANGEABLE SHARES	BEP UNITS

Takeover Bids. Issuer Bids and Tender Offers

The BEPC exchangeable shares are not BEP units and will not be treated as BEP units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of BEPC exchangeable shares will not be entitled to participate in an offer or bid made to acquire BEP units unless such offer has been extended to holders of BEPC exchangeable shares.

The BEP units are not BEPC exchangeable shares and will not be treated as BEPC exchangeable shares for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. As a result, holders of BEP units will not be entitled to participate in an offer or bid made to acquire the BEPC exchangeable shares unless such offer has been extended to holders of BEP units.

Transfer Restrictions

No holder of BEPC exchangeable shares shall transfer to any Person such number of BEPC exchangeable shares such that, after giving effect to the transfer, the transferee, together with its affiliates, would hold a direct and/or indirect interest in voting securities carrying 10% or more of the voting rights attached to all voting securities of BEPC without the prior approval of the Federal Energy Regulatory Commission, to the extent required.

N/A.

Choice of Forum for U.S. Securities Act Claims

BEPC’s articles provide that unless BEPC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of this provision, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

BEP’s limited partnership agreement will be amended on the closing of the special distribution to provide that unless BEP consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. In the absence of this provision, under the U.S. Securities Act, U.S. federal and state courts have been found to have concurrent jurisdiction over suits brought to enforce duties or liabilities created by the U.S. Securities Act. This choice of forum provision will not apply to suits brought to enforce duties or liabilities created by the Exchange Act and could be found to be inapplicable or unenforceable if it is challenged in a legal proceeding or otherwise.

BROOKFIELD RENEWABLE PARTNERS L.P.

About BEP

BEP is a Bermuda exempted limited partnership that was established on June 27, 2011 under the provisions of the Bermuda Exempted Partnerships Act 1992 and the Bermuda Limited Partnership Act 1883. BEP’s head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and its telephone number at that address is +1 441 294-3304.

BEP’s only substantial asset is its limited partnership interests in the BRELP. BRELP owns, directly or indirectly, all of the common shares of each of (i) Euro Holdco, (ii) NA Holdco, (iii) LATAM Holdco, and (iv) Investco.

BEP is a leading global renewable power company that owns and operates high-quality hydroelectric, wind, solar and biomass power, cogeneration and storage assets in North and South America, Europe and Asia Pacific and represents one of the largest, public pure-play renewable businesses globally. BEP is focused on leveraging its extensive operating experience to maintain and enhance the value of assets, grow cash flows on an annual basis and cultivate positive relations with local stakeholders. The BEP units are listed on the NYSE and the TSX and BEP’s preferred partnership units are listed on the TSX. Additionally, one series of BEP’s preferred units is listed on the NYSE.

BEP is the flagship listed renewable power company of Brookfield, a leading global alternative asset manager with over $515 billion of assets under management.

Description of BEP Capital

BEP’s authorized partnership interests consist of an unlimited number of BEP units and any additional partnership interests representing limited partnership interests of BEP that may be issued, including preferred units. As of the date of this document, there were approximately 179,016,978 BEP units outstanding (or 308,675,601 BEP units assuming the exchange of all of the redeemable partnership units of BRELP held by BRPI), 2,885,496 class A preferred units (series 5) outstanding, 7,000,000 class A preferred units (series 7) outstanding, 8,000,000 class A preferred units (series 9) outstanding, 10,000,000 class A preferred units (series 11) outstanding, 10,000,000 class A preferred units (series 13) outstanding, 7,000,000 class A preferred units (series 15) outstanding and 8,000,000 class A preferred units (series 17) outstanding. The redeemable partnership units of BRELP are subject to a redemption-exchange mechanism pursuant to which BEP units may be issued in exchange for redeemable partnership units on a one for one basis. Brookfield currently owns, directly and indirectly, approximately 57% of BEP assuming the exchange of all of Brookfield’s redeemable partnership units of BRELP. Assuming the TERP acquisition is completed, and if all of the public TERP shares are exchanged for BEP units, there will be approximately 220,531,617 BEP units outstanding (or 350,190,240 BEP units assuming the exchange of all of the redeemable partnership units of BRELP). If all of the public TERP shares are exchanged for BEP units pursuant to the TERP acquisition, Brookfield will own, directly or indirectly, approximately 50.5% of BEP assuming the exchange of all of Brookfield’s redeemable partnership units of BRELP.

Information Regarding the BEP Units

The BEP units are non-voting limited partnership interests in BEP. Holders of BEP units are not entitled to the withdrawal or return of capital contributions in respect of the BEP units, except to the extent, if any, that distributions are made to such holders pursuant to BEP’s limited partnership agreement or upon the liquidation of BEP as described in BEP’s Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in BEP’s limited partnership agreement, a holder of BEP units will not have priority over any other holder of BEP units, either as to the return of capital contributions or as to profits, losses or distributions. The BEP units rank junior to the currently outstanding preferred units of BEP with respect to priority in the payment of distributions and in the distribution of the assets of BEP in the event of the liquidation, dissolution or winding-up of BEP, whether voluntary or involuntary, as further described in BEP’s Annual Report. Holders of BEP units will not be granted any preemptive or other similar right to acquire additional interests in BEP. In addition, holders of BEP units do not have any right to have their BEP units redeemed by BEP. For a more detailed description of the BEP units, please refer to BEP’s Annual Report, as updated by our subsequent filings with the SEC that are incorporated herein by reference, for further information regarding the principal rights, privileges, restrictions and conditions attaching to the BEP units.

The outstanding BEP units are traded on the NYSE under the symbol “BEP” and the TSX under the symbol “BEP.UN”. The following table sets forth the price ranges and trading volumes of the BEP units as reported by the TSX for the periods indicated, in Canadian dollars:

	BEP units
	High	Low	Volume
	(C$)	(C$)
2019
May	44.99	41.42	3,200,636
June	46.04	43.35	2,740,696
July	47.96	45.52	3,072,896
August	50.41	47.07	3,228,529
September	54.07	48.04	3,626,930
October	56.60	53.59	5,287,524
November	62.19	55.72	5,732,230
December	62.84	61.38	4,960,712

2020
January	64.64	58.65	4,940,984
February	76.35	63.51	7,150,505
March	74.69	43.74	13,659,848
April	67.41	55.66	5,609,082
May	73.60	62.81	3,861,112
June 1-26	68.28	62.57	5,373,762

The following table sets forth the price ranges and trading volumes of the BEP units as reported by the NYSE for the periods indicated, in U.S. dollars:

	BEP units
	High	Low	Volume
	($)	($)
2019
May	33.3	30.7	3,347,798
June	34.8	32.2	2,969,494
July	36.5	34.7	3,443,314
August	37.9	35.3	3,529,101
September	40.9	36.3	3,563,130
October	43.0	40.3	4,498,072
November	46.8	42.3	4,153,800
December	48.72	45.47	4,196,093

2020
January	48.83	45.10	6,535,764
February	57.69	47.02	8,347,341
March	56.00	39.09	16,981,959
April	48.42	39.30	7,078,723
May	52.51	44.51	7,301,991
June 1-26	50.50	45.94	9,989,038

In the 12-month period before the date of this document, BEP made the following issuances of BEP units:

a)	on June 28, 2019, in connection with the reinvestment of distributions, BEP issued 54,749 BEP units pursuant to its distribution reinvestment plan at a purchase price of $34.50 per BEP unit;

b)	on September 30, 2019, in connection with the reinvestment of distributions, BEP issued 38,997 BEP units pursuant to its distribution reinvestment plan at a purchase price of $38.87 per BEP unit;

c)	on December 31, 2019, in connection with the reinvestment of distributions, BEP issued 32,351 BEP units pursuant to its distribution reinvestment plan at a purchase price of $46.38 per BEP unit; and

d)	on March 30, 2020, in connection with the reinvestment of distributions, BEP issued 39,178 BEP units pursuant to its distribution reinvestment plan at a purchase price of $37.94 per BEP unit.

Distribution Policy and Distribution History

BEP pursues a strategy which the Brookfield Renewable group expects will provide for highly stable, predictable cash flows sourced from predominantly long-life renewable power assets ensuring a sustainable distribution yield. BEP’s operating cash flows are subject to fluctuations of hydrology, wind and irradiance conditions. In the short-term, hydrology, wind and irradiance conditions will vary from one period to the next; over time however, BEP expects that its facilities will continue to produce in line with their long-term averages, which have proven to be reliable indicators of performance. BEP’s distribution policy is therefore based on long-term expectations of business performance, without modification on account of short-term hydrology, wind and irradiance fluctuations. BEP targets a payout ratio of 70% of Funds From Operations, a non-IFRS proxy for cash flows from operations on a proportionate basis.

Historically, in certain instances total distributions paid to participating non-controlling interests in operating subsidiaries, preferred shareholders, preferred limited partners’ unitholders and unitholders of BEP or BRELP may have exceeded cash flows from operating activities on a consolidated basis because the cash generated by project-level upfinancings (meaning an increase in the amount of debt financing for a project at the subsidiary level, which is used to return a portion of the equity capital of the subsidiary to BEP and other equity investors) or asset sales at certain of BEP’s operating subsidiaries resulted in the cash being paid out as distributions, including to non-controlling interests. In these instances, BEP also received its proportionate share of the cash generated, which was then available for BEP’s use, including to pay distributions to unitholders.

With respect to distributions paid to unitholders of BEP and BRELP, in 2018 and 2019 distributions were 90% and 95% of Funds From Operations, respectively, which although above long-term targets did not result in a funding shortfall. However, as BEP’s Funds From Operations are subject to fluctuations of hydrology, wind and irradiance conditions, BEP maintains a prudent financing strategy predicated on a strong investment grade balance sheet with significant available liquidity and access to multiple sources of capital. This provides BEP with adequate safeguards to fund during a period where the distributions to unitholders of BEP or BRELP exceed Funds From Operations, including project and corporate financings, proceeds from asset recycling initiatives and available liquidity. For example, in 2018 and 2019, BEP funded the difference between the consolidated cash flow from operating activities and the total consolidated distributions paid to participating non-controlling interests in operating subsidiaries, preferred shareholders, preferred limited partners’ unitholders and BEP unitholders using cash generated in 2019 by asset recycling initiatives and project level upfinancings.

Furthermore, pursuant to the Equity Commitment Agreement, BEP will also covenant and agree that it will not declare or pay any distribution on the BEP units if on such date BEPC does not have sufficient funds or other assets to enable the declaration and payment of an equivalent dividend on the BEPC exchangeable shares.

The following table presents BEP’s distribution history for the dates indicated:

Record Date	Distribution Date	Amount
May 29, 2020	June 30, 2020 (expected)	$0.5425
February 28, 2020	March 30, 2020	$0.5425
November 29, 2019	December 31, 2019	$0.515
August 30, 2019	September 30, 2019	$0.515
May 31, 2019	June 28, 2019	$0.515
February 28, 2019	March 29, 2019	$0.515
November 30, 2018	December 31, 2018	$0.49
August 31, 2018	September 28, 2018	$0.49
May 31, 2018	June 29, 2018	$0.49

SECURITY OWNERSHIP

The following table presents information regarding the expected beneficial ownership of BEPC exchangeable shares by each person or entity that the Brookfield Renewable group knows will beneficially own 5% or more of BEPC exchangeable shares immediately following the closing of the special distribution. The BEPC exchangeable shares held by the Brookfield Renewable group’s principal shareholders do not entitle such shareholders to different voting rights than those of other holders of BEPC exchangeable shares. However, the BEPC exchangeable shares and the BEPC class B shares have different voting rights. Holders of BEPC exchangeable shares hold a 25% voting interest in BEPC and holders of the BEPC class B shares hold a 75% voting interest in BEPC. See “Description of BEPC Share Capital—BEPC Exchangeable Shares—Voting” and “Description of BEPC Share Capital—BEPC Class B Shares—Voting”.

The current directors of BEPC, as well as the directors who will serve on the BEPC board following completion of the special distribution, together will beneficially own less than 1% of the BEPC exchangeable shares.

	BEPC Exchangeable Shares (1)(2)(3)
Name and Address	Number	Percentage
Brookfield Asset Management Inc.(4)	44,535,768	57.2	%(6)
Partners Limited(5)	44,535,768	57.2	%(6)

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. BEPC exchangeable shares relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)

Immediately prior to the special distribution, BEP will hold all of the BEPC exchangeable shares. Brookfield may be deemed to have beneficial ownership of all of the BEPC exchangeable shares prior to the special distribution through its ownership of the general partner interest in BEP.

(3)	The percentages shown are based on approximately 77.8 million BEPC exchangeable shares expected to be outstanding after the distribution date.
(4)

Brookfield may be deemed to be the beneficial owner of 44,535,768 BEPC exchangeable shares that it will hold through wholly-owned subsidiaries. The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

(5)

Partners Limited owns all of Brookfield’s class B limited voting shares entitling it to appoint one-half of the board of directors of Brookfield. Partners Limited may be deemed the beneficial owner of 44,535,768 BEPC exchangeable shares, constituting approximately 57.2% of the issued and outstanding BEPC exchangeable shares. The business address of Partners Limited is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3. Partners Limited is a private corporation whose principal business mandate is to hold shares of BAM, directly or indirectly, for the long term. The board of directors of Partners Limited is currently comprised of Jack L. Cockwell, Brian W. Kingston, Brian D. Lawson, Cyrus Madon, Samuel J.B. Pollock, Timothy R. Price and Sachin Shah. On May 14, 2020, BAM announced that, in order to further reinforce the long-term stability of ownership of the class B limited voting shares, a group of individuals have been designated to oversee stewardship of the class B limited voting shares. Under these arrangements, the class B limited voting shares will be held in a trust (the “Trust”). The beneficial interests in the Trust, and the voting interests in its trustee (the “Trustee”), will be held in equal parts by three entities which are owned by Bruce Flatt, Jack Cockwell and jointly by Brian Kingston, Brian Lawson, Cyrus Madon, Sam Pollock and Sachin Shah. The Trustee will vote the class B limited voting shares with no single individual or entity controlling the Trust. Implementation of these arrangements is subject to customary consents and regulatory approvals being obtained, following which the class B limited voting shares will be transferred from Partners Limited to the Trust for consideration per share equal to the then current market price of a BAM Class A Share.

(6)

Assuming all of the public TERP shares are acquired in exchange for BEPC exchangeable shares in the TERP acquisition, Brookfield Asset Management Inc. and Partners Limited will beneficially own 37.4% and 37.4% of BEPC. These percentages will increase proportionate to the number of BEP units that TERP stockholders elect to receive as consideration in the TERP acquisition.

Brookfield Renewable will hold all of the BEPC class B shares, having a 75% voting interest, and BEPC class C shares, which entitle BEP to all of the residual value in BEPC after payment in full of the amount due to holders of BEPC exchangeable shares and BEPC class B shares, subject to the prior rights of holders of BEPC preferred shares.

SELLING UNITHOLDER

The table below sets forth information regarding beneficial ownership of BEP units by Brookfield as of March 31, 2020. BAM will enter into the Rights Agreement pursuant to which Brookfield has agreed that, for seven years from the distribution date (and as will be automatically renewed for successive periods of two years, unless Brookfield provides the rights agent with written notice of termination in accordance with the terms of the Rights Agreement), in the event that, on the applicable specified exchange date with respect to any subject BEPC exchangeable shares, (i) BEPC has not satisfied its obligations under the BEPC articles by delivering the BEP unit amount or its cash equivalent amount and (ii) BEP has not, upon its election in its sole and absolute discretion, acquired such subject BEPC exchangeable share from the holder thereof and delivered the BEP unit amount or the cash equivalent amount, BAM will satisfy, or cause to be satisfied, the obligations pursuant to BEPC articles to exchange such subject BEPC exchangeable shares for the BEP unit amount or its cash equivalent. If BAM satisfies the exchange obligation, it will acquire BEPC exchangeable shares. See “Description of BEPC Share Capital—BEPC Exchangeable Shares—Exchange by Holder” and “BEP and BEPC Relationship with Brookfield—Rights Agreement”.

Selling Unitholder	BEP units beneficially owned(1)	Percentage of BEP units outstanding(2)	Maximum number of BEP units that may be delivered by BAM in satisfaction of the exchange obligation following the special distribution(3)	Percentage after maximum number of BEP units are delivered by BAM in satisfaction of the exchange obligation following the special distribution(3)	Maximum number of BEP units that may be delivered by BAM in satisfaction of the exchange obligation following the special distribution and the TERP acquisition(4)	Percentage after maximum number of BEP units are delivered by BAM in satisfaction of the exchange obligation following the special distribution and the TERP acquisition(4)
Brookfield Asset Management Inc.(5)	175,491,567	56.9%	77,800,000	31.6%	119,400,000	18.2%

1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. BEP units relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)	The percentage of beneficial ownership is based on 179,016,978 BEP units outstanding and an aggregate of 129,658,623 redeemable partnership units of BRELP held by Brookfield Asset Management Inc.
(3)

Excludes any BEPC exchangeable shares to be issued to Brookfield in connection with the special distribution. The number of outstanding BEP units will not change as a result of the special distribution.

(4)	Assumes all of the public TERP shares are acquired in exchange for BEPC exchangeable shares.
(5)

Prior to the special distribution and the TERP acquisition, Brookfield may be deemed to be the beneficial owner of 175,491,567 BEP units that it holds through wholly-owned subsidiaries, constituting approximately 57% of the issued and outstanding BEP units, assuming that all of the redeemable partnership units of BRELP are exchanged for BEP units. The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3.

For a description of BEPC’s and BEP’s relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from BEPC’s and BEP’s relationship with BAM, please see “BEP and BEPC Relationship with Brookfield” in this document.

BEPC EXCHANGEABLE SHARES ELIGIBLE FOR FUTURE SALES

Immediately following the special distribution, BEPC expects to have approximately 77.8 million BEPC exchangeable shares outstanding (119.4 million assuming the TERP acquisition is completed and the TERP acquisition consideration consists solely of BEPC exchangeable shares). The actual number of BEPC exchangeable shares to be distributed will be determined on the distribution record date. All of the BEPC exchangeable shares issued in connection with the special distribution and the TERP acquisition will be freely transferable by persons other than BEPC’s and BEP’s “affiliates” without restriction or further registration under the U.S. Securities Act. Sales of substantial amounts of BEPC exchangeable shares in the public market could adversely affect prevailing market prices of BEP units and BEP’s ability to issue BEP units in the future.

Under Rule 144, a person who has beneficially owned restricted BEP units for at least six months would be entitled to sell their securities provided that (i) such person is not one of BEPC’s or BEP’s affiliates at the time of, or has not been one of BEPC’s or BEP’s affiliates at any time during the three months preceding, a sale and (ii) BEPC and BEP are subject to the Exchange Act periodic reporting requirements for at least ninety (90) days before the sale.

Persons who have beneficially owned BEP units for at least six months but who are BEPC’s or BEP’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person could not sell within any three-month period a number of BEPC exchangeable shares in excess of the greater of: (i) 1% of the total number of BEPC exchangeable shares then outstanding and (ii) the average weekly reported trading volume of the BEPC exchangeable shares during the four preceding calendar weeks.

Sales under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about BEPC.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Torys LLP, counsel to BEPC, the following describes the material Canadian federal income tax consequences with respect to the receipt, holding and disposition of the BEPC exchangeable shares acquired by a holder who as beneficial owner, receives the BEPC exchangeable shares pursuant to the special distribution described in this document and who, at all relevant times, for the purposes of the Income Tax Act (Canada), or the Tax Act, (i) deals at arm’s length and is not affiliated with BEPC and BEP and (ii) holds the BEPC exchangeable shares as capital property. Generally, the BEPC exchangeable shares will be considered to be capital property to a holder provided the holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon the facts as set out in this document, the current provisions of the Tax Act and the regulations thereunder, and BEPC’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency, or the CRA, published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the proposed amendments, and assumes that all proposed amendments will be enacted in the form proposed. However, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary assumes that at all relevant times (i) the BEPC exchangeable shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX) and (ii) neither BEP nor BEPC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. In addition, BEPC expects that at all relevant times, all or substantially all of its property and the units of BEP will not be “taxable Canadian property” as defined in the Tax Act. No assurance can be given in relation to the foregoing.

Following the special distribution, BEPC will qualify as a “mutual fund corporation” as defined in the Tax Act. BEPC intends to file the necessary election under the Tax Act so that it will be deemed to be a “public corporation” effective from the beginning of its first taxation year, and therefore can qualify as a “mutual fund corporation” throughout its first taxation year. BEPC intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which BEPC exchangeable shares are outstanding and this summary assumes that will be the case.

This summary also relies as to certain matters on certificates of officers of BEPC and a letter obtained from an investment bank.

This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds BEP units or acquires BEPC exchangeable shares as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, or (iv) that has entered or will enter into a “derivative forward agreement” in respect of the BEP units or the BEPC exchangeable shares, each as defined in the Tax Act. Furthermore, this summary is not applicable to a holder that is a “controlling corporation” of BEPC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act. Such holders should consult their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder, and no representation concerning the tax consequences to any particular holder or prospective holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective holders should consult their own tax advisors with respect to an investment in the BEPC exchangeable shares having regard to their particular circumstances.

Generally, for purposes of the Tax Act, all amounts relating to the special distribution and the acquisition, holding or disposition or deemed disposition of a BEPC exchangeable share must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Taxation of Holders Resident in Canada

The following portion of the summary is applicable to a holder who, at all relevant times, is resident or deemed to be resident in Canada under the Tax Act, or a resident holder. Certain resident holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any BEPC exchangeable shares (and all other “Canadian securities”, as defined in the Tax Act) owned by such resident holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident holders whose BEPC exchangeable shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Special Distribution

BEP will be deemed to have disposed of BEPC exchangeable shares distributed pursuant to the special distribution to the unitholders for proceeds equal to the fair market value of such shares at that time. The adjusted cost base to a resident holder of the BEPC exchangeable shares received pursuant to the special distribution will be equal to the fair market value of such shares at the time of the special distribution. BEP expects that the aggregate deemed proceeds of disposition of the BEPC exchangeable shares will be equal to the aggregate of BEP’s adjusted cost base in such shares at the time of the special distribution such that BEP will neither realize a capital gain nor sustain a capital loss on the disposition of such shares to the unitholders. (See “Redemptions, Exchanges and Other Dispositions of the BEPC Exchangeable Shares” for a general description of the taxation of capital gains and losses.)

In general, the special distribution will reduce the adjusted cost base of a resident holder’s interest in BEP by an amount equal to the fair market value at the time of the special distribution of the BEPC exchangeable shares received by the resident holder. If the adjusted cost base to a resident holder of the resident holder’s interest in BEP is negative at the end of the fiscal period of BEP, the absolute value of such amount is generally deemed to be a capital gain realized by the resident holder and the resident holder’s adjusted cost base of the resident holder’s interest in BEP will be reset to nil. (See “Redemptions, Exchanges and Other Dispositions of the BEPC Exchangeable Shares” for a general description of the taxation of capital gains and losses.)

Dividends on the BEPC Exchangeable Shares

Taxable dividends received on the BEPC exchangeable shares by a resident holder will be included in computing the resident holder’s income.

Dividends on the BEPC exchangeable shares received by a resident holder who is an individual will be included in computing the resident holder’s income subject to the gross-up and dividend tax credit rules normally applicable under the Tax Act to taxable dividends received from taxable Canadian corporations. Such dividends will be eligible for the enhanced gross-up and dividend tax credit if BEPC designates the dividends as “eligible dividends”. There may be limitations on BEPC’s ability to designate taxable dividends as eligible dividends.

Subject to the potential application of subsection 55(2) of the Tax Act, dividends on the BEPC exchangeable shares received by a resident holder that is a corporation (other than a “specified financial institution” for purposes of the Tax Act) will be included in the corporation’s income and will generally be deductible by the corporation in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a resident holder that is a corporation as proceeds of disposition or a capital gain. Resident holders that are corporations should consult their own tax advisors having regard to their own circumstances.

In the case of a resident holder that is a “specified financial institution”, taxable dividends received on the BEPC exchangeable shares will be deductible in computing its taxable income only if either:

(a)	the specified financial institution did not acquire the BEPC exchangeable shares in the ordinary course of its business; or

(b)	at the time of receipt of the taxable dividends by the specified financial institution,

(i)	the BEPC exchangeable shares are listed on a designated stock exchange in Canada for the purposes of the Tax Act (which currently includes the TSX); and

(ii)	dividends are received in respect of not more than 10% of the issued and outstanding BEPC exchangeable shares by

A.	the specified financial institution; or

B.	the specified financial institution and persons with whom it does not deal at arm’s length (within the meaning of the Tax Act).

Notwithstanding the discussion above, during the period while the Rights Agreement is in place, the BEPC exchangeable shares will be subject to the “guaranteed share” provisions of the Tax Act. In the case of a holder of BEPC exchangeable shares that is a corporation in respect of which dividends on the BEPC exchangeable shares will be included in the holder’s income as a taxable dividend, such taxable dividends received on the BEPC exchangeable shares during such period will be deductible in computing its taxable income only if, at the time of receipt of the taxable dividends by the corporation, (a) the BEPC exchangeable shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes the TSX and NYSE); and (b) dividends are received in respect of not more than 10% of the issued and outstanding BEPC exchangeable shares by (i) the particular corporation, (ii) persons with whom the particular corporation does not deal at arm’s length, or (iii) partnerships or trusts of which the particular corporation or persons with whom it does not deal at arm’s length is a member of beneficiary.

Holders should be aware that exchanges at the request of holders of BEPC exchangeable shares may impact the percentage of BEPC exchangeable shares held by such holders.

A resident holder of the BEPC exchangeable shares which is a corporation other than a “private corporation” or a “financial intermediary corporation” (each as defined in the Tax Act) will generally be subject to a 10% tax under Part IV.1 of the Tax Act in respect of any taxable dividends received by it on the BEPC exchangeable shares to the extent that such taxable dividends are deductible in computing its taxable income.

A resident holder which is a “private corporation” (as defined in the Tax Act) or any other corporation controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a refundable tax under Part IV of the Tax Act, generally imposed at the rate of 38 1/3%, on taxable dividends received on the BEPC exchangeable shares, to the extent that such dividends are deductible in computing its taxable income. Where Part IV.1 tax also applies to a taxable dividend received by a corporation, the rate of Part IV tax payable by the corporation is reduced by the rate of Part IV.1 tax.

The amount of any dividend that BEPC elects to pay from its “capital gains dividend account” (as defined in the Tax Act), or a capital gains dividend, received by a resident holder of the BEPC exchangeable shares from BEPC will be considered to be a capital gain of such holder from the disposition of capital property in the taxation year of the resident holder in which the capital gains dividend is received.

Having regard to the dividend policy of BEPC, a resident holder acquiring BEPC exchangeable shares may become taxable on income or capital gains accrued or realized before such holder acquired such BEPC exchangeable shares.

Taxable dividends or capital gains dividends paid to a resident holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

If after January 1, 2023, the U.S. “substantial equivalence” test is met (see “Material United States Federal Income Tax Considerations — Consequences to Non-U.S. Unitholders — Ownership and Disposition of BEPC Exchangeable Shares” for further information in this respect) and BEPC has to withhold U.S. federal income tax, resident holders are urged to consult their own tax advisors as to whether any such U.S. withholding tax on such portion of a dividend may be eligible to be credited against the resident holders’ income tax or deducted from income subject to certain limitations under the Tax Act having regard to their own particular circumstances.

Redemptions, Exchanges and Other Dispositions of the BEPC Exchangeable Shares

A resident holder who disposes of, or who is deemed to dispose of, a BEPC exchangeable share, including a disposition to BEPC (whether on a redemption by BEPC, an exchange at the request of the holder or otherwise), will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the resident holder’s adjusted cost base of such share and any reasonable costs of disposition.

In general, one-half of a capital gain realized by a resident holder in a taxation year must be included in income as a taxable capital gain. One-half of a capital loss realized by a resident holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.

The amount of any capital loss realized by a resident holder that is a corporation on the disposition of a BEPC exchangeable share may be reduced by the amount of any dividends received or deemed to be received by the resident holder on such BEPC exchangeable share to the extent and under the circumstances described in the Tax Act. Similar rules may apply where a BEPC exchangeable share is owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such resident holders should consult their own advisors.

A taxable capital gain realized by a resident holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.

Additional Refundable Tax

A resident holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) will be liable to pay an additional refundable tax on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains.

Eligibility for Investment

Based on the current provisions of the Tax Act, on the distribution date, provided that the BEPC exchangeable shares are then listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the TSX and NYSE), the BEPC exchangeable shares acquired pursuant to the special distribution on the distribution date will be, at that time, qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, or RRSP, deferred profit sharing plan, registered retirement income fund, or RRIF, registered education savings plan, or RESP, registered disability savings plan, or RDSP, or a tax-free savings account, or TFSA.

Notwithstanding that BEPC exchangeable shares may be qualified investments for a trust governed by a TFSA, RDSP, RRSP, RRIF or RESP, the holder of a TFSA or RDSP, the annuitant under an RRSP or RRIF or the subscriber of an RESP will be subject to a penalty tax in respect of the BEPC exchangeable shares if such BEPC exchangeable shares are a “prohibited investment” and not an “excluded property” (each as defined in subsection 207.01(1) of the Tax Act) for the TFSA, RDSP, RRSP, RRIF or RESP, as the case may be. The BEPC exchangeable shares will generally not be a prohibited investment for a trust governed by a TFSA, RDSP, RRSP, RRIF or RESP provided the holder of the TFSA or RDSP, the annuitant under the RRSP or RRIF or the subscriber of the RESP, as the case may be, deals at arm’s length with BEPC for purposes of the Tax Act and does not have a “significant interest” (within the meaning of subsection 207.01(4) of the Tax Act) in BEPC. Generally, such a holder, annuitant or subscriber, as the case may be, will not have a significant interest in BEPC provided the holder, annuitant or subscriber, together with persons with whom the holder, annuitant or subscriber does not deal at arm’s length, does not own (and is not deemed to own pursuant to the Tax Act) directly or indirectly, 10% or more of the issued shares of any class of the capital stock of BEPC or of any corporation that is related to BEPC (for purposes of the Tax Act). Holders should be aware that exchanges at the request of holders of BEPC exchangeable shares may impact the percentage of BEPC exchangeable shares held by such holders. Holders of TFSAs or RDSPs, annuitants under RRSPs or RRIFs and subscribers of RESPs should consult their own tax advisors as to whether such securities will be a “prohibited investment”, including with respect to whether the BEPC exchangeable shares would be “excluded property”, in their particular circumstances.

Taxation of Holders Not Resident in Canada

The following portion of the summary is generally applicable to a holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the BEPC exchangeable shares in a business carried on in Canada, or a non-resident holder. Special rules, which are not discussed in this summary, may apply to a non-resident holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends on the BEPC Exchangeable Shares

Dividends, other than capital gains dividends, paid or credited on the BEPC exchangeable shares or deemed to be paid or credited on the BEPC exchangeable shares to a non-resident holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the non-resident holder is entitled under any applicable income tax treaty between Canada and the country in which the non-resident holder is resident.

Capital gains dividends received by a non-resident holder will be considered to be a capital gain of the non-resident holder from the disposition of capital property in the taxation year of the non-resident holder in which the capital gains dividend is received. The same Canadian withholding tax consequences are applicable to capital gains dividends to the extent of the lesser of the amount of the dividend received by the non-resident holder and the non-resident holder’s portion (as determined under the Tax Act) of the “TCP gains balance” (as defined in the Tax Act) of BEPC. In general, BEPC’s “TCP gains balance” is the amount of BEPC’s net capital gains from dispositions of “taxable Canadian property” (as defined in the Tax Act). Except as noted in the foregoing, the non-resident holder will not be subject to tax under the Tax Act in respect of a capital gains dividend.

Redemptions, Exchanges and Other Dispositions of the BEPC Exchangeable Shares

A non-resident holder will not be subject to tax under the Tax Act on a disposition or deemed disposition of BEPC exchangeable shares unless the BEPC exchangeable shares are “taxable Canadian property” of the non-resident holder for purposes of the Tax Act at the time of the disposition or deemed disposition and the non-resident holder is not entitled to relief under an applicable income tax treaty between Canada and the country in which the non-resident holder is resident.

Generally, the BEPC exchangeable shares will not constitute “taxable Canadian property” of a non-resident holder at a particular time provided that BEPC is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BEPC were owned by or belonged to one or any combination of (i) the non-resident holder, (ii) persons with whom the non-resident holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the non-resident holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the BEPC exchangeable shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the BEPC exchangeable shares may be deemed to be “taxable Canadian property.” Non-resident holders for whom BEPC exchangeable shares may constitute “taxable Canadian property” should consult their own tax advisors.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This summary discusses material United States federal income tax considerations for unitholders relating to the special distribution of BEPC exchangeable shares described in this document and of the ownership and disposition of BEPC exchangeable shares as of the date hereof. This summary is based on provisions of the Code, on the Treasury Regulations promulgated thereunder, and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of BEP and the purchase, ownership, and disposition of BEP units set forth in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors—Risks Related to Taxation” in BEP’s Annual Report. The following discussion is limited as described in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” in BEP’s Annual Report and as described herein.

This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, any person that owns (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the BEP units, any person that will own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of either the total voting power or total value of the stock of BEPC immediately following the share exchange pursuant to the TERP acquisition, any person that at any time during the shorter of such person’s holding period or the five-year period ending on the date of the share exchange pursuant to the TERP acquisition owned (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the shares of TERP common stock, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold BEP units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose BEP units are loaned to a short seller to cover a short sale of BEP units, U.S. unitholders whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold BEP units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom the BEP units are not a capital asset, persons who are liable for the alternative minimum tax, and certain U.S. expatriates or former long-term residents of the United States. This summary does not address the consequences to U.S. unitholders who receive distributions on BEPC exchangeable shares other than in U.S. dollars. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of preferred units of BEP. This summary does not address any tax consequences to persons who contributed property to BEP in exchange for BEP units, and such persons should consult an independent tax advisor regarding the U.S. federal income tax considerations relating to the special distribution, including, without limitation, under Sections 707(a) or 737 of the Code. This summary does not address the consequences to unitholders who, prior to the special distribution, own (directly, indirectly or constructively, applying certain attribution rules) shares of TERP common stock. The actual tax consequences of the special distribution of BEPC exchangeable shares and of the ownership and disposition of BEPC exchangeable shares will vary depending on a unitholder’s individual circumstances.

The following discussion, to the extent it expresses conclusions as to the application of U.S. federal income tax law and subject to the qualifications described herein, represents the opinion of Torys LLP. Such opinion is based in part on facts described in this document and on various other factual assumptions, representations, and determinations. Any alteration or incorrectness of such facts, assumptions, representations, or determinations could adversely affect such opinion. Moreover, opinions of counsel are not binding upon the U.S. Internal Revenue Service (the “IRS”) or any court, and the IRS may challenge the conclusions herein and a court may sustain such challenge. Notwithstanding the foregoing, Torys LLP has rendered no opinion with respect to the following U.S. federal income tax matters: (i) whether any unitholder is an “eligible partner” of BEP within the meaning of Section 731(c)(3)(C)(iii) of the Code (see “Consequences to U.S. Unitholders—Special Distribution of BEPC Exchangeable Shares”); (ii) whether the exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right qualifies as tax-free under Section 721(a) of the Code (see “Consequences to U.S. Unitholders—Ownership and Disposition of BEPC Exchangeable Shares—Exercise of

the BEP Call Right”); (iii) whether the method used by the general partner of BEP to estimate a unitholder’s basis in BEPC exchangeable shares exchanged for BEP units pursuant to the exercise of the BEP call right is reasonable (see “Consequences to U.S. Unitholders—Ownership and Disposition of BEPC Exchangeable Shares—Exercise of the BEP Call Right”); and (iv) whether the contractual arrangements relating to the BEPC exchangeable shares are classified as a simple contract or a complex contract for purposes of Section 871(m) of the Code and the Treasury Regulations thereunder (see “Consequences to Non-U.S. Unitholders—Ownership and Disposition of BEPC Exchangeable Shares”).

For purposes of this discussion, a “U.S. unitholder” is a beneficial owner of BEP units who receives BEPC exchangeable shares pursuant to the special distribution and who is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the primary supervision of which is subject to a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. unitholder” is a beneficial owner of BEP units, other than a U.S. unitholder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes, who receives BEPC exchangeable shares pursuant to the special distribution.

If a partnership holds BEP units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold BEP units should consult an independent tax advisor.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. Each unitholder should consult an independent tax advisor concerning the U.S. federal, state and local income tax consequences particular to the ownership and disposition of BEP units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of BEP and BRELP

Each of BEP and BRELP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. BEP is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

The general partner of BEP and the general partner of BRELP intend to manage the affairs of BEP and BRELP, respectively, so that BEP will meet the Qualifying Income Exception in each taxable year. Based upon factual statements and representations made by the general partner of BEP and the general partner of BRELP, Torys LLP is of the opinion that at least 90% of BEP’s and BRELP’s gross income has been, and currently is, of a type that constitutes qualifying income. However, the portion of BEP’s and BRELP’s income that is qualifying income may change from time to time, and there can be no assurance that at least 90% of BEP’s and BRELP’s gross income in any year will constitute qualifying income.

No ruling has been or will be sought from the IRS, and the IRS has made no determination as to BEP’s or BRELP’s status for U.S. federal income tax purposes or whether BEP’s or BRELP’s operations generate “qualifying income” under Section 7704 of the Code. It is the opinion of Torys LLP that, based upon the Code, Treasury Regulations, published revenue rulings, court decisions, and the factual statements and representations made by the general partner of BEP and the general partner of BRELP, as of the date hereof, each of BEP and BRELP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court would not sustain such a position if asserted by the IRS.

In rendering its opinion, Torys LLP has relied on numerous factual representations made by the general partner of BEP and the general partner of BRELP, including but not limited to the following:

•	Neither BEP nor BRELP has elected to be classified as a corporation for United States federal tax purposes, and neither BEP nor BRELP has any plan or intention to elect to be so classified.

•

For each of BEP’s and BRELP’s taxable years, more than 90% of each entity’s gross income has consisted of income of a type that Torys LLP is of the opinion constitutes “qualifying income” within the meaning of Section 7704(d) of the Code.

If BEP fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS, to be inadvertent and which is cured within a reasonable time after discovery, or if BEP is required to register under the Investment Company Act of 1940, then BEP will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which BEP fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to unitholders in liquidation. Thereafter, BEP would be treated as a corporation for U.S. federal income tax purposes. Certain adverse tax consequences would result, as described in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations” in BEP’s Annual Report. If BEP were treated as a corporation in the year of the special distribution of BEPC exchangeable shares, either as a result of a failure to meet the Qualifying Income Exception, an election by the general partner of BEP or otherwise, then the special distribution would be treated as a distribution with respect to stock of a corporation instead of units of a partnership. Subject to the potential application of the “passive foreign investment company” rules to BEP, the special distribution of BEPC exchangeable shares to U.S. unitholders would be treated as taxable dividend income to the extent of BEP’s current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. unitholder’s adjusted tax basis in its BEP units. Thereafter, to the extent such distribution were to exceed a U.S. unitholder’s adjusted tax basis in its BEP units, the distribution would be treated as gain from the sale or exchange of such BEP units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. If BRELP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above might apply.

Based on the opinion of Torys LLP that each of BEP and BRELP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, the remainder of this summary assumes that BEP and BRELP will be treated as partnerships for U.S. federal income tax purposes.

Characterization of the BEPC Exchangeable Shares

The U.S. federal income tax consequences for unitholders relating to the special distribution and the ownership and disposition of BEPC exchangeable shares will depend, in part, on whether the BEPC exchangeable shares are, for U.S. federal income tax purposes, treated as stock of BEPC and not as interests in BEP. It is the opinion of Torys LLP that, based upon the Code, Treasury Regulations, published revenue rulings, court decisions, and certain factual statements and representations made by BEPC, the general partner of BEP, and BAM, as of the date hereof, the BEPC exchangeable shares should be treated as stock of BEPC for U.S. federal income tax purposes. However, there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the BEPC exchangeable shares. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court would not sustain such a position if asserted by the IRS. If the BEPC exchangeable shares are not treated as stock of BEPC and are instead treated as BEP units, then a holder of BEPC exchangeable shares generally would be expected to be taxed in the same manner as a holder of BEP units. Based on the foregoing opinion of Torys LLP, the remainder of this summary assumes that the BEPC exchangeable shares will be treated as stock of BEPC for U.S. federal income tax purposes.

Consequences to U.S. Unitholders

Special Distribution of BEPC Exchangeable Shares

The U.S. federal income tax consequences to a U.S. unitholder of receiving BEPC exchangeable shares pursuant to the special distribution will depend on whether the distribution is treated as a distribution of property or as a distribution of cash from a partnership under Section 731 of the Code. For U.S. federal income tax purposes, a partner’s receipt of a distribution of property from a partnership generally is not taxable. However, under Section 731 of the Code, a distribution consisting of marketable securities generally is treated as a distribution of cash (rather than property) unless the distributing partnership is an “investment partnership” within the meaning of Section 731(c)(3)(C)(i) of the Code and the recipient is an “eligible partner” within the meaning of Section 731(c)(3)(C)(iii) of the Code. An investment partnership includes any partnership which has never been engaged in a trade or business and substantially all of the assets (by value) of which have always consisted of any combination of money; stock in a corporation; notes, bonds, debentures, or other evidences of indebtedness; foreign currencies; and certain derivative financial instruments. A U.S. unitholder generally is expected to qualify as an “eligible partner” if such unitholder’s contributions to BEP before the date of the special distribution have consisted solely of cash. Torys LLP expresses no opinion with respect to whether any unitholder is an “eligible partner” of BEP.

The BEPC exchangeable shares are expected to be treated for purposes of Section 731 of the Code as marketable securities. However, based upon the Code, Treasury Regulations, published revenue rulings, court decisions, and certain factual statements and representations made by the general partner of BEP and the general partner of BRELP as to the structure, activities, and assets of BEP and BRELP from their respective dates of formation, as of the date hereof, Torys LLP is of the opinion that each of BEP and BRELP should qualify as an investment partnership within the meaning of Section 731(c)(3)(C)(i) of the Code. If BEP and BRELP so qualify, then the special distribution of BEPC exchangeable shares to a U.S. unitholder that is an eligible partner will qualify as a non-taxable distribution of property (rather than cash) under Section 731 of the Code. However, the treatment of BEP and BRELP as investment partnerships is not free from doubt, as it depends on the highly factual determination that, for purposes of Section 731 of the Code, neither BEP nor BRELP has been engaged in a trade or business since the date of formation in 2011. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court would not sustain such a position if asserted by the IRS. Each U.S. unitholder should consult an independent tax advisor regarding the application of Section 731 of the Code to the special distribution in light of such unitholder’s particular circumstances.

Treatment as a Distribution of Property. Subject to the discussion below under the heading “—Consequences Relating to the Formation of BEPC”, the special distribution of BEPC exchangeable shares to a U.S. unitholder is treated as a non-taxable distribution of property under Section 731 of the Code, then the distribution will result in the following tax consequences to such unitholder:

•	The U.S. unitholder will not recognize income, gain or loss as a result of the receipt of BEPC exchangeable shares pursuant to the special distribution.

•

The U.S. unitholder’s initial tax basis in the BEPC exchangeable shares received in the special distribution will equal the lesser of (i) BEP’s adjusted tax basis in such BEPC exchangeable shares immediately before the distribution and (ii) such U.S. unitholder’s adjusted tax basis in its interest in BEP (including, for this purpose, both BEP units and BEP preferred units) reduced by the amount of any cash received in lieu of fractional BEPC exchangeable shares pursuant to the special distribution.

•

The U.S. unitholder’s tax basis in its interest in BEP (including, for this purpose, both BEP units and BEP preferred units) will be reduced, but not below zero, by (i) such U.S. unitholder’s initial tax basis in the BEPC exchangeable shares received in the special distribution and (ii) the amount of any cash received in lieu of fractional BEPC exchangeable shares pursuant to the special distribution.

•	The U.S. unitholder’s holding period in the BEPC exchangeable shares received in the special distribution will include BEP’s holding period in such BEPC exchangeable shares.

The basis allocation and holding period rules are complex. Each U.S. unitholder is urged to consult an independent tax advisor regarding the application of the foregoing rules in light of such unitholder’s particular circumstances.

Treatment as a Distribution of Cash. If the special distribution of BEPC exchangeable shares to a U.S. unitholder is not treated as a distribution of property, then it will be treated as a distribution of cash under Section 731 of the Code. Such deemed distribution of cash will be non-taxable to a U.S. unitholder for U.S. federal income tax purposes, except to the extent that the fair market value of such BEPC exchangeable shares as of the date of the special distribution (plus the amount of cash received in lieu of fractional BEPC exchangeable shares pursuant to the special distribution) exceeds such U.S. unitholder’s adjusted tax basis in its interest in BEP (including, for this purpose, both BEP units and BEP preferred units). In such case, the amount of such excess generally would be considered gain from the sale or exchange of BEP units. Such gain generally would be taxable as capital gain and would be long-term capital gain if such U.S. unitholder’s BEP units were held for more than one year as of the date of the special distribution. For a U.S. unitholder not electing to treat its share of BEP’s investment in any passive foreign investment company, or a PFIC, as a “qualified electing fund”, gain attributable to such investment in a PFIC would be taxable in the manner described in Item 10.E “Taxation—Material U.S. Federal Income Tax Considerations—Consequences to U.S. Unitholders—Passive Foreign Investment Companies” in BEP’s Annual Report.

The U.S federal income tax consequences of the special distribution are complex. Each U.S. unitholder should consult an independent tax advisor regarding the U.S. federal income tax consequences of the special distribution in light of their particular circumstances.

Consequences Relating to the Formation of BEPC. The BEPC formation steps are expected to result in certain additional U.S. federal income tax consequences for U.S. unitholders. In general, these consequences relate to BRELP’s acquisition of BEPC exchangeable shares pursuant to the BEPC formation steps in both taxable and tax-free transactions. As a result of the taxable transactions, a U.S. unitholder may be allocated taxable income or gain that is not matched by cash distributions from BEP. In such case, a U.S. unitholder would need to satisfy any resulting tax liability from such unitholder’s own funds.

As a result of the tax-free transactions, a U.S. unitholder’s initial tax basis in some, but not all, BEPC exchangeable shares received in the special distribution may be adjusted under special rules that apply in addition to the rules described above under “—Treatment as a Distribution of Property”. In particular, a U.S. unitholder’s initial tax basis in some, but not all, such BEPC exchangeable shares may be adjusted on a unitholder-by-unitholder basis by reason of each of BEP and BRELP having made the election under Section 754 of the Code. A U.S. unitholder’s initial tax basis in some, but not all, BEPC exchangeable shares may also be determined under the rules governing the basis of shares received in an exchange described in Section 351 of the Code, by reason of BRELP acquiring such BEPC exchangeable shares in such an exchange. U.S. unitholders are therefore generally expected to hold BEPC exchangeable shares received in the special distribution with an adjusted tax basis that may vary from share to share and from unitholder to unitholder. A U.S. unitholder’s holding period in the BEPC exchangeable shares received in the special distribution is also likely to vary according to whether the transaction pursuant to which BRELP first acquires such BEPC exchangeable shares is treated as taxable or tax-free, because a U.S. unitholder’s holding period for any BEPC exchangeable shares first acquired by BRELP in an exchange described in Section 351 of the Code is expected to include BRELP’s holding period for the property surrendered in exchange therefor.

The U.S. federal income tax consequences to U.S. unitholders of BRELP’s acquisition of BEPC exchangeable shares in taxable and tax-free transactions are complicated. Each U.S. unitholder is urged to consult an independent tax advisor regarding such consequences in light of such unitholder’s particular circumstances.

Ownership and Disposition of BEPC Exchangeable Shares

Taxation of Distributions. Subject to the discussion below under the heading “—Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. unitholder with respect to BEPC exchangeable shares (including amounts withheld to pay Canadian withholding taxes) will be included in such U.S. unitholder’s gross income as a dividend to the extent paid out of BEPC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds BEPC’s current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. unitholder’s tax basis in its BEPC exchangeable shares, and to the extent the amount of the distribution exceeds such U.S. unitholder’s tax basis, the excess will be taxed as capital gain.

Dividends received by individuals and other non-corporate U.S. unitholders of BEPC exchangeable shares traded on the NYSE generally will be subject to tax at preferential rates applicable to long-term capital gains, provided that such holders meet certain holding period and other requirements and BEPC is not treated as a PFIC for the taxable year in which the dividend is paid or for the preceding taxable year. Dividends on BEPC exchangeable shares generally will not be eligible for the dividends-received deduction allowed to corporations. Each U.S. unitholder should consult an independent tax advisor regarding the application of the relevant rules in light of such unitholder’s particular circumstances.

Dividends paid by BEPC generally will constitute foreign-source income for foreign tax credit limitation purposes. A U.S. unitholder may be entitled to deduct or credit any Canadian withholding taxes on dividends in determining its U.S. income tax liability, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of such U.S. unitholder’s foreign taxes for a particular tax year). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by BEPC with respect to BEPC exchangeable shares generally will constitute “passive category income”. The rules governing the foreign tax credit are complex. Each U.S. unitholder should consult an independent tax advisor regarding the availability of the foreign tax credit with regard to such unitholder’s particular circumstances.

Sale, Redemption, Exchange, or Other Disposition of BEPC Exchangeable Shares. Subject to the discussion below under the headings “—Exercise of the BEP Call Right” and “—Passive Foreign Investment Company Considerations”, a U.S. unitholder generally will recognize capital gain or loss upon a sale, redemption, exchange at the request of the unitholder (other than a redemption or exchange that is treated as a distribution, as discussed below), or other taxable disposition of the BEPC exchangeable shares equal to the difference between the amount realized upon the disposition and such unitholder’s adjusted tax basis in the BEPC exchangeable shares so disposed. The amount realized will equal the amount of cash, if any, plus the fair market value of any property (such as BEP units) received. Any such capital gain or loss will be long-term capital gain or loss if such unitholder’s holding period for the BEPC exchangeable shares exceeds one year at the time of disposition. Gain or loss recognized by a U.S. unitholder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. unitholders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. unitholder (i) whose exchange request is satisfied by the delivery of cash or BEP units by BAM pursuant to the Rights Agreement, or (ii) whose exchange request is satisfied by the delivery of cash by BEP pursuant to the exercise of the BEP call right. For the U.S. federal income tax consequences to a U.S. unitholder whose exchange request is satisfied by the delivery of BEP units pursuant to BEP’s exercise of the BEP call right, see the discussion below under the heading “—Exercise of the BEP Call Right”. The U.S. federal income tax consequences to a U.S. unitholder whose exchange request is satisfied by the delivery of cash or BEP units by BEPC is described in the following paragraph.

A redemption or exchange of BEPC exchangeable shares satisfied by BEPC will be treated as a sale or exchange as described above if such redemption or exchange is (i) in “complete termination” of the U.S. unitholder’s equity interest in BEPC (within the meaning of Section 302(b)(3) of the Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the Code). In determining whether any of these tests has been met with respect to the redemption or exchange of the BEPC exchangeable shares, each U.S. unitholder may be required to take into account not only the BEPC exchangeable shares and other equity interests in BEPC actually owned by such unitholder, but also other equity interests in BEPC that are constructively owned by such unitholder within the meaning of Section 318 of the Code. If a U.S. unitholder owns (actually or constructively) only an insubstantial percentage of the total equity interests in BEPC and exercises no control over BEPC’s corporate affairs, such unitholder may be entitled to sale or exchange treatment on a redemption or exchange of the BEPC exchangeable shares if such unitholder experiences a reduction in its equity interest in BEPC (taking into account any constructively owned equity interests) as a result of the redemption or exchange. If a U.S. unitholder meets none of the alternative tests of Section 302(b) of the Code, the redemption or exchange will be treated as a distribution subject to the rules described above under “—Taxation of Distributions”. The amount of the distribution will be equal to the amount of cash, if any, and the fair market value of property received (such as BEP units). Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular U.S. unitholder of BEPC exchangeable shares will depend upon the facts and circumstances as of the time the determination is made, each U.S. unitholder should consult an independent tax advisor regarding the tax treatment of a redemption or exchange, including the calculation of such unitholder’s tax basis in any remaining BEPC exchangeable shares in the event of a redemption or exchange that is treated as a distribution.

Exercise of the BEP Call Right. BEP has the right to acquire BEPC exchangeable shares directly from a shareholder under certain circumstances in exchange for BEP units or cash (the “BEP call right”). For the U.S. federal income tax consequences to a U.S. unitholder of the exchange of BEPC exchangeable shares for cash pursuant to the exercise of the BEP call right, see the discussion above under “—Sale, Redemption, Exchange, or Other Disposition of BEPC Exchangeable Shares”.

The U.S. federal income tax consequences to a U.S. unitholder of the exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the Code. For the exchange to so qualify, BEP (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the

Code. With respect to the classification of BEP as a partnership, see the discussion above under “Material United States Federal Income Tax Considerations—Partnership Status of BEP and BRELP”.

Section 721(b) of the Code provides that Section 721(a) of the Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. Under Section 351 of the Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80% of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

Based on the shareholders’ rights in the event of the liquidation or dissolution of BEPC (or BEP) and the terms of the BEPC exchangeable shares, which are intended to provide an economic return equivalent to the economic return on BEP units (including identical distributions), and taking into account the expected relative values of BEP’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of BEP currently does not expect a U.S. unitholder’s transfer of BEPC exchangeable shares in exchange for BEP units pursuant to BEP’s exercise of the BEP call right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the Code. Thus, the general partner of BEP currently expects such exchange to qualify as tax-free under Section 721(a) of the Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of BEP, and no assurance can be provided as to the position, if any, taken by the general partner of BEP with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by BEP. In addition, based on the highly factual nature of such future exchange, and taking into account that many of the relevant facts and circumstances are not within the control of BEP, Torys LLP has rendered no opinion with respect to whether any such future exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right will qualify as tax-free under Section 721(a) of the Code. If BEP were an investment company immediately following the exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right, and such exchange were to result in diversification of interests with respect to a U.S. unitholder, then Section 721(a) of the Code would not apply with respect to such unitholder, and such unitholder would be treated as if such unitholder had sold in a taxable transaction such unitholder’s BEPC exchangeable shares to BEP for cash in an amount equal to the value of the BEP units received.

Even if a U.S. unitholder’s transfer of BEPC exchangeable shares in exchange for BEP units pursuant to BEP’s exercise of the BEP call right qualifies as tax-free under Section 721(a) of the Code, such U.S. unitholder will be subject to special rules that may result in the recognition of additional taxable gain or income. Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If Section 704(c)(1) of the Code applies with respect to a U.S. unitholder, and such unitholder fails to disclose to BEP its basis in BEPC exchangeable shares exchanged for

BEP units pursuant to the exercise of the BEP call right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the Code, the general partner of BEP intends to use a reasonable method to estimate such unitholder’s basis in the BEPC exchangeable shares exchanged for BEP units pursuant to the exercise of the BEP call right. To ensure compliance with Section 704(c) of the Code, such estimated basis could be lower than a U.S. unitholder’s actual basis in its BEPC exchangeable shares. As a result, the amount of gain reported by BEP to the IRS with respect to such U.S. unitholder in connection with such subsequent transfers could be greater than the correct amount. Torys LLP has rendered no opinion with respect to whether the method used by the general partner of BEP to estimate a unitholder’s basis in BEPC exchangeable shares exchanged for BEP units pursuant to the exercise of the BEP call right is reasonable.

If Section 704(c)(1) does not apply as a result of any such subsequent transfers by BEP or BRELP of BEPC exchangeable shares transferred by a U.S. unitholder for BEP units in an exchange qualifying as tax-free under Section 721(a) of the Code, then such U.S. unitholder could, nonetheless, be required to recognize part or all of the built-in gain in its BEPC exchangeable shares deferred as a result of such exchange under other provisions of the Code. Under Section 737 of the Code, such U.S. unitholder could be required to recognize built-in gain if BEP were to distribute any property of BEP other than money (or, in certain circumstances, BEPC exchangeable shares) to such former holder of BEPC exchangeable shares within seven years of exercise of the BEP call right. Under Section 707(a) of the Code, such U.S. unitholder could also be required to recognize built-in gain in certain circumstances. Section 707(a) of the Code and the Treasury Regulations thereunder create a presumption that any distributions of cash or other property made by a partnership to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest, with certain limited exceptions, including an exception for “operating cash flow distributions”. For this purpose, an “operating cash flow distribution” is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury Regulations) of the partnership for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If a distribution to a U.S. unitholder within two years of the transfer of BEPC exchangeable shares in exchange for BEP units is treated as part of a deemed sale transaction under Section 707(a) of the Code, such U.S. unitholder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) such U.S. unitholder’s adjusted tax basis in the BEPC exchangeable shares deemed to have been sold. Such gain or loss will be recognized in the year of the transfer of BEPC exchangeable shares in exchange for BEP units, and, if such U.S. unitholder has already filed a tax return for such year, such unitholder may be required to file an amended return. In such a case, the U.S. unitholder may also be required to report some amount of imputed interest income.

If Section 721(a) of the Code applies to a U.S. unitholder’s exchange of BEPC exchangeable shares for BEP units pursuant to the exercise of the BEP call right by BEP and none of the special provisions of the Code described in the two preceding paragraphs applies, then such U.S. unitholder generally should not recognize gain or loss with respect to BEPC exchangeable shares treated as contributed to BEP in exchange for BEP units, except as described below under the heading “—Passive Foreign Investment Company Considerations”. The aggregate tax basis of the BEP units received by such U.S. unitholder pursuant to the BEP call right would be the same as the aggregate tax basis of the BEPC exchangeable shares (or single undivided portion thereof) exchanged therefor, increased by such unitholder’s share of BEP’s liabilities, if any. The holding period of the BEP units received in exchange for BEPC exchangeable shares would include the holding period of the BEPC exchangeable shares surrendered in exchange therefor. A U.S. unitholder who acquired different blocks of BEPC exchangeable shares at different times or different prices should consult an independent tax advisor regarding the manner in which gain or loss should be determined in such unitholder’s particular circumstances and such unitholder’s holding period in BEP units received in exchange for BEPC exchangeable shares.

For a general discussion of the tax consequences to a U.S. unitholder of owning and disposing of BEP units received in exchange for BEPC exchangeable shares, see the discussion in Item 10.E “Taxation—Material U.S.

Federal Income Tax Considerations” in BEP’s Annual Report. The U.S. federal income tax consequences of exchanging BEPC exchangeable shares for BEP units are complex, and each U.S. unitholder is urged to consult an independent tax advisor regarding such consequences in light of such unitholder’s particular circumstances.

Passive Foreign Investment Company Considerations. Certain adverse U.S. federal income tax consequences could apply to a U.S. unitholder if BEPC is treated as a PFIC for any taxable year during which the U.S. unitholder holds BEPC exchangeable shares. A non-U.S. corporation, such as BEPC, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.

Based on its expected income, assets, and activities, BEPC does not expect to be a PFIC for the current taxable year, nor does it expect to become a PFIC in 2021 or for the foreseeable future. However, the determination of whether BEPC is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of BEPC’s income and assets from time to time, there can be no assurance that BEPC will not be considered a PFIC for any taxable year, or that the IRS or a court will agree with BEPC’s determination as to its PFIC status.

If BEPC were a PFIC for any taxable year during which a U.S. unitholder held BEPC exchangeable shares, then gain recognized by such U.S. unitholder upon the sale or other taxable disposition of the BEPC exchangeable shares would be allocated ratably over the U.S. unitholder’s holding period for the BEPC exchangeable shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before BEPC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. unitholder on its BEPC exchangeable shares were to exceed 125% of the average of the annual distributions on the BEPC exchangeable shares received during the preceding three years or the U.S. unitholder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. unitholder through such unitholder’s ownership of BEPC exchangeable shares.

Certain elections may be available to U.S. unitholders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If a U.S. unitholder were to make an election to treat such unitholder’s interest in BEPC as a “qualified electing fund” (a “QEF election”) for the first year such unitholder were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, the U.S. unitholder would be required to include in income each year a portion of the ordinary earnings and net capital gains of BEPC, even if not distributed to the unitholder. A QEF election must be made by a U.S. unitholder on an entity-by-entity basis. To make a QEF election, a U.S. unitholder must, among other things, (i) obtain a PFIC annual information statement and (ii) prepare and submit IRS Form 8621 with such U.S. unitholder’s annual income tax return. To the extent reasonably practicable, BEPC intends to make available information related to the PFIC status of BEPC and any other subsidiary of BEPC that BEPC is able to identify as a PFIC with respect to U.S. unitholders, including information necessary to make a QEF election with respect to each such entity.

In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, a U.S. unitholder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that BEPC or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.

Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. unitholders is uncertain in certain respects, and the PFIC rules remain subject to recently proposed Treasury Regulations yet to be made final. Each U.S. unitholder should consult an independent tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the recently proposed Treasury Regulations, as well as the advisability of making any available election under the PFIC rules, with respect to such unitholder’s ownership and disposition of BEPC exchangeable shares.

Additional Tax on Net Investment Income. Certain U.S. unitholders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of BEPC exchangeable shares. Each U.S. unitholder that is an individual, estate or trust should consult an independent tax advisor regarding the applicability of this tax to its income and gains in respect of BEPC exchangeable shares.

Foreign Financial Asset Reporting. Certain U.S. unitholders are required to report information relating to an interest in the BEPC exchangeable shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. Each U.S. unitholder is urged to consult an independent tax advisor regarding the information reporting obligations, if any, with respect to such unitholder’s ownership and disposition of BEPC exchangeable shares.

Information Reporting and Backup Withholding. Distributions on BEPC exchangeable shares made to a U.S. unitholder and proceeds from the sale or other disposition of BEPC exchangeable shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the unitholder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the unitholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Unitholders

Special Distribution of BEPC Exchangeable Shares

The general partner of BEP and the general partner of BRELP intend to use commercially reasonable efforts to structure the activities of BEP and BRELP, respectively, to avoid the realization by BEP and BRELP of income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a “United States real property interest”, as defined in the Code. If, as anticipated, BEP and BRELP are not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a non-U.S. unitholder is not itself engaged in a U.S. trade or business, then the special distribution of BEPC exchangeable shares generally should not be a taxable event for U.S. federal income tax purposes to such non-U.S. unitholder.

If, contrary to expectation, either of BEP or BRELP is engaged in a U.S. trade or business, then the special distribution of BEPC exchangeable shares generally should remain a non-taxable event for U.S. federal income tax purposes to a non-U.S. unitholder, unless either of BEP or BRELP fails to qualify as an “investment partnership” within the meaning of Section 731(c)(3)(C)(i) of the Code (see above under “—Consequences to U.S. Unitholders—Special Distribution of BEPC Exchangeable Shares”). Each non-U.S. unitholder should consult an independent tax advisor regarding the tax consequences of the special distribution with respect to such unitholder’s particular circumstances.

Ownership and Disposition of BEPC Exchangeable Shares

Distributions on BEPC exchangeable shares made to non-U.S. holders and proceeds from the sale or other disposition of BEPC exchangeable shares generally will not be subject to U.S. federal income tax. Upon the completion of the TERP acquisition, however, BRELP is expected to own stock of a U.S. corporation directly, in which case U.S. withholding tax may apply to any portion of a distribution made on BEPC exchangeable shares that is treated as a deemed dividend under Section 871(m) of the Code. Specifically, a 30% withholding tax generally applies to deemed dividend amounts (“dividend equivalents”) with respect to certain contractual arrangements held by non-U.S. persons which reference any interest in an entity if that interest could give rise to a U.S.-source dividend. Under Treasury Regulations promulgated under the Code, a Section 871(m) transaction is treated as directly referencing the assets of a partnership that holds significant investments in certain securities (such as stock of a U.S. corporation). BEP indirectly holds stock of a U.S. corporation through BRELP, and the BEPC exchangeable shares are intended to be structured so that distributions are identical to distributions on BEP units. Accordingly, the contractual arrangements relating to the BEPC exchangeable shares could be subject to Section 871(m) of the Code, as discussed below.

Whether U.S. withholding tax applies with respect to a Section 871(m) transaction depends, in part, on whether it is classified for purposes of Section 871(m) of the Code as a “simple” contract or “complex” contract. No direct authority addresses whether the contractual arrangements relating to the BEPC exchangeable shares constitute a simple contract or a complex contract. In the absence of direct authority, Torys LLP has rendered no opinion regarding the classification of the contractual arrangements relating to the BEPC exchangeable shares as a simple contract or a complex contract for purposes of Section 871(m) of the Code and the Treasury Regulations thereunder. BEPC intends to take the position and believes that such contractual arrangements do not constitute a simple contract. In such case, under Treasury Regulations, as modified by an IRS Notice, such contractual arrangements should not be subject to Section 871(m) of the Code before January 1, 2023, and no portion of a distribution made on BEPC exchangeable shares before such date should be subject to U.S. withholding tax by reason of treatment as a dividend equivalent under Section 871(m). For distributions made on BEPC exchangeable shares on or after January 1, 2023, Section 871(m) of the Code will apply if the contractual arrangements relating to the BEPC exchangeable shares meet a “substantial equivalence” test. If this is the case, BEPC expects to withhold U.S. federal income tax, generally at a rate of 30%, on any portion of a distribution on BEPC exchangeable shares that is treated as a dividend equivalent and paid on or after January 1, 2023.

This 30% withholding tax may be reduced or eliminated under the Code or an applicable income tax treaty, provided that the non-U.S. unitholder properly certifies its eligibility by providing an IRS Form W-8. If, notwithstanding the foregoing, BEPC is unable to accurately or timely determine the tax status of a non-U.S. unitholder for purposes of establishing whether reduced rates of withholding apply, then U.S. withholding tax at a rate of 30% may apply to any portion of a distribution on BEPC exchangeable shares that is treated as a dividend equivalent under Section 871(m) of the Code. A dividend equivalent may also be subject to a 30% withholding tax under FATCA, unless a non-U.S. unitholder properly certifies its FATCA status on IRS Form W-8 or other applicable form and satisfies any additional requirements under FATCA.

Notwithstanding the foregoing, BEPC’s position that the contractual arrangements relating to the BEPC exchangeable shares do not constitute a simple contract does not bind the IRS. The Treasury Regulations under Section 871(m) of the Code require complex determinations with respect to contractual arrangements linked to U.S. equities, and the application of these regulations to the BEPC exchangeable shares is uncertain. Accordingly, the IRS could challenge BEPC’s position and assert that the contractual arrangements relating to the BEPC exchangeable shares constitute a simple contract, in which case U.S. withholding tax currently would apply, generally at a rate of 30% (subject to reduction or elimination under the Code or an applicable income tax treaty), to that portion, if any, of a distribution on BEPC exchangeable shares that is treated as referencing a U.S.-source dividend paid to BEP or BRELP. Each non-U.S. unitholder should consult an independent tax advisor regarding the implications of Section 871(m) of the Code and FATCA for the ownership of BEPC exchangeable shares with respect to such unitholder’s particular circumstances.

Special rules may apply to any non-U.S. unitholder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in BEP in connection with its U.S. business, (c) a PFIC, (d) a controlled foreign corporation, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Each non-U.S. unitholder should consult an independent tax advisor regarding the application of these special rules.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO BEP, UNITHOLDERS, BEPC, AND HOLDERS OF BEPC EXCHANGEABLE SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH UNITHOLDER, AND IN REVIEWING THIS DOCUMENT THESE MATTERS SHOULD BE CONSIDERED. EACH UNITHOLDER SHOULD CONSULT AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE SPECIAL DISTRIBUTION OF BEPC EXCHANGEABLE SHARES AND OF THE OWNERSHIP AND DISPOSITION OF BEPC EXCHANGEABLE SHARES.

LEGAL MATTERS

The validity of the units offered pursuant to this document and other matters of Bermuda law will be passed upon for BEP by Appleby (Bermuda) Limited. The validity of the BEPC exchangeable shares offered by this document will be passed upon by McMillan LLP, British Columbia counsel to BEPC. Certain legal matters relating to Canadian and U.S. federal income tax considerations will be passed upon on behalf of BEP and BEPC by Torys LLP. As at the date of this document, the partners and associates of each of Torys LLP, McMillan LLP and Appleby (Bermuda) Limited beneficially own, directly and indirectly, less than 1.0% of the outstanding securities or other property of BEP and BEPC, its associates or its  affiliates.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

BEPC and BEP is, from time to time, involved in legal proceedings of a nature considered normal to its business. BEPC and BEP believe that none of the litigation in which they are currently involved or have been involved since the beginning of the most recently completed financial year, individually or in the aggregate, is material to their consolidated financial condition or results of operations.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

To the knowledge of BEPC, no current or former director, officer or employee of BEPC, nor any associate or affiliate of any of them, is or was indebted to BEPC at any time since its formation.

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of BEPC and BEP, within the past 10 years, none of the current or proposed directors of BEPC or executive officers of the Service Providers have: (i) served as a director, chief executive officer or chief financial officer of any company that was subject to a “cease trade” or similar order, or an order denying the relevant company access to any exemption under securities legislation, which remained in effect for more than thirty (30) consecutive days, and that was issued: (a) while the current or proposed nominee was acting as director, chief executive officer or chief financial officer; or (b) after the current or proposed nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while the current or proposed nominee was a director, chief executive officer or chief financial officer; (ii) served as a director or executive officer of any company that, while the current or proposed nominee was acting in that capacity, or within a year after the current or proposed nominee ceased to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the company’s assets other than Mr. Maroun and Mr. de Carvalho Filho; or (iii) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets. Mr. Maroun was a director of ThermoCeramix Corporation, a Canadian technology-licensing company, when it made a voluntary assignment in bankruptcy in April 2016. As of the date of this document, a trustee had been appointed and is organizing the affairs of ThermoCeramix Corporation. Mr. de Carvalho Filho was a director of Viaçao Aérea Rio-Grandense S.A., a Brazilian airline, when it applied for a grant of judicial recovery with a view to restructuring payments to its creditors in June 2005. Viaçao Aérea Rio-Grandense S.A. was declared bankrupt in August 2010. In January 2018, after serving as a strategic advisor to certain bondholders, Mr. de Carvalho Filho was appointed to the transitional board of directors of Oi S.A., a telecommunications company in Brazil under bankruptcy protection. In September 2018, Mr. de Carvalho Filho was elected to the board of directors of Oi S.A. for a two-year term and was elected Chairman. As of the date of this document, Oi S.A. remains under bankruptcy protection. Mr. de Carvalho Filho was not on the board of directors at the time that Oi S.A. entered bankruptcy protection.

Penalties or Sanctions

To the knowledge of BEPC, no current or proposed director of BEPC or executive officer of the Service Providers, nor any personal holding company thereof owned or controlled by them: (i) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

To the knowledge of BEPC, within the past 10 years, no current or proposed director of BEPC or executive officer of the Service Providers, nor any personal holding company thereof owned or controlled by them, has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, has become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets or the assets of his or her holding company.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Except as discussed in this document, there are no material interests, direct or indirect, of any director or executive officer of BEPC, any shareholder that beneficially owns, or controls or directs (directly or indirectly), more than 10% of any class or series of BEPC’s outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction within the three years before the date hereof that has materially affected or is reasonably expected to materially affect BEPC or any of its subsidiaries.

EXPERTS, TRANSFER AGENT AND REGISTRAR

The consolidated financial statements of BEP as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, incorporated in this document by reference from BEP’s Annual Report, and the effectiveness of BEP’s internal control over financial reporting, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined carve-out financial statements of the Brazilian, Colombian and United States operations of BEP as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019 included in this document, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of BEPC as of December 31, 2019 included in this document, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Ernst & Young LLP are located at Ernst & Young Tower, 100 Adelaide Street West, Toronto, ON M5H 0B3.

The consolidated financial statements of TerraForm Power, Inc. included in its Annual Report on Form 10-K and Amendment No. 1 of BEP’s Annual Report on Form 20-F as of and for the years ending December 31, 2019 and 2018, and the effectiveness of TerraForm Power, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, located at 5 Times Square, New York, New York 10036, as set forth in its reports thereon which conclude, among other things, that TerraForm Power, Inc. did not maintain effective internal control over financial reporting as of December 31, 2019, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission 2013 framework, because of the effects of the material weaknesses described included therein and incorporated herein by reference . The audit report on the consolidated financial statements of TerraForm Power, Inc. as of and for the year ended December 31, 2018 is based in part on the report of Deloitte, S.L., independent registered public accounting firm, in connection with the consolidated financial statements of TERP Spanish HoldCo, S.L. and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of TerraForm Power, Inc. for the year ended December 31, 2017 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The address of KPMG LLP is 8350 Broad St #900, McLean, VA 22102.

The consolidated financial statements of TERP Spanish HoldCo, S.L. (Sociedad unipersonal) and subsidiaries as of December 31, 2018, and for the period from June 12, 2018 to December 31, 2018 have been audited by Deloitte, S.L., independent registered public accounting firm, whose report thereon is incorporated by reference herein in reliance upon such firm’s authority as experts in accounting and auditing. The offices of Deloitte, S.L. are located at Plaza Pablo Ruiz Picasso, 1, Torre Picasso, 28020, Madrid, Spain.

The transfer agent and registrar for the BEP units and BEPC exchangeable shares will be Computershare Trust Company of Canada., at its principal office in Toronto, Ontario, Canada.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

BEP is formed under the laws of Bermuda. A substantial portion of BEPC’s and BEP’s assets are located outside of Canada and the United States and certain of the expected directors of BEPC and the general partner of BEP may be residents of jurisdictions outside of Canada and the United States. BEPC and BEP have expressly submitted to the jurisdiction of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for directors of BEPC or the general partner of BEP since a substantial portion of BEPC’s assets, BEP’s assets and the assets of such persons may be located outside of Canada and the United States. BEP has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against BEP or the directors of the general partner of BEP depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over BEP or the directors of the general partner of BEP, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a valid, final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the court had proper jurisdiction over the parties subject to the judgment according to Bermuda’s conflicts of law principles; (ii) the court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; and (v) there is due compliance with the applicable common law rules in Bermuda governing the enforcement of a foreign judgment.

In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of BEP’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against BEP or the directors of the general partner of BEP in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

WHERE YOU CAN FIND MORE INFORMATION

BEPC

This document is a part of the registration statement filed with the SEC on Form F-1/F-4 and does not contain all of the information set forth in the registration statement. The rules and regulations of the SEC allows BEPC to omit from this document certain information included in the registration statement. For further information about BEPC and BEPC exchangeable shares, you should refer to the registration statement. This document summarizes material provisions of contracts and other documents. Since this document may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. BEPC has included copies of these documents as exhibits to its registration statement.

Because BEPC qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the securities laws in the United States that are applicable to domestic U.S. issuers, including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material non-public information under Regulation FD.

As long as BEPC is subject to the reporting requirements of the Exchange Act, it expects to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be filed or furnished to the SEC on Form 6-K. However, the information BEPC is required to file with or furnish to the SEC may be less extensive and less timely compared to that required to be filed with the SEC by U.S. issuers.

The SEC maintains a website at www.sec.gov that contains reports and information statements and other information regarding registrants like BEPC that file electronically with the SEC where you can access the registration statement and its exhibits and the other filings BEPC makes with the SEC from time to time. Copies of documents that have been filed with the Canadian securities authorities can be obtained at www.sedar.com.

BEP

BEP is currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, BEP is required to file reports, including annual reports on Form 20-F, and other information with the SEC. BEP’s SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Copies of documents that have been filed with the Canadian securities authorities can be obtained at www.sedar.com. Information about BEP, including its SEC filings, is also available at its Internet site at https://bep.brookfield.com. However, the information on BEP’s Internet site is not a part of this document.

The SEC allows BEP to incorporate by reference information into this document. This means that BEP can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

BEP incorporates by reference the following documents or information that it has filed with the SEC:

•	BEP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed with the SEC on February 28, 2020, as amended by Amendment No. 1 thereto on March 18, 2020;

•	BEP’s Form 6-K filed on March 27, 2020;

•	BEP’s Form 6-K filed on May 6, 2020 (exhibits 99.2 and 99.3 only); and

•	BEP’s Form 6-K filed on June 4, 2020.

In addition, BEP incorporates by reference any future filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, solely to the extent designed therein, any documents furnished by BEP with the SEC on Form 6-K, in each case, between the date of this document and the date of the TERP stockholders meeting relating to the TERP acquisition. Such documents are considered to be part of this document, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Copies of the documents incorporated by reference herein may be obtained on written or oral request without charge from the office of BEP’s Corporate Secretary at 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda, +1 441-294-3309, and are also available electronically on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

Any statement contained in this document or in such publicly filed documents with respect to BEP shall be deemed to be modified or superseded, for the purposes of this document, to the extent that a statement contained in this document or in any other subsequently filed document, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

Brookfield

More information about Brookfield is available at its Internet site at https://bam.brookfield.com. However, the information on Brookfield’s Internet site is not a part of this document.

MATERIAL CONTRACTS

The following are the only material contracts, other than the contracts entered into in the ordinary course of business, which (i) have been entered into by BEPC since its formation or which are proposed to be entered into by BEPC, (ii) have been entered into by Brookfield Renewable or Brookfield in connection with the special distribution or which are proposed to be entered into by Brookfield Renewable or Brookfield in connection with the special distribution, or (iii) are otherwise material to BEPC:

1.

Rights Agreement, to be dated as of the distribution date, between BAM and Wilmington Trust, National Association, described under the heading “BEP and BEPC Relationship with Brookfield—Rights Agreement”.

2.

BEP Registration Rights Agreement, to be dated as of the distribution date, between BEPC, BEP and BAM, described under the heading “BEP and BEPC Relationship with Brookfield—BEP Registration Rights Agreement”.

3.	Relationship Agreement, described under the heading “BEP and BEPC Relationship with Brookfield—Brookfield Relationship Agreement”.

4.

Agreement and Plan of Reorganization, dated March 16, 2020, by and among TerraForm Power, Inc., Brookfield Renewable Partners L.P., Brookfield Renewable Corporation, 2252876 Alberta ULC and TerraForm Power NY Holdings, Inc., described under the heading “Proposed Acquisition of TerraForm Power, Inc.”.

5.

Guarantee, dated November 23, 2011, by LATAM Holdco in favor of BNY Trust Company of Canada, in respect of debt securities issued by Finco, described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

6.

Amended and Restated Guarantee Indenture, dated November 25, 2011, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Brookfield Renewable Power Preferred Equity Inc., or BRP Equity, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 1), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

7.

Amended and Restated Guarantee Indenture, dated November 25, 2011, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRP Equity, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 2), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

8.

Guarantee Indenture, dated October 11, 2012, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRP Equity, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 3), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

9.

Guarantee Indenture, dated October 11, 2012, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRP Equity, and Computershare Trust Company of Canada (Class A Preference Shares, Series 4), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

10.

Guarantee Indenture, dated January 29, 2013, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRP Equity, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 5), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

11.

Guarantee Indenture, dated May 1, 2013, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, BRP Equity, Computershare Trust Company of Canada and other guarantor parties from time to time thereto (Class A Preference Shares, Series 6), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

12.

Guarantee Indenture, dated November 25, 2015, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 7 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

13.

Guarantee Indenture, dated November 25, 2015, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 8 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

14.

Guarantee Indenture, dated February 11, 2016, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 5 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

15.

Guarantee Indenture, dated May 25, 2016, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 9 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

16.

Guarantee Indenture, dated May 25, 2016, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 10 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

17.

Guarantee Indenture, dated February 14, 2017, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 11 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

18.

Guarantee Indenture, dated February 14, 2017, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 12 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

19.

Guarantee Indenture, dated January 16, 2018, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 13 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

20.

Guarantee Indenture, dated January 16, 2018, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 14 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

21.

Guarantee Indenture, dated March 11, 2019, by and among BEP, BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 15 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

22.

Guarantee Indenture, dated March 11, 2019, by and among BEP BRELP, NA HoldCo, LATAM Holdco, Euro Holdco, Investco and Computershare Trust Company of Canada (Series 16 Preferred Units), described under “BEPC Relationship with Brookfield Renewable—Credit Support”.

23.

Guarantee, to be dated as of the distribution date, between BEP Subco Inc. and BNY Trust Company of Canada, in respect of the debt securities issued by Finco, described under “BEPC Relationship with Brookfield Renewable—Credit Support.”

24.

Guarantee Indentures, to be dated as of the distribution date, between BEP Subco Inc., Computershare Trust Company of Canada and other parties, in respect of BEP’s preferred units and preference shares, described under “BEPC Relationship with Brookfield Renewable—Credit Support.”

25.

Credit Agreement, to be dated as of the distribution date, between BEP Subco Inc., as borrower, and NA Holdco, as lender, described under the heading “BEPC Relationship with Brookfield Renewable—Subordinated Credit Facilities”.

26.

Credit Agreement, to be dated as of the distribution date, between BEP Subco Inc., as lender, and NA Holdco, as borrower, described under the heading “BEPC Relationship with Brookfield Renewable—Subordinated Credit Facilities”.

27.

Equity Commitment Agreement, to be dated as of the distribution date, between BEP, BEPC and NA HoldCo, described under the heading “BEPC Relationship with Brookfield Renewable—Equity Commitment Agreement”.

28.	BEP Master Services Agreement, described under the heading “BEPC Management and the BEP Master Services Agreement—The BEP Master Services Agreement”.

29.

First amendment to the BEP Master Services Agreement, to be dated as of the distribution date, by and among Brookfield, the Service Recipients and the Service Providers, described under the heading “BEPC Management and the BEP Master Services Agreement”.

Copies of the foregoing documents will be available on EDGAR on the SEC’s website at www.sec.gov or on SEDAR at www.sedar.com.

COSTS OF THE SPECIAL DISTRIBUTION

BEPC estimates that the costs in connection with the special distribution will be as set forth below. All of these costs will be paid by Brookfield Renewable.

Item	Amount ($)
U.S. Securities and Exchange Commission registration fee	1,075,287
Listing fees	495,000
Printing costs	600,000
Legal fees and costs	2,000,000
Transfer agent and related fees	200,000
Accounting fees and costs	1,500,000
Miscellaneous costs	129,713

TOTAL	6,000,000

ANNEX A

Mandate of the Board of Directors

BROOKFIELD RENEWABLE CORPORATION

BOARD OF DIRECTORS CHARTER

[DATE]

1.	PURPOSE OF THE CORPORATION

Brookfield Renewable Corporation (the “Corporation”) and its related entities have been established by Brookfield Renewable Partners L.P. (“BEP”) to among other things, issue securities (the “Exchangeable Subordinate Voting Shares”) that provide an economic return equivalent to limited partnership units of BEP. In furtherance of the foregoing, the Corporation will (i) establish, acquire and/or hold interests in certain operating subsidiaries (collectively, the “Operating Entities”), (ii) engage in any activity related to the capitalization and financing of the Corporation’s interest in the Operating Entities, and (iii) engage in any activity that is incidental to or in furtherance of the foregoing and that lawfully may be conducted by a corporation incorporated under the Business Corporations Act (British Columbia) and the Corporation’s constating documents, provided that as long as any Exchangeable Subordinate Voting Share is listed and traded on a stock exchange in Canada, the Corporation shall not engage in an activity referred to in (ii) or (iii) to the extent such activity may disqualify the Corporation from being considered a “mutual fund corporation” for purposes of the Income Tax Act (Canada).

2.	ROLE OF THE BOARD

The role of the board of directors (the “Board”) of the Corporation is to oversee, directly and through its committees, the business and affairs of the Corporation. The board’s role includes:

(a)

supervising the affiliates of Brookfield Asset Management Inc. (“BAM”) that are engaged in the provision of management services (collectively, the “Service Providers”) under the master services agreement among the Corporation, BEP, the Service Providers, Brookfield Renewable Energy L.P. and others, as amended from time to time (the “Master Services Agreement”);

(b)	capitalizing and financing the Corporation’s interests in the Operating Entities; and

(c)	overseeing the activities of the Corporation.

3.	AUTHORITY AND RESPONSIBILITIES

The Board meets regularly to review reports by the Service Providers on the Corporation’s performance. Because the Corporation is intimately connected to BEP and its subsidiaries (the “BEP Group”), the Board will also be informed of the performance, risks and business operations of the BEP Group. In addition to the general supervision of the provision of services by the Service Providers, the Board performs the following functions:

(a)	risk assessment – assessing the major risks facing the Corporation and its subsidiaries and reviewing, approving and monitoring the manner of addressing those risks;

(b)

communications and disclosure policy – adopting a communications and disclosure policy for the Corporation, including ensuring the timeliness and integrity of communications to shareholders and establishing suitable mechanisms to receive stakeholder views;

(c)	environmental, social and governance – reviewing the Corporation’s approach to environmental, social, and governance matters;

(d)	corporate governance – developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines applicable to the Corporation;

(e)

internal controls – reviewing and monitoring the controls and procedures within the Corporation and its subsidiaries to maintain its integrity, including its disclosure controls and procedures, and its internal controls and procedures for financial reporting and compliance; and

(f)

maintaining integrity – on an ongoing basis, satisfying itself that the chief executive officer and other executive officers of the Service Providers create a culture of integrity throughout the organization, including compliance with BEP’s Code of Business Conduct and Ethics and its anti-bribery and anti-corruption policies.

4.	COMPOSITION AND PROCEDURES

(a)

Size of Board and Selection Process – The directors of the Corporation are elected by its shareholders from time to time. The Nominating and Governance Committee recommends to the full Board the nominees for election to the Board and the Board proposes to its shareholders a slate of nominees for election, the number of which is subject to limits in its articles. The Nominating and Governance Committee also recommends the number of directors from time to time. The Board of the Corporation is expected to mirror the board of directors of the general partner of BEP, except that the Corporation will add one additional non-overlapping board member.

(b)

Qualifications – Directors should have the highest personal and professional ethics and values and be committed to advancing the best interests of the Corporation. They should possess skills and competencies in areas that are relevant to the Corporation’s activities. At least three directors and at least a majority of the directors will be independent directors based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities. If the Chair of the Board is not independent, there shall be a lead independent director (“Lead Independent Director”) of the Board selected by the Board on the recommendation of the Nominating and Governance Committee.

(c)

Director Education and Orientation – The Corporation’s Service Provider is responsible for providing an orientation program for new directors of the Corporation and director roles and responsibilities. In addition, directors will, as required, receive continuing education about the Corporation to maintain a current understanding of the Corporation’s business and operations.

(d)

Meetings – The Board holds at least four scheduled meetings a year. The Board is responsible for its agenda. Prior to each Board meeting, the Chair of the Board discusses agenda items for the meeting with the Service Providers. Materials for each meeting are distributed to the directors in advance of the meetings. If the Chair of the Board is absent from a meeting, the other directors shall select a director from those in attendance to act as chair of the meeting. The directors shall appoint a secretary to be the secretary of all meetings and to maintain minutes of all meetings and deliberations of the Board. At the conclusion of each regularly scheduled meeting, the independent directors meet separately. The Lead Independent Director chairs these in-camera sessions.

(e)

Committees – The Board has established the following standing committees to assist it in discharging its responsibilities: Audit and Nominating and Governance. Special committees may be established from time to time to assist the Board in connection with specific matters. The chair of each committee reports to the Board following meetings of their committee. The governing charter of each standing committee is reviewed and approved annually by the Board.

(f)

Evaluation – The Nominating and Governance Committee performs an annual evaluation of the effectiveness of the Board as a whole, the committees of the Board and the contributions of individual directors, and provides a report to the Board on the findings of this evaluation. In addition, each committee assesses its own performance annually.

(g)

Compensation – The Nominating and Governance Committee recommends to the Board the compensation for directors. In reviewing the adequacy and form of compensation for directors, the Nominating and Governance Committee seeks to ensure that director compensation reflects the responsibilities and risks involved in being a director of the Corporation.

(h)

Access to Outside Advisors – The Board and any committee may at any time retain outside financial, legal or other advisors at the expense of the Corporation. Any director may, subject to the approval of the Chair of the Board, retain an outside advisor at the expense of the Corporation.

(i)

Charter of Expectations – The Board has adopted a Charter of Expectations for Directors which outlines the basic duties and responsibilities of directors and the expectations the Corporation places on them in terms of professional and personal competencies, performance, behaviour, conflicts of interest, security ownership and resignation events. Among other things, the Charter of Expectations outlines the role of directors in stakeholder engagement and the requirement of directors to attend Board meetings and review meeting materials in advance.

This Charter of the Board was reviewed and approved by the Board on                     .

ANNEX B

Audit Committee Charter

BROOKFIELD RENEWABLE CORPORATION

AUDIT COMMITTEE CHARTER

[Date]

A committee of the board of directors (the “Board”) of Brookfield Renewable Corporation (the “Corporation”), to be known as the Audit Committee (the “Committee”), shall have the following terms of reference:

MEMBERSHIP AND CHAIR

Annually the Board shall appoint three or more directors (the “Members” and each a “Member”) to serve on the Committee for the upcoming year or until the Member ceases to be a director, resigns or is replaced, whichever occurs first.

The Members will be selected by the Board on the recommendation of the Nominating and Governance Committee of the Corporation (the “Nominating and Governance Committee”), but will be expected to be the same as the Audit Committee of the general partner of Brookfield Renewable Partners L.P. Any Member may be removed, with or without cause, from office or replaced at any time by the Board. All Members will be Independent (as defined below). Members must disclose any form of association they have with a current or former external or internal auditors of the Corporation, any other member of the BAM Group or any member of the BEP Group to the Nominating and Governance Committee for a determination as to whether this association affects the Member’s status as an Independent Member. In addition, every Member will be Financially Literate (as defined below) and at least one Member will be an Audit Committee Financial Expert (as defined below). Members may not serve on more than two other public company audit committees, except with the prior approval of the Board.

The Board shall appoint one Member as the chair of the Committee (the “Chair”). If the Board fails to appoint a Chair, the Members of the Committee shall elect a Member to act as Chair by majority vote to serve at the pleasure of the majority. If the Chair is absent from a meeting, the Members shall select a Member from those in attendance to act as Chair of the meeting.

RESPONSIBILITIES

The Committee shall:

Auditor

(a)

oversee the work of the Corporation’s independent auditor (the “auditor”) engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation;

(b)

review and evaluate the auditor’s independence, experience, qualifications and performance and determine whether the auditor should be appointed or re-appointed and nominate the auditor for appointment or re-appointment by the Board;

(c)

have the sole authority to retain, compensate, direct, oversee and terminate the auditor and any counsel, other auditors and other advisors hired to assist the Committee, who shall ultimately be accountable to the Committee;

(d)

when a change of auditor is proposed, review all issues related to the change, including the information to be included in the notice of change of auditor as required, and the orderly transition of such change;

(e)	review the terms of the auditor’s engagement and the appropriateness and reasonableness of the proposed audit fees;

(f)	at least annually, obtain and review a report by the auditor describing:

(i)	the auditor’s internal quality-control procedures; and

(ii)

any material issues raised by the most recent internal quality control review, or peer review, of the auditor, or review by any independent oversight body, or inquiry or investigation by any governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the auditor, and the steps taken to deal with any issues raised in any such review;

(g)

at least annually, confirm that the auditor has submitted a formal written statement describing all of its relationships with the Corporation and any of its subsidiaries; discuss with the auditor any disclosed relationships or services that may affect its objectivity and independence; obtain written confirmation from the auditor that it is objective within the meaning of the applicable rules of professional conduct/code of ethics adopted by the order of chartered accountants to which it belongs and is an independent public accountant within the meaning of the applicable securities legislation, and is in compliance with any independence requirements adopted by the Public Company Accounting Oversight Board; and, confirm that the auditor has complied with applicable laws respecting the rotation of certain members of the audit engagement team;

(h)	review and evaluate the lead partner of the auditor;

(i)	ensure the regular rotation of the audit engagement team members as required by law, and periodically consider whether there should be regular rotation of the auditor firm;

(j)

meet privately with the auditor as frequently as the Committee feels is appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern to the Committee or the auditor, including:

(i)	planning and staffing of the audit;

(ii)	any material written communications between the auditor and the Service Providers (as defined below) and between the auditor and the auditor’s national office;

(iii)	whether or not the auditor is satisfied with the quality and effectiveness of financial recording procedures and systems;

(iv)	the extent to which the auditor is satisfied with the nature and scope of its examination;

(v)	whether or not the auditor has received the full co-operation of the Service Providers pursuant to the Master Services Agreement (as defined below);

(vi)	the auditor’s opinion of the competence and performance of any key financial personnel of the Corporation;

(vii)	the items required to be communicated to the Committee in accordance with generally accepted auditing standards;

(viii)	all critical accounting policies and practices to be used by the Corporation, and all accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

(ix)

all alternative treatments of financial information within International Financial Reporting Standards (“IFRS”) that have been discussed with the Service Providers, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor;

(x)

any difficulties encountered in the course of the audit work, any restrictions imposed on the scope of activities or access to requested information, any significant disagreements with the Service Providers and the Service Providers’ response; and

(xi)	any illegal act that may have occurred and the discovery of which is required to be disclosed to the Committee pursuant to applicable securities legislation;

(k)

annually review and approve the Audit and Non-Audit Services Policy (“Audit and Non-Audit Services Policy”) which sets forth the parameters by which the auditor can provide certain audit and non-audit services to the Corporation and its subsidiaries not prohibited by law and the process by which the Committee pre-approves such services. The Committee, or a member(s) of the Committee duly delegated, reviews and approves all auditor requests to provide audit and non-audit services that are not pre-approved under the Audit and Non-Audit Policy, or are in excess of the aggregate fee threshold for the amount of services that can be provided by the auditor. At each quarterly meeting of the Committee, the Committee ratifies all audit and non-audit services provided by the auditor to the Corporation and its subsidiaries for the then-ended quarter;

(l)	resolve any disagreements between the Service Providers and the auditor regarding financial reporting;

Financial Reporting

(a)	prior to disclosure to the public, review, and, where appropriate, recommend for approval by the Board, the following:

(i)	audited annual financial statements, in conjunction with the report of the auditor;

(ii)	interim financial statements;

(iii)	annual and interim management discussion and analysis of financial condition and results of operation;

(iv)	reconciliations of the annual or interim financial statements, to the extent required under applicable rules and regulations; and

(v)

all other audited or unaudited financial information contained in public disclosure documents, including, without limitation, any prospectus, or other offering or public disclosure documents and financial statements required by regulatory authorities;

(b)

review and discuss with management prior to public dissemination earnings press releases and other press releases containing financial information (to ensure consistency of the disclosure to the financial statements), as well as financial information and earnings guidance provided to analysts and rating agencies including the use of “pro forma” or “adjusted” non-IFRS information in such press releases and financial information. Such review may consist of a general discussion of the types of information to be disclosed or the types of presentations to be made;

(c)	review the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Corporation’s financial statements;

(d)	review and monitor the effectiveness of and compliance with the Disclosure Policy of the Corporation;

(e)

review disclosures made to the Committee by the Chief Executive Officer and Chief Financial Officer of the Service Providers, BRP Energy Group L.P., during their certification process for applicable securities law filings about any significant deficiencies and material weaknesses in the design or operation of the Corporation’s internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information, and any fraud involving management or other employees;

(f)

review the effectiveness of the Corporation’s policies and practices concerning financial reporting, any proposed changes in major accounting policies and the appointment and replacement of the person(s) responsible for financial reporting and the internal audit function;

(g)

review the adequacy of the internal controls that have been adopted by the Corporation to safeguard assets from loss and unauthorized use and to verify the accuracy of the financial records and any special audit steps adopted in light of material control deficiencies;

Internal Audit; Controls and Procedures; Risk Management and Other

(a)

meet privately with the person(s) responsible for the Corporation’s internal audit function (which will be provided by the Service Providers) as frequently as the Committee feels appropriate to fulfill its responsibilities, which will not be less frequently than annually, to discuss any items of concern;

(b)

review the mandate, budget, planned activities, staffing and organizational structure of the internal audit function (which will be provided by the Service Providers or may be outsourced to a firm other than the auditor) to confirm that it is independent and has sufficient resources to carry out its mandate. The Committee will discuss this mandate with the auditor; review the appointment and replacement of the person(s) in charge of the Corporation’s internal audit and review the significant reports prepared by the internal auditor and the responses provided. As part of this process, the Committee reviews and approves the governing charter of the internal audit function on an annual basis;

(c)

review the controls and procedures that have been adopted to confirm that material information about the Corporation and its subsidiaries that is required to be disclosed under applicable law or stock exchange rules is disclosed and to review the public disclosure of financial information extracted or derived from the Corporation’s financial statements and periodically assess the adequacy of such controls and procedures;

(d)	review periodically the Corporation’s policies with respect to risk assessment and management, particularly financial risk exposure, including the steps taken to monitor and control risks;

(e)

review the Corporation’s exposures to currency, interest rate, credit and market risks in relation to its capacity to bear risk, and the management of such risks (through hedges, swaps, other financial instruments and otherwise) and be satisfied that measures are in place for the review of such exposures and management of such risks affecting the entities into which the Corporation invests;

(f)

review the Corporation’s insurance coverage, deductible levels, reinsurance requirements, and various risk sharing protocols and be satisfied that measures are in place for the review of such risks affecting the entities into which the Corporation invests;

(g)

review systemic risks and other risk-related matters referred to the Committee, including those identified by the Corporation’s internal auditors, as they relate to the Corporation, and be satisfied that measures are in place for the review of such risks affecting the entities into which the Corporation invests;

(h)	review periodically the status of taxation matters of the Corporation;

(i)	set clear policies for hiring partners and employees and former partners and employees of the auditor;

(j)

review, with legal counsel where required, such litigation, claims, tax assessments, transactions, material inquiries from regulators and governmental agencies or other contingencies which may have a material impact on financial results or which may otherwise adversely affect the financial well-being of the Corporation;

(k)	review periodically the Corporation’s susceptibility to fraud and oversee the Service Providers’ processes for identifying and managing the risks of fraud; and

(l)	consider other matters of a financial or risk management nature as directed by the Board.

REPORTING

The Committee will regularly report to the Board on:

(a)	the auditor’s qualifications and independence;

(b)	the performance of the auditor and the Committee’s recommendations regarding its reappointment or termination;

(c)	the performance of the Corporation’s internal audit function;

(d)	the adequacy of the Corporation’s internal controls and disclosure controls;

(e)

its recommendations regarding the annual and interim financial statements of the Corporation and, to the extent applicable, any reconciliation of the Corporation’s financial statements, including any issues with respect to the quality or integrity of the financial statements;

(f)	its review of any other public disclosure document including the annual report and the annual and interim management’s discussion and analysis of financial condition and results of operations;

(g)	the Corporation’s compliance with legal and regulatory requirements, particularly those related to financial reporting; and

(h)	all other significant matters it has addressed and with respect to such other matters that are within its responsibilities.

COMPLAINTS PROCEDURE

The Committee will establish a procedure for the receipt, retention and follow-up of complaints received by the Corporation regarding accounting, internal controls, disclosure controls or auditing matters and the procedure for the confidential, anonymous submission of concerns by the individuals engaged in the provision of services regarding such matters pursuant to the Master Services Agreement.

REVIEW AND DISCLOSURE

The Committee will review this Charter at least annually and submit it to the Nominating and Governance Committee together with any proposed amendments. The Nominating and Governance Committee will review this Charter and submit it to the Board for approval with such further amendments as it deems necessary and appropriate.

This Charter will be posted on Brookfield Renewable Partners L.P.’s website and the annual report of the Corporation will state that this Charter is available on the website or is available in print to any shareholder who requests a copy.

ASSESSMENT

At least annually, the Nominating and Governance Committee will review the effectiveness of this Committee in fulfilling its responsibilities and duties as set out in this Charter. The Committee will also conduct its own assessment of the Committee’s performance on an annual basis.

ACCESS TO OUTSIDE ADVISORS AND MANAGEMENT

The Committee may retain any outside advisor, including legal counsel, at the expense of the Corporation, without the Board’s approval, at any time. The Committee has the authority to determine any such advisor’s fees.

The Corporation will provide for appropriate funding, for payment of compensation to any auditor engaged to prepare or issue an audit report or perform other audit, review or attest services, and ordinary administrative expenses of the Committee.

Members will meet privately with the Service Providers as frequently as they feel is appropriate to fulfill the Committee’s responsibilities, but not less than annually.

MEETINGS

Meetings of the Committee may be called by any Member or by the Secretary of the Corporation. Meetings will be held each quarter and at such additional times as is necessary for the Committee to fulfill its responsibilities. The Committee shall appoint a secretary (who may be the Secretary of the Corporation) to be the secretary of each meeting of the Committee and to maintain minutes of the meeting and deliberations of the Committee.

The powers of the Committee shall be exercisable at a meeting at which a quorum is present. A quorum shall be not less than a majority of the Members at the relevant time. Matters decided by the Committee shall be decided by majority vote.

Notice of each meeting shall be given to each Member, the internal auditor, the auditor, and to the Chair of the Board. Notice of meeting may be given orally or by letter, facsimile or telephone not less than 24 hours before the time fixed for the meeting. Members may waive notice of any meeting and attendance at a meeting is deemed waiver of notice. The notice need not state the purpose or purposes for which the meeting is being held.

The Committee may invite from time to time such persons as it may see fit to attend its meetings and to take part in discussion and consideration of the affairs of the Committee. The Committee may require the auditors to attend any or all meetings.

In addition, the Committee shall meet at least annually with the person responsible for the internal audit function and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of the Service Providers present.

DEFINITIONS

Capitalized terms used in this Charter and not otherwise defined have the meaning attributed to them below:

“affiliate” of any person means any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person.

“Audit Committee Financial Expert” means a person who has the following attributes:

(a)	an understanding of generally accepted accounting principles and financial statements;

(b)	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

(c)

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more persons engaged in such activities;

(d)	an understanding of internal controls and procedures for financial reporting; and

(e)	an understanding of audit committee functions acquired through any one or more of the following;

(i)

education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

(ii)	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

(iii)	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

(iv)	other relevant experience.

“BAM” means Brookfield Asset Management Inc.

“BAM Group” means BAM and any affiliates of BAM, other than any member of the BEP Group or the BEPC Group.

“BEP Group” means Brookfield Renewable Partners L.P., Brookfield Renewable Energy L.P., and their direct and indirect subsidiaries, other than any member of the BEPC Group.

“BEPC Group” means the Corporation and its direct and indirect subsidiaries.

“Financially Literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

“Independent” has the meaning based on the rules and guidelines of applicable stock exchanges and securities regulating authorities.

“Master Services Agreement” means the master services agreement among the Corporation, Brookfield Renewable Partners L.P., the Service Providers, Brookfield Renewable Energy L.P. and others, as amended from time to time.

“Service Providers” means the affiliates of BAM that provide services pursuant to the Master Services Agreement or any other service agreement or arrangement that is contemplated by the Master Services Agreement.

This Charter of the Committee was reviewed and approved by the Board on                     .

INDEX TO FINANCIAL STATEMENTS

Combined carve-out financial statements of the United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. as of December 31, 2019 and December 31, 2018 and for each of the three years in the period ended December 31, 2019

F-2

Unaudited interim condensed combined carve-out financial statements of the United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. as of March 31, 2020 and December 31, 2019 and for the three-month periods ended March 31, 2020 and March 31, 2019

F-57
Consolidated Financial Statements of Brookfield Renewable Corporation as at and for the period ended December 31, 2019	F-79
Consolidated Condensed Financial Statements of Brookfield Renewable Corporation for the three months ended March 31, 2020 and as of March 31, 2020 and December 31, 2019	F-85

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE

UNITED STATES, COLOMBIAN AND BRAZILIAN

OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

As of December 31, 2019 and December 31, 2018 and for each of the years in the three years ended December 31, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Brookfield Renewable Corporation

Opinion on the Combined Carve-out Financial Statements

We have audited the accompanying combined carve-out statements of financial position of the United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. (the “Business”) as of December 31, 2019 and 2018, the related combined carve-out statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “combined carve-out financial statements”).

In our opinion, the combined carve-out financial statements present fairly, in all material respects, the financial position of the Business as at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Adoption of New Accounting Standard

As discussed in Note 2 to the combined carve-out financial statements, the Business changed its method of accounting for Leases in 2019 due to the adoption of IFRS 16, Leases. As discussed in Note 2 to the combined carve-out financial statements, the Business changed its method of accounting for Revenue and Financial Instruments in 2018 due to the adoption of IFRS 15, Revenue from Contracts with Customers and IFRS 9, Financial Instruments.

Basis for Opinion

These combined carve-out financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on the Business’ combined carve-out financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve-out financial statements are free of material misstatement, whether due to error or fraud. The Business is not required to have, nor were we engaged to perform an audit of the Business’ internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined carve-out financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined carve-out financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Business’ auditor since 2020.

Toronto, Canada

April 21, 2020

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31 (MILLIONS)	Notes	2019	2018	2017
Revenues		$2,236	$2,164	$2,035
Other income		31	16	27
Direct operating costs	5	(801)	(816)	(832)
Management service costs	19	(82)	(56)	(60)
Interest expense – borrowings	9	(381)	(402)	(438)
Share of earnings from equity-accounted investments	13	12	17	5
Foreign exchange and unrealized financial instrument gain (loss)	3	9	(14)	(9)
Depreciation	8	(509)	(531)	(559)
Other		(21)	(48)	8
Income tax (expense) recovery
Current	7	(59)	(26)	(38)
Deferred	7	(10)	58	(76)

		(69)	32	(114)

Net income		$425	$362	$63

Net income attributable to:
Participating non-controlling interest – in operating subsidiaries	10	$241	$286	$69
Parent company		184	76	(6)

		$425	$362	$63

The accompanying notes are an integral part of these combined financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31 (MILLIONS)	Notes	2019	2018	2017
Net income		$425	$362	$63
Other comprehensive income that will not be reclassified to net income
Revaluations of property, plant and equipment	8	1,479	3,444	1,208
Actuarial loss on defined benefit plans		(8)	6	(1)
Deferred income taxes on above items	7	(271)	(610)	253
Equity-accounted investments	13	51	97	56

Total items that will not be reclassified to net income		1,251	2,937	1,516
Other comprehensive income (loss) that may be reclassified to net income
Foreign currency translation	6	(132)	(642)	(7)
Losses arising during the period on financial instruments designated as cash-flow hedges	3	35	7	—
Reclassification adjustments for amounts recognized in net income	3	—	—	(16)
Deferred income taxes on above items	7	(3)	—	1

Total items that may be reclassified subsequently to net income		(100)	(635)	(22)

Other comprehensive income		1,151	2,302	1,494

Comprehensive income		$1,576	$2,664	$1,557

Comprehensive income attributable to:
Participating non-controlling interest – in operating subsidiaries	10	$857	$1,592	$438
Parent company		719	1,072	1,119

		$1,576	$2,664	$1,557

The accompanying notes are an integral part of these combined financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION

AS AT DECEMBER 31 (MILLIONS)	Notes	2019	2018
Assets
Current assets
Cash and cash equivalents		$67	$94
Restricted cash	14	125	97
Trade receivables and other current assets	15	413	409
Financial instrument assets	3	25	8
Due from related parties	19	181	281

		811	889
Financial instrument assets	3	2	11
Equity-accounted investments	13	348	291
Property, plant and equipment, at fair value	8	22,306	21,269
Goodwill	11	821	828
Deferred income tax assets	7	3	2
Other long-term assets		47	78

Total Assets		$24,338	$23,368

Liabilities
Current liabilities
Accounts payable and accrued liabilities	16	$316	$331
Financial instrument liabilities	3	18	16
Due to related parties	19	189	99
Non-recourse borrowings	9	156	364

		679	810
Financial instrument liabilities	3	3	14
Non-recourse borrowings	9	5,505	5,179
Deferred income tax liabilities	7	3,139	2,872
Other long-term liabilities	17	270	197

		9,596	9,072
Equity in Net Assets
Participating non-controlling interests – in operating subsidiaries	10	6,994	6,613
Equity in net assets attributable to parent company		7,748	7,683

Total Equity in Net Assets		14,742	14,296

Total Liabilities and Equity in Net Assets		$24,338	$23,368

The accompanying notes are an integral part of these combined financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF CHANGES IN EQUITY

YEARS ENDED DECEMBER 31 (MILLIONS)	Equity in net assets attributable to parent company	Accumulated other comprehensive income			Total equity in net assets attributable to parent company	Participating non- controlling interests – in operating subsidiaries	Total equity in net assets
		Foreign currency translation	Revaluation surplus	Other
Balance, as at December 31, 2018	$2,006	$(980)	$6,666	$(9)	$7,683	$6,613	$14,296
Net income	184	—	—	—	184	241	425
Other comprehensive income (loss)	—	(79)	606	8	535	616	1,151
Capital contributions	—	—	—	—	—	2	2
Dividends declared, return of capital and preferred share redemption	(646)	—	—	—	(646)	(482)	(1,128)
Other	(6)	(2)	—	—	(8)	4	(4)

Change in period	(468)	(81)	606	8	65	381	446

Balance, as at December 31, 2019	$1,538	$(1,061)	$7,272	$(1)	$7,748	$6,994	$14,742

Balance, as at December 31, 2017	$2,057	$(635)	$5,332	$(13)	$6,741	$5,382	$12,123
Net income	76	—	—	—	76	286	362
Other comprehensive income (loss)	—	(345)	1,337	4	996	1,306	2,302
Capital contributions	355	—	—	—	355	—	355
Dividends declared and return of capital	(493)	—	—	—	(493)	(365)	(858)
Other	11	—	(3)	—	8	4	12

Change in period	(51)	(345)	1,334	4	942	1,231	2,173

Balance, as at December 31, 2018	$2,006	$(980)	$6,666	$(9)	$7,683	$6,613	$14,296

Balance, as at December 31, 2016	$2,221	$(611)	$4,184	$(6)	$5,788	$5,255	$11,043
Net income	(6)	—	—	—	(6)	69	63
Other comprehensive income (loss)	—	(16)	1,148	(7)	1,125	369	1,494
Capital contributions	105	—	—	—	105	61	166
Dividends declared and return of capital	(269)	—	—	—	(269)	(368)	(637)
Other	6	(8)	—	—	(2)	(4)	(6)

Change in period	(164)	(24)	1,148	(7)	953	127	1,080

Balance, as at December 31, 2017	$2,057	$(635)	$5,332	$(13)	$6,741	$5,382	$12,123

The accompanying notes are an integral part of these combined financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31 (MILLIONS)	Notes	2019	2018	2017
Operating Activities
Net income		$425	$362	$63
Adjustments for the following non-cash items:
Depreciation	8	509	531	559
Unrealized financial instruments loss	3	6	6	7
Share of earnings from equity-accounted investments	13	(12)	(17)	(5)
Deferred income tax expense (recovery)	7	10	(58)	76
Other non-cash items		1	68	(3)
Dividends received from equity-accounted investments	13	4	3	4
Changes in due to or from related parties		66	100	(164)
Net change in working capital balances	20	(48)	(14)	(24)

		961	981	513
Financing activities
Proceeds from non-recourse borrowings	9	765	1,333	952
Repayments of non-recourse borrowings	9	(627)	(1,361)	(958)
Capital contributions from non-controlling interests	10	2	—	61
Capital contributions from parent company		—	229	105
Dividends paid and return of capital to:
To non-controlling interests	10	(482)	(365)	(368)
To parent company		(628)	(495)	(269)
Related party borrowings, net	19	122	(185)	115

		(848)	(844)	(362)
Investing activities
Investment in property, plant and equipment	8	(141)	(171)	(226)
Restricted cash and other	14	3	—	17

		(138)	(171)	(209)
Foreign exchange loss on cash		(2)	(6)	—

Cash and cash equivalents
Decrease		(27)	(40)	(58)
Balance, beginning of period		94	134	192

Balance, end of period		$67	$94	$134

Supplemental cash flow information:
Interest paid		$377	$391	$429
Interest received		$13	$14	$27
Income taxes paid		$52	$47	$38

The accompanying notes are an integral part of these combined financial statements.

COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Unless the context indicates or requires otherwise, the terms “we”, “us”, and “the Business” means the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. Unless the context indicates or requires otherwise, the terms “Brookfield Renewable” and “partnership” means Brookfield Renewable Partners L.P. and its controlled entities, which we also refer to as the parent company to the Business. The ultimate parent of the Business is Brookfield Asset Management Inc. (“Brookfield Asset Management”).

Brookfield Renewable announced that it intends to distribute shares of Brookfield Renewable Corporation (“BEPC”), a British Columbia corporation, to its unitholders. Prior to completing the special distribution, BEPC will acquire the Business from certain of the partnership’s subsidiaries (excluding a 10% interest in the Colombian and Brazilian operations of the Business owned through BRP Bermuda Holdings I Limited that the partnership will retain post-closing). Brookfield Renewable directly and indirectly controlled the Business prior to the special distribution and will continue to control BEPC subsequent to the special distribution through its interests in BEPC. Accordingly, we have reflected the Business and its financial position and results of operations using Brookfield Renewable’s carrying values prior to the special distribution.

The combined carve-out financial statements presented herein reflect the carve-out statements of financial position, operating results, comprehensive income, changes in equity and cash flows of entities to be contributed to BEPC. BEPC was formed as a corporation established under the British Columbia Business Corporation Act and is a subsidiary of the parent company. The parent company’s head office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda.

The combined carve-out financial statements were approved by the Board of Directors of BEPC and authorized for issue on April 21, 2020.

2. BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of preparation

These combined carve-out financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board, or IASB using the historical books and records of the Business. The assets and liabilities in the combined carve-out financial statements have been presented on a historical cost basis, as immediately prior to the transfer all of the assets and liabilities presented are controlled by Brookfield Renewable and are being transferred to BEPC at carrying value. The financial statements represent a carve-out of the assets, liabilities, revenues, expenses, and cash flows of the Business that will be contributed to BEPC. All intercompany balances, transactions, revenues and expenses within the Business have been eliminated.

The principal operating subsidiaries of the Business generally maintain their own independent management and infrastructure. However, certain resources for oversight of operations and associated overhead are incurred by the partnership. These costs have been allocated on the basis of direct usage where identifiable, with the remainder allocated based on management’s best estimate of costs attributable to the Business.

Management believes the assumptions underlying the combined carve-out financial statements reasonably reflect the utilization of services provided to or the benefit received by the Business during the periods presented. However, the combined carve-out financial statements have not previously been reported on a stand-alone basis and therefore these combined carve-out financial statements may not be indicative of the Business’s financial position, results of operations and cash flow for future periods, nor do they necessarily reflect the financial position, results of operations and cash flow that would have been realized had the Business been a stand-alone entity during the periods presented.

The financial statements present the equity in the net assets attributable to the parent company rather than shareholders’ equity. Non-controlling interests in the net assets and results of the subsidiaries within the Business are shown separately in equity in the combined carve-out statement of financial position.

References to $, R$, COP are to United States (“U.S.”) dollars, Brazilian reais and Colombian pesos, respectively.

All figures are presented in millions of U.S. dollars unless otherwise noted.

(i)    Consolidation

These combined carve-out financial statements include the accounts of the United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. These are the entities over which the Business will have control upon special distribution. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Non-controlling interests in the equity of the Business’s subsidiaries are shown separately in equity in the combined statements of financial position.

(ii)     Equity-accounted investments

Equity-accounted investments are entities over which the Business will have significant influence or joint arrangements representing joint ventures upon special distributions. Significant influence is the ability to participate in the financial and operating policy decisions of the investee, but without controlling or jointly controlling those investees. Such investments are accounted for using the equity method.

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control. The Business accounts for its interests in joint ventures using the equity method.

Under the equity method, the carrying value of an interest in an investee is initially recognized at cost and adjusted for the Business’s share of net income, other comprehensive income (“OCI”), distributions by the equity-accounted investment and other adjustments to the Business’s proportionate interest in the investee.

(b) Recently adopted accounting standards

Except for the changes below, the Business has consistently applied the accounting policies to all periods presented in these combined carve-out financial statements.

IFRS 3 – Business Combinations

In October 2018, the IASB issued an amendment to IFRS 3, effective for annual periods beginning on or after January 1, 2020 with early adoption permitted. The amendment clarifies that a business must include, at minimum, an input and a substantive process that together contribute to the ability to create outputs, and assists companies in determining whether an acquisition is a business combination or an acquisition of a group of assets by providing supplemental guidance for assessing whether an acquired process is substantive. The Business has decided to early adopt the amendments to IFRS 3 effective January 1, 2019 and shall apply the amended standard in assessing business combinations on a prospective basis. For acquisitions that are determined to be acquisitions of assets as opposed to business combinations, the Business will allocate the transaction price and transaction costs to the individual identified assets acquired and liabilities assumed on the basis of their relative fair values, and no goodwill will be recognized. Acquisitions that continue to meet the definition of a business combination will be accounted for under the acquisition method, without any changes to the Business’s accounting policy.

IFRS 9 – Financial Instruments and IFRS 7 - Financial Instruments: Disclosures

The Business adopted Interest Rate Benchmark Reform - Amendments to IFRS 9, and IFRS 7, issued in September 2019, (“IBOR Amendments”) effective October 1, 2019 in advance of its mandatory effective date. The IBOR Amendments have been applied retrospectively to hedging relationships existing at October 1, 2019 or were designated subsequently, and to the amount accumulated in the cash flow hedge reserve at that date. The IBOR Amendments provide temporary relief from applying specific hedge accounting requirements to an entity’s hedging relationships which are directly affected by IBOR reform. The reliefs have the effect that IBOR reform should not generally cause hedge accounting to terminate. In assessing whether a hedge is expected to be highly effective on a forward-looking basis, the entity assumes the interest rate benchmark on which the cash flows of the derivative which hedges borrowings is not altered by IBOR reform. These reliefs cease to apply to a hedged item or hedging instrument as applicable at the earlier of (i) when the uncertainty arising from IBOR reform is no longer present with respect to the timing and amount of the interest rate benchmark based future cash flows, and (ii) when the hedging relationship is discontinued. No impact is expected since these amendments enable the Business to continue hedge accounting for hedging relationships which have been previously designated.

It is currently expected that Secured Overnight Financing Rate (“SOFR”) will replace US$ LIBOR. All of these are expected to become effective prior to December 31, 2021. The Business is currently finalizing and implementing its transition plan to address the impact and effect changes will have as a result of amendments to the contractual terms of IBOR referenced floating-rate borrowings, interest rate swaps, and interest rate caps, and updating hedge designations.

IFRS 16 – Leases

On January 1, 2019 the Business adopted IFRS 16 using the modified retrospective approach, under which the cumulative effect of initial application is recognized in retained earnings at that date. As a result, the Business has changed its accounting policy for lease contracts as detailed below.

Definition of a lease

Previously, the Business determined at contract inception whether an arrangement is or contains a lease under IFRIC 4. Under IFRS 16, the Business assesses whether a contract is or contains a lease based on the definition of a lease, as explained in Note 1(c).

On transition to IFRS 16, the Business elected to apply the practical expedient to grandfather the assessment of which transactions are leases. The Business applied IFRS 16 only to contracts that were previously identified as leases. Contracts that were not identified as leases under IAS 17 and IFRIC 4 were not reassessed to determine whether there is a lease. Therefore, the definition of a lease under IFRS 16 was applied only to contracts entered into or changed on or after January 1, 2019.

Leases classified as operating leases under IAS 17

At transition, lease liabilities were measured at the present value of the remaining lease payments, discounted at the Business’s incremental borrowing rate as at January 1, 2019. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

The Business used the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

•	Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than twelve months of lease term;

•	Relied on its assessment of whether leases are onerous immediately before the date of initial application;

•	Used hindsight in determining the lease term where the contract contained options to extend or terminate the lease; and

•	Excluded initial direct costs from measuring the right-of-use asset at the date of initial application.

Leases classified as finance leases under IAS 17

For leases that were classified as finance leases under IAS 17, the carrying amount of the right-of-use asset and the lease liability at January 1, 2019 are determined at the carrying amount of the lease asset and lease liability under IAS 17 immediately before that date.

Impacts on financial statements

On transition to IFRS 16, the Business recognized an additional $75 million of right-of-use assets and $81.6 million of lease liabilities, recognizing the difference in retained earnings.

When measuring lease liabilities, the Business discounted lease payments using its incremental borrowing rate at January 1, 2019. The weighted-average rate applied was 6.3%.

(c)    Changes to the lease accounting policy

The Business has applied IFRS 16 using the modified retrospective approach and therefore the comparative information has not been restated and continues to be reported under IAS 17 – Leases (“IAS 17”) and IFRIC 4 – Determining Whether an Arrangement Contains a Lease (“IFRIC 4”). The details of accounting policies under IAS 17 and IFRIC 4 are disclosed separately if they are different from those under IFRS 16 and the impact of changes is disclosed in Note 1(b).

Policy applicable from January 1, 2019

At inception of a contract, the Business assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Business assesses whether:

•

the contract specified explicitly or implicitly the use of an identified asset, and that is physically distinct or represents substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

•	the Business has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

•

the Business has the right to direct the use of the asset. The Business has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decisions about how and for what purpose the asset is used are predetermined, the Business has the right to direct the use of the asset if either:

•

the Business has the right to operate the asset (or to direct others to operate the asset in a manner that it determines) throughout the period of use, without the supplier having the right to change those operating instructions; or

•	the Business designed the asset in a way that predetermines how and for what purpose it will be used.

This policy is applied to contracts entered into, or changed, on or after January 1, 2019.

At inception or on reassessment of a contract that contains a lease component, the Business allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. However, for the leases of land and buildings in which it is a lessee, the Business has elected not to separate non-lease components and, therefore, accounts for the lease and non-lease components as a single lease component.

Accounting as a lessee under IFRS 16

The Business recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful lives of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property, plant and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Business’s incremental borrowing rate. Generally, the Business uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise the following:

•	Fixed payments, including in-substance fixed payments;

•	Variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•	Amounts expected to be payable under a residual value guarantee; and

•

The exercise price under a purchase option that the Business is reasonably certain to exercise, lease payments in an optional renewable period if the Business is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Business is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Business’s estimate of the amount expected to be payable under a residual value guarantee, or if the Business changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made either to the carrying amount of the right-of-use asset or, when the adjustment is a reduction to the right-of-use asset, is recorded in the consolidated statements of income if the carrying amount of the right-of-use asset has been reduced to zero.

The Business presents right-of-use assets in Property, plant and equipment and lease liabilities in Other long-term liabilities in the consolidated statement of financial position as at December 31, 2019.

Short-term leases and leases of low-value assets

The Business has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of twelve months or less and leases of low-value assets. The Business recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Policy applicable before January 1, 2019

For contracts entered into before January 1, 2019, the Business determined whether that arrangement was or contained a lease based on the assessment of whether:

•	Fulfillment of the arrangement was dependent on the use of a specific asset or assets; and

•	The arrangement had conveyed a right to use the asset. An arrangement conveyed a right to use the asset if one of the following was met:

•	The purchaser had the ability or right to operate the asset while obtaining or controlling more than an insignificant amount of the output;

•	The purchaser had the ability or right to control physical access to the asset while obtaining or controlling more than an insignificant amount of the output; or

•

Facts and circumstances indicated that it was remote that other parties would take more than an insignificant amount of the output, and the price per unit was neither fixed per unit of output nor equal to the market price per unit of output.

Accounting as a lessee under IAS 17

In the comparative period, as a lessee, the Business classified leases that transfer substantially all of the risks and rewards of ownership as finance leases. When this was the case, the lease assets were measured initially at an amount equal to the lower of their fair value and the present value of the minimum lease payments. Minimum lease payments were the payments over the lease term that the lessee was required to make, excluding any contingent rent.

Subsequently, the assets were accounted for in accordance with the accounting policy applicable to that asset.

Assets held under other leases were classified as operating leases and were not recognized in the Business’s consolidated statements of financial position. Payments made under operating leases were recognized in the consolidated statements of income on a straight-line basis over the term of the lease. Lease incentives received were recognized as an integral part of the total lease expense, over the term of the lease.

(d) Foreign currency translation

All figures reported in the combined financial statements and tabular disclosures to the combined financial statements are reflected in millions of U.S. dollars, which is the functional currency of the Business. Each of the foreign operations included in these combined financial statements determines its own functional currency, and items included in the financial statements of each subsidiary are measured using that functional currency.

Assets and liabilities of foreign operations having a functional currency other than the U.S. dollar are translated at the rate of exchange prevailing at the reporting date and revenues and expenses at the rate of exchange prevailing at the dates of the transactions during the period. Gains or losses on translation of foreign subsidiaries are included in OCI. Gains or losses on foreign currency denominated balances are reported in the same manner.

In preparing the combined financial statements of the Business, foreign currency denominated monetary assets and liabilities are translated into the functional currency using the closing rate at the applicable combined statement of financial position dates. Non-monetary assets and liabilities, denominated in a foreign currency and measured at fair value are translated at the rate of exchange prevailing at the date when the fair value was determined and non-monetary assets measured at historical cost are translated at the historical rate. Revenues and expenses are measured in the functional currency at the rates of exchange prevailing at the dates of the transactions with gains or losses included in income.

(e) Cash and cash equivalents

Cash and cash equivalents include cash, term deposits and money market instruments with original maturities of less than 90 days.

(f) Restricted cash

Restricted cash includes cash and cash equivalents, where the availability of funds is restricted primarily by credit agreements.

(g) Trade receivables and other current assets

Trade receivables and other current assets are recognized initially at fair value, and subsequently measured at amortized cost using the effective interest method, less any provision for expected credit losses.

(h) Related party transactions

In the normal course of operations, the Business enters into various transactions with related parties, which have been measured at their exchange value and are recognized in the combined carve-out financial statements. Related party transactions are further described in Note 19.

(i) Financial instruments

The Business adopted IFRS 9, as issued by the IASB in 2014, which provides more reliable and relevant information for users to assess the amounts, timing and uncertainty of future cash flows. The new accounting policy was applied prospectively, with an initial application date of January 1, 2018. The Business has not restated the comparative information, which continues to be reported under IAS 39, Financial Instruments Recognition and Measurement (“IAS 39”). The adoption of IFRS 9 did not result in any material transition adjustments being recognized as at January 1, 2018.

Initial recognition

Under IFRS 9, regular purchases and sales of financial assets are recognized on the trade date, being the date on which the Business commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Business has transferred substantially all the risks and rewards of ownership.

At initial recognition, the Business measures a financial asset at its fair value. In the case of a financial asset not categorized as FVPL, transaction costs that are directly attributable to the acquisition of the financial asset are included at initial recognition. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Classification and measurement

Subsequent measurement of financial assets depends on the Business’s business objective for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Business classifies its financial assets:

Amortized cost – Financial assets held for collection of contractual cash flows that represent solely payments of principal and interest are measured at amortized cost. Interest income is recognized as other income in the financial statements, and gains/losses are recognized in profit or loss when the asset is derecognized or impaired.

FVOCI – Financial assets held to achieve a particular business objective other than short-term trading are designated at FVOCI. Unlike debt instruments designated at FVOCI, there is no recycling of gains or losses through profit and loss. Upon derecognition of the asset, accumulated gains or losses are transferred from OCI directly to retained earnings.

FVPL – Financial assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL.

The Business assesses on a forward-looking basis the expected credit losses (“ECL”) associated with its assets carried at amortized cost and FVOCI, including finance lease receivables. For trade receivables and contract assets, the Business applied the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the asset. The simplified approach to the recognition of ECL does not require entities to track the changes in credit risk; rather, entities recognize a loss allowance at each reporting date based on the lifetime ECL since the date of initial recognition of the asset.

Evidence of impairment may include:

•	Indications that a debtor or group of debtors is experiencing significant financial difficulty;

•	A default or delinquency in interest or principal laments;

•	Probability that a debtor or a group of debtors will enter into bankruptcy or other financial reorganization;

•	Changes in arrears or economic conditions that correlate with defaults, where observable data indicates that there is a measurable decrease in the estimated future cash flows.

Trade receivables and contract assets are reviewed qualitatively on a case-by-case basis to determine if they need to be written off.

ECL are measured as the difference in the present value of the contractual cash flows that are due under contract and the cash flows expected to be received. ECL is measured by considering the risk of default over the contract period and incorporates forward looking information into its measurement.

Financial liabilities are classified as financial liabilities at fair value through profit and loss, amortized cost, or derivatives designated as hedging instruments in an effective hedge. The Business determines the classification of its financial liabilities at initial recognition. The Business’s financial liabilities include accounts payable and accrued liabilities, corporate borrowings, non-recourse borrowings, derivative liabilities, and due to related party balances. Financial liabilities are initially measured at fair value, with subsequent measurement determined based on their classification as follows:

FVPL – Financial liabilities held for trading, such as those acquired for the purpose of selling in the near term, and derivative financial instruments entered into by the Business that do not meet hedge accounting criteria are classified as fair value through profit and loss. Gains or losses on these types of liabilities are recognized in profit and loss.

Amortized cost – All other financial liabilities are classified as amortized cost using the effective interest rate method. Gains and losses are recognized in profit and loss when the liabilities are derecognized as well as through the amortization process. Amortized cost is computed using the effective interest method less any principal repayment or reduction. The calculation takes into account any premium or discount on acquisition and includes transaction costs and fees that are an integral part of the effective interest rate. This category includes trade and other payables, dividends payable, interest-bearing loans and borrowings, and corporate credit facilities.

Derivatives and hedge accounting

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged and the type of hedge relationship designated.

The Business designates its derivatives as hedges of:

•	Foreign exchange risk associated with the cash flows of highly probable forecast transactions (cash flow hedges);

•	Foreign exchange risk associated with net investment in foreign operations (net investment hedges);

•	Commodity price risk associated with cash flows of highly probable forecast transactions (cash flow hedges); and

•	Floating interest rate risk associated with payments of debts (cash flow hedges).

At the inception of a hedge relationship, the Business formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge.

A hedging relationship qualifies for hedge accounting if it meets all of the following effectiveness requirements:

•	There is an ‘economic relationship’ between the hedged item and the hedging instrument;

•	The effect of credit risk does not ‘dominate the value changes’ that result from that economic relationship; and

•

The hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the Business actually hedges and the quantity of the hedging instrument that the Business actually uses to hedge that quantity of hedged item.

The fair values of various derivative financial instruments used for hedging purposes and movements in the hedge reserve within equity are shown in Note 3 - Risk Management and Financial Instruments.

When a hedging instrument expires, is sold, is terminated, or no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging in equity at that time remain in equity until the forecasted transaction occurs. When the forecasted transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging are immediately reclassified to profit and loss.

If the hedge ratio for risk management purposes is no longer optimal but the risk management objective remains unchanged and the hedge continues to qualify for hedge accounting, the hedge relationship will be rebalanced by adjusting either the volume of the hedging instrument or the volume of the hedged item so that the hedge ratio aligns with the ratio used for risk management purposes. Any hedge ineffectiveness is calculated and accounted for in profit and loss at the time of the hedge relationship rebalancing.

(i)    Cash flow hedges that qualify for hedge accounting

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the cash flow hedge reserve within equity, limited to the cumulative change in fair value of the hedged item on a present value basis from the inception of the hedge. The gain or loss relating to the ineffective portion is recognized immediately in profit and loss, within unrealized financial instruments gain (loss).

Gains and losses relating to the effective portion of the change in fair value of the entire forward contract are recognized in the cash flow hedge reserve within equity. Amounts accumulated in equity are reclassified in the period when the hedged item affects profit and loss.

(ii)    Net investment hedges that qualify for hedge accounting

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognized in OCI and accumulated in reserves in equity. The gain or loss relating to the ineffective portion is recognized immediately in profit and loss within foreign exchange and unrealized financial instruments gain (loss). Gains and losses accumulated in equity will be reclassified to profit and loss when the foreign operation is partially disposed of or sold.

(iii)    Hedge ineffectiveness

The Business’s hedging policy only allows for the use of derivative instruments that form effective hedge relationships. Hedge effectiveness is determined at the inception of the hedge relationship and through periodic prospective effectiveness assessments to ensure that an economic relationship exists between the hedged item and hedging instrument. Where the critical terms of the hedging instrument match exactly with the terms of the hedged item, a qualitative assessment of effectiveness is performed. For other hedge relationships, the hypothetical derivative method to assess effectiveness is used.

(j) Revenue recognition

Effective, January 1, 2018 the Business adopted IFRS 15 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies, with limited exceptions, to all revenue arising from contracts with its customers.

The majority of revenue is derived from the sale of power and power related ancillary services both under contract and in the open market, sourced from the Business’s power generating facilities. The obligations are satisfied over time as the customer simultaneously receives and consumes benefits as the Business delivers electricity and related products. Revenue is recorded based upon the output delivered and capacity provided at rates specified under either contract terms or prevailing market rates. The revenue reflects the consideration the Business expects to be entitled to in exchange for those goods or services. Costs related to the purchases of power or fuel are recorded upon delivery. All other costs are recorded as incurred.

Details of the revenue recognized per geographical region are included in Note 4 - Segmented information.

Where available, the Business has elected the practical expedient available under IFRS 15 – Revenue from Contracts with Customers (“IFRS 15”) for measuring progress toward complete satisfaction of a performance obligation and for disclosure requirements of remaining performance obligations. The practical expedient allows an entity to recognize revenue in the amount to which the entity has the right to invoice such that the entity has a right to the consideration in an amount that corresponds directly with the value to the customer for performance completed to date by the entity.

If the consideration in a contract that does not apply the practical expedient available under IFRS 15 for measuring progress toward complete satisfaction of a performance obligation includes a variable amount, the Business estimates the amount of consideration to which it will be entitled in exchange for transferring the goods to the customer. The variable consideration is estimated at contract inception and constrained until it is highly probable that a significant revenue reversal in the amount of cumulative revenue recognised will not occur when the associated uncertainty with the variable consideration is subsequently resolved.

The Business also sells power and related products under bundled arrangements. Energy, capacity and renewable credits within power purchase agreements are considered to be distinct performance obligations. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied under IFRS 15. The Business views the sale of energy and capacity as a series of distinct goods that is substantially the same and has the same pattern of transfer measured by the output method. The Business views renewable credits to be performance obligations satisfied at a point in time. During the year ended December 31, 2019, revenues recognized at a point in time corresponding to the sale of renewable credits were $23 million (2018: $16 million and 2017: $17 million). Measurement of satisfaction and transfer of control to the customer of renewable credits in a bundled arrangement coincides with the pattern of revenue recognition of the underlying energy generation.

Revenues recognized that are outside the scope of IFRS 15 include realized gains and losses from derivatives used in the risk management of the Business’s generation activities related to commodity prices. Financial transactions included in revenues for the year ended December 31, 2019 increased revenues by $1 million (2018: decreased revenues by nil).

The Business also sells power and related products under bundled arrangements. Energy and capacity within power purchase agreements are considered to be distinct performance obligations. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied under IFRS 15. The Business views the sale of energy and capacity as a series of distinct goods that is substantially the same and has the same pattern of transfer measured by the output method. Accordingly, the Business has determined that the pattern of revenue recognition under IFRS 15 is consistent with IAS 18.

Contract Balances

Contract assets – A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Business performs by transferring goods or services to a customer before the customer pays consideration or before payment is due, a contract asset is recognized for the earned consideration that is conditional.

Trade receivables – A receivable represents the Business’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due).

Contract liabilities – A contract liability is the obligation to transfer goods or services to a customer for which the Business has received consideration (or an amount of consideration is due) from the customer. If a customer pays consideration before the Business transfers goods or services to the customer, a contract liability is recognized when the payment is made or the payment is due (whichever is earlier). Contract liabilities are recognized as revenue when the Business performs under the contract.

(k) Property, plant and equipment and revaluation method

Power generating assets are classified as property, plant and equipment and are accounted for using the revaluation method under IAS 16, Property, Plant and Equipment (“IAS 16”). Property, plant and equipment are initially measured at cost and subsequently carried at their revalued amount, being the fair value at the date of the revaluation, less any subsequent accumulated depreciation and any subsequent accumulated impairment losses.

The Business generally determines the fair value of its property, plant and equipment by using a 20-year discounted cash flow model for the majority of its assets. This model incorporates future cash flows from long-term power purchase agreements that are in place where it is determined that the power purchase agreements are linked specifically to the related power generating assets. The model also includes estimates of future electricity prices, anticipated long-term average generation, estimated operating and capital expenditures, and assumptions about future inflation rates and discount rates by geographical location. Construction work-in-progress (“CWIP”) is revalued when sufficient information exists to determine fair value using the discounted cash flow method. Revaluations are made on an annual basis as at December 31 to ensure that the carrying amount does not differ significantly from fair value. For power generating assets acquired through business combinations during the year, the Business initially measures the assets at fair value consistent with the policy described in Note 2(m) - Business combinations. Accordingly, in the year of acquisition, power generating assets are not revalued at year-end unless there is an indication that assets are impaired.

Where the carrying amount of an asset increased as a result of a revaluation, the increase is recognized in income to the extent the increase reverses a previously recognized decrease recorded through income, with the remainder of the increase recognized in OCI and accumulated in equity under revaluation surplus and non-controlling interest. Where the carrying amount of an asset decreased, the decrease is recognized in OCI to the extent that a balance exists in revaluation surplus with respect to the asset, with the remainder of the decrease recognized in income.

Depreciation on power generating assets is calculated on a straight-line basis over the estimated service lives of the assets, which are as follows:

Estimated service lives
Dams	Up to 115 years
Penstocks	Up to 60 years
Powerhouses	Up to 115 years
Hydroelectric generating units	Up to 115 years
Wind generating units	Up to 30 years
Gas-fired cogenerating (“Cogeneration”) units	Up to 40 years
Other assets	Up to 60 years

Costs are allocated to significant components of property, plant and equipment. When items of property, plant and equipment have different useful lives, they are accounted for as separate items (significant components) and depreciated separately. To ensure the accuracy of useful lives and residual values, a review is conducted annually.

Depreciation is calculated based on the cost of the asset less its residual value. Depreciation commences when the asset is in the location and conditions necessary for it to be capable of operating in the manner intended by management. It ceases at the earlier of the date the asset is classified as held-for-sale and the date the asset is derecognized. An item of property, plant and equipment and any significant component is derecognized upon disposal or when no future economic benefits are expected from its use. Other assets include equipment, buildings and leasehold improvements. Buildings, furniture and fixtures, leasehold improvements and office equipment are recorded at historical cost, less accumulated depreciation. Land and CWIP are not subject to depreciation.

The depreciation of property, plant and equipment in Brazil is based on the duration of the authorization or the useful life of a concession asset. The weighted-average remaining duration at December 31, 2019 is 32 years (2018: 33 years). Since land rights are part of the concession or authorization, this cost is also subject to depreciation. In June of 2018, the federal government of Brazil provided further clarification to a law that was passed in 2016, which resulted in the Business including a one-time thirty year concession renewal period in the valuation of certain of its hydroelectric facilities in Brazil.

Any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset, and the net amount is applied to the revalued amount of the asset.

Gains and losses on disposal of an item of property, plant and equipment are recognized in Other income in the combined statements of income. The revaluation surplus is reclassified within the respective components of equity and not reclassified to net income when the assets are disposed.

(i) Asset impairment

At each statement of financial position date, management assesses whether there is any indication that assets are impaired. For non-financial tangible and intangible assets (including equity-accounted investments), an impairment is recognized if the recoverable amount, determined as the greater of the estimated fair value, less costs to sell, and the discounted future cash flows generated from use and eventual disposal of an asset or cash-generating unit, is less than its carrying value. The projections of future cash flows take into account the relevant operating plans and management’s best estimate of the most probable set of conditions anticipated to prevail. Should an impairment loss subsequently reverse, the carrying amount of the asset is increased to the lesser of the revised estimate of the recoverable amount, and the carrying amount that would have been recorded had no impairment loss been recognized previously.

(l) Income taxes

Current income tax assets and liabilities are measured at the amount expected to be paid to tax authorities, net of recoveries, based on the tax rates and laws enacted or substantively enacted at the statement of financial position dates. Current income tax assets and liabilities are included in trade receivables and other current assets and accounts payable and accrued liabilities, respectively.

Deferred tax is recognized on taxable temporary differences between the tax bases and the carrying amounts of assets and liabilities. Deferred tax is not recognized if the temporary difference arises from goodwill or from initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither taxable profit nor accounting profit. Deferred income tax assets are recognized for all deductible temporary differences, carry forwards of unused tax credits and unused tax losses, to the extent that it is probable that deductions, tax credits and tax losses can be utilized. The carrying amount of deferred income tax assets is reviewed at each statement of financial position date and reduced to the extent it is no longer probable that the income tax assets will be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the statement of financial position dates.

Current and deferred income taxes relating to items recognized directly in OCI are also recognized directly in OCI.

(m) Business combinations

The acquisition of a business is accounted for using the acquisition method. The consideration for an acquisition is measured at the aggregate of the fair values, at the date of exchange, of the assets transferred, the liabilities incurred to former owners of the acquired business, and equity instruments issued by the acquirer in exchange for control of the acquired business. The acquired business’ identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3, Business Combinations, are recognized at their fair values at the acquisition date, except for income taxes which are measured in accordance with IAS 12, Income Taxes, share-based payments which are measured in accordance with IFRS 2, Share-based Payment and non-current assets that are classified as held-for-sale which are measured at fair value less costs to sell in accordance with IFRS 5, Non-current Assets Held for Sale and Discontinued Operations. The non-controlling interest in the acquiree is initially measured at the non-controlling interest’s proportion of the net fair value of the identifiable assets, liabilities and contingent liabilities recognized or when applicable, at the fair value of the shares outstanding.

To the extent that the aggregate of the fair value of consideration paid, the amount of any non-controlling interest and the fair value of any previously held interest in the acquiree exceeds the fair value of the net identifiable tangible and intangible assets acquired, goodwill is recognized. To the extent that this difference is negative, the amount is recognized as a gain in income. Goodwill is not amortized and is not deductible for tax purposes. However, after initial recognition, goodwill will be measured at cost less any accumulated impairment losses. An impairment assessment will be performed at least annually, and whenever circumstances such as significant declines in expected revenues, earnings or cash flows indicate that it is more likely than not that goodwill might be impaired. Goodwill impairment charges are not reversible.

When a business combination is achieved in stages, previously held interests in the acquired entity are re-measured to fair value at the acquisition date, which is the date control is obtained, and the resulting gain or loss, if any, is recognized in income. Amounts arising from interests in the acquired business prior to the acquisition date that have previously been recognized in OCI are reclassified to income. Upon disposal or loss of control of a subsidiary, the carrying amount of the net assets of the subsidiary (including any OCI relating to the subsidiary) are derecognized with the difference between any proceeds received and the carrying amount of the net assets recognized as a gain or loss in income.

Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in fair values are adjusted against the cost of the acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as liabilities will be recognized in the combined statements of income, whereas changes in the fair values of contingent consideration classified within equity are not subsequently re-measured.

(n) Other items

(i)	Capitalized costs

Capitalized costs related to CWIP include all eligible expenditures incurred in connection with the development and construction of the power generating asset. The expenditures consist of cost of materials, direct labor and any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located. Interest and borrowing costs related to CWIP are capitalized when activities that are necessary to prepare the asset for its intended use or sale are in progress, expenditures for the asset have been incurred and funds have been used or borrowed to fund the construction or development. Capitalization of costs ceases when the asset is ready for its intended use.

(ii)	Pension and employee future benefits

Pension and employee future benefits are recognized in the combined financial statements in respect of employees of the operating entities within the Business. The costs of retirement benefits for defined benefit plans and post-employment benefits are recognized as the benefits are earned by employees. The project unit credit method, using the length of service and management’s best estimate assumptions, is used to value its pension and other retirement benefits. All actuarial gains and losses are recognized immediately through OCI in order for the net pension asset or liability recognized in the combined statements of financial position to reflect the full value of the plan deficit or surplus. Net interest is calculated by applying the discount rate to the net defined benefit asset or liability. Changes in the net defined benefit obligation related to service costs (comprising of current service costs, past services costs, gains and losses on curtailments and non-routine settlements), and net interest expense or income are recognized in the combined statements of income.

Re-measurements, comprising of actuarial gains or losses, the effect of the asset ceiling, and the return on plan assets (excluding net interest), are recognized immediately in the combined statements of financial position with a corresponding debit or credit to OCI in the period in which they occur. Re-measurements are not reclassified to profit or loss in subsequent periods. For defined contribution plans, amounts are expensed based on employee entitlement.

(iii)	Decommissioning, restoration and environmental liabilities

Legal and constructive obligations associated with the retirement of property, plant and equipment are recorded as liabilities when those obligations are incurred and are measured at the present value of the expected costs to settle the liability, using a discount rate that reflects the current market assessments of the time value of money and the risks specific to the liability. The liability is accreted up to the date the liability will be incurred with a corresponding charge to operating expenses. The carrying amount of decommissioning, restoration and environmental liabilities is reviewed annually with changes in the estimates of timing or amount of cash flows added to or deducted from the cost of the related asset.

(iv)	Interest and borrowing costs

Interest and borrowing costs are capitalized when such costs are directly attributable to the acquisition, construction or production of a qualifying asset. A qualifying asset is an asset that takes a substantial period of time to prepare for its intended use.

(v)	Provisions

A provision is a liability of uncertain timing or amount. A provision is recognized if the Business has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses. The provision is measured at the present value of the best estimate of the expenditures expected to be required to settle the obligation using a discount rate that reflects the current market assessments of the time value of money and the risks specific to the obligation. Provisions are re-measured at each statement of financial position date using the current discount rate. The increase in the provision due to the passage of time is recognized as interest expense.

(vi)	Interest income

Interest income is earned with the passage of time and is recorded on an accrual basis.

(vii)	Government grants

The Business becomes eligible for government grants by constructing or purchasing renewable power generating assets, and by bringing those assets to commercial operation, coupled with a successful application to the applicable program or agency. The assessment of whether or not a project has complied with the conditions and that there is reasonable assurance the grants will be received will be undertaken on a case by case basis. The Business reduces the cost of the asset by the amount of the grant. The grant amounts are recognized in income on a systematic basis as a reduction of depreciation over the periods, and in the proportions, in which depreciation on those assets is charged.

With respect to grants related to income, the government assistance (in the form of the difference between market price and guaranteed fixed price) typically becomes payable once electricity is produced and delivered to the relevant grid. It is at this point that the receipt of the grant becomes reasonably assured, and therefore the grant is recognized as revenue in the month that delivery of the electricity occurs.

(o) Critical estimates

The Business makes estimates and assumptions that affect the carrying value of assets and liabilities, disclosure of contingent assets and liabilities and the reported amount of income and OCI for the year. Actual results could differ from these estimates. The estimates and assumptions that are critical to the determination of the amounts reported in the combined financial statements relate to the following:

(i)	Property, plant and equipment

The fair value of the Business’s property, plant and equipment is calculated using estimates and assumptions about future electricity prices from renewable sources, anticipated long-term average generation, estimated operating and capital expenditures, future inflation rates and discount rates, as described in Note 8 - Property, plant and equipment, at fair value. Judgment is involved in determining the appropriate estimates and assumptions in the valuation of the Business’s property, plant and equipment. See Note 2(p)(iii) - Critical judgments in applying accounting policies - Property, plant and equipment for further details.

Estimates of useful lives and residual values are used in determining depreciation and amortization. To ensure the accuracy of useful lives and residual values, these estimates are reviewed on an annual basis.

(ii)	Financial instruments

The Business makes estimates and assumptions that affect the carrying value of its financial instruments. The fair value of interest rate swaps is the estimated amount that another party would receive or pay to terminate the swap agreements at the reporting date, taking into account current market interest rates. This valuation technique approximates the net present value of future cash flows. See Note 3 - Risk management and financial instruments for more details.

(iii)	Deferred income taxes

The combined financial statements include estimates and assumptions for determining the future tax rates applicable to subsidiaries and identifying the temporary differences that relate to each subsidiary. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply during the year when the assets are realized or the liabilities settled, using the tax rates and laws enacted or substantively enacted at the combined statement of financial position dates. Operating plans and forecasts are used to estimate when the temporary difference will reverse.

(p) Critical judgments in applying accounting policies

The following are the critical judgments that have been made in applying the accounting policies used in the combined financial statements and that have the most significant effect on the amounts in the combined financial statements:

(i)	Preparation of combined financial statements

These combined financial statements present the financial position, results of operations and cash flows of the Business. The Business exercises judgment in determining whether non-wholly owned subsidiaries are controlled by the Business. The Business’s judgement included the determination of (i) how the relevant activities of the subsidiary are directed; (ii) whether the rights of shareholdings are substantive or protective in nature; and (iii) the Business’s ability to influence the returns of the subsidiary.

(ii)	Common control transactions

Common control business combinations specifically fall outside of scope of IFRS 3 and as such management has used its judgment to determine an appropriate policy to account for these transactions, considering other relevant accounting guidance that is within the framework of principles in IFRS and that reflects the economic reality of the transactions, in accordance with IAS 8, Accounting Policies, Changes in

Accounting Estimates and Errors. As a result, the combined financial statements account for assets and liabilities acquired at the previous carrying value on the predecessor’s financial statements. Differences between the consideration given and the assets and liabilities received are recorded directly to equity.

(iii)	Property, plant and equipment

The accounting policy relating to the Business’s property, plant and equipment is described in Note 2(k) - Property, plant and equipment and revaluation method. In applying this policy, judgment is used in determining whether certain costs are additions to the carrying amount of the property, plant and equipment as opposed to repairs and maintenance. If an asset has been developed, judgment is required to identify the point at which the asset is capable of being used as intended and to identify the directly attributable costs to be included in the carrying value of the development asset. The useful lives of property, plant and equipment are determined by independent engineers periodically with an annual review by management.

Annually, the Business determines the fair value of its property, plant and equipment using a methodology that it has judged to be reasonable. The methodology for hydroelectric assets is generally a 20-year discounted cash flow model. 20 years is the period considered reasonable as the Business has 20-year capital plans and it believes a reasonable third party would be indifferent between extending the cash flows further in the model versus using a discounted terminal value. The methodology for wind and storage & other assets is to align the model length with the expected remaining useful life of the subject assets.

The valuation model incorporates future cash flows from long-term power purchase agreements that are in place where it is determined that the power purchase agreements are linked specifically to the related power generating assets. With respect to estimated future generation that does not incorporate long-term power purchase agreement pricing, the cash flow model uses estimates of future electricity prices using broker quotes from independent sources for the years in which there is a liquid market. The valuation of power generating assets not linked to long-term power purchase agreements also requires the development of a long-term estimate of future electricity prices. In this regard the valuation model uses a discount to the all-in cost of construction with a reasonable return, to secure energy from a new renewable resource with a similar generation profile to the asset being valued as the benchmark that will establish the market price for electricity for renewable resources.

The Business’s long-term view is anchored to the cost of securing new energy from renewable sources to meet future demand growth by the years 2026 to 2035 in the United States, 2027 in Colombia, and 2023 in Brazil. The year of new entry is viewed as the point when generators must build additional capacity to maintain system reliability and provide an adequate level of reserve generation with the retirement of older coal fired plants and rising environmental compliance costs in the United States, and overall increasing demand in Colombia and Brazil. For the United States businesses, the Business has estimated a discount to these new-build renewable asset prices to determine renewable electricity prices for hydroelectric and wind facilities. In Brazil and Colombia, the estimate of future electricity prices is based on a similar approach as applied in the United States using a forecast of the all-in cost of development.

Terminal values are included in the valuation of hydroelectric assets in the United States and Colombia. For the hydroelectric assets in Brazil, cash flows have been included based on the duration of the authorization or useful life of a concession asset with consideration of a one-time 30-year renewal on qualifying hydroelectric assets.

Discount rates are determined each year by considering the current interest rates, average market cost of capital as well as the price risk and the geographical location of the operational facilities as judged by management. Inflation rates are also determined by considering the current inflation rates and the expectations of future rates by economists. Operating costs are based on long-term budgets escalated for inflation. Each operational facility has a 20-year capital plan that it follows to ensure the maximum life of its assets is achieved. Foreign exchange rates are forecasted by using the spot rates and the available forward rates, extrapolated beyond the period available. The inputs described above to the discounted cash flow model require management to consider facts, trends and plans in making its judgments as to what derives a reasonable fair value of its property, plant and equipment.

(iv)	Financial instruments

The accounting policy relating to the Business’s financial instruments is described in Note 2(i) - Financial instruments. In applying the policy, judgments are made in applying the criteria set out in IFRS 9 and IAS 39, to record financial instruments at fair value through profit and loss, fair value through other comprehensive income and the assessments of the effectiveness of hedging relationships.

(v)	Deferred income taxes

The accounting policy relating to the Business’s income taxes is described in Note 2(l) - Income taxes. In applying this policy, judgments are made in determining the probability of whether deductions, tax credits and tax losses can be utilized.

(q) Earnings per share

The Business’s historical structure is not indicative of its prospective structure since no direct ownership relationship existed among all the various units comprising the Business. Accordingly, historical earnings per share has not been presented in the combined carve-out financial statements.

(r) Future changes in accounting policies

Several other amendments and interpretations apply for the first time in 2019, but do not have an impact on the consolidated financial statements of the Business. Excluding the early adoption of amendments to IFRS 3, IFRS 9 and IFRS 7 described in Note 2(b), the Business has not early adopted any other standards, interpretations or amendments that have been issued but are not yet effective.

3. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

RISK MANAGEMENT

The Business’ activities expose it to a variety of financial risks, including market risk (i.e. interest rate risk, and foreign currency risk), credit risk and liquidity risk. The Business uses financial instruments primarily to manage these risks.

The sensitivity analysis discussed below reflect the risks associated with instruments that the Business considers are market sensitive and the potential loss resulting from one or more selected hypothetical changes. Therefore, the discussion below is not intended to fully reflect the Business’ risk exposure.

(a) Market risk

Market risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by the Business will fluctuate because of changes in market prices.

The Business faces market risk from foreign currency assets and liabilities, the impact of changes in interest rates, and floating rate liabilities. Market risk is managed by funding assets with financial liabilities in the same currency and with similar interest rate characteristics and holding financial contracts, such as interest rate swaps and foreign exchange contracts, to minimize residual exposures. Financial instruments held by the Business that are subject to market risk include borrowings and financial instruments, such as interest rate and currency contracts. The categories of financial instruments that can give rise to significant variability are described below:

(i) Electricity price risk

Electricity price risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by the Business will fluctuate because of changes in electricity prices. Electricity price risk arises from the sale of the Business’ uncontracted generation. The Business aims to sell electricity under long-term contracts to secure stable prices and mitigate its exposure to wholesale markets.

The table below summarizes the impact of changes in the market price of electricity as at December 31. The impact is expressed in terms of the effect on net income and OCI. The sensitivities are based on the assumption that the market price changes by 5% with all other variables held constant.

Impact of a 5% change in the market price of electricity, on outstanding energy derivative contracts, for the year ended December 31:

	Effect on net income(1)			Effect on OCI(1)
(MILLIONS)	2019	2018	2017	2019	2018	2017
5% increase	$(7)	$(3)	$(3)	$(7)	$(10)	$(4)
5% decrease	7	3	3	7	10	4

(1)	Amounts represent the potential annual net pretax impact.

(ii) Foreign currency risk

Foreign currency risk is defined for these purposes as the risk that the fair value of a financial instrument held by the Business will fluctuate because of changes in foreign currency rates.

The Business has exposure to the Brazilian real and Colombian peso through its investments in foreign operations. Consequently, fluctuations in the U.S. dollar exchange rate against these currencies increase the volatility of net income and other comprehensive income. The Business holds foreign currency contracts primarily to mitigate this exposure.

The table below summarizes the impact to the Business’ financial instruments of changes in the exchange rate as at December 31. The impact is expressed in terms of the effect on income and OCI. The sensitivities are based on the assumption that the currency exchange rate changes by five percent with all other variables held constant.

Impact of a 5% change in U.S. dollar exchange rates, on outstanding foreign exchange swaps, for the year ended December 31:

	Effect on net income(1)			Effect on OCI(1)
(MILLIONS)	2019	2018	2017	2019	2018	2017
5% increase	$10	$9	$7	$—	$—	$—
5% decrease	(10)	(9)	(7)	—	—	—

(1)	Amounts represent the potential annual net pretax impact.

(iii) Interest rate risk

Interest rate risk is defined for these purposes as the risk that the fair value or future cash flows of a financial instrument held by the Business will fluctuate, because of changes in interest rates.

The Business’ assets largely consist of long duration physical assets. The Business’ financial liabilities consist primarily of long-term fixed rate debt or floating-rate debt that has been swapped to fixed rates with interest rate financial instruments. All non-derivative financial liabilities are recorded at their amortized cost. The Business also holds interest rate contracts to lock-in fixed rates on certain anticipated future debt issuances.

The Business will enter into interest rate swaps designed to minimize the exposure to interest rate fluctuations on its variable rate debt. Fluctuations in interest rates could impact the Business’ cash flows, primarily with respect to the interest payable against the Business’ variable rate debt, which is limited to certain non-recourse borrowings with a total principal value of $ 2,236 million (2018: $2,296 million). Of this principal value, $ 496 million (2018: $575 million) has been hedged through the use of interest rate swaps. The fair values of the recognized liability for the interest rate swaps were calculated using a valuation model with observable interest rates.

The table below summarizes the impact of changes in the interest rate as at December 31. The impact is expressed in terms of the effect on income and OCI. The sensitivities are based on the assumption that the interest rate changes by one percent with all other variables held constant.

Impact of a 1% change in interest rates, on outstanding interest rate swaps and variable rate debt, for the year ended December 31:

	Effect on net income(1)			Effect on OCI(1)
(MILLIONS)	2019	2018	2017	2019	2018	2017
1% increase	$(17)	$(13)	$(12)	$12	$13	$9
1% decrease	17	15	15	(12)	(13)	(9)

(1)	Amounts represent the potential annual net pretax impact.

(b) Credit risk

Credit risk is the risk of loss due to the failure of a borrower or counterparty to fulfill its contractual obligations. The Business’ exposure to credit risk in respect of financial instruments relates primarily to counterparty obligations regarding interest rate swaps and forward foreign exchange contracts.

The Business minimizes credit risk with counterparties through the selection, monitoring and diversification of counterparties, and the use of standard trading contracts, and other credit risk mitigation techniques. In addition, the Business’ power purchase agreements are reviewed regularly and are almost exclusively with customers having long standing credit histories or investment grade ratings, which limit the risk of non-collection. See Note 15 - Trade receivables and other current assets, for additional details regarding the Business’ trade receivables balance.

The maximum credit exposure at December 31 was as follows:

(MILLIONS)	2019	2018
Trade receivables and other short-term receivables	$338	$345
Financial instrument assets	27	19
Due from related parties	181	281

	$546	$645

(c) Liquidity risk

Liquidity risk is the risk that the Business cannot meet a demand for cash or fund an obligation when due. Liquidity risk is mitigated by the Business’ cash and cash equivalent balances and its access to undrawn credit facilities. Details of the available portion of credit facilities are included in Note 9 - Borrowings.

The Business is also subject to the risk associated with non-recourse financing. This risk is mitigated by the long-term duration of debt instruments and the diversification in maturity dates over an extended period of time.

CASH OBLIGATIONS

The table below classifies the cash obligations related to the Business’ liabilities into relevant maturity groupings based on the remaining period from the statement of financial position dates to the contractual maturity date. As the amounts are the contractual undiscounted cash flows (gross of unamortized financing fees and accumulated amortization, where applicable), they may not agree with the amounts disclosed in the combined statements of financial position.

AS AT DECEMBER 31, 2019 (MILLIONS)	< 1 year	2-5 years	> 5 years	Total
Accounts payable and accrued liabilities	$316	$—	$—	$316
Financial instrument liabilities(1)	18	3	—	21
Due to related parties	189	—	—	189
Other long-term liabilities – concession payments	1	4	9	14
Lease liabilities	21	55	71	147
Non-recourse borrowings(1)	155	1,728	3,814	5,697
Interest payable on borrowings(2)	342	1,178	1,188	2,708

Total	$1,042	$2,968	$5,082	$9,092

AS AT DECEMBER 31, 2018 (MILLIONS)	< 1 year	2-5 years	> 5 years	Total
Accounts payable and accrued liabilities	$331	$—	$—	$331
Financial instrument liabilities(1)	16	11	3	30
Due to related parties	99	—	—	99
Other long-term liabilities – concession payments	1	4	10	15
Non-recourse borrowings(1)	364	1,485	3,735	5,584
Interest payable on borrowings(2)	344	1,155	1,126	2,625

Total	$1,155	$2,655	$4,874	$8,684

(1)	Includes both the current and long-term amounts.
(2)

Represents aggregate interest payable expected to be paid over the entire term of the obligations, if held to maturity. Variable rate interest payments have been calculated based on estimated interest rates.

Fair value disclosures

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, management looks primarily to external readily observable market inputs such as interest rate yield curves, currency rates, commodity prices and, as applicable, credit spreads.

A fair value measurement of a non-financial asset is the consideration that would be received in an orderly transaction between market participants, considering the highest and best use of the asset.

Assets and liabilities measured at fair value are categorized into one of three hierarchy levels, described below. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities.

Level 1 - inputs are based on unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 - inputs, other than quoted prices in Level 1, that are observable for the asset or liability, either directly or indirectly; and

Level 3 - inputs for the asset or liability that are not based on observable market data.

The following table presents the Business’ assets and liabilities measured and disclosed at fair value classified by the fair value hierarchy as at December 31:

	2019
(MILLIONS)	Level 1	Level 2	Level 3	Total	2018
Assets measured at fair value:
Cash and cash equivalents	$67	$—	$—	$67	$94
Restricted cash(1)	144	—	—	144	142
Financial instrument assets(2)
Energy derivative contracts	—	23	4	27	—
Interest rate swaps	—	—	—	—	8
Foreign exchange swaps	—	—	—	—	11
Property, plant and equipment	—	—	22,306	22,306	21,269
Liabilities measured at fair value:
Financial instrument liabilities(2)
Energy derivative contracts	—	(8)	—	(8)	(22)
Interest rate swaps	—	(4)	—	(4)	(8)
Foreign exchange swaps	—	(9)	—	(9)	—
Liabilities for which fair value is disclosed:
Non-recourse borrowings	—	(6,142)	—	(6,142)	(5,746)

Total	$211	$(6,140)	$22,310	$16,381	$15,748

(1)	Includes both the current amount and long-term amount included in Other long-term assets.
(2)	Includes both current and long-term amounts.

Financial instruments disclosures

The aggregate amount of the Business’ net financial instrument positions as at December 31 are as follows:

	2019			2018
(MILLIONS)	Assets	Liabilities	Net Assets (Liabilities)	Net Assets (Liabilities)
Energy contract derivatives	$27	$(8)	$19	$(21)
Interest rate swaps	—	(4)	(4)	(1)
Foreign exchange swaps	—	(9)	(9)	11

Total	27	(21)	6	(11)
Less: current portion	(25)	18	(7)	8

Long-term portion	$2	$(3)	$(1)	$(3)

The following table presents the change in the Business’ total net financial instrument asset position for the year ended December 31:

(MILLIONS)	Note	2019	2018
Balance, beginning of year		$(11)	$(49)
Increases (decreases) in the net financial instrument asset (liability) position:
Unrealized gain (loss) through income on energy derivative contracts	(a)	(5)	(3)
Unrealized gain (loss) through OCI on energy derivative contracts	(a)	39	—
Unrealized gain (loss) through income on foreign exchange swaps	(c)	(8)	16
Unrealized gain (loss) through income on interest rate swaps	(b)	—	5
Unrealized loss through OCI on interest rate swaps	(b)	(4)	7
Acquisitions, settlements and other		(5)	13

Balance, end of year		$6	$(11)

The following table presents the total net financial instrument asset position as at the year ended December 31:

(MILLIONS)	Note	2019	2018
Financial instrument assets designated at fair value through OCI

Derivative assets not designated as hedging instruments:
Energy derivative contracts	(a)	$4	$—
Foreign exchange swaps	(c)	—	11

Net positions		4	11

Derivative assets designated as hedging instruments:
Energy derivative contracts	(a)	23	—
Interest rate swaps	(b)	—	7

Net positions		23	7

Derivative liabilities not designated as hedging instruments:
Energy derivative contracts	(a)	(8)	—
Interest rate swaps	(b)	—	(5)
Foreign exchange swaps	(c)	(9)	—

Net positions		$(17)	$(5)

Derivative liabilities designated as hedging instruments:
Energy derivative contracts	(a)	—	(22)
Interest rate swaps	(b)	(4)	(2)

Net positions		$(4)	$(24)

Total financial instruments, net		$6	$(11)

(a) Energy derivative contracts

The Business has entered into long-term energy derivative contracts primarily to stabilize or eliminate the price risk on the sale of certain future power generation. Certain energy contracts are recorded in the Business’s consolidated financial statements at an amount equal to fair value, using quoted market prices or, in their absence, a valuation model using both internal and third-party evidence and forecasts.

There is an economic relationship between the hedged items and the hedging instruments as the terms of the energy derivative contracts match the terms of the expected highly probable forecast transactions (i.e. notional amount and expected payment date). The Business has established a hedge ratio of 1:1 for the hedging relationships as the underlying risk of the energy derivative contracts are identical to the hedged risks. To test the hedge effectiveness, the Business uses the hypothetical derivative method and compares changes in the fair value of the hedging instruments against the changes in fair value of the hedged items attributable to the hedged risks. The hedge ineffectiveness can arise from different indexes (and accordingly different curves) linked to the hedged risk of the hedged items and hedging instruments.

For the year ended December 31, 2019, gains of $15 million relating to energy derivative contracts were realized and reclassified from OCI to revenues in the consolidated statements of income (2018: $5 million losses and 2017: $23 million gains).

Based on market prices as of December 31, 2019, unrealized gains of $18 million (2018: $15 million losses and 2017: $13 million losses) recorded in accumulated other comprehensive income (“AOCI”) on energy derivative contracts are expected to be settled or reclassified into income in the next twelve months. The actual amount reclassified from AOCI, however, could vary due to future changes in market prices.

The following table summarizes the energy derivative contracts designated as hedging instruments:

Energy derivative contracts	December 31, 2019	December 31, 2018
Carrying amount (asset/(liability))	23	(15)
Notional amount - millions of U.S. dollars	175	188
Notional amount - GWh	4,650	5,024
Weighted average hedged rate for the year ($/MWh)	38	37
Maturity dates	2020 - 2022	2019 - 2020
Hedge ratio	1:1	1:1
Change in discounted spot value of outstanding hedging instruments	29	(8)
Change in value of hedged item used to determine hedge effectiveness	(29)	9

There is no hedge ineffectiveness loss recognized in Unrealized financial instruments loss in the consolidated statements of income related to energy derivative contracts (cash flow hedges) for the year ended December 31, 2019 (2018: $2 million).

(b) Interest rate hedges

The Business has entered into interest rate hedge contracts primarily to minimize exposure to interest rate fluctuations on its variable rate debt. All interest rate hedge contracts are recorded in the combined financial statements at fair value.

There is an economic relationship between the hedged items and the hedging instruments as the terms of the interest rate hedges match the terms of the respective variable rate loans (i.e., notional amount, maturity, payment and reset dates). The Business established a hedge ratio of 1:1 for the hedging relationships as the underlying risk of the interest rate swaps are identical to the hedged risks. To test the hedge effectiveness, the Business uses the hypothetical derivative method and compares the changes in the fair value of the hedging instrument against the changes in fair value of the hedged items attributable to the hedged risk.

The hedge ineffectiveness can arise from:

•	Different interest rate curves being applied to discount the hedged item and hedging instrument

•	Differences in timing of cash flows of the hedged item and hedging instrument

•	The counterparties’ credit risk having an asymmetrical impact on the fair value movements of the hedging instrument and hedged item

At December 31, 2019, agreements with a total notional exposure of $ 501 million were outstanding (2018: $577 million), including $149 million (2018: $147 million) associated with agreements that are not formally designated as hedging instruments. The weighted-average fixed interest rate resulting from these agreements is 4.0% (2018: 3.8%).

Based on market prices as of December 31, 2019, unrealized losses of $ 2 million (2018: $nil) recorded in AOCI on interest rate swaps are expected to be settled or reclassified into income in the next twelve months. The actual amount reclassified from AOCI, however, could vary due to future changes in market rates.

The following table summarizes the interest rate hedges designated as hedging instruments:

Interest rate hedges	December 31, 2019	December 31, 2018
Carrying amount (asset/(liability))	(4)	5
Notional amount - $	125	174
Notional amount - COP(1)	227	256
Maturity dates	2021 - 2034	2019 - 2034
Hedge ratio	1:1	1:1
Change in discounted spot value of outstanding hedging instruments	(6)	8
Change in value of hedged item used to determine hedge effectiveness	7	(2)

(1)	Notional amounts of foreign currency denominated interest rate hedges are presented at the U.S. dollar equivalent value based on the December 31, 2019 foreign currency spot rate.

There was no hedge ineffectiveness recognized in the combined statements of income related to interest rate contracts (cash flow hedges) for the years ended December 31, 2019, 2018 and 2017.

(c) Foreign exchange swaps

The Business has entered into foreign exchange swaps to minimize its exposure to currency fluctuations impacting its investments and earnings in foreign operations, and to fix the exchange rate on certain anticipated transactions denominated in foreign currencies.

At December 31, 2019, agreements with a total notional exposure of $ 180 million were outstanding (2018: $189 million) and not formally designated as hedging instruments.

4. SEGMENTED INFORMATION

Upon the special distribution, Brookfield Renewable’s Chief Executive Officer and Chief Financial Officer (collectively, the chief operating decision maker or “CODM”) will continue to review the results of the United States, Colombian and Brazilian operations, manage operations, and allocate resources based on the type of technology, in conjunction with other segments of Brookfield Renewable.

Our operations are segmented by – 1) hydroelectric, 2) wind and 3) storage & other (pumped storage, cogeneration and biomass) – with hydroelectric and wind further segmented by geography (i.e. United States, Colombia and Brazil). This best reflects the way in which the CODM reviews results, manages operations and allocates resources. The Colombia segment aggregates the financial results of its hydroelectric and cogeneration facilities.

In accordance with IFRS 8, Operating Segments, the Business discloses information about its reportable segments based upon the measures used by the CODM in assessing performance. The accounting policies of the reportable segments are the same as those described in Note 2 – Basis of preparation and significant accounting policies.

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the combined carve-out statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the year ended December 31, 2019:

	Attributable to Unitholders							Contribution from equity-	Attributable to non-
	Hydroelectric			Wind		Storage		accounted	controlling	As per IFRS
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil	and Other	Total	investments	interests	financials(1)
Revenue	$613	$234	$237	$46	$14	$64	$1,208	$(52)	$1,080	$2,236
Other income	3	19	—	—	—	—	22	(1)	10	31
Direct operating costs	(220)	(72)	(93)	(18)	(4)	(34)	(441)	21	(381)	(801)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	32	—	32

Adjusted EBITDA	396	181	144	28	10	30	789	—	709
Management service fees	(41)	(8)	(26)	(5)	(1)	(1)	(82)	—	—	(82)
Interest expense	(100)	(20)	(34)	(13)	(3)	(10)	(180)	10	(211)	(381)
Current income taxes	(4)	(11)	(9)	—	(1)	(1)	(26)	—	(33)	(59)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(10)	—	(10)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—	—	(465)	(465)

Funds From Operations	251	142	75	10	5	18	501	—	—
Depreciation	(147)	(83)	(21)	(31)	(6)	(20)	(308)	10	(211)	(509)
Foreign exchange and unrealized financial instrument loss	(5)	19	(2)	—	—	—	12	—	(3)	9
Deferred income tax recovery	(2)	3	(5)	5	—	—	1	—	(11)	(10)
Other	(15)	(7)	(2)	4	—	(2)	(22)	—	1	(21)
Share of earnings from equity accounted investments	—	—	—	—	—	—	—	(10)	—	(10)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	224	224

Net income attributable to parent company	$82	$74	$45	$(12)	$(1)	$(4)	$184	$—	$—	$184

(1)

Share of earnings from equity-investments of $12 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $241 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the combined carve-out statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the year ended December 31, 2018:

	Attributable to Unitholders							Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)
	Hydroelectric			Wind		Storage and Other	Total
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil
Revenue	$558	$251	$216	$49	$21	$71	$1,166	$(58)	$1,056	$2,164
Other income	2	3	4	—	1	(3)	7	—	9	16
Direct operating costs	(212)	(81)	(94)	(18)	(4)	(31)	(440)	21	(397)	(816)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	37	—	37

Adjusted EBITDA	348	173	126	31	18	37	733	—	668
Management service fees	(26)	(7)	(18)	(3)	(1)	(1)	(56)	—	—	(56)
Interest expense	(111)	(22)	(37)	(13)	(4)	(12)	(199)	11	(214)	(402)
Current income taxes	(4)	(8)	(2)	—	(1)	—	(15)	—	(11)	(26)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(11)	—	(11)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—	—	(443)	(443)

Funds From Operations	207	136	69	15	12	24	463	—	—
Depreciation	(139)	(136)	(18)	(29)	(6)	(23)	(351)	10	(190)	(531)
Foreign exchange and unrealized financial instrument loss	—	(17)	7	—	—	1	(9)	(1)	(4)	(14)
Deferred income tax recovery	(24)	2	18	2	—	—	(2)	—	60	58
Other	(18)	(2)	(9)	2	1	1	(25)	—	(23)	(48)
Share of earnings from equity accounted investments	—	—	—	—	—	—	—	(9)	—	(9)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	157	157

Net income attributable to parent company	$26	$(17)	$67	$(10)	$7	$3	$76	$—	$—	$76

(1)

Share of earnings from equity-investments of $17 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $286 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the combined carve-out statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the year ended December 31, 2017:

	Attributable to Unitholders							Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)
	Hydroelectric			Wind		Storage and Other	Total
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil
Revenue	$566	$258	$192	$47	$25	$53	$1,141	$(44)	$938	$2,035
Other income	—	9	3	—	1	1	14	—	13	27
Direct operating costs	(224)	(81)	(96)	(16)	(5)	(31)	(453)	19	(398)	(832)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	25	—	25

Adjusted EBITDA	342	186	99	31	21	23	702	—	553
Management service fees	(30)	(8)	(17)	(3)	(1)	(1)	(60)	—	—	(60)
Interest expense	(122)	(24)	(42)	(14)	(6)	(13)	(221)	12	(229)	(438)
Current income taxes	—	(11)	(5)	—	(1)	—	(17)	—	(21)	(38)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(12)	—	(12)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—		(303)	(303)

Funds From Operations	190	143	35	14	13	9	404	—	—
Depreciation	(133)	(141)	(26)	(26)	(6)	(21)	(353)	9	(215)	(559)
Foreign exchange and unrealized financial instrument loss	(3)	—	4	—	—	1	2	(1)	(10)	(9)
Deferred income tax recovery	(74)	2	(10)	30	—	—	(52)	—	(24)	(76)
Other	(9)	(6)	7	3	—	(2)	(7)	—	15	8
Share of earnings from equity accounted investments	—	—	—	—	—	—	—	(8)	—	(8)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—		234	234

Net income attributable to parent company	$(29)	$(2)	$10	$21	$7	$(13)	$(6)	$—	$—	$(6)

(1)

Share of earnings from equity-investments of $5 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $69 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table presents information on a segmented basis about certain items in the Business’ statements of financial position:

	Attributable to Unitholders							Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials
	Hydroelectric			Wind		Storage and Other	Total
(MILLIONS)	United States	Colombia	Brazil	United States	Brazil
As at December 31, 2019
Cash and cash equivalents	$6	$10	$7	$2	$1	$1	$27	$(1)	$41	$67
Property, plant and equipment	7,136	1,773	1,938	504	145	596	12,092	(520)	10,734	22,306
Total assets	7,426	2,145	2,017	517	155	633	12,893	(208)	11,653	24,338
Total borrowings	1,850	449	207	206	32	174	2,918	(168)	2,911	5,661
Other liabilities	1,395	527	161	103	2	40	2,228	(40)	1,747	3,935
For the year ended December 31, 2019
Additions to property, plant and equipment	68	13	41	7	—	23	152	(12)	20	160
As at December 31, 2018
Cash and cash equivalents	$3	$7	$37	$2	$2	$4	$55	$(2)	$41	$94
Property, plant and equipment	6,989	1,609	1,900	450	149	567	11,664	(472)	10,077	21,269
Total assets	7,256	2,069	2,016	464	165	617	12,587	(228)	11,009	23,368
Total borrowings	1,789	419	198	215	36	191	2,848	(185)	2,880	5,543
Other liabilities	1,325	439	161	85	2	45	2,057	(43)	1,515	3,529
For the year ended December 31, 2018
Additions to property, plant and equipment	66	7	30	1	—	4	108	(1)	82	189

Geographical Information

The following table presents consolidated revenue split by geographical region for the year ended December 31:

(MILLIONS)	2019	2018	2017
United States	$932	$913	$870
Colombia	979	896	797
Brazil	325	355	368

	$2,236	$2,164	$2,035

The following table presents consolidated property, plant and equipment and equity-accounted investments split by geographical region:

(MILLIONS)	December 31, 2019	December 31, 2018
United States	$12,394	$11,997
Colombia	7,353	6,665
Brazil	2,907	2,898

	$22,654	$21,560

5. DIRECT OPERATING COSTS

The Business’ direct operating costs for the year ended December 31 is comprised of the following:

(MILLIONS)	2019	2018	2017
Operations, maintenance and administration	$371	$391	$435
Water royalties, property taxes and other	110	110	108
Fuel and power purchases	294	276	255
Energy marketing & other services	26	39	34

	$801	$816	$832

6. FOREIGN CURRENCY TRANSLATION

The Business’ foreign currency translation for the year ended December 31 shown in the combined statements of comprehensive income is comprised of the following:

(MILLIONS)	Notes	2019	2018	2017
Foreign currency translation on
Property, plant and equipment, at fair value	8	$(158)	$(848)	$(7)
Borrowings	9	25	195	(3)
Deferred income tax liabilities and assets	7	16	102	(5)
Other assets and liabilities		(15)	(91)	8

		$(132)	$(642)	$(7)

7. INCOME TAXES

The major components of income tax recovery (expense) for the year ended December 31 are as follows:

(MILLIONS)	2019	2018	2017
Income tax recovery (expense) applicable to:
Current taxes
Attributed to the current period	$(59)	$(26)	$(38)
Deferred taxes
Income taxes—origination and reversal of temporary differences	—	(29)	(20)
Relating to change in tax rates / imposition of new tax laws	—	94	(42)
Relating to unrecognized temporary differences and tax losses	(10)	(7)	(14)

	(10)	58	(76)

Total income tax recovery (expense)	$(69)	$32	$(114)

The major components of deferred income tax recovery (expense) for the year ended December 31 recorded directly to other comprehensive income are as follows:

(MILLIONS)	2019	2018	2017
Deferred income taxes attributed to:
Financial instruments designated as cash flow hedges	$(3)	$—	$1
Revaluation surplus
Origination and reversal of temporary differences	$(268)	$(664)	$(335)
Relating to changes in tax rates / imposition of new tax laws	—	54	588

	$(271)	$(610)	$254

Our Business’ effective income tax (expense) recovery for the year ended December 31 is different from its recovery at its statutory income tax rate due to the differences below:

(MILLIONS)	2019	2018	2017
Statutory income tax (expense) recovery(1)	$(148)	$(101)	$(63)
Reduction (increase) resulting from:
Increase in tax assets not recognized	(11)	(7)	(14)
Differences between statutory rate and future tax rate	1	94	(41)
Subsidiaries’ income taxed at different rates	85	48	6
Other	4	(2)	(2)

Effective income tax recovery (expense)	$(69)	$32	$(114)

(1)	Statutory income tax expense is calculated at the domestic rates applicable to the profits in the country concerned.

The above reconciliation has been prepared by aggregating the information for all of the Business’ operations using the domestic rate in each tax jurisdiction.

The Business’ effective income tax rate was 13.97% for the year ended December 31, 2019 (2018: (9.70)% and 2017: 64.41%). The effective tax rate is less than the statutory rate primarily due to rate differentials, legislative changes in tax rates during the year, and non-controlling interests’ income not subject to tax.

The following table details the expiry date, if applicable, of the unrecognized deferred tax assets as at December 31:

(MILLIONS)	2019	2018	2017
2020 to 2023	$—	$—	$—
2024 and thereafter	$86	$80	$96

The following tables presents the changes to deferred tax liabilities on taxable temporary differences recognized in the combined financial statements for the year ended December 31:

(MILLIONS)	Non-capital losses	Difference between tax and carrying value	Net deferred tax (liabilities) assets
As at January 1, 2017	$330	$(2,923)	$(2,593)
Recognized in Net income (loss)	(98)	23	(75)
Recognized in equity	—	254	254
Foreign exchange	—	(6)	(6)

As at December 31, 2017	232	(2,652)	(2,420)
Recognized in Net income (loss)	(16)	74	58
Recognized in equity	—	(610)	(610)
Foreign exchange	—	102	102

As at December 31, 2018	216	(3,086)	(2,870)
Recognized in Net income (loss)	—	(10)	(10)
Recognized in equity	—	(271)	(271)
Foreign exchange	—	15	15

As at December 31, 2019	$216	$(3,352)	$(3,136)

The deferred income tax liabilities include $2,207 million (2018: $1,937 million and 2017: $1,329 million) of liabilities which relate to property, plant and equipment revaluations included in equity.

The taxable temporary difference attributable to the Business’s interest in its subsidiaries, branches, associates, and joint ventures is $3,977 million (2018: $3,342 million and 2017: $2,121 million).

8. PROPERTY, PLANT AND EQUIPMENT

The following table presents a reconciliation of property, plant and equipment at fair value:

(MILLIONS)	Notes	Hydroelectric	Wind	Other(1)	Total(2)
As at December 31, 2017		$17,531	$1,210	$307	$19,048
Additions		180	3	6	189
Items recognized through OCI
Change in fair value		3,334	106	4	3,444
Foreign exchange	6	(768)	(47)	(40)	(855)
Items recognized through net income
Change in fair value		(28)	—	2	(26)
Depreciation		(441)	(68)	(22)	(531)

As at December 31, 2018		19,808	1,204	257	21,269
Adoption of IFRS 16(3)		52	21	2	75
Additions		148	8	4	160
Items recognized through OCI
Change in fair value		1,336	147	(4)	1,479
Foreign exchange	6	(137)	(13)	(8)	(158)
Items recognized through net income
Change in fair value		(13)	5	(1)	(9)
Depreciation		(419)	(73)	(17)	(509)
Other		(1)	—	—	(1)

As at December 31, 2019(4)		$20,774	$1,299	$233	$22,306

(1)	Includes biomass and cogeneration
(2)	Includes intangible assets of $10 million (2018: $11 million) and assets under construction of $181 million (2018: $265 million).
(3)

On January 1, 2019 Brookfield Renewable adopted IFRS 16. See Note 2—Basis of preparation and significant accounting policies for additional details regarding the impact of the new accounting standard adoption.

(4)	Includes right-of-use assets not subject to revaluation of $62 million in our hydroelectric segment, $20 million in our wind segment and $2 million in our other segment.

The fair value of the Business’ property, plant and equipment is calculated as described in Notes 2(k)—Property, plant and equipment and revaluation method and 2(o)(i)—Critical estimates—property, plant and equipment. Judgment is involved in determining the appropriate estimates and assumptions in the valuation of the Business’ property, plant and equipment. See Note 2(p)(iii)—Critical judgments in applying accounting policies—Property, plant and equipment. The Business has classified its property, plant and equipment under level 3 of the fair value hierarchy.

The Business has a purchase option that can be exercised in November 2020, subject to consent from its third-party investment partners, to acquire the 192 MW hydroelectric facility in Louisiana that it currently operates under a lease arrangement, for total consideration of $560 million.

Discount rates, terminal capitalization rates and exit dates used in the valuation methodology are provided in the following table:

	United States		Colombia		Brazil
	2019	2018	2019	2018	2019	2018
Discount rate(1)
Contracted	5.1%	5.6%	9.0%	9.6%	8.2%	9.0%
Uncontracted	6.7%	7.2%	10.3%	10.9%	9.5%	10.3%
Terminal capitalization rate(2)	6.7%	7.1%	9.8%	10.4%	N/A	N/A
Exit date	2039	2038	2039	2038	2049	2047

(1)	Discount rates are not adjusted for asset specific risks.
(2)	The terminal capitalization rate applies only to hydroelectric assets in Colombia.

The following table summarizes the impact of a change in discount rates, electricity prices and terminal capitalization rates on the fair value of property, plant and equipment:

	2019
(MILLIONS)	United States	Colombia	Brazil	Total
25 bps increase in discount rates	$(580)	$(190)	$(80)	$(850)
25 bps decrease in discount rates	630	250	50	930
5% increase in future energy prices	580	400	70	1,050
5% decrease in future energy prices	(580)	(400)	(70)	(1,050)
25 bps increase in terminal capitalization rate	(120)	(40)	—	(160)
25 bps decrease in terminal capitalization rate	130	40	—	170

	2018
(MILLIONS)	United States	Colombia	Brazil	Total
25 bps increase in discount rates	$(510)	$(180)	$(60)	$(750)
25 bps decrease in discount rates	550	190	70	810
5% increase in future energy prices	590	440	90	1,120
5% decrease in future energy prices	(590)	(440)	(90)	(1,120)
25 bps increase in terminal capitalization rate	(130)	(30)	—	(160)
25 bps decrease in terminal capitalization rate	140	30	—	170

(1)	The terminal capitalization rate applies only to hydroelectric assets in Colombia.

Terminal values are included in the valuation of hydroelectric assets in the United States and Colombia. For the hydroelectric assets in Brazil, cash flows have been included based on the duration of the authorization or useful life of a concession asset plus a one-time 30-year renewal term for the majority of the hydroelectric assets. The weighted average remaining duration of the authorization or useful life of a concession asset at December 31, 2019, including a one-time 30-year renewal for applicable hydroelectric assets, is 32 years (2018: 33 years). Consequently, there is no terminal value attributed to the hydroelectric assets in Brazil at the end of the authorization term.

The following table summarizes the percentage of total generation contracted under power purchase agreements as at December 31, 2019:

	United States	Colombia	Brazil
1-10 years	45%	25%	64%
11-20 years	33%	0%	33%

The following table summarizes power prices from long-term power purchase agreements that are linked specifically to the related power generating assets:

Per MWh(1)	United States	Colombia	Brazil
1-10 years	$89	COP217,000	R$	292
11-20 years	$78	COP272,000	R$	411

(1)	Assumes nominal prices based on weighted-average generation.

The following table summarizes the estimates of future electricity prices:

Per MWh(1)	United States	Colombia	Brazil
1-10 years	$67	COP257,000	R$	272
11-20 years	$139	COP358,000	R$	418

(1)	Assumes nominal prices based on weighted-average generation.

The Business’ long-term view is anchored to the cost of securing new energy from renewable sources to meet future demand growth between 2023 and 2035. A further one year change would increase or decrease the fair value of property, plant and equipment by approximately $170 million (2018: $130 million).

Had the Business’ revalued property, plant and equipment been measured on a historical cost basis, the carrying amounts, net of accumulated depreciation would have been as follows at December 31:

(MILLIONS)	2019	2018
Hydroelectric	$10,436	$10,589
Wind	899	936
Other	231	241

Total	$11,566	$11,766

9. BORROWINGS

Non-recourse borrowings

Non-recourse borrowings are typically asset-specific, long-term, and non-recourse borrowings. Non-recourse borrowings in the United States consist of both fixed and floating interest rate debt indexed to the London Interbank Offered Rate (“LIBOR”). The Business uses interest rate swap agreements in the United States to minimize its exposure to floating interest rates. Non-recourse borrowings in Brazil consist of floating interest rates of Taxa de Juros de Longo Prazo (“TJLP”), the Brazil National Bank for Economic Development’s long-term interest rate, or Interbank Deposit Certificate rate (“CDI”), plus a margin. Non-recourse borrowings in Colombia include floating interest rates of Indicador Bancario de Referencia rate (“IBR”), the Banco Central de Colombia short-term interest rate, or Colombian Consumer Price Index (“IPC”), the Banco Central de Colombia inflation rate, plus a margin.

It is currently expected that Secured Overnight Financing Rate (“SOFR”) will replace US$ LIBOR. This change is expected to become effective prior to December 31, 2021. As at December 31, 2019, none of the Business’ floating rate borrowings have been impacted by these reforms.

The composition of non-recourse borrowings as at December 31 is presented in the following table:

	December 31, 2019				December 31, 2018
	Weighted-average				Weighted-average
(MILLIONS, EXCEPT AS NOTED)	Interest rate (%)	Term (years)	Carrying value	Estimated fair value	Interest rate (%)	Term (years)	Carrying value	Estimated fair value
Non-recourse borrowings
Hydroelectric(1)	6.1%	9	$5,153	$5,525	6.3%	9	$5,002	$5,142
Wind	5.1%	11	530	578	5.4%	12	566	588
Storage and other	7.0%	16	14	14	7.6%	17	16	16

Total	6.1%	9	5,697	$6,117	6.2%	10	5,584	$5,746

Add: Unamortized premiums(2)			2				1
Less: Unamortized financing fees(2)			(38)				(42)
Less: Current portion			(156)				(364)

			$5,505				$5,179

(1)	Includes a lease liability of $330 million associated with a hydroelectric facility included in property, plant and equipment, at fair value, which is subject to revaluation.
(2)	Unamortized premiums and unamortized financing fees are amortized over the terms of the borrowing.

Future repayments of the Business’ non-recourse borrowings for each of the next five years and thereafter are as follows:

(MILLIONS)	2020	2021	2022	2023	2024	Thereafter	Total
Non-recourse borrowings
Hydroelectric	$122	$100	$554	$490	$381	$3,506	$5,153
Wind	32	31	73	59	36	299	530
Storage and other	1	1	1	1	1	9	14

	$155	$132	$628	$550	$418	$3,814	$5,697

The following table outlines the change in the unamortized financing fees of non-recourse borrowings for the year ended December 31:

(MILLIONS)	2019	2018
Non-recourse borrowings
Unamortized financing fees, beginning of year	$(42)	$(45)
Additional financing fees	(1)	(8)
Amortization of financing fees	5	8
Foreign exchange translation and other	—	3

Unamortized financing fees, end of year	$(38)	$(42)

On June 6, 2019, the Business completed a bond financing associated with the Colombian business. The financing consisted of COP 1.1 trillion ($333 million) in senior unsecured bonds with maturities of 4, 8, 15 and 30 years at rates of 6.1%, 7.0%, IPC + 3.7% and IPC + 4.0%, respectively.

On June 21, 2019, the Business completed a refinancing of $155 million, including an incremental borrowing of $30 million, associated with a hydroelectric portfolio in the United States. The incremental portion of the borrowing bears a fixed rate of 3.4% and matures in January 2022.

On August 15, 2019, the Business completed a refinancing of $45 million associated with the United States hydroelectric business. The debt bears interest at the applicable base rate plus a margin of 2.8% and matures in September 2022.

During the fourth quarter of 2019, the Business completed financings totaling COP 600 billion ($182 million) associated with the Colombian business. The loans bear interest at the applicable base rate plus a margin between 4.1% and 4.23% and mature between 2026 and 2031.

On November 13, 2019, the Business completed a refinancing of $17 million associated with a hydroelectric portfolio in the United States. The debt bears interest at the applicable base rate plus a margin of 3.3% and matures on September 17, 2022.

In December 2019, the Business completed a non-recourse financing of R$187 million ($47 million) associated with a 30 MW hydroelectric facility currently under construction in Brazil. As at December 31, 2019, R$63 million ($15 million) was drawn. The loan bears interest at the applicable base rate plus a margin of 3.8% and matures in 2038.

In December 2019, the Business completed a R$450 million ($110 million) non-recourse refinancing associated with a portfolio of assets in Brazil. The loan bears interest at the applicable base rate plus a margin of 1.4% and matures in December 2027.

On December 23, 2019, the Business completed a $150 million revolving credit facility associated with the United States business. The credit facility matures in June 2023 and bears interest at the applicable base rate plus an applicable margin, which is currently 1.2% as at December 31, 2019.

Supplemental Information

The following table outlines changes in the Business’ borrowings for the year ended December 31:

(MILLIONS)	January 1	Net cash flows from financing activities	Other non-cash(1)	December 31
2019
Non-recourse borrowings	$5,543	138	(20)	$5,661
2018
Non-recourse borrowings	$5,794	(28)	(223)	$5,543

(1)	Includes foreign exchange and amortization of unamortized premium and financing fees.

10. NON-CONTROLLING INTERESTS

The net change in non-controlling interests is as follows:

(MILLIONS)	Brookfield Americas Infrastructure Fund	Brookfield Infrastructure Fund II	Brookfield Infrastructure Fund III	Isagen institutional investors	Isagen public non- controlling interests	The Catalyst Group	Other	Total
As at December 31, 2016	$963	$1,364	$1,113	$1,675	$14	$127	$(1)	$5,255
Net income (loss)	(29)	8	30	47	—	12	1	69
Other comprehensive income	(76)	256	110	78	(1)	2	—	369
Capital contribution	—	32	—	19	—	—	10	61
Dividends declared and return of capital	(8)	(162)	(71)	(115)	—	(7)	(5)	(368)
Other	—	1	(20)	(3)	(4)	—	22	(4)

As at December 31, 2017	$850	$1,499	$1,162	$1,701	$9	$134	$27	$5,382
Net income	1	12	84	174	1	14	—	286
Other comprehensive income	66	234	509	504	5	(18)	6	1,306
Dividends declared and return of capital	(17)	(58)	(115)	(167)	—	(6)	(2)	(365)
Other	—	8	1	—	—	—	(5)	4

As at December 31, 2018	$900	$1,695	$1,641	$2,212	$15	$124	$26	$6,613
Net income	—	—	66	154	1	17	3	241
Other comprehensive income	46	114	228	266	2	(41)	1	616
Capital contributions	—	2	—	—	(2)	—	2	2
Dividends declared and return of capital	(24)	(57)	(123)	(259)	(1)	(11)	(7)	(482)
Other	—	2	1	2	(2)	—	1	4

As at December 31, 2019	$922	$1,756	$1,813	$2,375	$13	$89	$26	$6,994

Interests held by third parties as at December 31, 2019	75-80%	43-60%	23-71%	53%	0.4%	25%	21%-30%

The following tables summarize certain financial information of operating subsidiaries of the Business that have non-controlling interests that are material to the Business:

(MILLIONS)	Brookfield Americas Infrastructure Fund	Brookfield Infrastructure Fund II	Brookfield Infrastructure Fund III	Isagen(1)	The Catalyst Group	Other	Total
Interests held by third parties	75-80%	43-60%	71%	76%	25%	21%-30%
Place of business	United States, Brazil	United States, Brazil	United States	Colombia	United States	Unites States, Brazil
Year ended December 31, 2017:
Revenue	$123	$318	$53	$797	$135	$16	$1,442
Net income	(34)	15	13	89	47	(1)	129
Total comprehensive income	(133)	546	119	236	57	(5)	820
Net income (loss) allocated to non-controlling interests	(29)	8	9	67	12	2	69
Year ended December 31, 2018:
Revenue	$157	$322	$58	$896	$142	$15	$1,590
Net income (loss)	2	21	12	331	56	(1)	421
Total comprehensive income	95	445	416	1,290	(16)	19	2,249
Net (loss) income allocated to non-controlling interests	1	12	8	251	14	—	286
As at December 31, 2018:
Property, plant and equipment, at fair value	$1,687	$4,500	$1,333	$6,665	$875	$145	$15,205
Total assets	1,737	4,643	1,340	7,717	982	149	16,568
Total borrowings	536	1,408	346	1,744	369	40	4,443
Total liabilities	582	1,593	355	3,548	387	55	6,520
Carrying value of non-controlling interests	900	1,695	699	3,169	124	26	6,613
Year ended December 31, 2019:
Revenue	$155	$331	$46	$971	$145	$24	$1,672
Net income (loss)	2	2	(1)	293	67	7	370
Total comprehensive income (loss)	61	282	155	1,007	(99)	9	1,415
Net income allocated to non-controlling interests	—	—	1	220	17	3	241
As at December 31, 2019:
Property, plant and equipment, at fair value	$1,713	$4,619	$1,468	$7,352	$696	$141	$15,989
Total assets	1,754	4,746	1,478	8,403	794	147	17,322
Total borrowings	509	1,399	346	1,865	325	40	4,484
Total liabilities	569	1,565	352	3,928	342	59	6,815
Carrying value of non-controlling interests	922	1,756	806	3,395	88	27	6,994

(1)

The total third parties ownership interest in Isagen as of December 31, 2019 was 75.9% and comprised of Brookfield Infrastructure Fund III: 22.9%, Isagen Institutional investors 52.6% and other non-controlling interests: 0.4%.

11. GOODWILL

The following table provides a reconciliation of goodwill:

(MILLIONS)	Total
Balance, as at December 31, 2017	$901
Foreign exchange	(73)

Balance, as at December 31, 2018	828
Foreign exchange	(7)

Balance, as at December 31, 2019	$821

The goodwill recorded was created as a result of recording the deferred tax liability in the Isagen purchase price allocation in accordance with IAS 12 rather than at fair value. As a result, the goodwill recorded does not represent ‘core’ goodwill, but rather goodwill created as a result of accounting concepts or ‘non-core’ goodwill. In order to avoid an immediate impairment of this ‘non-core’ goodwill, the Business removed from the carrying value any ‘non-core’ goodwill that continues to be supported by the existence, as of the impairment testing date, of the original deferred tax liability that created the goodwill. As of December 31, 2019, we performed an impairment test at the level that goodwill is monitored by management. In performing this impairment test, we removed all of the goodwill from the carrying value as it continued to be supported by the existence of the original deferred tax liability that gave rise to the goodwill. Consequently, no impairment of the goodwill was recorded during the year.

12. CAPITAL MANAGEMENT

The Business’ primary capital management objectives are to ensure the sustainability of its capital to support continuing operations, meet its financial obligations, allow for growth opportunities and provide stable distributions. The Business’ capital is monitored through debt to total capitalization ratio on a combined basis, as at December 31, 2019 this ratio was 24% (2018: 25%).

The Business’ strategy is to maintain the measures set out in the following schedule as at December 31:

(MILLIONS)	2019	2018
Non-recourse borrowings	$5,697	$5,584
Deferred income tax liabilities, net(1)	3,136	2,870
Total equity in net assets	14,742	14,296

Total capitalization	$23,575	$22,750

Debt to total capitalization	24%	25%

(1)	Deferred income tax liabilities less deferred income tax assets.

13. EQUITY-ACCOUNTED INVESTMENTS

The following are the Business’ equity-accounted investments as at December 31:

(MILLIONS)	2019	2018	2017
Opening balance	$291	$185	$127
Share of net income	12	17	5
Share of other comprehensive income	51	97	56
Dividends received	(4)	(3)	(4)
Foreign exchange translation and other	(2)	(5)	1

Ending balance	$348	$291	$185

The following table summarizes gross revenues and net income of equity-accounted investments in aggregate for the years ended December 31:

(MILLIONS)	2019	2018	2017
Revenue	$104	$117	$87
Net income	24	35	10
Share of net income(1)	12	17	5

(1)	The Business’ ownership interest range from 14-50%.

The following table summarizes gross assets and liabilities of equity-accounted investments as at December 31:

(MILLIONS)	2019	2018
Current assets	$59	$64
Property, plant and equipment	1,043	941
Other assets	11	33
Current liabilities	(54)	(41)

14. RESTRICTED CASH

The Business’ restricted cash as at December 31 is as follows:

(MILLIONS)	2019	2018
Operations	$84	$84
Credit obligations	45	57
Capital expenditure and development projects	15	1

Total	144	142
Less: non-current	(19)	(45)

Current	$125	$97

15. TRADE RECEIVABLES AND OTHER CURRENT ASSETS

The Business’ trade receivables and other current assets as at December 31 are as follows:

(MILLIONS)	2019	2018
Trade receivables	$285	$282
Prepaids and others	107	102
Other short-term receivables	21	25

	$413	$409

As at December 31, 2019, 78% (2018: 74%) of trade receivables were current. The Business does not expect issues with collectability of these amounts. Accordingly, as at December 31, 2019 and 2018 an allowance for doubtful accounts for trade receivables was not deemed necessary. Trade receivables are generally on 30-day terms and credit limits are assigned and monitored for all counterparties. In determining the recoverability of trade receivables, management performs a risk analysis considering the type and age of the outstanding receivables and the credit worthiness of the counterparties. Management also reviews trade receivable balances on an ongoing basis.

16. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Business’ accounts payable and accrued liabilities as at December 31 are as follows:

(MILLIONS)	2019	2018
Accounts payable	$66	$60
Operating accrued liabilities	147	161
Interest payable on non-recourse borrowings	33	38
Other	70	72

	$316	$331

17. OTHER LONG-TERM LIABILITIES

The composition of the Business’ other long-term liabilities as at December 31 is presented in the following table:

(MILLIONS)	2019	2018
Pension obligations	77	66
Acquisition related provisions	65	68
Lease liability	66	—
Decommissioning retirement obligations	16	13
Concession payment liability	6	7
Due to related parties	2	—
Other	38	43

	$270	$197

18. COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments

In the normal course of operations, the Business will enter into agreements for the use of water, land and dams. Payment under those agreements varies with the amount of power generated. The various agreements can be renewed and are extendable up to 2089.

In the normal course of operations, the Business will enter into capital expenditure commitments which primarily relate to contracted project costs for various growth initiatives. As at December 31, 2019, the Business had $36 million of capital expenditure commitments outstanding, of which $32 million is payable in less than one year, and $4 million within two years.

A subsidiary that will be controlled by the Business, alongside institutional partners, entered into a commitment to invest approximately $48 million to acquire a 150 MW solar development portfolio in Brazil. The transaction is expected to close in the second quarter of 2020, subject to customary closing conditions, with the Business expected to hold a 25% interest.

Contingencies

The Business is subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Business’ combined financial position or results of operations.

The Business’ subsidiaries themselves have provided letters of credit, which include, but are not limited to, guarantees for debt service reserves, capital reserves, construction completion and performance.

Letters of credit issued by the Business’ subsidiaries as at December 31, 2019 were $257 million (2018: $291 million).

Guarantees

In the normal course of operations, the Business executes agreements that provide for indemnification and guarantees to third-parties of transactions such as business dispositions, capital project purchases, business acquisitions, and sales and purchases of assets and services. The Business has also agreed to indemnify its directors and certain of its officers and employees. The nature of substantially all of the indemnification undertakings prevents the Business from making a reasonable estimate of the maximum potential amount that the Business could be required to pay third parties as the agreements do not always specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time.

Prior to the completion of the special distribution, LATAM Holdco and Canada SubCo, each a direct and indirect wholly-owned subsidiary of the Business, will fully and unconditionally guarantee (i) medium term notes issued and payable by Brookfield Renewable Partners ULC, a finance subsidiary of Brookfield Renewable, (ii) the senior preferred shares of Brookfield Renewable Power Preferred Equity Inc., (iii) certain preferred units of Brookfield Renewable, and (iv) the obligations of Brookfield Renewable under its bilateral credit facilities.

19. RELATED PARTY TRANSACTIONS

The Business’ related party transactions are recorded at the exchange amount. The Business’ related party transactions are primarily with Brookfield Renewable and Brookfield Asset Management.

Since inception, our parent company has had a management agreement (the “Master Services Agreement”) with certain service providers (the “Service Provider”), which are wholly-owned subsidiaries of Brookfield Asset Management.

The Business’ combined carve-out financial statements include general corporate expenses of the parent company which were not historically allocated to the Business’ operations. These expenses relate to management fees payable to Brookfield Asset Management and direct operating costs incurred by a subsidiary of the partnership. These allocated expenses have been included as appropriate in the Business’ Combined Carve-Out Statements of Income. Key decision makers of the Business are employees of the ultimate parent company who provide management services under the Business’ Master Services Agreement. However, the financial statements may not include all of the expenses that would have been incurred and may not reflect the Business’ combined results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate the actual costs that would have been incurred had the Business been a standalone business during the periods presented as this would depend on multiple factors, including organizational structure and infrastructure.

Pursuant to the Master Services Agreement, on a quarterly basis, Brookfield Renewable pays a management fee, referred to as the management service costs, to the Service Provider equal to a fixed quarterly component of $5 million per quarter, adjusted for inflation, and a variable component calculated as a percentage of the increase in the total capitalization value of Brookfield Renewable over an initial reference value (subject to an annual escalation by a specified inflation factor beginning on January 1, 2013). For purposes of calculating the management service costs, the market value of Brookfield Renewable is equal to the aggregate value of all the outstanding units and other securities issued by the service recipients, plus all outstanding third-party debt with recourse to a recipient of services under the Master Services Agreement, less all cash held by such entities.

The management service costs allocated to the Business was $82 million for the year ended December 31, 2019 (2018: $56 million, 2017: $60 million). The allocation was based on the estimated market value of the Business.

Power Services Agreements

Energy Marketing Internalization

In 2018, Brookfield Renewable and Brookfield entered into an agreement (the “Power Marketing Purchase Agreement”) to internalize all energy marketing capabilities in North America into Brookfield Renewable. The Power Marketing Purchase Agreement provides for the transfer of Brookfield’s existing marketing business to Brookfield Renewable, which includes the marketing, purchasing and trading of energy and energy related products in North America, providing energy marketing services and all matters incidental thereto (the “Energy Marketing Internalization”). The Energy Marketing Internalization also included the transfer of all third party power purchase agreements and, subject to certain exceptions, related party power purchase and revenue support agreements as described in further detail below.

The Energy Marketing Internalization was completed during the third quarter of 2019. The Power Agency Agreements, Energy Marketing Agreement and certain revenue agreements discussed below were transferred by Brookfield to Brookfield Renewable in connection to the Energy Marketing Internalization.

Power Agency Agreements

Certain subsidiaries of the Business entered into Power Agency Agreements appointing Brookfield as their exclusive agent in respect of the sales of electricity, including the procurement of transmission and other additional services. In addition, Brookfield scheduled, dispatched and arranged for transmission of the power produced and the power supplied to third-parties in accordance with prudent industry practice. Pursuant to each Agreement, Brookfield was entitled to be reimbursed for any third party costs incurred, and, in certain cases, received an additional fee for its services in connection with the sale of power and for providing the other services.

On closing of the Energy Marketing Internalization, all Power Agency Agreements were transferred by Brookfield to Brookfield Renewable.

Energy Marketing Agreement

Brookfield had agreed to provide energy marketing services to the business. Under this Agreement, the business paid an annual energy marketing fee commensurate to the services received. See Note 5 – Direct operating costs. On closing of the Energy Marketing Internalization, the Energy Marketing Agreement was transferred from Brookfield to Brookfield Renewable.

Other Agreements

Energy Revenue Agreement

In 2011, an agreement was entered into between Brookfield and several entities in the United States owned by the Business. Brookfield supported the price that the Business receives for energy generated by certain facilities in the United States at a price $75 per MWh. This price increased annually on January 1 by an amount equal to 40% of the increase in the CPI during the previous calendar year, but not exceeding an increase of 3% in any calendar year. In 2018, the parties entered into a further agreement which effectively amends the term to automatically renew until 2046 and provides Brookfield the right to terminate the agreement in 2036.

Other Agreements

Pursuant to a 20-year power purchase agreement, Brookfield purchased all energy from several power facilities in Maine and New Hampshire held by Great Lakes Holding America (“GLHA”) at $37 per MWh. The energy rates were subject to an annual adjustment equal to 20% of the increase in the CPI during the previous year. On closing of the Energy Marketing Internalization, the power purchase agreement with GLHA was transferred to Brookfield Renewable.

In 2011, on formation of Brookfield Renewable, Brookfield Asset Management transferred certain development projects to the Business for no upfront consideration but is entitled to receive variable consideration on commercial operation or sale of these projects.

The following table reflects the related party agreements and transactions in the combined carve-out statements of income, for the years ended December 31:

(MILLIONS)	2019	2018	2017
Revenues
Power purchase and revenue agreements	$387	$300	$319
Direct operating costs
Energy purchases	$(10)	$(11)	$(13)
Energy marketing & other services	(26)	(39)	(34)
Insurance expense(1)	(18)	(17)	(15)

	$(54)	$(67)	$(62)
Interest expense
Interest expense—borrowings	$(2)	$(4)	$(11)
Management service costs
Management service agreement	$(82)	$(56)	$(60)

(1)

Insurance services are paid to a subsidiary of Brookfield Asset Management that brokers external insurance providers on behalf of Brookfield Renewable. The fees paid to the subsidiary of Brookfield Asset Management for the year ended December 31, 2019 were $1 million (2018: less than $1 million).

The following table reflects the impact of the related party agreements and transactions on the combined carve-out statements of financial position as at December 31:

(MILLIONS)	Related party	2019	2018
Current assets
Due from related parties
Amounts due from	Brookfield Asset Management	$20	$2
	Brookfield Renewable	155	273
	Equity-accounted investments and other	6	6

		$181	$281

Non-current assets
Due from related parties
Amounts due from	Equity-accounted investments and other	$7	$3

Current liabilities
Due to related parties
Amounts due to	Brookfield Asset Management	$10	$8
	Brookfield Renewable	177	87
	Equity-accounted investments and other	2	4

		$189	$99

Non-current liabilities
Due to related parties
Amounts due to	Equity-accounted investments and other	$2	$—

Current assets

Amounts due from Brookfield Asset Management and Brookfield Renewable are non-interest bearing, unsecured and due on demand.

Current liabilities

Amounts due to Brookfield Asset Management and Brookfield Renewable are unsecured, payable on demand and relate to recurring transactions.

20. SUPPLEMENTAL INFORMATION

The net change in working capital balances for the year ended December 31 shown in the combined statements of cash flows is comprised of the following:

(MILLIONS)	2019	2018	2017
Trade receivables and other current assets	$(18)	$(45)	$(31)
Accounts payable and accrued liabilities	(12)	39	(31)
Other assets and liabilities	(18)	(8)	38

	$(48)	$(14)	$(24)

21. SUBSEQUENT EVENTS

Subsequent to December 31, 2019, a subsidiary that will be controlled by the Business, together with institutional partners, completed the acquisition of 278 MW of development solar assets in Brazil, with the Business expected to hold a 25% interest.

Subsequent to December 31, 2019, financial markets have been negatively impacted by the novel Coronavirus or COVID-19, which has resulted in economic uncertainty. The Business is not able to predict or forecast the extent or duration of the economic uncertainty, and consequently, it is difficult to reliably measure the potential impact of this uncertainty on future financial results.

Given the ongoing and dynamic nature of the circumstances surrounding COVID-19, it is difficult to predict how significant the impact of COVID-19, including any responses to it, will be on the global economy and the business of the Business or for how long any disruptions are likely to continue. The extent of such impact will depend on future developments, which are highly uncertain, rapidly evolving and difficult to predict, including new information which may emerge concerning the severity of COVID-19 and additional actions which may be taken to contain COVID-19. Such developments could have an adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

UNAUDITED INTERIM CONDENSED COMBINED CARVE-OUT

FINANCIAL STATEMENTS OF THE UNITED STATES,

COLOMBIAN AND BRAZILIAN OPERATIONS OF

BROOKFIELD RENEWABLE PARTNERS L.P.

For the three months ended March 31, 2020 and 2019

and as of March 31, 2020 and December 31, 2019

UNAUDITED INTERIM CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

CONDENSED COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION

UNAUDITED (MILLIONS)	Notes	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	11	$152	$67
Restricted cash	12	156	125
Trade receivables and other current assets	13	363	413
Financial instrument assets	3	65	25
Due from related parties	17	154	181

		890	811
Financial instrument assets	3	12	2
Equity-accounted investments	10	339	348
Property, plant and equipment	6	20,157	22,306
Goodwill	9	662	821
Deferred income tax assets		3	3
Other long-term assets		34	47

Total Assets		$22,097	$24,338

Liabilities
Current liabilities
Accounts payable and accrued liabilities	14	$260	$316
Financial instrument liabilities	3	16	18
Due to related parties	17	186	189
Non-recourse borrowings	7	155	156

		617	679
Financial instrument liabilities	3	11	3
Non-recourse borrowings	7	5,137	5,505
Deferred income tax liabilities		2,794	3,139
Other long-term liabilities	15	263	270
Equity in Net Assets
Participating non-controlling interests – in operating subsidiaries	8	6,202	6,994
Equity in net assets attributable to parent company		7,073	7,748

Total Equity in Net Assets		13,275	14,742

Total Liabilities and Equity in Net Assets		$22,097	$24,338

The accompanying notes are an integral part of these unaudited interim condensed combined carve-out financial statements.

UNAUDITED INTERIM CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

CONDENSED COMBINED CARVE-OUT STATEMENTS OF INCOME

UNAUDITED (MILLIONS)		Three months ended March 31
	Notes	2020	2019
Revenues		$596	$617
Other income		5	4
Direct operating costs		(213)	(204)
Management service costs		(20)	(15)
Interest expense	7	(91)	(95)
Share of earning from equity-accounted investments	10	1	3
Foreign exchange and unrealized financial instrument gain	3	35	7
Depreciation	6	(128)	(128)
Other		(6)	1
Income tax expense
Current	5	(18)	(22)
Deferred	5	(10)	(17)

		(28)	(39)

Net income		$151	$151

Net income attributable to:
Participating non-controlling interests – in operating subsidiaries	8	$76	$84
Parent company		75	67

		$151	$151

The accompanying notes are an integral part of these unaudited interim condensed combined carve-out financial statements.

UNAUDITED INTERIM CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

CONDENSED COMBINED CARVE-OUT STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

UNAUDITED (MILLIONS)		Three months ended March 31
	Notes	2020	2019
Net income		$151	$151
Other comprehensive (loss) income that will not be reclassified to net income
Actuarial loss on defined benefit plans		(2)	(3)
Deferred income taxes on above items		1	1

Total items that will not be reclassified to net income		(1)	(2)
Other comprehensive (loss) income that may be reclassified to net income
Foreign currency translation		(1,468)	88
Gains arising during the period on financial instruments designated as cash-flow hedges	3	27	8
Reclassification adjustments for amounts recognized in net income	3	(20)	2
Deferred income taxes on above items		(1)	(1)

Total items that may be reclassified subsequently to net income		(1,462)	97

Other comprehensive (loss) income		(1,463)	95

Comprehensive (loss) income		$(1,312)	$246

Comprehensive (loss) income attributable to:
Participating non-controlling interests – in operating subsidiaries	8	$(731)	$163
Parent company		(581)	83

		$(1,312)	$246

The accompanying notes are an integral part of these unaudited interim condensed combined carve-out financial statements.

UNAUDITED INTERIM CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

CONDENSED COMBINED CARVE-OUT STATEMENTS OF CHANGES IN EQUITY

		Accumulated other comprehensive income
UNAUDITED THREE MONTHS ENDED MARCH 31 (MILLIONS)	Equity in net assets attributable to parent company	Foreign currency translation	Revaluation surplus	Other	Total equity in net assets attributable to parent company	Participating non- controlling interest – in operating subsidiaries	Total equity in net assets
Balance as at December 31, 2019	$1,538	$(1,061)	$7,272	$(1)	$7,748	$6,994	$14,742
Net income	75	—	—	—	75	76	151
Other comprehensive income (loss)	—	(656)	—	—	(656)	(807)	(1,463)
Capital contribution	50	—	—	—	50	5	55
Dividends declared and return of capital	(141)	—	—	—	(141)	(66)	(207)
Other	(3)	—	—	—	(3)	—	(3)

Change in period	(19)	(656)	—	—	(675)	(792)	(1,467)

Balance as at March 31, 2020	$1,519	$(1,717)	$7,272	$(1)	$7,073	$6,202	$13,275

Balance as at December 31, 2018	$2,006	$(980)	$6,666	$(9)	$7,683	$6,613	$14,296
Net income	67	—	—	—	67	84	151
Other comprehensive loss	—	14	—	2	16	79	95
Dividends declared and return of capital	(55)	—	—	—	(55)	(98)	(153)
Other	1	—	—		1	—	1

Change in period	13	14	—	2	28	65	93

Balance as at March 31, 2019	$2,019	$(966)	$6,666	$(7)	$7,711	$6,678	$14,389

The accompanying notes are an integral part of these unaudited interim condensed combined carve-out financial statements.

UNAUDITED INTERIM CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

CONDENSED COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

UNAUDITED (MILLIONS)		Three months ended March 31
	Notes	2020	2019
Operating activities
Net income		$151	$151
Adjustments for the following non-cash items:
Depreciation	6	128	128
Unrealized foreign exchange and financial instruments gain	3	(36)	(6)
Share of earnings from equity-accounted investments	10	(1)	(3)
Deferred income tax expense		10	17
Other non-cash items		5	3
Dividends received from equity-accounted investments	10	2	—
Changes in due to or from related parties		18	14
Net change in working capital balances		(26)	(8)

		251	296

Financing activities
Proceeds from non-recourse borrowings		165	28
Repayment of non-recourse borrowings		(121)	(21)
Capital contributions from non-controlling interests	8	5	—
Capital contribution from parent company		50	—
Dividends paid and return of capital to:
To non-controlling interests	8	(66)	(98)
To parent company		(100)	(55)
Repayments to related party	17	(29)	(69)

		(96)	(215)

Investing activities
Investment in property, plant and equipment	6	(21)	(22)
Restricted cash and other		(39)	(51)

		(60)	(73)
Foreign exchange gain (loss) on cash		(10)	1

Cash and cash equivalents
Increase		85	9
Balance, beginning of period		67	94

Balance, end of period		$152	$103

Supplemental cash flow information:
Interest paid		$77	$77
Interest received		$5	$3
Income taxes paid		$12	$14

The accompanying notes are an integral part of these unaudited interim condensed combined carve-out financial statements.

UNAUDITED INTERIM CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS OF THE UNITED STATES, COLOMBIAN AND BRAZILIAN OPERATIONS OF BROOKFIELD RENEWABLE PARTNERS L.P.

NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS

Unless the context indicates or requires otherwise, the terms “we”, “us”, and “the Business” means the combined United States, Colombian and Brazilian operations of Brookfield Renewable Partners L.P. Unless the context indicates or requires otherwise, the terms “Brookfield Renewable” and “partnership” means Brookfield Renewable Partners L.P. and its controlled entities, which we also refer to as the parent company to the Business. The ultimate parent of the Business is Brookfield Asset Management Inc. (“Brookfield Asset Management”).

Brookfield Renewable announced that it intends to distribute shares of Brookfield Renewable Corporation (“BEPC”), a British Columbia corporation, to its unitholders. Prior to completing the special distribution, BEPC will acquire the Business from certain of the partnership’s subsidiaries (excluding a 10% interest in certain Brazilian and Colombian operations, which will continue to be held indirectly by BEP through its continued ownership of 10% of the common shares of BRP Bermuda Holdings I Limited). Brookfield Renewable directly and indirectly controlled the Business prior to the special distribution and will continue to control BEPC subsequent to the special distribution through its interests in BEPC. Accordingly, we have reflected the Business and its financial position and results of operations using Brookfield Renewable’s carrying values prior to the special distribution.

The unaudited interim condensed combined carve-out financial statements presented herein reflect the carve-out statements of financial position, operating results, comprehensive income, changes in equity and cash flows of entities to be contributed to BEPC. BEPC was formed as a corporation established under the British Columbia Business Corporation Act and is a subsidiary of the parent company of the Business. The parent company’s head office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda.

The unaudited interim condensed combined carve-out financial statements were approved by the Board of Directors of BEPC and authorized for issue on June 3, 2020.

2. BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

(a) Statement of compliance

The unaudited interim condensed combined carve-out financial statements represent a carve-out of the assets, liabilities, revenues, expenses, and cash flows of the Business that will be contributed to BEPC. These financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting. Accordingly, certain information and footnote disclosures normally included in the annual audited combined carve-out financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), have been omitted or condensed.

These unaudited interim condensed combined carve-out financial statements should be read in conjunction with the Business’s December 31, 2019 audited combined carve-out financial statements. The unaudited interim condensed combined financial statements have been prepared on a basis consistent with the accounting policies disclosed in the December 31, 2019 audited combined carve-out financial statements.

These interim condensed combined carve-out financial statements are unaudited and reflect adjustments (consisting of normal recurring adjustments) that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods in accordance with IFRS.

The results reported in these unaudited interim condensed combined carve-out financial statements should not be regarded as necessarily indicative of results that may be expected for an entire year. The policies set out below are consistently applied to all periods presented, unless otherwise noted.

References to $, R$ and COP are to United States (“U.S.”) dollars, Brazilian reais and Colombian pesos, respectively.

All figures are presented in millions of U.S. dollars unless otherwise noted.

(b) Basis of preparation

The unaudited interim condensed combined carve-out financial statements have been prepared on the basis of historical cost, except for the revaluation of property, plant and equipment and certain assets and liabilities which have been measured at fair value. Cost is recorded based on the fair value of the consideration given in exchange for assets.

Consolidation

These unaudited interim condensed combined carve-out financial statements include the accounts of the Business and its subsidiaries, which are the entities over which the Business has control. An investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Non-controlling interests in the equity of the Business’s subsidiaries are shown separately in equity in the interim combined statements of financial position.

(c) Recently adopted accounting standards

Several amendments and interpretations apply for the first time in 2020, but do not have an impact on the combined carve-out financial statements of the Business. The Business has not early adopted any other standards, interpretations or amendments that have been issued but are not yet effective.

3. RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

RISK MANAGEMENT

The Business`s activities expose it to a variety of financial risks, including market risk (i.e., commodity price risk, interest rate risk and foreign currency risk), credit risk and liquidity risk. The Business uses financial instruments primarily to manage these risks.

COVID-19 pandemic has impacted business across the globe and the Business is monitoring its impact on the its operations. While it is difficult to predict how significant the impact of COVID-19 will be, the Business’s operations are highly resilient given the Business is an owner, operator and investor in one of the most critical sectors in the world and have a robust balance sheet with a strong investment grade rating. The Business generates revenues that are predominantly backed by long-term contracts with well diversified creditworthy counterparties. The majority of its assets are operated from centralized control centers and our operators around the world have implemented contingency plans to ensure operations, maintenance and capital programs continue with little disruption.

There have been no other material changes in exposure to the risks the Business is exposed to since the December 31, 2019 audited combined carve-out financial statements.

Fair value disclosures

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Fair values determined using valuation models require the use of assumptions concerning the amount and timing of estimated future cash flows and discount rates. In determining those assumptions, management looks primarily to external readily observable market inputs such as interest rate yield curves, currency rates, commodity prices and, as applicable, credit spreads.

A fair value measurement of a non-financial asset is the consideration that would be received in an orderly transaction between market participants, considering the highest and best use of the asset.

Assets and liabilities measured at fair value are categorized into one of three hierarchy levels, described below. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities.

Level 1 – inputs are based on unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2 – inputs, other than quoted prices in Level 1, that are observable for the asset or liability, either directly or indirectly; and

Level 3 – inputs for the asset or liability that are not based on observable market data.

The following table presents the Business’s assets and liabilities measured and disclosed at fair value classified by the fair value hierarchy:

	March 31, 2020				December 31, 2019 Total
(MILLIONS)	Level 1	Level 2	Level 3	Total
Assets measured at fair value:
Cash and cash equivalents	$152	$—	$—	$152	$67
Restricted cash(1)	171	—	—	171	144
Financial instrument assets(2)
Energy derivative contracts	—	59	—	59	27
Foreign exchange swaps	—	18	—	18	—
Property, plant and equipment	—	—	20,157	20,157	22,306
Liabilities measured at fair value:
Financial instrument liabilities(2)
Energy derivative contracts	—	(12)	—	(12)	(8)
Interest rate swaps	—	(15)	—	(15)	(4)
Foreign exchange swaps	—	—	—	—	(9)
Contingent consideration	—	—	(22)	$(22)	—
Liabilities for which fair value is disclosed:
Non-recourse borrowings	—	(5,674)	—	(5,674)	(6,117)

Total	$323	$(5,624)	$20,135	$14,834	$16,406

(1)	Includes both the current amount and long-term amount included in Other long-term assets.
(2)	Includes both current and long-term amounts.

There were no transfers between levels during the three months ended March 31, 2020.

Financial instruments disclosures

The aggregate amount of the Business’ net financial instrument positions are as follows:

	March 31, 2020			December 31, 2019 Net Assets (Liabilities)
(MILLIONS)	Assets	Liabilities	Net Assets (Liabilities)
Energy contract derivatives	$59	$(12)	$47	$19
Interest rate swaps	$—	$(15)	$(15)	$(4)
Foreign exchange swaps	18	—	18	(9)

Total	77	(27)	50	6
Less: current portion	(65)	16	(49)	(7)

Long-term portion	$12	$(11)	$1	$(1)

(a) Energy contract derivatives

The Business has entered into energy derivative contracts primarily to stabilize or eliminate the price risk on the sale of certain future power generation. All energy derivative contracts are recorded in the Business’s unaudited interim condensed combined carve-out financial statements at an amount equal to fair value, using quoted market prices or, in their absence, a valuation model using both internal and third-party evidence and forecasts.

(b) Interest rate hedges

The Business has entered into interest rate hedge contracts primarily to minimize exposure to interest rate fluctuations on its variable rate debt or to lock in interest rates on future debt refinancing. All interest rate hedge contracts are recorded in the unaudited interim condensed combined carve-out financial statements at fair value.

(c) Foreign exchange swaps

The Business has entered into foreign exchange swaps to minimize its exposure to currency fluctuations impacting its investments and earnings in foreign operations, and to fix the exchange rate on certain anticipated transactions denominated in foreign currencies.

The following table reflects the unrealized gains (losses) included in Foreign exchange and unrealized financial instrument gain in the condensed combined carve-out statements of income for the three months ended March 31:

(MILLIONS)	2020	2019
Energy derivative contracts	$12	$6
Foreign exchange swaps	30	(5)
Foreign exchange (loss) gain	(7)	6

	$35	$7

The following table reflects the gains included in other comprehensive income in the condensed combined carve-out statements of comprehensive (loss) income for the three months ended March 31:

(MILLIONS)	2020	2019
Energy derivative contracts	$39	$13
Interest rate swaps	(12)	(5)

	$27	$8

The following table reflects the reclassification adjustments recognized in net income in the condensed combined statements of comprehensive (loss) income for the three months ended March 31:

(MILLIONS)	2020	2019
Energy derivative contracts	$(22)	$—
Interest rate swaps	2	2

	$(20)	$2

4. SEGMENTED INFORMATION

Upon the special distribution, Brookfield Renewable’s Chief Executive Officer and Chief Financial Officer (collectively, the chief operating decision maker or “CODM”) will continue to review the results of the United States, Colombian and Brazilian operations, manage operations, and allocate resources based on the type of technology, in conjunction with other segments of Brookfield Renewable.

Our operations are segmented by – 1) hydroelectric, 2) wind and 3) storage & other (pumped storage, cogeneration and biomass) – with hydroelectric and wind further segmented by geography (i.e. United States, Colombia and Brazil). This best reflects the way in which the CODM reviews results, manages operations and allocates resources. The Colombia segment aggregates the financial results of its hydroelectric and cogeneration facilities.

Reporting to the CODM on the measures utilized to assess performance and allocate resources is provided on a proportionate basis. Information on a proportionate basis reflects the Business’s share from facilities which it accounts for using consolidation and the equity method whereby the Business either controls or exercises significant influence or joint control over the investment, respectively. Proportionate information provides shareholders perspective that the CODM considers important when performing internal analyses and making strategic and operating decisions. The CODM also believes that providing proportionate information helps investors understand the impacts of decisions made by management and financial results allocable to the Business’s shareholders.

Proportionate financial information is not, and is not intended to be, presented in accordance with IFRS. Tables reconciling IFRS data with data presented on a proportionate consolidation basis have been disclosed. Segment revenues, other income, direct operating costs, interest expense, depreciation, current and deferred income taxes, and other are items that will differ from results presented in accordance with IFRS as these items include the Business’s proportionate share of earnings from equity-accounted investments attributable to each of the above-noted items, and exclude the proportionate share of earnings (loss) of consolidated investments not held by the Business apportioned to each of the above-noted items.

The Business does not control those entities that have not been consolidated and as such, have been presented as equity-accounted investments in its combined carve-out financial statements. The presentation of the assets and liabilities and revenues and expenses does not represent the Business’s legal claim to such items, and the removal of financial statement amounts that are attributable to non-controlling interests does not extinguish the Business’s legal claims or exposures to such items.

The Business reports its results in accordance with these segments and presents prior period segmented information in a consistent manner.

In accordance with IFRS 8, Operating Segments, the Business discloses information about its reportable segments based upon the measures used by the CODM in assessing performance. Except as it relates to proportionate financial information discussed above, the accounting policies of the reportable segments are the same as those described in Note 2 – Basis of preparation and significant accounting policies. The Business analyzes the performance of its operating segments based on revenues, Adjusted EBITDA, and Funds From Operations. Adjusted EBITDA and Funds From Operations are not generally accepted accounting measures under IFRS and therefore may differ from definitions of Adjusted EBITDA and Funds From Operations used by other entities.

The Business uses Adjusted EBITDA to assess the performance of its operations before the effects of interest expense, income taxes, depreciation, management service costs, non-controlling interests, unrealized gain or loss on financial instruments, non-cash gain or loss from equity-accounted investments and other typical non-recurring items.

The Business uses Funds From Operations to assess the performance of its operations and is defined as Adjusted EBITDA less management service costs, interest and current income taxes, which is then adjusted for the cash portion of non-controlling interests and distributions to preferred shareholders and preferred limited partners.

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the condensed combined carve-out statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the three months ended March 31, 2020.

	Attributable to Parent Company							Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)
	Hydroelectric			Wind		Storage & Other	Total
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil
Revenue	$186	$61	$60	$10	$2	$12	$331	$(12)	$277	$596
Other income	—	3	1	—	—	—	4	—	1	5
Direct operating costs	(58)	(17)	(26)	(5)	(1)	(6)	(113)	5	(105)	(213)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	7	—	7

Adjusted EBITDA	128	47	35	5	1	6	222	—	173
Management service fees	(12)	(2)	(5)	(1)	—	—	(20)	—	—	(20)
Interest expense	(25)	(4)	(7)	(3)	—	(3)	(42)	2	(51)	(91)
Current income taxes	(2)	(2)	(4)	—	—	—	(8)	—	(10)	(18)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(2)	—	(2)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—	—	(112)	(112)

Funds From Operations	89	39	19	1	1	3	152	—	—
Depreciation	(36)	(19)	(6)	(9)	(2)	(5)	(77)	3	(54)	(128)
Unrealized foreign exchange and financial instrument gain	4	8	5	—	—	(1)	16	1	18	35
Deferred income tax recovery	(11)	2	(1)	1	—	—	(9)	—	(1)	(10)
Other	(3)	(4)	—	—	—	—	(7)	—	1	(6)
Share of earnings from equity-accounted investments	—	—	—	—	—	—	—	(4)	—	(4)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	36	36

Net income attributable to parent company	$43	$26	$17	$(7)	$(1)	$(3)	$75	$—	$—	$75

(1)

Share of earnings from equity-investments of $1 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $76 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table provides each segment’s results in the format that management organizes its segments to make operating decisions and assess performance and reconciles our proportionate results to the condensed combined carve-out statements of income on a line by line basis by aggregating the components comprising the earnings from our investments in associates and reflecting the portion of each line item attributable to non-controlling interest for the three months ended March 31, 2019.

	Attributable to Parent Company							Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials(1)
	Hydroelectric			Wind		Storage & Other	Total
(MILLIONS)	United States	Brazil	Colombia	United States	Brazil
Revenue	$178	$65	$62	$9	$3	$17	$334	$(14)	$297	$617
Other income	2	1	—	—	—	—	3	—	1	4
Direct operating costs	(54)	(17)	(24)	(5)	(1)	(10)	(111)	5	(98)	(204)
Share of adjusted EBITDA from equity accounted investments	—	—	—	—	—	—	—	9	—	9

Adjusted EBITDA	126	49	38	4	2	7	226	—	200
Management service fees	(7)	(2)	(5)	(1)	—	—	(15)	—	—	(15)
Interest expense	(26)	(6)	(8)	(3)	(1)	(3)	(47)	3	(51)	(95)
Current income taxes	(2)	(3)	(4)	—	—	—	(9)	—	(13)	(22)
Share of interest and cash taxes from equity accounted investments	—	—	—	—	—	—	—	(3)	—	(3)
Share of Funds From Operations attributable to non-controlling interests	—	—	—	—	—	—	—	—	(136)	(136)

Funds From Operations	91	38	21	—	1	4	155	—	—
Depreciation	(36)	(22)	(5)	(8)	(2)	(6)	(79)	3	(52)	(128)
Unrealized foreign exchange and financial instrument gain	2	(1)	2	—	—	—	3	—	4	7
Deferred income tax recovery	(11)	1	(2)	1	—	—	(11)	—	(6)	(17)
Other	(1)	(1)	1	—	—	—	(1)	—	2	1
Share of earnings from equity-accounted investments	—	—	—	—	—	—	—	(3)	—	(3)
Net income attributable to non-controlling interests	—	—	—	—	—	—	—	—	52	52

Net income attributable to parent company	$45	$15	$17	$(7)	$(1)	$(2)	$67	$—	$—	$67

(1)

Share of earnings from equity-investments of $3 million is comprised of amounts found on the share of Adjusted EBITDA, share of interest and cash taxes and share of earnings lines. Net income attributable to participating non-controlling interests – in operating subsidiaries of $84 million is comprised of amounts found on Share of Funds From Operations attributable to non-controlling interests and Net Income attributable to non-controlling interests.

The following table presents information on a segmented basis about certain items in the Business’s condensed combined carve-out statements of financial position:

	Attributable to Parent Company							Contribution from equity- accounted investments	Attributable to non- controlling interests	As per IFRS financials
	Hydroelectric			Wind		Storage & Other	Total
(MILLIONS)	United States	Colombia	Brazil	United States	Brazil
As at March 31, 2020
Cash and cash equivalents	$12	$25	$14	$3	$1	$1	$56	$—	$96	$152
Property, plant and equipment	7,122	1,423	1,493	495	112	581	11,226	(512)	9,443	20,157
Total assets	7,408	1,660	1,660	510	119	619	11,976	(208)	10,329	22,097
Total borrowings	1,848	382	166	203	24	167	2,790	(168)	2,670	5,292
Other liabilities	1,458	414	122	101	3	47	2,145	(39)	1,424	3,530
For the period ended March 31, 2020
Additions to property, plant and equipment	6	1	8	—	—	3	18	(2)	32	48
As at December 31, 2019
Cash and cash equivalents	$6	10	$7	$2	$1	$1	$27	$(1)	$41	$67
Property, plant and equipment	7,136	1,773	1,938	504	145	596	12,092	(520)	10,734	22,306
Total assets	7,426	2,145	2,017	517	155	633	12,893	(208)	11,653	24,338
Total borrowings	1,850	449	207	206	32	174	2,918	(168)	2,911	5,661
Other liabilities	1,395	527	161	103	2	40	2,228	(40)	1,747	3,935
For the period ended March 31, 2019
Additions to property, plant and equipment	8	—	5	—	—	3	16	—	16	32

Geographical Information

The following table presents consolidated revenue split by geographical region for the three months ended March 31:

	Three months ended March 31
(MILLIONS)	2020	2019
United States	$271	$274
Colombia	247	257
Brazil	78	86

	$596	$617

The following table presents consolidated property, plant and equipment and equity-accounted investments split by geographical region:

(MILLIONS)	March 31, 2020	December 31, 2019
United States	$12,353	$12,394
Colombia	5,909	7,353
Brazil	2,234	2,907

	$20,496	$22,654

5. INCOME TAXES

The Business’s effective income tax rate for the three months ended March 31, 2020 was 16% (2019: 21%). The effective tax rate differs from the statutory rate primarily due to rate differentials and non-controlling interests’ income not subject to tax.

6. PROPERTY, PLANT AND EQUIPMENT

The following table presents a reconciliation of property, plant and equipment at fair value:

(MILLIONS)	Notes	Hydroelectric	Wind	Storage & other(1)	Total(2)
As at December 31, 2019		$20,774	$1,299	$233	$22,306
Additions		21	—	27	48
Items recognized through OCI
Foreign exchange		(1,945)	(77)	(47)	(2,069)
Items recognized through net income
Depreciation		(104)	(20)	(4)	(128)

As at March 31, 2020(3)		$18,746	$1,202	$209	$20,157

(1)	Includes biomass, cogeneration and solar.
(2)	Includes intangible assets of $8 million (2019: $10 million) and assets under construction of $196 million (2019: $181 million).
(3)

Includes right-of-use assets not subject to revaluation of $43 million (2019: $50 million) in our hydroelectric segment, $20 million (2019: $20 million) in our wind segment and $2 million (2019: $2 million) in our other segment.

7. BORROWINGS

Non-recourse borrowings

Non-recourse borrowings are typically asset-specific, long-term, and non-recourse borrowings. Non-recourse borrowings in the United States consist of both fixed and floating interest rate debt indexed to the London Interbank Offered Rate (“LIBOR”). The Business uses interest rate swap agreements in the United States to minimize its exposure to floating interest rates. Non-recourse borrowings in Brazil consist of floating interest rates of Taxa de Juros de Longo Prazo (“TJLP”), the Brazil National Bank for Economic Development’s long-term interest rate, or Interbank Deposit Certificate rate (“CDI”), plus a margin. Non-recourse borrowings in Colombia include floating interest rates of Indicador Bancario de Referencia rate (“IBR”), the Banco Central de Colombia short-term interest rate, or Colombian Consumer Price Index (“IPC”), the Banco Central de Colombia inflation rate, plus a margin.

It is currently expected that Secured Overnight Financing Rate (“SOFR”) will replace US$ LIBOR. This change is expected to become effective prior to December 31, 2021. As at March 31, 2020, none of the Business’s floating rate borrowings have been impacted by these reforms.

The composition of non-recourse borrowings is presented in the following table:

	March 31, 2020				December 31, 2019
	Weighted-average				Weighted-average
(MILLIONS EXCEPT AS NOTED)	Interest rate (%)	Term (years)	Carrying value	Estimated fair value	Interest rate (%)	Term (years)	Carrying value	Estimated fair value
Non-recourse borrowings
Hydroelectric(1)	6.0	9	$4,817	$5,132	6.1	9	$5,153	$5,525
Wind	4.9	11	507	542	5.1	11	530	578
Storage & other	—	—	—	—	7.0	16	14	14

Total	5.9	9	$5,324	$5,674	6.1	9	$5,697	$6,117

Add: Unamortized premiums(2)			1				2
Less: Unamortized financing fees(2)			(33)				(38)
Less: Current portion			(155)				(156)

			$5,137				$5,505

(1)

Includes a lease liability of $329 million associated with a hydroelectric facility included in property, plant and equipment, at fair value, which is subject to revaluation. At the beginning of May, the Business exercised the buy out option related to this lease liability. Refer to Note 18 – Subsequent events.

(2)	Unamortized premiums and unamortized financing fees are amortized over the terms of the borrowing.

In March 2020, Brookfield Renewable completed a refinancing of COP 200 billion ($50 million). The debt, drawn in two tranches, bears interest at the applicable base rate plus an average margin of 2.36% and matures in March 2027.

8. NON-CONTROLLING INTERESTS

The net change in non-controlling interests is as follows:

(MILLIONS)	Brookfield Americas Infrastructure Fund	Brookfield Infrastructure Fund II	Brookfield Infrastructure Fund III	Brookfield Infrastructure Fund IV	Isagen institutional investors	Isagen public non- controlling interests	The Catalyst Group	Other	Total
As at December 31, 2018	$900	$1,695	$1,641	$—	$2,212	$15	$124	$26	$6,613
Net income	—	—	66	—	154	1	17	3	241
Other comprehensive income (loss)	46	114	228	—	266	2	(41)	1	616
Capital contribution	—	2	—	—	—	(2)	—	2	2
Dividends declared, return of capital and preferred share redemption	(24)	(57)	(123)	—	(259)	(1)	(11)	(7)	(482)
Other	—	2	1	—	2	(2)	—	1	4

As at December 31, 2019	$922	$1,756	$1,813	$—	$2,375	$13	$89	$26	$6,994
Net income	—	1	19	—	41	—	7	8	76
Other comprehensive income (loss)	(32)	(92)	(204)	1	(470)	(3)	—	(7)	(807)
Capital contribution	—	—	—	5	—	—	—	—	5
Dividends declared and return of capital	(2)	(11)	(17)	—	(34)	—	—	(2)	(66)
Other		—		—	1	—	—	(1)	—

As at March 31, 2020	$888	$1,654	$1,611	$6	$1,913	$10	$96	$24	$6,202

Interests held by third parties	75%-80%	43%-60%	23%-71%	75%	53%	0.4%	25%	21%-30%

9. GOODWILL

The following table provides a reconciliation of goodwill:

(MILLIONS)	Total
Balance, as at December 31, 2018	$828
Foreign exchange	(7)

Balance, as at December 31, 2019	821
Foreign exchange	(159)

Balance, as at March 31, 2020	$662

10. EQUITY-ACCOUNTED INVESTMENTS

The following are the Business’s equity-accounted investments for the three months ended March 31, 2020.

(MILLIONS)
Opening balance	$348
Share of net income	1
Dividends received	(2)
Foreign exchange translation and other	(8)

Ending balance	$339

The following table summarizes gross revenues and net income of equity-accounted investments in aggregate:

	Three months ended March 31
(MILLIONS)	2020	2019
Revenue	$24	$28
Net income	2	6
Share of net income(1)	1	3

(1)	The Business’s ownership interest is 14-50%.

The following table summarizes gross assets and liabilities of equity-accounted investments in aggregate at 100% to the Business:

(MILLIONS)	March 31, 2020	December 31, 2019
Current assets	$62	$59
Property, plant and equipment	1,026	1,043
Other assets	6	11
Current liabilities	(54)	(54)
Non-recourse borrowings	(359)	(358)
Other liabilities	(2)	(5)

11. CASH AND CASH EQUIVALENTS

The Business’s cash and cash equivalents are as follows:

(MILLIONS)	March 31, 2020	December 31, 2019
Cash	$100	$11
Short-term deposits	52	56

	$152	$67

12. RESTRICTED CASH

The Business’s restricted cash is as follows:

(MILLIONS)	March 31, 2020	December 31, 2019
Operations	$105	$84
Credit obligations	56	45
Development projects	10	15

Total	171	144
Less: non-current	(15)	(19)

Current	$156	$125

13. TRADE RECEIVABLES AND OTHER CURRENT ASSETS

The Business’s trade receivables and other current assets are as follows:

(MILLIONS)	March 31, 2020	December 31, 2019
Trade receivables	$250	$285
Prepaids and others	95	107
Other short-term receivables	18	21

	$363	$413

The Business receives payment monthly for invoiced PPA revenues and has no significant aged receivables as of the reporting date. Receivables from contracts with customers are reflected in Trade receivables.

14. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Business’s accounts payable and accrued liabilities are as follows:

(MILLIONS)	March 31, 2020	December 31, 2019
Accounts payable	$47	$66
Operating accrued liabilities	111	147
Interest payable on non-recourse borrowings	45	33
Other	57	70

	$260	$316

15. OTHER LONG-TERM LIABILITIES

The composition of the Business’s other long-term liabilities is presented in the following table:

(MILLIONS)	March 31, 2020	December 31, 2019
Pension obligations	$72	$77
Acquisition related provisions	74	65
Lease liability	59	66
Decommissioning retirement obligations	16	16
Concession payment liability	6	6
Due to related parties	1	2
Other	35	38

	$263	$270

16. COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments

In the normal course of operations, the Business will enter into agreements for the use of water, land and dams. Payment under those agreements varies with the amount of power generated. The various agreements can be renewed and are extendable up to 2089.

The Business, alongside institutional partners, entered into a commitment to invest approximately $37 million to acquire a 150 MW solar development portfolio in Brazil. The transaction is expected to close in the second quarter of 2020, subject to customary closing conditions, with the Business expected to hold a 25% interest.

Contingencies

The Business is subject to various legal proceedings, arbitrations and actions arising in the normal course of business. While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that the resolution of such proceedings and actions will not have a material impact on the Business’s financial position or results of operations.

The Business’s subsidiaries themselves have provided letters of credit, which include, but are not limited to, guarantees for debt service reserves, capital reserves, construction completion and performance.

Letters of credit issued by the Business’s subsidiaries as at March 31, 2020 were $242 million (2019: $257 million)

Guarantees

In the normal course of operations, the Business executes agreements that provide for indemnification and guarantees to third-parties of transactions such as business dispositions, capital project purchases, business acquisitions, and sales and purchases of assets and services. The Business has also agreed to indemnify its directors and certain of its officers and employees. The nature of substantially all of the indemnification undertakings prevents the Business from making a reasonable estimate of the maximum potential amount that the Business could be required to pay third parties as the agreements do not always specify a maximum amount and the amounts are dependent upon the outcome of future contingent events, the nature and likelihood of which cannot be determined at this time.

Prior to the completion of the special distribution, LATAM Holdco and Canada SubCo, each a direct and indirect wholly-owned subsidiary of the Business, will fully and unconditionally guarantee (i) medium term notes issued and payable by Brookfield Renewable Partners ULC, a finance subsidiary of Brookfield Renewable, (ii) the senior preferred shares of Brookfield Renewable Power Preferred Equity Inc., (iii) certain preferred units of Brookfield Renewable, and (iv) the obligations of Brookfield Renewable under its bilateral credit facilities.

17. RELATED PARTY TRANSACTIONS

The Business’s related party transactions are recorded at the exchange amount. The Business`s related party transactions are primarily with Brookfield Renewable and Brookfield Asset Management.

Since inception, our parent company has had a management agreement (the “Master Services Agreement”) with certain service providers (the “Service Provider”), which are wholly-owned subsidiaries of Brookfield Asset Management. The Master Services Agreement will be amended in connection with the completion of the special distribution to include BEPC as a service recipient.

The following table reflects the related party agreements and transactions in the unaudited interim condensed combined carve-out statements of income:

	Three months ended March 31
(MILLIONS)	2020	2019
Revenues
Power purchase and revenue agreements	$126	$105
Direct operating costs
Energy purchases	$(3)	$(2)
Energy marketing & other services	(6)	(9)
Insurance expense(1)	(5)	(5)

	$(14)	$(16)
Management service costs
Management services agreement	$(20)	$(15)

(1)

Insurance services are paid to a subsidiary of Brookfield Asset Management that brokers external insurance providers on behalf of the Business. The fees paid to the subsidiary of Brookfield Asset Management for the three months ended March 31, 2020 and 2019 were less than $1 million.

18. SUBSEQUENT EVENTS

At the beginning of May, the Business exercised the option to buy out the lease on its 192 MW hydroelectric facility in Louisiana for $560 million ($420 million net to the Business). The transaction is expected to close in 2020.

CONSOLIDATED FINANCIAL STATEMENTS OF

BROOKFIELD RENEWABLE CORPORATION

As at and for the period ended December 31, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Brookfield Renewable Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statement of financial position of Brookfield Renewable Corporation (the “Company”) as of December 31, 2019, the related consolidated statements of changes in equity and cash flows for the period from September 9, 2019 (“inception”) to December 31, 2019 and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2019, and its cash flows for the period from inception to December 31, 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2019.

Toronto, Canada

April 21, 2020

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT DECEMBER 31, (U.S.)	2019
Assets
Cash	$100

Equity
Common shares	$100

The accompanying notes are an integral part of these financial statements

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD ENDED DECEMBER 31, (U.S.)	Total shareholders’ capital
Opening balance, as at September 9, 2019	$—
Common shares issued	100

Balance, as at December 31, 2019	$100

The accompanying notes are an integral part of these financial statements

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD ENDED DECEMBER 31 (U.S.)	2019
Operating Activities
Net income	$—

Financing Activities
Capital contributions from parent company	100

Cash and cash equivalents
Increase (decrease)	100
Balance, beginning of period	—

Balance, end of period	$100

The accompanying notes are an integral part of these financial statements

BROOKFIELD RENEWABLE CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Brookfield Renewable Corporation (our “company”) is a Canadian corporation incorporated on September 9, 2019 under, and governed by, the laws of the British Columbia, Canada. Our company is a subsidiary of Brookfield Renewable Partners L.P. (the “partnership”), which we also refer to as the parent company. Our company was established by the partnership to be an alternative investment vehicle for investors who prefer owning our operations through a subsidiary. The partnership indirectly contributed $100.

Our company head office is located at 250 Vesey Street, New York, NY, United States.

The financial statements were approved by the Board of Directors of our company and authorized for issue on April 21, 2020.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Statement of Compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Separate Statements of Operating Results have not been presented as there have been no activities for our company since incorporation.

(b) Cash

Cash includes cash on hand.

(c) Financial Instruments

Our company classifies cash as amortized cost. The Business assesses if there have been significant increases in credit risk since initial recognition to determine whether lifetime or 12-month expected credit losses should be recognized. Any related loss allowances are recorded through profit or loss.

(d) Critical Accounting Judgments and Key Sources of Estimation Uncertainty

The preparation of consolidated financial statements requires management to make critical judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses that are not readily apparent from other sources, during the reporting period. These estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Critical judgments and estimates made by management and utilized in the normal course of preparing our company’s financial statements are outlined below.

(i) Common control transactions

IFRS 3 (2008) Business Combinations does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, our company has developed a policy to account for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. Our company’s policy is to record assets and liabilities recognized as a result of transactions between entities under common control at the carrying value on the transferor’s financial statements, and to have the combined carve-out statements of financial position, operating results, changes in equity and cash flows reflect the results of combining entities for all periods presented for which the entities were under the transferor’s common control, irrespective of when the combination takes place.

3. CAPITAL STRUCTURE

As at December 31, 2019, one common share was issued and outstanding for $100. Our company is authorized to issue an unlimited number of common shares. During 2019, our company incorporated BEP Subco Inc. There were no other activities in the subsidiaries of our company. As at December 31, 2019, our company wholly-owns BEP Subco Inc. and consolidates this entity.

4. SUBSEQUENT EVENTS

On March 16, 2020, our company, the partnership, 2252876 Alberta ULC, TerraForm Power, Inc. (“TerraForm”) and TerraForm Power NY Holdings, Inc. entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”), pursuant to which, our company and the partnership have agreed to acquire all of the outstanding shares of Class A common stock of TerraForm Power not currently held by the partnership and its affiliates (the “Proposed Transaction”). The partnership and its affiliates currently own an approximate 62% interest in TerraForm Power. Pursuant to the Proposed Transaction, holders of shares of Class A common stock of TerraForm Power not owned by the partnership or its affiliates would be entitled to receive 0.381 of a Class A exchangeable shares of our company or, at the election of such holder, 0.381 of a limited partnership unit of the partnership, in each case as further adjusted to prevent dilution in accordance with the terms of the Reorganization Agreement plus cash in lieu of fractional shares or units, as applicable. The transaction has received approval from the special committee of TerraForm Power. The Proposed Transaction remains subject to the approval of a majority of TerraForm Power’s stockholders not affiliated with the partnership and other customary approvals and there can be no assurance that the Proposed Transaction will be consummated. The Proposed Transaction is expected to close in the third quarter of 2020.

Given the ongoing and dynamic nature of the circumstances surrounding COVID-19, it is difficult to predict how significant the impact of COVID-19, including any responses to it, will be on the global economy and the business of our company or for how long any disruptions are likely to continue. The extent of such impact will depend on future developments, which are highly uncertain, rapidly evolving and difficult to predict, including new information which may emerge concerning the severity of COVID-19 and additional actions which may be taken to contain COVID-19. Such developments could have an adverse effect on our assets, liabilities, business, financial condition, results of operations and cash flow.

CONSOLIDATED CONDENSED FINANCIAL STATEMENTS OF

BROOKFIELD RENEWABLE CORPORATION

For the three months ended March 31, 2020

and as of March 31, 2020 and December 31, 2019

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL POSITION

(U.S.)	March 31, 2020	December 31, 2019
Assets
Cash	$100	$100

Equity
Common shares	$100	$100

The accompanying notes are an integral part of these interim consolidated condensed financial statements

BROOKFIELD RENEWABLE CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN EQUITY

(U.S.)	Total shareholders’ capital
Opening balance, as at September 9, 2019	$—
Common shares issued	100

Balance, as at December 31, 2019	$100

Balance, as at March 31, 2020	$100

The accompanying notes are an integral part of these interim consolidated condensed financial statements

BROOKFIELD RENEWABLE CORPORATION

NOTES TO THE UNAUDITED INTERIM CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. ORGANIZATION

Brookfield Renewable Corporation (our “company”) is a Canadian corporation incorporated on September 9, 2019 under, and governed by, the laws of the British Columbia, Canada. Our company is a subsidiary of Brookfield Renewable Partners L.P. (the “partnership”), which we also refer to as the parent company. Our company was established by the partnership to be an alternative investment vehicle for investors who prefer owning our operations through a subsidiary. The partnership indirectly contributed $100.

Our company head office is located at 250 Vesey Street, New York, NY, United States.

The financial statements were approved by the Board of Directors of our company and authorized for issue on June 3, 2020.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting. Accordingly, certain information and footnote disclosures normally included in the annual audited consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), have been omitted or condensed. Separate Statements of Operating Results have not been presented as there have been no activities for our company since incorporation. Separate Statements of Cash Flows have not been presented as there have been no activities for the company for the three months ended March 31, 2020.

These interim consolidated financial statements should be read in conjunction with our company’s December 31, 2019 audited consolidated condensed financial statements. The interim consolidated financial statements have been prepared on a basis consistent with the accounting policies disclosed in the December 31, 2019 audited consolidated condensed financial statements.

Class A Exchangeable Subordinate Voting Shares of Brookfield Renewable Corporation

Limited Partnership Units of Brookfield Renewable Partners L.P.

(issuable or deliverable upon exchange, redemption or acquisition of Class A Exchangeable Subordinate Voting Shares)

Prospectus dated June 29, 2020

Until July 24, 2020, all dealers that effect transactions in the BEPC exchangeable shares whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.